Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of November 10, 2017 (as amended, supplemented or otherwise modified in accordance herewith, this “Support Agreement”) by each of (i) (a) Global Brokerage, Inc., a Delaware corporation (“GLBR”), and (b) Global Brokerage Holdings, LLC, a Delaware limited liability company (“Holdco” and collectively with GLBR, the “Company Parties” and each a “Company Party”), (ii) FXCM Group, LLC, a Delaware limited liability company (“Group”); (iii) the undersigned beneficial holders, or investment advisors to beneficial holders (on behalf of such beneficial holders) of Existing GLBR Notes (as defined below) issued pursuant to the Existing GLBR Notes Indenture (as defined below) (the “Consenting Noteholders”); (iv) LUK-FX Holdings, LLC, a Delaware limited liability company, in its capacity as a member of Group (“Leucadia”) and in its capacity as lender under the Leucadia Credit Agreement (as defined below) (the “Leucadia Group Lender”) and Leucadia National Corporation, as administrative agent under the Leucadia Credit Agreement (together with the Leucadia Group Lender, the “Group Lender”), in each case with respect to a restructuring of GLBR’s outstanding obligations under the Existing GLBR Notes (as defined below) and, with certain exceptions, all other claims (as defined in section 101(5) of the Bankruptcy Code) among the parties held by each of the Consenting Noteholders, Group, Leucadia and the Group Lender against the Company Parties (the “Restructuring”) as contemplated by the term sheet attached hereto as Exhibit A (the “Term Sheet”). Each party to this Support Agreement may be referred to as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Sheet, which Term Sheet is expressly incorporated by reference herein and made a part of this Support Agreement as if fully set forth herein. Notwithstanding the foregoing, if there is a conflict between any term in the Definitive Documents (as defined below) and the Term Sheet, the terms of the Definitive Documents will control.

RECITALS

WHEREAS, GLBR has issued and outstanding as of the date hereof $172,500,000.00 principal amount of 2.25% Convertible Senior Notes due 2018 (the “Existing GLBR Notes”) pursuant to that certain Indenture, dated as of June 3, 2013 (the “Existing GLBR Notes Indenture”), among GLBR, as issuer and The Bank of New York Mellon, as trustee (the “GLBR Notes Trustee”);

WHEREAS, each of Holdco and Group is party to that certain Amended and Restated Credit Agreement, dated as of January 24, 2015, as amended through the date hereof (the “Leucadia Credit Agreement”), by and among Holdco, Group, the Leucadia Group Lender, and Leucadia National Corporation, as administrative agent, and certain agreements related thereto (the “Leucadia Debt Documents”);

WHEREAS, the Parties have engaged in arms’ length, good-faith discussions with respect to a potential restructuring of the Existing GLBR Notes;

WHEREAS, as a result of the discussions between the Parties, the Parties have reached agreement and desire to implement a restructuring of the Existing GLBR Notes, and related transaction steps, through a pre-packaged chapter 11 plan of reorganization (the “Plan”) for GLBR consummated through a voluntary reorganization case (the “Chapter 11 Case”) pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to be filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), each upon the terms and conditions set forth in this Support Agreement and the Term Sheet; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Support Agreement and the Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties to this Support Agreement, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Proposed Restructuring.

1.1          The Restructuring.

(a)          The Restructuring will be implemented pursuant to the following documentation (collectively, the “Transaction Documents”),

(i) the following agreements necessary to effectuate the issuance of and evidence the New Notes (as defined in the Term Sheet):

1.     indenture governing the New Notes (the “Indenture”) and the New Notes in the form attached as Exhibit D to the Plan;

2.     the Security Documents, the Guarantee, and the Holdings Notes (each as defined in the Indenture);

(ii) Fourth Amended and Restated Limited Liability Company Agreement of FXCM Holdings, LLC, in the form attached as Exhibit B to the Plan;

(iii) Second Amended and Restated Limited Liability Company Agreement of FXCM Group, LLC, in the form attached as Exhibit A to the Plan;

(iv) Second Amended and Restated Credit Agreement by and among Holdco and Group, as borrowers, the Leucadia Group Lender, as lender, and Leucadia National Corporation, as administrative agent, in the form attached as Exhibit E to the Plan;

(v) Intercreditor Agreement between Leucadia National Corporation, as Senior Priority Agent, and the indenture trustee and collateral trustee named therein, as Junior Priority Agent, and acknowledged by each of the Company Parties, in the form attached as Exhibit C to the Plan; and

(vi) legal opinions of counsel to the Company Parties addressed to the Consenting Noteholders customarily delivered in respect of a secured debt financing in respect of Transaction Documents satisfying clause (i) of the definition thereof, and (2) further opinion on, inter alia, the due authorization, execution and delivery, enforceability, and validity of the Transaction Documents satisfying clause (ii) of the definition thereof;

(vii) the release (the “Release”) set forth on Exhibit B attached hereto; and

(viii) such other definitive documentation as contemplated by this Support Agreement or the Term Sheet, as applicable.

Any Transaction Documents not attached hereto shall be consistent with this Support Agreement and the Term Sheet and shall be in form and substance reasonably acceptable to the Parties; provided however, that all opinions satisfying clause (vi) of the definition of Transaction Documents shall be in form and substance acceptable to the Required Consenting Noteholders in their reasonable discretion.

1.2         The Chapter 11 Case.

(a)	To effectuate the Restructuring and the Chapter 11 Case, GLBR shall solicit the holders of the Existing GLBR Notes prior to the Petition Date (as defined below) for their approval of the Plan. The Plan and the related documents (collectively, including, without limitation, the documents set forth in this Section 1.2(a), the “Plan Documents”), are as follows, (i) the Plan, a copy of which is attached as an exhibit to the Disclosure Statement (as defined below), (ii) the disclosure statement describing the Plan, a copy of which is attached hereto as Exhibit C (the “Disclosure Statement”), (iii) the ballots and other materials (the “Solicitation Materials”) related to the solicitation of votes for the Plan pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Chapter 11 Solicitation”), and (v) any other material agreements, instruments, petitions, motions, pleadings, orders and/or documents that are filed by the Company Parties in connection with the Plan and Disclosure Statement or the Chapter 11 Case, including, but not limited to, (A) a proposed confirmation order approving the Plan and Disclosure Statement (the “Confirmation Order”), (B) any appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement including, but not limited to, the plan supplement (the “Plan Supplement”)1, (C) any “first day” motions, and, (D) a motion (the “RSA Assumption Motion”) seeking approval of the Bankruptcy

1 The Plan Supplement shall include the compilation of documents and forms of documents, schedules and exhibits, in each case, in a form reasonably satisfactory to Leucadia and the Required Consenting Noteholders, to be filed five (5) calendar days prior to the confirmation hearing, as amended, modified or supplemented from time to time in accordance with the terms of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, comprising, as applicable, without limitation, any Transaction Documents not filed with the Plan or Disclosure Statement (the “Plan Supplement Transaction Documents”).

Court for the Company Parties to assume this Support Agreement and the order (the “RSA Assumption Order”) approving such motion. The Plan Documents and the Transaction Documents are collectively referred to herein as the “Definitive Documents.” To the extent not attached hereto, the Plan, each of the other Plan Documents, and the other motions, applications, or other documents contemplated by Section 1.2(c) shall be in form and substance consistent with the Term Sheet and the documents attached hereto and otherwise reasonably satisfactory to the Parties, provided, however, that without the consent of the Required Consenting Noteholders, under no circumstances shall the Plan fail to provide that or the Confirmation Order fail to direct and provide that: (1) the New Notes shall be issued by GLBR, (2) the securities registration exemption of Section 1145(a) of the Bankruptcy Code shall be applicable to the guarantee of the New Notes by Holdco, (3) GLBR shall duly execute and deliver all Transaction Documents to which GLBR is party and take all necessary steps to give effect to and make legal, valid, and binding such Transaction Documents, and (4) GLBR, in its capacity as sole managing member of Holdco, shall cause Holdco to (w) issue its Guarantee (as defined in the Indenture), (x) execute and deliver the Transaction Documents to which Holdco is party, and (y) take all necessary steps make legal, valid, and binding such Transaction Documents and give effect to the Noteholder Protections (as defined in the Term Sheet).

(b)	If GLBR shall have received votes in favor of the Plan from the holders of the Existing GLBR Notes sufficient to satisfy the requirements of section 1126(c) of the Bankruptcy Code (the “Plan Approval”), the Company Parties will effectuate the Restructuring by commencing, in accordance with the terms of this Support Agreement and the Term Sheet, the Chapter 11 Case, which shall include filing, on the Petition Date; (i) the RSA Assumption Motion, (ii) a scheduling motion setting a hearing date to confirm the Plan, and (iii) such other “first day” motions approved by the Parties.

(c)	GLBR shall provide to Leucadia’s and the Consenting Noteholders’ legal counsel drafts of all motions or applications, including proposed orders, and other documents that GLBR expects to file with the Bankruptcy Court as soon as reasonably practicable, but not less than three (3) business days before the date when GLBR expects to file any such motion, application or document, including, for the avoidance of doubt, all first day motions and orders; provided, however, that in the event that three (3) business days’ notice is impossible or impracticable under the circumstances, GLBR shall provide draft copies of any motions, applications, including proposed orders and any other documents GLBR expects to file with the Bankruptcy Court to Leucadia’s and the Consenting Noteholders’ legal counsel as soon as practicable, but no less than one (1) business day before the date when GLBR expects to file any such motion, application or document. GLBR shall notify Leucadia’s and the Consenting Noteholders’ legal counsel telephonically or by electronic mail to advise them of the documents to be filed and the facts that make the provision of advance copies not less than three (3) business days before submission impossible or impracticable.

(d)	The obligations of the Parties to consummate the Plan shall be conditioned upon the satisfaction of the conditions contained in the Plan, which conditions may be waived by the mutual agreement of each of the Company Parties, Leucadia, Group, the Group Lender and the Required Consenting Noteholders, in each case in their sole discretion. Without limiting the generality of the foregoing, the obligations of the Parties to effectuate the Restructuring through the Chapter 11 Case and confirmation and consummation of the Plan shall be conditioned upon the occurrence of the following events, which conditions may be waived by mutual agreement of each of the Company Parties, Leucadia, Group, the Group Lender and the Required Consenting Noteholders, in each case in their sole discretion:

(i)	each of the Definitive Documents that by its terms is to be effective contemporaneously with or prior to the Plan Effective Date (as defined below) shall be in full force and effect;

(ii)	GLBR shall have received votes in favor of the Plan from the holders of the Existing GLBR Notes in the Chapter 11 Solicitation sufficient to have received Plan Approval and the Bankruptcy Court shall have entered the Confirmation Order;

(iii)	GLBR shall timely pay the Restructuring Expenses as defined and set forth in Section 1.4 of this Support Agreement;

(iv)	(x) within one (1) business day following the execution of this Support Agreement, and (y) prior to or concurrently with the commencement of the Chapter 11 Case, the Company Parties shall have disclosed all “Material, Non-Public Information” as provided in Section 8 of each of the non-disclosure agreements executed by the Consenting Noteholders and GLBR (the “Non-Disclosure Agreements”);

(v)	the legal opinions deliverable in respect of the Transaction Documents pursuant to Section 1.1(a)(vi) shall be delivered prior to or contemporaneously with the consummation of the Plan;

(vi)	the New Notes shall be issued contemporaneously with the consummation of the Plan; and

(vii)	this Support Agreement shall not have been terminated.

1.3       Support of the Restructuring, Term Sheet and Definitive Documents.

(a)	Obligations of the Company Parties. Until the Termination Date (as defined below), each Company Party, jointly and severally, agrees to use reasonable best efforts to support and consummate the Restructuring contemplated under this Support Agreement and the Term Sheet, including (i) with respect to GLBR, the solicitation of acceptances from the holders of the Existing GLBR Notes in connection with the Plan; (ii) with respect to GLBR, to commence the Chapter 11 Case in the manner described herein; (iii) with respect to the Company Parties, to consummate the distribution of the New Notes and the Guarantee (as defined in the Indenture) thereof in accordance with the Plan; (iv) with respect to GLBR, on the Petition Date, (x) to file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions, (y) to file and seek approval of the RSA Assumption Motion; and (z) to file with the Bankruptcy Court and seek approval of the Plan and Disclosure Statement; (v) with respect to each Company Party, to support and consummate the restructuring transactions contemplated under this Support Agreement, the Plan and the Term Sheet; (vi) with respect to each Company Party, except as expressly permitted in Section 3 hereof, not to, directly or indirectly, take any action or omit from taking any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring or the transactions embodied in the Term Sheet, or the Plan, including, but not limited to, (x) pursuit of approval or consummation of Definitive Documents other than those approved by the Parties in accordance with Section 1.1(a) and 1.2(a) above (“Approved Definitive Documents”), or (y) soliciting, or causing or allowing any of its agents or representatives to solicit, encourage or initiate, any offer or proposal from, or entering into any agreement with, any person or entity concerning any actual or proposed chapter 11 plan or restructuring transaction other than the Restructuring, or filing any pleading or document with respect to, or proposing, joining in, or participating in the formation of, any actual or proposed chapter 11 plan or restructuring transaction other than the Restructuring, including, without limitation, (aa) any chapter 11 plan, reorganization, restructuring, or liquidation involving any of the Company Parties, (bb) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of any of the Company Parties, or (cc) a merger, sale, consolidation, business combination, recapitalization, refinancing, share exchange, rights offering, debt offering, equity investment, or similar transaction (including the sale of all or substantially all of the assets of the Company Parties whether through one or more transactions) involving any of the Company Parties (any of the transactions described in subparts (aa), (bb), or (cc), an “Alternative Transaction”) and to promptly provide copies of any such offer or proposal relating to an Alternative Transaction to legal counsel to each of Leucadia and the Consenting Noteholders; (vii) with respect to each Company Party, not to take any action or make any filing or commence any action challenging the validity, enforceability, or otherwise seeking to restrict the rights of (xx) holders of the Existing GLBR Notes or (yy) Leucadia or Group Lender and (viii) with respect to each Company Party, if requested by any Party hereto, upon consummation of the Plan, execute and deliver the Release.

(b)	Negative Covenants. The Company Parties agree that, from the date of execution of this Support Agreement until the Termination Date, they shall not, without prior written consent of Leucadia, the Group Lender, and the Required Consenting Noteholders do or permit to occur any of the following:

(i)	file any motion or pleading or other Definitive Document with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any material respect with this Support Agreement, the Term Sheet, or the Plan;

(ii)	move for an order from the Bankruptcy Court authorizing or directing the rejection of a material executory contract (including, without limitation, any employment agreement or employee benefit plan) or unexpired lease other than with the consent of the Parties;

(iii)	directly assert or support any assertion by any third party that, prior to issuing any termination notice pursuant to Section 2.4, any Party shall be required to obtain relief from the automatic stay under section 362 of the Bankruptcy Code (and hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice);

(iv)	issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of any equity interests of the Company Parties, including, without limitation, capital stock, limited liability company interests or partnership interests;

(v)	amend the respective certificate or articles of incorporation, bylaws or comparable organizational documents of the Company Parties;

(vi)	except as contemplated by this Support Agreement, the Term Sheet or the Plan, (a) split, combine or reclassify any outstanding shares of the capital stock or other equity interests of the Company Parties, (b) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of the equity interests of GLBR, or (c) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of the equity interests of Holdco to any recipient other than to GLBR;

(vii)	redeem, purchase or acquire or offer to acquire any of the equity interests of the Company Parties, including, without limitation, capital stock, limited liability company interests or partnership interests;

(viii)	acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) (A) any corporation, partnership, limited liability company, joint venture or other business organization or division or (B) assets of the Company Parties, other than in the ordinary course of business consistent with past practices and in no event in excess of $100,000, individually or in aggregate;

(ix)	incur any capital expenditures other than in the ordinary course of business and in amounts consistent with historical business practices;

(x)	incur or suffer to exist any indebtedness, other than indebtedness (1) existing and outstanding as of the date hereof, or (2) authorized by “first day orders” entered by the Bankruptcy Court;

(xi)	incur or suffer to exist any liens or security interests other than choate or inchoate liens or security interests existing and outstanding as of the date hereof or arising in the ordinary course of the Company Parties’ business;

(xii)	with respect to GLBR, enter into any commitment or agreement with respect to debtor-in-possession financing or the use of cash collateral;

(xiii)	hire any executive or employee whose total annual compensation is greater than $100,000 or increase the compensation for any executive or employee whose total annual compensation is greater than $100,000 in the aggregate; or

(xiv)	allow or settle claims or any pending litigation not otherwise insured under the Company Parties’ or Group’s insurance policies and paid for by the Company’s applicable insurance carrier for more than $50,000 per claim individually, or $200,000 in the aggregate.

(c)	Obligations of Consenting Noteholders. Until the Termination Date, each Consenting Noteholder, severally and not jointly, in its capacity as a holder of, or investment advisor to, with power and authority to bind, beneficial holders of Existing GLBR Notes and/or with respect to any Note Claims (defined below) that may be subsequently acquired, hereby agrees to: (i) use reasonable best efforts to support and consummate the Restructuring contemplated by the Term Sheet and all of the transactions contemplated herein and therein, including, the filing of the Chapter 11 Case; (ii) when solicited, and subject to the acknowledgements set forth in Section 7 hereof, timely cause to be voted all claims for which such Consenting Noteholder has the power directly or indirectly to vote in favor of the Plan and will not change, revoke, or otherwise modify such vote; (iii) consistent with applicable law and as set forth in the Term Sheet, consent to any third-party releases set forth in the Plan; (iv) if requested by any party hereto, upon consummation of the Plan, execute and deliver the Release; (v) not pursue, propose, support, or encourage the pursuit, proposal, or support of any chapter 11 plan or other restructuring or reorganization for or the liquidation of any Company Party or object to, or support any other person’s efforts to oppose or object to, in each case, directly or indirectly, confirmation of the Plan, the Restructuring or any of the transactions contemplated herein; (vi) not object to, or not support any other person’s efforts to oppose or object to (as applicable) the RSA Assumption Motion and entry of the RSA Assumption Order; (vii) not object to the “first day” motions or any other motions that are not inconsistent with this Support Agreement and the Term Sheet filed by GLBR in furtherance of the Restructuring; (viii) take any action or refrain from taking any action that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring or the Plan, or that is otherwise materially inconsistent with the terms of this Support Agreement and the Term Sheet or any of the transactions contemplated herein; (ix) use its commercially reasonable efforts to support any reasonable and necessary amendment, waiver, supplement or other modification of this Support Agreement and the Definitive Documents as may be necessary in the course of acceptance and implementation of the Restructuring that does not change the treatment of the claims of the holders of Existing GLBR Notes or the material terms of the Plan Documents or Transaction Documents, including the Plan; and (x) not, directly or indirectly, propose, support, solicit, encourage, initiate or participate in either (xi) pursuit of approval or consummation of pleadings or documents other than Approved Definitive Documents, or (y) any offer or proposal from, or enter into any agreement with, any person or entity concerning any actual or proposed Alternative Transaction. Notwithstanding anything else in this Support Agreement, in the event of a termination of this Support Agreement other than as a result of a Company Termination Event pursuant to Section 2.2(a), each Consenting Noteholder shall have the right to withdraw any consent, tender, agreement or vote in support of the Restructuring and its agreement not to object in its sole and absolute discretion and the Company Parties agree that they shall not oppose such withdrawal or revocation.

(d)	Obligations of Leucadia, the Group Lender and Group. Until the Termination Date, each of Leucadia, the Group Lender and Group, severally and not jointly, hereby agrees to: (i) use commercially reasonable efforts to support and consummate the Restructuring contemplated by the Term Sheet and all of the transactions contemplated herein and therein, including, the filing of the Chapter 11 Case; (ii) consent to any third-party releases set forth in the Plan and consistent with the Term Sheet; and (iii) if requested by any party hereto, upon consummation of the Plan, execute and deliver the Release; (iv) not pursue, propose, support, or encourage the pursuit, proposal, or support of any chapter 11 plan or other restructuring or reorganization for or the liquidation of any Company Party or object to, or support any other person’s efforts to oppose or object to, in each case, directly or indirectly, confirmation of the Plan, the Restructuring or any of the transactions contemplated herein; (v) not object to, or not support any other person’s efforts to oppose or object to (as applicable) the RSA Assumption Motion and entry of the RSA Assumption Order; (vi) not object to the “first day” motions or any other motions that are not inconsistent with this Support Agreement and the Term Sheet filed by GLBR in furtherance of the Restructuring; (vii) take any action or refrain from taking any action which action or inaction that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring or the Plan, or that is otherwise materially inconsistent with the terms of this Support Agreement and the Term Sheet or any of the transactions contemplated herein; (viii) use its commercially reasonable efforts to support any reasonable and necessary amendment, waiver, supplement or other modification of this Support Agreement and the Definitive Documents as may be necessary in the course of acceptance and implementation of the Restructuring that does not change the treatment of the claims of Leucadia, the Group Lender and/or Group or the material terms of the Plan Documents or Transaction Documents, including the Plan; and (ix) not, directly or indirectly, propose, support, solicit, encourage, initiate or participate in either (x) pursuit of approval or consummation of pleadings or documents other than Approved Definitive Documents, or (y) any offer or proposal from, or enter into any agreement with, any person or entity concerning any actual or proposed Alternative Transaction. Notwithstanding anything else in this Support Agreement, in the event of a termination of this Support Agreement other than as a result of a Company Termination Event pursuant to Section 2.2(b), Leucadia, Group Lender and Group shall have the right to withdraw any consent, tender, agreement or vote in support of the Restructuring and its agreement not to object in its sole and absolute discretion and the Company Parties agree that they shall not oppose such withdrawal or revocation.

(e)	Forbearance. Until the occurrence of the Termination Date as set forth in Section 2, (i) the Consenting Noteholders agree (A) not to accelerate under the Existing GLBR Notes Indenture, (B) to direct the GLBR Notes Trustee not to accelerate the Existing GLBR Notes, and (C) not to instruct the GLBR Notes Trustee to exercise remedies under the Existing GLBR Notes Indenture, and (ii) with respect to rights or remedies that may arise or vest as a result of the Parties’ pursuit of the Restructuring, (y) the Group Lender agrees not to accelerate or exercise any other remedies under the Leucadia Credit Agreement or any other Leucadia Debt Documents, and, the Group Lender, agrees not to direct the administrative agent under the Leucadia Credit Agreement to accelerate or exercise any other remedies under the Leucadia Credit Agreement or any other Leucadia Debt Documents, and (z) each of Leucadia, Holdco and Group agree not to exercise any remedy under that certain Amended and Restated Limited Liability Company Agreement of Group, dated as of September 1, 2016, as amended through the date hereof, by and among Holdco, Group, Leucadia, GLBR and the other member parties thereto (the “Group LLC Agreement”) or the general corporate laws of the State of Delaware with respect to the Group LLC Agreement.

(f)	Additional Obligations of Each of the Parties. Until the Termination Date, each of the Parties agrees, severally and not jointly, to negotiate in good faith each of the Definitive Documents, to the extent that a form of such Definitive Document is not attached hereto.

(g)	Nothing in this Support Agreement shall (i) be construed to prohibit any Party from contesting whether any matter or action is a breach of, or is inconsistent with, this Support Agreement, the Approved Definitive Documents attached hereto or the Term Sheet, (ii) be construed to prohibit any Party from appearing as a party-in-interest in any manner to be adjudicated in the Chapter 11 Case so long as, from the Support Agreement Effective Date (as defined below) until the occurrence of a Termination Event (as defined below) applicable to such Party, such appearance and the positions advocated in connection therewith are not for the purpose of hindering, delaying, or preventing the consummation of the transactions contemplated by this Support Agreement and the Term Sheet and are not inconsistent with this Support Agreement or (iii) impair or waive the rights of any Party to (x) assert or raise any objection permitted under this Support Agreement in the Chapter 11 Case or (y) prevent such Party from enforcing this Support Agreement against any other Party.

(h)	The Company Parties shall pay and reimburse all reasonable, documented fees and out-of-pocket expenses of Vinson & Elkins LLP, as legal counsel to the Consenting Noteholders, and Centerview Partners LLC, as the financial advisor to the Consenting Noteholders when due and payable pursuant to the letter agreement dated June 5, 2017 by and between GLBR and Vinson & Elkins LLP and the letter agreement dated May 18, 2017 by and between GLBR and Centerview Partners LLC (collectively, the “Fee Letters”) and in any event on or prior to the effective date of the Plan (the “Plan Effective Date”).

(i)	The Parties agree that this Support Agreement does not constitute a commitment to, nor shall it obligate any of the Consenting Noteholders to, provide any new financing or credit support. The Parties further agree that this Support Agreement does not constitute a commitment to, nor shall it obligate Leucadia or the Group Lender to, provide any new financing or credit support.

1.4          Funding of Restructuring Expenses.

The Parties hereto agree that Group shall pay to Holdco on one or more occasions amounts not to exceed an amount that equals $5 million minus any Payments (as defined in the consent and waiver, dated as of May 8, 2017, by and among Leucadia, GLBR, Holdco, Group and the other parties thereto (the “Restructuring Consent”)) paid by Group to Holdco pursuant to the Restructuring Consent prior to the date hereof, in the aggregate (the “Initial Restructuring Payments”), solely to enable Holdco to pay the amount of such Initial Restructuring Payments to GLBR to enable GLBR to pay fees and expenses of legal and financial advisors engaged by GLBR or related expenses in connection with the contemplated restructuring of the Existing GLBR Notes and related transactions (including, for the avoidance of doubt, GLBR’s obligations under the Fee Letters and premiums under its D&O Insurance policies) (collectively, the “Restructuring Expenses”). Pursuant to Section 6.4(b) of the Group LLC Agreement, any Initial Restructuring Payments paid by Group to Holdco are Restricted Payments (as defined in the Group LLC Agreement) and therefore entitle Leucadia to receive an amount of cash approximately equal to such distribution pursuant to Section 6.4(b) of the Group LLC Agreement. The Parties hereto agree that, in lieu of Group paying to Leucadia such amounts in cash pursuant to Section 6.4(b) of the Group LLC Agreement, such cash shall be retained by and loaned to Group and the amount thereof shall increase the principal amount of Loans (as defined in the Leucadia Credit Agreement) outstanding under the Leucadia Credit Agreement in an amount equal to the amount of such Initial Restructuring Payments.

Each of the Members (as defined in the Group LLC Agreement) consents to waive, and hereby waives, compliance with Section 6.4(b) of the Group LLC Agreement, solely to the extent necessary to permit the Initial Restructuring Payments and accompanying Loan increases to be made prior to the earlier of (i) January 31, 2018 and (ii) the payment of all outstanding obligations under the Leucadia Credit Agreement. As of the date hereof, the Third Amendment to the Leucadia Credit Agreement, dated as of May 8, 2016, and that certain Consent and Waiver, dated as of May 8, 2017, among the Group Lender, Group, Holdco, GLBR and the other parties named therein, shall be of no further force and effect solely with respect to the payment, after the date hereof, of Restructuring Expenses (as defined therein).

In addition, the Parties hereto agree that Group shall pay an amount not to exceed an additional $2,000,000 in the aggregate to Holdco, solely to enable Holdco to pay the amount of such distributions to GLBR to enable GLBR to pay Restructuring Expenses (the “Additional Restructuring Payments” and, together with the Initial Restructuring Payments, the “Restructuring Payments”). After payment by Group of all Initial Restructuring Payments in accordance with the two preceding paragraphs, distributions of the Additional Restructuring Payments from Group to Holdco shall not result in any increase to the Loans outstanding under the Leucadia Credit Agreement. Each of the Members consents to waive, and hereby waives, compliance with Section 6.4(b) of the Group LLC Agreement, solely to the extent necessary to permit the Additional Restructuring Payments.

In connection with the foregoing, Leucadia hereby waives compliance with Section 7.06 (Restricted Payments) of the Leucadia Credit Agreement, solely to the extent necessary to permit Group to make the Restructuring Payments in accordance with this Section 1.4, and Leucadia hereby waives compliance with Section 12.1(d) of the Group LLC Agreement, solely insofar as such Section incorporates Section 7.06 (Restricted Payments) of the Leucadia Credit Agreement, and solely with respect to making the Restructuring Payments in accordance with this Section 1.4; provided, however, that prior to Group making any Restructuring Payment, Holdco shall have provided Leucadia with a reasonably detailed report setting forth the proposed use of the proceeds of such Restructuring Payment. This Section 1.4 relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any other rights or remedies of any parties under either the Leucadia Credit Agreement or the Group LLC Agreement and shall not be considered to create a course of dealing or to otherwise obligate in any respect any party thereto to grant any waivers under the same or similar or other circumstances in the future.

The obligations of Group to make distributions pursuant to this Section 1.4 are subject to compliance with Section 18-607 of the Delaware Limited Liability Company Act.

Section 2. Termination Events.

2.1        Consenting Creditor or Group Termination Events.

The occurrence of any of the following either shall be a “Consenting Creditor Termination Event” or a “Creditor/Group Termination Event,” as indicated:

(a)	a Creditor/Group Termination Event at 11:59 p.m. (Eastern Time) on November 16, 2017, unless GLBR shall have commenced the Chapter 11 Solicitation in accordance with applicable law;

(b)	a Creditor/Group Termination Event at 11:59 p.m. (Eastern Time) on December 18, 2017, unless GLBR shall have received votes in favor of the Plan from all classes entitled to vote to accept the Plan in the Chapter 11 Solicitation sufficient to receive Plan Approval;

(c)	a Creditor/Group Termination Event at 11:59 p.m. (Eastern Time) on December 20, 2017, unless GLBR shall have commenced the Chapter 11 Case (such filing date, the “Petition Date”);

(d)	a Creditor/Group Termination Event at January 26, 2018, or such later date to which the Required Consenting Noteholders, Leucadia, the Group Lender and Group agree in writing, unless prior thereto the Bankruptcy Court has entered the Confirmation Order;

(e)	a Creditor/Group Termination Event at February 12, 2018, or such later date to which the Required Consenting Noteholders, Leucadia, the Group Lender and Group agree in writing, unless prior thereto the Plan Effective Date has occurred;

(f)	a Creditor/Group Termination Event in the instance of any amendment or modification of the Disclosure Statement, the Plan, the Confirmation Order, or any material documents related to the Plan, notices, exhibits or appendices, or any of the Definitive Documents, or the filing of a pleading by GLBR that seeks to amend or modify any of the foregoing in a manner that is inconsistent with this Support Agreement or the Term Sheet, in each case without the consent of the Required Consenting Noteholders, Leucadia, the Group Lender and Group;

(g)	a Creditor/Group Termination Event in the instance of any order approving the Disclosure Statement, or the Confirmation Order, is (i) amended or modified without the consent of the Required Consenting Noteholders, Leucadia, the Group Lender and Group; or (ii) reversed, permanently stayed, dismissed, or vacated, each unless the Court enters a new order approving the Disclosure Statement, or a new Confirmation Order, as applicable, which order shall be in form and substance reasonably satisfactory to the Required Consenting Noteholders, Leucadia, the Group Lender and Group;

(h)	a Creditor/Group Termination Event if any order of the Bankruptcy Court (i) dismissing the Chapter 11 Case, (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code, (iv) terminating or shortening exclusivity under section 1121 of the Bankruptcy Code, or (v) vacating or modifying (y) any order granting relief sought in a “first day’ motion, or (z) the RSA Assumption Order, in a manner inconsistent with the Definitive Documents or the Term Sheet or that is otherwise not reasonably satisfactory to Leucadia, the Group Lender, Group and the Required Consenting Noteholders;

(i)	a Consenting Creditor Termination Event (but only with respect to the Required Consenting Noteholders) in the instance of (i) a filing by any Company Party of any motion, application or adversary proceeding challenging the validity, enforceability, or priority of the Existing GLBR Notes or the documents related thereto or, any other cause of action against and/or seeking to restrict the rights of holders of the Existing GLBR Notes in their capacity as such (or if any Company Party supports any similar motion, application or adversary proceeding commenced by any third party or consents to the standing of any third party to bring any similar motion) or (ii) an order of the Bankruptcy Court sustaining any such motion, application or adversary proceeding filed by a third party;

(j)	a Consenting Creditor Termination Event (but only with respect to Leucadia and Group Lender) in the instance of (i) a filing by or on behalf of any Company Party of any motion, application, or adversary proceeding challenging the validity, enforceability, or priority of or (y) the Leucadia Credit Agreement, any other Leucadia Debt Documents or the documents related thereto or, any other cause of action against and/or seeking to restrict the rights of Leucadia National Corporation as administrative agent or of the Group Lender under the Leucadia Credit Agreement, in each case, in their capacity as such (or if any Company Party supports any similar motion, application or adversary proceeding commenced by any third party or consents to the standing of any third party to bring any similar motion) or (z) the Group LLC Agreement or the documents related thereto, or any other cause of action against and/or seeking to restrict the rights of Leucadia as an equity holder of Group in its capacity as such (or if any Company Party supports any similar motion, application or adversary proceeding commenced by any third party or consents to the standing of any third party to bring a similar motion) or (ii) an order of the Bankruptcy Court sustaining any such motion, application or adversary proceeding filed by a third party;

(k)	a Consenting Creditor Termination Event in the instance of any Party materially breaches any of its obligations hereunder, including any action by any Party that is inconsistent with such Party’s obligations pursuant to Section 1 hereof, that (to the extent curable), remains uncured for a period of five (5) business days after written notice and a description of such breach is provided to all Parties; provided, that (i) the Consenting Noteholders may not seek to terminate this Support Agreement based on its own breach or a breach of this Support Agreement by any other Party arising primarily out of the Consenting Noteholders’ own action in breach of this Support Agreement and (ii) neither Leucadia, the Group Lender nor Group may seek to terminate this Support Agreement based on a breach of this Support Agreement by any Party arising primarily out of Leucadia’s, the Group Lender’s or Group’s own action in breach of this Support Agreement;

(l)	a Creditor/Group Termination Event in the instance of the failure to occur of any of the conditions set forth in Section 1.2(d);

(m)	a Consenting Creditor Termination Event in the instance of any Company Party or Group (i) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as provided for in this Support Agreement, (ii) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (iii) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company Parties for a substantial part of its assets, or (v) making a general assignment for the benefit of creditors;

(n)	a Creditor/Group Termination Event if (i) any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non- appealable order (ii) making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated in this Support Agreement, the Term Sheet or any of the Definitive Documents, or (iii) making illegal or otherwise preventing or modifying materially the business operations and/or the financing or capital requirements of the Company Parties and Group (when viewed as a whole), in each case in a way that cannot be reasonably remedied by the Company Parties and Group to the reasonable satisfaction of the Required Consenting Noteholders, Leucadia, and the Group Lender;

(o)	a Creditor/Group Termination Event (but only with respect to the Consenting Noteholders) upon the exercise by Leucadia or the Group Lender of any acceleration, enforcement, declaration of a default, or exercise of remedies under the Leucadia Credit Agreement, the Group LLC Agreement, or the general corporate laws of the State of Delaware with respect to the Group LLC Agreement;

(p)	a Consenting Creditor Termination Event upon the termination by the Company Parties of this Support Agreement in accordance with Section 3; and

(q)	any representation or warranty in this Support Agreement made by any Company Party or Group shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured for a period of five (5) business days following the Company Parties’ or Group’s receipt of notice pursuant to Section 2.4(b) of this Support Agreement.

2.2	Company Termination Events.

The occurrence of any of the following shall be a “Company Termination Event” and together with any Creditor/Group Termination Event and Consenting Creditor Termination Event, a “Termination Event”:

(a)	one or more of the Consenting Noteholders breaches any of its obligations herein that (to the extent curable) remains uncured for a period of five (5) business days after written notice and a description of such breach is provided to the Consenting Noteholders; provided, that the Company Parties may not seek to terminate this Support Agreement based on a breach of this Support Agreement by a Consenting Noteholder arising primarily out of the Company Parties’ own actions in breach of this Support Agreement; and provided, further, that so long as non-breaching Consenting Noteholders continue to hold at least 66 2/3% of the principal amount of Existing GLBR Notes, such termination shall be effective only with respect to the breaching Consenting Noteholders;

(b)	Leucadia, the Group Lender or Group breaches any of its obligations herein that (to the extent curable) remains uncured for a period of five (5) business days after written notice and a description of such breach is provided to Leucadia; provided, that the Company Parties may not seek to terminate this Support Agreement based on a breach of this Support Agreement by Leucadia, the Group Lender or Group arising primarily out of the Company Parties’ own actions in breach of this Support Agreement;

(c)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documents in a way that cannot be remedied by the Company Parties subject to the satisfaction of the Company Parties, the Required Consenting Noteholders, Leucadia, Group and the Group Lender; and

(d)	ninety (90) calendar days after the Petition Date, unless prior thereto the Plan Effective Date has occurred.

2.3	Consensual Termination.

In addition to any Termination Event set forth herein, this Support Agreement shall (a) terminate effective upon a written agreement of the Company Parties, the Required Consenting Noteholders, Leucadia, the Group Lender and Group to terminate this Support Agreement and (b) automatically terminate with respect to all Parties immediately following the Plan Effective Date.

2.4	Termination Event Procedures.

(a)	Company Termination Event Procedures. Upon the occurrence of any Company Termination Event, the termination of this Support Agreement shall be effective upon delivery by the applicable Company Party of written notice to legal counsel to the Consenting Noteholders and Leucadia, the Group Lender and Group by the Company Parties (the date of the effectiveness of such termination, the “Company Termination Date”).

(b)	Consenting Creditor and Creditor/Group Termination Event Procedures. This Support Agreement shall terminate five (5) business days after legal counsel to (i) with respect to either a Creditor/Group Termination Event or a Consenting Creditor Termination Event, the Consenting Noteholders shall have given written notice to counsel to the Company Parties and Leucadia of the intent of the Required Consenting Noteholders to terminate this Support Agreement, (ii) with respect to either a Creditor/Group Termination Event or a Consenting Creditor Termination Event, Leucadia or the Group Lender shall have given written notice to counsel of the Company Parties and the Consenting Noteholders of the intent of Leucadia or the Group Lender to terminate this Support Agreement, or (iii) with respect to a Creditor/Group Termination Event, Group shall have given written notice to counsel of the Company Parties, Leucadia and the Consenting Noteholders of the intent of Group to terminate this Support Agreement in each case, which notice shall include the purported breach under this Support Agreement, and the breach giving rise to the right to so terminate this Support Agreement (to the extent curable) shall not have been cured during the five (5) business day period after receipt of such notice (the date of termination hereof, the “Creditor/Group Termination Date,” and the first date of termination of this Support Agreement pursuant to a Company Termination Date, a Creditor/Group Termination Date or in accordance with Section 2.3 hereof, the “Termination Date”).

(c)	The automatic stay applicable under Section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Support Agreement pursuant to and in accordance with the terms hereof.

(d)	On the Termination Date, this Support Agreement shall forthwith terminate and be of no further force or effect other than as specifically set forth herein, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Support Agreement, and there shall be no liability or obligation on the part of any Party hereto; provided, that nothing in this Section 2.4(d) shall relieve any Company Party of its obligations to pay fees and expenses under the Fee Letters; provided, further that in no event shall any such termination relieve a Party hereto from liability for its breach or non- performance of its obligations hereunder prior to the date of such termination or preclude any Party from seeking specific performance or any other remedy available under applicable law for breach of this Support Agreement, notwithstanding any termination of this Support Agreement by any other Party; provided, further, that notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 8.11, in which case the Termination Event so waived shall be deemed not to have occurred, this Support Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. Upon the Termination Date (other than a Termination Date that occurs as a result of the consummation of the Restructuring), any and all consents, tenders, waivers, forbearances and votes delivered by a Consenting Noteholder, Group, Leucadia or Group Lender automatically shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company Parties.

Section 3. Company Parties’ Fiduciary Obligations.

Notwithstanding anything to the contrary herein, (a) (i) the Company Parties and each respective board or managing member thereof shall be permitted to take (or permitted to refrain from taking) any action with respect to the Restructuring to the extent such board or managing member determines, in good faith based upon advice of counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with applicable law, including its fiduciary duties, and may take such action without incurring any liability and (ii) the officers and employees of the respective Company Party shall not be required to take any actions inconsistent with applicable law; and (b) to the extent that such fiduciary obligations require a Company Party or its board of directors to terminate such Company Party’s obligations under this Support Agreement and the Term Sheet, such Company Party may do so without incurring any liability to any Party to this Support Agreement or the Term Sheet, provided, that nothing in this Section 3 shall preclude the other Parties to this Support Agreement from challenging such termination as inconsistent with applicable law or the fiduciary duties of the Company Parties or any board, director, or managing member thereof and if such challenge is successful, no limitation of liability contained in Section 3(b) shall apply. In the event that such Company Party or its board of directors determines that its fiduciary duties require the Company Party to terminate this Support Agreement (or to otherwise not perform their obligations under this Support Agreement), the Company Party shall provide five (5) business days’ written notice to legal counsel to the Parties hereto. Upon termination of this Support Agreement pursuant to this Section 3, all obligations of each Party hereunder shall immediately terminate without further action or notice.

Section 4. Effectiveness of Support Agreement; Extension of Waiver Agreement.

4.1	Conditions Precedent to Support Agreement.

   The obligations of the Parties and the effectiveness of the Support Agreement are subject to the following conditions:

(a)	The execution and delivery of signature pages for this Support Agreement by (i) the Company Parties, (ii) Consenting Noteholders that collectively have the power, directly or indirectly, to vote or cause to be voted not less than 66 2/3% of the aggregate principal amount of the Existing GLBR Notes, (iii) Leucadia, (iv) the Group Lender, and (v) Group (the date upon which such condition is satisfied, the “Support Agreement Effective Date”).

Section 5. Representations, Warranties and Covenants.

5.1	Power and Authority.

Each Party, severally and not jointly, represents, warrants and covenants to each other Party that, as of the date of this Support Agreement, (i) such Party has and shall maintain all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Support Agreement and (ii) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5.2	Enforceability.

Each Party, severally and not jointly, represents, warrants and covenants to each other Party, that this Support Agreement is its legally valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Court.

5.3	Governmental Consents.

Each Party, severally and not jointly, represents, warrants and covenants to each other Party that, to its knowledge as of the date of this Support Agreement, its execution, delivery, and performance of this Support Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (a) any of the foregoing as may be necessary and/or required in connection with the Chapter 11 Case, including the approval of the Disclosure Statement and confirmation of the Plan, (b) filings with applicable state authorities, and other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of GLBR, and (c) any other registrations, filings, consents, approvals, notices, or other actions, the failure of which to make, obtain or take, as applicable, would not be reasonably likely, individually or in the aggregate, to materially delay or materially impair the ability of any Party hereto to consummate the transactions contemplated hereby.

5.4	Ownership.

(a)	Each Consenting Noteholder, severally and not jointly, represents, warrants and covenants to the Company Parties that, without limiting the ability to sell, transfer or assign any of the Existing GLBR Notes or any other legal or equitable claims against or interests in the Company Parties or in or against any of the other Parties hereto, whether in contract, tort, or otherwise (collectively, the “Note Claims”), subject to Section 8 below, (i) such Party is the legal and beneficial holder, or is investment advisor to the beneficial holder(s) of the Note Claims in the principal amounts indicated on such Party’s signature page hereto, or has and shall maintain the power and authority to bind the beneficial owner(s) of such Note Claims to the terms of this Support Agreement, (ii) such Party (aa) has and shall maintain full power and authority to vote on and consent to or (bb) has received direction and power and authority from the party having full power and authority to vote on and consent to such matters concerning its Note Claims and to exchange, assign and transfer such Note Claims, (iii) such Party has the full power and authority necessary to execute the Release and release the claims described therein, and (iv) other than pursuant to this Support Agreement, such Note Claims are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Party’s performance of its obligations contained in this Support Agreement.

(b)	Leucadia and each Group Lender, severally and not jointly, represents, warrants and covenants to the Company Parties that, without limiting the ability to sell, transfer or assign any of the Obligations (as defined in the Leucadia Credit Agreement) or any other legal or equitable claims against or interests in the Company Parties or Group, whether in contract, tort, or otherwise (collectively, the “Leucadia Holdings”; and together with the Note Claims, collectively, the “Holdings”), subject to Section 8 below, (i) such Party is the legal and beneficial owner of the Leucadia Holdings in the principal amounts indicated on such Party’s signature page hereto, or has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Leucadia Holdings to the terms of this Support Agreement, (ii) such Party (aa) has and shall maintain full power and authority to vote on and consent to or (bb) has received direction from the party having full power and authority to vote on and consent to such matters concerning its pro rata share of the Leucadia Holdings and to exchange, assign and transfer such Leucadia Holdings, (iii) such Party has the full power and authority necessary to execute the Release and release the claims described therein, and (iv) other than pursuant to this Support Agreement, such Leucadia Holdings are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Party’s performance of its obligations contained in this Support Agreement.

5.5	No Material Misstatement or Omission.

Each Company Party, jointly and severally, represents, warrants and covenants as follows:

(a)	None of the material or information provided by or on behalf of the Company Parties to the Consenting Noteholders, Group, Leucadia or the Group Lender contained in, or incorporated by reference into, the Disclosure Statement, when read or considered together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to prevent the statements made therein when taken as a whole from being materially misleading, in each case, as of such date; and

(b)	The consolidated financial statements (including, in each case, any notes thereto) contained in, or incorporated by reference into, the Disclosure Statement were prepared: (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a historically consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the Securities and Exchange Commission (the “SEC”) to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case, such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of GLBR and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

5.6	Additional Company Party Covenants.

(a)	From and after the date hereof and until the consummation of the Restructuring, the Company Parties will operate their businesses in the ordinary course and consistent with past practice, other than (i) as contemplated in this Support Agreement or consistent with effectuating the Plan or (ii) with the consent of the Required Consenting Noteholders, Group, Leucadia and the Group Lender, and will keep the Consenting Noteholders, Group, Leucadia and the Group Lender reasonably informed about the operations of the Company Parties and provide Consenting Noteholders, Group, Leucadia and the Group Lender such information regarding the operations of the Company Parties or the Restructuring as may be reasonably requested.

(b)	From and after the date hereof and until the consummation of the Restructuring, GLBR will not make or declare any dividends, distributions or other payments on account of its equity and Holdco will not make or declare any dividends, distributions or other payments on account of its equity to any recipient other than GLBR.

5.7	Cash and Cash Equivalents.

Each Company Party, jointly and severally, represents, warrants and covenants that it believes, to its knowledge after reasonable inquiry, upon the Plan Effective Date the Company Parties will have sufficient cash and cash equivalents to pay the fees and expenses relating to the Restructuring (including, for the avoidance of doubt, the Restructuring Expenses).

Section 6. Remedies.

It is understood and agreed by each of the Parties that any breach of this Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of posting a bond, for any such breach. The Parties agree that for so long as a Party has not taken any action to prejudice the enforceability of this Support Agreement (including without limitation, alleging in any pleading that this Support Agreement is unenforceable), and has taken such actions as are reasonably required or desirable for the enforcement hereof, then no such Party shall have any liability for damages hereunder in the event a court determines that this Support Agreement is found by a court of competent jurisdiction, on a final and non-appealable basis, not enforceable. For the avoidance of doubt, any and all remedies and liability for breach of this Support Agreement shall survive any termination of this Support Agreement.

Section 7. Acknowledgement.

This Support Agreement, the Term Sheet and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Support Agreement is not (a) a solicitation of votes for the acceptance of the Plan or any Chapter 11 plan for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise, or (b) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.

Section 8. Miscellaneous Terms.

8.1	Assignment; Transfer Restrictions.

(a)	(i) Each Consenting Noteholder hereby agrees, severally and not jointly, for so long as this Support Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Note Claims to any third party that is not a Consenting Noteholder and (ii) Leucadia and the Group Lender hereby agrees, severally and not jointly, for so long as this Support Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Leucadia Holdings to any third party unless, as a condition precedent to any such transaction, the transferee thereof executes and delivers a joinder in the form of Exhibit D hereto (the “Joinder”) to the Company Parties and legal counsel to the Consenting Noteholders and Leucadia prior to or contemporaneously with the execution of an agreement (or trade confirmation) in respect of the relevant transfer. Upon execution of a Joinder, the transferee shall be deemed to be a Consenting Noteholder or Group Lender, as applicable, for purposes of this Support Agreement, except as otherwise set forth or limited herein. For the avoidance of doubt, each (i) Consenting Noteholder may freely sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Note Claims to any other Consenting Noteholder notwithstanding the foregoing and (ii) Group Lender and Leucadia may freely sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Leucadia Holdings to Leucadia notwithstanding the foregoing.

(b)	Any sale, assignment, transfer, hypothecation or other disposition (including by participation) of any Holdings that does not comply with the procedures set forth in Section 8.1(a) hereof shall be deemed void ab initio.

(c)	Any person that receives or acquires Holdings pursuant to a sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdings by a Consenting Noteholder or Group Lender, as applicable, hereby agrees to be bound (and shall be deemed to be bound regardless of whether it executes and delivers a Joinder) by all of the terms of this Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Party”). The Joining Party shall be deemed to be a Party for all purposes under this Support Agreement except as otherwise set forth or limited herein. Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Support Agreement that occurs prior to such transfer and any remedies with respect to such claim) under this Support Agreement to the extent of such transferred rights and obligations.

(d)	With respect to the Holdings of any Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdings, the Joining Party hereby makes (and is deemed to have made) the representations and warranties of the Consenting Noteholders or Group Lender, as applicable, set forth in Section 5 hereof to the Company Parties.

(e)	This Support Agreement shall in no way be construed to preclude any Consenting Noteholder or Group Lender from acquiring additional Holdings; provided that any such Holdings shall automatically be deemed to be subject to the terms of this Support Agreement.

(f)	Notwithstanding anything to the contrary herein, a Qualified Marketmaker (as defined below) that acquires any of the Holdings with the purpose and intent of acting as a Qualified Marketmaker for such Holdings shall not be required to execute and deliver to counsel a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Support Agreement if such Qualified Marketmaker transfers such Holdings (by purchase, sale, assignment, participation, or otherwise) to a Consenting Noteholder, Group Lender or a transferee that executes a Joinder as provided herein. As used herein, the term “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Parties (or enter with customers into long and short positions in claims against the Company Parties), in its capacity as a dealer or market maker in claims against the Company Parties and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

8.2	No Third Party Beneficiaries.

Unless expressly stated herein, this Support Agreement shall be solely for the benefit of the Parties. No other person or entity shall be a third party beneficiary.

8.3	Entire Agreement.

This Support Agreement, including exhibits and annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Support Agreement; provided, however, that any confidentiality agreements, including, for the avoidance of doubt, the Non- Disclosure Agreements, executed by any Party shall survive this Support Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

8.4	Counterparts.

This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by email or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.5	Settlement Discussions.

This Support Agreement and the Term Sheet are part of a proposed settlement of disputes among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement or obtain entry by the Bankruptcy Court of the RSA Assumption Order pursuant to the RSA Assumption Motion or in connection with the confirmation of the Plan.

8.6	Reservation of Rights.

(a)	Except as expressly provided in this Support Agreement or in any applicable confidentiality agreement, nothing herein is intended to, does or shall be deemed in any manner to limit (i) the ability of (x) a Consenting Noteholder to consult with other Consenting Noteholders, Group, Leucadia, Group Lender or the Company Parties or (y) Group, Leucadia or a Group Lender to consult with Consenting Noteholders, Group, Leucadia, other Group Lender or the Company Parties, (ii) the rights of a Consenting Noteholder, Group, Leucadia or a Group Lender to be heard as a party in interest in the Chapter 11 Case, or (iii) the rights of a Consenting Noteholder, Group, Leucadia or a Group Lender to defend against any objection to, or estimation of, any of its Holdings, in each case so long as such consultation, appearance or defense is consistent with the Consenting Noteholder’s, Group’s, Leucadia’s or Group Lender’s, as applicable, obligations under this Support Agreement.

(b)	If the transactions contemplated by this Support Agreement and in the Term Sheet are not consummated as provided herein, if a Termination Date occurs, or if this Support Agreement, or a Party’s obligations under this Support Agreement, is otherwise terminated for any reason, each Party fully reserves any and all of its respective rights, remedies and interests (if any) under the Existing GLBR Notes Indenture, the Leucadia Credit Agreement and other Leucadia Debt Documents, any other relevant Holdings, applicable law and in equity.

8.7	Governing Law; Waiver of Jury Trial.

(a)	THE PARTIES WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN THE PARTIES ARISING OUT OF THIS SUPPORT AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(b)	This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York and without regard to any conflicts of law provision or principle that would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that, subject to Section 8.7(c) hereof, any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

(c)	Notwithstanding the foregoing, if the Chapter 11 Case is commenced, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Support Agreement.

8.8	Successors.

This Support Agreement is intended to bind the Parties and inure to the benefit of the Parties and each of their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 8.8 shall be deemed to permit any transfer, tender, vote or consent, of any claims or interests other than in accordance with the terms of this Support Agreement.

8.9	Relationship Among Consenting Noteholders.

Notwithstanding anything herein to the contrary, (a) the duties and obligations of the Consenting Noteholders under this Support Agreement shall be several, not joint, (b) the duties and obligations of Leucadia and the Group Lender under this Support Agreement shall be several, not joint, and (c) none of the Consenting Noteholders, Leucadia or the Group Lender shall have any duty, whether a fiduciary duty or otherwise, to any other Consenting Noteholder, Leucadia, other Group Lender, any Company Party or any of their respective subsidiaries or any other lender, creditor, stakeholder, person or entity simply by being a party to this Support Agreement or in connection with the transactions contemplated hereby. In addition, nothing in this Support Agreement shall limit the ability of any Consenting Noteholder, Leucadia or Group Lender to trade securities, bank debt or other financial instruments of the Company Parties, subject to Section 8.1 hereof.

8.10	Acknowledgment of Counsel.

Each of the Parties acknowledges that it has been represented by counsel (or had the opportunity to be so represented and waived its right to do so) in connection with this Support Agreement and the transactions contemplated by this Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Support Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. No Party shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

8.11	Amendments, Modifications and Waivers.

Except as otherwise specified herein, this Support Agreement (including, without limitation, the Term Sheet) may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing signed by each of the Company Parties, the Consenting Noteholders representing a majority of the principal amount of Existing GLBR Notes held by the Consenting Noteholders on the date hereof (collectively, the “Required Consenting Noteholders”), Group, Leucadia and the Group Lender; provided, however, that if one or more of the Consenting Noteholders on the date hereof transfers Note Claims pursuant to Section 8.1, “Required Consenting Noteholders” shall be a majority of the principal amount of Existing GLBR Notes held by such non-transferring Consenting Noteholders on the date hereof; provided, further, that if the modification, amendment, supplement or waiver at issue materially and adversely impacts the treatment or rights of any Consenting Noteholder disproportionately to other Consenting Noteholders, the agreement in writing of such Consenting Noteholder whose treatment or rights are disproportionately impacted shall also be required for such modification, amendment, supplement, or waiver to be effective.

8.12	Severability of Provisions.

If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

8.13	Notices.

Unless otherwise set forth herein, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the applicable addresses set forth below; or (b) sent by facsimile transmission or email to the parties listed below with a confirmatory copy delivered by overnight courier.

If to the Company Parties, to:

Global Brokerage, Inc.

55 Water Street

New York, NY 10041

Attention:     David Sassoon, General Counsel

Email:           dsassoon@fxcm.com

with a copy to:

King & Spalding LLP

1180 Peachtree Street, 34th Floor

Atlanta, Georgia 30309

Attention:     Sarah Borders

Keith Townsend

Telecopy:     (404) 572-5100

E-mail:         sborders@kslaw.com

ktownsend@kslaw.com

If to any Consenting Noteholder, to the email address set forth on its signature page, with a copy to (for informational purposes only):

Vinson & Elkins LLP

666 5th Avenue, 26th Floor

New York, NY 10103

Attention:     David Meyer

Steven Abramowitz

Email:           dmeyer@velaw.com

sabramowitz@velaw.com

If to Leucadia or Group Lender, to the email address set forth on its signature page, with a copy to (for informational purposes only):

Skadden, Arps, Slate, Meagher &
Flom LLP Four Times Square

New York, NY 10036

Attention:      J. Eric Ivester

Gregory A. Fernicola

Telecopy:      (212) 735-3000

E-mail:          Eric.Ivester@Skadden.com

Gregory.Fernicola@Skadden.com

If to Group, to the email address set forth on its signature page.

8.14	Disclosure of Consenting Creditor Information.

(a)	Unless required by applicable law or regulation, each Party agrees to keep confidential the amount of all Holdings in the Company Parties held (beneficially or otherwise) by any Consenting Noteholder or Group Lender absent the prior written consent of such Consenting Noteholder or Group Lender. If GLBR determines that it is required to attach a copy of this Support Agreement to any document or public filing in connection with the Restructuring, it will redact any reference to a specific Consenting Noteholder or Group Lender and such holder’s Holdings. The foregoing shall not prohibit GLBR from disclosing the aggregate claims or interests of all Consenting Noteholders or the Group Lender, as applicable, as a group. The Parties’ obligations under this Section 8.14 shall survive termination of this Support Agreement.

(b)	Notwithstanding the foregoing, the Company Parties will as soon as practicable, and in no event no less than one (1) business day prior to their anticipated publication, submit to counsel for the Consenting Noteholders and Leucadia all press releases, public filings, public announcements or other communications with any news media in each case to be made by the Company Parties relating to this Support Agreement or the transactions contemplated hereby and any amendments thereof for prior approval by the Consenting Noteholders and Leucadia. Neither Leucadia, the Group Lender, nor the Consenting Noteholders shall use the name of the Company Parties in any press release without the Company Parties’ prior written consent. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non- disclosure agreement between the Company Parties, any Consenting Noteholder, any Group Lender or Leucadia.

8.15	Continued Banking Practice.

Except as limited herein or in the Term Sheet, each Consenting Noteholder, each Group Lender, Leucadia and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of lending, investment banking, trust or other business with, or provide debt financing (including debtor in possession financing), equity capital or other services (including financial advisory services) to any Company Party or any affiliate of any Company Party or any other person, including, but not limited to, any person proposing or entering into a transaction related to or involving any Company Party or any affiliate thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

GLOBAL BROKERAGE, INC.

By:	/s/ Ken Grossman
Name: Ken Grossman
Title: Chief Executive Officer

GLOBAL BROKERAGE HOLDINGS, LLC

By:	Global Brokerage, Inc., its sole managing member

By:	/s/ Ken Grossman
Name: Ken Grossman
Title: Chief Executive Officer

FXCM GROUP, LLC

By:	/s/ Robert Lande
Name: Robert Lande
Title: Chief Financial Officer

[Signature Page to Restructuring Support Agreement]

LEUCADIA NATIONAL CORPORATION

	By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: EVP, General Counsel

LUK-FX HOLDINGS, LLC

By:	Leucadia National Corporation, its sole member

	By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: EVP, General Counsel

[Signature Page to Restructuring Support Agreement]

683 Capital Partners LP As a Consenting Noteholder

/s/ Joseph Patt
By: 683 Capital Partners LP
Name: Joseph Patt
Title: Head Trader

Principal amount of Existing GLBR Notes: [REDACTED]

Notice Address:	3 Columbus Circle
Suite 2205
Attn:	Alan Leibel, CFO
Fax:
Email:	aleibel@683capital.com

[Signature Page to Restructuring Support Agreement]

Lazard Asset Managemenet LLC
As a Consenting Noteholder (in its capacity as investment adviser to certain beneficial owners of the notes referenced herein)

By:	/s/ Gerald B. Mazzari
Name: Gerald B. Mazzari
Title: Chief Operating Officer

Principal amount of Existing GLBR Notes: [REDACTED]

Notice Address:	Lazard Asset Management LLC
30 Rockefeller Plaza, 55th Floor
New York, NY 10112
Attn:	General Counsel
Fax:	(212) 332-1703
Email:	Mark.Anderson@lazard.com

[Signature Page to Restructuring Support Agreement]

PENDERFUND CAPITAL MANAGEMENT LTD.
As a Consenting Noteholder

/s/ Felix Narhi
Name: Felix Narhi
Title: Chief Investment Officer, Penderfund Capital Management Ltd.

/s/ Geoff Castle
Name: Geoff Gastle
Title: Portfolio Manager, Penderfund Capital Management Ltd.

Principal amount of Existing GLBR Notes: [REDACTED]

Notice Address:	1640-1066 West Hastings St.
Vancouver, BC V6E 3X1
Attn:	Geoff Castel/Parul Garg
Fax:	604-563-3199
Email:	trading@penderfund.com /
pgarg@penderfund.com /
gcastle@penderfund.com

[Signature Page to Restructuring Support Agreement]

Phoenix Investment Adviser LLC
As a Consenting Noteholder

/s/ Lance Friedler
Name: Lance Friedler
Title: General Counsel

Principal amount of Existing GLBR Notes: [REDACTED]

Notice Address:	Phoenix Investment Adviser LLC

Attn:	A. Agarwal
Fax:
Email:

[Signature Page to Restructuring Support Agreement]

WOLVERINE FLAGSHIP FUND TRADING LIMITED
As a Consenting Noteholder
By Wolverine Asset Management, LLC, its investment manager

/s/ Kenneth L. Nadel
By: Kenneth L. Nadel
Title: Chief Operating Officer

Principal amount of Existing GLBR Notes: [REDACTED]

Notice Address:	175 W. Jackson Blvd, Suite 340
Chicago, Il 60604
Attn:	Kenneth L. Nadel
Fax:	312 884-3050
Email:	notices@wolvefunds.com

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

TERM SHEET

Prepared for Settlement Discussions

Subject to FRE 408

Term Sheet

This document sets forth the principal terms of new secured notes (the “New Notes”) to be offered in exchange for the existing 2.25% Convertible Senior Notes due 2018 (the “Existing Notes”) issued by Global Brokerage, Inc. (“GLBR”), as well as additional terms and conditions of the exchange transaction.

It is anticipated that the restructuring and transactions contemplated hereby will be consummated pursuant to a prepackage chapter 11 plan (the “Plan”) in a bankruptcy case (the “Chapter 11 Case”) commenced by GLBR. However, this proposal is not an offer to purchase securities or solicitation of votes on a chapter 11 plan of reorganization.

Terms of New Notes
Issuer	GLBR
Guarantor	Global Brokerage Holdings, LLC (“Holdings”)
Amount	$172.5 million plus accrued and unpaid interest as of the petition date of the Chapter 11 Case
Maturity	5 years
Interest Rate	7.00% cash interest with PIK toggle if cash at GLBR is insufficient to satisfy interest payment
Collateral	All assets and equity interests held by GLBR and Holdings, subordinate in the case of Holdings to the obligations owed to Leucadia National Corporation
Sinking Fund Provision

●     Distributions to Holdings (net of payment of reasonable expenses) other than with respect to certain permitted payments and in excess of Minimum Reserve Cash will be contributed to a sinking fund (“Sinking Fund”)

●     “Minimum Reserve Cash” shall equal one semi-annual interest payment ($6.0375 million) plus $250,000

●     Holdings and/or GLBR will use funds available in the Sinking Fund subject to a minimum threshold to run a quarterly reverse dutch auction to repurchase as many notes as possible at market prices at, or below, par or to pay cash interest payments on the Notes.

Indenture Covenants

Negative covenants to apply to GLBR and Holdings, and to include:

●     limits on Restricted Payments (dividends, equity repurchases, etc.);

●     limits on Incurrence of Debt;

●     limits on Liens/Secured Debt/Sale Leasebacks;

●     limits on Affiliate Transactions;

●     limits on Asset Sales (including interests in FXCM);

●     limits on Mergers/Consolidation (substantially all assets of Holdings or GLBR); and

●     limits on additional Upstream Restrictions (dividend stoppers) at subsidiaries.

Additional covenants to apply to GLBR and Holdings, and to include:

●     future guarantor requirements;

●     standard quarterly reporting (including quarterly management calls); and

●     collateral related covenants (maintenance of liens on the expected collateral).

Additional Terms	● Indenture to include no-call provision ● Existing mirror note documentation to be amended and restated to reflect issuance of the New Notes
Subordination/Standstill/ Intercreditor Agreement

●     The definitive documents will provide that (a) the obligations of Holdings under the Guaranty and the Mirror Notes will be subordinate in right of payment to the prior payment in full of all obligations of Holdings under the Leucadia Credit Agreement, (b) the security interest granted by Holdings in favor of the noteholders and the Indenture Trustee will be subordinate to the security interest granted by Holdings under the Leucadia Credit Agreement and (c) the noteholders and the Indenture trustee will not pursue any remedies against Holdings under the guaranty, the Mirror Notes or the security documents until all obligations of Holdings under the Leucadia Credit Agreement have been paid in full in cash.

Modifications to FXCM LLC Agreement
Waterfall

Existing waterfall modified according to the following thresholds:

●     First $350 million of distributions split 50.0%, 50.0%, between LUX-FX Holdings, LLC (“Leucadia”) and Holdings, respectively;

●     Next $600 million of distributions split 90.0%, 10.0% between Leucadia and Holdings, respectively;

●     All further distributions split 60.0%, 40.0% between Leucadia and Holdings, respectively; and

●     Provided, that if any of the interest under the New Notes eligible to be classified as a Permitted Payment has been paid-in-kind (“Permitted Payment PIK Interest”), then the first threshold shall be increased by an amount equal to the Permitted Payment PIK Interest divided by Holdings’ allocation under the first tranche of the waterfall, as adjusted for any potential management allocations.

Excess Cash Distributions

Covenant to be added requiring mandatory, quarterly distributions of FXCM Excess Cash

●     “FXCM Excess Cash” shall mean 100% of freely available cash and cash equivalents held by FXCM and its subsidiaries in excess of the sum of (a) projected maximum amount of cash and cash equivalents required for: (i) regulatory capital and margin requirements, each as forecasted by management for the next 12-month period and approved by the FXCM Board and (b) $15 million. Notwithstanding the foregoing, after conferring with Holdings and Leucadia, (a) the FXCM Board may elect to distribute an amount greater than FXCM Excess Cash and (b) an amount of FXCM Excess Cash shall not be distributed to the extent that three or more members of the FXCM Board determine in the good faith exercise of their reasonable business judgment that it is in the best interests of FXCM and its members not to make such distribution; provided that, in the event the FXCM Board elects not to make a distribution of an amount of FXCM Excess Cash pursuant to this section (b), FXCM shall provide written notice of such election and the reasons for such election to Holdings, and Holdings shall provide an update to the Noteholders of the same as part of and in accordance with the reporting required under the Indenture.

Permitted Payments

“Fixed Charge Coverage Ratio” test will be deleted

Permitted Payments allowed for

●     On the next interest payment date for New Notes, 2.25% interest payments on the lesser of (1) $172,500,000 aggregate principal amount of the New Notes and (2) the original aggregate principal amount of the New Notes that remain outstanding as of such time after giving effect to any reductions, repurchases, acquisitions or retirements in principal (as a result of note repurchases in connection with the Sinking Fund auction or otherwise), and without giving effect to the issuance of any PIK interest notes. All redemptions, repurchases, acquisitions or retirements of New Notes shall be treated for purposes of the foregoing as reducing the original $172,500,000 principal balance before reducing any PIK interest notes.

●     Ordinary course expenses of GLBR and Holdings to be capped at $1.0 million annually, subject to certain exceptions to be determined

●     Post-Effective date expenses up to an additional $6 Million; provided that any such permitted payments will increase the size of the Leucadia Credit Agreement (consistent with the provision outlined below) or, alternatively, in the discretion of FXCM, may be accomplished via a pro rata distribution to the holders of interests in FXCM

●     Certain other permitted payments set forth in the definitive documentation

Other

●     Change of Control provisions in the FXCM LLC Agreement, which require FXCM to purchase Leucadia’s interest at appraised value in the event of a change of control at GLBR or Holdings, shall be waived in connection with any change of control at GLBR or Holdings to the extent that the change of control occurs as a result of the noteholders becoming equity owners of GLBR or Holdings following an event of default and exercise of remedies under the New Notes

●     Related Party matter approval in Section 3.6(d) shall be modified to require any Related Party Matter to be commercially reasonable and on terms that could be obtained from non-affiliated third parties

Modifications to Credit Agreement
Maturity	Extended 12 months
Amendments

●     Any amendments to the Credit Agreement that increase the principal amount, rate or fees payable with respect to the Credit Agreement shall be commercially reasonable and on terms that could be obtained from non-affiliated third parties

●     Any future borrowings under the Leucadia Credit Agreement that are consistent with past practice shall be permitted (e.g., additions to the loan balance made as a consequence of FXCM’s funding of Holding/ GLBR’s non-ordinary course expenses); provided that, following consummation of the Restructuring, any such increases in the Leucadia Credit Agreement balance shall not exceed $6 million in the aggregate, without the consent of Holdings and Noteholder Designated Member (as defined below) .

Other	● Any other amendments or waivers necessary to issue the New Notes (including modifications to Permitted Payment definitions consistent with the above)
Governance

Holdings LLC Agreement and corporate documents to be amended to provide for a Noteholder-designated special member of Holdings (“Noteholder Designated Member”) whose affirmative vote will be required as a condition to Holdings agreeing to the following actions:

1.    A sale of the FXCM or Holdings pursuant to Section 12.3 of the FXCM LLC Agreement; but solely to the extent that Holdings’ consent or agreement is now required under the FXCM LLC Agreement for such sale.

2.    Holdings agreeing to any amendment, modification or waiver of the FXCM LLC Agreement that results in modifications or waivers of the following provisions of the FXCM LLC Agreement, but solely to the extent that Holdings’ consent or agreement is now required under the FXCM LLC Agreement for such modification or waiver:

a)        The waterfall, permitted payment and other amendments to the FXCM LLC Agreement and the Holdings LLC Agreement made in connection with this exchange;

b)        amendment, modification or consent that directly or indirectly diminishes the Class A Unit Percentage in FXCM by Holdings below 50.1% (including, without limitation, Holdings’ consent rights under Section 5.1(a)) or materially impairs the rights and powers of the Class A Units held by Holdings;

c)        Any amendment, modification or waiver of Section 4.2, Section 4.3, Section 4.6, Section 4.7, Section 4.8, Section 4.9 or Section 4.11 of the FXCM LLC Agreement or any other action which directly or indirectly diminishes the right of the FXCM Holder (i.e., Holdings) to appoint at all times 50% of the Directors and its related independent Director rights;

d)        Any amendment, modification, or consent to deviation of compliance with Section 12.1(a), 12.1(b) and 12.1(c) of the FXCM LLC Agreement. For the avoidance of doubt, the affirmative vote of the Noteholder Designated Member will be required as a condition to Holdings giving its consent pursuant to, or waiving compliance with, any of Section 12.1(a), Section 12.1(b) or Section 12.1(c); and

e)        Any amendment, modification or consent to deviation of compliance with Section 12.1(d) and 12.1(e) of the FXCM LLC Agreement. Without limitation, Holdings shall not permit any increase in the $50 million secured debt basket contemplated by 12.1(d)(i) and (iii) of the FXCM LLC Agreement. For the avoidance of doubt, the affirmative vote of the Noteholder Designated Member will be required as a condition to Holdings giving its consent pursuant to, or waiving compliance with, any of Section 12.1(d) or Section 12.1(e).

Notwithstanding the foregoing, the FXCM LLC Agreement may be amended without the vote or consent of the Noteholder Designated Member to provide for a management incentive benefit solely to the extent that (i) the FXCM Board, in its discretion, determines to allocate up to 10.0% of the waterfall distributions to certain members of management, and (ii) such amendment reflects the following conditions: (1) such management allocations will only entitle management to potential distributions upon a sale of FXCM, (2) in no circumstances shall Holdings allocation drop below 45.0%, 8.8% and 34.4% in the three waterfall tranches, respectively, and (3) in the event that Holdings’ distribution is reduced in the first tranche, the total size of the first tranche will increase by $7.14 million for every 1 point reduction in Holdings’ distribution;

3.    After the Effective Date, Holdings shall not consent to increase the Leucadia Credit Agreement principal balance in amounts beyond those provided for in the Leucadia Credit Agreement and other Plan Documents as of the Effective Date without consent of the Noteholder Designated Member, with such consent not to be unreasonably withheld.

4.    Holdings agreeing to a dissolution of FXCM pursuant to Section 8.1, or Holdings’ consenting to any amendment, modification or waiver of the FXCM LLC Agreement that would reasonably be expected to have an adverse effect on Holdings’ rights as a Class A Member, the FXCM Holder or as a Lead Member Holder; but solely to the extent that Holdings’ consent or agreement is now required under the FXCM LLC Agreement for such action.

The Noteholder Designated Member shall be included in any consultation with Holdings pursuant to the FXCM Excess Cash provision in the FXCM LLC Agreement, and such consultation shall include access to projections and other non-priority materials relevant to a determination by the FXCM Board with respect to distribution of FXCM Excess Cash.

Holdings LLC Agreement to provide for (i) a waiver of the Noteholder Designated Member’s fiduciary and other duties to the fullest extent permitted by applicable law and with the express right of the Noteholder Designated Member to consider only the interests of the Noteholders, (ii) exculpation of the Noteholder Designated Member for all actions taken in such capacity except to the extent of a final, non-appealable judgment that such member committed a bad faith violation of the implied contractual covenant of good faith and fair dealing, (iii) indemnification of the Noteholder Designated Member by Holdings for all actions taken in such capacity except to the extent of a final, non-appealable judgment that such member committed a bad faith violation of the implied contractual covenant of good faith and fair dealing (with such indemnification being primary to any other sources of indemnification that may be available to such Noteholder Designated Member, without subrogation), (iii) customary advancement of expenses to the Noteholder Designated Member in connection with any claims for indemnification under the Holdings LLC Agreement, (iv) the Noteholder Designated Member to be designated, replaced and removed only by a vote of the requisite Noteholders, (v) appropriate information rights to the Noteholder Designated Member to enable it to exercise its rights pursuant to the Noteholder Protections, and (vi) third party beneficiary rights in favor of the Noteholders to enforce the provisions set forth in this term sheet under “Governance” (such provisions, collectively, the “Noteholder Protections”).

Indenture for New Notes will prohibit (by way of event of default) any modification or waiver of the Noteholder Protections in the Holdings corporate governance documents or the removal or replacement of the Noteholder Designated Member without the consent of the requisite Noteholders. The Holdings LLC Agreement will provide that in the absence of a Noteholder Designated Member for whatever reason (e.g. resignation, incapacity) and after the Noteholders have had a reasonable opportunity to designate a replacement Noteholder Designated Member (including taking into account any time period for a consent solicitation), GLBR, can designate an independent person (satisfying standards of independence under the New York Stock Exchange and Delaware state law including with respect to Leucadia and any affiliate of GLBR) to serve as Noteholder Designated Member (the “Temporary Designated Member”) until such time, if any, as Temporary Designated Member is replaced by a designee of the majority Noteholders; provided, however, that any Temporary Designated Member shall be required to represent only the interests of the Noteholders and will otherwise benefit from the other Noteholder Protections outlined above.

EXHIBIT B

RELEASE

MUTUAL RELEASE

This MUTUAL RELEASE (the “Release”) is made and entered into as of ___________, 201[_] by and among Global Brokerage, Inc., a Delaware corporation (“GLBR”), (b) Global Brokerage Holdings, LLC, a Delaware limited liability company (“Holdco”), and (c) FXCM Group, LLC, a Delaware limited liability company (“Group”); (ii) the undersigned beneficial holders or investment advisor to the beneficial holders of Existing GLBR Notes (as defined below) issued pursuant to the Existing GLBR Notes Indenture (as defined below) (the “Consenting Noteholders”); (iii) LUK-FX Holdings, LLC, a Delaware limited liability company, in its capacity as a member of Group (“Leucadia”) and in its capacity as lender under the Leucadia Credit Agreement (as defined below) (the “Leucadia Group Lender”) and Leucadia National Corporation, as administrative agent under the Leucadia Credit Agreement (together with the Leucadia Group Lender, the “Group Lender”, and collectively with GLBR, Holdco, Group, the Consenting Noteholders, Leucadia and Group Lender, the “Parties”).

WHEREAS, the Parties are parties to that certain Restructuring Support Agreement, dated as of November 10, 2017 (as amended to date, the “Agreement”), pursuant to which the Parties have agreed to restructure (the “Restructuring”) the 2.25% Convertible Senior Notes due 2018, with an outstanding principal amount of $172,500,000.00 as of the date of the Agreement (the “Existing GLBR Notes”) pursuant to that certain Indenture, dated as of June 3, 2013 (the “Existing GLBR Notes Indenture”);1

WHEREAS, each of Holdco and Group is party to that certain Amended and Restated Credit Agreement, dated as of January 24, 2015 (as amended through the date hereof, the “Leucadia Credit Agreement”), by and among Holdco, Group, the Leucadia Group Lender, and Leucadia National Corporation, as administrative agent, and certain agreements related thereto (the “Leucadia Debt Documents”);

WHEREAS, the Parties have reached agreement and desire to implement the Restructuring of the Existing GLBR Notes through a pre-packaged chapter 11 plan of reorganization (the “Plan”) for GLBR consummated through a voluntary reorganization case (the “Chapter 11 Case”) pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to be filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), each upon the terms and conditions set forth in the Agreement; and

WHEREAS, the Agreement provides that one of the conditions to the Restructuring and consummation of the Agreement is the execution and delivery of this Release upon request by any Party to the Agreement following the consummation of the Plan.

1 Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement

NOW, THEREFORE, for good and valuable consideration, including the concessions made in the Agreement and related transaction documents, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Release of GLBR, Holdings and Group. The Consenting Noteholders, on behalf of themselves and in their capacity as such, and Leucadia and Leucadia Group Lender on behalf of themselves and on behalf of their respective directors, officers, shareholders, managers, members, employees, administrators, successors, heirs, executors, agents, representatives, attorneys, partners and affiliates (and each of their respective officers, directors, managers and employees) and assigns hereby agree to fully and irrevocably release, waive and forever discharge GLBR, Holdco and Group, and each of their respective directors, officers, shareholders, managers, members, partners, employees, successors, heirs and assigns, as applicable and all persons acting by, through, under or in concert with any of them (collectively, the “Company Released Parties”), from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable against the Company Released Parties, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, based on or relating to, or in any manner arising from, in whole or in part: (i) GLBR; (ii) GLBR’s bankruptcy estate; (iii) the conduct of GLBR’s business; (iv) GLBR’s Chapter 11 Case; (v) the purchase, sale, or rescission or the purchase or sale of any security of GLBR or reorganized GLBR; (vi) the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan; (vii) the Leucadia Credit Agreement, that certain Amended and Restated Limited Liability Company Agreement of FXCM Group, LLC, dated September 1, 2016 (as amended or modified from time to time, the “Group LLC Agreement”), and any of the agreements, documents, or transactions that in any way relate to such agreements; (viii) the business or contractual arrangements among GLBR, Holdco, Group, the Consenting Noteholders, and the Group Lender; (ix) the restructuring of claims and interests prior to or in the Chapter 11 Case; or (x) the negotiation, formulation, or preparation of the Agreement, or related agreements, instruments, or other documents; and resulting from any act or omission, transaction, or occurrence taking place on or before the date of this Release.

Notwithstanding anything in the foregoing paragraph and except as specifically set forth in the Definitive Documents (as defined in the Plan), (a) nothing in this Release shall affect or otherwise release, waive, or alter any rights and remedies of Leucadia under (i) the Leucadia Credit Agreement and Leucadia Debt Documents, (ii) the Other Contractual Agreements,2 and (iii) the Group LLC Agreement, and (b) nothing shall bar any claim or cause of action of a Consenting Noteholder alleged prior to______ , 2017 in In re Global Brokerage, Inc. f/k/a FXCM Inc. Securities Litigation, Master File No. 1:17-cv-00916-RA (S.D.N.Y.) (the “Securities Class Action”), but only to the extent such claims or causes of action are covered by one or more of GLBR’s insurance policies for current and former director and officer liability (such claim or cause of action, the “Preserved Accepting Noteholder Claims”), it being understood that the Preserved Accepting Noteholder Claims shall not be released by any Consenting Noteholder, and the right of any Consenting Noteholder to participate in the Securities Class Action or receive a recovery from the proceeds of GLBR’s director and officer liability insurance policies (the “D&O Liability Insurance Policies”) based on the Preserved Accepting Noteholder Claims shall not be affected by this Release; provided, that each former or current director or officer who is a Company Released Party shall have no personal liability related to any Preserved Accepting 2As defined herein, “Other Contractual Agreements” means the following contractual agreements among Leucadia and certain other Parties: (A) the consent and waiver, dated as of February 17, 2017, (B) the Acknowledgement, dated as of February 2, 2017, (C) the consent and waiver, dated as of May 12, 2017, and (D) the consent and waiver, dated as of May 15, 2017. Noteholder Claims in excess of any such liability that falls within the coverage and available policy limits of the D&O Liability Insurance Policies and is payable by such policies; provided further, that, it is expressly understood that (a) the Accepting Noteholders will not name the Debtor or Reorganized Debtor as a nominal party to the Securities Class Action based on the parties' understanding and this Court's determination that nothing in the Plan, including this Article IX, shall in any way affect, bar, modify, or release any of the pending claims against the D&O Releasees in the Securities Class Action (including section 20a claims based on the primary or underlying liability of the Debtor) whether or not the Debtor or Reorganized Debtor is a party to the Securities Class Action and (b) counsel for the D&O Releasees/Debtor and Reorganized Debtor has agreed to enter a stipulation to such effect in the Securities Class Action.

2 As defined herein, “Other Contractual Agreements” means the following contractual agreements among Leucadia and certain other Parties: (A) the consent and waiver, dated as of February 17, 2017, (B) the Acknowledgemjent, dated as of February 2, 2017, (C) the consent and waiver, dated as of May 12, 2017, and (D) the consent and waiver, dated as of May 15, 2017.

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2.          Release of Leucadia and Leucadia Group Lender. The Consenting Noteholders, on behalf of themselves and in their capacities as such, and GLBR, Holdco, and Group on behalf of themselves and their respective directors, officers, shareholders, managers, members, employees, administrators, successors, heirs, executors, agents, representatives, attorneys, partners and affiliates (and each of their respective officers, directors, managers and employees) and assigns hereby agree to fully and irrevocably release, waive and forever discharge Leucadia, Leucadia Group Lender, and each of their respective directors, officers, shareholders, managers, members, partners, employees, successors, heirs and assigns, as applicable and all persons acting by, through, under or in concert with any of them (collectively, the “Leucadia Released Parties”), from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable against the Leucadia Released Parties, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, based on or relating to, or in any manner arising from, in whole or in part: ((i) GLBR; (ii) GLBR’s bankruptcy estate; (iii) the conduct of GLBR’s business; (iv) GLBR’s Chapter 11 Case; (v) the purchase, sale, or rescission or the purchase or sale of any security of GLBR or reorganized GLBR; (v) the purchase, sale, or rescission or the purchase or sale of any security of GLBR or reorganized GLBR; (vi) the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan; (vii) the Leucadia Credit Agreement, the Group LLC Agreement, and any of the agreements, documents, or transactions that in any way relate to such agreements; (viii) the business or contractual arrangements among GLBR, Holdco, Group, the Consenting Noteholders, and the Group Lender; (ix) the restructuring of claims and interests prior to or in the Chapter 11 Case; or (x) the negotiation, formulation, or preparation of the Agreement, or related agreements, instruments, or other documents; and resulting from any act or omission, transaction, or occurrence taking place on or before the date of this Release.

3.          Release of the Consenting Noteholders. GLBR, Holdco, Group, Leucadia and Leucadia Group Lender, on behalf of themselves and on behalf of their respective directors, officers, shareholders, managers, members, employees, administrators, successors, heirs, executors, agents, representatives, attorneys, partners and affiliates (and each of their respective officers, directors, managers and employees) and assigns hereby agree to fully and irrevocably release, waive and forever discharge the Consenting Noteholders, and each of their respective directors, officers, shareholders, managers, members, partners, employees, successors, heirs and assigns, as applicable and all persons acting by, through, under or in concert with any of them (collectively, the “Noteholder Released Parties”), any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable against the Noteholder Released Parties, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, based on or relating to, or in any manner arising from, in whole or in part: (i) GLBR; (ii) GLBR’s bankruptcy estate; (iii) the conduct of GLBR’s business; (iv) GLBR’s Chapter 11 Case; (v) the purchase, sale, or rescission or the purchase or sale of any security of GLBR or reorganized GLBR; (v) the purchase, sale, or rescission or the purchase or sale of any security of GLBR or reorganized GLBR; (vi) the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan; (vii) the Leucadia Credit Agreement, the Group LLC Agreement, and any of the agreements, documents, or transactions that in any way relate to such agreements; (viii) the business or contractual arrangements among GLBR, Holdco, Group, the Consenting Noteholders, and the Group Lender; (ix) the restructuring of claims and interests prior to or in the Chapter 11 Case; or (x) the negotiation, formulation, or preparation of the Agreement, or related agreements, instruments, or other documents; and resulting from any act or omission, transaction, or occurrence taking place on or before the date of this Release.

 3

4.          In furtherance of the foregoing releases in Paragraphs 1, 2 and 3 of this Release and except as otherwise provided in such paragraphs, the Parties each hereby irrevocably covenant and agree to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced or instituted any proceeding, of any kind or nature whatsoever against any Company Released Party, Leucadia Released Party or Noteholder Released Party, respectively, based upon any matter released under this Release.

5.          This Release shall be governed by the laws of the State of New York. Any claim or action arising out of or relating to this Release shall be brought in the Bankruptcy Court or in the United States District Court for the Southern District of New York, if the Bankruptcy Court declines or does not have jurisdiction.

6.          The Parties may pursue any and all remedies available at law or equity for any alleged breach of the releases and covenants in Paragraphs 1, 2, and 3 of this Release, including the right to seek specific performance of the terms of such Paragraphs. In the event that any suit or action is instituted under or in relation to this Release, including without limitation to enforce any provision in this Release, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Release, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.          In executing this Release, each of the Parties, on behalf of itself and each of its respective releasing parties, hereby acknowledges, represents and warrants that it (i) has read and understands the terms in this Release, (ii) has consulted with and obtained the advice and counsel of its own attorney, (iii) has executed this Release without relying upon any statements, representations or warranties, written or oral, as to any law or fact made by any other Party, not expressly set forth herein, and (iv) has executed this Release voluntarily and without any duress, coercion or undue influence of any kind.

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8.          It is hereby understood and agreed that nothing herein, nor the acceptance or delivery of this Release by any Party shall be deemed or construed as an admission of liability of any nature whatsoever by any Party.

9.          Each of the Parties hereby represents, warrants and agrees to the other that (i) it has the requisite power and authority to enter into and perform the terms of this Release on behalf of itself and each of its respective Releasing Parties, (ii) no further authority or approval is necessary, and (iii) the person executing this Release on his, her or its behalf, if applicable, has the full right and authority to fully commit and bind such Party.

10.        Each of the Parties shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Release.

11.        If one or more of the provisions of this Release shall be held invalid, illegal or unenforceable under applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

12.        This Release sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, made by any officer, director, manager, member or representative of any of the Parties.

13.        This Release may be executed in multiple counterparts, each of which when taken together shall constitute one and the same instrument, and facsimile and PDF signatures shall be deemed originals.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Release to be executed as of the date first written above.

GLOBAL BROKERAGE, INC.

By:
Name: Ken Grossman
Title: Chief Executive Officer

GLOBAL BROKERAGE HOLDINGS, LLC

By:	Global Brokerage, Inc., its sole managing member

By:

Name: Ken Grossman
Title: Chief Executive Officer

FXCM GROUP, LLC

By:
Name: Robert Lande
Title: Chief Financial Officer

[Signature Page to Mutual Release]

LEUCADIA NATIONAL CORPORATION

By:
Name:
Title:

LUK-FX HOLDINGS, LLC

By:	Leucadia National Corporation, its sole member

By:
Name:
Title:

[Signature Page to Mutual Release]

[CONSENTING NOTEHOLDER]
As a Consenting Noteholder

By:
Name:
Title:

Principal amount of Existing GLBR Notes: $_________________

Notice Address:

Attn:
Fax:
Email:

[Signature Page to Mutual Release]

EXHIBIT C

DISCLOSURE STATEMENT

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re:	x	Chapter 11
:
Global Brokerage, Inc.,	:	Case No. 17- ___________ ( )
:
Debtor.	:
:
:
x

DISCLOSURE STATEMENT FOR SOLICITATION OF ACCEPTANCES

OF A PREPACKAGED PLAN OF REORGANIZATION OF GLOBAL BROKERAGE, INC.

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Dated: November 10, 2017

Sarah R. Borders
Thaddeus D. Wilson	Arthur Steinberg
Elizabeth T. Dechant	Michael R. Handler
KING & SPALDING LLP	KING & SPALDING LLP
1180 Peachtree Street, NE	1185 Avenue of the Americas
Atlanta, GA 30309	New York, NY 10036
Telephone: (404) 572-4600	Telephone: (212) 556-2100
Facsimile: (404) 572-5100	Facsimile: (212) 556-2222

Proposed Attorneys for Debtor and Debtor in Possession

Disclosure Statement

for

Solicitation of Acceptances of a

Prepackaged Plan of Reorganization

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (PREVAILING EASTERN TIME) ON DECEMBER 4, 2017 UNLESS EXTENDED BY GLOBAL BROKERAGE, INC. (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT (AS DEFINED HEREIN) ON OR BEFORE THE VOTING DEADLINE.

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PREPACKAGED PLAN OF REORGANIZATION PRIOR TO THE FILING OF A VOLUNTARY CHAPTER 11 CASE UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE. NO CHAPTER 11 CASE HAS YET BEEN COMMENCED. AS NO CHAPTER 11 CASE HAS YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. IF A VOLUNTARY CHAPTER 11 CASE IS FILED, IMMEDIATELY FOLLOWING SUCH FILING, GLOBAL BROKERAGE, INC. EXPECTS TO SEEK AN ORDER OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, AND THE SOLICITATION OF VOTES FOR AND CONFIRMING, THE PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN.

Global Brokerage, Inc. (“GLBR” or the “Company”, or on and after a bankruptcy filing, the “Debtor,” as applicable)1 hereby transmits this disclosure statement (as may be amended, supplemented or otherwise modified from time to time, the “Disclosure Statement”) pursuant to section 1126(b) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), in connection with GLBR’s solicitation of votes (the “Solicitation”) to confirm the Prepackaged Plan of Reorganization for Global Brokerage, Inc. Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended, supplemented or otherwise modified from time to time, the “Plan”). All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan attached hereto as Exhibit 1. The purpose of this Disclosure Statement is to provide Holders of Claims that are entitled to vote on the Plan (i.e., Holders of Existing Notes Claims under the Plan) (the “Voting Class”) with sufficient information to allow them to make an informed decision on whether to accept or reject the Plan.

1 The last four digits of the taxpayer identification number of the Debtor follow in parentheses: Global Brokerage, Inc. (8672). The location of the Debtor’s corporate headquarters and the Debtor’s service address is: 55 Water Street, 50th Floor, New York, New York 10041.

The overall purpose of the Plan is to enable GLBR to restructure its obligations under $172,500,000 Principal Amount of 2.25% Convertible Senior Notes due 2018 (the “Existing Notes”), by effecting an exchange of such notes for new notes with new terms, including an extended maturity date. All obligations of GLBR other than those owed to the holders of Existing Notes are expected to be paid in full in cash in the ordinary course of GLBR’s business. The legal rights of holders of equity interests in GLBR will be unimpaired under the Plan.

YOU HAVE RECEIVED THIS DISCLOSURE STATEMENT, THE BALLOT AND THE ENCLOSED MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR WILL THERE BE ANY DISTRIBUTION OF THE SECURITIES DESCRIBED HEREIN UNTIL THE EFFECTIVE DATE OF THE PLAN.

THE COMPANY HAS ENTERED INTO A RESTRUCTURING SUPPORT AGREEMENT (THE “RESTRUCTURING SUPPORT AGREEMENT” OR THE “SUPPORT AGREEMENT”) WITH GLOBAL BROKERAGE HOLDINGS, LLC (“HOLDINGS”), FXCM GROUP, LLC (“FXCM”) LUK-FX HOLDINGS, LLC IN ITS CAPACITY AS A MEMBER OF FXCM AND AS THE SOLE LENDER UNDER THE LEUCADIA CREDIT AGREEMENT (AS DEFINED BELOW), LEUCADIA NATIONAL CORPORATION IN ITS CAPACITY AS THE ADMINISTRATIVE AGENT UNDER THE LEUCADIA CREDIT AGREEMENT (TOGETHER WITH LUK-FX HOLDINGS, LLC, “LEUCADIA”), AND CERTAIN BENEFICIAL HOLDERS OF EXISTING NOTES REPRESENTING MORE THAN 68.5% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE EXISTING NOTES (SUCH PARTIES, THE “PLAN SUPPORT PARTIES”). PURSUANT TO THE SUPPORT AGREEMENT, CERTAIN BENEFICIAL HOLDERS OF THE EXISTING NOTES, OR INVESTMENT ADVISORS ON THEIR BEHALF, HAVE AGREED, AMONG OTHER THINGS, TO VOTE ALL OF THEIR CLAIMS IN FAVOR OF THE PLAN.

THE ONLY DEBTOR IN THE CHAPTER 11 CASE WILL BE GLOBAL BROKERAGE, INC. THE BUSINESS OPERATIONS OF HOLDINGS AND FXCM WILL PROCEED IN THE ORDINARY COURSE OF BUSINESS DURING THE COURSE OF THE CHAPTER 11 CASE AND SHOULD BE UNAFFECTED BY THE CHAPTER 11 CASE.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE COMPANY ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE COMPANY (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NONE OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY OTHER SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY OR ANY COURT HAS APPROVED OR DISAPPROVED THE PLAN, OR THE NEW NOTES, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE PLAN OR THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE COMPANY BELIEVES THAT THE ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF THE BANKRUPTCY CODE OR OTHER APPLICABLE EXEMPTIONS.

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE COMPANY AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS AND SCHEDULES ATTACHED TO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THE DISCLOSURE STATEMENT AND/OR PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN AND CERTAIN OF THE PLAN DOCUMENTS. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN OR THE APPLICABLE PLAN DOCUMENTS AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN OR THE APPLICABLE PLAN DOCUMENTS ARE CONTROLLING. THE SUMMARIES OF THE PLAN AND THE PLAN DOCUMENTS IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE PLAN AND THE APPLICABLE PLAN DOCUMENTS. ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND THE PLAN DOCUMENTS, AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS HERETO.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE COMPANY OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE COMPANY OR HOLDERS OF CLAIMS OR INTERESTS.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS GIVE THE COMPANY’S CURRENT EXPECTATIONS RELATING TO ITS FINANCIAL CONDITION, RESULTS OF OPERATIONS, PLANS, OBJECTIVES, FUTURE PERFORMANCE AND BUSINESS. THESE STATEMENTS MAY INCLUDE WORDS SUCH AS “ANTICIPATE,” “ESTIMATE,” “EXPECT,” “PLAN,” “INTEND,” “BELIEVE” AND OTHER WORDS AND TERMS OF SIMILAR MEANING IN CONNECTION WITH ANY DISCUSSION OF THE TIMING OR NATURE OF FUTURE OPERATING OR FINANCIAL PERFORMANCE OR OTHER EVENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON ASSUMPTIONS THAT THE COMPANY HAS MADE IN LIGHT OF ITS EXPERIENCE IN THE INDUSTRY IN WHICH IT OPERATES, AS WELL AS ITS PERCEPTIONS OF HISTORICAL TRENDS, CURRENT CONDITIONS, EXPECTED FUTURE DEVELOPMENTS AND OTHER FACTORS IT BELIEVES ARE APPROPRIATE UNDER THE CIRCUMSTANCES. ALTHOUGH THE COMPANY BELIEVES THAT THESE FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, YOU SHOULD BE AWARE THAT MANY FACTORS COULD AFFECT THE COMPANY’S ACTUAL FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, AMONG OTHER THINGS, THOSE DISCUSSED IN ARTICLE XI OF THIS DISCLOSURE STATEMENT TITLED “CERTAIN RISK FACTORS TO BE CONSIDERED.”

THE COMPANY SUPPORTS CONFIRMATION OF THE PLAN. THE COMPANY URGES ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

IF THE CHAPTER 11 CASE IS FILED, THE COMPANY INTENDS TO CONTINUE OPERATING ITS BUSINESS IN CHAPTER 11 IN THE ORDINARY COURSE AND TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY ITS TRADE AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME IN ACCORDANCE WITH EXISTING BUSINESS TERMS. THE COMPANY AND THE PLAN SUPPORT PARTIES BELIEVE THAT IT IS IN THE BEST INTERESTS OF THE COMPANY FOR THE COMPANY TO CONTINUE TO PAY SUCH CREDITORS IN FULL AND ON TIME, BECAUSE: (I) DOING SO WILL MINIMIZE THE RISK OF A DELAY IN CONSUMMATING THE COMPANY’S PLAN; (II) THE PLAN PROVIDES FOR THE UNIMPAIRMENT OF GENERAL UNSECURED CLAIMS; AND (III) THE CHAPTER 11 CASE IS EXPECTED TO BE BRIEF IN DURATION DUE TO ITS PREPACKAGED NATURE.

BACKGROUND ON RESTRUCTURING

GLBR is a holding company with limited business operations. Its primary asset is its ownership of limited liability company membership interests in Holdings, representing 74.5% of the outstanding Class A membership interests in Holdings. Holdings is also a holding company with limited business operations. Holdings’ primary asset is its ownership of limited liability company interests in FXCM, which represent 50.1% of the Class A membership interests in FXCM.

The FXCM Agreement (as defined below) sets forth the economic and governance rights of FXCM’s members, including Holdings. In particular, it provides for FXCM to have its own board of directors, of which three directors are designees of Holdings and the other three are designees of LUK-FX Holdings, LLC. The FXCM Agreement also restricts, subject to certain exceptions, the ability of FXCM to, among other things, make distributions on account of FXCM’s equity interests until the Leucadia Credit Agreement is repaid in full. In addition, following the repayment of the Leucadia Credit Agreement, the FXCM Agreement provides for an allocation of distributions and sales proceeds under a waterfall provision pursuant to which the economic interests of Holdings are effectively less than 50.1%.

FXCM and its subsidiaries (the “FXCM Entities”) are operating companies who provide online foreign exchange (forex) trading, CFD trading, spread betting and related services. Neither Holdings, FXCM or any FXCM Entity is or is expected to be a debtor under the Bankruptcy Code nor has any obligation with respect to the Existing Notes.

GLBR derives all of its revenue from distributions and payments made by Holdings to it. Holdings derives all of its revenue from distributions and payments made by FXCM to Holdings. FXCM is an operating company whose revenues are used to pay expenses incurred in its operations, to maintain required regulatory reserves, to maintain margin deposits with liquidity providers, to pay debt service and for other corporate purposes of FXCM. Excess revenues are available for distribution to members of FXCM, including Holdings in accordance with the provisions of the FXCM Agreement (as defined below). Holdings has no source of revenues other than from distributions and payments made by FXCM to it, and in turn, GLBR has no source of revenue other than from distributions and payments made by Holdings to GLBR.

GLBR’s Class A common stock trades on the NASDAQ Global Market of The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “GLBR.” On May 2, 2017, NASDAQ notified GLBR that, for the prior thirty (30) consecutive business days, the market value of GLBR’s publicly held shares was less than $15.0 million, and as a result, GLBR did not meet the requirement for continued listing under NASDAQ’s listing rules. NASDAQ further notified GLBR that the market value of GLBR’s Class A common stock must exceed $15.0 million for ten (10) consecutive business days between May 2, 2017 and October 30, 2017 to avoid such stock being delisted by NASDAQ.

The market value of GLBR’s Class A common stock did not exceed $15.0 million for ten (10) consecutive business days between May 2, 2017 and October 30, 2017. On November 6, 2017, NASDAQ provided written notice to GLBR that its Class A common stock would be delisted effective November 15, 2017. Upon GLBR’s application, NASDAQ has approved GLBR’s shares to trade on a different NASDAQ exchange tier, NASDAQ Capital Market, through the end of calendar year 2017.

Although GLBR’s shares will be traded on NASDAQ Capital Market through the end of calendar year 2017, the failure of GLBR to remain listed on NASDAQ Global Market is a “Fundamental Change,” under the indenture for the Existing Notes (the “Existing Notes Indenture”), which will result in each holder of the Existing Notes having the right, at such holder’s option, to require GLBR to purchase for cash all of such holder’s Existing Notes at a purchase price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest. GLBR does not have sufficient funds to repurchase the Existing Notes should one or more of the holders require repurchase. The failure to satisfy the repurchase obligations constitutes an event of default under the Existing Notes Indenture.

v

GLBR is also obligated to make a scheduled interest payment to Holders of the Existing Notes on December 15, 2017, subject to a thirty (30) day grace period. GLBR does not have and does not anticipate having sufficient liquidity to make the December 15, 2017 interest payment. Absent a waiver or forbearance from the Holders of the Existing Notes, the failure by GLBR to make this interest payment could result in the acceleration of the maturity of the Existing Notes after a 30-day grace period. GLBR does not currently have sufficient liquidity, nor does it anticipate having sufficient liquidity on or before January 14, 2018, to repay the Existing Notes in full if the Holders of the Existing Notes elected to accelerate the maturity of the Existing Notes.

The Existing Notes mature by their own terms in June 2018. GLBR does not have sufficient funds and does not anticipate having sufficient funds to repay the Existing Notes at maturity. GLBR does not believe that it will be able to refinance the Existing Notes prior to maturity, other than on the terms set forth in the Plan.

In light of the delisting notice received from NASDAQ, the impending December 15, 2017 interest payment and the impending June 2018 maturity of the Existing Notes, GLBR engaged the Plan Support Parties in arms’ length negotiations regarding a potential restructuring of GLBR’s obligations under the Existing Notes. Those negotiations resulted in the execution of the Support Agreement, which established the framework and agreements necessary to proceed with the Plan.

The Plan provides for the following:

●	Issuance of new notes to replace the Existing Notes. The New Notes have a five-year maturity, are secured, will be guaranteed by Holdings, lack a conversion feature, and contain certain additional covenants as more fully described therein;

●	Amendment of the limited liability company agreement of Holdings to provide the Holders of the New Notes with additional contractual protections;

●	Amendment of the limited liability company agreement of FXCM to provide for certain permitted payments to fund certain cash interest payments on the New Notes and to ensure certain funds for anticipated expenses of GLBR;

●	Amendment of that certain Amended and Restated Credit Agreement, dated as of January 25, 2015, by and among Holdings, Leucadia (as amended, supplemented and restated, the “Leucadia Credit Agreement”) to extend the maturity of the Leucadia Credit Agreement from January 2018 to January 2019 to enhance the prospects for a refinancing of the facility, mitigating a risk to the ongoing financial viability of FXCM and, in turn, the financial viability of Holdings and GLBR.

●	Third-party releases for parties to the Support Agreement, which were required to induce such parties to grant the concessions provided for in the Plan and the Plan Documents.

●	No impairment of the interests held by equityholders in GLBR.

To implement the restructuring, the Company is soliciting votes from Holders of Existing Notes Claims to accept or reject the Plan. GLBR expects to file a voluntary proceeding under chapter 11 of the Bankruptcy Code, and request that the Bankruptcy Court approve the Plan. If the Bankruptcy Court approves the Plan, GLBR can exit bankruptcy once it satisfies all conditions to the effectiveness of the Plan and can then emerge from bankruptcy with the New Notes having a five-year maturity.

Because the Company has an agreement from Holders of more than 68.5% in dollar amount of the Existing Notes Claims, the Company believes that it can receive Bankruptcy Court approval of the Plan. However, the Company believes it is still important that Holders of Existing Notes Claims to vote to accept the Plan. A vote to accept the Plan results in the Holder of an Existing Notes Claim to release the Released Parties on the terms set forth in the Plan. Regardless of whether Holders of Existing Notes Claims accept or reject the Plan, they will receive the same recovery under the Plan. If the Holders Existing Notes Claims vote to accept the Plan, however, GLBR believes that the New Notes will offer the prospect for more value than will be available to the Holders of Existing Notes Claims if the Existing Notes are not exchanged as contemplated by the Plan.

THE ONLY DEBTOR IN THE CHAPTER 11 CASE WILL BE GLOBAL BROKERAGE, INC. THE BUSINESS OPERATIONS OF HOLDINGS AND FXCM WILL PROCEED IN THE ORDINARY COURSE OF BUSINESS DURING THE COURSE OF THE CHAPTER 11 CASE AND SHOULD BE UNAFFECTED BY THE CHAPTER 11 CASE.

Please note that this summary does not contain all of the information that may be important to you. You should carefully read this Disclosure Statement and the documents governing the Restructuring Transaction, which are attached to the Plan, to fully understand the terms of the Plan, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to Article XI regarding “Certain Risk Factors to be Considered.” Capitalized terms used in this Disclosure Statement but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan, a copy of which is attached hereto as Exhibit 1.

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

The following are some questions and answers regarding the Restructuring Transaction (as defined in Section 6.5 below) and the Plan. It does not contain all of the information that may be important to you. You should carefully read this Disclosure Statement to fully understand the terms of the Plan, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to Article XI regarding “Certain Risk Factors to be Considered.” Capitalized terms used in this Disclosure Statement but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan, a copy of which is attached hereto as Exhibit 1.

General

Q:	What is the purpose of the Restructuring Transaction?

A:	GLBR believes that a financial restructuring is necessary to provide it with a tenable, long-term capital structure and sufficient liquidity to constitute a going concern. The timing of the restructuring is important in light of impending maturities of the Existing Notes and the Leucadia Credit Agreement, as well as the December 2017 interest payment on the Existing Notes and the inability for GLBR’s stock to continue to trade on the NASDAQ Global Market exchange. Overall, the purpose of the Restructuring Transaction is to extend the maturity of GLBR’s debt obligations, extend the maturity of the Leucadia Credit Agreement, and enhance the likelihood of distributions and payments being made from FXCM to Holdings and Holdings to GLBR to permit GLBR to pay its obligations.

The Restructuring Transaction is expected to be accomplished through a plan of reorganization after the filing of a bankruptcy case under chapter 11 of the Bankruptcy Code. If the Plan is approved by the Bankruptcy Court and consummated, the following transactions will occur:

●	The principal amount of Existing Notes, which (absent acceleration) mature on June 15, 2018, will not be reduced; however, the Existing Notes will be cancelled and the New Notes will be issued in an aggregate principal amount equal to the aggregate principal amount of the Existing Notes plus accrued but unpaid interest to holders of the Existing Notes. The New Notes have a five-year maturity, are secured, will be guaranteed by Holdings, lack a conversion feature, and contain certain additional covenants as more fully described therein;

●	Amendment of the limited liability company agreement of Holdings to provide the holders of the New Notes with additional contractual protections;

●	Subject to certain exceptions, amendment of the limited liability company agreement of FXCM to provide for certain permitted payments to fund cash interest payments on the New Notes and to ensure certain funds for anticipated expenses of GLBR;

●	Amendment of the Leucadia Credit Agreement to extend the maturity of that credit facility from January 2018 to January 2019 to enhance the likelihood of a refinancing of the facility, mitigating a risk to the ongoing financial viability of FXCM and, in turn, the financial viability of Holdings and GLBR;

●	Third-party releases for parties to the Support Agreement, which were required to induce such parties to grant the concessions provided for in the Plan and the Plan Documents;

●	The recovery of Holders of unsecured claims against GLBR that arose prior to the bankruptcy will be paid in full in cash or Reinstated; and

●	Interests of equity holders shall remain unimpaired.

Q:	What is chapter 11 bankruptcy?

A:	Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. It allows a company to continue to manage and operate its business while restructuring its debt, without the need to liquidate and go out of business. In chapter 11 bankruptcies, the “debtor” formulates a plan of reorganization that includes the company’s proposed new debt and capital structure. The chapter 11 plan is then voted on by the company’s creditors and will be approved by the bankruptcy court if it meets certain criteria under the Bankruptcy Code. Once the chapter 11 plan is approved and the conditions to consummating the chapter 11 plan are met, the company can exit bankruptcy with the new maturities for its obligations that were approved as part of its chapter 11 plan.

Q:	What is the Plan?

A:	The Plan attached to this Disclosure Statement as Exhibit 1 is GLBR’s means for implementing the Restructuring Transaction described above.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cramdown” provisions of the Bankruptcy Code, each class of Claims or Interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if (i) the Holders of at least two-thirds in dollar amount and (ii) more than one-half in number, in each instance based on Holders who actually cast ballots with respect to the Plan, vote to accept the Plan. An impaired class of interests is deemed to accept a plan of reorganization if Holders of at least two-thirds in amount of the allowed interests in such class who actually cast ballots vote to accept the plan.

The only impaired class of creditors under the Plan is Class 3 – Holders of Existing Notes Claims. Since Holders of more than two-thirds in dollar amount of the Existing Notes Claims have committed to vote in favor of the Plan by signing the Support Agreement, GLBR believes that the class of Existing Notes Claims will vote in favor of the Plan, allowing GLBR to seek approval of the Plan even if it is rejected by other creditors.

Q:	Why does GLBR need to file for bankruptcy to restructure?

A:	The Existing Notes Indenture requires unanimous consent from all Holders of Existing Notes Claims to amend the maturity date of all of the Existing Notes.

GLBR does not believe it is possible to receive unanimous consent from the numerous Holders of the Existing Notes without filing for bankruptcy. Chapter 11 of the Bankruptcy Code allows GLBR to complete the Restructuring Transaction with less than unanimous support. To confirm a chapter 11 plan, GLBR needs the votes of at least one impaired class of claims who accepts the plan by favorable votes of (i) the Holders of at least two-thirds in dollar amount and (ii) more than one-half in number of Holders of the claims in such class who actually cast ballots. If the Plan is confirmed by the Bankruptcy Court, it will bind all Holders of claims and interests in GLBR regardless of whether they voted for, against, or did not vote at all on the Plan.

Therefore, assuming that the Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of claim and interest Holders can bind other claim and interest Holders to the terms of the Plan to accomplish the Restructuring Transaction than would be required outside of a bankruptcy proceeding. The confirmation and effectiveness of the Plan are subject to certain conditions that may not be satisfied. As further discussed in Section 11.1 of this Disclosure Statement, GLBR cannot assure you that all requirements for confirmation and effectiveness of the Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Plan have been met.

Q:	What are the expected results of the Restructuring Transaction?

A:	GLBR expects that the Restructuring Transaction, if successful, will extend the maturity on the obligations owed to the Holders of Existing Notes, provide the holders of the New Notes with additional contractual protections with respect to the New Notes, provide for certain permitted payments to be made by FXCM to Holdings and by Holdings to GLBR to fund certain cash interest payments on the New Notes and to ensure certain funds for anticipated expenses of GLBR. The Restructuring Transaction will also extend the maturity of the Leucadia Credit Facility with FXCM to permit an opportunity to refinance that facility, mitigating a risk to the ongoing financial viability of FXCM and in turn the financial viability of Holdings and GLBR. The Restructuring Transaction will leave equity holders unimpaired.

Assuming that GLBR is able to complete the Restructuring Transaction, GLBR expects that, for the foreseeable future, cash generated from operations of the FXCM Entities that will be distributed to Holdings and thereafter GLBR will be sufficient to fund GLBR’s limited operations and to support GLBR’s long-term business plan, though there can be no assurance that such cash generated will be sufficient for such purposes.

Q:	What is the Support Agreement?

A:	The Support Agreement is a contract that GLBR entered into with Holdings, FXCM and several of its largest stakeholders, whereby the parties agreed to support the Plan on the terms described. The supporting creditors include Holders of more than 68.5% in dollar amount of Existing Notes Claims that have agreed to, among other things, vote all of their Claims against the Debtor in favor of the Plan, support the terms of the Plan, and take all reasonable actions necessary and appropriate to consummate the Plan in a timely manner, so long as the Plan conforms to the terms of the Support Agreement and certain restructuring milestones set forth in the Support Agreement are met. Such milestones include a deadline for consummation of the Plan by February 12, 2018. The Support Agreement is attached to this Disclosure Statement as Exhibit 2. Holdings is a party to the Support Agreement and is participating in the Plan as a non-debtor affiliate of GLBR. Other parties have the ability to join the Support Agreement in accordance with its terms.

Because of the commitments made by the Plan Support Parties to vote in favor of the Plan, GLBR believes that it will receive sufficient votes to confirm the Plan, even if other creditors vote to reject the Plan.

Q:	What risks should I consider in deciding whether or not to vote in favor of the Plan?

A:	In deciding whether to vote in favor of the Plan, you should carefully consider the discussion of risks and uncertainties affecting GLBR and its non-debtor affiliates, the Plan, and the New Notes described in Article XI of this Disclosure Statement titled “Certain Risk Factors to be Considered,” which do not represent the only risks that GLBR faces. Additional risks and uncertainties not currently known to GLBR and its non-debtor affiliates, or that GLBR currently deems immaterial, may also affect your investment decision and/or impair GLBR’s business operations. You should carefully consider the other information and data included in this Disclosure Statement and information and data contained in GLBR’s public filings for other risks that may affect you.

x

Q:	Has the board of directors adopted a position on the Plan?

A:	Yes. GLBR’s board of directors has voted in favor of pursuing the Plan.

The Solicitation of the Plan

Q:	Who is soliciting votes on the Plan?

A:	GLBR is soliciting votes on the Plan.

Q:	Who is eligible to vote for the Plan?

A:	Generally, Holders of claims or equity interests in classes that are impaired (other than classes that receive no distribution under the Plan and are, therefore, deemed to reject the Plan) are eligible to vote on the Plan. As more fully explained in this Disclosure Statement, a claim or equity interest is impaired, generally speaking, if its treatment under a plan of reorganization alters the terms of, or rights associated with, that claim or equity interest. The Holders of the Existing Notes (Class 3 Claims) are deemed to be impaired and, consequently, may vote on the Plan.

For the purposes of the Plan, GLBR has organized the claims and interests against GLBR into different classes. Holders of claims impaired by the Plan that are entitled to vote on the Plan will vote on the Plan by class. Under the Plan, members of the same class are treated the same. The Plan categorizes the following parties into separate classes of claims and interests: (i) Holders of Other Priority Claims into Class 1; (ii) Holders of Other Secured Claims into Class 2; (iii) Holders of Existing Notes Claims into Class 3; (iv) Holders of General Unsecured Claims into Class 4; (v) Holders of Intercompany Claims into Class 5; (vi) Holders of Other Subordinated Claims into Class 6; and (vii) Holders of Interests in Class 7.

The Holders of Class 3 Claims are impaired and are eligible to vote on the Plan. The Holders of all other Claims and Interests are unimpaired and conclusively presumed to accept the Plan under section 1126(f) of the Bankruptcy Code.

Q:	What will I receive under the Plan if it is confirmed and consummated?

A:	Each Holder of an Allowed Existing Notes Claim shall receive its pro rata share of the New Notes.

Holders of allowed General Unsecured Claims will be paid in full or have their General Unsecured Claims Reinstated.

All other Claims and Interests shall remain unimpaired by the Plan.

Q:	What are the terms and features of the New Notes that will replace the Existing Notes?

A: The New Notes shall be issued in an aggregate principal amount equal to the aggregate principal amount of the Existing Notes plus accrued and unpaid interest as of the Petition Date. The New Notes shall mature five years after the Effective Date of the Plan and shall accrue interest at 7.00% per annum. Certain of the interest payments are subject to being paid in kind with additional notes (“PIK Notes”) if cash at GLBR is insufficient to satisfy interest payments owed to the holders of the New Notes. It is anticipated that certain of the interest payments will, in fact, be paid in kind due to the restrictions on cash available to be distributed and paid from FXCM to Holdings and from Holdings to GLBR. GLBR will pledge all of its assets to secure the obligations under the New Notes. The New Notes will not have a “convertible” feature similar to the Existing Notes.

Holdings will issue a guarantee of payment of the New Notes and pledge all of its assets to secure the obligations under the guarantee. Holdings’ security interests and guarantee will be subordinated to the security interests and liens in Holdings’ assets previously granted to secure the obligations of Holdings under the Leucadia Credit Agreement.

The indenture for the New Notes (the “New Notes Indenture”) will have covenants that place restrictions on GLBR and Holdings to (among other things): enter transactions with its affiliates; sell assets or merge or consolidate with a third party; incur additional debt; grant liens; and engage in sale leaseback transactions. The New Notes will not have a “convertible” feature similar to the Existing Notes.

The New Notes Indenture will also provide that distributions made to Holdings (net of payment of reasonable expenses) in excess of interest payments and “Minimum Reserve Cash” (as defined below) will be contributed to a sinking fund (the “Sinking Fund”). “Minimum Reserve Cash” shall not exceed one semi-annual interest payment ($6.0375 million), plus $250,000.00. Holdings or the Company will use funds available in the Sinking Fund to run a quarterly reverse Dutch auction to repurchase as many of the New Notes as possible at market prices at, or below, par.

The New Notes will also benefit from certain “Noteholder Protections” (as defined in the Term Sheet attached to the Support Agreement (see Exhibit 2)) that will be added to the Holdings LLC Agreement and shall include, inter alia, the appointment of a “Noteholder Designated Member” who owes fiduciary duties to Holders of the New Notes and whose approval will be required in order for Holdings to approve certain actions in its capacity as a member of FXCM. The identity of the Noteholder Designated Member shall be disclosed prior to the commencement of the Confirmation Hearing. Additionally, the definition of “Permitted Payments” in the FXCM Agreement will be amended to allow, on the next interest payment date for the New Notes, for 2.25% interest payments on the lesser of (1) $172,500,000.00 aggregate principal amount of the New Notes and (2) the original aggregate principal amount of the New Notes that remains outstanding as of such time, after giving effect to any redemptions, repurchases, acquisitions or retirements (in connection with any Sinking Fund auction or otherwise), and without giving effect to the issuance of any PIK interest notes. Redemptions, repurchases, acquisitions or retirement of the New Notes shall reduce the original $172,500,000.00 principal balance before reducing any PIK interest notes.

Neither FXCM nor its subsidiaries (i.e., the FXCM Entities) have any obligations under, nor are they issuers or guarantors of nor will any of their assets secure, the New Notes.

Q:	What vote is needed to confirm the Plan?

A:	The Bankruptcy Code provides that only Holders of Claims and Interests entitled to vote and who actually cast a ballot will be counted for purposes of determining whether acceptances from a sufficient number of Holders of impaired Claims or Interests in an impaired class have been received to allow the Plan to be confirmed under the Bankruptcy Code. Failure by a Holder to deliver an original, duly completed and signed Ballot will not be counted as a vote to accept or reject the Plan.

For the Plan to be confirmed by the Bankruptcy Court Class 3 Claims (Holders of Existing Notes) must vote to accept the Plan as Class 3 is the only impaired class of Claims under the Plan. An impaired class of Claims is deemed to accept a plan of reorganization if the Holders of at least two-thirds in dollar amount and more than one-half in number of Holders of the claims in such class who actually cast ballots vote to accept the plan. Under the Plan, Holders Existing Notes Claims constitute an impaired class who are receiving a distribution and therefore are entitled to vote on the Plan. Other classes of Claims against GLBR and interest in GLBR are unimpaired and conclusively presumed to accept the Plan.

The Bankruptcy Court may disagree with GLBR’s classification of Claims and Interests, and any party-in-interest may challenge the classification of Claims and Interests. If the Bankruptcy Court concludes that the classification of Claims and Interests under the Plan does not comply with the requirements of the Bankruptcy Code, the Plan may not be confirmed. See Article XI for a discussion of certain risk factors to be considered.

If the Plan is confirmed by the Bankruptcy Court, it will bind all Holders of Claims and Interests in GLBR regardless of whether they voted for, against, or did not vote at all on the Plan. Therefore, assuming that the Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of Holders of Claims and Interests can bind other Holders to the terms of the Plan than would be required to effect the Restructuring Transaction outside of bankruptcy. Additionally, since Claims and Interests are grouped in classes for the purpose of voting on the Plan, Holders of Claims and Interests may be bound by the decisions of other Holders of Claims and Interests in a way that they otherwise would not be bound outside of bankruptcy.

Due to the commitments made by the Plan Support Parties under the Support Agreement, GLBR believes that the Plan will receive enough votes from Holders of Existing Notes Claims to confirm the Plan.

Q:	When is the deadline for submitting Ballots?

A:	The Ballots must be received by the Voting Agent by 5:00 p.m. (Eastern Prevailing Time) on December 4, 2017, unless GLBR and the Plan Support Parties extend the date until which Ballots will be accepted. Except to the extent GLBR so determines in its sole discretion or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by GLBR in connection with GLBR’s request for confirmation of the Plan (or any permitted modification thereof).

Ballots must be sent by mail, hand delivery or overnight courier to the Voting Agent, at its address on the Ballot and in this Disclosure Statement. Electronic and facsimile Ballots will only be accepted for “Master Ballots.” For Holders of Existing Notes voting through a nominee, Ballots must be submitted to the nominee with sufficient time for the nominee to submit the Ballots to the Voting Agent by the Voting Deadline. See Section 9.3 for additional information.

Q:	How do I vote on the Plan?

Please follow the procedures for voting on the Plan described in Section 9.3 of this Disclosure Statement. For further information, contact the Voting Agent at the following address:

Global Brokerage Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 3rd Floor

New York, NY 10022

You may also consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Only the Holders of Existing Notes as of November 8, 2017 are eligible to vote on the Plan.

Q:	Can I revoke my vote?

A:	Any party that has previously submitted a properly completed Ballot to the Voting Agent before the Voting Deadline may revoke such Ballot and change its vote by submitting to the Voting Agent, before the Voting Deadline, a subsequent properly completed Ballot for acceptance or rejection of the Plan. However, Plan Support Parties are restricted in their ability to revoke their vote pursuant to the terms of the Support Agreement.

Q:	Whom do I call if I have any questions about how to submit Ballots or any other questions relating to the Plan?

A:	Questions and requests for assistance with respect to the procedures for voting on the Plan, as well as requests for additional copies of this Disclosure Statement and the Ballot, may be directed to the Voting Agent at its address and telephone number set forth in this Disclosure Statement.

Q:	Does the Plan seek releases for any third parties?

The Plan seeks releases for certain third parties. The third-party releases are a fundamental and necessary part of the bargained-for exchange by the Plan Support Parties to obtain, among other things, the concessions made by Leucadia, FXCM, Holdings and the Consenting Noteholders in the Transaction Documents, including the Plan and the New Notes. Specifically, each Holder of a Claim or Interest who votes in favor of the Plan, shall be deemed to have forever waived and released (a) the Debtor and Reorganized Debtor; (b) Holdings, (c) the D&O Releasees; (d) Leucadia; (e) the Consenting Noteholders; (f) the Indenture Trustee; (g) FXCM; and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals (including the Retained Professionals), and such entities’ respective heirs, executors, estates, servants and nominees, in each case, solely in their capacity as such from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtor, the Reorganized Debtor, the Estate, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtor; (ii) the Estate; (iii) the conduct of the Debtor’s business; (iv) the Chapter 11 Case; (v) the purchase, sale, or rescission or the purchase or sale of any security of the Debtor or the Reorganized Debtor; (vi) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan; (vii) the Leucadia Credit Agreement, the FXCM Agreement, and any of the agreements, documents, or transactions that in any way relate to such agreements; (viii) the business or contractual arrangements between any of the Debtor and any Released Party; (ix) the restructuring of Claims and Interests prior to or in the Chapter 11 Case; or (x) the negotiation, formulation, or preparation of the Restructuring Support Agreement, the Definitive Documents, or related agreements, instruments or other documents and resulting from any act or omission, transaction, or occurrence taking place on or before the Effective Date of the Plan; provided, that, nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009); provided, however, that the Exculpation provisions set forth in Article IX.H of the Plan shall not exculpate any Person or Entity from any liability resulting from any act or omission constituting actual fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages, or ultra vires acts as determined by a Final Order; provided, however, that Article IX.J of the Plan shall not release any Released Parties from any Causes of Action held by a Governmental Unit existing as of the Effective Date based under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state and local authority; provided, however, the release in Article IX.G shall not bar any Claim or Cause of Action of an Accepting Noteholder against any D&O Releasee alleged prior to the Petition Date in the Securities Class Action but only to the extent such Claims or Causes of Action are covered by one or more of the D&O Liability Insurance Policies (such Claim or Cause of Action, the “Preserved Accepting Noteholder Claims”), it being understood that the Preserved Accepting Noteholder Claims shall not be released by any GLBR Noteholder, and the right of any Accepting Noteholder to participate in the Securities Class Action or receive a recovery from the proceeds of the D&O Liability Insurance Policies based on the Preserved Accepting Noteholder Claims shall not be affected by the release contained in Article IX.G of the Plan or any other provision of the Plan; provided, that the D&O Releasees shall have no personal liability related to the Preserved Accepting Noteholder Claims in excess of any liability that falls within the coverage and available policy limits of the D&O Liability Insurance Policies and is payable by such policies; provided further, that, it is expressly understood that (a) the Accepting Noteholders will not name the Debtor or Reorganized Debtor as a nominal party to the Securities Class Action based on the parties' understanding and this Court's determination that nothing in the Plan, including this Article IX, shall in any way affect, bar, modify, or release any of the pending claims against the D&O Releasees in the Securities Class Action (including section 20a claims based on the primary or underlying liability of the Debtor) whether or not the Debtor or Reorganized Debtor is a party to the Securities Class Action and (b) counsel for the D&O Releasees/Debtor and Reorganized Debtor has agreed to enter a stipulation to such effect in the Securities Class Action.

A vote to accept the Plan constitutes your consent to the releases, injunctions, and exculpation provisions specified in Article IX.F-I of the Plan.

ARTICLE VII. CONFIRMATION OF THE PLAN		51
7.1	Confirmation Hearing	51
7.2	Confirmation	52
7.3	Classification of Claims and Interests	56
7.4	Consummation	56

ARTICLE VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		56
8.1	Alternative Plan(s) of Reorganization	56
8.2	Liquidation Under the Bankruptcy Code	57
8.3	Inaction/Maintenance of Status Quo	57

ARTICLE IX. SUMMARY OF VOTING PROCEDURES		57
9.1	The Solicitation Package	57
9.2	Voting Deadline	58
9.3	Voting and Revocation Instructions	58
9.4	Note to Holders of Claims in the Voting Class	61
9.5	Voting Tabulation	61

ARTICLE X. THE CHAPTER 11 CASE		62
10.1	Continuation of Business After the Petition Date	62
10.2	First Day Relief	62
10.3	Case Administration	63

ARTICLE XI. CERTAIN RISK FACTORS TO BE CONSIDERED		63
11.1	Certain Bankruptcy Considerations	63
11.2	Risks Relating to the New Notes	69
11.3	Risks Associated with the Business	71

ARTICLE XII. SECURITIES LAW MATTERS		76
12.1	General.	76
12.2	Issuance and Resale of the New Notes Under the Plan	76
12.3	Where You Can Find More Information	77
12.4	The Company Will “Go Dark” After Consummation of Plan	78

ARTICLE XIII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		78
13.1	Introduction	78
13.2	U.S. Federal Income Tax Consequences to GLBR	79
13.3	U.S. Federal Income Tax Consequences to U.S. Holders of Existing Notes	80
13.4	Federal Income Tax Consequences to Non-U.S. Holders of Existing Notes Claims	85
13.5	Information Reporting and Backup Withholding	87

ARTICLE XIV. CONCLUSION		88

Annexed as Exhibits to this Disclosure Statement are copies of the following documents:

●	Plan (Exhibit 1);

●	Restructuring Support Agreement (Exhibit 2);

●	Prepetition Organizational Chart (Exhibit 3);

●	Audited Consolidated Financial Statements for GLBR and its non-debtor Affiliates for the fiscal year ended December 31, 2016 (Exhibit 4);

●	Liquidation Analysis (Exhibit 5); and

●	Reorganized Debtor’s Projected Financial Information (Exhibit 6).

ARTICLE I.

INTRODUCTION

1.1	General.

GLBR hereby transmits this Disclosure Statement pursuant to section 1126(b) of the Bankruptcy Code, in connection with the Solicitation of votes with respect to the Plan. All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan attached hereto as Exhibit 1.

The purpose of this Disclosure Statement is to provide Holders of Claims that are entitled to vote on the Plan (i.e., Holders of Existing Notes Claims) with sufficient information to allow them to make an informed decision on whether to accept or reject the Plan. The overall purpose of the Plan is to extend the maturity of GLBR’s debt obligations and enhance the likelihood of distributions and payments being made from FXCM to Holdings and Holdings to GLBR to permit GLBR to pay its obligations. If GLBR obtains the requisite votes accepting the Plan, GLBR anticipates commencing the Chapter 11 Case and seeking approval of this Disclosure Statement and the Plan from the Bankruptcy Court within 30 to 45 days of the filing of the Chapter 11 Case. Holdings will participate in the Plan as a non-debtor affiliate of GLBR. As set forth more fully herein and in the Plan, GLBR believes that the provisions of section 1145(a)(1) of the Bankruptcy Code render the issuance, guarantee, exchange and distribution of the New Notes on the Effective Date under the Plan exempt from federal and state securities registration.

GLBR has not commenced a case under chapter 11 of the Bankruptcy Code at this time.

GLBR has fixed 5:00 P.M. (prevailing Eastern Time) on December 4, 2017 as the voting record date (the “Voting Record Date”). Accordingly, only Holders of record of Claims as of the Voting Record Date that are entitled to vote on the Plan will receive a Ballot and may vote on the Plan. In addition, a Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement for the Holders of Claims that are entitled to vote to accept or reject the Plan. If you are a Holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact the Voting Agent: Prime Clerk (a) by phone at 844-721-3899; (b) by accessing the Debtor’s restructuring website at https://cases.primeclerk.com/globalbrokerage, or (c) send your written inquiry to:

Global Brokerage Ballot Processing
c/o Prime Clerk LLC

830 Third Avenue, 3rd Floor

New York, NY 10022

Although the solicitation of votes on the Plan relates to the Chapter 11 Case and a voluntary petition for relief under chapter 11 of the Bankruptcy Code, no filing has yet occurred. GLBR expressly reserves the right to extend the Voting Deadline by oral or written notice to the Voting Agent.

Each Holder of a Claim entitled to vote on the Plan should read this Disclosure Statement and the Exhibits hereto, including the Plan, as well as the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1126(b) of the Bankruptcy Code. In voting on the Plan, Holders of Claims entitled to vote should not rely on any information relating to GLBR and its business other than the information contained in this Disclosure Statement, the Plan and all Exhibits hereto and thereto.

Additional copies of this Disclosure Statement (including the Exhibits hereto) are available upon request made to the office of GLBR’s counsel, King & Spalding LLP, 1180 Peachtree Street, NE Atlanta, GA 30309, Attention: Sarah R. Borders, Esq. and Thaddeus D. Wilson, Esq., (404) 572- 4600 (phone) or (404) 572-3401 (facsimile). Additional copies of this Disclosure Statement (including the Exhibits hereto) can also be accessed free of charge from the following website https://cases.primeclerk.com/globalbrokerage.

1.2	The Confirmation Hearing.

If GLBR receives the requisite votes in favor of the Plan, then GLBR intends to file a voluntary petition for relief under chapter 11 of the Bankruptcy Code. Upon the commencement of the Chapter 11 Case, GLBR intends to request that the Bankruptcy Court schedule, as promptly as practicable, a hearing to approve this Disclosure Statement as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code and the solicitation of votes on the Plan as being in compliance with section 1126(b) of the Bankruptcy Code, and to confirm the Plan. Even if GLBR does not receive the requisite votes in favor of the Plan prior to filing its petition, GLBR may decide to file for chapter 11 relief and seek confirmation of the Plan or a modified plan.

Section 1128(a) of the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a hearing to confirm a plan. Section 1128(b) provides that a party-in-interest may object to confirmation of a plan. Objections to confirmation must be filed with the Bankruptcy Court and served on the Debtor as well as the other parties set forth in the notice of the Confirmation Hearing (the “Notice of Confirmation Hearing”) by the objection deadline, as will be set forth therein. The Notice of Confirmation Hearing shall be provided to, among others, Holders of Claims entitled to vote on the Plan, or their representatives, as set forth in an order of the Bankruptcy Court and governed by the Bankruptcy Rules and local rules of the Bankruptcy Court. At the Confirmation Hearing, the Bankruptcy Court will:

●	determine whether the solicitation of votes on the Plan was in compliance with section 1126 of the Bankruptcy Code;

●	determine whether the Plan has been accepted by a sufficient number and amount of Class 3 Claims;

●	determine whether this Disclosure Statement contains adequate information within the meaning of section 1125(a) of the Bankruptcy Code;

●	hear and determine objections, if any, to confirmation of the Plan that have not been previously disposed of;

●	determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and

●	determine whether to confirm the Plan.

1.3	Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in GLBR, and specifies which Classes are (a) impaired or unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Other Priority Claims	No	No (Deemed to accept)
Class 2	Other Secured Claims	No	No (Deemed to accept)
Class 3	Existing Notes Claims	Yes	Yes
Class 4	General Unsecured Claims	No	No (Deemed to accept)
Class 5	Intercompany Claims	No	No (Deemed to accept)
Class 6	Other Subordinated Claims	No	No (Deemed to accept)
Class 7	Interests in GLBR	No	No (Deemed to accept)

1.4	Voting; Holders of Claims Entitled to Vote.

Pursuant to the provisions of the Bankruptcy Code, only Holders of allowed Claims or Interests in classes of Claims or equity Interests that are impaired and that are not deemed to have rejected a plan of reorganization are entitled to vote to accept or reject such proposed plan. Generally, a claim or equity interest is impaired under a plan if the Holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the Holders of claims or equity interests are unimpaired are conclusively presumed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan. In addition, classes of claims or equity interests in which the Holders of claims or equity interests will not receive or retain any property on account of their claims or equity interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

In connection with the Plan:

●	Claims in Class 3 are impaired and the Holders of such Claims will receive distributions under the Plan. As a result, Holders of Claims in Class 3 are entitled to vote to accept or reject the Plan; and

●	Claims and Interests in Classes 1, 2, 4, 5, 6, and 7 are unimpaired. As a result, Holders of Claims and Interests in those Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired under a plan vote to accept such plan, unless the provisions of section 1129(b) of the Bankruptcy Code are met. For a class of impaired Claims to accept the Plan, section 1126 of the Bankruptcy Code requires acceptance by (i) Holders of at least two-thirds in dollar amount and (ii) more than one-half in number of Holders of Claims of such class who cast ballots to vote on the Plan. An impaired class of Interests is deemed to accept a plan of reorganization if Holders of at least two-thirds in amount of the Allowed Interests in such class who actually cast Ballots vote to accept the plan.

If a Class of Claims entitled to vote on the Plan rejects the Plan, GLBR reserves the right to amend the Plan and/or to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization, notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or equity interests votes to accept the plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. This Disclosure Statement, the Plan and their respective exhibits and related documents are the only materials GLBR is providing to creditors for their use in determining whether to vote to accept or reject the Plan. Such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.

If you are the Holder of an Existing Notes Claim, please complete, execute and return your Ballot(s) based on the instructions provided by your nominee so that your vote can be recorded on the Master Ballot and returned to the Voting Agent on or before the Voting Deadline. All correspondence in connection with voting on the Plan should be directed to the Voting Agent at the following address:

Global Brokerage Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 3rd Floor

New York, NY 10022

TO BE COUNTED, MASTER BALLOTS (OR PRE-VALIDATED BALLOTS) INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN 5:00 P.M., PREVAILING EASTERN TIME, ON DECEMBER 4, 2017, UNLESS EXTENDED BY GLBR.

MASTER BALLOTS MAY BE SENT VIA MAIL, OVERNIGHT COURIER OR MESSENGER. NOMINEES MAY ALSO RETURN MASTER BALLOTS VIA EMAIL AT GLOBALBROKERAGEBALLOTS@PRIMECLERK.COM. ALL BALLOTS MUST BE SIGNED.

The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Class entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballots sent to you by your nominee. Only Holders of record of Claims and Interests as of the Voting Record Date that are entitled to vote on the Plan will receive a Ballot and may vote on the Plan.

All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether a voting Class of impaired Claims has accepted the Plan. The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Class entitled to vote.

1.5	Important Matters.

This Disclosure Statement contains projected financial information and certain other forward- looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein and in the Exhibits annexed hereto is, therefore, not necessarily indicative of the future financial condition or results of operations of GLBR, which in each case may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by GLBR, its advisors, or any other person that the projected financial conditions or results of operations can or will be achieved.

ARTICLE II.

SUMMARY OF PLAN AND CLASSIFICATION AND

TREATMENT OF CLAIMS AND INTERESTS THEREUNDER

The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan. The summaries in this table are qualified in their entirety by the description of the treatment of such Claims in Articles IV and V of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, U.S. Trustee Fees, Fee Claims and Priority Tax Claims have not been classified.

Class	Claims and Interests	Treatment	Status	Voting Rights	Estimated Allowed Amount	Projected Recovery
Class 1	Other Priority Claims	On the Effective Date or as soon as reasonably practicable thereafter, except to the extent a Holder of an Allowed Other Priority Claim has already been paid during the Chapter 11 Case or such Holder of an Allowed Other Priority Claim, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim.	Unimpaired	Not Entitled to Vote (Deemed to Accept)	$100,000.00	100%

Class	Claims and Interests	Treatment	Status	Voting Rights	Estimated Allowed Amount	Projected Recovery
Class 2	Other Secured Claims	On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Secured Claim has already been paid during the Chapter 11 Case or such Holder, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtor, with the consent of the Required Consenting Noteholders and Leucadia: (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Secured Claim; (ii) delivery of the collateral securing such Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim in accordance with Section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for Reinstatement), and/or such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code or (iv) other treatment, as decided by the Debtor and the Holder of an Other Secured Claim to their mutual satisfaction, such that the Other Secured Claim shall be rendered Unimpaired. Any cure amount that the Debtor may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated Other Secured Claim or any distributions due pursuant to clause (i) or (iv) above shall be paid or made, as applicable, either on or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such Other Secured Claim becomes Allowed; (3) the date on which such Other Secured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtor or Reorganized Debtor, as applicable.	Unimpaired	Not Entitled to Vote (Deemed to Accept)	$0.00	100%

Class	Claims and Interests	Treatment	Status	Voting Rights	Estimated Allowed Amount	Projected Recovery
		The failure of the Debtor or any other party in interest to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is Reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable) when and if such Claim is sought to be enforced.

Class 3	Existing Notes Claims	On the Effective Date, all of the Existing Notes shall be cancelled and discharged, and except to the extent that a Holder of an Allowed Existing Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Existing Notes Claim, each Holder of an Allowed Existing Notes Claim shall receive its pro rata share of the New Notes. The terms and conditions of the New Notes are fully set forth in the New Notes Indenture.	Impaired	Entitled to Vote	$172,500,000.00 (plus accrued and unpaid interest as of the Petition Date)	100%

Class	Claims and Interests	Treatment	Status	Voting Rights	Estimated Allowed Amount	Projected Recovery
Class 4	General Unsecured Claims	On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed General Unsecured Claim has already been paid during the Chapter 11 Case or such Holder, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, at the option of the Debtor, with the consent of the Required Consenting Noteholders and Leucadia: (i) payment in full, in Cash, of the unpaid portion of its Allowed General Unsecured Claim; (ii) Reinstatement of its Allowed General Unsecured Claim in accordance with Section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for Reinstatement), (iii) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code, or (iv) other treatment, as decided by the Debtor and the Holder to their mutual satisfaction, such that the General Unsecured Claim shall be rendered Unimpaired. Any cure amount that the Debtor may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated General Unsecured Claim or any distributions due pursuant to clause (i) or (iv) above shall be paid or made, as applicable, either on or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such General Unsecured Claim becomes Allowed; (3) the date on which such General Unsecured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtor or Reorganized Debtor, as applicable. The failure of the Debtor or any other party in interest to file an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is Reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable) when and if such Claim is sought to be enforced.	Unimpaired	Not Entitled to Vote (Deemed to Accept)	$95,000.00	100%

Class	Claims and Interests	Treatment	Status	Voting Rights	Estimated Allowed Amount	Projected Recovery
Class 5	Intercompany Claims	On the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtor or the Reorganized Debtor, as applicable, with the reasonable consent of the Required Consenting Noteholders and Leucadia.	Unimpaired	Not Entitled to Vote (Deemed to Accept)	$12,145,534	100%

Class 6	Other Subordinated Claims	As of the Effective Date, litigation asserting Other Subordinated Claims shall be permitted to proceed, and any Claims or causes of action covered thereby shall not be affected or discharged by virtue of the Chapter 11 Case.	Unimpaired	Not Entitled to Vote (Deemed to Accept)	$0	100%

Class 7	Interests	To preserve the Debtor’s corporate structure, on the Effective Date, all Interests shall remain unaffected and the Holders thereof shall retain all legal, equitable and contractual rights to which Holders of such Interest are otherwise entitled.	Unimpaired	Not Entitled to Vote (Deemed to Accept)	N/A	N/A

The recoveries set forth above are estimates and are contingent upon approval of the Plan as proposed.

ARTICLE III.

BUSINESS DESCRIPTION AND

CIRCUMSTANCES THAT LED TO THE SOLICITATION

3.1	General.

GLBR is a publicly traded holding company that was incorporated as a Delaware corporation on August 10, 2010. The Class A common shares of GLBR are publicly traded. GLBR is managed by a seven member board of directors that includes: Robin E. Davis, Ken Grossman, Arthur Gruen, Eduard Yusupov, Bryan Reyhani, David Sakhai, and Ryan Silverman. GLBR’s primary asset is its 74.5% equity interests in Holdings. GLBR is the sole managing member of Holdings.

The primary asset of GLBR is its ownership interest in Holdings, representing 74.5% of the equity ownership of Holdings. Holdings is also a holding company whose primary asset is its membership interest in FXCM. The only revenues of GLBR are derived from distributions and payments made by FXCM to Holdings, and distributions and payments made by Holdings to GLBR.

Fifty and one tenth percent (50.1%) of FXCM’s Class A membership interests are held by Holdings. The remaining forty-nine and nine tenths percent (49.9%) membership interest in FXCM is held by LUK-FX Holdings, LLC. The FXCM Agreement sets forth the economic and governance rights of FXCM’s members, including Holdings. In particular, it provides for FXCM to have its own board of directors, of which three directors are designees of Holdings and the other three are designees of LUK-FX Holdings, LLC. The FXCM Agreement also restricts, subject to certain exceptions, the ability of FXCM to, among other things, make distributions on account of FXCM’s equity interests until the Leucadia Credit Agreement is repaid in full. In addition, following the repayment of the Leucadia Credit Agreement, the FXCM Agreement provides for an allocation of distributions and sales proceeds under a waterfall provision pursuant to which the economic interests of Holdings are effectively less than 50.1%.

FXCM, through its operating subsidiaries, is an online provider of FX trading, contracts for difference trading, spread betting and related services to retail and institutional customers worldwide. FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors under the Bankruptcy Code. The assets of the FXCM Entities are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

The FXCM Entities are regulated in a number of jurisdictions outside the United States (“U.S.”), including the United Kingdom (“U.K.”), where regulatory passport rights have been exercised to operate in a number of European Economic Area jurisdictions, and Australia. The FXCM Entities maintain offices in these jurisdictions, among others. The FXCM Entities offer their trading software in 17 languages and provides customer support in 15 languages. In early 2017, as described further below, FXCM withdrew from business in the U.S. and, on February 7, 2017, agreed to sell all of its U.S.-domiciled customer accounts to Gain Capital Group, LLC (“Gain Capital”). For the year ended December 31, 2016, approximately 81.8% of FXCM’s retail customer trading volume was derived from customers residing outside the U.S.

FXCM (through the FXCM Entities) deploys two types of execution models in order to optimize customer experience, enhance its risk management program and increase trading revenue. For clients with high balances and aggressive or high risk trading strategies, FXCM offers no dealing desk (NDD), or agency, execution, where when FXCM’s customer executes a trade on the best price quotation offered by FXCM’s FX market makers, FXCM acts as a credit intermediary, or riskless principal, simultaneously entering into offsetting trades with both the customer and the FX market maker. The agency model has the effect of hedging FXCM’s positions and eliminating market risk exposure. FXCM offers a dealing desk, or principal, execution model to smaller retail clients. Under the dealing desk model, FXCM maintains its trading position and does not offset the trade with another party on a one for one basis. CFDs are primarily a dealing desk offering. By combining smaller positions and trading them out on an aggregate basis, FXCM is able to optimize revenues from accounts that are less actively traded. Generally, under both models, FXCM earns trading fees through commissions or by adding a markup to the price provided by the FX market makers. In certain geographic locations, FXCM provides its customers with the price provided by the FX market makers and display trading fees and commissions separately. Revenues earned under the dealing desk model also include FXCM’s realized and unrealized foreign currency trading gains or losses on FXCM’s positions with customers.

FXCM also earns other forms of revenue such as fees earned from: white label arrangements with other financial institutions to provide platform, back office and trade execution services, FX market prices and other various ancillary FX related services and joint ventures.

FXCM operates its business in a single segment, retail trading. In addition, the Company owns a 50.1% controlling interest in Lucid Markets Trading Limited (“Lucid”), an electronic market-maker and trader in the institutional FX spot and futures market. Lucid is reflected as held for sale in the Company’s Consolidated Financial Statements.

3.2	GLBR’s Capital Structure.

In June 2013, GLBR issued $172.5 million aggregate principal amount of the Existing Notes. None of Holdings, FXCM, nor any of GLBR’s indirect subsidiaries is an obligor under the Existing Notes. Additionally, none of Holdings, FXCM, or any of GLBR’s direct or indirect subsidiaries guarantee GLBR’s obligations under the Existing Notes.

GLBR finances its obligations to pay the Existing Notes through its receipt of payments from Holdings on account of certain mirror notes issued by Holdings to GLBR as part of the existing GLBR structure (the “Mirror Notes”). Other than the Existing Notes, GLBR has no other long-term outstanding debt obligations. Holdings is the issuer of $172.5 million aggregate principal amount of the Mirror Notes, which were executed in consideration for Holdings’ receipt of the proceeds of the funds raised by the Existing Notes Indenture. The Mirror Notes are held by GLBR and contain identical terms to the Existing Notes such that any obligation of GLBR under the Existing Notes creates a corresponding obligation of Holdings under the Mirror Notes on a dollar-for-dollar basis. Such obligations are owed by Holdings to GLBR and not to any holder of Existing Notes. GLBR uses payments received from Holdings under the Mirror Notes to pay its obligations under the Existing Notes.

The Existing Notes require payments of interest semi-annually on June 15 and December 15 at a rate of 2.25% per year. The Existing Notes Indenture does not prohibit GLBR from incurring additional senior debt or secured debt, nor does it prohibit any of GLBR’s subsidiaries from incurring additional liabilities.

The Existing Notes are convertible at an initial conversion rate of 5.32992 shares of GLBR’s Class A common stock per $1,000 principal amount of the Existing Notes, which is equivalent to an initial conversion price of approximately $187.62.

As of September 30, 2017, there were 6,143,297 shares outstanding of GLBR’s Class A common stock, par value of $0.01 per share, and 8 shares outstanding of GLBR’s Class B common stock, par value $0.01 per share.

3.3	Leucadia Financing

Prior to January 2015, the business and operations of FXCM were conducted by Holdings. On January 15, 2015, the customers of Holdings and the FXCM Entities who were subsidiaries of Holdings suffered significant losses and generated negative equity balances (“debit balances”) owed to it of approximately $275.1 million. This was due to the unprecedented volatility in the EUR/CHF currency pair after the Swiss National Bank (“SNB”) discontinued its currency floor of 1.2 CHF per EUR on that date. These debit balances resulted in a temporary breach of certain regulatory capital requirements and subjected operations to being immediately shut down.

On January 16, 2015, to address the deficit capital requirements, Holdings formed FXCM and contributed all of the equity interests owned by Holdings in its operating subsidiaries to FXCM. Holdings and FXCM then entered into the Leucadia Credit Agreement, with Leucadia National Corporation, as administrative agent, and certain lenders thereto, pursuant to which Leucadia provided a $300 million, two year term loan to Holdings and FXCM.

The financing provided to FXCM and Holdings by Leucadia enabled FXCM to maintain compliance with regulatory capital requirements and continue operations. On January 16, 2015, GLBR, Holdings, FXCM and Leucadia also entered into an agreement (as subsequently amended, the “Letter Agreement”) that set the terms and conditions upon which GLBR, Holdings and FXCM would pay Leucadia and its assignees a percentage of the proceeds received in connection with certain transactions.

The September 2016 Restructuring Transaction and FXCM Agreement

On September 1, 2016, FXCM, Holdings and Leucadia agreed to amend the terms of the Leucadia Credit Agreement and to terminate the Letter Agreement. FXCM Newco, LLC was renamed FXCM Group, LLC (i.e., FXCM), and the Letter Agreement was replaced with an Amended and Restated Limited Liability Company Agreement of FXCM Group, LLC (the “FXCM Agreement”). Pursuant to the FXCM Agreement, Leucadia acquired a 49.9% of the Class A Units of FXCM, with Holdings owning the remaining 50.1% of the Class A Units. FXCM and Holdings also entered into a Management Agreement (the “Management Agreement”) pursuant to which Holdings managed the assets and day-to-day operations of FXCM and thereby retains control of FXCM. Additionally, FXCM adopted the 2016 Incentive Bonus Plan for Founders and Executives (the “Management Incentive Plan”), under which participants were entitled to certain distributions made after the principal and interest under the Leucadia Credit Agreement are repaid. The events described herein are collectively referred to as the “September 2016 Restructuring Transaction.”

Principal Changes to the Leucadia Credit Agreement

In connection with the September 2016 Restructuring Transaction, the First Amendment to Amended and Restated Credit Agreement (the “First Amendment”) became effective on September 1, 2016. The First Amendment extended the maturity date of the Leucadia Credit Agreement by one year to January 16, 2018. Additionally, the First Amendment permitted FXCM and Holdings to defer any three of the remaining interest payments by paying interest in kind. The First Amendment also provided that, until the Leucadia Credit Agreement, as amended, is fully repaid, all FXCM distributions (with limited exceptions) and sales proceeds would continue to be used by FXCM solely to repay the principal plus interest due under the Leucadia Credit Agreement.

Principal Changes to the Letter Agreement

Pursuant to the September 2016 Restructuring Transaction, the Letter Agreement was terminated effective September 1, 2016 and the parties signed the FXCM Agreement. The FXCM Agreement provided that FXCM would be governed by a six-member board of directors, comprised of three directors appointed by Leucadia and three directors appointed directly by Holdings (and indirectly by GLBR as Holdings’ sole managing member). The FXCM Agreement specified the terms according to which the cash distributions and earnings or losses of FXCM are to be allocated to its members, which is described below. Pursuant to the FXCM Agreement, Leucadia and Holdings each have the right to request the sale of FXCM after January 16, 2018, subject to both Leucadia and Holdings accepting the highest reasonable sales price.

Management Agreement

Leucadia agreed to the Management Agreement with Holdings with an initial term through January 15, 2018, renewable automatically for successive one-year periods, unless terminated. In the Management Agreement, a number of rights were granted unilaterally to Holdings as the manager of FXCM, including the right to create and implement a detailed budget for FXCM, appoint and terminate the executive officers of FXCM and make day-to-day decisions for FXCM in the ordinary course.

On February 2, 2017, the Management Agreement was amended to provide for additional rights of termination. Specifically, as a result, the Management Agreement could be terminated by a vote of at least three members of the FXCM Board after the occurrence of certain events, including a change of control.

On October 1, 2017, the Management Agreement was terminated.

Allocations of FXCM Distributions (Existing Waterfall)

The FXCM Agreement restricts (with certain exceptions) distributions on account of FXCM’s equity Interests until the Leucadia Credit Agreement is repaid in full. The FXCM Agreement further specifies how certain potential distributions from FXCM (the “Existing Waterfall”) are to be allocated among Leucadia and Holdings. The potential distributions include net proceeds received in connection with certain transactions, including sales of assets, dividends or other capital distributions, the sale of FXCM (whether by merger, stock purchase, sale of all or substantially all of FXCM’s assets or otherwise), the issuance of any debt or equity securities, and other specified non-ordinary course events, such as certain tax refunds and litigation proceeds. The Existing Waterfall, which was modified following the termination of the Management Incentive Plan (as discussed below), provides for distribution rights as follows:

Distributable Amount	Existing Waterfall

Repayment of Amounts due under the Leucadia Credit Agreement	100% Leucadia

Next $350 million	50.0% Leucadia / 50.0% Holdings

Next $500 million	90.0% Leucadia / 10.0% Holdings

All aggregate amounts thereafter	60.0% Leucadia / 40.0% Holdings

The distribution percentages for the Existing Waterfall set forth above reflect the fact that there are no members of management sharing in distributions from FXCM under the FXCM Agreement or otherwise, and therefore, all distributions by FXCM shall be distributed to either Leucadia or Holdings.

Management Incentive Plan

On September 1, 2016, FXCM adopted the 2016 Incentive Bonus Plan for Founders and Executives (the “Management Incentive Plan”), under which participants were entitled to certain distributions made after they are entitled to certain distributions made after the principal and interest under the amended Leucadia Credit Agreement are repaid. The Management Incentive Plan was a long-term incentive program with a five-year vesting period, with 25% vesting on the second anniversary of the Effective Date and each of the next three anniversaries thereafter.

On February 2, 2017, FXCM and Leucadia entered into an acknowledgment pursuant to which those parties agreed that Leucadia may terminate the Management Incentive Plan on behalf of FXCM at any time and for any reason in its sole discretion. Pursuant to the aforementioned acknowledgment, Leucadia terminated the Management Incentive Plan on November 8, 2017.

3.4	Payments Under Tax Receivable Agreement

GLBR entered into a tax receivable agreement (the “TRA”) with the members of Holdings, including former members of Holdings (other than GLBR) that will provide for the payment by GLBR to Holdings’ members (other than the GLBR) as defined therein. The TRA provides that all payments are due if there has been a “Change of Control” (as defined therein) with regard to GLBR. However, the transactions to be consummated under the Plan do not constitute a “Change of Control,” and the Plan provides that the Confirmation Order shall contain a finding that the TRA shall be reinstated and/or assumed in its entirety and that there has been no “Change of Control.” Assuming sufficient taxable income is generated such that GLBR fully realizes the tax benefits of the amortization specified in the TRA, the aggregate payments currently estimated that would be due are $145.6 million as of both June 30, 2017 and December 31, 2016. Obligations under the TRA are subordinated to the New Notes.

During the first quarter of 2015, GLBR determined that it was not more likely than not that it would benefit from the tax deduction attributable to the tax basis step-up for which a portion of the benefit would be owed to the non-controlling members of Holdings under the TRA and reduced the contingent liability under the TRA to zero. As of June 30, 2017, GLBR continues to believe it will not benefit from the tax deduction and the contingent liability remains zero. There were no payments required to be made during the six (6) months ended June 30, 2017, pursuant to the TRA. During the six (6) months ended June 30, 2016, a payment of $0.2 million was made pursuant to the TRA for the 2014 tax year.

3.5	Capital Requirements of FXCM Entities.

In addition to its capital structure, certain of the FXCM Entities are subject to jurisdictional specific minimum net capital requirements, designed to maintain the general financial integrity and liquidity of a regulated entity. In general, net capital requirements require that at least a minimum specified amount of a regulated entity’s assets be kept in relatively liquid form, usually cash or cash equivalents. Net capital is generally defined as net worth, assets minus liabilities, plus qualifying subordinated borrowings and discretionary liabilities, and less mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively other assets.

If a firm fails to maintain the minimum required net capital, its regulator and the self-regulatory organization may suspend or revoke its registration and ultimately could require its liquidation. The net capital requirements may prohibit payment of dividends, redemption of stock, prepayment of subordinated indebtedness and issuance of any unsecured advance or loan to a stockholder, employee or affiliate, if the payment would reduce the firm’s net capital below minimum required levels.

Global regulatory bodies continue to evaluate and modify regulatory capital requirements in response to market events in an effort to improve the stability of the international financial system. As of December 31, 2016, on a separate company basis, the FXCM Entities were required to maintain approximately $60.6 million of minimum capital in the aggregate across all non-U.S. jurisdictions. As of December 31, 2016, the Company had approximately $97.1 million of excess adjusted net capital over this required regulated capital in all jurisdictions, including $14.2 million of excess capital in Forex US (defined below).

3.6	Disposition of Non-Core Assets

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors in chapter 11 and not anticipated to commence bankruptcy cases. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of GLBR is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

Subsequent to the events of January 15, 2015, FXCM undertook a strategic initiative to sell non-core assets. Throughout 2015, FXCM completed or entered into agreements for the disposition of non-core assets including the sales of the equity trading business of FXCM Securities Limited, FXCM Asia Limited, FXCM Japan Securities, Co., Ltd., and the operations of Faros Trading, LLC.

On May 23, 2017, FXCM entered into a sale agreement pursuant to which FXCM and the other shareholders of FastMatch Inc. (“FastMatch”) agreed to sell their shares in FastMatch to Euronext US Inc. (“Euronext”). On August 14, 2017, FXCM completed the sale to Euronext in exchange for $55.4 million in consideration, (i) $8.7 million of which is to be held in escrow and is subject to future adjustments, including an ~$7.1 million share of a $10 million earnout if certain FastMatch performance targets are met for the twelve-month period from June 1, 2017 to May 31, 2018 pursuant to the terms of the sale agreement The proceeds of these sales were used to reduce the obligations owed by FXCM under the Leucadia Credit Agreement.

3.7	February 2017 Events and Sale of U.S.-domiciled Customer Accounts

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

On February 6, 2017, the Company announced simultaneous regulatory settlements with the National Futures Association (“NFA”) and the Commodity Futures Trading Commission (“CFTC”) against its U.S. subsidiary, Forex Capital Markets LLC (“Forex US”), Holdings and certain of its principals (the “Respondents”). The NFA settlement had no monetary fine, and the CFTC settlement had a $7.0 million fine imposed jointly and severally against the Respondents, which Holdings and Forex US paid on February 16, 2017. Pursuant to the regulatory settlement agreements, GLBR and FXCM withdrew from business in the United States and terminated their registrations with the CFTC and the NFA.

Specifically, on February 7, 2017, Forex US, a wholly-owned subsidiary of FXCM entered into an Asset Purchase Agreement, pursuant to which Forex US agreed to sell substantially all of its U.S.-domiciled customer accounts to Gain Capital. In consideration for the purchase of the accounts, Gain Capital agreed, during the 153-day period following the closing date of the transaction (the “153-Day Period”), to pay FXCM (i) five hundred ($500) dollars for each transferred client account for which the transferred client account opens at least one new trade during the first 76 calendar days of the 153-Day Period, and (ii) two hundred and fifty ($250) dollars for each transferred client account for which the transferred client opens at least one new trade during the period from the 77th day through the 153rd day of the 153-Day Period. The closing took place on February 24, 2017.

In connection with the CFTC action, Leucadia consented to waive compliance with provisions of the Leucadia Credit Agreement and the FXCM Agreement regarding “Restricted Payments” (as defined in the Leucadia Credit Agreement) to permit the distribution of $3.5 million of funds from FXCM to Holdings with respect to the payment of the fine (the “CFTC Fine”). Furthermore, the members of FXCM consented to waive compliance with provisions of the FXCM Agreement regarding distributions (as defined in the FXCM Agreement) with respect to the CFTC Fine. In consideration for entering into the waiver, FXCM agreed to pay a fee to Leucadia in the amount of $3.5 million. On February 22, 2017, FXCM, Holdings and Leucadia entered into a Second Amendment to the Amended and Restated Credit Agreement (the “Second Amendment”), which amended the Leucadia Credit Agreement. Pursuant to the Second Amendment, the aggregate principal outstanding balance of the Leucadia Credit Agreement was increased by $3.5 million.

3.8	Third Amendment to the Leucadia Credit Agreement

Leucadia consented to waive compliance with provisions in the Leucadia Credit Agreement and the FXCM Agreement regarding Restricted Payments (as defined in the Leucadia Credit Agreement) to permit the distribution of funds from FXCM to Holdings on occasion with respect to the payment of certain expenses associated with the restructuring of the Existing Notes (not to exceed $5.0 million in the aggregate). The members of FXCM also consented to waive compliance with provisions of the FXCM Agreement regarding distributions (as defined in the FXCM Agreement) to permit such payments. Additionally, Leucadia has previously consented to waive compliance with the minimum fixed charge coverage ratio (as defined in the Leucadia Credit Agreement) to permit FXCM to distribute the necessary funds to Holdings to make the interest payments due on the Existing Notes. The above described consents and waivers are collectively referred to as the “Waiver”.

In consideration for entering into the Waiver, Holdings and FXCM agreed to pay a fee to Leucadia for each payment made to Holdings equal to the amount of such payment through an increase to the aggregate principal outstanding balance of the Leucadia Credit Agreement. On May 12, 2017, FXCM, Holdings and Leucadia entered into a Third Amendment to the Amended and Restated Credit Agreement (the “Third Amendment”), which amended the Leucadia Credit Agreement, to effect this agreement. Through September 30, 2017, GLBR paid $2.4 million of such fees. Pursuant to the Third Amendment, the aggregate principal outstanding balance of the Leucadia Credit Agreement was increased by $2.4 million.

As of November 10, 2017, Holdings’ and FXCM’s total indebtedness under the Leucadia Credit Agreement is anticipated to be approximately $67.6 million, which is expected to increase to approximately $72.5 as of January 1, 2018.

3.9	Employees and Officers

As of the date hereof, GLBR’s officers are as follows: (1) Ken Grossman, Chief Executive Officer; (2) Robert Lande, Chief Financial Officer; (3) Margaret Deverell, Chief Accounting Officer; (4) David Sakhai, Chief Operating Officer; and (5) David Sassoon, Secretary and General Counsel.

As of December 31, 2016, the FXCM Entities had a total of 787 full-time employees and 72 full-time contractors, 488 of which were based in the U.S.

It is anticipated that, as of the Effective Date, all of the officers of GLBR will resign with the exception of Mr. Grossman, GLBR’s Chief Executive Officer, who at such time will continue to be GLBR’s only employee.

3.10	Legal Proceedings

On January 15, 2015, as a result of the unprecedented volatility in the EUR/CHF currency pair after the SNB discontinued its currency floor of 1.2 CHF per EUR, Forex US suffered a temporary breach of certain regulatory capital requirements. On August 18, 2016, the CFTC filed a complaint, U.S. Commodity Futures Trading Commission v. Forex Capital Markets, LLC, in the U.S. District Court for the Southern District of New York, alleging that Forex US was undercapitalized following the SNB’s decision to remove the currency peg, that Forex US failed to notify the CFTC of its undercapitalization, and that US guaranteed customer losses. On December 8, 2016, the CFTC filed an amended complaint. On or about February 13, 2017, Forex US settled with the CFTC without admitting or denying any of the allegations, and pursuant to a consent order entered by the court, agreed to pay a civil monetary penalty in the amount of $7.0 million to the CFTC.

On May 8, 2015, the International Union of Operating Engineers Local No. 478 Pension Fund filed a complaint against GLBR, its former Chief Executive Officer and its Chief Financial Officer in the United States District Court for the Southern District of New York, individually and on behalf of all purchasers of the GLBR’s common stock between June 11, 2013 and January 20, 2015. The complaint alleges that the defendants violated certain provisions of the federal securities laws and seeks compensatory damages as well as reasonable costs and expenses. An amended and consolidated complaint was filed on January 11, 2016. GLBR filed a motion to dismiss the consolidated complaint on February 25, 2016 which was granted by the Court on August 18, 2016. On October 7, 2016, the District Court entered an order of final judgment closing the case. On November 3, 2016, plaintiffs filed a notice of appeal in the U.S. Court of Appeals for the Second Circuit to challenge the district court’s order and final judgment that dismissed the case with prejudice. On February 28, 2017, plaintiffs filed a motion in the district court to alter the final judgment and allow them the opportunity to file an amended complaint to add new facts they contended were relevant to the matter, but did not become known until after the district court’s final judgment and their appeal filing. On July 27, 2017, while not ruling on the merits of plaintiffs’ appeal, the Second Circuit vacated the lower court’s judgment and remanded the case back to the district court to decide whether to allow plaintiffs the opportunity to amend the complaint. On July 28, 2017, the district court entered an order permitting the plaintiffs to file an amended complaint by August 28, 2017, which they did. On September 28, 2017, GLBR filed a motion to dismiss the second amended complaint.

On December 15, 2015, Brett Kandell, individually and on behalf of nominal defendant, GLBR, filed a shareholder derivative complaint against the members of GLBR’s board of directors (the “GLBR Board”) in the Delaware Court of Chancery. The case is captioned Brett Kandell v. Dror Niv et al., C.A. No. 11812-VCG. On March 4, 2016, plaintiff filed an amended shareholder derivative complaint, which alleges breach of fiduciary duty, contribution and indemnification, waste of corporate assets and unjust enrichment and seeks compensatory damages, rescission of certain agreements as well as reasonable costs and expenses. A second amended shareholder derivative complaint was filed on May 31, 2016 and the GLBR Board filed a motion to dismiss on July 15, 2016. Subsequently, plaintiff filed a third amended shareholder derivative complaint on September 1, 2016, and the GLBR Board filed a motion to dismiss on October 17, 2016. On September 29, 2017, the Delaware Chancery Court issued its ruling granting in part and denying in part the GLBR Board’s motion to dismiss the third amended complaint. The Court dismissed in its entirety the claims for waste of corporate assets and unjust enrichment. The Court dismissed, in part, the claims for breach of fiduciary duty and contribution and indemnification to the extent they related to the GLBR Board’s approval of a shareholder rights plan in January 2015 and new severance and executive bonus plans in March 2015 and April 2016. The Court, however, did not dismiss the breach of fiduciary duty and contribution and indemnification claims to the extent they related to the GLBR Board’s approval of the Leucadia Credit Agreement and subsequent memorandum of understanding and the GLBR Board’s approval of the Company’s purported “no-debit” policy which the CFTC claimed violated CFTC Regulation 5.16.

On February 6, 2017, Forex US, Holdings, Dror Niv and William Ahdout entered into a settlement with the CFTC, and Forex US, Messrs. Niv, Ahdout and Ornit Niv entered into a settlement with the NFA. During the relevant times, Mr. Niv was GLBR’s CEO, a member of Holdings, and/or the CEO of Forex US; Mr. Ahdout was a member of Holdings and a Managing Director of Forex US. Both settlements concerned allegations that aspects of Forex US’s relationship with one of its liquidity providers had not been disclosed to customers and regulators. The NFA settlement included additional, unrelated allegations of violations of certain NFA Rules and Requirements. The FXCM Entities are cooperating with regulatory authorities outside the U.S. in relation to their requests for information arising from the settlements announced on February 6, 2017.

Under the settlement with the CFTC, the named entities and individuals were required, jointly and severally, to pay a civil monetary penalty of $7.0 million, agreed to withdraw from CFTC registration and agreed not to apply for or claim exemption from CFTC registration in the future. Under the settlement with the NFA, no monetary fine was imposed and the named individuals and entities agreed to withdraw from NFA membership and not to reapply for membership in the future. The named entities and individuals did not admit or deny the allegations associated with the settlements. Forex US and Holdings each paid $3.5 million of the $7.0 million fine on February 16, 2017. In connection with the regulatory settlements, FXCM has withdrawn from business in the U.S. and sold substantially all of its U.S.-domiciled customer accounts to Gain Capital in the first quarter of 2017 as described above.

In response to Global Brokerage’s announcement on February 6, 2017 regarding settlements with the NFA and the CFTC, several putative securities class action lawsuits have been filed against GLBR, the Board, and certain officers of GLBR in the U.S. District Court for the Southern District of New York. The complaints in these actions allege that the defendants violated certain provisions of the federal securities laws and seek compensatory damages as well as reasonable costs and expenses. These actions have been consolidated and the court has appointed a lead plaintiff and lead counsel. On June 19, 2017, lead counsel filed a consolidated amended complaint on behalf of the class. On August 3, 2017, GLBR and individual defendants filed a motion to strike and dismiss the consolidated amended complaint. The motions are fully briefed and awaiting decision. In addition, a related shareholder derivative action has been filed against the board of directors of GLBR in the same court alleging a violation of the federal securities laws. This shareholder derivative action was stayed on April 27, 2017, pending dismissal or discovery in the aforementioned related securities class action. On August 4, 2017, another shareholder filed a similar derivative action against the board and other officers of the Company in Delaware federal court. The case has been transferred to the Pennsylvania federal court.

Also, on April 14, 2017, a customer of Forex US filed a class action on behalf of customers who traded on the No Dealing Desk platform during the 2010-2016 period and alleges that such customers were harmed as a result of the Company’s relationship and use of Effex Capital, LLC (“Effex”) as a liquidity provider. The class action was filed in the U.S. District Court for the Southern District of New York and alleges, among other things, breach of contract and breach of fiduciary duty by US and other related claims against the Company, Holdings, Dror Niv, William Ahdout, and Effex and its principal. On August 3, 2017, the district court entered an order staying the matter with respect to the claims against the Company, Holdings, Dror Niv and William Ahdout pending resolution of an individual arbitration proceeding by the customer. A similar class action asserting substantially the same claims was filed by another customer on June 21, 2017. These two actions have been consolidated and are stayed pending resolution of individual arbitration. The Company and other named Global Brokerage defendants intend to vigorously defend against the claims asserted against them by these customers.

ARTICLE IV.

EVENTS LEADING TO THE SOLICITATION

4.1	Events Leading to the Solicitation.

GLBR is a holding company with limited business operations. Its primary asset is its ownership of limited liability company membership interests in Holdings, which represent 74.5% of the outstanding Class A membership interests in Holdings.

Holdings is also a holding company with limited business operations. Holdings’ primary asset is its ownership of limited liability company interests in FXCM, which represent 50.1% of the Class A membership interests in FXCM. The FXCM Agreement sets forth the economic and governance rights of FXCM’s members, including Holdings. The FXCM Agreement provides for an allocation of distributions and sales proceeds under a waterfall provision pursuant to which the economic interests of Holdings are effectively less than 50.1%.

The FXCM Entities are operating companies who provide online foreign exchange (forex) trading, CFD trading, spread betting and related services. Neither Holdings, FXCM or any FXCM Entity is or is expected to be a debtor under the Bankruptcy Code nor has any obligation with respect to the Existing Notes.

GLBR derives all of its revenue from distributions and payments made by Holdings to it. Holdings derives all of its revenue from distributions and payments made by FXCM to Holdings. FXCM is an operating company whose revenues are used to pay expenses incurred in its operations, to maintain required regulatory reserves, to maintain margin deposits with liquidity providers, to pay debt service and for other corporate purposes of FXCM. Excess revenues are available for distribution to members of FXCM, including Holdings. Holdings has no source of revenues other than from distributions and payments made by FXCM to it, and in turn, GLBR has no source of revenue other than from distributions and payments made by Holdings to GLBR.

GLBR’s Class A common stock trades on the NASDAQ under the symbol “GLBR.” On May 2, 2017, NASDAQ notified GLBR that, for the prior thirty (30) consecutive business days, the market value of GLBR’s publicly held shares was less than $15.0 million, and as a result, GLBR did not meet the requirement for continued listing under NASDAQ’s listing rules. NASDAQ further notified GLBR that the market value of GLBR’s Class A common stock must exceed $15.0 million for ten (10) consecutive business days between May 2, 2017 and October 30, 2017 to avoid such stock being delisted by NASDAQ.

The market value of GLBR’s Class A common stock did not exceed $15.0 million for ten (10) consecutive business days between May 2, 2017 and October 30, 2017. On November 6, 2017, NASDAQ provided written notice to GLBR that its Class A common stock would be delisted effective November 15, 2017. Upon GLBR’s application, NASDAQ has approved GLBR’s shares to trade on a different NASDAQ exchange tier, NASDAQ Capital Market, through the end of calendar year 2017.

Although GLBR shares will be traded on NASDAQ Capital Market through the end of calendar year 2017, the failure of GLBR to remain listed on NASDAQ Global Market is a “Fundamental Change,” under the Existing Notes Indenture, which will result in each holder of the Existing Notes having the right, at such holder’s option, to require GLBR to purchase for cash all of such holder’s Existing Notes at a purchase price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest. GLBR does not have sufficient funds to repurchase the Existing Notes should one or more of the holders require repurchase. The failure to satisfy the repurchase obligations constitutes an event of default under the Existing Notes Indenture.

GLBR is also obligated to make a scheduled interest payment to Holders of the Existing Notes on December 15, 2017, subject to a thirty (30) day grace period. GLBR does not have and does not anticipate having sufficient liquidity to make the December 15, 2017 interest payment. Absent a waiver or forbearance from the Holders of the Existing Notes, the failure by GLBR to make this interest payment could result in the acceleration of the maturity of the Existing Notes after a 30-day grace period. GLBR does not currently have sufficient liquidity, nor does it anticipate having sufficient liquidity on or before January 14, 2018, to repay the Existing Notes in full if the Holders of the Existing Notes elected to accelerate the maturity of the Existing Notes.

The Existing Notes mature by their own terms in June 2018. GLBR does not have sufficient funds and does not anticipate having sufficient funds to repay the Existing Notes at maturity. GLBR does not believe that it will be able to refinance the Existing Notes prior to maturity, other than on the terms set forth in the Plan.

In light of the delisting notice received from NASDAQ, the impending December 15, 2017 interest payment and the impending June 2018 maturity of the Existing Notes, GLBR engaged the Plan Support Parties in arms’ length negotiations regarding a potential restructuring of GLBR’s obligations under the Existing Notes. Those negotiations resulted in the execution of the Support Agreement, which established the framework and agreements necessary to proceed with the Plan.

The Plan provides for the following:

●	Issuance of new notes to replace the Existing Notes. The New Notes have a five-year maturity, are secured, will be guaranteed by Holdings, lack a conversion feature, and contain certain additional covenants as more fully described therein;

●	Amendment of the limited liability company agreement of Holdings to provide the holders of the New Notes with additional contractual protections;

●	Amendment of the limited liability company agreement of FXCM to provide for certain permitted payments to fund certain cash interest payments on the New Notes and to ensure certain funds for anticipated expenses of GLBR;

●	Amendment of the Leucadia Credit Agreement to extend the maturity of the Leucadia Credit Agreement from January 2018 to January 2019 to enhance the prospects for a refinancing of the facility, mitigating a risk to the ongoing financial viability of FXCM and in turn the financial viability of Holdings and GLBR.

●	Third-party releases for parties to the Support Agreement, which were required to induce such parties to grant the concessions provided for in the Plan and the Plan Documents.

●	No impairment of the interest held by equityholders in GLBR.

To implement the restructuring, the Company is soliciting votes from Holders of Existing Notes Claims to accept or reject the Plan.

GLBR expects to file a voluntary proceeding under chapter 11 of the Bankruptcy Code, and request that the Bankruptcy Court approve the Plan. If the Bankruptcy Court approves the Plan, GLBR can exit bankruptcy once it satisfies all conditions to the effectiveness of the Plan and can then emerge from bankruptcy with the New Notes having a five-year maturity.

4.2	The Support Agreement.

Pursuant to the Support Agreement, the Plan Support Parties have agreed to, among other things, vote (as applicable) all of their Claims against the Debtor in favor of the Plan, to support the terms of the Plan and to take all reasonable actions necessary and appropriate to consummate the Plan in a timely manner, so long as certain restructuring milestones set forth in the Support Agreement are met. Such milestones include a deadline for consummation of the Plan by February 12, 2018, as may be further extended with the consent of the Plan Support Parties.

(a)	Additional Agreements.

Each of the parties to the Support Agreement has agreed that, unless the Support Agreement is terminated in accordance with the terms thereof, it will not take any action that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Plan, and not directly or indirectly propose, support, solicit, encourage or participate in the formulation of any restructuring for GLBR other than the Plan.

GLBR has agreed that it will: (1) issue the New Notes, (2) duly execute and deliver all Transaction Documents to which GLBR is party and take necessary steps to give effect to and make legal, valid, and binding such Transaction Documents, and (3) in its capacity as sole managing member of Holdings, cause Holdings to (w) issue Holdings’ Guarantee (as defined in the New Notes Indenture), (x) execute and deliver the Transaction Documents to which Holdings is party, and (y) take necessary steps make legal, valid, and binding such Transaction Documents and give effect to the Noteholder Protections therein.

(b)	Fiduciary Duties.

Nothing in the Support Agreement shall require GLBR or its board of directors to breach any fiduciary obligations it has under applicable law, and to the extent that such fiduciary obligations require GLBR or its board of directors to terminate its obligations under the Support Agreement, it may do so without incurring any liability to the Plan Support Parties.

4.3	Funding for the Plan.

Pursuant to the FXCM Agreement and the Leucadia Credit Agreement, FXCM will be permitted to distribute cash to Holdings in the amount necessary to pay cash interest payments on New Notes, on the next interest payment date for the New Notes, at a rate of 2.25% interest payments on the lesser of (1) $172,500,000.00 aggregate principal amount of the New Notes and (2) the original aggregate principal amount of the New Notes that remains outstanding as of such time, after giving effect to any redemptions, repurchases, acquisitions or retirements (in connection with any Sinking Fund auction or otherwise), and without giving effect to the issuance of any PIK interest notes. Redemptions, repurchases, acquisitions or retirements of the New Notes shall reduce the original $172,500,000.00 principal balance before reducing any PIK interest notes. Such distributions will not require FXCM to make any corresponding distributions to LUK-FX Holdings, LLC pursuant to the FXCM Agreement or to repay any outstanding indebtedness under the Leucadia Credit Agreement.

Pursuant to the Support Agreement, the FXCM Agreement and the Leucadia Credit Agreement, FXCM will pay to Holdings on one or more occasions amounts not to exceed an amount that equals $5 million minus any Payments (as defined in the consent and waiver, dated as of May 8, 2017, by and among Leucadia, GLBR, Holdings, FXCM and the other parties thereto (the “Restructuring Consent”)) paid by FXCM to Holdings pursuant to the Restructuring Consent prior to the date hereof, in the aggregate (the “Initial Restructuring Payments”), solely to enable Holdings to pay the amount of such Initial Restructuring Payments to GLBR to enable GLBR to pay fees and expenses of legal and financial advisors engaged by GLBR or related expenses in connection with the contemplated restructuring of the Existing Notes and related transactions (including, for the avoidance of doubt, GLBR’s obligations under the Fee Letters (as defined in the Support Agreement) and premiums under its D&O Insurance policies) (collectively, the “Restructuring Expenses”). Pursuant to Section 6.4(b) of the FXCM Agreement, any Initial Restructuring Payments paid by FXCM to Holdings are “Restricted Payments” (as defined in the FXCM Agreement) and, therefore, entitle Leucadia to receive an amount of cash approximately equal to such distribution pursuant to Section 6.4(b) of the FXCM Agreement. In lieu of FXCM paying to Leucadia such amounts in cash pursuant to Section 6.4(b) of the FXCM Agreement, such cash shall be retained by and loaned to FXCM and the amount thereof shall increase the principal amount of “Loans” (as defined in the Leucadia Credit Agreement) outstanding under the Leucadia Credit Agreement in an amount equal to the amount of such Initial Restructuring Payments. In addition, FXCM shall pay an amount not to exceed an additional $2,000,000 in the aggregate to Holdings, solely to enable Holdings to pay the amount of such distributions to GLBR to enable GLBR to pay Restructuring Expenses (the “Additional Restructuring Payments” and, together with the Initial Restructuring Payments, the “Restructuring Payments”). After payment by FXCM of all Initial Restructuring Payments, distributions of the Additional Restructuring Payments from FXCM to Holdings shall not result in any increase to the “Loans” outstanding under the Leucadia Credit Agreement.

Additionally, if the Plan is confirmed, pursuant to the FXCM Agreement and the Leucadia Credit Agreement, FXCM will be permitted to distribute cash to Holdings to pay ordinary course expenses of GLBR and Holdings not to exceed $1.0 million annually, subject to certain exceptions that exceed the $1.0 million annual cap. Moreover, if the Plan is confirmed, FXCM will upon written request by Holdings pay on one or more occasions amounts not to exceed $6 million in the aggregate (“Additional Expense Payments”), solely to enable Holdings to pay restructuring expenses in excess of the Restructuring Expenses paid by GLBR with the proceeds of the Restructuring Payments and other expenses (“Additional Expenses”). Pursuant to Section 6.4(b) of the FXCM Agreement, any Additional Expense Payments paid by FXCM to Holdings are “Restricted Payments (as defined in the FXCM Agreement) and, therefore, entitle Leucadia to receive an amount of cash approximately equal to such distribution pursuant to Section 6.4(b) of the FXCM Agreement. In lieu of FXCM paying to Leucadia such amounts in cash pursuant to Section 6.4(b) of the FXCM Agreement, such cash will be retained by and loaned to FXCM and the amount thereof will increase the principal amount of “Loans” (as defined in the Leucadia Credit Agreement) outstanding under the Leucadia Credit Agreement in an amount equal to the amount of such Additional Expense Payments.

ARTICLE V.

REASONS FOR THE SOLICITATION

GLBR is pursuing a restructuring through solicitation and confirmation of the Plan to enable GLBR to restructure its obligations under the Existing Notes by effecting an exchange of such notes for new notes with an extended maturity. As of November 10, 2017, GLBR has approximately $172,500,000 million of long term indebtedness outstanding, which has accrued but unpaid interest in the amount of $1,563,302. Further, GLBR had approximately $24,700.00 of cash on hand.

GLBR expects that the Plan, if successfully confirmed, will extend the maturity of GLBR’s long- term indebtedness by approximately five years upon consummation of the Plan. Following the consummation of the Plan, GLBR projects that it will have approximately $30,000.00 in cash on its balance sheet and a commitment to distribute up to $6 million. However, there can be no assurance actual results will comport materially with GLBR’s projections.

Chapter 11 of the Bankruptcy Code provides that unless the terms of section 1129(b) of the Bankruptcy Code are satisfied, for the Bankruptcy Court to confirm the Plan as a consensual plan, the Holders of impaired Claims against, and Interests in, GLBR in each Class of impaired Claims and Interests must accept the Plan by the requisite majorities set forth in the Bankruptcy Code. For a class of impaired claims to accept the Plan, section 1126 of the Bankruptcy Code requires acceptance by (i) Holders of claims that hold at least two-thirds in dollar amount and (ii) more than one-half in number of Holders of claims of such class who vote on the Plan. An impaired class of interests is deemed to accept a plan of reorganization if Holders of at least two-thirds in amount of the allowed interests in such class who actually cast ballots vote to accept the plan.

In the event that the Plan does not receive sufficient votes for confirmation, GLBR would likely commence a chapter 7 or chapter 11 case on terms other than as contemplated by the Plan. If GLBR commences such a bankruptcy filing, Holders of the Existing Notes Claims may receive consideration that is substantially less than what is being offered under the Plan, or, under certain circumstances, no recovery at all.

GLBR believes that a bankruptcy filing (other than pursuant to the Plan) could result in recoveries to its creditors substantially below those expected to result from the Plan, and could materially adversely affect its business and prospects. As a result, GLBR is pursuing solicitation of the Plan because it believes that the Plan is superior to any existing alternative. For all of these reasons, GLBR’s board of directors supports the Plan and urges the Holders of Existing Notes Claims to accept and support it.

ARTICLE VI.
THE PLAN

6.1	Anticipated Events in a Chapter 11 Case.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, a debtor may remain in possession of its assets, continue to manage its business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties-in-interest. The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of a debtor in its property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the Bankruptcy Court orders the appointment of a trustee. The commencement of a chapter 11 case also triggers the automatic stay provisions of section 362 of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

Pursuant to section 1102 of the Bankruptcy Code, upon the commencement of a chapter 11 case, the Office of the United States Trustee (the “U.S. Trustee”) is required to appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of equity security Holders as the U.S. Trustee deems appropriate. However, it is not uncommon for the U.S. Trustee to not appoint a creditors’ committee in cases where solicitation of a Plan has been conducted before the Petition Date and Holders of unsecured claims are unimpaired.

Pursuant to section 1103 of the Bankruptcy Code, a committee appointed under section 1102 of the Bankruptcy Code may:

●	consult with the trustee or debtor in possession concerning the administration of the chapter 11 case;

●	investigate the acts, conduct, assets, liabilities and financial condition of the debtor, the operation of the debtor’s business and the desirability of the continuance of such business and any other matter relevant to the case or to the formulation of a plan;

●	participate in the formulation of a plan, advise those represented by such committee of such committee’s determinations as to any plan formulated and collect and file with the court acceptances or rejections of a plan;

●	request the appointment of a trustee or examiner under section 1104 of the Bankruptcy Code;and

●	perform such other services as are in the interest of those represented by the committee.

Further, pursuant to section 1109(b) of the Bankruptcy Code, upon the commencement of the chapter 11 case, any party-in-interest, including the debtor, a creditors’ committee, an equity security Holders’ committee, a creditor, an equity security holder or any indenture trustee may raise and may appear and be heard on any issue in the chapter 11 case.

6.2	Summary of Distributions Under the Plan.

If the Plan is confirmed by the Bankruptcy Court, each Holder of an Allowed Claim or Allowed Interest in a particular Class will receive the same treatment as the other Holders in the same Class of Claims or Interests, whether or not such Holder voted to accept the Plan, unless such Holder agrees to accept less favorable treatment by settlement or otherwise. Moreover, upon confirmation, the Plan will be binding on all of the Debtor’s creditors and equity Holders regardless of whether such creditors or equity Holders voted to accept the Plan. Such treatment will be in full satisfaction, release and discharge of and in exchange for such Holder’s Claims against, or Interests in, the Debtor, except as otherwise provided in the Plan.

(a)	Treatment of Unclassified Claims.

The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims, Priority Tax Claims and Professional Fee Claims as set forth below.

(1)	Administrative Claims.

Under the Plan, Administrative Claims include any Claim for costs and expenses of administration of the Debtor’s Estate pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, other than a Professional Fee Claim, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the business of the Debtor; and (b) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to sections

503(b)(3), (4), and (5) of the Bankruptcy Code. Except with respect to Administrative Claims that are Professional Fee Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Case or a Holder of an Allowed Administrative Claim and the Debtor agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the unpaid portion of its Allowed Administrative Claim on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtor’s businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

(2)	Priority Tax Claims.

Under the Plan, Priority Tax Claims include any Claim by a Governmental Unit of the kind specified in sections 502(i) or 507(a)(8) of the Bankruptcy Code. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

(b)	Treatment of Classified Claims.

The following describes the Plan’s classification of the Claims and Interests that are required to be classified under the Bankruptcy Code and the treatment each Holder of Allowed Claims or Allowed Interests will receive for such Claims or Interests:

(1)	Class 1 — Other Priority Claims.

The Claims in Class 1 consist of Other Priority Claims against the Debtor.

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent a Holder of an Allowed Other Priority Claim has already been paid during the Chapter 11 Case or such Holder of an Allowed Other Priority Claim, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim.

Voting: Class 1 is Unimpaired. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim will not be entitled to vote to accept or reject the Plan.

(2)	Class 2 — Other Secured Claims.

Class 2 consists of Other Secured Claims against the Debtor.

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Secured Claim has already been paid during the Chapter 11Case or such Holder, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtor, with the consent of the Required Consenting Noteholders and Leucadia: (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Secured Claim; (ii) delivery of the collateral securing such Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim in accordance with Section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for Reinstatement), and/or such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code or (iv) other treatment, as decided by the Debtor and the Holder of an Other Secured Claim to their mutual satisfaction, such that the Other Secured Claim shall be rendered Unimpaired. Any cure amount that the Debtor may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated Other Secured Claim or any distributions due pursuant to clause (i) or (iv) above shall be paid or made, as applicable, either on or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such Other Secured Claim becomes Allowed; (3) the date on which such Other Secured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtor or Reorganized Debtor, as applicable.

The failure of the Debtor or any other party in interest to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is Reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable) when and if such Claim is sought to be enforced.

Voting: Class 2 is Unimpaired. Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim will not be entitled to vote to accept or reject the Plan.

(3)	Class 3 — Existing Notes Claims.

Class 3 consists of Existing Notes Claims against the Debtor.

Allowance: The Existing Notes Claims shall be allowed in the aggregate principal amount of $172,500,000.00, plus any accrued but unpaid interest due under the terms of the Existing Notes Indenture as of the Petition Date.

Treatment: On the Effective Date, all of the Existing Notes shall be cancelled and discharged, and except to the extent that a Holder of an Allowed Existing Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Existing Notes Claim, each Holder of an Allowed Existing Notes Claim shall receive its pro rata share of the New Notes. The terms and conditions of the New Notes are fully set forth in the New Notes Indenture.

Voting: Class 3 is Impaired. Each Holder of an Allowed Existing Notes Claim will be entitled to vote to accept or reject the Plan.

(4)	Class 4 — General Unsecured Claims.

Class 4 consists of General Unsecured Claims against the Debtor.

Treatment. On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed General Unsecured Claim has already been paid during the Chapter 11 Case or such Holder, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, at the option of the Debtor, with the consent of the Required Consenting Noteholders and Leucadia: (i) payment in full, in Cash, of the unpaid portion of its Allowed General Unsecured Claim; (ii) Reinstatement of its Allowed General Unsecured Claim in accordance with Section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for Reinstatement), (iii) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code, or (iv) other treatment, as decided by the Debtor and the Holder to their mutual satisfaction, such that the General Unsecured Claim shall be rendered Unimpaired. Any cure amount that the Debtor may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated General Unsecured Claim or any distributions due pursuant to clause (i) or (iv) above shall be paid or made, as applicable, either on or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such General Unsecured Claim becomes Allowed; (3) the date on which such General Unsecured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtor or Reorganized Debtor, as applicable. The failure of the Debtor or any other party in interest to file an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is Reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable) when and if such Claim is sought to be enforced.

Voting: Class 4 is Unimpaired. Each Holder of a General Unsecured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

(5)	Class 5 — Intercompany Claims

Class 5 consists of all Intercompany Claims.

Treatment: On the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtor or the Reorganized Debtor, as applicable, with the reasonable consent of the Required Consenting Noteholders and Leucadia.

Voting: Class 5 is Unimpaired. Each Holder of an Intercompany Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

(6)	Class 6—Other Subordinated Claims

Class 6 consists of all Other Subordinated Claims

Treatment: As of the Effective Date, litigation asserting Other Subordinated Claims shall be permitted to proceed, and any Claims or causes of action covered thereby shall not be affected or discharged by virtue of the Chapter 11 Case.

Voting: Class 6 is Unimpaired. Each Holder of an Other Subordinated Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

(7)	Class 7 —Interests.

Class 7 consists of all Interests.

Treatment: To preserve the Debtor’s corporate structure, on the Effective Date, all Interests shall remain unaffected and the Holders thereof shall retain all legal, equitable and contractual rights to which Holders of such Interest are otherwise entitled.

Voting: Class 7 is Unimpaired. Each Holder of an Interest in GLBR will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

6.3	Settlement.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, and all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or Holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtor. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties-in-interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

6.4	Post-Confirmation Capital Structure of the Reorganized Debtor.

(a)	The New Notes

The New Notes shall be issued in an aggregate principal amount equal to the aggregate principal amount of the Existing Notes plus accrued and unpaid interest as of the Petition Date. The New Notes shall mature five years after the Effective Date of the Plan and shall accrue interest at 7.00% per annum. Certain of the interest payments are subject to being paid in kind if cash at GLBR is insufficient to satisfy interest payments owed to the holders of the New Notes. It is anticipated that certain interest payments will, in fact, be paid in kind. GLBR will pledge all of its assets to secure the obligations under the New Notes. The New Notes will not have a “convertible” feature similar to the Existing Notes.

The New Notes will have covenants that place restrictions on GLBR and Holdings to (among other things): enter transactions with its affiliates; sell assets or merge or consolidate with a third party; incur additional debt; grant liens; and engage in sale leaseback transactions. Holdings will issue a guarantee of payment of the New Notes and pledge all of its assets to secure the obligations under the guarantee. Those security interests and guarantee will be subordinated to the security interests and liens in Holdings’ assets previously granted to secure the obligations of Holdings under the Leucadia Credit Agreement.

The New Notes Indenture will also provide that distributions made to Holdings (net of payment of reasonable expenses) in excess of interest payments and Minimum Reserve Cash will be contributed to the Sinking Fund. Minimum Reserve Cash shall not exceed one semi-annual interest payment ($6.0375 million), plus $250,000.00. Holdings or the Company will use funds available in the Sinking Fund to run a quarterly reverse Dutch auction to repurchase as many of the New Notes as possible at market prices at, or below, par.

For the sake of clarity, neither FXCM nor its subsidiaries (i.e., the FXCM Entities) have any obligations under, nor are they issuers or guarantors of, the New Notes.

(b)	Amendment to Holdings LLC Agreement

The Holdings LLC Agreement will be amended to provide for a Noteholder-designated special member of Holdings (the “Noteholder Designated Member”) whose affirmative vote will be required as a condition to Holdings agreeing to certain actions as summarized in the Term Sheet attached as Exhibit A to the Support Agreement (Exhibit 2) and subject to the terms reflected in the Holdings LLC Agreement attached as Exhibit B to the Plan (Exhibit 1) as ultimately implemented on the Effective Date. The identity of the Noteholder Designated Member shall be disclosed prior to the commencement of the Confirmation Hearing.

(c)	Amendment to FXCM Agreement

The FXCM Agreement shall be amended in conjunction with the Restructuring Transaction as summarized generally below and in the Term Sheet attached as Exhibit A to the Support Agreement (Exhibit 2) and subject to the terms reflected in the FXCM Agreement attached as Exhibit A to the Plan (Exhibit 1) as ultimately implemented on the Effective Date:

(1)	Revisions to FXCM Agreement Distributions Waterfall

The “Waterfall” provisions of Section 6.4 of the FXCM Agreement attached as Exhibit A to the Plan (Exhibit 1) will be amended to permit distributions from FXCM as follows:

Distributable Amount	Revised Waterfall

Repayment of Amounts due under the Leucadia Credit Agreement	100% Leucadia

Next $350 million	50.0% Leucadia / 50.0% Holdings

Next $600 million	90.0% Leucadia / 10.0% Holdings

All aggregate amounts thereafter	60.0% Leucadia / 40.0% Holdings

Provided that if any of the interest under the New Notes eligible to be classified as a Permitted Payment (as defined in the FXCM Agreement) has been paid-in-kind (a “Permitted Payment PIK Interest”), then the threshold shall be increased by an amount equal to the Permitted Payment PIK Interest divided by Holdings’ allocation under the first tranche of the waterfall, as adjusted for any potential management allocations.

(2)	FXCM Excess Cash Distribution Covenant

The FXCM Agreement will be amended to require mandatory, quarterly distributions of Group Excess Cash. The mechanics regarding these distributions are described more fully in the Term Sheet attached as Exhibit A to the Support Agreement (Exhibit 2) and subject to the terms reflected in Section 6.4(j) of the FXCM Agreement attached as Exhibit B to the Plan (Exhibit 1) as ultimately implemented on the Effective Date.

(3)	Additional FXCM Agreement Amendments

Additional amendments to the FXCM Agreement are described more fully in the Term Sheet attached as Exhibit A to the Support Agreement (Exhibit 2) and subject to the terms reflected in the FXCM Agreement attached as Exhibit B to the Plan (Exhibit 1) as ultimately implemented on the Effective Date.

(d)	Amendment to Leucadia Credit Agreement

The Leucadia Credit Agreement will be amended to extend the date of maturity by twelve (12) months to January 2019. Other amendments to the Leucadia Credit Agreement are summarized generally in the Term Sheet attached as Exhibit A to the Support Agreement (Exhibit 2) and subject to the terms reflected in the Leucadia Credit Agreement attached as Exhibit E to the Plan (Exhibit 1) as ultimately implemented on the Effective Date.

6.5	Means for Implementation.

(a)	General Settlement of Claims.

As discussed herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtor and its Estate. Distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final. The consent of the Required Consenting Noteholders, Leucadia, and FXCM is required regarding any agreement between the Debtor and any Holder of (i) Administrative Claims, (ii) Other Priority Claims, (iii) Other Secured Claims, (iv) Existing Notes Claims, and (v) General Unsecured Claims for treatment of such Claims pursuant to separate agreement or outside the ordinary course of dealing between the Debtor and such parties in interest, which consent shall not be unreasonably withheld.

(b)	Restructuring Transaction.

On or as of the Effective Date, the Distributions provided for under the Plan shall be effectuated pursuant to the following transactions (collectively, the “Restructuring Transaction”):

(i)          Pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other Interests, except as provided in the Plan, the New Notes Indenture, the other Plan Documents or the Confirmation Order. The Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein; all Interests shall remain unaffected as of the Effective Date;

(ii)         Reorganized GLBR shall enter into the New Notes Indenture, which shall be in the form set forth in Exhibit D to the Plan, and issue the New Notes, and Holdings shall execute its Guarantee (as defined in the New Notes Indenture);

(iii)        The Leucadia Credit Agreement shall be amended by that certain Second Amended and Restated Credit Agreement by and among Holdings, FXCM, and Leucadia, which shall be in the form set forth in Exhibit E to the Plan;

(iv)       The FXCM Agreement shall be amended by that certain Second Amended and Restated Limited Liability Company Agreement of FXCM Group, LLC, which shall be in the form set forth in Exhibit A to the Plan;

(v)        The operating agreement of Holdings shall be amended by that certain Fourth Amended and Restated Limited Liability Company Agreement of Global Brokerage Holdings, LLC, which shall be in the form set forth in Exhibit B to the Plan;

(vi)       The Debtor shall consummate the Plan by (1) making Distributions of Cash, and (2) entering into the New Notes Indenture;

(vii)      The releases provided for herein, which are an essential element of the Restructuring Transaction, shall become effective; and

(viii)     All Transaction Documents shall also be executed by the requisite Persons or Entities on the Effective Date.

(c)	Approval of the New Notes

The Confirmation Order shall constitute approval of the New Notes Issuance and the New Notes Documents (including all transactions contemplated thereby and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtor in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the Reorganized Debtor to enter into and perform its obligations under the New Notes Documents and such other documents as may be reasonably required or appropriate, in each case, in accordance with the New Notes Documents.

On the Effective Date, the New Notes Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtor, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Notes Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the liens and security interests to be granted in accordance with the New Notes Documents (a) shall be legal, binding, and enforceable liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Notes Documents, (b) shall be deemed automatically attached and perfected on the Effective Date, subject only to such liens and security interests as may be permitted under the New Notes Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtor and the Entities granted such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish, attach, and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtor, the Reorganized Debtor, or the Indenture Trustee that are necessary to cancel and/or extinguish such liens and/or security interests.

(d)	Corporate Action.

Subject to any restructuring transaction as permitted under Article IV.B, the Debtor shall continue to exist after the Effective Date as a separate corporation with all the powers of a corporation pursuant to laws of the state of Delaware and pursuant to the certificates of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation or bylaws are amended by or in connection with the Plan or otherwise, and, to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

The Organizational Documents of the Debtor in effect prior to the Effective Date shall remain in effect on the Effective Date. The certificate of incorporation of the Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code. On or immediately prior to the Effective Date, the Debtor or Reorganized Debtor, as applicable, in its capacity as the sole managing member of Holdings, shall cause Holdings to execute the Holdings LLC Agreement to, among other things, effectuate the Noteholder Protections.

The adoption of any new or amended and restated certificate of incorporation and by-laws of the Reorganized Debtor and the other matters provided for under the Plan involving the corporate or entity structure of the Debtor or the Reorganized Debtor, or corporate action to be taken by or required of the Debtor or the Reorganized Debtor, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by members, stockholders or directors of the Debtor or the Reorganized Debtor, as the case may be. Without limiting the foregoing, the Reorganized Debtor shall be authorized, without any further act or action required, to issue all New Notes and any instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction and to undertake any action or execute and deliver any document contemplated under the Plan. The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for the Debtor and the Reorganized Debtor to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in Section 7.2 of the Plan, and no board, member or shareholder vote shall be required with respect thereto.

(e)	Effectuating Documents and Further Transactions.

The Debtor or the Reorganized Debtor, as applicable, may take all actions to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtor, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant hereto. The secretary and any assistant secretary of the Debtor shall be authorized to certify or attest to any of the foregoing actions. Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors, or members of the Debtor shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers, or partners of the Debtor, or the need for any approvals, authorizations, actions or consents.

(f)	Non-Reporting Company.

Following the Effective Date and in accordance with the Securities Act and any other applicable securities laws, GLBR shall be a non-SEC reporting company; provided that the Reorganized Debtor will provide quarterly reports and other specified information to holders of the New Notes pursuant to the New Notes Indenture.

(g)	Intercompany Claims and Interests.

On the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtor or the Reorganized Debtor, as applicable, with the reasonable consent of the Required Consenting Noteholders and Leucadia.

(h)	Managers and Officers of the Reorganized Debtor.

As of the Effective Date, the employee of the Debtor will remain employed by the Reorganized Debtor on the same terms and conditions as existed as of the Effective Date, to assist the Reorganized Debtor with the administration of the Estate and business of the Reorganized Debtor. Notwithstanding the foregoing, and for the avoidance of doubt, any employment agreements governing the employment of such Person with the Debtor shall be deemed assumed as of the Effective Date in accordance with Section 9.1 of the Plan.

(i)	Directors of the Reorganized Debtor.

The directors and officer(s) of the Reorganized Debtor shall be identified in the Plan Supplement.

To the extent any director or officer of the Reorganized Debtor is an “insider” of the Debtor as defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will be disclosed in the Plan Supplement.

Following the occurrence of the Effective Date, the board of directors of the Reorganized Debtor may be replaced by such individuals as are selected in accordance with the Organizational Documents of the Reorganized Debtor.

The Reorganized Debtor shall continue to be the managing member of Holdings after the Effective Date.

(j)	Reinstatement of Tax Receivable Agreement

As provided for in the Plan, the Confirmation Order shall contain a finding that the TRA shall be reinstated and/or assumed in its entirety, that there has been no Change of Control (as defined in the TRA) and the obligations of GLBR thereunder shall be obligations of Reorganized GLBR following the Effective Date.

(k)	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article IX of the Plan and as otherwise set forth in the Plan, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtor pursuant to the releases and exculpations contained in the Plan, including Article IX or as otherwise set forth in the Plan. The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. For the avoidance of doubt, no Cause of Action against Leucadia may be preserved by the Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action against it. The Debtor or the Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article IX of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or the Effective Date.

The Reorganized Debtor reserves and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Case or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtor may hold against any Entity shall vest in the Reorganized Debtor, except as otherwise expressly provided in the Plan, including Article IX of the Plan. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

(l)	General Distribution Mechanics.

A.        Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, the Reorganized Debtor shall make distributions under the Plan on account of Claims in Class 3 on the Effective Date and on account of all other Claims Allowed before the Effective Date on the Effective Date, as soon as practicable thereafter, or as otherwise provided herein.

B.        Disputed Unsecured Claims Reserves

From and after the Effective Date, and until such time as all Disputed General Unsecured Claims have been compromised and settled or determined by order of the Bankruptcy Court, for the benefit of each Holder of such claims, Cash shall be reserved in an amount equal to lesser of (a) the amount of the timely filed Proofs of Claim asserting General Unsecured Claims not otherwise resolved prior to the Effective Date; (b) the amount in which the General Unsecured Claims shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim; and (c) such other amount as may be agreed upon by the Holder of such General Unsecured Claims and the Reorganized Debtor. Any amount of Cash reserved and held for the benefit of a Holder of a Disputed General Unsecured Claim shall be treated as a payment and reduction on account of such General Unsecured Claim for purposes of computing any additional amounts to be paid to such Holder if the General Unsecured Claim ultimately becomes an Allowed Claim. Such amount of Cash shall be reserved for the benefit of Holders of Claims who timely filed and served Proofs of Claim pending determination of their entitlement thereto under the terms of the Plan. No payments or distributions shall be made with respect to all or any portion of any Disputed General Unsecured Claim pending the entire resolution thereof by Final Order.

Any amount remaining in the reserve being held for the benefit of Disputed Other General Unsecured Claims after reconciliation of all General Unsecured Claims asserted against the Debtor shall be retained by the Reorganized Debtor.

C.        Distributions on Account of Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of a Disputed Claim that becomes an Allowed Claim after the Effective Date shall be made promptly after the Disputed Claim becomes an Allowed Claim. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. In the event that there are Disputed Claims requiring adjudication and resolution, the Reorganized Debtor shall establish appropriate reserves for potential payment of such Claims, as described above.

D.        Delivery and Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Debtor or the Reorganized Debtor, as applicable shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtor’s records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Debtor or the Reorganized Debtor, as applicable; and provided further, that the address for each Holder of an Allowed Claim shall be the address set forth in any Proof of Claim filed by that Holder.

2.	Issuance of New Notes to Holders of Allowed Existing Notes Claims

The Existing Notes Indenture Trustee shall be deemed to be the Holder of all Existing Notes Claims, as applicable, for purposes of the issuance of the New Notes to be made hereunder, and all distributions of the New Notes on account of such Existing Notes Claims shall be made to or on behalf of the Existing Notes Indenture Trustee. The Existing Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Existing Notes Claims, as applicable. The Existing Notes Indenture Trustee shall arrange to deliver or direct the delivery of such distributions of the New Notes to or on behalf of such Holders of Allowed Existing Notes Claims on the Effective Date. Notwithstanding anything in the Plan to the contrary, and without limiting the release provisions of the Plan, the Existing Notes Indenture Trustee shall not have any liability to any person with respect to distributions made or directed to be made by the Existing Notes Indenture Trustee.

3.	Fractional Distributions.

Notwithstanding anything contained herein to the contrary, no distributions of fractional New Notes or fractions of dollars shall be made hereunder on account of Claims or Interests, and for purposes of distribution hereunder on account of such Claims or Interests, fractional shares and fractions of dollars (whether in the form of New Notes or Cash) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half dollar to be rounded down).

4.	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions under the Plan in excess of the Allowed amount of such Claim.

(m)	Withholding Taxes.

Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes. Notwithstanding any other provision of the Plan, each Holder of an Allowed Claim that is to receive a Distribution of Cash or New Notes pursuant to the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution.

(n)	Exemption from Certain Transfer Taxes and Recording Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from the Debtor to the Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtor or the Reorganized Debtor; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

(o)	Exemptions from Securities Laws.

The issuance of and the distribution under the Plan, of the New Notes and the Guarantee thereof by Holdings shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. Pursuant to section 1145 of the Bankruptcy Code, the New Notes will be freely transferable by the recipients thereof any may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemptions provided by section 4(a)(1) of the Securities Act, unless the Holder is an “underwriter” with respect to New Notes, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(p)	Setoffs and Recoupments.

The Debtor and the Reorganized Debtor may withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any Claims, Interests, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the Holder of any such Allowed Claim. In the event that any such Claims, Interests, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of any adjudicated or resolved Claims, Interests, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such Claims, Interests, rights, and Causes of Action that the Debtor or the Reorganized Debtor may possess against any such Holder, except as specifically provided herein.

(q)	Insurance Preservation and Proceeds.

Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

(r)	No Change of Control.

Except as otherwise expressly provided by order of the Bankruptcy Court, none of (i) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Case, (ii) the distribution of the New Notes pursuant to the Plan or (iii) consummation of the Restructuring Transaction or any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, the Debtor.

6.6	Discharge.

(a)	Scope.

Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtor, its assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtor shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim or whether the Holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any Holder of such Claim or Interest shall be precluded from asserting against the Debtor, the Reorganized Debtor or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

(b)	Injunction.

In accordance with section 524 of the Bankruptcy Code, the discharge provided by Article IX.I of the Plan and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims, liens and Interests discharged hereby.

(c)	Releases of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III of the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

(d)	Replacement of Existing Notes Indenture.

The Existing Notes (including any related indenture, security and guarantee agreements, or other agreements) shall be replaced by the New Notes (including any related indenture, security and guarantee agreements, or other agreements) on the Effective Date, provided, however, the Existing Notes Indenture shall continue in effect solely for purposes of allowing the Existing Notes Trustee to make the Distributions to be made on account of the Existing Notes.

6.7	Vesting of Assets in the Reorganized Debtor.

Except as otherwise provided in the Plan or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in the Estate, all Causes of Action, and any property acquired by the Debtor pursuant to the Plan shall vest in the Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

6.8	Survival of Certain Indemnification Obligations.

The obligations of the Debtor to indemnify individuals who serve or served on or after the Petition Date as its directors, officers, agents, employees, representatives, and the Debtor’s Retained Professionals pursuant to the Debtor’s operating agreements, certificates of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and the Debtor’s Retained Professionals, based upon any act or omission related to service with, for, or on behalf of the Debtor on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be expanded, discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtor regardless of such confirmation, consummation and reorganization, and regardless of whether the underlying claims for which indemnification is sought are released pursuant to the Plan.

6.9	Release, Injunction and Related Provisions.

Under the Plan, the Debtor and the other Releasing Parties will provide releases to certain third parties. The releases of these third parties is a fundamental and necessary part of the bargained-for exchange by the Plan Support Parties to obtain, among other things, the concessions made by Leucadia, FXCM, Holdings and the Consenting Noteholders in the Transaction Documents, including the Plan and the New Notes.

A “D&O Releasee” means the current and former directors, officers and employees of the Debtor. Notwithstanding anything to the contrary in the Plan, no Claim held by the D&O Releasees shall be released to the extent that such Claim must be preserved in order to prosecute and maintain coverage under all applicable D&O Liability Insurance Policies maintained by or for the benefit of the D&O Releasees; provided, however, that any such Claim shall only be used to obtain the benefits of such insurance.

A “Released Party” means, collectively, (a) the Debtor and Reorganized Debtor; (b) Holdings, (c) the D&O Releasees; (d) Leucadia; (e) the Consenting Noteholders; (f) the Indenture Trustee; (g) FXCM; and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals (including the Retained Professionals), and such entities’ respective heirs, executors, estates, servants and nominees, in each case, solely in their capacity as such; provided, however, that any Person or Entity that votes to reject the Plan shall not be a Released Party.

A “Releasing Party” means, collectively, in each case, solely in their capacity as such, (a) the Debtor and Reorganized Debtor; (b) Holdings; (c) the D&O Releasees; (d) Leucadia; (e) the Consenting Noteholders; (f) the Indenture Trustee; (g) FXCM; and (h) all Holders of Claims who vote to accept the Plan.

(a)	Satisfaction of Claims and Interests.

The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests.

(b)	Debtor Releases.

Notwithstanding anything to the contrary herein, the “Debtor Release” shall not operate to waive or release any Causes of Action of the Debtor that the Board of Directors of the Debtor determines, after investigation, should be excluded from this “Debtor Release” and all rights of the Debtor and the Board of Directors to make changes to the terms of the Debtor Release hereby are reserved as of the date of the filing of the Plan; provided, however, that the foregoing shall not apply to any release of Claims or Causes of Action granted in favor of (a) Leucadia, (b) the Consenting Noteholders, (c) Holdings or (d) FXCM, and with respect to each of the foregoing entities in clauses (a) through (d), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case, solely in their capacity as such.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the concessions made as set forth in the Definitive Documents, the service of the Released Parties in facilitating the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Debtor, the Reorganized Debtor, and any Person seeking to exercise the rights of the Estate, including, any successor to the Debtor or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtor, the Reorganized Debtor, the Estate, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtor; (ii) the Estate; (iii) the conduct of the Debtor’s business; (iv) the Chapter 11 Case; (v) the purchase, sale, or rescission or the purchase or sale of any security of the Debtor or the Reorganized Debtor; (vi) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan; (vii) the Leucadia Credit Agreement, the FXCM Agreement, and any of the agreements, documents, or transactions that in any way relate to such agreements; (viii) the business or contractual arrangements between the Debtor and any Released Party; (ix) the restructuring of Claims and Interests prior to or in the Chapter 11 Case; or (x) the negotiation, formulation, or preparation of the Support Agreement, the Definitive Documents, or related agreements, instruments, or other documents; and resulting from any act or omission, transaction, or occurrence taking place on or before the Effective Date of the Plan; provided, that, nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

Notwithstanding anything to the contrary herein, the “Debtor Release” shall not operate to waive or release: (1) any Causes of Action, rights or remedies of the Debtor arising under any contract, instrument, agreement, release, or document delivered pursuant to the Plan, including, the New Notes or documents, agreements, or instruments executed in connection therewith, (2) any Causes of Action of the Debtor expressly set forth in and preserved by the Plan Documents; provided, however, that pursuant to the Plan Documents, the Debtor shall not retain any Cause of Action against Leucadia, or (3) any Claim or Cause of Action of the Debtor or Reorganized Debtor against any D&O Releasee brought or asserted prior to the Petition Date in the Securities Class Action, but only to the extent such Claim or Cause of Action is covered by one or more of the D&O Liability Insurance Policies; provided, that with respect to this clause (3), the D&O Releasees shall have no personal liability related to any such Claim or Cause of Action in excess of any liability that falls within the coverage and policy limits of the D&O Liability Insurance Policies and is payable by such policies.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtor and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtor and after notice and opportunity for hearing; and (6) a bar to the Debtor or the Reorganized Debtor asserting any Claim released by the Debtor Release against any of the Released Parties.

(c)	Third-Party Release.

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the concessions made as set forth in the Definitive Documents, the service of the Released Parties in facilitating the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtor, the Reorganized Debtor, the Estate, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtor; (ii) the Estate; (iii) the conduct of the Debtor’s business; (iv) the Chapter 11 Case; (v) the purchase, sale, or rescission or the purchase or sale of any security of the Debtor or the Reorganized Debtor; (vi) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan; (vii) the Leucadia Credit Agreement, the FXCM LLC Agreement, and any of the agreements, documents, or transactions that in any way relate to such agreements; (viii) the business or contractual arrangements between any of the Debtor and any Released Party; (ix) the restructuring of Claims and Interests prior to or in the Chapter 11 Case; or (x) the negotiation, formulation, or preparation of the Support Agreement, the Definitive Documents, or related agreements, instruments or other documents; and resulting from any act or omission, transaction, or occurrence taking place on or before the Effective Date of the Plan; provided, that, nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

Notwithstanding anything in the Plan to the contrary and except as specifically set forth in the Definitive Documents, (a) nothing shall affect or otherwise release, waive, or alter any rights and remedies of Leucadia under (i) the Leucadia Loan Documents, (ii) the Other Contractual Agreements, and (iii) the FXCM Agreement, and (b) nothing shall bar any Claim or Cause of Action of an Accepting Noteholder against any D&O Releasee alleged prior to the Petition Date in the Securities Class Action but only to the extent such Claims or Causes of Action are covered by one or more of the D&O Liability Insurance Policies (such Claim or Cause of Action, the “Preserved Accepting Noteholder Claims”), it being understood that the Preserved Accepting Noteholder Claims shall not be released by any Noteholder, and the right of any Accepting Noteholder to participate in the Securities Class Action or receive a recovery from the proceeds of the D&O Liability Insurance Policies based on the Preserved Accepting Noteholder Claims shall not be affected by the release contained in this Article IX.G or any other provision of the Plan; provided, that the D&O Releasees shall have no personal liability related to the Preserved Accepting Noteholder Claims in excess of any liability that falls within the coverage and available policy limits of the D&O Liability Insurance Policies and is payable by such policies; provided further, that, it is expressly understood that (a) the Accepting Noteholders will not name the Debtor or Reorganized Debtor as a nominal party to the Securities Class Action based on the parties' understanding and this Court's determination that nothing in the Plan, including this Article IX, shall in any way affect, bar, modify, or release any of the pending claims against the D&O Releasees in the Securities Class Action (including section 20a claims based on the primary or underlying liability of the Debtor) whether or not the Debtor or Reorganized Debtor is a party to the Securities Class Action and (b) counsel for the D&O Releasees/Debtor and Reorganized Debtor has agreed to enter a stipulation to such effect in the Securities Class Action.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release any post-Effective Date obligations of any Person or Entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the Debtor and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the Third-Party Release against any of the Released Parties.

(d)	Injunction.

(1)        General.

The satisfaction, release, and discharge pursuant to Article IX of the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process or act to collect, offset, or recover any claim or Cause of Action satisfied, released, or discharged under the Plan or the Confirmation Order to the fullest extent authorized or provided by the Bankruptcy Code, including, to the extent provided for or authorized by sections 524 and 1141 thereof; provided, however, the injunction provided for in Article IX.I of the Plan (a) shall not enjoin, discharge or bar any Preserved Accepting Noteholder Claims, (b) the Preserved Accepting Noteholder Claims shall not be released by any Accepting Noteholder, and (c) the right of any Accepting Noteholder to participate in the Securities Class Action or receive a recovery from the proceeds of the D&O Liability Insurance Policies based on the Preserved Accepting Noteholder Claims shall not be affected by the injunction contained in Article IX.I of the Plan; provided, that the D&O Releasees shall have no personal liability related to any Preserved Accepting Noteholder Claims not enjoined as a result of the proviso above. For the avoidance of doubt, no Claim that is Reinstated pursuant to the Plan shall be subject to discharge under Sections 524 or 1141 of the Bankruptcy Code.

(2)        Injunction Against Interference with Plan.

Upon Entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; provided, that the foregoing shall not enjoin any party to the Support Agreement from exercising any of its rights or remedies under the Support Agreement in accordance with the terms thereof.

(e)	Exculpation.

Upon and effective as of the Effective Date, the Debtor and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, and other professional advisors and agents will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code.

Except with respect to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement, or related documents, or as otherwise provided by the Plan, the Exculpated Parties shall neither have nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Case, including, the operation of the Debtor’s business during the pendency of the Chapter 11 Case; formulating, negotiating, preparing, disseminating, implementing, and/or effecting the Support Agreement, the Disclosure Statement, and the Plan (including the Plan Supplement and any related contract, instrument, release, or other agreement or document created or entered into in connection therewith); the solicitation of votes for the Plan and the pursuit of Confirmation and Consummation of the Plan; the administration of the Plan and/or the property to be distributed under the Plan; the offer and issuance of any securities under the Plan; and/or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtor to the extent provided in section 1125(e) of the Bankruptcy Code. In all respects, each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her, or its respective duties under, pursuant to, or in connection with the Plan; provided, that, nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall exculpate any Person or Entity from any liability resulting from any act or omission constituting actual fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages, or ultra vires acts as determined by a Final Order.

(f)	Exclusive Jurisdiction.

The Bankruptcy Court (and the United States District Court for the Southern District of New York) shall retain exclusive jurisdiction to adjudicate any and all Claims or Causes of Action released pursuant to Article IX of the Plan (i) against any Released Party, (ii) relating to the Debtor, the Plan, the Distributions, the Chapter 11 Case, the Restructuring Transaction, or any contract, instrument, release, agreement or document executed and delivered in connection with the Plan and the Restructuring Transaction, and (iii) brought by the Debtor (or any successor thereto) or any Holder of a Claim or Interest.

6.10	Objections to Claims and Interests.

Any objections to any Proof of Claim filed in the Chapter 11 Case shall be filed on or before the later of (1) 60 days after the Effective Date and (2) such other period of limitation as may be specifically fixed by the Debtor or the Reorganized Debtor, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims. Notwithstanding any authority to the contrary, any objections to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (x) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (y) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (z) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Chapter 11 Case (so long as such appearance has not been subsequently withdrawn).

After the Confirmation Date, only the Reorganized Debtor shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. All Disputed Claims not otherwise resolved as of the Effective Date for which a Proof of Claim has not been filed shall exist as if the Chapter 11 Case did not commence and shall be resolved pursuant to applicable nonbankruptcy law.

6.11	Executory Contracts.

(a)	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract or Unexpired Lease, not previously assumed, assumed and assigned, or rejected shall be deemed automatically assumed, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) is the subject of a motion to reject such Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (3) is a contract, release, or other agreement or document entered into in connection with the Plan.

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to and upon the occurrence of the Effective Date, constitute a Bankruptcy Order approving the assumptions or rejections of the Executory Contracts and Unexpired Leases assumed or rejected pursuant to the Plan. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to Article V.A of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtor or the Reorganized Debtor, as applicable, reserve the right to, with the reasonable consent of Leucadia and the Required Consenting Noteholders, alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases (i) to add or remove any Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Confirmation Date, and (ii) to remove any Executory Contract or Unexpired Lease from the Schedule of Rejected Executory Contracts and Unexpired Leases at any time through and including the Confirmation Date. The Debtor or the Reorganized Debtor shall provide notice of any amendments to the Schedule of Rejected Executory Contracts and Unexpired Leases to the parties to the Executory Contracts or Unexpired Leases affected thereby.

(b)	Indemnification Obligations

On the Effective Date, except as otherwise provided herein, all indemnification provisions, consistent with applicable law, in place as of the Petition Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtor, as applicable, shall be assumed, which assumption shall be irrevocable, and shall survive the Effective Date.

(c)	Directors and Officers Insurance Policies and Agreements

Pursuant to Article IV.N of the Plan, to the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtor shall be deemed to have assumed all unexpired D&O Liability Insurance Policies.

(d)	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Following the Petition Date, the Debtor shall serve a notice on parties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtor’s intention to assume the Executory Contract or Unexpired Lease in connection with the Plan. If the counterparty believes any Cure amounts are due by the Debtor in connection with the assumption it shall assert such Cure amount against the Debtor in the ordinary course of business or by objection to the notice of proposed assumption within ten (10) days of service thereof. The Cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following (1) resolution by the parties or (2) the entry of a Final Order or orders resolving the objection and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

(e)	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtor or the Reorganized Debtor, the Estate, or their property without the need for any objection by the Reorganized Debtor or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary. All Claims arising from the rejection of the Debtor’s Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims as set forth in the Plan.

(f)	Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtor or the Reorganized Debtor, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtor expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtor contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

(g)	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(h)	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtor, including any Executory Contracts and Unexpired Leases assumed by the Debtor, will be performed by the Debtor or the Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the terms of the Plan and entry of the Confirmation Order.

(i)	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contract and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or the Reorganized Debtor, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease under the Plan.

(j)	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

6.12	Conditions Precedent to Confirmation and Consummation of the Plan.

(a)	Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to: (i) GLBR shall have received votes in favor of the Plan from the Holders of the Existing Notes sufficient to satisfy the requirements of section 1126(c) of the Bankruptcy Code; (ii) within one (1) business day following the execution of the Support Agreement, and prior to or concurrently with the commencement of the Chapter 11 Case, GLBR shall have disclosed all “Material, Non-Public Information” as provided in Section 8 of each of the Non-Disclosure Agreements; (iii) the Definitive Documents are in form and substance satisfactory to the Debtor, Holdings, FXCM, Leucadia, and the Required Consenting Noteholders; (iv) the Support Agreement shall not have been terminated and shall be in full force and effect and, to the extent not assumed by the Debtor prior to Confirmation, the Support Agreement shall not be (a) identified on the Schedule of Rejected Executory Contracts or Unexpired Leases or (b) the subject of a motion to reject, such that the Support Agreement will, pursuant to the terms of the Plan, be assumed upon the Effective Date; (v) Holdings shall have submitted to the jurisdiction of the Bankruptcy Court regarding all matters arising under the Plan and the transactions contemplated therein, and (vi) the Bankruptcy Court shall have approved the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

(b)	Conditions to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article VIII of the Plan:

1.          The Confirmation Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Debtor, Holdings, FXCM, Leucadia, and the Required Consenting Noteholders. The Confirmation Order shall provide that, among other things, (a) the Debtor or the Reorganized Debtor, as appropriate, is authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, entering into, implementing, and consummating (i) the Restructuring Transactions as described in Article IV.B of the Plan, (ii) the Definitive Documents, and (iii) any other contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with or described in the Plan, (b) the Debtor or the Reorganized Debtor, as appropriate, in its capacity as the Managing Member of Holdings, is authorized and directed to cause Holdings to take all actions necessary or appropriate to consummate the Plan, including, entering into, implementing, and consummating (i) the Restructuring Transaction as described in Article IV.B of the Plan, (ii) the Definitive Documents, and (iii) any other contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with or described in the Plan;

2.          All documents and agreements necessary to implement the Plan, including the Definitive Documents, shall have (a) been tendered for delivery and (b) been effected or executed. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements, including all authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan;

3.          All actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws;

4.          The Professional Fee Escrow Account shall have been established and funded;

5.          The New Notes Issuance shall have been (or as a result of the Effective Date occurring will be) consummated in accordance with the terms of the Restructuring Support Agreement;

6.          The Restructuring Support Agreement shall not have been terminated, shall be in full force and effect and the expenses required to be paid pursuant to Section 1.3(h) thereof shall have been paid in full in Cash; and

7.          The Debtor Release and Third Party Release set forth in the Plan shall be approved by the Bankruptcy Court.

(c)	Waiver of Conditions Precedent.

The conditions to Confirmation and to the Effective Date set forth in Article VIII of the Plan may be waived by the Debtor, with the consent of the Required Consenting Noteholders, Leucadia, Holdings, and FXCM without notice to parties in interest and without any further notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan. Notwithstanding the foregoing, the condition contained in Article VIII.B.2 of the Plan may not be waived.

(d)	Effect of Non-Occurrence of the Conditions to Consummation.

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtor; (2) prejudice in any manner the rights of the Debtor, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtor, any Holders, or any other Entity in any respect.

(e)	Withdrawal of Plan.

Subject to the Support Agreement, the Debtor reserves the right to modify or revoke and withdraw the Plan at any time before the Confirmation Date or, if the Debtor is for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtor revokes and withdraws the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or to prejudice in any manner the rights of the Debtor or any Persons in any further proceeding involving the Debtor; and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

6.13	Retention of Jurisdiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, as set forth in Article X of the Plan.

6.14	Amendments.

The Debtor may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and this Disclosure Statement pertaining thereto meet applicable Bankruptcy Code requirements, provided that any such modification is consistent with the terms of the Support Agreement. After the entry of the Confirmation Order, the Debtor may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan; provided that any such modification is consistent with the terms of the Support Agreement; provided further that the Debtor obtains approval of the Bankruptcy Court for such modification, after notice and a hearing. Any waiver under Article VIII.C of the Plan shall not be considered to be a modification of the Plan. After the Confirmation Date and before substantial consummation of the Plan, the Debtor may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests; provided that any such modification is consistent with the terms of the Support Agreement; provided further that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtor obtains Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the Holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtor complies with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

ARTICLE VII.

CONFIRMATION OF THE PLAN

7.1	Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing, including a determination that the Plan solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code, upon such notice to parties-in-interest as is required by the Bankruptcy Code and the Bankruptcy Court (the “Confirmation Hearing”). On, or as promptly as practicable after, the Petition Date, the Debtor will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice on the docket for the Chapter 11 Case.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtor’s estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Case, together with proof of service thereto, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

(a)      The Debtor at:

Global Brokerage, Inc.

55 Water Street, 50th Floor

New York, New York 10041

Attn: David Sassoon, General Counsel

(b)     Office of the U.S. Trustee at:

Office of the U.S. Trustee for Region 2

U.S. Federal Office Building 201 Varick Street, Suite 1006 New York, New York 10014

Attn:     Linda Riffkin, Esq., Greg Zipes, Esq., and Andy Velez-Rivera, Esq.

(c) Counsel to the Debtor at:

King & Spalding LLP

1180 Peachtree Street, NE
Atlanta, Georgia 30309

Attn:  Sarah R. Borders, Esq.

          Thaddeus D. Wilson, Esq.

(d) Counsel to the Consenting Noteholders at:

Vinson & Elkins LLP

666 5th Avenue, 26th Floor

New York, NY 10103

Attention:  David Meyer

                  Steven Abramowitz

(e) Counsel to Leucadia

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:  J. Eric Ivester

                  Gregory A. Fernicola

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

7.2	Confirmation.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.

(a)	Confirmation Requirements.

Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

●	the plan complies with the applicable provisions of the Bankruptcy Code;

●	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

●	the plan has been proposed in good faith and not by any means forbidden by law;

●	any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

●	the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

●	with respect to each impaired class of claims or equity interests, either each holder of a claim or equity interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or equity interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

●	each class of claims or equity interests has either accepted the plan or is not impaired under the plan;

●	except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date;

●	if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

●	confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Set forth below is a summary of the relevant statutory confirmation requirements.

(1)        Acceptance.

Class 3 is impaired under the Plan and is entitled to vote to accept or reject the Plan. Classes 1, 2, 4, 5, 6, and 7 are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.

The Debtor will also seek confirmation of the Plan over the objection of any individual Holders of Claims or Interests who are members of an accepting Class. However, there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

(2)        Unfair Discrimination and Fair and Equitable Test.

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and Holders of equity interests.

A plan of reorganization does not “discriminate unfairly” with respect to a non-accepting class if the value of the cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class.

(3)        Feasibility; Financial Projections; Valuation.

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, GLBR has analyzed its ability to meet its obligations under the Plan. As part of this analysis, GLBR has prepared projections of the financial performance of the Reorganized Debtor for each of the four fiscal years from 2018 through 2021 (the “Financial Projections”). The Financial Projections, and the assumptions on which they are based, are set forth in the Projected Financial Information contained in Exhibit 6 hereto.

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and Holdings to the Company, this Disclosure Statement includes disclosures related to the FXCM Entities.

The Financial Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur on or before February 12, 2018.

THE PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. THE PROJECTIONS WERE PREPARED DURING THE FOURTH QUARTER OF 2017 TO REFLECT CERTAIN OPERATIONAL ITEMS AND THE PRO FORMA BALANCE SHEET. WHILE THE DEBTOR BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. GLBR MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE PROJECTIONS, AND DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE THE FINANCIAL PROJECTIONS TO REFLECT NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS MAY BE REQUIRED UNDER APPLICABLE LAW.

GLBR prepared the Financial Projections based upon certain assumptions that it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in Exhibit 6. The Financial Projections have not been examined or compiled by independent accountants. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of GLBR and its management, and are subject to significant incremental uncertainty as a result of the scope and potential duration of the current economic recession underway both in the United States and abroad. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the Reorganized Debtor’s actual financial results. Therefore, the actual results achieved throughout the five-year period of the Financial Projections may vary from the projected results and the variations may be material. All Holders of Claims or Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

(b)	Best Interests Test.

With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each Holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive if GLBR were liquidated under chapter 7 of the Bankruptcy Code. To determine what Holders of Claims in each impaired Class would receive if GLBR were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of GLBR’s assets and properties in the context of liquidation under chapter 7 of the Bankruptcy Code. The Cash amount that would be available for satisfaction of Claims and Interests would consist primarily of the proceeds resulting from the disposition of the assets and properties of GLBR, augmented by the Cash held by GLBR at the time of the commencement of the liquidation case. Such Cash amount would be (i) first, reduced by the amount of the Allowed Secured Claims and chapter 7 trustee related fees, and, to the extent approved by the Bankruptcy Court, reasonable necessary costs and expenses of preserving, or disposing of, such property, (ii) second, reduced by the costs and expenses of liquidation and such additional administrative claims that might result from the termination of GLBR’s business and the use of chapter 7 for the purposes of liquidation, and (iii) third, reduced by GLBR’s costs of liquidation under chapter 7, including the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of leases and executory contracts (including vendor, agent and customer contracts) assumed or entered into by GLBR prior to the filing of the chapter 7 case.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of GLBR’s assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, GLBR has determined that confirmation of the Plan will provide each Holder of an Allowed Claim with a recovery that is not less than such Holder would receive pursuant to the liquidation of GLBR under chapter 7.

Moreover, GLBR believes that the value of any distributions to each Class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because in a chapter 7 case the proceeds from the sale of the assets of GLBR would be insufficient to repay the Existing Notes in full or satisfy its other creditors. It is likely that distribution of the proceeds of the liquidation could be delayed for up to eighteen (18) months after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged.

GLBR prepared a liquidation analysis that is annexed hereto as Exhibit 5 (the “Liquidation Analysis”). The information set forth in Exhibit 5 provides (i) a summary of the liquidation values of GLBR’s assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtor’s estate and (ii) the expected recoveries of GLBR’s creditors and equity interest Holders under the Plan. The Liquidation Analysis indicates that Holders of Existing Notes Claims would, after payment of liquidation costs and expenses, receive approximately 0% recovery on their Claims in a liquidation scenario versus a recovery under the Plan. As reflected in Exhibit 5, Holders of General Unsecured Claims and Interests would have a zero percent (0%) recovery on their Claims and Interests. In contrast, the Holders of Allowed General Unsecured Claims would have a 100% recovery on their Claims under the Plan if Class 3 votes to accept the Plan, and a 0% recovery on their Claims under the Plan if Class 3 votes to reject the Plan.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by GLBR’s management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of GLBR and its management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of GLBR and its management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the results of a liquidation of GLBR. Accordingly, the values reflected might not be realized if GLBR were, in fact, to be liquidated. The chapter 7 liquidation period is assumed to last six (6) months following the appointment of a chapter 7 trustee, allowing for, among other things, the sale of GLBR’s equity ownership in Holdings. All Holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

7.3	Classification of Claims and Interests.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and equity interests only into classes containing claims and equity interests which are substantially similar to the other claims or equity interests in the same class. The Plan designates seven classes of claims and class of interests. GLBR believes that it has classified all claims and equity interests in compliance with the provisions of section 1122 of the Bankruptcy Code. However, should GLBR commence a chapter 11 case, a Holder of a Claim or Equity Interest could challenge GLBR’s classification of Claims and Interests, and the Bankruptcy Court could determine that a different classification is required for the Plan to be confirmed. In such event, it is GLBR’s intention to seek to modify the Plan to provide for whatever classification might be required by the Bankruptcy Court and to use the acceptances received, to the extent permitted by the Bankruptcy Court, the Bankruptcy Code and the Bankruptcy Rules to demonstrate the acceptance of the Class or Classes which are affected. Any such reclassification could affect a Class’s acceptance of the Plan by changing the composition of such Class and the required vote for acceptance of the Plan and could potentially require a resolicitation of votes on the Plan. GLBR believes that the Plan meets the classification requirements of the Bankruptcy Code.

7.4	Consummation.

The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in the Plan, have been satisfied or waived pursuant to the Plan. For a more detailed discussion of such conditions precedent and the consequences of the failure to meet such conditions, see Article VI herein.

The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

ARTICLE VIII.

ALTERNATIVES TO CONFIRMATION AND

CONSUMMATION OF THE PLAN

If the Plan is not consummated, GLBR will remain unable to service and pay at maturity its debt obligations, including repayment of the Existing Notes. Accordingly, if the Plan is not confirmed and consummated, the alternatives include:

8.1	Alternative Plan(s) of Reorganization.

In formulating and developing the Plan, GLBR considered various alternatives and engaged in an extensive negotiating process with the Plan Support Parties. GLBR believes that the Plan fairly adjusts the rights of various Classes of Claims and Interests, and also provides superior recoveries to all creditors and Holders of Interests over any alternative capable of rational consideration (such as a chapter 7 liquidation), thus enabling stakeholders to maximize their returns.

GLBR BELIEVES THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE PLAN OR TRANSACTION BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND INTERESTS AND ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES.

8.2	Liquidation Under the Bankruptcy Code.

GLBR could be liquidated under chapter 7 of the Bankruptcy Code. GLBR believes that liquidation would result in lower aggregate distributions being made to creditors than those provided for in the Plan, which is demonstrated by the Liquidation Analysis set forth in Exhibit 5 to this Disclosure Statement.

Further, GLBR could liquidate by selling all or substantially all of GLBR’s assets pursuant to a sale conducted through either section 363 of the Bankruptcy Code or through a chapter 11 plan. GLBR considered such options, but believes that at this time neither approach would likely increase the value of the recovery by GLBR’s stakeholders and would likely result in lower aggregate distributions being made to creditors and equity Holders than those provided for in the Plan.

8.3	Inaction/Maintenance of Status Quo.

If GLBR is forced to file for bankruptcy protection upon acceleration and/or maturity of the obligations under the Existing Notes Indenture without a consensual deal, the Chapter 11 Case could be time-consuming and much more costly than the currently contemplated restructuring. GLBR believes that these actions could hinder its ability to obtain financing and make it difficult to restructure its debt obligations. Therefore, GLBR believes that inaction is not a viable alternative to consummation of the Plan.

ARTICLE IX.

SUMMARY OF VOTING PROCEDURES

The following summarizes briefly the procedures to accept or reject the Plan. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

9.1	The Solicitation Package.

The following materials constitute the solicitation package (collectively, the “Solicitation Package”):

●	the applicable Ballot and applicable voting instructions;

●	a pre-addressed, postage pre-paid return envelope; and

●	the Disclosure Statement with all exhibits, including the Plan and any other supplements or amendments to these documents.

The Voting Class shall be sent paper copies of the appropriate Ballot and applicable voting instructions and copies of the Disclosure Statement with all exhibits, including the Plan. Any party who desires paper copies of these documents may request copies by writing to Global Brokerage Ballot Processing, c/o Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, NY 10022. All parties entitled to vote to accept or reject the Plan shall receive a paper copy of each appropriate Ballot. Nominees may use their ordinary procedures to disseminate materials and collect votes from holders.

9.2	Voting Deadline.

The period during which Ballots with respect to the Plan will be accepted by the Voting Agent will terminate on the Voting Deadline, or 5:00 p.m. (Eastern Prevailing Time) on December 4, 2017, unless GLBR extends the date until which Ballots will be accepted. Except to the extent GLBR so determines in its sole discretion or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by GLBR in connection with GLBR’s request for confirmation of the Plan (or any permitted modification thereof).

GLBR reserves the absolute right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances has been received. GLBR will give notice of any such extension in a manner deemed reasonable to GLBR in its discretion.

9.3	Voting and Revocation Instructions.

Only the Voting Class (Class 3) is entitled to vote to accept or reject the Plan, and the Holders of Claims in the Voting Class may do so by following the instructions below and the voting instructions attached to the Ballot. The failure of a Holder of a Claim or Interest in the Voting Class to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting on the Plan, and such abstentions will not be counted as votes for or against the Plan.

GLBR is providing the Solicitation Package to Holders of Claims in the Voting Class whose names (or the names of their nominees) appear as of the Voting Record Date, which was November 8, 2017, in the records maintained by GLBR, the DTC or the Existing Notes Trustee, as applicable.

If you hold Existing Notes Claims, you can vote on the Plan by completing the information requested on the appropriate Ballot, signing, dating and indicating your vote on the Ballot, and returning your Ballot using the instructions provided. The Voting Deadline is 5:00 p.m. (Eastern Prevailing Time) on December 4, 2017 (unless the Voting Deadline is extended, in which case the Ballot must be received by the Voting Agent by any subsequent time or date to which the Voting Deadline is extended).

(a)	Instructions for Beneficial Owners of Existing Notes.

If you are a beneficial owner holding securities as a record Holder in your own name you should complete the information requested on the Ballot, indicate your vote on the Ballot, and return the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

If you are a beneficial owner holding securities through a broker, dealer, commercial bank, trust company or other nominee, you or your “nominee” can vote on the Plan in one of the two following ways:

●	If your Ballot has already been signed (or “prevalidated”) by your nominee (as described below), you can vote on the Plan by completing the information requested on the Ballot, indicating your vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

●	If your Ballot has not been signed (or “prevalidated”) by your nominee, you can vote on the Plan by completing the information requested on the Ballot, indicating your vote on the Ballot, and returning the completed original Ballot to your nominee in sufficient time for your nominee then to process the Ballot and return it to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline. If no pre-addressed, postage pre-paid envelope was enclosed for this purpose, the nominee must be contacted for instructions.

Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Voting Agent that Ballot (properly validated) or a master Ballot that reflects the vote of such beneficial owner.

(b)	Instructions for Nominees of Holders of Existing Notes.

If you are a broker, dealer, commercial bank, trust company or other nominee that is the registered Holder of securities, please forward a copy of this Disclosure Statement, the appropriate Ballot, and any other enclosed materials to each beneficial owner as of the Voting Record Date and arrange for beneficial owners to vote in accordance with the voting procedures described herein and:

●	If you have signed (or “prevalidated”) a Ballot by: (1) signing the Ballot; (2) indicating on the Ballot the name of the registered Holder and the amount of securities held by the nominee; and (3) forwarding such Ballot together with the solicitation package and other materials requested to be forwarded, to the beneficial owner for voting, then the beneficial owner must vote on the Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by the nominee for inspection for at least one year from the Voting Deadline.

●	If you have not signed (or “prevalidated”) the appropriate Ballot, then you, as nominee, may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with this Disclosure Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner may vote on the Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot to you, as nominee. After collecting the Ballots, you, as nominee, should, in turn, complete a master Ballot compiling the votes and other information from the Ballot, execute the master Ballot, and deliver the master Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should be retained by nominees for inspection for at least one year from the Voting Deadline.

Each nominee should advise its beneficial owners to return their Ballots to the nominee by a date calculated by the nominee to allow it to prepare and return the master Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

GLBR expects that DTC as a nominee Holder of the Existing Notes, will arrange for its participants to vote by executing a letter of authorization in favor of such participants. As a result of such letter, each such participant will be authorized to vote its Voting Record Date positions held in the name of such securities clearing agencies, and GLBR shall, in any event, rely on the listing of participants provided by DTC as of the Voting Record Date.

Any Holder of a Claim in the Voting Class that has not received a Ballot should contact its nominee or the Voting Agent at its address and telephone number listed in this Disclosure Statement.

GLBR has engaged the Voting Agent as the noticing, claims and balloting agent to assist in the balloting and tabulation process. The Voting Agent will process and tabulate Ballots for each class entitled to vote to accept or reject the Plan and will file a voting report as soon as practicable on or after the Petition Date.

Any Ballot that is properly executed by the Holder of a Claim or Interest, but that does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, shall not be counted.

Each Holder of a Claim in the Voting Class must vote all of its Claims either to accept or reject the Plan and may not split its votes.

(c)	Releases under the Plan.

Pursuant to Article IX.G of the Plan, Holders of Class 3 Claims are deemed to accept the Plan, shall be deemed to forever release, waive and discharge all claims against the Released Parties in any way relating to the Debtor, the Chapter 11 Case, the Plan or the Disclosure Statement unless a Holder abstains from voting or votes to reject the Plan and also marks such Holder’s Ballot indicating that such Holder opts out of the releases in Article IX.G of the Plan.

All Ballots are accompanied by a pre-addressed, postage pre-paid envelope. It is important to follow the specific instructions provided on each Ballot.

(d)	Withdrawal or Revocation of a Ballot.

Acceptances or rejections may be withdrawn or revoked at any time before the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original Ballot, or by the nominee who completed the master Ballot in such beneficial owner’s name, as the case may be. However, after commencement of a Chapter 11 Case in connection with the Plan, withdrawal or revocation of votes accepting or rejecting the Plan may be effected only with the approval of the Bankruptcy Court.

Acceptances or rejections in regard to the Plan may be withdrawn or revoked before commencement of a Chapter 11 Case in connection with the Plan by complying with the following procedures: (1) a Holder of a Claim in the Voting Class should deliver a written notice of withdrawal or revocation to the record Holder for endorsement and delivery to the Voting Agent and (2) a record Holder of a Claim in the Voting Class who voted securities held for its own account should deliver a written notice of withdrawal or revocation to the Voting Agent.

To be effective, a notice of revocation and withdrawal must:

●	be received prior to the Voting Deadline by the Voting Agent at its address;

●	specify the name and/or customer account number of the beneficial owner whose vote on the Plan is being withdrawn or revoked;

●	contain the description of the Claim as to which a vote on the Plan is withdrawn or revoked; and

●	be signed by the beneficial owner of the Claim who executed the Ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master Ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the Ballot or master Ballot, as the case may be.

9.4	Note to Holders of Claims in the Voting Class.

By signing and returning a Ballot, each Holder of a Claim in the Voting Class will be certifying to the Bankruptcy Court and GLBR that, among other things:

●	the Holder has received and reviewed a copy of the Disclosure Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

●	the Holder has cast the same vote with respect to all Claims in the same respective class; and

●	no other Ballots with respect to the same Claim have been cast, or, if any other Ballots have been cast with respect to such Claims, then any such Ballots are thereby revoked.

9.5	Voting Tabulation.

The Ballot does not constitute, and shall not be deemed to be, a proof of claim or an assertion or admission of a claim.

Unless GLBR decides otherwise, Ballots received after the Voting Deadline may not be counted. The method of delivery of the Ballots to be sent to the Voting Agent is at the election and risk of each Holder of a Claim or Interest in the Voting Class. Except as otherwise provided herein, a Ballot will be deemed delivered only when the Voting Agent actually receives the original executed Ballot. Nominees may return Master Ballots via email at globalbrokerageballots@primeclerk.com. No Ballot should be sent to GLBR, GLBR’s agents (other than the Voting Agent), or GLBR’s financial or legal advisors.

GLBR reserves the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Plan, provided that GLBR may not make any amendment or modification to the Plan prohibited by the Bankruptcy Code and Bankruptcy Rules.

The Bankruptcy Code may require GLBR to disseminate additional solicitation materials if GLBR makes material changes to the terms of the Plan. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

If multiple Ballots are received from the same Holder with respect to the same Claim in the respective Voting Class, the last Ballot timely received will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot. Holders of Claims in the Voting Class must vote all of their Claims either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted.

In the event a designation of a vote with respect to a Claim on the basis of a lack of good faith is requested by a party-in-interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

GLBR will file with the Bankruptcy Court, on the Petition Date, or as soon as practicable thereafter, the voting report prepared by the Voting Agent. The voting report shall, among other things, delineate every Ballot that does not conform to the voting instructions or that contains any form of irregularity, including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or e-mail or damaged. The voting report also shall indicate GLBR’s intentions with regard to such irregular Ballots. Neither GLBR nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the voting report, nor will any of them incur any liability for failure to provide such notification.

ARTICLE X.

THE CHAPTER 11 CASE

10.1	Continuation of Business After the Petition Date.

Following the Petition Date, the Debtor intends to operate its business in the ordinary course as debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

10.2	First Day Relief.

The Debtor expects that the Chapter 11 Case will be of a short duration, and expect to request that the Bankruptcy Court schedule a confirmation hearing within 30 to 45 days of the Petition Date. To expedite their emergence from chapter 11, the Debtor intends to seek, among other things, the relief detailed below from the Bankruptcy Court on the Petition Date. If granted, this relief will facilitate the administration of the Chapter 11 Case. There can be no assurances, however, that the Bankruptcy Court will grant the requested relief. Bankruptcy courts customarily provide various forms of administrative and other relief in the early stages of chapter 11 cases. The Debtor intends to seek all necessary and appropriate relief from the Bankruptcy Court in order to facilitate its reorganization goals, including the matters described below.

Together with its petition for relief, the Debtor anticipates filing a number of “first day” motions on the Petition Date. The Debtor’s first day motions may include, among other things, motions for:

●	an order authorizing the Debtor (i) to continue the Debtor’s current cash management system, (ii) to maintain prepetition bank accounts, (iii) to continue use of existing business forms and existing books and records and (iv) to continue their current investment guidelines and invest their available cash in the customary manner and consistent with past practices; and

●	such other orders as are typical in chapter 11 cases or that may be necessary for the preservation of the Debtor’s assets or for confirmation of the Plan.

Pursuant to the Support Agreement, the Debtor intends to file a motion seeking authority to assume the Support Agreement on the Petition Date.

Additionally, GLBR intends to seek Bankruptcy Court approval shortly after the commencement of the Chapter 11 Case to pay the General Unsecured Claims in the ordinary course of business. The Plan proposes to assume substantially all of GLBR’s executory contracts and unexpired leases, which requires GLBR to pay such claims in full. If GLBR receives Bankruptcy Court approval to pay such claims and assume such contracts and leases, GLBR believes that the amount of General Unsecured Claims as of the Effective Date will be substantially less than the amount expressed herein. The orders will be sought pursuant to accompanying motions and, if appropriate, memoranda of law. The foregoing list is subject to change depending upon the Debtor’s needs in connection with its operations during the Chapter 11 Case. Failure of the Bankruptcy Court to enter certain of these orders, or a delay in doing so, could result in the Chapter 11 Case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the Plan.

10.3	Case Administration.

(a)	Scheduling of Combined Disclosure Statement and Confirmation Hearing and Approval of Prepetition Solicitation Procedures.

The Debtor intends to seek an order scheduling a combined Confirmation Hearing and hearing on this Disclosure Statement at which time the Debtor will seek approval of this Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code. The Debtor will request this hearing no later than forty-five (45) days after the Petition Date. Additionally, the Debtor will seek approval of the prepetition solicitation procedures of acceptances of the Plan from Holders of Claims in the Voting Class.

(b)	Schedules and Statement of Financial Affairs.

In the event that Class 3 accepts the Plan, the Debtor does not believe that detailed schedules of assets and liabilities (“Schedules”) and statements of financial affairs (“SOFAs”), which otherwise must be filed in bankruptcy cases, should be required in its proposed prepackaged Chapter 11 Case. In light of the expense to be incurred in connection with preparation of such documents and the lack of impairment of all Classes except Class 3 (which Class shall vote on the Plan), the Debtor believes the filing of such detailed Schedules and SOFAs is unnecessary and will seek a waiver of the requirement to file such documents, or alternatively, if such relief is not granted, an extension of time to file its Schedules and SOFAs.

(c)	Retention of Professionals.

Upon the commencement of the Chapter 11 Case, the Debtor intends to file certain applications to retain professionals who will assist the Debtor in the administration of the Chapter 11 Case. Among other professionals, the Debtor intends to retain King & Spalding LLP as restructuring counsel; Perella Weinberg Partners LP, as financial advisor and investment banker; and Prime Clerk, as solicitation, claims and notice agent.

ARTICLE XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

11.1 Certain Bankruptcy Considerations.

(a)	General.

While GLBR believes that the Chapter 11 Case, commenced in order to implement an agreed-upon restructuring, will be of short duration and will not be materially disruptive to it business, GLBR cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that GLBR may spend in bankruptcy or to assure parties-in-interest that the Plan will be confirmed.

Even if the Plan is confirmed on a timely basis, the Chapter 11 Case could have an adverse effect on GLBR’s business. Among other things, it is possible that bankruptcy proceedings could adversely affect GLBR’s relationships with its key liquidity providers, customers, employees and agents. Bankruptcy proceedings also will involve additional expenses and may divert some of the attention of GLBR’s management away from the operation of the business.

The extent to which bankruptcy proceedings disrupt GLBR’s business will likely be directly related to the length of time it takes to complete the proceedings. If GLBR is unable to obtain confirmation of the Plan on a timely basis because of a challenge to confirmation of the Plan or a failure to satisfy the conditions to consummation of the Plan, it may be forced to operate in bankruptcy for an extended period while it tries to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the potentially adverse effects described herein.

(b)	Failure to Confirm the Plan.

Class 3 is the only Class that is entitled to vote to accept or reject the Plan. GLBR believes it will receive the requisite amount of votes in favor of the Plan, in light of the fact that the Plan Support Parties have agreed to vote for, support and not object to the Plan. GLBR must receive votes from Holders of at least two-thirds in amount and a majority in number of Holders of Existing Notes who submit Ballots (the “Requisite Acceptances”), and will be able to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code regardless of the votes of Class 3 as at least one impaired Class will have voted in favor of the Plan as required by section 1129(a)(10) of the Bankruptcy Code.

Even if the Requisite Acceptances are received, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may decide not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of GLBR, and that the value of distributions to dissenting Holders of Claims and Interests may not be less than the value such Holders would receive if GLBR was liquidated under chapter 7 of the Bankruptcy Code. Although GLBR believes that the Plan meets such test, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Further, section 1129 of the Bankruptcy Code also requires that, for the Plan to be confirmed under section 1129(b) of the Bankruptcy Code, the Plan must not discriminate unfairly with respect to each non-accepting Class of Claims or Interests. Although GLBR believes that the Plan meets such test, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

There can be no assurance that modifications to the Plan would not be required for confirmation, or that such modifications would not require a resolicitation of votes on the Plan. GLBR believes that the Plan does not discriminate unfairly between non-accepting Classes of Claims or Interests, and that if the Plan is confirmed, it would not be followed by a liquidation or an immediate need for further financial reorganization and that Holders of claims and equity interests would receive or retain value that is not less than the value such Holders would receive or retain if GLBR was liquidated under chapter 7 of the Bankruptcy Code.

Moreover, the Bankruptcy Court could determine that the disclosures made herein were inadequate and that the votes in favor of the Plan did not count. GLBR would then have to commence the solicitation process again, which would include re-filing a plan of reorganization and disclosure statement. Typically, this process involves a 90-day or longer period and includes a court hearing for the required approval of a disclosure statement, followed (after Bankruptcy Court approval) by another solicitation of votes for the plan of reorganization, followed by a confirmation hearing where the bankruptcy court determines whether the requirements for confirmation have been satisfied, including the requisite claim and (if applicable) interest holder acceptances.

If no plan of reorganization can be confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate GLBR’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of claims and equity interests are set forth in Exhibit 5. GLBR believes that liquidation under chapter 7 would result in substantially diminished distributions being made to creditors than those provided for in the Plan because of (i) the likelihood that GLBR’s assets would have to be sold or otherwise disposed of over a short period of time, (ii) additional administrative expenses involved in the appointment of a trustee and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of GLBR’s operation.

(c)	Improper Solicitation of Acceptances.

Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes before the commencement of a chapter 11 case in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

●	the plan of reorganization be transmitted to substantially all creditors and other interest Holders entitled to vote;

●	the time prescribed for voting is not unreasonably short; and

●	the solicitation of votes is in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and equity interests to make an informed judgment about the plan. With regard to solicitation of votes before the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, whereupon the Plan could not be confirmed without a resolicitation of votes to accept or reject the Plan. While GLBR believes that the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(d)	Failure to Receive Bankruptcy Court Approval of the Compromises and Settlements Contemplated by the Plan.

The Plan constitutes a settlement, compromise and release of all rights arising from or relating to the allowance, classification and treatment of all Allowed Claims and Interests and their respective distributions and treatments under the Plan, taking into account and conforming to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination or section 510(b) and (c) of the Bankruptcy Code. This settlement, compromise and release requires approval by the Bankruptcy Court in the form of a confirmation order. GLBR cannot ensure that the Bankruptcy Court will approve of the settlement contemplated in the Plan.

(e)	Alternative Plans of Reorganization May Be Proposed.

Once the Chapter 11 Case has been commenced, other parties-in-interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization. Under the Bankruptcy Code, a debtor in possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization. However, such exclusivity period can be reduced or terminated upon order of the Bankruptcy Court. Were such an order to be entered, other parties-in-interest would then have the opportunity to propose alternative plans of reorganization.

If other parties-in-interest were to propose an alternative plan following expiration or termination of GLBR’s exclusivity period, such a plan may be less favorable to, among others, the existing Holders of Existing Notes, General Unsecured Claims, and Existing Interests in GLBR. Alternative plans of reorganization also may treat less favorably the claims of a number of other constituencies. GLBR considers maintaining relationships with the FXCM Entities’ employees, agents, customers and liquidity providers as critical to maintaining the value of the business as it restructures. However, proponents of alternative plans of reorganization may not share GLBR’s assessment and seek to impair the claims of such constituencies. If there are competing plans of reorganization, the Chapter 11 Case is likely to become longer and more complicated.

(f)	Risks Related to Regulatory Capital

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

Regulators maintain stringent rules requiring that the FXCM Entities maintain specific minimum levels of regulatory capital in its operating subsidiaries that conduct its spot foreign exchange and CFDs, including contracts for gold, silver, oil and stock indices. As of December 31, 2016, on a separate company basis, the FXCM Entities were required to maintain approximately $60.6 million of minimum net capital in the aggregate across all jurisdictions. Excluding the U.S. regulated entity, the minimum net capital requirement for the FXCM Entities was approximately $27.3 million as of December 31, 2016. Regulators continue to evaluate and modify minimum capital requirements from time to time in response to market events and to improve the stability of the international financial system.

The EU is in the process of implementing amendments to its Capital Requirements Directive (“CRD IV”), which seeks to strengthen its capital requirements and liquidity rules as well as expand certain reporting obligations. CRD IV legislation was entered into on January 1, 2014 and will gradually be implemented over a period until January 2019.

Even if regulators do not change existing regulations or adopt new ones, the FXCM’s minimum capital requirements will generally increase in proportion to the size of its business conducted by its regulated subsidiaries. As a result, the FXCM will need to increase its regulatory capital in order to expand its operations and increase its revenue, and its inability to increase its capital on a cost-efficient basis could constrain its growth; thus, likelihood of distributions to the Debtor could be adversely impacted. In addition, in many cases, FXCM is not permitted to withdraw regulatory capital maintained by its subsidiaries without prior regulatory approval or notice, which could constrain FXCM’s ability to allocate their capital resources most efficiently throughout their global operations. In particular, these restrictions could limit FXCM’s, and thereby Holdings’, ability to pay dividends or make other distributions on their equity interests to GLBR and, in some cases, could adversely affect GLBR’s ability to withdraw funds needed to satisfy their ongoing operating expenses, debt service and other cash needs.

Regulators monitor the FXCM’s levels of capital closely. FXCM is required to report the amount of regulatory capital the FXCM Entities maintain to their regulators on a periodic basis, and to report any deficiencies or material declines promptly. While FXCM expects that its current amount of regulatory capital will be sufficient to meet anticipated short-term increases in requirements, any failure to maintain the required levels of regulatory capital, or to report any capital deficiencies or material declines in capital could result in severe sanctions, including fines, censure, restrictions on the FXCM Entities’ ability to conduct business and revocation of their registrations, thereby potentially impacting distributions and/or dividends to Holdings and, thus, GLBR. The imposition of one or more of these sanctions could ultimately lead to one or more of the FXCM Entities’ liquidation.

(g)	Failure to Consummate the Plan.

One condition to consummation of the Plan is the entry of the Confirmation Order that will approve, among other things, the assumption of the majority of GLBR’s executory contracts and unexpired leases and the execution of the New Notes Indenture. As of the date of this Disclosure Statement, there can be no assurance that the conditions to consummation will be satisfied or waived. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the Restructuring Transaction completed.

(h)	Extended Stay in Bankruptcy Proceeding.

While GLBR expects that a chapter 11 bankruptcy filing solely for the purpose of implementing the Plan would be of short duration (such as 45-60 days) and would not be unduly disruptive to GLBR’s business, GLBR cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that GLBR may spend in bankruptcy, and GLBR cannot be certain that the Plan would be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could itself have an adverse effect on GLBR’s business. There is a risk, due to uncertainty about GLBR’s future, given that, despite the fact that FXCM is not a debtor, there could be marketplace confusion and:

●	Customers of the FXCM Entities could seek alternative sources of services from its competitors, including competitors that have comparatively greater financial resources and that are in little or no relative financial or operational distress;

●	Employees of the FXCM Entities could be distracted from performance of their duties or more easily attracted to other career opportunities; and

●	Liquidity providers or agents and other business partners of the FXCM Entities could terminate their relationship with the FXCM Entities or require financial assurances or enhanced performance.

If GLBR is unable to obtain confirmation of the Plan on a timely basis, because of a challenge to the Plan or a failure to satisfy the conditions to the effectiveness of the Plan, GLBR may be forced to operate in bankruptcy for an extended period while it tries to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above. The disruption that a prolonged bankruptcy proceeding would inflict upon the FXCM Entities’ businesses (and indirectly on GLBR) would increase with the length of time it takes to complete the proceeding and the severity of that disruption would depend upon the attractiveness and feasibility of the Plan from the perspective of the constituent parties on whom GLBR depends.

(i)	Changes, Amendments, Modification or Withdrawal of the Plan.

Except as otherwise specifically provided in the Plan and the Support Agreement, GLBR reserves the right to modify the Plan, whether such modification is material or immaterial, and seek confirmation of the Plan as modified, to the extent allowed by the Bankruptcy Court, the Bankruptcy Code and Bankruptcy Rules. The potential impact of any such amendment or waiver on the Holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes. All Holders of Claims and Interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances, but before confirmation of the Plan, GLBR seeks to modify the Plan, the previously solicited acceptances will be valid only if (i) all classes of adversely affected creditors accept the modification in writing or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims.

If a chapter 11 case is commenced by, or against GLBR, GLBR reserves the right not to file the Plan and to revoke or withdraw the Plan at any time before confirmation of the Plan. If GLBR revokes or withdraws the Plan, all votes thereon will be deemed to be null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by or against, or Interests of or in, GLBR or any other person, or to prejudice in any manner GLBR’s rights or those of any other person.

(j)	Termination of the Support Agreement in Certain Circumstances.

While pursuant to the Support Agreement certain Holders of Existing Notes Claims and Leucadia have agreed to support and vote in favor of the Plan, such support can be terminated and such votes revoked upon the occurrence of certain “Termination Events” (as defined therein) under the Support Agreement. Such Termination Events include, among other things, the failure of GLBR to reach certain milestones in the Chapter 11 Case in a timely manner, such as orders from the Bankruptcy Court approving the Plan, and the occurrence of the Effective Date in accordance with the timeline set forth in the Support Agreement. While GLBR believes that it will be able to meet such milestones, there can be no assurance that will be the case. Additional events that constitute Termination Events under the Support Agreement include the conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, a material breach by GLBR of its obligations under the Support Agreement, or a final determination by a court or governmental agency of competent jurisdiction that the transactions contemplated by the Plan cannot legally go forward. See Exhibit 2 for additional detail. If a Termination Event occurs and the support of the Required Consenting Noteholders were to be withdrawn, and the votes of such Holders were revoked, GLBR may need to amend the Plan and re-solicit votes thereon, or formulate a new chapter 11 plan and solicit votes on such new plan. Such amendment and/or re-solicitation could cause material delay in the Chapter 11 Case, and may adversely impact GLBR’s businesses and its ability to reorganize.

(k)	Distributions Will Be Delayed.

If the Plan cannot be confirmed, the date of the distributions to be made pursuant to the Plan will be delayed until consummation of the Plan. GLBR estimates that the process of obtaining confirmation of the Plan will last approximately 30 to 60 days from the date of the commencement of GLBR’s chapter 11 case and could last considerably longer. Distributions could be delayed for a minimum of 14 days thereafter and may be delayed for a substantially longer period if GLBR has not received all required regulatory approvals (if any), or if other conditions to consummation have not yet been met.

(l)	Objections to Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. GLBR believes that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(m)	Failure to Assume Executory Contracts and Unexpired Leases.

The Plan provides for the assumption of all executory contracts and unexpired leases, other than those leases and contracts that GLBR specifically rejects. GLBR’s intention is to preserve as much of the benefit of its existing contracts and leases as possible. However, some limited classes of executory contracts, such as certain types of intellectual property licenses, may not be assumed in this way. In such cases, GLBR would need the consent of the counterparty to maintain the benefit of the contract. There is no guarantee that such consent would either be forthcoming or that conditions would not be attached to any such consent that make assuming the contracts unattractive. GLBR would then be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them.

(n)	Failure to Receive Bankruptcy Court Approval of First Day Orders.

In the event of a bankruptcy filing, GLBR will seek to address potential concerns of its customers, employees, and other key parties-in-interest that might arise from the filing of the Chapter 11 Case through its intention to seek appropriate court orders to permit them to pay accounts payable to key parties-in-interest in the ordinary course of business. There can be no guarantee that GLBR will be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party-in-interest GLBR may seek to treat in this manner.

11.2	Risks Relating to the New Notes.

(a)	Variances from Financial Projections.

The projections attached hereto as Exhibit 6 reflect numerous assumptions concerning the Reorganized Debtor’s anticipated future performance, some of which may not occur. Such assumptions include, without limitation, assumptions concerning the confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtor and the FXCM Entities, industry performance, general business and economic conditions, competition, adequate financing and other matters, many of which are beyond GLBR’s control. Unanticipated events and circumstances occurring subsequent to the preparation of the projections may also affect the Company’s actual financial results, thereby potentially adversely affecting distributions to Holdings and GLBR. These unanticipated events and circumstances may be material and may adversely affect the value of the New Notes and the ability of the Company and/or Holdings to repay or refinance obligations under the New Notes. Because the actual results achieved throughout the periods covered by the projections may vary from the projected results, the projections should not be relied upon as a guarantee, representation or other assurance of the actual results that will occur.

(b)	Substantial Leverage.

The degree to which the Reorganized Debtor will be leveraged after the consummation of the Plan could have important consequences because substantial indebtedness, could adversely affect the Reorganized Debtor’s financial health and could prevent the Reorganized Debtor from fulfilling its financial obligations.

Although the Plan will extend the maturity of the Existing Notes, the Reorganized Debtor will still have significant long-term debt obligations. As of the Effective Date, on a pro forma basis, the Reorganized Debtor will have an estimated $172,500,000.00, plus accrued but unpaid interest through the Petition Date, of total outstanding indebtedness if the Plan is consummated. If the Reorganized Debtor exits chapter 11 over-leveraged it could significantly affect the Reorganized Debtor’s financial health and ability to fulfill financial obligations. For example, a high level of indebtedness could:

●	make it more difficult for the Reorganized Debtor to satisfy current and future debt obligations;

●	make it more difficult for the Reorganized Debtor to obtain additional financing for general corporate purposes;

●	require the Reorganized Debtor to dedicate a substantial portion of cash flows from operating activities to the payment of principal and interest on the indebtedness, thereby reducing the funds available to the Reorganized Debtor for general corporate purposes;

●	impair the Reorganized Debtor’s ability to adjust to changing industry and market conditions; and

●	make the Reorganized Debtor more vulnerable in the event of a downturn in general economic conditions or in its business or changing market conditions or regulations.

Although the New Notes Indenture will limit the Reorganized Debtor’s ability to incur additional indebtedness, these restrictions (1) do not apply to the FXCM Entities, (2) will be subject to a number of qualifications and exceptions, and (3) under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that the Reorganized Debtor or the FXCM Entities incur additional indebtedness or such other obligations, the risks associated with the Reorganized Debtor’s substantial leverage (or effective leverage based on the indebtedness of FXCM and Holdings), including possible inability to service debt, would increase.

(c)	Ability to Service Debt.

The Reorganized Debtor’s ability to repay or to refinance obligations with respect to indebtedness depends on the Reorganized Debtor’s future financial and operating performance. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond the Reorganized Debtor’s control. These factors could include, without limitation, operating difficulties, increased operating costs, significant customer attrition, regulatory and capital requirements, pricing pressures, responses from competitors, regulatory developments and delays in implementing strategic initiatives.

Additionally, the Reorganized Debtor’s ability to fund payments of principal or interest on the New Notes in Cash is dependent upon the funding by Holdings of corresponding payments on the Mirror Notes to the Reorganized Debtor. Holdings’ ability to fund payments on the Mirror Notes in Cash is dependent upon distributions by FXCM of either: (1) Permitted Payments (as defined in the FXCM Agreement), or (2) distributions or dividends on account of Holdings’ equity interests in FXCM. The FXCM Agreement and the Leucadia Credit Agreement both contain restrictions on the ability of FXCM to fund such Permitted Payments or dividends including, without limitation, that: (1) only the first 2.25% of the interest payments on the New Notes are permitted to be made in Cash under the definition of Permitted Payment in the FXCM Agreement, (2) distributions or dividends by FXCM on account of FXCM’s equity interests are prohibited until the Leucadia Credit Agreement is repaid in full (other than certain Permitted Payments set forth in the FXCM Agreement), and (3) distributions or dividends by FXCM on account of FXCM’s equity interests are subject to the “waterfall” provisions included in the FXCM Agreement after the Leucadia Credit Agreement is repaid in full.

There can be no assurance that the Reorganized Debtor’s business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount sufficient or on satisfactory terms, to enable the Reorganized Debtor to repay their indebtedness or to fund any of its other liquidity needs.

11.3	Risks Associated with the Business.

(a)	The Chapter 11 Case May Negatively Impact the Reorganized Debtor’s Future Operations.

Although GLBR believes that it will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to the timing for approval of the Plan or GLBR’s emergence from chapter 11. The Chapter 11 Case may adversely affect the Reorganized Debtor’s Affiliates that are not debtors in this Chapter 11 Case, which would indirectly affect the Reorganized Debtor.

(b)	Restrictive Covenants in the New Notes Indenture and FXCM Agreement Will Limit Operating Flexibility.

The New Notes Indenture will contain covenants that will, among other things, restrict the Reorganized Debtor’s ability to take specific actions, even if the Reorganized Debtor believes those actions to be in its best interest, including, without limitation, restrictions on the Reorganized Debtor’s ability to:

●	incur additional indebtedness and issue preferred stock and certain redeemable capital stock;

●	make certain types of restricted payments, including investments and acquisitions;

●	pay dividends on the Interests in Holdings and the Interests;

●	sell certain assets;

●	enter into specified transactions with affiliates;

●	create a number of liens;

●	consolidate, merge or transfer all or substantially all of Holdings’ or FXCM’s assets; and

●	change the nature of its business.

Any future indebtedness of the Reorganized Debtor may impose similar or other restrictive covenants.

(c)	Risks Related to the Company’s Organizational Structure

GLBR is a holding company and has no material assets other than its ownership of 74.5% of the equity interests in Holdings. Holdings is also a holding company and has no material assets other than its 50.1% membership interest in FXCM. Thus, the Debtor has no independent means of generating revenue. The Reorganized Debtor intends to cause Holdings to make distributions to its members in an amount sufficient to cover all applicable taxes at assumed tax rates, payments of principal and interest on the New Notes, payments under the tax receivable agreement and dividends, if any, declared by it. In turn, the sole source of such funds for Holdings is distributions from FXCM. Deterioration in the financial condition, earnings or cash flow of FXCM and its subsidiaries for any reason could limit or impair the Reorganized Debtor’s ability to repay the New Notes and make other distributions. Additionally, to the extent that the Reorganized Debtor needs funds, and Holdings and FXCM are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect the Reorganized Debtor’s liquidity and financial condition. In particular, the terms of FXCM’s agreements with Leucadia significantly restrict the distributions that FXCM may make to Holdings, and these restrictions could materially impair the ability of the Reorganized Debtor to make payments on its obligations.

(d)	Risks Related to Certain Tax-Related Assets

The Company has federal net operating loss (“NOLs”) carryforwards of $244.7 million as of December 31, 2016. These NOLs (expiring in 2032 through 2036) are available to offset future taxable income. The Company may generate additional NOLs in the future.

Section 382 of the Internal Revenue Code of 1986, as amended (the “IRC”) imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” as defined in Section 382 of the IRC. An ownership change occurs when the Company’s “five-percent shareholders” (as defined in Section 382 of the IRC) collectively increase their ownership in the Company by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state NOLs following an ownership change.

If an ownership change occurs, the amount of the taxable income for any post-change year that may be offset by a pre-change loss is subject to an annual limitation (which may be carried over to subsequent tax years to the extent it is not fully utilized in a tax year). This limitation is derived by multiplying the fair market value of the Company’s Class A common stock immediately prior to the ownership change by the applicable federal long-term tax-exempt rate, which is currently 1.93% (for ownership changes occurring in November 2017). The amount of the annual limitation may be increased to the extent that a company has a net unrealized built-in gain at the time of an ownership change, which is realized or deemed recognized during the five-year period following the ownership change.

The Company has an ongoing study of the rolling three-year testing periods. Based upon the elections the Company has made and the information that has been filed with the Securities and Exchange Commission through September 30, 2017, the Company has not had a Section 382 ownership change through September 30, 2017.

If an ownership change should occur in the future, the Company’s ability to use its NOLs to offset future taxable income will be subject to an annual limitation and will depend in part on the amount of taxable income generated by the Company in future periods. There is no assurance that the Company will be able to fully utilize its NOLs and it could be required to record an additional valuation allowance related to the amount of its NOLs that may not be realized, which could impact its results of operations.

The Company believes that its NOLs are a valuable asset for it. Consequently, the Company has a stockholder rights plan in place, which was approved by the Company’s Board of Directors, to protect its NOLs during the effective period of the rights plan. Although the rights plan is intended to reduce the likelihood of an “ownership change” that could adversely affect the Company, there is no assurance that the restrictions on transferability in the rights plan will prevent all transfers that could result in such an “ownership change.”

The provisions of the stockholder rights plan may adversely affect the marketability of the Company’s Class A common stock by discouraging potential investors from acquiring the Company’s stock. In addition, these provisions could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, or impede an attempt to acquire a significant or controlling interest in us, even if such events might be beneficial to the Company and its stockholders.

(e)	Operations of FXCM and Its Operating Subsidiaries Is a Major Risk

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

FXCM’s operating activities are subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information maintained in FXCM’s information technology systems, including customer, personnel and vendor data. FXCM could be exposed to significant costs if such risks were to materialize, and such events could damage the reputation and credibility of FXCM and its business and have a negative impact on FXCM’s revenue. FXCM could also be required to expend significant capital and other resources to remedy any such security breach. Thus, distributions from FXCM to Holdings and subsequently to GLBR could be adversely affected.

(f)	Risks Related to Trading Volume and Currency Volatility

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

FXCM’s revenues are influenced by the general level of trading activity in the FX market. It is difficult to predict volatility and its effects in the FX markets. FXCM’s revenues and operating results may vary significantly from period to period due primarily to movements and trends in the world’s currency markets and to fluctuations in trading levels. FXCM has generally experienced greater trading volume and higher revenue in periods of volatile currency markets. Significant swings in the market volatility can also result in increased customer trading losses, higher turnover and reduced trading volume. In the event FXCM experiences lower levels of currency volatility, their revenue and profitability may be negatively affected.

(g)	Risks Related to Risk Management Policies and Procedures

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

FXCM is dependent on its risk management policies and the adherence to such policies by its trading staff. FXCM’s policies, procedures and practices are used to identify, monitor and control a variety of risks, including risks related to market exposure, human error, customer defaults, market movements, fraud and money-laundering. Some of FXCM’s methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical changes in market prices. FXCM’s risk management methods also may not adequately prevent losses due to technical errors if its testing and quality control practices are not effective in preventing software or hardware failures. In addition, FXCM may elect to adjust its risk management policies to allow for an increase in risk tolerance, which could expose the FXCM Entities to the risk of greater losses. FXCM’s risk management methods rely on a combination of technical and human controls and supervision that are subject to error and failure. These methods may not protect FXCM against all risks or may protect FXCM less than anticipated, in which case the FXCM Entities’ businesses, financial condition and results of operations and cash flows may be materially adversely affected.

(h)	Risks Related to Proprietary Technology

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

The FXCM Entities rely on their proprietary technology to receive and properly process internal and external data. Any disruption for any reason in the proper functioning, or any corruption, of the FXCM Entities’ software or erroneous or corrupted data may cause it to make erroneous trades, accept customers from jurisdictions where the FXCM Entities do not possess the proper licenses, authorizations or permits, or require the FXCM Entities to suspend their services and could have a material adverse effect on their businesses, financial condition and results of operations and cash flows of FXCM.

(i)	Regulatory Risks

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

FXCM is regulated by governmental bodies and/or self-regulatory organizations in a number of jurisdictions, including the U.K. and Australia. FXCM is also exposed to substantial risks of liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, the Federal Reserve and state securities regulators.

In alignment with the rules set for in the Markets in Financial Instruments Directive II a number of European nations have initiated new restrictions. France has recently introduced a prohibition on electronic advertising to retail investors. In Italy, Consob has issued a notice recommending that retail OTC products should only be offered via a regulated market or an authorized multilateral trading facility. In Germany, Ba Fin has restricted the distribution, or sale of OTC products unless accompanied by a no debit guarantee so that the retail client cannot lose more than is deposited in his or her trading account.

Concurrently, in the UK the FCA has proposed restrictions which will limit leverage in accordance with the experience of the retail customer.

Many of the regulations FXCM and the other FXCM Entities are governed by are intended to protect the public, its customers and the integrity of the markets, and not necessarily its shareholders. Substantially all of FXCM’s operations involving the execution and clearing of transactions in foreign currencies, CFDs, gold and silver are conducted through subsidiaries that are regulated by governmental bodies or self-regulatory organizations. FXCM is also regulated in all regions by applicable regulatory authorities and the various exchanges of which FXCM is a member. For example, FXCM is regulated by the FCA and ASIC. In addition, certain of its branch offices in Europe, while subject to local regulators, are regulated by the FCA with respect to, among other things, FX, CFDs and net capital requirements. These regulators and self-regulatory organizations regulate the conduct of FXCM’s business in many ways and conduct regular examinations of their businesses to monitor their compliance with these regulations. Among other things, the FXCM Entities are subject to regulation with regard to:

●	their sales practices, including their interaction with and solicitation of customers and their marketing activities;

●	the custody, control and safeguarding of their customers’ assets;

●	account statements, record-keeping and retention;

●	maintaining specified minimum amounts of capital and limiting withdrawals of funds from their regulated operating subsidiaries;

●	making regular financial and other reports to regulators;

●	anti-money laundering practices;

●	licensing for their operating subsidiaries and their employees;

●	the conduct of their directors, officers, employees and affiliates; and

●	supervision of their business.

Compliance with these regulations is complicated, time consuming and expensive. Even minor, inadvertent irregularities can potentially give rise to claims that applicable laws and regulations have been violated. Failure to comply with all applicable laws and regulations could lead to fines and other penalties which could adversely affect FXCM’s revenues and its ability to conduct its business as planned. In addition, FXCM could incur significant legal expenses in defending FXCM against and resolving actions or investigations by such regulatory agencies.

Recently, the Holdings and FXCM entered into simultaneous regulatory settlements with each of the NFA and CFTC related to actions against each of Forex US and Holdings and certain of the Company’s principals. Pursuant to such settlement agreements, FXCM withdrew from business within the U.S. There can be no guarantee FXCM’s regulators in others parts of the world do not bring similar actions to those of the NFA and/or CFTC. Moreover, there can be no guarantee that any resolution to such potential actions does not require withdrawal from additional localities, markets, regions, or countries. Requirements to withdraw from business in any geographic region could adversely affect FXCM’s reputation, revenue and profitability.

(j)	Risks Related to Intellectual Property Rights

FXCM and the other FXCM Entities are separate entities from the Company. They are not debtors and not anticipated to be debtors. Their assets are not available to satisfy the claims of creditors of the Company. However, because all of the revenue of the Company is derived from distributions and payments made by FXCM to Holdings and by Holdings to the Company, this Disclosure Statement includes the following disclosures:

FXCM relies on a combination of trademark, copyright, trade secret and fair business practice laws in the U.S. and other jurisdictions to protect its proprietary technology, intellectual property rights and its brand. FXCM also enters into confidentiality and invention assignment agreements with its employees and consultants, and confidentiality agreements with other third parties. FXCM also rigorously controls access to their proprietary technology. It is possible that third parties may copy or otherwise obtain and use FXCM’s proprietary technology without authorization or otherwise infringe on FXCM’s rights. FXCM may also face claims of infringement that could interfere with their ability to use technology that is material to their business operations.

(k)	Changes in Economic and Non-Economic Conditions.

There are factors that may be beyond the Debtor’s control that could affect it and the FXCM Entities’ operations and business. Such factors include adverse changes in the conditions in the specific markets for FXCM’s services, the conditions in the broader market for forex trading and the conditions in the domestic and global economies generally.

ARTICLE XII.

SECURITIES LAW MATTERS

12.1	General.

This section discusses certain securities law matters that are raised by the Plan. This section should not be considered applicable to all situations or to all Holders of Existing Notes. Holders of Existing Notes should consult their own legal counsel with respect to these and other issues.

12.2	Issuance and Resale of the New Notes Under the Plan.

In connection with the restructuring pursuant to the Plan under chapter 11 of the Bankruptcy Code, GLBR will rely on section 1145 of the Bankruptcy Code to exempt the issuance of the New Notes from the registration requirements of the Securities Act (and of any state securities or “blue sky” laws). Section 1145 exempts from registration the sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Notes and the guarantee issued by Holdings will generally be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Notes without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code, or an “affiliate” of GLBR, within the meaning of Rule 144 under the Securities Act. Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (ii) offers to sell securities issued under a plan for the Holders of such securities, or (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is an “issuer” of the relevant security, as such term is used in Section 2(11) of the Securities Act. Rule 144 under the Securities Act defines “affiliate” of an issuer as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

Notwithstanding the foregoing, statutory underwriters and affiliates may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act. Parties that believe that they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code or affiliates of GLBR are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

As noted above, GLBR believes that the guarantee of the New Notes by Holdings shall be exempt from any securities laws registration requirements pursuant to the express terms of section 1145 of the Bankruptcy Code because Holdings has agreed (i) to issue the guarantee pursuant to the terms of the Plan, (ii) to submit to the jurisdiction of the Bankruptcy Court pursuant to the conditions precedent set forth in the Plan, and (iii) to include extensive disclosure about itself in this Disclosure Statement. Accordingly, GLBR believes Holdings is a “participant in the Plan” and the guarantee of the New Notes shall be exempted from registration requirements pursuant to section 1145 of the Bankruptcy Code.

12.3	Where You Can Find More Information.

GLBR is subject to the informational reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports, proxy statements, information statements and other information with the SEC. Reports, proxy statements, information statements and other information filed by GLBR with the SEC pursuant to the requirements of the Exchange Act may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 (or 1-800-732-0330). The SEC maintains a web site that contains reports, proxy statements, information statements and other information regarding GLBR. The SEC’s web site address is http://www.sec.gov. GLBR will continually update its investor relations web site with information on the Restructuring. GLBR’s investor relations web site address is http://ir.globalbrokerage.info/

This Disclosure Statement contains summaries of certain agreements that GLBR has entered into or expects to enter into in connection with the Plan. The descriptions contained in this Disclosure Statement of these agreements are not purported to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements, copies of which, once complete, will be made available without charge to you by making a written request at the following address:

Global Brokerage Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 3rd Floor

New York, NY 10022

12.4	The Company Will “Go Dark” After Consummation of Plan

GLBR will cease to be an SEC reporting company post-confirmation but will continue to provide regular financial disclosures to the holders of the New Notes in accordance with the terms of the New Notes Indenture. GLBR expects to file a 10-K for 2017 in March 2018.

ARTICLE XIII.

CERTAIN U.S. FEDERAL INCOME TAX

CONSEQUENCES OF THE PLAN

13.1	Introduction.

The following discussion summarizes certain U.S. federal income tax consequences of the consummation of the Plan to GLBR and to certain U.S. Holders and Non-U.S. Holders (each as defined herein) of Existing Notes Claims (Class 3 Claims). This discussion is for general information purposes only and describes certain tax consequences only to Holders entitled to vote on the Plan. It is not a complete analysis of all potential U.S. federal income tax consequences that may result from the consummation of the Plan and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the IRC, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the U.S. federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court. This discussion is not tax advice, and Holders are urged to consult their independent tax advisors regarding the tax consequences to them of the Restructuring Transaction and of the ownership and disposition of the New Notes received in respect of Existing Notes Claims.

For purposes of this discussion, the term “U.S. Holder” means a Holder of an Existing Notes Claim that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” means a Holder of an Existing Notes Claim, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. This summary does not address all aspects of U.S. federal income taxes that may be relevant to Non-U.S. Holders in light of their personal circumstances, and does not deal with federal taxes other than the federal income tax or with non-U.S., state, local or other tax considerations. Special rules, not discussed here, may apply to certain Non-U.S. Holders, including U.S. expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

In the case of a Holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds an Existing Notes Claim, then you should consult your own tax advisors.

This discussion assumes that Holders of Claims have held such property as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment) and that Holders will hold the New Notes as capital assets. In addition, this discussion assumes that the various debt and other arrangements to which GLBR is a party will be respected for U.S. federal income tax purposes in accordance with their form. In the event that any of the foregoing assumptions is incorrect, or such characterization is successfully challenged by the IRS, the tax consequences of the consummation of the Plan could differ from those described below.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances or to Holders subject to special rules under the U.S. federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Holders subject to the alternative minimum tax or the “Medicare” tax on net investment income, Holders holding Claims or who will hold the New Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, Holders who have a functional currency other than the U.S. dollar and Holders that acquired Claims in connection with the performance of services.

13.2	U.S. Federal Income Tax Consequences to GLBR.

(a)	Cancellation of Indebtedness and Reduction of Tax Attributes.

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of Cash paid, (y) the issue price of any new indebtedness issued and (z) the fair market value of any other consideration given in satisfaction of such indebtedness at the time of the exchange. Because the Plan provides that Holders of Existing Notes Claims will receive New Notes in satisfaction of such Claims, the amount of COD Income will depend in part on the issue price of the New Notes. Thus, the precise amount of COD Income, if any, that will be realized by GLBR cannot be determined before the Effective Date. GLBR expects to realize a significant amount of COD Income as a result of the issuance of New Notes in exchange for the Existing Notes Claims.

COD Income realized by a debtor will be excluded from income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, GLBR generally will not be required to recognize any COD Income realized as a result of the implementation of the Plan. To the extent any COD Income is excluded from taxable income pursuant to the Bankruptcy Exception, GLBR generally will be required to reduce certain of its tax attributes, including, but not limited to, its NOLs, loss carryforwards, credit carryforwards and tax basis in certain assets. A debtor may elect to reduce the tax basis of depreciable property prior to any reduction of NOL carryforwards or other tax attributes.

As discussed above, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend on the issue price of the New Notes on the Effective Date. These items cannot be known with certainty until after the Effective Date. GLBR anticipates that, in the year of the discharge in bankruptcy, it will utilize some of its available NOLs and, accordingly, in the year following its emergence from chapter 11 it will have a reduced amount of NOL carryforwards.

(b)	Section 382 Limitation on NOLs.

Under IRC Section 382, if a corporation undergoes an “ownership change,” the amount of its pre-change losses, including NOL carryforwards and certain losses or deductions which are “built-in” (i.e., economically accrued but unrecognized) as of the date of the ownership change, that may be utilized to offset future taxable income generally will be subject to an annual limitation. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period. The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation.

GLBR expects that the consummation of the Plan will not result in an ownership change that would limit its use of pre-change losses. However, subsequent changes in the Reorganized Debtor’s stock ownership, depending on the magnitude, could, either alone or taken together with prior changes in its stock ownership, result in an ownership change that would trigger the imposition of limitations under IRC Section 382.

(c)	Alternative Minimum Tax.

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. In addition, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, under current law only 90% of its AMTI generally may be offset by available NOL carryforwards. Accordingly, for tax periods after the Effective Date, the Reorganized Debtor may have to pay AMT regardless of whether it generates non-AMT NOLs or has sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

13.3	U.S. Federal Income Tax Consequences to U.S. Holders of Existing Notes.

(a)	Exchange of Existing Notes Claims for New Notes.

Pursuant to the Plan, and in complete and final satisfaction of their Claims, holders of Existing Notes Claims will receive New Notes (the “Notes Exchange”). The U.S. federal income tax consequences of the Plan to a U.S. Holder of Existing Notes Claims will depend on whether the Existing Notes underlying the Existing Notes Claims and the New Notes constitute “securities” of GLBR for U.S. federal income tax purposes. If the Existing Notes and the New Notes both constitute securities of GLBR, then the Notes Exchange should be treated as a “recapitalization” for U.S. federal income tax purposes, with the consequences described below under “Recapitalization Treatment.” If, on the other hand, either the Existing Notes or the New Notes do not constitute securities of GLBR, then the Notes Exchange will be a fully taxable transaction, with the consequences described below under “Fully Taxable Exchange.”

The term “security” is not defined in the IRC or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form. U.S. Holders of Existing Notes Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of the Existing Notes and the New Notes to be received.

(1)        Recapitalization Treatment.

If the Existing Notes and the New Notes both constitute securities of GLBR for U.S. federal income tax purposes, the Notes Exchange should qualify for “recapitalization” treatment. GLBR intends to treat each of the Existing Notes and New Notes as securities for U.S. federal income tax purposes. The classification as a recapitalization exchange generally serves to defer the recognition of any gain or loss by the U.S. Holder. However, even within an otherwise tax-free exchange, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income (see “Distributions in Respect of Accrued But Unpaid Interest” below).

In a recapitalization exchange, the U.S. Holder’s aggregate tax basis in the New Notes received will equal such U.S. Holder’s aggregate adjusted tax basis in the Existing Notes Claim exchanged therefor, increased by any interest income recognized in the exchange. A U.S. Holder’s holding period in the New Notes received will include its holding period in the Existing Notes underlying its Existing Notes Claim, except to the extent of any exchange consideration received in respect of accrued but unpaid interest.

(2)        Fully Taxable Exchange.

In general, to the extent that the exchange of an Existing Notes Claim pursuant to the Plan is a fully taxable exchange, the exchanging U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (i) the issue price of the New Notes received in the Notes Exchange (less any amount allocable to accrued but unpaid interest), and (ii) the U.S. Holder’s adjusted tax basis in the Existing Notes underlying its Existing Notes Claim (other than any tax basis attributable to accrued but unpaid interest). In addition, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See “Distributions in Respect of Accrued But Unpaid Interest” below.

Generally, a U.S. Holder’s adjusted tax basis in an Existing Notes Claim will be equal to the cost of the Existing Notes Claim to such U.S. Holder. If applicable, a U.S. Holder’s tax basis in an Existing Notes Claim also will be increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues.

In the case of a taxable exchange, a U.S. Holder’s tax basis in the New Notes received in the Notes Exchange should equal the issue price of the New Notes and the U.S. Holder’s holding period in the New Notes should begin on the day following the Effective Date.

(3)        Character of Gain or Loss.

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Existing Notes Claim constitutes a capital asset in the hands of the Holder and how long it has been held, whether the Existing Notes Claim was acquired at a market discount, and whether and to what extent the Holder previously claimed a bad debt deduction.

A U.S. Holder that purchased any Existing Notes from a prior holder at a “market discount” may be subject to the market discount rules of the IRC. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. Under these rules, any gain recognized on the exchange of such Existing Notes Claim generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. If a U.S. Holder of Existing Notes Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Existing Notes Claims, such deferred amounts would become deductible at the time of the Notes Exchange (if such exchange is a taxable exchange, but not in the case of a recapitalization exchange).

In the case of an exchange of Existing Notes Claims that qualifies as a recapitalization exchange, the IRC indicates that any accrued market discount in respect of such Claims should only be currently includible in income to the extent of any gain recognized in the recapitalization exchange under Treasury regulations to be issued. Any accrued market discount that is not included in income should carry over to any nonrecognition property received in exchange therefor (i.e., the New Notes received in the exchange). Any gain recognized by a U.S. Holder upon a subsequent disposition of such New Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

(4)        Distributions in Respect of Accrued But Unpaid Interest.

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of an Existing Notes Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income). Conversely, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

The Plan provides that consideration received in respect of Existing Notes Claims is allocable first to the principal amount of such Claims and then, to the extent of any excess, to the accrued but unpaid interest on such Claims (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest). There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. Holders are urged to consult their own tax advisors regarding the allocation of consideration and the inclusion and deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

(b)	Ownership and Disposition of New Notes.

(1)        OID and Issue Price on the New Notes.

The New Notes will be considered issued with original issue discount (“OID”) in an amount equal to the excess of the “stated redemption price at maturity” of the New Notes over their “issue price” if such excess exceeds a de minimis amount. The de minimis amount is equal to 0.25% of the stated redemption price at maturity multiplied by the number of remaining whole years to maturity. The general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.” The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because GLBR has the option, or is required, to make interest payments in PIK interest instead of paying cash, the stated interest payments on the New Notes are not qualified stated interest. As a result, cash interest payable on the New Notes will be included in the stated redemption price at maturity. Thus, such interest will be taken into account in determining the amount of OID with respect to the New Notes, and taxed as OID rather than in accordance with the U.S. Holder’s regular method of accounting.

The “issue price” of the New Notes will depend on whether the New Notes or the Existing Notes are traded on an established market. The New Notes or the Existing Notes will be treated as traded on an established market for U.S. federal income tax purposes if they are traded on an established market during the 31-day period ending 15 days after the Effective Date. Pursuant to applicable Treasury regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of the New Notes or the Existing Notes, or if there is one or more “firm quotes” or “indicative quotes” for such notes, in each case as such terms are defined in applicable Treasury regulations. If GLBR determines that the New Notes or the Existing Notes are traded on an established market, such determination will be binding on a U.S. Holder unless such holder discloses, on a timely filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such Holder’s determination is different from GLBR’s determination, the reasons for such Holder’s different determination and, if applicable, how such Holder determined the fair market value.

If the New Notes or the Existing Notes are treated for U.S. federal income tax purposes as traded on an established market, the issue price of the New Notes will equal their fair market value on the Effective Date, as determined by GLBR. Such determination will be binding on a U.S. Holder unless such holder discloses, on a timely filed U.S. federal income tax return for the taxable year that includes the Effective Date, that its determination differs from GLBR’s determination. If neither the New Notes nor the Existing Notes are considered traded on an established market, the issue price for the New Notes should be the stated principal amount of the New Notes.

(2)        Accrual and Amortization of OID.

A U.S. Holder generally must include any OID in gross income as it accrues over the term of the New Notes using the “constant yield method” without regard to its regular method of accounting for U.S. federal income tax purposes, and in advance of the receipt of cash payments attributable to that income. The amount of OID includible in income for a taxable year by a U.S. Holder generally will equal the sum of the “daily portions” of the total OID on the Holder’s New Notes for each day during the taxable year (or portion thereof) on which such holder held the New Notes. Generally, the daily portion of the OID is determined by allocating to each day during an accrual period a ratable portion of the OID on such New Notes that is allocable to the accrual period in which such day is included. The amount of OID allocable to each accrual period generally will be an amount equal to the product of the “adjusted issue price” of such New Notes at the beginning of such accrual period and the “yield to maturity” of such notes. The “adjusted issue price” of New Notes at the beginning of any accrual period will equal their issue price, increased by the total OID accrued for each prior accrual period, less any cash payments made on such New Notes on or before the first day of the accrual period. The “yield to maturity” of the New Notes will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period.

The rules regarding the determination of issue price and OID are complex. Accordingly, U.S. Holders should consult their own tax advisors regarding the determination of the issue price of the New Notes and the application of the OID rules.

(3)        Acquisition and Bond Premium on the New Notes.

The amount of OID includible in a U.S. Holder’s gross income with respect to the New Notes will be reduced if the debt is acquired (or deemed to be acquired) at an “acquisition premium” or with “bond premium.” A U.S. Holder may have an “acquisition premium” or “bond premium” only if the Notes Exchange qualifies as a recapitalization exchange for U.S. federal income tax purposes. Otherwise, a U.S. Holder’s initial tax basis in the New Notes will equal the issue price of such notes.

A debt instrument is acquired at an “acquisition premium” if the holder’s tax basis in the debt is greater than the adjusted issue price of the debt at the time of the acquisition, but is less than or equal to the stated redemption price at maturity of the debt. If a U.S. Holder acquires New Notes at an acquisition premium, the amount of any OID includible in the Holder’s gross income in any taxable year will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to the New Notes by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).

If a U.S. Holder has a tax basis in New Notes that exceeds the stated redemption price at maturity of such notes, that excess will be treated as “bond premium” and the U.S. Holder will not include any OID on such New Notes in income. A U.S. Holder may elect to amortize any bond premium over the period from the date of acquisition of such New Notes to the maturity date of such notes. An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includible in the U.S. Holder’s gross income and that are held at, or acquired after, the beginning of the U.S. Holder’s taxable year as to which the election is made. The election may be revoked only with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the possibility of making such election and the consequences to them of making (or not making) such election under their particular circumstances.

(4)        Sale, Redemption or Repurchase.

Subject to the discussion above (see “Exchange of Existing Notes Claims for New Notes—Character of Gain or Loss”) and below with respect to market discount and the discussion above with respect to bond premium with respect to the New Notes, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of the New Notes in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the New Notes and the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously so taxed). Generally, a U.S. Holder’s adjusted tax basis in the New Notes will be equal to its initial tax basis (as determined above), increased by any OID previously included in income. If applicable, a U.S. Holder’s adjusted tax basis in the New Notes also will be (i) increased by any market discount with respect to such New Notes previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the New Notes and by any amortizable bond premium with respect to such New Notes that the U.S. Holder has previously deducted or that is deducted upon such disposition.

The gain or loss generally will be treated as capital gain or loss except to the extent the gain is treated as accrued market discount in which case it is treated as ordinary income. See “Exchange of Existing Notes Claims for New Notes—Character of Gain or Loss” above. Any capital gain or loss generally should be long-term if the U.S. Holder’s holding period for the New Notes is more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

13.4	Federal Income Tax Consequences to Non-U.S. Holders of Existing Notes Claims.

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. The following discussion summarizes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, and the ownership and disposition of New Notes.

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

(a)	Gain Recognition.

Any gain realized by a Non-U.S. Holder on the exchange of its Existing Notes Claim, or on the sale or other taxable disposition of New Notes, generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the taxable sale, exchange or other disposition occurs and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the taxable sale, exchange or other disposition. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the taxable sale, exchange or other disposition that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide properly executed original copies of IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

(b)	Interest Payments; Accrued but Unpaid Interest.

Payments to a Non-U.S. Holder that are attributable to either (a) interest on (or OID accruals with respect to) the New Notes, or (b) accrued but unpaid (and not previously taxed) interest on their Existing Notes Claim generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

●	the Non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of all classes of stock of GLBR entitled to vote;

●	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to GLBR (each, within the meaning of the IRC);

●	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the IRC; or

●	such interest (or OID) is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (i) generally will not be subject to withholding tax, but (ii) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued but unpaid (and not previously taxed) interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

(c)	FATCA.

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including any interest and OID on the New Notes), and also include gross proceeds from the sale of any property of a type which can produce U.S. source interest (which would include the New Notes). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding under the rules described above.

As currently proposed, FATCA withholding rules would apply to payments of gross proceeds from the sale or other disposition of property of a type which can produce U.S. source interest that occur after December 31, 2018. Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s ownership of the New Notes.

13.5	Information Reporting and Backup Withholding.

The Reorganized Debtor (or its paying agent) may be obligated to furnish information to the IRS regarding the consideration received by Holders (other than corporations and other exempt Holders) pursuant to the Plan. In addition, the Reorganized Debtor (or its paying agent) will be required to report annually to the IRS with respect to each Holder (other than corporations and other exempt Holders) the amount of interest paid and OID, if any, accrued on the New Notes, and the amount of any tax withheld from payment thereof. The IRS may make the information returns reporting such interest and dividends and withholding available to tax authorities in the country in which a Non-U.S. Holder is resident.

U.S. Holders may be subject to backup withholding (currently at a rate of 28%) on the consideration received pursuant to the Plan. Backup withholding may also apply to interest, OID and principal payments on the New Notes and proceeds received upon sale or other disposition of the New Notes. Certain Holders (including corporations) generally are not subject to backup withholding. A U.S. Holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Reorganized Debtor (or its paying agent) its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the Holder has not been notified by the IRS that it is subject to backup withholding. A Non-U.S. Holder generally will not be subject to backup withholding provided that the payor does not have actual knowledge or reason to know that it is a United States person (as defined under the IRC) and the certification requirements described above under “—Interest Payments; Accrued but Unpaid Interest” have been met.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

[Remainder of Page Intentionally Left Blank]

ARTICLE XIV.

CONCLUSION

GLBR believes that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to Holders of Existing Notes Claims, other Claims and Interests. Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce any return to the Holders of Existing Notes Claims and parties who hold Claims or Interests. Further, GLBR believes that the unimpairment of general unsecured creditors is vital to GLBR’s going concern value and, thus, urges that Holders of Class 3 Existing Notes Claims vote to accept the Plan.

Date: November 10, 2017

By:	/s/ Ken Grossman
Name:	Ken Grossman
Title:	Chief Executive Officer of Global Brokerage, Inc.

Counsel for GLBR:

Sarah R. Borders

Thaddeus D. Wilson

Elizabeth T. Dechant

KING & SPALDING LLP

1180 Peachtree Street, NE

Atlanta, GA 30309

and –

Arthur Steinberg

Michael R. Handler

KING & SPALDING LLP

1185 Avenue of the Americas

New York, NY 10036

EXHIBIT 1

Plan of Reorganization

IMPORTANT: NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF 11 U.S.C. § 1125(a). IN THE EVENT THAT THE DEBTOR FILES A CHAPTER 11 CASE, THE DEBTOR EXPECTS TO SEEK AN ORDER OR ORDERS OF THE BANKRUPTCY COURT, AMONG OTHER THINGS: (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH 11 U.S.C. § 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO 11 U.S.C. § 1129.

UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

)
In re:	)
	)	Chapter 11
Global Brokerage, Inc.,[1]	)
	)	Case No. 17-_____( )
)
Debtor.	)
)
)
)

 PREPACKAGED PLAN OF REORGANIZATION OF GLOBAL BROKERAGE, INC.

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Sarah R. Borders
Thaddeus D. Wilson		Arthur Steinberg
Elizabeth T. Dechant		Michael R. Handler
KING & SPALDING LLP		KING & SPALDING LLP
1180 Peachtree Street, NE		1185 Avenue of the Americas
Atlanta, GA 30309		New York, NY 10036
Telephone:	(404) 572-4600	Telephone:	(212) 556-2100
Facsimile:	(404) 572-5100	Facsimile:	(212) 556-2222

Attorneys for Debtor and Debtor in Possession

[1]	The Debtor (as defined herein) in this chapter 11 case, along with the last four digits of the Debtor’s federal tax identification number, is: Global Brokerage, Inc. (8672). The location of the Debtor’s corporate headquarters and the Debtor’s service address is: 55 Water Street, 50th Floor, New York, NY 10041.

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND DEFINED TERMS		1
A.	Rules of Interpretation	1
B.	Computation of Time	1
C.	References to Monetary Figures	2
D.	Consent Rights	2
E.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEE		12
A.	Administrative Claims	12
B.	Administrative Claims Bar Date	13
C.	Professional Compensation	13
D.	Priority Tax Claims	14
E.	United States Trustee Statutory Fees	15

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		15
A.	Summary	15
B.	Classification and Treatment of Claims and Interests	15
C.	Special Provision Governing Unimpaired Claims	19
D.	Acceptance or Rejection of the Plan	19
E.	Confirmation Pursuant to Sections 1129(a)(10) of the Bankruptcy Code	20
F.	Elimination of Vacant Classes	20

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		20
A.	General Settlement of Claims	20
B.	Restructuring Transactions	21
C.	The New Notes Issuance and Approval of the New Notes Documents	21
D.	Continued Corporate Existence	22
E.	Vesting of Assets in the Reorganized Debtor	22
F.	Cancellation of Existing Notes Indenture	23
G.	Sources of Cash for Plan Distributions	23
H.	Effectuating Documents and Further Transactions	23
I.	Non-Reporting Company	24
J.	Organizational Documents	24
K.	Exemption from Certain Transfer Taxes and Recording Fees	24
L.	Directors and Officers of the Reorganized Debtor	24
M.	Preservation of Causes of Action	25
N.	Directors and Officers Insurance Policies and Agreements	26
O.	Compensation and Benefits Programs	26
P.	Treatment of Tax Receivable Agreement	26

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		27
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	27
B.	Indemnification Obligations	27
C.	Directors and Officers Insurance Policies and Agreements	28
D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	28
E.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	28
F.	Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases	29
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	29
H.	Contracts and Leases Entered Into After the Petition Date	29
I.	Reservation of Rights	29

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J.	Nonoccurrence of Effective Date	30

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		30
A.	Distributions for Claims Allowed as of the Effective Date	30
B.	Disputed Unsecured Claims Reserves	30
C.	Distributions on Account of Claims Allowed After the Effective Date	30
D.	Delivery and Distributions and Undeliverable or Unclaimed Distributions	31
E.	Compliance with Tax Requirements/Allocations	32
F.	Setoffs	32
G.	Foreign Currency Exchange Rate	32
H.	Claims Paid or Payable by Third Parties	33

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		34
A.	No Proofs of Claim	34
B.	Allowance of Claims	34
C.	Claims Administration Responsibilities	34
D.	Estimation of Claims	34
E.	Adjustment to Claims Without Objection	35
F.	Time to File Objections to Claims	35
G.	Disallowance of Claims	35
H.	No Distribution Pending Allowance	35
I.	Distribution After Allowance	35

ARTICLE VIII. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		36
A.	Conditions Precedent to the Confirmation of the Plan	36
B.	Conditions Precedent to Effective Date	36
C.	Waiver of Conditions	37
D.	Substantial Consummation	37
E.	Effect of Non Occurrence of Conditions to the Effective Date	38

ARTICLE IX. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		38
A.	Compromise and Settlement	38
B.	Subordinated Claims	38
C.	Payment of Indenture Trustee Fees	38
D.	Discharge of Claims and Termination of Interests	39
E.	Release of Liens	39
F.	Debtor Release	40
G.	Third-Party Release	41
H.	Exculpation	43
I.	Injunction	44
J.	No Release of Any Claims Held by the United States	44

ARTICLE X. RETENTION OF JURISDICTION		45

ARTICLE XI. MODIFICATION, REVOCATION AND WITHDRAWAL OF THE PLAN		47
A.	Modification of Plan	47
B.	Effect of Confirmation on Modifications	47
C.	Revocation of Plan	47

ARTICLE XII. MISCELLANEOUS PROVISIONS		47
A.	Immediate Binding Effect	47
B.	Additional Documents	47
C.	Dissolution of any Statutory Committee	48
D.	Reservation of Rights	48

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E.	Successors and Assigns	48
F.	Service of Documents	48
G.	Term of Injunctions or Stays	49
H.	Entire Agreement	49
I.	Governing Law	49
J.	Exhibits	50
K.	Nonseverability of Plan Provisions Upon Confirmation	50
L.	Closing of Chapter 11 Case	50
M.	Conflicts	50
N.	Section 1125(e) Good Faith Compliance	50
O.	Further Assurances	51
P.	No Stay of Confirmation Order	51
Q.	Waiver or Estoppel	51
R.	Payment of Certain Advisor Fees	51

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Global Brokerage, Inc. (“GLBR” or the “Debtor”) as debtor and debtor in possession proposes the following chapter 11 plan of reorganization for the resolution of the outstanding claims against, and equity interests in, the Debtor.

Reference is made to the Disclosure Statement for a discussion of the Debtor’s history, business, results of operations, historical financial information, projections, and contemplated future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION

OF TIME, GOVERNING LAW, AND DEFINED TERMS

A.	Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the terms of such document or exhibit and subject to the Restructuring Support Agreement; (c) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (d) unless otherwise stated, the words ‘‘herein,’’ “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (e) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (f) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (g) any term used in capitalized form herein that is not otherwise defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (h) references to docket numbers of documents Filed in the Chapter 11 Case are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (j) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

B.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

C.	References to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

D.	Consent Rights

Notwithstanding anything herein to the contrary, any and all consent rights of the Consenting Noteholders, FXCM, Holdings, and Leucadia set forth in the Restructuring Support Agreement including with respect to the form and substance of this Plan, the Plan Supplement, and any other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.E hereof) and fully enforceable as if stated in full herein.

E.	Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1.        “Accepting Noteholder” means any Holder of an Existing Note who votes to accept the Plan.

2.       “Accrued Professional Compensation” means, at any given time, all accrued, contingent, and/or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting, and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330, 331, or 363 of the Bankruptcy Code or otherwise rendered allowable for the period from the Petition Date through and including the Effective Date by any Retained Professional in the Chapter 11 Case, (a) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been filed for any such amount) and (b) after applying any retainer that has been provided to such Retained Professional. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Retained Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation. For the avoidance of doubt, Accrued Professional Compensation includes unbilled fees and expenses incurred on account of services provided by Retained Professionals that have not yet been submitted for payment, except to the extent that such fees and expenses are either denied or reduced by a Final Order of the Bankruptcy Court or any higher court of competent jurisdiction.

3.        “Administrative Claim” means a Claim for costs and expenses of administration of the Debtor’s Estate pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, other than a Professional Fee Claim, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the business of the Debtor; and (b) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

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4.        “Administrative Claims Bar Date” means the first Business Day that is 30 days following the Effective Date, except as specifically set forth in the Plan or a Final Order.

5.        “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.

6.        “Allowed” means, with respect to any Claim or Interest, such Claim or Interest or portion thereof against or in the Debtor: (a) as to which no objection and/or request for estimation has been filed or otherwise interposed and not withdrawn within the applicable period fixed by the Plan or applicable law, no litigation has commenced, and the Debtor otherwise has assented to the validity thereof; (b) as to which any objection and/or request for estimation that has been filed has been settled, waived, withdrawn or denied by a Final Order; or (c) that is allowed pursuant to the terms of (i) a Final Order, (ii) an agreement by and among the Holder of the Claim or Interest and the Debtor or Reorganized Debtor, as applicable, or (iii) the Plan; provided that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) except as otherwise provided in the Plan or any order of the Bankruptcy Court, the Reorganized Debtor shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

7.        “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101– 1532, as now in effect or hereafter amended.

8.        “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or such other court having jurisdiction over the Chapter 11 Case or any proceeding within, or appeal of an order entered in, the Chapter 11 Case.

9.        “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Case, and the general, local and chambers rules of the Bankruptcy Court.

10.      “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

11.      “Cash” means the legal tender of the United States of America or the equivalent thereof.

12.      “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, “Causes of Action” include: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim arising under or pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any fraudulent transfer or similar claim under state, federal, or other applicable law.

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13.     “Chapter 11 Case” means the case pending for the Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

14.      “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against the Debtor.

15.      “Claims Register” means the official register of Claims maintained by the Clerk of the Court for the United States Bankruptcy Court for the Southern District of New York.

16.      “Class” means a category of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) and 1123(a)(1) of the Bankruptcy Code.

17.      “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Case, subject to all conditions specified in Article VIII.A of the Plan having been: (a) satisfied; or (b) waived pursuant to Article VIII.C of the Plan.

18.     “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case, within the meaning of Bankruptcy Rules 5003 and 9021.

19.      “Confirmation Hearing” means the hearing held by the Bankruptcy Court for the purpose of obtaining Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

20.     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement and related solicitation documents.

21.      “Consenting Noteholders” means the certain holders of Existing Notes party to the Restructuring Support Agreement or their successors and assigns who have executed the “Joinder” to the Restructuring Support Agreement.

22.       “Consummation” means the occurrence of the Effective Date.

23.      “Cure” means the payment of Cash by the Debtor, or the distribution of other property (as the Debtor and the counterparty to the Executory Contract or Unexpired Lease may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtor in accordance with the terms of an Executory Contract or Unexpired Lease of the Debtor and (b) permit the Debtor to assume such Executory Contract or Unexpired Lease under sections 365 and 1123 of the Bankruptcy Code.

24.      “Cure Claim” means a monetary Claim based upon the Debtor’s defaults under any Executory Contract or Unexpired Lease determined as of the time such contract or lease is assumed by the Debtor pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

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25.      “D&O Liability Insurance Policies” means all insurance policies for current and former director and officer liability maintained by the Debtor as of the Petition Date.

26.      “D&O Releasees” means the current and former directors, officers and employees of the Debtor. Notwithstanding anything to the contrary in this Plan, no Claim held by the D&O Releasees shall be released to the extent that such Claim must be preserved in order to prosecute and maintain coverage under all applicable D&O Liability Insurance Policies maintained by or for the benefit of the D&O Releasees; provided, however, that any such Claim shall only be used to obtain the benefits of such insurance.

27.       “Debtor” has the meaning set forth in the introductory paragraph of this Plan.

28.      “Debtor Release” means the releases set forth in Article IX, Section F.

29.      “Definitive Documents” means, collectively, the Plan Documents and the Transaction Documents.

30.       “Disclosure Statement” means that certain Disclosure Statement filed in connection with the Plan, including all exhibits and schedules, that are prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules, and any other applicable law.

31.      “Disputed” means, with respect to any Claim or Interest, any Claim or Interests that is not yet Allowed.

32.      “Effective Date” means the day that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all provisions, terms, and conditions specified in Article VIII.B of the Plan have been: (i) satisfied; or (ii) waived pursuant to Article VIII.C of the Plan.

33.      “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

34.      “Estate” means the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

35.     “Exculpated Parties” means, collectively, (a) the Debtor; (b) the Reorganized Debtor; (c) the Debtor’s directors and officers as of the Petition Date; (d) the Debtor’s employees as of the Petition Date; (e) any statutory committee appointed in the Chapter 11 Case and the current and former members thereof, in their capacity as such; (f) Holdings; (g) FXCM; (h) Leucadia; (i) the Accepting Noteholders; (j) the Indenture Trustee; and (k) with respect to each of the foregoing Persons in clauses (a) through (e), all Persons and Entities who acted on their behalf in connection with the matters as to which exculpation is provided herein, including (but not limited to) the Retained Professionals.

36.      “Exculpation” means the exculpation provision set forth in Article IX.H of the Plan.

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37.      “Executory Contract” means a contract to which the Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

38.      “Existing Notes” means those certain 2.25% Convertible Senior Notes due 2018 issued pursuant to the Existing Notes Indenture.

39.      “Existing Notes Claims” means all claims arising under or in connection with the Existing Notes Indenture, the Existing Notes and any related documents.

40.      “Existing Notes Indenture” means that certain Indenture, dated as of June 3, 2013 (as amended, restated, modified or supplemented from time to time), by and among GLBR, as issuer, and the Existing Notes Indenture Trustee.

41.      “Existing Notes Indenture Trustee” means Bank of New York Mellon, in its capacity as trustee with respect to the Existing Notes Indenture.

42.      “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

43.      “Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

44.      “FXCM” means FXCM Group, LLC, a Delaware limited liability company.

45.      “FXCM LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of FXCM to be executed in connection with the Plan, and to be effective upon the occurrence of the Effective Date, and which shall be in the form set forth in Exhibit A hereto.

46.      “General Unsecured Claims” means any unsecured Claim, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) an Existing Notes Claim; or (e) an Intercompany Claim.

47.       “GLBR” has the meaning set forth in the introductory paragraph of this Plan.

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48.      “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

49.      “Holder” means an Entity holding a Claim against or an Interest in the Debtor.

50.      “Holdings” means Global Brokerage Holdings, LLC, a Delaware limited liability company.

51.      “Holdings LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Holdings to be executed in connection with the Plan, and to be effective upon the occurrence of the Effective Date, and which shall be in the form set forth in Exhibit B hereto.

52.      “Impaired” means any impaired Claim or Interest in an Impaired Class within the meaning of section 1124 of the Bankruptcy Code.

53.      “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

54.      “Indemnification Obligation” means the Debtor’s obligation under an Executory Contract assumed in the Chapter 11 Case or otherwise to indemnify directors, officers, employees, or agents of the Debtor who served in such capacity at any time, with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of the Debtor, pursuant to and to the maximum extent provided by the Debtor’s respective certificate of incorporations, certificates of formation, bylaws, similar corporate documents, and applicable law, as in effect as of the Effective Date.

55.      “Indenture Trustee” means, collectively, the Existing Notes Indenture Trustee and the New Notes Indenture Trustee.

56.      “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, by and among Leucadia National Corporation, as the Senior Priority Agent, [U.S. Bank], as the Junior Priority Agent, and acknowledged and agreed to by Holdings, and the Additional Grantors described therein to be executed in connection with the Plan, and which shall be in the form set forth in Exhibit C hereto.

57.      “Intercompany Claim” means, collectively, any Claim held by the Debtor against an Affiliate of the Debtor or any Claim held by an Affiliate of the Debtor against the Debtor.

58.       “Intercompany Interest” means the equity interest in Holdings held by GLBR.

59.      “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of the Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of the Debtor (whether or not arising under or in connection with any equity incentive agreements or registration agreements); provided, however, that Interest does not include any Intercompany Interest.

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60.      “Leucadia” means (i) Leucadia National Corporation, in its capacity as administrative agent with respect to the Leucadia Credit Agreement, and (ii) LUK-FX Holdings, in its capacity as (x) the sole lender under the Leucadia Credit Agreement and (y) a member of FXCM.

61.      “Leucadia Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 24, 2015, by and among Holdings, FXCM, the lenders named therein, and Leucadia National Corporation, as administrative agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of September 1, 2016, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of February 22, 2017, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of May 12, 2017, and as may be further amended, supplemented and restated from time to time, including by the Second Amended and Restated Leucadia Credit Agreement.

62.      “Leucadia Debt Documents” means the “Loan Documents” as defined in the Leucadia Credit Agreement.

63.      “Local Bankruptcy Rules” means the Local Rules of Bankruptcy Procedure for the Southern District of New York.

64.      “LUK-FX Holdings” means LUK-FX Holdings, LLC, a Delaware limited liability company.

65.      “Managing Member” has the meaning set forth in the Holdings LLC Agreement.

66.      “New Notes” means the 7.00% Senior Notes due 2023 to be issued pursuant to the New Notes Indenture in connection with the Plan and to be effective upon the occurrence of the Effective Date, in the aggregate principal amount of $172.5 million plus accrued and unpaid interest on the Existing Notes on the Petition Date.

67.      “New Notes Documents” means the New Notes Indenture (including the guaranty of the New Notes by Holdings thereunder), the New Notes, other documents evidencing or securing the obligations under the New Notes, and the Intercreditor Agreement.

68.      “New Notes Indenture” means that certain Indenture, dated as of the Effective Date, by and among the Reorganized Debtor as issuer, Holdings as guarantor, and the New Notes Indenture Trustee, and which shall be in the form set forth in Exhibit D hereto.

69.      “New Notes Indenture Trustee” means [U.S. Bank] solely in its capacity as indenture trustee under the New Notes Indenture.

70.      “New Notes Issuance” means the issuance of the New Notes by the Reorganized Debtor in the aggregate principal amount of $172.5 million plus accrued and unpaid interest on the Existing Notes on the Petition Date pursuant to the New Notes Indenture and this Plan.

71.      “Organizational Documents” means the forms of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of the Reorganized Debtor, which forms shall be included in the Plan Supplement.

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72.      “Other Contractual Agreements” means the following contractual agreements among Leucadia and certain other Parties: (A) the consent and waiver, dated as of February 17, 2017, (B) the Acknowledgement, dated as of February 2, 2017, (C) the consent and waiver, dated as of May 12, 2017, and (D) the consent and waiver, dated as of May 15, 2017.

73.      “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or Claims entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code.

74.      “Other Secured Claim” means any Secured Claim against the Debtor not specifically described in the Plan.

75.      “Other Subordinated Claim” means any Claim against the Debtor that is subject to subordination under section 510(b) or (c) of the Bankruptcy Code, whether arising from rescission of a purchase or sale of a security of the Debtor or an Affiliate of the Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, or otherwise, which Claim shall be subordinated to all Claims or Interests that are senior to or equal to the Claim or Interest represented by such security.

76.      “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

77.      “Petition Date” means the date on which the Debtor commenced the Chapter 11 Case.

78.      “Plan” means this Prepackaged Plan of Reorganization of Global Brokerage, Inc. Pursuant to Chapter 11 of the Bankruptcy Code dated November 10, 2017, as amended, supplemented, or modified from time to time in accordance with its terms, including, by the Plan Supplement, which is incorporated herein by reference.

79.      “Plan Documents” has the meaning set forth in the Restructuring Support Agreement.

80.      “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits, in each case, in a form satisfactory to the Required Consenting Noteholders, FXCM and Leucadia, to be filed on the Plan Supplement Filing Date, as amended, modified or supplemented from time to time in accordance with the terms of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, comprising, (a) any Definitive Document not filed with the Plan or Disclosure Statement, (b) the identity of the directors and officers of the Reorganized Debtor as of the Effective Date, (c) the Organizational Documents, and (d) any shared services agreement by and among GLBR and FXCM or one or more of FXCM’s Affiliates to be effective on the Effective Date.

81.      “Plan Supplement Filing Date” means the date that is five (5) calendar days prior to the Confirmation Hearing.

82.      “Preserved Accepting Noteholder Claims” has the meaning set forth in Article IX.G hereof.

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83.      “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in sections 502(i) or 507(a)(8) of the Bankruptcy Code.

84.      “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 363, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

85.      “Professional Fee Escrow Account” means an interest-bearing escrow account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtor on and after the Effective Date solely for the purpose of paying all Allowed Professional Fee Claims.

86.      “Professional Fee Reserve Amount” means the aggregate Accrued Professional Compensation through the Effective Date as estimated by the Retained Professionals in accordance with Article II.C.3 hereof.

87.       “Proof of Claim” means a proof of claim filed against the Debtor in the Chapter 11 Case.

88.      “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, reinstatement in accordance with section 1124 of the Bankruptcy Code.

89.      “Released Parties” means, collectively, (a) the Debtor and Reorganized Debtor; (b) Holdings, (c) the D&O Releasees; (d) Leucadia; (e) the Consenting Noteholders; (f) the Indenture Trustee; (g) FXCM; and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals (including the Retained Professionals), and such entities’ respective heirs, executors, estates, servants and nominees, in each case, solely in their capacity as such.

90.      “Releasing Parties” means, collectively, in each case, solely in their capacity as such, (a) the Debtor and Reorganized Debtor; (b) Holdings; (c) the D&O Releasees; (d) Leucadia; (e) the Consenting Noteholders; (f) the Indenture Trustee; (g) FXCM; and (h) all Holders of Claims who vote to accept the Plan.

91.      “Reorganized Debtor” means the Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

92.      “Required Consenting Noteholders” shall be used as defined in the Restructuring Support Agreement.

93.      “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of November 10, 2017 (as amended, supplemented or otherwise modified in accordance therewith), including the exhibits and term sheet attached thereto, by and among each of (a) the Debtor, (b) Holdings, (c) FXCM, (d) the Consenting Noteholders, and (e) Leucadia.

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94.      “Restructuring Transactions” means all actions that may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate, the Restructuring Support Agreement and the Plan, including the Plan Supplement.

95.      “Retained Professional” means any Entity: (a) employed in this Chapter 11 Case pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

96.      “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule, in form and substance reasonably acceptable to the Debtor, the Required Consenting Noteholders (including any amendments or modification thereto), if any, of certain Executory Contracts and Unexpired Leases to be rejected by the Debtor pursuant to the Plan, as set forth in the Plan Supplement, as amended by the Debtor from time to time prior to the Confirmation Date.

97.      “SEC” means the Securities and Exchange Commission.

98.      “Second Amended and Restated Leucadia Credit Agreement” means that certain Second Amended and Restated Credit Agreement by and among Holdings, FXCM, the lenders named therein, and Leucadia, to be executed in connection with the Plan and which shall be in the form set forth in Exhibit E hereto.

99.      “Secured” means, when referring to a Claim, a Claim: (a) secured by a lien on property in which the Estate has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

100.    “Securities Act” means the United States Securities Act of 1933, as amended.

101.    “Securities Class Action” means In re Global Brokerage, Inc. f/k/a FXCM Inc. Securities Litigation, Master File No. 1:17-cv-00916-RA (S.D.N.Y.).

102.    “Security” has the meaning ascribed to such term in section 101(49) of the Bankruptcy Code.

103.    “Third-Party Release” means the releases set forth in Article IX, Section G.

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104.    “TRA” means that certain Tax Receivable Agreement dated as of December 1, 2010 among GLBR and the persons named therein.

105.    “Transaction Documents” has the meaning set forth in the Restructuring Support Agreement.

106.    “Unexpired Lease” means a lease to which the Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

107.    “Unimpaired” means any unimpaired Claim or Interest in an Unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

108.    “Unimpaired Class” means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

109.    “United States Trustee” means the United States Trustee for the Southern District of New York.

110.    “Voting Class” means Class 3.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS,
AND UNITED STATES TRUSTEE STATUTORY FEE

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Case or a Holder of an Allowed Administrative Claim and the Debtor agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the unpaid portion of its Allowed Administrative Claim on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtor’s businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by a Final Order. Notwithstanding any provision of the Plan to the contrary, no Governmental Unit shall be required to file a request for the payment of an expense described in 11 U.S.C. § 503(b)(1)(B) or (C) as a condition of it being Allowed as an Administrative Claim.

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B.	Administrative Claims Bar Date

All requests for payment of an Administrative Claim (other than Professional Fee Claims) that accrued on or before the Effective Date that were not accrued and satisfied in the ordinary course of business must be filed with the Bankruptcy Court and served on the Debtor no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are, based on the preceding sentence, required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtor or its property and such Administrative Claims shall be deemed discharged as of the Effective Date.

The Debtor or Reorganized Debtor, as applicable, in its sole and absolute discretion, may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. The Debtor may also choose to object to any Administrative Claim no later than 60 days from the Administrative Claims Bar Date, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court. Unless the Debtor or the Reorganized Debtor (or other party with standing) objects to or otherwise disputes an Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtor or the Reorganized Debtor objects to or otherwise disputes an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be allowed and, if so, in what amount.

C.	Professional Compensation

1.	Final Fee Applications

All final requests for Professional Fee Claims shall be filed no later than 30 days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

2.	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtor shall establish and fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Retained Professionals. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals. Upon the Effective Date, such funds shall not be considered property of the Estate of the Debtor or the Reorganized Debtor. The amount of Professional Fee Claims owing to the Retained Professionals shall be paid in Cash to such Retained Professionals by the Reorganized Debtor from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order. When all such Allowed amounts owing to Retained Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtor without any further action or order of the Bankruptcy Court.

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3.	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Retained Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtor and counsel to the Consenting Noteholders on or before the Effective Date. If a Retained Professional does not provide such estimate, the Reorganized Debtor may estimate the unbilled fees and expenses of such Retained Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Retained Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtor and the Reorganized Debtor shall pay in Cash the reasonable legal fees and expenses incurred by the Debtor or the Reorganized Debtor after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court. After the Effective Date, the Debtor and the Reorganized Debtor shall pay, within ten Business Days after submission of a detailed invoice to the Debtor or Reorganized Debtor, such reasonable claims for compensation or reimbursement of expenses incurred by the Retained Professionals of the Debtor and Reorganized Debtor. If the Debtor or Reorganized Debtor dispute the reasonableness of any such invoice, the Debtor or Reorganized Debtor or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved. The undisputed portion of such reasonable fees and expenses shall be paid as provided herein. Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor may employ and pay any Retained Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

5.	Substantial Contribution Compensation and Expenses

Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application and serve such application on counsel for the Debtor or Reorganized Debtor, as applicable, and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules on or before the Administrative Claims Bar Date.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

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E.	United States Trustee Statutory Fees

The Debtor shall pay all United States Trustee quarterly fees under 28 U.S.C. § 1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtor’s business, until the entry of a Final Order, dismissal of the Chapter 11 Case, or conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND INTERESTS

A.	Summary

Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims against and Interests in the Debtor are placed in Classes for the Debtor. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtor has not classified Administrative Claims and Priority Tax Claims as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including, voting, Confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

1.	Summary of Classification and Treatment of Classified Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Existing Notes Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Presumed to Accept
5	Intercompany Claims	Unimpaired	Presumed to Accept
6	Other Subordinated Claims	Unimpaired	Presumed to Accept
7	Interests	Unimpaired	Presumed to Accept

B.	Classification and Treatment of Claims and Interests

1.	Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of Other Priority Claims against the Debtor.

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(b)	Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent a Holder of an Allowed Other Priority Claim has already been paid during the Chapter 11 Case or such Holder of an Allowed Other Priority Claim, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim.

(c)	Voting: Unimpaired. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim will not be entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

(a)	Classification: Class 2 consists of Other Secured Claims against the Debtor.

(b)	Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Secured Claim has already been paid during the Chapter 11 Case or such Holder, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtor, with the consent of the Required Consenting Noteholders and Leucadia: (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Secured Claim; (ii) delivery of the collateral securing such Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim in accordance with Section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for Reinstatement), and/or such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code or (iv) other treatment, as decided by the Debtor and the Holder of an Other Secured Claim to their mutual satisfaction, such that the Other Secured Claim shall be rendered Unimpaired. Any cure amount that the Debtor may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated Other Secured Claim or any distributions due pursuant to clause (i) or (iv) above shall be paid or made, as applicable, either on or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such Other Secured Claim becomes Allowed; (3) the date on which such Other Secured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtor or Reorganized Debtor, as applicable.

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The failure of the Debtor or any other party in interest to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is Reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable) when and if such Claim is sought to be enforced.

(c)	Voting: Unimpaired. Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim will not be entitled to vote to accept or reject the Plan.

3.	Class 3 – Existing Notes Claims

(a)	Classification: Class 3 consists of Existing Notes Claims against the Debtor.

(b)	Allowance: The Existing Notes Claims shall be allowed in the aggregate principal amount of $172,500,000.00 plus any accrued but unpaid interest due under the terms of the Existing Notes Indenture as of the Petition Date.

(c)	Treatment: On the Effective Date, all of the Existing Notes shall be cancelled and discharged, and except to the extent that a Holder of an Allowed Existing Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Existing Notes Claim, each Holder of an Allowed Existing Notes Claim shall receive its pro rata share of the New Notes. The terms and conditions of the New Notes are fully set forth in the New Notes Indenture.

(d)	Voting: Impaired. Each Holder of an Allowed Existing Notes Claim will be entitled to vote to accept or reject the Plan.

4.	Class 4 – General Unsecured Claims

(a)	Classification: Class 4 consists of General Unsecured Claims against the Debtor.

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(b)	Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed General Unsecured Claim has already been paid during the Chapter 11 Case or such Holder, together with the Debtor, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, at the option of the Debtor, with the consent of the Required Consenting Noteholders and Leucadia: (i) payment in full, in Cash, of the unpaid portion of its Allowed General Unsecured Claim; (ii) Reinstatement of its Allowed General Unsecured Claim in accordance with Section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for Reinstatement), (iii) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code, or (iv) other treatment, as decided by the Debtor and the Holder to their mutual satisfaction, such that the General Unsecured Claim shall be rendered Unimpaired. Any cure amount that the Debtor may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated General Unsecured Claim or any distributions due pursuant to clause (i) or (iv) above shall be paid or made, as applicable, either on or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such General Unsecured Claim becomes Allowed; (3) the date on which such General Unsecured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtor or Reorganized Debtor, as applicable. The failure of the Debtor or any other party in interest to file an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is Reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable) when and if such Claim is sought to be enforced.

(c)	Voting: Unimpaired. Each Holder of a General Unsecured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

5.	Class 5 – Intercompany Claims

(a)	Classification: Class 5 consists of all Intercompany Claims.

(b)	Treatment: On the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtor or the Reorganized Debtor, as applicable, with the reasonable consent of the Required Consenting Noteholders and Leucadia.

(c)	Voting: Unimpaired. Each Holder of an Intercompany Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

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6.	Class 6 – Other Subordinated Claims

(a)	Classification: Class 6 consists of all Other Subordinated Claims against the Debtor.

(b)	Treatment: As of the Effective Date, litigation asserting Other Subordinated Claims shall be permitted to proceed, and any Claims or causes of action covered thereby shall not be affected or discharged by virtue of the Chapter 11 Case.

(c)	Voting: Unimpaired. Each Holder of an Other Subordinated Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

7.	Class 7 – Interests

(a)	Classification: Class 7 consists of all Interests.

(b)	Treatment: To preserve the Debtor’s corporate structure, on the Effective Date, all Interests shall remain unaffected and the Holders thereof shall retain all legal, equitable and contractual rights to which Holders of such Interest are otherwise entitled.

(c)	Voting: Unimpaired. Each Holder of an Interest will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtor’s or the Reorganized Debtor’s rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Acceptance or Rejection of the Plan

1.	Deemed Acceptance of Plan

Classes 1, 2, 4, 5, 6, and 7 are Unimpaired under the Plan, and are, therefore, conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such Holders are not entitled to vote to accept or reject this Plan.

2.	Voting Classes

Each Holder of an Allowed Claim in Class 3 shall be entitled to vote to accept or reject the Debtor’s Plan.

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3.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class thereof, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

E.	Confirmation Pursuant to Sections 1129(a)(10) of the Bankruptcy Code

Acceptance of the Plan by Class 3 will satisfy section 1129(a)(10) of the Bankruptcy Code with respect to the Plan.

F.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the date of the Confirmation Hearing by the Holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no ballots are cast in a Class entitled to vote on the Plan) shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptances or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims

As discussed further in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtor and its Estate. Distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final. The consent of the Required Consenting Noteholders, Leucadia, and FXCM is required regarding any agreement between the Debtor and any Holder of (i) Administrative Claims, (ii) Other Priority Claims, (iii) Other Secured Claims, (iv) Existing Notes Claims, and (v) General Unsecured Claims for treatment of such Claims pursuant to separate agreement or outside the ordinary course of dealing between the Debtor and such parties in interest, which consent shall not be unreasonably withheld.

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B.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor shall take and, in its capacity as the sole Managing Member (as defined in the Holdings LLC Agreement) of Holdings, shall cause Holdings to take all actions as may be necessary or appropriate to effect the Restructuring Transactions and the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation or amendments thereto with the appropriate governmental authorities pursuant to applicable law; (4) execution and delivery of the Definitive Documents; and (5) all other actions that the Reorganized Debtor determine are necessary or appropriate.

C.	The New Notes Issuance and Approval of the New Notes Documents

1.	Approval of the New Notes

The Confirmation Order shall constitute approval of the New Notes Issuance and the New Notes Documents (including all transactions contemplated thereby and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtor in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the Reorganized Debtor to enter into and perform its obligations under the New Notes Documents and such other documents as may be reasonably required or appropriate, in each case, in accordance with the New Notes Documents.

On the Effective Date, the New Notes Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtor, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Notes Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the liens and security interests to be granted in accordance with the New Notes Documents (a) shall be legal, binding, and enforceable liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Notes Documents, (b) shall be deemed automatically attached and perfected on the Effective Date, subject only to such liens and security interests as may be permitted under the New Notes Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtor and the Entities granted such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish, attach, and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtor, the Reorganized Debtor, or the Indenture Trustee that are necessary to cancel and/or extinguish such liens and/or security interests.

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2.	Section 1145 Exemption from Registration

The issuance of and the distribution under this Plan of the New Notes and the guaranty thereof by Holdings shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. Pursuant to section 1145 of the Bankruptcy Code, the New Notes will be freely transferable by the recipients thereof and may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the Holder is an “underwriter” with respect to the New Notes, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

D.	Continued Corporate Existence

Subject to any restructuring transactions as permitted under Article IV.B, the Debtor shall continue to exist after the Effective Date as a separate corporation with all the powers of a corporation pursuant to laws of the state of Delaware and pursuant to the certificates of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation or bylaws are amended by or in connection with the Plan or otherwise, and, to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

E.	Vesting of Assets in the Reorganized Debtor

Except as otherwise provided in the Plan or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in the Estate, all Causes of Action, and any property acquired by the Debtor pursuant to the Plan shall vest in the Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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F.	Cancellation of Existing Notes Indenture

On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtor under the Existing Notes Indenture shall be cancelled and the Reorganized Debtor shall not have any continuing obligations under the Existing Notes Indenture including, without limitation, the right evidenced therein to convert debt for equity in the Debtor. Notwithstanding the foregoing, the Existing Notes Indenture shall continue in effect solely for the purpose of: (i) allowing Holders of the Existing Notes Claims to receive the distributions provided for under the Plan; (ii) allowing the Existing Notes Trustee to receive distributions from the Debtor and to make further distributions to the Holders of such Claims on account of such Claims, as set forth in Article VI.A of the Plan; (iii) preserving the Existing Notes Trustee’s right to indemnification from the Debtor pursuant and subject to the terms of the Existing Notes Indenture in respect of any Claim or Cause of Action asserted against the Existing Notes Trustee; provided that any Claim or right to payment on account of such indemnification shall be an unsecured Claim and shall not be secured in any of the assets of the Debtor, Reorganized Debtor, or its Affiliates; and (iv) preserving the Existing Notes Trustee’s charging liens as set forth in Article IX.C of the Plan.

G.	Sources of Cash for Plan Distributions

All Cash necessary for the Reorganized Debtor to make payments required pursuant to the Plan on the Effective Date will be funded with Cash on hand as of the Effective Date.

From and after the Effective Date, the Reorganized Debtor, subject to any applicable limitations set forth in any post-Effective Date financing, including the New Notes Indenture, shall have the right and authority without further order of the Bankruptcy Court, to raise additional capital and obtain additional financing as the board of directors of GLBR deems appropriate.

H.	Effectuating Documents and Further Transactions

The Debtor or the Reorganized Debtor, as applicable, may take all actions to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtor, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant hereto. The secretary and any assistant secretary of the Debtor shall be authorized to certify or attest to any of the foregoing actions. Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors, or members of the Debtor shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers, or partners of the Debtor, or the need for any approvals, authorizations, actions or consents.

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I.	Non-Reporting Company

Following the Effective Date and in accordance with the Securities Act and any other applicable securities laws, GLBR shall be a non-SEC reporting company; provided that the Reorganized Debtor will provide quarterly reports and other specified information to holders of the New Notes pursuant to the New Notes Indenture.

J.	Organizational Documents

The Organizational Documents of the Debtor in effect prior to the Effective Date shall remain in effect on the Effective Date. As will be evidenced in the Plan Supplement, the Organizational Documents will prohibit the issuance of non-voting equity securities to the extent required under section 1123(a) (6) of the Bankruptcy Code.

On or immediately prior to the Effective Date, the Debtor or Reorganized Debtor, as applicable, in its capacity as the Managing Member of Holdings, shall cause Holdings to execute the Holdings LLC Agreement to, among other things, effectuate the Noteholder Protections (as defined in the Holdings LLC Agreement).

K.	Exemption from Certain Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from the Debtor to the Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtor or the Reorganized Debtor; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.	Directors and Officers of the Reorganized Debtor

The directors and officers of the Reorganized Debtor shall be identified in the Plan Supplement. To the extent any such director or officer is an “insider” as defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed.

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The Reorganized Debtor shall continue to be the managing member of Holdings after the Effective Date.

M.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article IX below and as otherwise set forth in the Plan, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtor pursuant to the releases and exculpations contained in the Plan, including Article IX or as otherwise set forth in the Plan. The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. For the avoidance of doubt, no Cause of Action against Leucadia may be preserved by the Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action against it. The Debtor or the Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article IX of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or the Effective Date.

The Reorganized Debtor reserves and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Case or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtor may hold against any Entity shall vest in the Reorganized Debtor, except as otherwise expressly provided in the Plan, including Article IX of the Plan. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

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N.	Directors and Officers Insurance Policies and Agreements

To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtor shall be deemed to have assumed all unexpired D&O Liability Insurance Policies with respect to the Debtor’s directors, managers, officers, and employees serving on or prior to the Petition Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtor’s assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtor under the Plan as to which no Proof of Claim need be filed.

O.	Compensation and Benefits Programs

Unless otherwise provided herein or in the Plan Supplement, the Confirmation Order, or any applicable agreements binding on the Debtor, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtor shall be assumed by the Reorganized Debtor and shall remain in place as of the Effective Date, and the Reorganized Debtor will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

1.	Continuation of Retiree Benefits

The Reorganized Debtor’s obligations, if any, with respect to the payment of “retiree benefits” (as that term is defined in section 1114(a) of the Bankruptcy Code) shall continue for the duration of the periods the Debtor has obligated itself to provide such benefits, if any, subject to any contractual rights to terminate or modify such benefits.

2.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtor and the Reorganized Debtor shall continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtor operate; and (ii) the Debtor’s written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance.

P.	Treatment of Tax Receivable Agreement.

The Confirmation Order shall contain a finding that the TRA shall be reinstated and/or assumed in its entirety and that there has been no Change of Control (as defined therein). The obligations of GLBR thereunder shall be obligations of Reorganized Debtor following the Effective Date.

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ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract or Unexpired Lease, not previously assumed, assumed and assigned, or rejected shall be deemed automatically assumed, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) is the subject of a motion to reject such Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (3) is a contract, release, or other agreement or document entered into in connection with the Plan.

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to and upon the occurrence of the Effective Date, constitute a Bankruptcy Order approving the assumptions or rejections of the Executory Contracts and Unexpired Leases assumed or rejected pursuant to the Plan. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtor or the Reorganized Debtor, as applicable, reserve the right to, with the reasonable consent of Leucadia and the Required Consenting Noteholders, alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases (i) to add or remove any Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Confirmation Date, and (ii) to remove any Executory Contract or Unexpired Lease from the Schedule of Rejected Executory Contracts and Unexpired Leases at any time through and including the Confirmation Date. The Debtor or the Reorganized Debtor shall provide notice of any amendments to the Schedule of Rejected Executory Contracts and Unexpired Leases to the parties to the Executory Contracts or Unexpired Leases affected thereby.

B.	Indemnification Obligations

On the Effective Date, except as otherwise provided herein, all indemnification provisions, consistent with applicable law, in place as of the Petition Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtor, as applicable, shall be assumed, which assumption shall be irrevocable, and shall survive the Effective Date.

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C.	Directors and Officers Insurance Policies and Agreements

Pursuant to Article IV.N hereof, to the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtor shall be deemed to have assumed all unexpired D&O Liability Insurance Policies.

D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b) (1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Following the Petition Date, the Debtor shall serve a notice on parties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtor’s intention to assume the Executory Contract or Unexpired Lease in connection with the Plan. If the counterparty believes any Cure amounts are due by the Debtor in connection with the assumption it shall assert such Cure amount against the Debtor in the ordinary course of business or by objection to the notice of proposed assumption within ten (10) days of service thereof. The Cure payments required by section 365(b) (1) of the Bankruptcy Code shall be made following (1) resolution by the parties or (2) the entry of a Final Order or orders resolving the objection and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

E.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtor or the Reorganized Debtor, the Estate, or its property without the need for any objection by the Reorganized Debtor or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary. All Claims arising from the rejection of the Debtor’s Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims as set forth in the Plan.

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F.	Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtor or the Reorganized Debtor, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtor expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtor contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

G.       Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtor, including any Executory Contracts and Unexpired Leases assumed by the Debtor, will be performed by the Debtor or the Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the terms of this Plan and entry of the Confirmation Order.

I.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contract and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or the Reorganized Debtor, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease under the Plan.

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J.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, the Reorganized Debtor shall make distributions under the Plan on account of Claims in Class 3 on the Effective Date and on account of all other Claims Allowed before the Effective Date on the Effective Date, as soon as practicable thereafter, or as otherwise provided herein.

B.	Disputed Unsecured Claims Reserves

From and after the Effective Date, and until such time as all Disputed General Unsecured Claims have been compromised and settled or determined by order of the Bankruptcy Court, for the benefit of each Holder of such claims, Cash shall be reserved in an amount equal to lesser of (a) the amount of the timely filed Proofs of Claim asserting General Unsecured Claims not otherwise resolved prior to the Effective Date; (b) the amount in which the General Unsecured Claims shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim; and (c) such other amount as may be agreed upon by the Holder of such General Unsecured Claims and the Reorganized Debtor. Any amount of Cash reserved and held for the benefit of a Holder of a Disputed General Unsecured Claim shall be treated as a payment and reduction on account of such General Unsecured Claim for purposes of computing any additional amounts to be paid to such Holder if the General Unsecured Claim ultimately becomes an Allowed Claim. Such amount of Cash shall be reserved for the benefit of Holders of Claims who timely filed and served Proofs of Claim pending determination of their entitlement thereto under the terms of the Plan. No payments or distributions shall be made with respect to all or any portion of any Disputed General Unsecured Claim pending the entire resolution thereof by Final Order.

Any amount remaining in the reserve being held for the benefit of Disputed Other General Unsecured Claims after reconciliation of all General Unsecured Claims asserted against the Debtor shall be retained by the Reorganized Debtor.

C.	Distributions on Account of Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of a Disputed Claim that becomes an Allowed Claim after the Effective Date shall be made promptly after the Disputed Claim becomes an Allowed Claim. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

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2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. In the event that there are Disputed Claims requiring adjudication and resolution, the Reorganized Debtor shall establish appropriate reserves for potential payment of such Claims, as described above.

D.	Delivery and Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Debtor or the Reorganized Debtor, as applicable shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtor’s records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Debtor or the Reorganized Debtor, as applicable; and provided further, that the address for each Holder of an Allowed Claim shall be the address set forth in any Proof of Claim filed by that Holder.

2.	Issuance of New Notes to Holders of Allowed Existing Notes Claims

The Existing Notes Indenture Trustee shall be deemed to be the Holder of all Existing Notes Claims, as applicable, for purposes of the issuance of the New Notes to be made hereunder, and all distributions of the New Notes on account of such Existing Notes Claims shall be made to or on behalf of the Existing Notes Indenture Trustee. The Existing Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Existing Notes Claims, as applicable. The Existing Notes Indenture Trustee shall arrange to deliver or direct the delivery of such distributions of the New Notes to or on behalf of such Holders of Allowed Existing Notes Claims on the Effective Date. Notwithstanding anything in the Plan to the contrary, and without limiting the release provisions of the Plan, the Existing Notes Indenture Trustee shall not have any liability to any person with respect to distributions made or directed to be made by the Existing Notes Indenture Trustee.

3.	Fractional Distributions.

Notwithstanding anything contained herein to the contrary, no distributions of fractional New Notes or fractions of dollars shall be made hereunder on account of Claims or Interests, and for purposes of distribution hereunder on account of such Claims or Interests, fractional shares and fractions of dollars (whether in the form of New Notes or Cash) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half dollar to be rounded down).

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4.	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions under the Plan in excess of the Allowed amount of such Claim.

E.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtor shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtor reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

F.	Setoffs

The Debtor and the Reorganized Debtor may withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any Claims, Interests, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the Holder of any such Allowed Claim. In the event that any such Claims, Interests, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of any adjudicated or resolved Claims, Interests, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such Claims, Interests, rights, and Causes of Action that the Debtor or the Reorganized Debtor may possess against any such Holder, except as specifically provided herein.

G.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

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H.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtor or the Reorganized Debtor, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or the Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or the Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. If the Debtor become aware of the payment by a third party, the Debtor or Reorganized Debtor, as applicable, will send a notice of wrongful payment to such party requesting return of any excess payments and advising the recipient of the provisions of the Plan requiring turnover of excess estate funds. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtor’s insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	No Proofs of Claim

1.    Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise provided in the Plan or by order of the Bankruptcy Court, Holders of Claims or Interests shall not be required to file Proofs of Claim or Interests in the Chapter 11 Case, and the Reorganized Debtor and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Case had not been commenced.

2.    If a Holder of a Claim elects to file a Proof of Claim with the Bankruptcy Court, such Holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim, and the Bankruptcy Court shall retain nonexclusive jurisdiction over all such Claims, which shall be resolved on a case-by-case basis through settlements, Claim objections (or, if necessary, through adversary proceedings), or by withdrawal of the Claims by the holders of such Claims.

B.	Allowance of Claims

After the Effective Date, the Reorganized Debtor shall have and retain any and all rights and defenses the Debtor had with respect to any Claim or Interest immediately before the Effective Date, other than those Claims or Interests that are waived, released and/or discharged as part of the Debtor Releases provided by this Plan.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtor shall have the sole authority: (1) to file, withdraw, or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

D.	Estimation of Claims

Before or after the Effective Date, the Debtor or Reorganized Debtor, as applicable, may (but is not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

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E.	Adjustment to Claims Without Objection

Any Claim or Interest that has been paid or satisfied, or any Proof of Claim or Interest that has been amended or superseded, cancelled, or otherwise expunged (including pursuant to the Plan), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtor without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims

Any objections to any Proof of Claim filed in the Chapter 11 Case shall be filed on or before the later of (1) 60 days after the Effective Date and (2) such other period of limitation as may be specifically fixed by the Debtor or the Reorganized Debtor, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims.

G.	Disallowance of Claims

Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtor by that Entity have been turned over or paid to the Reorganized Debtor. All Proofs of Claim filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Disputed Claims not otherwise resolved as of the Effective Date for which a Proof of Claim has not been filed shall exist as if the Chapter 11 Case did not commence and shall be resolved pursuant to applicable nonbankruptcy law.

H.	No Distribution Pending Allowance

If an objection to a Proof of Claim or portion thereof is filed as set forth in Article VII.F, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

I.	Distribution After Allowance

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest (as applicable) in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Reorganized Debtor shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

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ARTICLE VIII.

CONDITIONS PRECEDENT TO CONFIRMATION AND

CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Confirmation of the Plan

The following shall be satisfied or waived as conditions precedent to the Confirmation of the Plan:

1.         The Debtor shall have received votes in favor of the Plan from the Holders of the Existing Notes sufficient to satisfy the requirements of section 1126(c) of the Bankruptcy Code;

2.         Within one (1) business day following the execution of the Restructuring Support Agreement, and prior to or concurrently with the commencement of the Chapter 11 Case, the Company shall have disclosed all “Material, Non-Public Information” as provided in Section 8 of each of the non-disclosure agreements executed by the Consenting Noteholders and GLBR;

3.         The Definitive Documents shall be in form and substance reasonably satisfactory to the Debtor, Holdings, FXCM, Leucadia, and the Required Consenting Noteholders;

4.         The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect and, to the extent not assumed by the Debtor prior to Confirmation, the Restructuring Support Agreement shall not be (i) identified on the Schedule of Rejected Executory Contracts or Unexpired Leases or (ii) the subject of a motion to reject, such that the Restructuring Support Agreement will, pursuant to the terms of the Plan, be assumed upon the Effective Date of the Plan;

5.         Holdings shall have submitted to the jurisdiction of the Bankruptcy Court regarding all matters arising under this Plan and the transactions contemplated herein; and

6.         The Bankruptcy Court shall have approved the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

B.	Conditions Precedent to Effective Date

The following shall be satisfied or waived as conditions precedent to the Effective Date:

1.         The Confirmation Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Debtor, Holdings, FXCM, Leucadia, and the Required Consenting Noteholders. The Confirmation Order shall provide that, among other things, (a) the Debtor or the Reorganized Debtor, as appropriate, is authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, entering into, implementing, and consummating (i) the Restructuring Transactions as described in Article IV.B, (ii) the Definitive Documents, and (iii) any other contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with or described in the Plan, (b) the Debtor or the Reorganized debtor, as appropriate, in its capacity as the Managing Member of Holdings, is authorized and directed to cause Holdings to take all actions necessary or appropriate to consummate the Plan, including, entering into, implementing, and consummating (i) the Restructuring Transaction as described in Article IV.B, (ii) the Definitive Documents, and (iii) any other contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with or described in the Plan;

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2.        All documents and agreements necessary to implement the Plan, including the Definitive Documents, shall have (a) been tendered for delivery and (b) been effected or executed. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements, including all authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan;

3.        All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws;

4.         The Professional Fee Escrow Account shall have been established and funded;

5.         The New Notes Issuance shall have been (or as a result of the Effective Date occurring will be) consummated in accordance with the terms of the Restructuring Support Agreement;

6.         The Restructuring Support Agreement shall not have been terminated, shall be in full force and effect and the expenses required to be paid pursuant to Section 1.3(h) thereof shall have been paid in full in Cash; and

7.         The Debtor Release and Third Party Release set forth in this Plan shall be approved by the Bankruptcy Court.

C.	Waiver of Conditions

The conditions to Confirmation and to the Effective Date set forth in this Article VIII may be waived by the Debtor, with the consent of the Required Consenting Noteholders, Leucadia, Holdings, and FXCM without notice to parties in interest and without any further notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan. Notwithstanding the foregoing, the condition contained in Article VIII.B.2 may not be waived.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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E.	Effect of Non Occurrence of Conditions to the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtor; (2) prejudice in any manner the rights of the Debtor, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtor, any Holders, or any other Entity in any respect.

ARTICLE IX.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtor, its Estate, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtor may compromise and settle Claims against them and Causes of Action against other Entities.

B.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtor reserves the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal or equitable subordination relating thereto.

C.	Payment of Indenture Trustee Fees

On the Effective Date, all reasonable and documented fees and expenses of the Indenture Trustee incurred before the Effective Date (and its counsel) in an amount not to exceed $25,000 or such other amount reasonably acceptable to the Debtor and the Required Consenting Noteholders shall be paid in full by the Debtor in Cash without a reduction to the recoveries of applicable Holders of Allowed Existing Notes Claims as of the Effective Date; provided, however, that the Indenture Trustee shall provide a copy of such invoices to the U.S. Trustee. To the extent invoices are submitted after the Effective Date, such invoices shall be paid promptly to the extent reasonable and documented and in any event, within ten (10) business days by the Reorganized Debtor. All disputes related to the fees and expenses of the Indenture Trustee shall be subject to the jurisdiction of and decided by the Bankruptcy Court.

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D.	Discharge of Claims and Termination of Interests

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims or Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtor, the Reorganized Debtor, or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtor prior to the Effective Date and arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right, or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtor or its Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date. Nothing herein shall discharge any Claims that have been Reinstated pursuant to the Plan.

E.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III hereof and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

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F.	Debtor Release

Notwithstanding anything to the contrary herein, the “Debtor Release” shall not operate to waive or release any Causes of Action of the Debtor that the Board of Directors of the Debtor determines, after investigation, should be excluded from this “Debtor Release” and all rights of the Debtor and the Board of Directors to make changes to the terms of the Debtor Release hereby are reserved as of the date of the filing of this Plan; provided, however, that the foregoing shall not apply to any release of Claims or Causes of Action granted in favor of (a) Leucadia, (b) the Consenting Noteholders, (c) Holdings or (d) FXCM, and with respect to each of the foregoing entities in clauses (a) through (d), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case, solely in their capacity as such.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the concessions made as set forth in the Definitive Documents, the service of the Released Parties in facilitating the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Debtor, the Reorganized Debtor, and any Person seeking to exercise the rights of the Estate, including, any successor to the Debtor or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtor, the Reorganized Debtor, the Estate, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtor; (ii) the Estate; (iii) the conduct of the Debtor’s business; (iv) the Chapter 11 Case; (v) the purchase, sale, or rescission or the purchase or sale of any security of the Debtor or the Reorganized Debtor; (vi) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan; (vii) the Leucadia Credit Agreement, the FXCM LLC Agreement, and any of the agreements, documents, or transactions that in any way relate to such agreements; (viii) the business or contractual arrangements between the Debtor and any Released Party; (ix) the restructuring of Claims and Interests prior to or in the Chapter 11 Case; or (x) the negotiation, formulation, or preparation of the Restructuring Support Agreement, the Definitive Documents, or related agreements, instruments, or other documents; and resulting from any act or omission, transaction, or occurrence taking place on or before the Effective Date of the Plan; provided, that, nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

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Notwithstanding anything to the contrary herein, the “Debtor Release” shall not operate to waive or release: (1) any Causes of Action, rights or remedies of the Debtor arising under any contract, instrument, agreement, release, or document delivered pursuant to the Plan, including, the New Notes or documents, agreements, or instruments executed in connection therewith, (2) any Causes of Action of the Debtor expressly set forth in and preserved by the Plan Documents; provided, however, that pursuant to the Plan Documents, the Debtor shall not retain any Cause of Action against Leucadia or (3) any Claim or Cause of Action of the Debtor or Reorganized Debtor against any D&O Releasee brought or asserted prior to the Petition Date in the Securities Class Action, but only to the extent such Claim or Cause of Action is covered by one or more of the D&O Liability Insurance Policies; provided, that with respect to this clause (3), the D&O Releasees shall have no personal liability related to any such Claim or Cause of Action in excess of any liability that falls within the coverage and available policy limits of the D&O Liability Insurance Policies and is payable by such policies.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtor and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtor and after notice and opportunity for hearing; and (6) a bar to the Debtor or the Reorganized Debtor asserting any Claim released by the Debtor Release against any of the Released Parties.

G.	Third-Party Release

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the concessions made as set forth in the Definitive Documents, the service of the Released Parties in facilitating the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtor, the Reorganized Debtor, the Estate, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtor; (ii) the Estate; (iii) the conduct of the Debtor’s business; (iv) the Chapter 11 Case; (v) the purchase, sale, or rescission or the purchase or sale of any security of the Debtor or the Reorganized Debtor; (vi) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan; (vii) the Leucadia Credit Agreement, the FXCM LLC Agreement, and any of the agreements, documents, or transactions that in any way relate to such agreements; (viii) the business or contractual arrangements between any of the Debtor and any Released Party; (ix) the restructuring of Claims and Interests prior to or in the Chapter 11 Case; or (x) the negotiation, formulation, or preparation of the Restructuring Support Agreement, the Definitive Documents, or related agreements, instruments or other documents; and resulting from any act or omission, transaction, or occurrence taking place on or before the Effective Date of the Plan; provided, that, nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

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Notwithstanding anything in this Plan to the contrary and except as specifically set forth in the Definitive Documents, (a) nothing in the Plan shall affect or otherwise release, waive, or alter any rights and remedies of Leucadia under (i) the Leucadia Loan Documents, (ii) the Other Contractual Agreements, and (iii) the FXCM LLC Agreement, and (b) nothing shall bar any Claim or Cause of Action of an Accepting Noteholder against any D&O Releasee alleged prior to the Petition Date in the Securities Class Action but only to the extent such Claims or Causes of Action are covered by one or more of the D&O Liability Insurance Policies (such Claim or Cause of Action, the “Preserved Accepting Noteholder Claims”), it being understood that the Preserved Accepting Noteholder Claims shall not be released by any Noteholder, and the right of any Accepting Noteholder to participate in the Securities Class Action or receive a recovery from the proceeds of the D&O Liability Insurance Policies based on the Preserved Accepting Noteholder Claims shall not be affected by the release contained in this Article IX.G or any other provision of the Plan; provided, that the D&O Releasees shall have no personal liability related to the Preserved Accepting Noteholder Claims in excess of any liability that falls within the coverage and available policy limits of the D&O Liability Insurance Policies and is payable by such policies; provided further, that, it is expressly understood that (a) the Accepting Noteholders will not name the Debtor or Reorganized Debtor as a nominal party to the Securities Class Action based on the parties’ understanding and this Court’s determination that nothing in the Plan, including this Article IX, shall in any way affect, bar, modify, or release any of the pending claims against the D&O Releasees in the Securities Class Action (including section 20a claims based on the primary or underlying liability of the Debtor) whether or not the Debtor or Reorganized Debtor is a party to the Securities Class Action and (b) counsel for the D&O Releasees/Debtor and Reorganized Debtor has agreed to enter a stipulation to such effect in the Securities Class Action.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release any post-Effective Date obligations of any Person or Entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the Debtor and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the Third-Party Release against any of the Released Parties.

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H.	Exculpation

Upon and effective as of the Effective Date, the Debtor and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, and other professional advisors and agents will be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code.

Except with respect to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement, or related documents, or as otherwise provided by this Plan, the Exculpated Parties shall neither have nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Case, including, the operation of the Debtor’s business during the pendency of the Chapter 11 Case; formulating, negotiating, preparing, disseminating, implementing, and/or effecting the Restructuring Support Agreement, the Disclosure Statement, and the Plan (including the Plan Supplement and any related contract, instrument, release, or other agreement or document created or entered into in connection therewith); the solicitation of votes for the Plan and the pursuit of Confirmation and Consummation of the Plan; the administration of the Plan and/or the property to be distributed under the Plan; the offer and issuance of any securities under the Plan; and/or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtor to the extent provided in section 1125(e) of the Bankruptcy Code. In all respects, each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her, or its respective duties under, pursuant to, or in connection with the Plan; provided, that, nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall exculpate any Person or Entity from any liability resulting from any act or omission constituting actual fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages, or ultra vires acts as determined by a Final Order.

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I.	Injunction

1.	General.

The satisfaction, release, and discharge pursuant to this Article IX of the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process or act to collect, offset, or recover any claim or Cause of Action satisfied, released, or discharged under the Plan or the Confirmation Order to the fullest extent authorized or provided by the Bankruptcy Code, including, to the extent provided for or authorized by sections 524 and 1141 thereof; provided, however, the injunction provided for in this Article IX.I (a) shall not enjoin, discharge or bar any Preserved Accepting Noteholder Claims, (b) the Preserved Accepting Noteholder Claims shall not be released by any Accepting Noteholder, and (c) the right of any Accepting Noteholder to participate in the Securities Class Action or receive a recovery from the proceeds of the D&O Liability Insurance Policies based on the Preserved Accepting Noteholder Claims shall not be affected by the injunction contained in this Article IX.I; provided, that the D&O Releasees shall have no personal liability related to any Preserved Accepting Noteholder Claims not enjoined as a result of the proviso above. For the avoidance of doubt, no Claim that is Reinstated pursuant to the Plan shall be subject to discharge under Sections 524 or 1141 of the Bankruptcy Code.

2.	Injunction Against Interference with Plan.

Upon Entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; provided, that the foregoing shall not enjoin any party to the Restructuring Support Agreement from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

J.	No Release of Any Claims Held by the United States

Nothing in the Confirmation Order or the Plan shall effect a release of any Claim by the United States Government or any of its agencies or any state and local authority whatsoever, including, any Claim arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state and local authority against the Released Parties, nor shall anything in the Confirmation Order or the Plan enjoin the United States or any state or local authority from bringing any Claim, suit, action, or other proceedings against the Released Parties for any liability whatever, including any Claim, suit, or action arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state and local authority against the Released Parties.

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ARTICLE X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.         Allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.         Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.         Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.         Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.         Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.         Adjudicate, decide, or resolve any and all matters related to Causes of Action;

7.         Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.         Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including, without limitation, the Restructuring Support Agreement;

9.         Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.       Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.       Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

12.       Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

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13.       Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

14.       Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.       Determine any other matters that may arise in connection with or relate to the Plan (including the Plan Supplement), the Disclosure Statement, the Confirmation Order, the New Notes and any guarantee thereof, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.       Enter an order or final decree concluding or closing the Chapter 11 Case;

17.       Adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.       Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.       Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.       Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21.       Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.       Hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.       Enforce all orders previously entered by the Bankruptcy Court; and

24.       Hear any other matter not inconsistent with the Bankruptcy Code.

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ARTICLE XI.

MODIFICATION, REVOCATION AND WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the limitations contained in the Plan and the Restructuring Support Agreement, and in accordance with the Restructuring Support Agreement: (1) the Debtor reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtor or the Reorganized Debtor, as the case may be, may, upon the order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan

Subject to the limitations set forth in the Restructuring Support Agreement, the Debtor reserves the right to revoke or withdraw the Plan prior to entry of the Confirmation Order and to file subsequent plans of reorganization.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article VIII.B and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtor, the Reorganized Debtor, and any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, each Entity executing the Definitive Documents to the extent dealt with in the Plan and/or the Plan Supplement, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor.

B.	Additional Documents

On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, other than the documents contained in the Plan Supplement which must be filed by the Plan Supplement Filing Date. The Debtor or Reorganized Debtor, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

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C.	Dissolution of any Statutory Committee

On the Effective Date, any statutory committee formed in connection with the Chapter 11 Case shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from or related to the Chapter 11 Case.

D.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtor with respect to the Holders of Claims or Interests or other Entity; or (2) any Holder of a Claim or an Interest or other Entity prior to the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

F.	Service of Documents

After the Effective Date, the Debtor is authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed renewed requests for service.

In accordance with Bankruptcy Rules 2002 and 3020(c), within ten (10) Business Days of the date of entry of the Confirmation Order, the Debtor shall serve a notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with notice of the Confirmation Hearing; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtor served the notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtor has been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.

All notices, requests and demands to or upon the Debtor, the Reorganized Debtor, or the Consenting Noteholders to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered (or, in the case of notice by facsimile transmission, when received and telephonically confirmed) addressed as follows:

If to the Debtor or Reorganized Debtor:

GLOBAL BROKERAGE, INC.

55 Water Street, 50th Floor

New York, New York 10041

Attn: David Sassoon, General Counsel

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with copies to:

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

Attn: Sarah R. Borders, Esq.

   Thaddeus D. Wilson, Esq.

Attorneys for the Debtor

If to the Consenting Noteholders:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attn: David S. Meyer, Esq.

  Steven A. Abramowitz, Esq.

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtor or Reorganized Debtor, as applicable, not incorporated or organized in New York shall be governed by the laws of the place of incorporation or organization of the Debtor or Reorganized Debtor, as applicable.

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J.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtor’s counsel at the address above or the Bankruptcy Court’s website at http://www.nysb.uscourts.gov.

K.	Nonseverability of Plan Provisions Upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. Notwithstanding the foregoing, if any provision of the Plan is materially altered or rendered unenforceable, the Plan shall not be confirmed without the consent of FXCM, Leucadia, and the Required Consenting Noteholders, which consent shall not be unreasonably withheld.

L.	Closing of Chapter 11 Case

The Reorganized Debtor shall, promptly after the full administration of the Chapter 11 Case, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Case.

M.	Conflicts

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control. In the event of an inconsistency between the Plan and any other Definitive Documents or other documents, schedules or exhibits contained in the Plan Supplement, such Definitive Document or other document, schedule or exhibit shall control. In the event of an inconsistency between the Plan or any other Definitive Documents or other documents, schedules or exhibits contained in the Plan Supplement, on the one hand, and the Confirmation Order, on the other hand, the Confirmation Order shall control.

N.	Section 1125(e) Good Faith Compliance

The Debtor, Reorganized Debtor, Leucadia, the Consenting Noteholders, FXCM, and Holdings and each of their respective representatives, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

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O.	Further Assurances

The Debtor, Reorganized Debtor, all Holders of Claims receiving distributions hereunder, and all other parties-in-interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

P.	No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

Q.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtor or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

R.	Payment of Certain Advisor Fees

Upon the occurrence of the Effective Date of the Plan, the Debtor will indefeasibly pay in full, in Cash all unpaid fees and expenses due and owing (or good-faith estimates thereof) to the advisors for the Consenting Noteholders pursuant to the terms of the Restructuring Support Agreement.

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Respectfully submitted,

Date:	November 10, 2017

By:	/s/ Ken Grossman
Name:	Ken Grossman
Title:	Chief Executive Officer of Global Brokerage, Inc.

Exhibit A

FXCM LLC Agreement

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

FXCM GROUP, LLC

DATED AS OF [                  ], 2018

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

ii

ARTICLE 9
Liquidation

Section 9.1	Liquidation	55
Section 9.2	Final Accounting	55
Section 9.3	Cancellation of Certificate	55

ARTICLE 10
Transfer of Interests in Group

Section 10.1	Prohibition	56
Section 10.2	Conditions to Permitted Transfers	56
Section 10.3	Effect of Transfers	57
Section 10.4	Admission of Additional Members	57
Section 10.5	Admission of Assignees of Units as Substitute Members	58
Section 10.6	Cessation of Member	58
Section 10.7	Withdrawal of Members Upon Transfer	58

ARTICLE 11
Exculpation, Indemnification and Fiduciary Insurance

Section 11.1	Exculpation	59
Section 11.2	Indemnification	59
Section 11.3	Fiduciary Insurance	60
Section 11.4	Amendments	60

ARTICLE 12
Covenants

Section 12.1	Negative Covenants	60
Section 12.2	Other Remedies	63
Section 12.3	Company Sale Rights	64

ARTICLE 13
Amendments

Section 13.1	Amendments to Certificate of Formation and this Agreement	64

ARTICLE 14
Miscellaneous
Section 14.1	Notices	65
Section 14.2	Successors; Counterparts	65
Section 14.3	Entire Agreement	66

iii

SCHEDULES

A       Schedule of Membership Table

iv

 AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FXCM GROUP, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of FXCM Group, LLC (formerly named FXCM Newco, LLC), a Delaware limited liability company (“Group”), dated as of this [Ɣ] day of [ ], 2018 (the “Effective Date”), by and among Global Brokerage Holdings, LLC (formerly named FXCM Holdings, LLC), a Delaware limited liability company (“Holdco”), LUK-FX Holdings, LLC, a Delaware limited liability company, which is a wholly-owned subsidiary of Leucadia National Corporation, a New York corporation, each Person subsequently admitted as a member of Group (each, including Holdco and LUK-FX Holdings, LLC a “Member” and, collectively, the “Members”), Global Brokerage, Inc. (formerly named FXCM, Inc.), a Delaware corporation (“GLBR”) and Group.

RECITAL

WHEREAS, on January 16, 2015, Holdco formed Group as a limited liability company under the laws of the State of Delaware and entered into a limited liability company agreement (the “Initial Agreement”), in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), governing the affairs of Group and the conduct of its business.

WHEREAS, on September 1, 2016 the Initial Agreement was amended and restated to, among other things, admit LUK-FX Holdings, LLC as a member and to make certain provisions for the affairs of Group and the conduct of its business and the rights and obligations of the parties hereto (the “September 2016 LLC Agreement”); and

WHEREAS, on December 20, 2016, Holdco, Leucadia, GLBR and Group entered into Amendment No. 1 to the September 2016 LLC Agreement (as so amended, the “Prior LLC Agreement”); and

WHEREAS, the parties hereto wish to amend and restate the Prior LLC Agreement effective as of the date hereof, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto agree to the following:

ARTICLE 1

Definitions

Section 1.1             Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Act. As used herein, the following terms have the meanings set forth below:

1.             “Act” shall have the meaning set forth in the recitals hereto.

2.             “Additional Capital Contributions” has the meaning set forth in Section 5.2.

3.             “Additional Expense Payments” has the meaning set forth in Section 6.8.

4.             “Additional Expenses” has the meaning set forth in Section 6.8.

5.             “Additional Member” means a Person who has acquired Units after the Effective Date from Group and has been admitted as a Member of Group pursuant to Section 10.4.

6.             “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)             credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)             debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

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The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

7.             “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to Holdco or any of its Subsidiaries, “Affiliate” shall also include (a) any members of the board of directors or board of managers (or other equivalent governing body) of GLBR, Holdco or any of Holdco’s Subsidiaries (other than the Leucadia Holders Directors), (b) any executive or senior officer of GLBR, Holdco or any of Holdco’s Subsidiaries and (c) any other Affiliates of any of the foregoing (other than the Leucadia Holders and the Leucadia Holders Directors). The Special Member (as defined in the Holdco LLC Agreement) shall not be an “Affiliate” of Holdco due to the exercise of rights granted to the Special Member under the Holdco LLC Agreement.

8.             “Aggregate Class A Unit Percentage” of a Member as of a specified date means the percentage determined by dividing (A) the aggregate number of Class A Units held by such Member as of such date by (B) the aggregate number of Class A Units outstanding as of such date.

9.             “Aggregate Leucadia Holder Percentage” of a Leucadia Holder as of a specified date means the percentage determined by dividing (A) the aggregate number of Class A Units held by such Leucadia Holder as of such date by (B) the aggregate number of Class A Units held by all Leucadia Holders as of such date.

10.           “Agreement” has the meaning set forth in the preamble hereto.

11.           “Alternate Director” has the meaning set forth in Section 4.7.

12.           “Appointed Directors” has the applicable meaning set forth in Section 4.2.

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13.           “Appraisal Procedure” means the following procedure to determine the fair market value of the Leucadia Holders’ economic rights under this Agreement for the purposes of Section 12.2 (the “Valuation Amount”). The Valuation Amount shall be determined in good faith jointly by Group and the Majority Leucadia Holders; provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) days), the Valuation Amount shall be determined by an investment banking or valuation firm of national reputation, which firm shall be reasonably acceptable to Group and the Majority Leucadia Holders. If Group and the Majority Leucadia Holders are unable to agree upon an acceptable investment banking or valuation firm within ten (10) days after the date either party proposed that one be selected, the investment banking or valuation firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (“AAA”) (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). Within ten (10) days of his or her appointment, the arbitrator shall select the investment banking or valuation firm from a list, jointly prepared by Group and the Majority Leucadia Holders, of not more than six investment banking or valuation firms of national reputation in the United States, of which no more than three may be named by Group and no more than three may be named by the Majority Leucadia Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking or valuation firm to choose, but the selection by the arbitrator shall be made in his or her sole discretion from the list of six. Group and the Majority Leucadia Holders shall submit their respective valuations and other relevant data to the investment banking or valuation firm, and the investment banking or valuation firm shall, within thirty (30) days of its appointment, make its own determination of the Valuation Amount. The determination of the final Valuation Amount by such investment banking or valuation firm shall be final and binding upon the parties. Group, on the one hand, and the Leucadia Holders, on the other hand, shall each pay 50% of the fees and expenses of the investment banking or valuation firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking or valuation firm or arbitrator, Group and the Leucadia Holders shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by Group in favor of such investment banking or valuation firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates.

14.           “Assignee” means a transferee of Units who has not been admitted as a Substitute Member.

15.           “Board” has the meaning set forth in Section 4.1(a).

16.           “Business Day” means any day on which banks located in the State of New York are not required or authorized by applicable law to remain closed.

17.           “Calculation Dispute” has the meaning set forth in Section 14.12(c).

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18.           “Capital Account” has the meaning set forth in Section 5.5(a).

19.           “Capital Contribution” means any contribution of cash or other property to Group made by or on behalf of a Member and shall include the Initial Capital Contribution and any Additional Capital Contributions of such Member.

20.           “Certificate of Formation” has the meaning set forth in Section 2.1.

21.           “CFD” has the meaning set forth in Section 3.6(a).

22.           “Claims” has the meaning set forth in Section 11.2.

23.           “Change of Control” means an event or series of events by which:

(i)       any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors (as defined in the Credit Agreement) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the Equity Interests of GLBR entitled to vote for members of the board of directors or equivalent governing body of GLBR on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(ii)        GLBR and the Permitted Investors, collectively, shall cease to beneficially own and Control, directly or indirectly, 90% of the issued and outstanding Equity Interests of Holdco entitled to vote for members of the board of directors or equivalent governing body of Holdco on a fully diluted basis; or

(iii)       GLBR shall cease to Control or cease to be the sole managing member of Holdco; provided that the Special Member (as defined in the Holdco LLC Agreement) shall not be deemed to Control Holdco due to the exercise of rights granted to the Special Member under the Holdco LLC Agreement; or

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(iv)       during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of any of GLBR, Holdco or Group cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

24.           “Class A Units” has the meaning set forth in Section 5.1(a).

25.           “Code” means the Internal Revenue Code of 1986, as amended.

26.           “Company Sale” has the meaning set forth in Section 12.3.

27.           “Control” means the possession, directly or indirectly, of the power (i) with respect to GLBR, Holdco, Group or any of their respective Subsidiaries, to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) with respect to GLBR, Holdco, Group or any of their respective Subsidiaries or any other Person, to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, the ownership of voting securities, by contract or otherwise.

28.           “Covered Person” and “Covered Persons” have the meanings set forth in Section 11.1.

29.           “Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January [●], 2018, by and among Group, Holdco, each lender from time to time party thereto and Leucadia National Corporation, as administrative agent, as amended, modified, restated or supplemented from time to time.

30.           “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for U.S. federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall mean, with respect to such asset, an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

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31.           “Director” has the meaning set forth in Section 4.2.

32.           “Disposition” means the sale, transfer, license, lease or sub-lease, other disposition (including any sale and leaseback transaction), conveyance of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any exclusive license, exchange of property, sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in one transaction or a series of related transactions.

33.           “Distribution” means a transfer of cash or other property by Group, GLBR or Holdco to a Member on account of Units as described in Section 6.4.

34.           “Effective Date” has the meaning set forth in the preamble hereto.

35.           “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

36.           “Event of Dissolution” has the meaning set forth in Section 8(a).

37.           “Excess Cash” means, as of any date of determination, 100% of freely available cash and cash equivalents held by Group and its Subsidiaries in excess of the sum of (a) the projected maximum amount of cash and cash equivalents required for maintenance by Group of sufficient cash to meet, without duplication, its regulatory capital and margin requirements, each as forecasted by management of Group for the 12-month period following such date and approved by the Board and (b) $15 million.

 7

38.           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

39.           “Extraordinary Event” means the receipt of Net Extraordinary Receipts.

40.           “Fair Market Value” of any securities or other property, as of any date, means the amount for which such securities or property would exchange, as of such date, between a willing buyer and a willing seller in an arm’s length transaction, as determined in good faith by the Board using such methods or procedures as shall be established from time to time by the Board (it being understood and agreed that, with respect to any determination of Fair Market Value of Group, or securities or interests issued by Group, such determination shall be made valuing Group as a private company and as a going concern, but valuing any Units assuming that (i) the assets of Group were sold by a willing non-affiliated seller to a willing non-affiliated buyer, in an arm’s length transaction (giving no credit to any going concern value of Group) as of the date of determination of the Fair Market Value; and (ii) all debts, liabilities and obligations were fully paid and satisfied or adequate provision for the payment thereof was made from the assets of Group and all remaining cash distributed to the Members in accordance with Section 6.4).

41.           “First Priority Distributions” has the applicable meaning set forth in Section 6.4(a)(i)(3).

42.           “Fiscal Year” has the meaning set forth in Section 7.4.

43.           “Former Member” has the meaning set forth in Section 7.3(c).

44.           “FX” has the meaning set forth in Section 3.6(a).

45.           “FXCM Holder” means Holdco.

46.           “FXCM Holder Directors” has the applicable meaning set forth in Section 4.2.

47.           “GLBR” has the meaning set forth in the preamble hereto.

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48.           “GLBR Senior Notes” means the 7% senior notes due [●] issued by GLBR pursuant to the GLBR Senior Notes Indenture, in the aggregate original principal amount of [NTD: Insert amount equal to $172,500,000 plus the amount of accrued but unpaid interest on the Existing Notes as of the Petition Date (each as defined in the Plan of Reorganization)].

49.           “GLBR Senior Notes Indenture” means that certain Indenture, dated as of [●], 2018, by and among GLBR as issuer, Holdco as guarantor, and [●] as indenture trustee.

50.           “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

51.           “Gross Asset Value” means, with respect to any asset, the adjusted basis of the asset for U.S. federal income tax purposes, except that the Gross Asset Value of such asset will be adjusted to its Fair Market Value (i) whenever such adjustment is required in order for allocations under this Agreement to have “economic effect” within the meaning of Regulations Section 1.704-(b)(2)(ii), (ii) as the Board determines is appropriate, whenever such adjustment is permitted under Regulations Section 1.704-1(b)(2)(ii), and (iii) prior to distributing any assets of Group in kind. If the Gross Asset Value of the asset is so adjusted, such Gross Asset Value shall thereafter be further adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

52.           “Group” has the meaning set forth in the preamble hereto.

53.           “Group Minimum Gain” has the meaning ascribed to “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

54.           “Holdco” has the meaning set forth in the preamble hereto.

55.           “Holdco LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Holdco, dated as of the date hereof, without giving effect to any amendment or supplement thereto or waiver thereunder.

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56.           “Initial Agreement” has the meaning set forth in the recitals hereto.

57.           “Initial Capital Contributions” has the meaning set forth in Section 5.2.

58.           “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee (as defined in the Credit Agreement) or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness (each as defined in the Credit Agreement) of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

59.           “Lead Member Holders” means the FXCM Holder and Leucadia. Except as expressly set forth in this Agreement, (i) actions or decisions permitted or required to be taken by the Lead Member Holders (as opposed to individually by a Lead Member Holder) will be taken or not taken jointly by action or decision of all Lead Member Holders; and (ii) actions or decisions permitted or required to be taken individually by a Lead Member Holder will be taken or not taken jointly by action or decision of a majority-in-interest of the Class A Unitholders (by reference to Aggregate Class A Unit Percentages) constituting part of such Lead Member Holder.

60.           “Letter Agreement” means the Amended and Restated Letter Agreement, dated as of January 24, 2015, by and among GLBR, Holdco, Group and Leucadia National Corporation.

61.           “Leucadia” means LUK-FX Holdings, LLC, as well as any Leucadia Holders designated by LUK-FX Holdings, LLC as “Leucadia” for the purposes of this Agreement or any subsequent Leucadia Holders designated by Leucadia or any such Leucadia Holders as “Leucadia.”

62.           “Leucadia Holders” means LUK-FX Holdings, LLC and any Person holding Units originally held or acquired, as applicable, by LUK-FX Holdings, LLC that were transferred to such Person in one or more Transfers permitted by the terms of this Agreement and occurring after the Effective Date.

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63.           “Leucadia Holders Directors” has the applicable meaning set forth in Section 4.2.

64.           “Majority Interest” means, as of any date, a number of issued and outstanding Class A Units equal to more than 50% of the aggregate number of Class A Units issued and outstanding on such date.

65.           “Majority Leucadia Holders” means one or more Leucadia Holders owning a majority-in-interest of the Class A Units owned by the Leucadia Holders (by reference to Aggregate Leucadia Holder Percentage).

66.           “Maximum First Payment Amount” has the meaning set forth in Section 6.4(a)(i).

67.           “Maximum Second Payment Amount” has the meaning set forth in Section 6.4(a)(ii).

68.           “Member” or “Members” has the meaning set forth in the preamble hereto.

69.           “Member Nonrecourse Debt” has the meaning ascribed to “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

70.           “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to Group Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Regulations Section 1.704-2(i)(3).

71.           “Member Nonrecourse Deductions” has the meaning ascribed to “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

72.           “Merger Consideration” has the meaning set forth in Section 6.4(g).

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73.           “Net Asset Sale Proceeds” means, with respect to any Disposition (other than Dispositions of the type described in clause (i) or (ii) of the definition of Net Extraordinary Receipts), (i) cash payments (including Cash Equivalents (as defined in the Credit Agreement) and any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdco or any of its Subsidiaries (and, for the purposes of Section 6.4(c), GLBR) from such Disposition, net of (A) any actual third-party costs and expenses (including reasonable legal fees and expenses) incurred by Holdco or any of its Subsidiaries in connection with such Disposition, (B) any Taxes (as defined in the Credit Agreement) or Permitted Tax Distribution (as defined in the Credit Agreement) reasonably estimated to be actually payable in cash by Holdco or any of its Subsidiaries within one year of the date of the receipt of cash payments associated with such Disposition (and, in the case of a Disposition by a foreign Subsidiary, any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by Holdco or any of its Subsidiaries as of the result of the proceeds of such Disposition being, in the most tax efficient manner (as determined by Holdco or Group in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to Holdco or any of its Subsidiaries), in each case, as determined by Holdco or Group and certified as accurate by a Responsible Officer (as defined in the Credit Agreement) of Holdco to the Leucadia Holders in good faith after taking into account any losses of GLBR, Holdco or any of their respective Subsidiaries previously incurred and carried forward subject to applicable tax law limitations and (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans (as defined in the Credit Agreement)) that is (x) secured by a Permitted Lien (as defined in the Credit Agreement) on the stock or assets in question, (y) required to be repaid under the terms thereof or under applicable law as a result of such Disposition and (z) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of Holdco or any of its Subsidiaries, less (ii) the amount of any application in accordance with the Credit Agreement with respect to such Disposition.

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74.           “Net Extraordinary Receipts” means (i) any payments or proceeds received in cash or Cash Equivalents by Holdco or any of its Subsidiaries (A) under any insurance policy in respect of a covered loss thereunder (including proceeds of business interruption insurance), but excluding proceeds of or payments under (x) directors’ and officers’ insurance or errors and omissions insurance that are applied to an insured loss or liability and (y) other insurance to the extent not applied or reserved in good faith to be applied by Holdco or such Subsidiary to repay a liability owed by Holdco or such Subsidiary in respect of which such proceeds were received, (B) as a result of the taking of any assets of Holdco or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, (C) arising from tax refunds or rebates not in the ordinary course of business, (D) arising from indemnity payments not in the ordinary course of business to the extent not utilized in connection with the cause of action for which such indemnity was granted, (E) arising from purchase price adjustments (other than a working capital adjustment) in connection with any purchase agreements and not in the ordinary course of business, and (F) consisting of proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any claim or cause of action in respect of or relating to losses on customer accounts or any other claim or cause of action not in the ordinary course of business, in any such case, to the extent such proceeds are not applied to make payments on any indemnification obligations owed by Holdco or any of its Subsidiaries in connection with such cause of action (including any indemnification of Affiliates (including the Leucadia Holders Directors) pursuant to Section 7.08 of the Credit Agreement), in each case net of (a) any actual third party costs and expenses (including reasonable legal fees and expenses) incurred by Holdco or any of its Subsidiaries in connection with the foregoing, (b) any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by Holdco or any of its Subsidiaries within one year of the date of the receipt of such payments or proceeds in connection therewith (and, in the case of any such receipt by a foreign Subsidiary, any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by Holdco or any of its Subsidiaries as of the result of such proceeds being, in the most tax efficient manner (as determined by Holdco or Group in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to Holdco or any of its Subsidiaries), in each case, as determined by Holdco or Group and certified as accurate by a Responsible Officer of Holdco to the Leucadia Holders in good faith after taking into account any losses of GLBR, Holdco or any of its Subsidiaries previously incurred and carried forward subject to applicable tax law limitations, (c) with respect to any proceeds under clause (A) or (B) above, payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans) that is (x) secured by a Permitted Lien on the assets subject to such loss or other Disposition described in such clauses, (y) required to be repaid under the terms thereof or under applicable law as a result of such loss or other Disposition and (z) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of Holdco or any of its Subsidiaries, (d) amounts immediately payable and actually paid to a Person that is not an Affiliate of Holdco or any of its Subsidiaries, (e) amounts that are received by Holdco or any of its Subsidiaries as reimbursement for any cash payment previously made by Holdco or any of its Subsidiaries, less (ii) the amount of any application in accordance with the Credit Agreement with respect to receipt of payments or proceeds in clause (i) above.

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75.           “Net Profits and Net Losses” means, for each Fiscal Year or portion thereof, an amount equal to Group’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)       any income of Group that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant hereto shall be taken into account in computing such taxable income or losses as if it were taxable income;

(b)       any expenditures of Group described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant hereto shall be taken into account in computing such taxable income or losses as if they were deductible items;

(c)       to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in Group), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d)       in the event the Gross Asset Value of any Group asset is adjusted pursuant to the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(e)       gain or loss resulting from the disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(f)       in lieu of depreciation, amortization or other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such period; and

(g)       the amount of items of Group income, gain, deduction and loss available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those in subclauses (a) through (f) above. Notwithstanding any other provision of this definition, for the purpose of allocating Net Profits and Net Losses pursuant to Section 6.1, Net Profits shall be decreased or Net Losses shall be increased by the amount of items of Group income and gain specially allocated under Section 6.2 hereof and Net Profits shall be increased or Net Losses shall be decreased by the amount of items of Group loss and deduction specially allocated under Section 6.2.

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76.           “Net Securities Proceeds” means (i) the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses but excluding any fees, commissions or discounts paid to any Affiliate of Holdco or any of its Subsidiaries) from the (A) issuance of Equity Interests of or incurrence of Indebtedness by Holdco or any of its Subsidiaries and (B) capital contributions made by a holder of Equity Interests of Holdco (in the case of a foreign Subsidiary, net of any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by Holdco or any of its Subsidiaries as of the result of such proceeds being, in the most tax efficient manner (as determined by Holdco in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to Holdco or any of its Subsidiaries, in each case, as determined by Holdco or Group and certified as accurate by a Responsible Officer of Holdco to the Leucadia Holders in good faith after taking into account any losses of GLBR, Holdco or any of its Subsidiaries previously incurred and carried forward subject to applicable tax law limitations), less (ii) the amount of any application in accordance with the Credit Agreement with respect to such Securities Issuance.

77.           “New Mirror Notes” means the promissory note, dated as of the date hereof, issued by Holdco payable to GLBR with a principal amount of [insert amount equal to $172,500,000.00 plus the amount of accrued but unpaid interest on the Existing Notes as of the Petition Date (each as defined in the Plan of Reorganization)], as in effect on the date hereof, without giving effect to any amendment or supplement thereto or waiver thereunder (except to the extent expressly permitted by Section 7.14 of the Credit Agreement).

78.           “New Partnership Audit Procedures” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or Regulations promulgated thereunder.

79.           “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).

80.           “Officers” means those individuals elected by the Board as set forth in Section 4.16.

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81.           “Permitted GLBR Senior Notes Payment” means any Restricted Payment by Group and its Subsidiaries to Holdco or GLBR made prior to the date the aggregate amount received by Members pursuant to Section 6.4 plus the amount of Tax Distributions to Members pursuant to Section 6.4 totals less than $350,000,000 plus the Permitted Payment PIK Interest Amount, if any, so long as such Restricted Payments are used to pay amounts payable under the GLBR Senior Notes.

82.           “Permitted Payment” means (i) Restricted Payments by Group and its Subsidiaries to Holdco or GLBR, the proceeds of which (A) shall not exceed the amount sufficient to pay cash interest payments on the next interest payment date for GLBR Senior Notes immediately following the date of such Restricted Payment on GLBR Senior Notes at a rate of 2.25% per annum on the lesser of (1) $172,500,000 aggregate principal amount of GLBR Senior Notes, and (2) the original aggregate principal amount of GLBR Senior Notes that remains outstanding as of such time, after giving effect to any redemptions, repurchases, acquisitions or retirements (in connection with any Sinking Fund Offers or otherwise), and without giving effect to the issuance of any PIK Interest Notes (each as defined in the GLBR Senior Notes Indenture, without giving effect to any amendment or supplement thereto or waiver thereunder) (for the purposes of the foregoing, all redemptions, repurchases, acquisitions or retirements of GLBR Senior Notes shall be deemed to reduce the original $172,500,000 aggregate principal amount of GLBR Senior Notes before the principal amount of any PIK Interest Notes is deemed reduced) and (B) shall be used by Holdco to pay interest payments on the New Mirror Notes issued by Holdco as and when such interest becomes due and payable (with such amounts then being applied by GLBR to pay interest payments on GLBR Senior Notes as and when such interest becomes due and payable), (ii) any Permitted GLBR Senior Notes Payment other than a distribution pursuant to clause (i) of this definition, (iii) Restricted Payments by Group or any of its Subsidiaries to Holdco or to GLBR, the proceeds of which shall be used by Holdco or GLBR to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including director’s fees and administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $1.0 million in any fiscal year plus (v) any reasonable and customary indemnification claims made by directors or officers of GLBR directly attributable to the ownership or operations of Holdco and its Subsidiaries, (w) out-of-pocket transaction costs and expenses (including fees and disbursements of legal and financial advisors, but excluding interest charges) directly incurred during such period in connection with the Loan Documents (as defined in the Credit Agreement) and the transactions contemplated thereby, (x) out-of-pocket costs and expenses (including fees and disbursements of legal and financial advisors) incurred during such period in connection with the Swiss Currency Event (as defined in the Credit Agreement) (excluding, for the avoidance of doubt, any awards, fines, penalties, settlements or other charges relating to any investigations, claims, causes of actions, suits or proceedings), (y) the aggregate amount of salary and benefits of the chief executive officer of GLBR in accordance with the agreement, dated May 15, 2017, between GLBR and Kenneth Grossman, without giving effect to any amendment or supplement thereto or waiver thereunder, if and to the extent that such amounts are not paid by Group to GLBR’s chief executive officer directly, and (z) Restricted Payments for Additional Restructuring Payments (as defined in the Restructuring Support Agreement) in accordance with the terms of Section 1.4 of the Restructuring Support Agreement, and (iv) any Restricted Payments by a Subsidiary of Group to Group or a Subsidiary of Group and to any other Person (other than Holdco) that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made.

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83.           “Permitted Tax Distribution” means any Permitted Group Tax Distribution (as defined in the Credit Agreement) and/or Tax Distribution.

84.           “Permitted Payment PIK Interest Amount” means as of any date, the product of (a) 1 divided by the percentage of distributable amounts Holdco will receive under Section 6.4(a)(i), Section 6.4(b)(i), or Section 6.4(c)(i), as applicable, multiplied by (b) the then cumulative excess, if any, of (x) the amount eligible to be classified as a Permitted Payment in accordance with clause (i) of the definition thereof over (y) the then cumulative amount of Permitted Payments actually made to Holdco or GLBR as permitted by clause (i) of the definition of Permitted Payments (whether or not actually used by GLBR or Holdco to pay cash interest on the New Mirror Notes or on the GLBR Senior Notes).

85.           “Permitted Transfers” means any Transfers (a) that are expressly permitted pursuant to Article 10, or (b) that are made in connection with a Company Sale or otherwise effect a disposition of Units that is permitted pursuant to the terms of this Agreement.

86.           “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

87.           “Preferred Interests” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends or pre-liquidation distributions, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

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88.           “Regulations” means the U.S. Treasury Regulations, as amended.

89.           “Related Party Matter” means any occurrence or circumstance where Group, on the one hand, and a Member or an Affiliate of such Member, on the other hand, propose to enter into, terminate or amend a contract, transaction or arrangement with each other.

90.           “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Group or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Group’s or any of its Subsidiaries’ stockholders, partners or members (or the equivalent Person thereof). Notwithstanding the foregoing, Distributions paid to the Leucadia Holders pursuant to Section 6.4 shall not be Restricted Payments.

91.           “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of November 10, 2017, by and among GLBR, Holdco, Group, the Consenting Noteholders identified therein, LUK-FX Holdings, LLC and Leucadia National Corporation.

92.           “Revolver” has the meaning set forth in Section 5.2(b).

93.           “Rules” has the meaning set forth in Section 14.12(c).

94.           “Second Priority Distributions” has the applicable meaning set forth in Section 6.4(a)(ii)(3).

95.           “Securities Issuance” means the sale or issuance of Equity Interests of or incurrence of Indebtedness by Holdco, Group or any of their respective Subsidiaries (excluding issuances of Equity Interests of a Subsidiary of Group to Group or any wholly owned Subsidiary of Group) or a capital contribution made by a holder of Equity Interests of Holdco, Group or their respective Subsidiaries (excluding contributions by Group or a Subsidiary of Group to any wholly owned Subsidiary of Group).

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96.           “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. For purposes of this Agreement, Group and its Subsidiaries shall be deemed to be Subsidiaries of Holdco.

97.           “Substitute Member” means an Assignee who has been admitted to all of the rights of membership pursuant to Section 10.5.

98.           “Tax Distributions” has the meaning set forth in Section 6.4(f).

99.           “Tax Matters Member” has the meaning set forth in Section 7.3(a).

100.         “Tax Rate” means the applicable highest marginal tax rates for an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York), taking account of any differences in rates applicable to the character of income or gain (e.g., ordinary income, qualifying dividend income, or capital gains), as appropriate, taking into account the holding period of the property disposed of and the year in which the taxable net income is recognized by Group, and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes.

101.         “Tax Receivable Agreement” has the meaning set forth in Section 6.4(h).

102.         “Transfer” means any voluntary or involuntary attempt to, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge, mortgage, encumber or otherwise dispose of any Units, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or take pledge of, any Units; provided, however, that the Transfer of an interest in any of the Members that is not a natural person shall not be deemed to be a Transfer of the Units held by such Member, except to the extent that the Transfer of such interest in the Member constitutes a change in control of the Member.

103.         “Units” has the meaning set forth in Section 5.1(a).

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104.         “Unit Consideration” has the meaning set forth in Section 10.4(b).

ARTICLE 2

The Limited Liability Company

Section 2.1            Formation. Holdco has previously authorized the formation of Group as a limited liability company pursuant to the provisions of the Act. The certificate of formation for Group as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. Group and, if required, each of the Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of Group as a limited liability company under the laws of the State of Delaware. Unless required by law, Group shall not have a seal.

Section 2.2            Name. The name of Group shall be “FXCM Group, LLC” and its business shall be carried on in such name with such variations and changes as the Board shall determine or deem necessary to comply with requirements of the jurisdictions in which Group’s operations are conducted.

Section 2.3            Business Purpose; Powers. Group is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. Group shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of Group.

Section 2.4            Registered Office and Agent. The location of the registered office of Group shall be the office of the registered agent named in the Certificate of Formation or such other office as the Board may designate from time to time in the manner provided by law. Group’s Registered Agent at such address shall be the registered agent named in the Certificate of Formation or such other registered agent as the Board may designate from time to time in the manner provided by law.

Section 2.5            Term. Subject to the provisions of Article 8, Group shall have perpetual existence.

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Section 2.6             Business Transactions of a Member or Director with Group. In accordance with Section 18-107 of the Act, a Member or Director may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, Group and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Director.

Section 2.7            Place of Business; Other Offices. The business address of Group shall be determined by the Board. Group may from time to time have such other offices or places of business within or without the State of Delaware as the Board may deem advisable.

Section 2.8            Title to Group Property. Legal title to all property of Group shall be held and vested and conveyed in the name of Group, and no real or other property of Group shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in Group. The Units held by each of the Members shall constitute personal property of such Members.

ARTICLE 3

The Members

Section 3.1             The Members. The name and address of each Member and the number of Class A Units and Aggregate Class A Unit Percentage (or any fractional interest therein) held by each Member is set forth on Schedule A hereto, as such Schedule may be amended from time to time to reflect the admission of any Additional Members or Substitute Members, the acquisition of additional Units (or any fractional interest therein) by any Member and the transfer of Units (or any fractional interest therein), each as permitted or required by the terms of this Agreement.

Section 3.2             Member Meetings.

(a)           Place of Meetings. Meetings of the Members for the election of Directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board. The Board, may, in its sole discretion, determine that a meeting of the Members shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the Act.

(b)           Annual Meetings. The annual meeting of Members for the election of Directors shall be held on such date and at such time as shall be designated from time to time by the Board. Any other proper business may be transacted at the annual meeting of Members.

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(c)           Special Meetings. Unless otherwise required by law or this Agreement, special meetings of Members, for any purpose or purposes, may be called at any time by either (i) the Chairman, if there be one, (ii) the Chief Executive Officer, (iii) the President, if there be one, (iv) any Vice President, if there be one, (v) the Secretary or (vi) any Assistant Secretary, if there be one, and shall be called by any such Officer at the request in writing of (i) a majority of the Board, (ii) a committee of the Board (acting by majority vote of the members of such committee) that has been duly designated by the Board and whose powers include the authority to call such meetings or (iii) Members owning at least 30% of Class A Units. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of Members, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

(d)           Notice. Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting of Members, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than two (2) days nor more than sixty (60) days before the date of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances, to each Member entitled to notice of and to vote at such meeting.

(e)           Adjournments. Any meeting of the Members may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, Group may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 3.2(d) shall be given to each Member entitled to notice of and to vote at the meeting.

(f)            Quorum. The holders of a majority of the Class A Units, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members holding Class A Units, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in Section 3.2(e), until a quorum shall be present or represented.

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(g)           Voting. Unless otherwise required by this Agreement or the rules of any stock exchange on which Group's Units are listed and traded, any question brought before any meeting of the Members, other than the election of Directors, shall be decided by the vote of the holders of a majority of the issued and outstanding Class A Units represented at the meeting. Subject to Section 3.2(j)(i), each holder of Class A Units shall be entitled to vote, in person or by proxy, ratably in proportion to such Member’s Aggregate Class A Unit Percentage on all matters upon which Members have the right to vote as set forth in this Agreement. Such votes may be cast in person or by proxy as provided in Section 3.2(h). The Board, in its discretion, or the Officer presiding at a meeting of the Members, in such Officer's discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(h)           Proxies. Each Member entitled to vote at a meeting of the Members or to express consent or dissent to limited liability company action in writing without a meeting may authorize another person or persons to act for such Member as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a Member may authorize another person or persons to act for such Member as proxy, the following shall constitute a valid means by which a Member may grant such authority:

(i)          A Member may execute a writing authorizing another person or persons to act for such Member as proxy. Execution may be accomplished by the Member or such Member’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)         A Member may authorize another person or persons to act for such Member as proxy by transmitting or authorizing the transmission of an electronic or facsimile transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic or facsimile transmission must either set forth or be submitted with information from which it can be determined that such transmission was authorized by the Member. If it is determined that such electronic or facsimile transmission is valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

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Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a Member may be substituted or used in lieu of the original writing, electronic or facsimile transmission for any and all purposes for which the original writing, electronic or facsimile transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(i)            Consent of Members in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of Class A Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Class A Units were present and voted and shall be delivered to Group by delivery to its principal place of business, or an Officer or agent of Group having custody of the book in which proceedings of meetings of the Members are recorded. Every written consent shall bear the date of signature of each Member who signs the consent, and no written consent shall be effective to take the limited liability company action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 3.2(i) to Group, written consents signed by a sufficient number of holders to take action are delivered to Group by delivery to its principal place of business, or an Officer or agent of Group having custody of the book in which proceedings of meetings of the Members are recorded. Any electronic transmission of a written consent shall be permitted and any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the limited liability company action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to Group as provided above in this Section 3.2(i).

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(j)            Record Date.

(i)        In order that Group may determine the Members entitled to notice of or to vote at any meeting of the Members or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than two (2) days before the date of such meeting, or on such earlier date as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(ii)       In order that Group may determine the Members entitled to consent to limited liability company action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining Members entitled to consent to limited liability company action in writing without a meeting, when no prior action by the Board is required by this Agreement, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to Group by delivery to its principal place of business, or an Officer or agent of Group having custody of the book in which proceedings of meetings of the Members are recorded. If no record date has been fixed by the Board and prior action by the Board is required by this Agreement, the record date for determining Members entitled to consent to limited liability company action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(k)           Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of any meeting of the Members as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of the Members shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to Members of record of Group, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

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(l)            Inspectors of Election. In advance of any meeting of the Members, the Board (by resolution), the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the Members, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be Officers, employees or agents of Group. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

Section 3.3            Liability of the Members. All debts, obligations and liabilities of Group, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Group, and no Member shall be obligated personally for any such debt, obligation or liability of Group solely by reason of being a Member.

Section 3.4            Power to Bind Group. No Member (acting in its capacity as such) shall have the authority to bind Group to any third party with respect to any matter except pursuant to a resolution expressly authorizing such matter and authorizing any Member to bind Group with respect thereto, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

Section 3.5            No Duties; Disclaimer of Duties. Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that:

(a)           To the fullest extent permitted by Section 18-1101 of the Act, none of the Leucadia Holders (in their capacity as Members), nor any of such Leucadia Holders’ Affiliates or any of the Leucadia Holders’ or their Affiliates’ respective employees, agents, directors, managers or officers shall have any duty, including fiduciary duty, to Group, any other Member or any other Person in connection with Group or business and affairs of Group or any consent or approval given or withheld or any other action taken by the Leucadia Holders in connection therewith pursuant to this Agreement; provided, however, that nothing herein shall eliminate (i) those duties expressly set forth in this Agreement, including those restrictions set forth in Section 3.6(a) and 3.6(e), and (ii) the implied contractual covenant of good faith and fair dealing.

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(b)           The provisions of this Section 3.5 will apply for the benefit of each Leucadia Holder, such Leucadia Holder’s Affiliates and all of the Leucadia Holders’ or their Affiliates respective employees, agents, directors, managers or officers and no standard of care, duty or other legal restriction or theory of liability shall impose any duty or liability on any Leucadia Holder or any Leucadia Holders Director as a result of any voting or action taken by such Leucadia Holder or Leucadia Holders Director; provided, however, that nothing herein shall eliminate any Leucadia Holder’s or Leucadia Holders Director’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c)           To the maximum extent permitted by Section 18-1101 of the Act, the FXCM Holder hereby releases and forever discharges each Leucadia Holder and each Leucadia Holders Director from all duties that such Leucadia Holder or Leucadia Holders Director might owe, under the Act or otherwise, to Group, the releasing Member or any FXCM Holder Director from all liability for any breach of duty, including all liability arising out of any decision of that Leucadia Holder or Leucadia Holders Director to grant or withhold any vote, consent or approval, and any theory of liability that would otherwise be applicable to such Leucadia Holder or Leucadia Holders Director; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(d)           Notwithstanding anything in this Agreement to the contrary, nothing in this Section 3.5 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse of Group, any Member or any other Person may have against any Member, Director or Officer for a breach of contract claim relating to this Agreement.

Section 3.6            Business Opportunities; Competition.

(a)           Each Leucadia Holder and each Affiliate of such Leucadia Holder may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones directly or indirectly in competition with Group, with no obligation to offer to Group, any other Member or any Affiliate of another Member the right to participate therein. Each Leucadia Holder and each Affiliate of such Leucadia Holder shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as Group or its Affiliates, except that each Leucadia Holder, any direct or indirect parent of each Leucadia Holder, and their respective controlled Affiliates will not engage or invest, directly or indirectly, in the online provision to retail customers of foreign exchange (“FX”) trading or contracts for difference (“CFD”) trading (provided, however, that each Leucadia Holder, any direct or indirect parent of each Leucadia Holder, and their respective controlled Affiliates may (A) invest, directly or indirectly, in any business or Person engaged in the online provision to retail customers of FX trading or CFD trading so long as such business is not primarily engaged in such activities, and (B) engage in any online provision to retail customers of FX trading or CFD trading so long as such Leucadia Holder, such direct or indirect parent of such Leucadia Holder, or such controlled Affiliate is not primarily engaged in such activities), or (ii) do business with any client, customer, vendor or lessor of any of Group or its Affiliates, except that each Leucadia Holder, any direct or indirect parent of each Leucadia Holder, and their respective controlled Affiliates will not directly do a substantial amount of business related to online provision to retail customers of FX trading or CFD trading with any FX or CFD clients of Group or its Affiliates. Group may transact business with any Leucadia Holder or any Affiliate thereof. The provisions of this Section 3.6 and Sections 3.5 and 4.14 constitute an agreement to modify or eliminate, as applicable, fiduciary duties (and liability for any breach of fiduciary duties) pursuant to the provisions of Section 18-1101 of the Act.

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(b)           The FXCM Holder:

(i)          renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity by reason of its membership in Group in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Leucadia Holder or its Affiliates, now or in the future engages, which is presented to such Leucadia Holder or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent or representative of such Leucadia Holder or any of its Affiliates; and

(ii)         waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, which any Leucadia Holder or any of its Affiliates, might be considered to owe to the waiving Member under the Act, at common law or in equity by reason of the waiving Member’s membership in Group to offer to Group or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.

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(c)          Group:

(i)           renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Leucadia Holder or any of its Affiliates, now or in the future engages, which is presented to such Leucadia Holder or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent or representative of such Leucadia Holder or any of its Affiliates; and

(ii)           waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, which any Leucadia Holder or any of its Affiliates, might be considered to owe to Group under the Act, at common law or in equity by reason of such Leucadia Holder’s membership in Group to offer to Group any such business opportunity, or in any such opportunity to participate in any such business opportunity.

(d)          Notwithstanding any other provision in this Agreement, (i) any Related Party Matter shall be on commercially reasonable terms and on terms that could be obtained from non-affiliated third parties and (ii) the Appointed Directors who were appointed by the Member who, or whose Affiliate, is involved in such Related Party Matter shall not be entitled to vote regarding such Related Party Matter and, notwithstanding any other provisions herein, approval of a majority of the other Directors (calculated without reference to the Appointed Directors who were appointed by the Member who, or whose Affiliate, is involved in such Related Party Matter) shall be required to approve such Related Party Matter; [provided, however, that this Section 3.6(d) shall not apply to the Loans (as defined under the Credit Agreement) outstanding as of the date hereof under the Credit Agreement pursuant to Section 2.01 thereof.]1

(e)          Notwithstanding any other provision in this Agreement, each Leucadia Holder, the FXCM Holder and each controlled Affiliate of such Leucadia Holder and the FXCM Holder will not, so long as such Leucadia Holder or the FXCM Holder, as applicable, is a Member and for one year thereafter, directly or indirectly, recruit or hire any officer, director or employee of Group or its Affiliates (other than Leucadia and, in the case of the FXCM Holder, GLBR and Holdco), or encourage any such officer, director or employee to terminate his or her relationship with Group or its Affiliates (other than, in the case of the FXCM Holder, GLBR and Holdco), except that this Section 3.6(e) will not apply to general solicitations through general advertising, general internet postings or other similar non-targeted advertising by any Leucadia Holder, the FXCM Holder or any Affiliate of a Leucadia Holder or the FXCM Holder.

1 NTD: If the full $6 million of Additional Expense Payments under Section 6.8 hereof are not used by the date this Agreement is executed, this proviso shall be modified to include the Loans under Section 2.01, plus a dollar amount equal to any unused amounts permitted under Section 6.8.

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ARTICLE 4

The Board and Officers

Section 4.1           Management by the Board of Directors.

(a)          Except as otherwise specifically set forth in this Agreement, the management, operation policy and investment decisions of Group and the conduct of Group’s business shall be vested exclusively in a Board of Directors (the “Board”), which shall have the power, on behalf and in the name of Group, to carry out any and all of the purposes of Group and to perform all acts and enter into and perform all contracts and other undertakings which the Board may deem necessary or advisable or incidental thereto without approval or consent of the Members. Without limiting the foregoing, except as otherwise specified in this Agreement, the Board is hereby authorized and empowered for and on behalf of Group without approval or consent of the Members:

(i)           to cause Group to take all actions and execute such documents as the Board shall reasonably deem necessary or desirable in connection with the ownership of the assets or the operation of the business of Group;

(ii)          to deposit the funds of Group in Group name in any bank or trust company and deposit and entrust to any bank or trust company any of the securities, monies, documents and papers belonging to or relating to Group;

(iii)         to cause Group to enter into such agreements, and to take such other actions, as are necessary or useful to carry out all decisions with respect to managing the assets of Group;

(iv)         to purchase from or through others, on behalf of Group, contracts of liability, casualty and other insurance which the Board deems advisable or appropriate or for the protection of the assets and affairs of Group or for any purpose beneficial to Group;

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(v)          to employ or consult such Persons, firms or corporations as the Board deems advisable for the operation and management of Group, including brokers, consultants, accountants, attorneys or specialists in any field of endeavor whatsoever;

(vi)         to effect any sale of assets, merger or consolidation with respect to Group;

(vii)        to acquire (A) the equity securities of any Person, or (B) all or any portion of the assets of a Person or a separately identifiable division, business segment or product line thereof;

(viii)       to propose amendments to this Agreement;

(ix)         to carry out all clerical, accounting and legal functions of Group, including the employment of appropriate agents therefor and the making of any and all elections and other determinations for tax and financial reporting purposes (including with respect to the filing of all tax or similar returns and the resolution of all tax audits or other controversies);

(x)          to execute all other instruments of any kind or character which the Board determines to be necessary or appropriate in connection with the business of Group;

(xi)          to utilize the capital and assets of Group in the ordinary course of business; to receive, buy, sell, exchange, trade, and otherwise deal in and with properties of Group; and to execute and deliver in Group name any and all instruments necessary to effectuate such transactions;

(xii)        to possess, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, securities, rights, options or other property held or owned by Group;

(xiii)       to borrow or raise monies and, from time to time without limitation as to amount, to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of, the whole or any part of the property of Group, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of Group for its purposes. No bank or other lender to which application is made for a loan by the Board shall be required to inquire as to the purposes for which such loan is sought, and as between Group and such bank or other lender, it shall be conclusively presumed that the proceeds of such loan are to be and will be used for purposes authorized under the terms of this Agreement;

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(xiv)       to enter into, make and perform all contracts, agreements and other undertakings as the Board may determine to be necessary, advisable or incidental to the carrying out of the foregoing objects and purposes, including purchase and standstill agreements relating to Group or any of its Subsidiaries and any other documents, certificates or agreements contemplated thereby;

(xv)        to hire and terminate Officers and employees of Group and to delegate to its Officers, employees and agents such powers as the Board may possess and be entitled to exercise pursuant to this Agreement;

(xvi)       to defend or institute suits against or by Group, as the case may be; and

(xvii)      to do all other acts necessary or incidental to the foregoing and to carrying on Group’s business.

(b)           It is the intent of the parties hereto that each Director of Group shall be deemed to be a “manager” of Group (as defined in Section 18-101(10) of the Act) for all purposes under the Act.

Section 4.2           Number and Election of Directors. The size of the Board shall initially be six (6) and may from time to time be increased or decreased, by the Board with the prior written consent of each of the Lead Member Holders. Three (3) of the Directors will be designated by the FXCM Holder without approval of any other Member (the “FXCM Holder Directors”). Three (3) of the Directors will be designated by Leucadia without approval of any other Member (the “Leucadia Holders Directors” and, together with the FXCM Holder Directors, the “Appointed Directors and, together with the Appointed Directors, the “Directors. Directors need not be Members. As of the date of this Agreement, the FXCM Holder Directors will consist of [ ] and the Leucadia Holders Directors will consist of Rich Handler, Brian Friedman and Jimmy Hallac.

Section 4.3           Vacancies. In the event that any of the FXCM Holder Directors shall for any reason cease to serve as a member of the Board, the resulting vacancy on the Board shall be filled by an individual designated by the FXCM Holder. In the event that any of the Leucadia Holders Directors shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by an individual designated by Leucadia.

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Section 4.4           Meetings. The Board and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board or such committee, respectively. Special meetings of the Board may be called by the Chairman, if there be one, the President, or by any Director. Special meetings of any committee of the Board may be called by the chairman of such committee, if there be one, the President or any Director serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each Director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 4.5           Organization. At each meeting of the Board or any committee thereof, the Chairman or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a Director chosen by a majority of the directors present, shall act as chairman. Except as provided below, the Secretary shall act as secretary at each meeting of the Board and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary may, but need not if such committee so elects, serve in such capacity.

Section 4.6           Resignations and Removals of Directors. Any Director may resign from the Board or any committee thereof at any time, by giving notice in writing or electronic transmission to the Chairman, if there be one, the President, or the Secretary and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law, (i) the FXCM Holder Directors may be removed from office only by the FXCM Holder, and (ii) the Leucadia Holders Directors may be removed from office only by Leucadia. (a) The FXCM Holder Directors may be removed from a committee only upon the prior written consent of the FXCM Holder, and (b) the Leucadia Holders Directors may be removed from a committee only upon the prior written consent of Leucadia.

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Section 4.7           Alternate Director. The FXCM Holder, on one hand, and Leucadia, on the other hand, shall be entitled, by notice in writing to Group and signed by them and either delivered to Group or tendered at or before a meeting of the Board or any committee thereof, to appoint any person as an alternate director to any of their respective designated Directors (an “Alternate Director”) to attend, speak and vote in place of such designated Director and on his or her behalf at any one or more meetings of the Board or any committee thereof and to remove from office any Alternate Director appointed respectively by them. The term “Director” as it applies to each FXCM Holder Director and Leucadia Holders Director, as applicable, shall also refer to any Alternate Director that is actually performing the duties of the applicable Director. The FXCM Holder, on one hand, and Leucadia, on the other hand, may designate a different Alternate Director for any meeting of the Board or any committee thereof by notifying Group at least two (2) Business Days prior to the scheduled date for such meeting; provided that, if giving such advance notice is not feasible, then such new Alternate Director shall present written evidence of his or her authority at the commencement of such meeting.

Section 4.8           Quorum. Except as otherwise required by applicable law, this Agreement or the rules and regulations of any securities exchange or quotation system on which any securities of Group are listed or quoted for trading, at all meetings of the Board or any committee thereof, a majority of the entire Board or a majority of the Directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the Directors or committee members present at any meeting at which there is a quorum shall be the act of the Board or such committee, as applicable; provided, however, that the presence of at least one Leucadia Holders Director and at least one FXCM Holder Director shall be required for a quorum to exist. If a quorum shall not be present at any meeting of the Board or any committee thereof, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 4.9           Actions of the Board by Written Consent. Unless otherwise provided in this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if a majority of the members of the Board or such committee, including at least one of the Leucadia Holders Directors and at least one of the FXCM Holder Directors, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or such committee.

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Section 4.10           Meetings by Means of Conference Telephone. Unless otherwise provided in this Agreement, members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 4.10 shall constitute presence in person at such meeting.

Section 4.11           Committees. The Board may designate one or more committees, each committee to consist of one or more of the Directors; provided, however, that such committee must include at least one of the Leucadia Holders Directors and at least one of the FXCM Holder Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board, the FXCM Holder or Leucadia, as applicable, of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by applicable law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of Group. Each committee shall keep regular minutes and report to the Board when required. Notwithstanding anything to the contrary contained in this Article 4, the resolution of the Board establishing any committee of the Board and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in this Agreement and, to the extent that there is any inconsistency between this Agreement and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 4.12           Compensation. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board or any committee thereof and may be paid a fixed sum for attendance at each meeting of the Board or any committee thereof or a stated salary for service as Director, payable in cash or securities. No such payment shall preclude any Director from serving Group in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

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Section 4.13           Power to Bind Group. No Director (acting in his capacity as such) shall have any authority to bind Group to any third party with respect to any matter except pursuant to a resolution expressly authorizing such matter and authorizing such Director to bind Group with respect thereto, which resolution is duly adopted by the Board (or a committee thereof authorized to act in such matter) by the affirmative vote required for such matter pursuant to the terms of this Agreement or the Act.

Section 4.14           Reliance by Third Parties. Persons dealing with Group are entitled to rely conclusively upon the power and authority of the Board herein set forth.

Section 4.15           Disclaimer of Duties of Leucadia Holders Directors.

(a)           To the fullest extent permitted by Section 18-1101 of the Act, no Leucadia Holders Director, in such Person’s capacity as a Leucadia Holders Director, shall have any fiduciary duty to Group, any Member other than Leucadia, any other Director or any other Person in connection with the business and affairs of Group or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing.

(b)           EACH LEUCADIA HOLDERS DIRECTOR SHALL REPRESENT, AND OWE FIDUCIARY DUTIES TO, ONLY LEUCADIA, AND NOT TO GROUP, ANY OTHER MEMBER OR DIRECTOR, OR ANY OFFICER OR EMPLOYEE OF GROUP OR ANY OTHER PERSON, ARISING OUT OF OR RELATING TO GROUP, ITS BUSINESS AFFAIRS, ASSETS AND LIABILITIES. THE PROVISIONS OF SECTION 3.5 AND SECTION 3.6 SHALL ALSO INURE TO THE BENEFIT OF THE LEUCADIA HOLDERS DIRECTORS. GROUP SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH LEUCADIA HOLDERS DIRECTOR FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN LEUCADIA, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, SUCH LEUCADIA HOLDERS DIRECTOR’S SERVICE ON THE BOARD.

(c)           For the avoidance of doubt, each FXCM Holder Director shall have the same fiduciary duties to Group and all Members owed by directors of a corporation organized under the General Corporation Law of the State of Delaware to the corporation and its stockholders.

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Section 4.16           Officers.

(a)           Group shall have such individuals as Officers as may be elected by the Board from time to time, including a Chief Executive Officer and a Secretary and such other Officers (including, without limitation, a Chief Financial Officer, a Chief Operating Officer, a General Counsel, a President, one or more Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any Officer of Group elected by the Board the power to appoint and remove any such other Officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an Officer of Group. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in this Agreement to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

(b)           All Officers of Group elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any Officer may be removed from office at any time either with or without cause by affirmative vote of a majority of the members of the Board then in office, or, in the event the Board has delegated authority to elect and remove Officers to Officers, by any Officer upon whom such power of removal shall have been conferred by the Board.

(c)           Each of the Officers of Group elected by the Board or appointed by an Officer in accordance with this Agreement, shall have the powers and duties prescribed by law, by this Agreement or by the Board and, in the case of Officers, the powers and duties prescribed by the Officer appointing such Officer, and, unless otherwise prescribed by this Agreement or by the Board or such Officer, shall have such further powers and duties as ordinarily pertain to that office.

(d)           Unless otherwise provided in this Agreement, in the absence or disability of any Officer of Group, the Board or the Chief Executive Officer may, during such period, delegate such Officer’s powers and duties to any other Officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

(e)           For the avoidance of doubt, each Officer shall have the fiduciary duties applicable to officers of a corporation under the General Corporation Law of the State of Delaware.

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ARTICLE 5

Capital Structure and Contributions

Section 5.1            Capital Structure.

(a)           General. Subject to the terms of this Agreement, Group is authorized to issue interests in Group designated as “Units,” which shall constitute limited liability company interests under the Act and shall include only Class A Units (“Class A Units”). An aggregate of 100,000 Class A Units are issued and outstanding on the date hereof. Units may be issued in fractional amounts, and any use of the terms “Units” and “Class A Units” in this Agreement shall also refer to any fractional units therein. Group shall not issue any other additional Units without the prior written consent of the Lead Member Holders. Each Officer is hereby expressly authorized to take any action, including without limitation amending this Agreement and Schedule A, to reflect any issuance of additional Units or Transfer of Units, in each case as permitted by the terms of this Agreement.

(b)           Class A Units. The Class A Units shall have such rights (including rights to allocations and distributions) as set forth under this Agreement and under the Act. The Class A Units shall be entitled to vote, approve, consent or authorize on all matters for which the vote, approval, consent or authorization of the Members is required or permitted under this Agreement or the Act.

Section 5.2           Capital Contributions.

(a)           Each Member shall be deemed to have contributed, as its initial capital contribution (the “Initial Capital Contributions”) to Group, the amount in cash or the Gross Asset Value of other properties or assets contributed set forth opposite such Member’s name on Schedule A hereto in exchange for the number of Units set forth opposite such Member’s name on Schedule A hereto. Subject to Section 5.3, Schedule A shall be amended from time to time to reflect any additional Capital Contributions made by a Member after the first date on which such Member made Initial Capital Contributions (“Additional Capital Contributions”).

(b)           The $300 million of cash proceeds received by Group from Holdco on January 16, 2015 shall be treated as a loan to Group of $290 million and its Initial Capital Contribution to Group of $10 million in exchange for the number of Class A Units set forth opposite Holdco’s name on Schedule A hereto and the rights set forth in this Agreement. The parties agree and acknowledge that Holdco contributed its assets to Group (subject to the outstanding debt with respect to the credit agreement, entered into as of December 19, 2011, among Holdco, each lender from time to time party thereto, and Bank of America, N.A., as the administrative agent) (the “Revolver”), and Group used a portion of the $290 million loan to pay and discharge the Revolver.

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Section 5.3           No Withdrawal Of Capital Contributions. Except upon a dissolution and liquidation of Group effected in accordance with Article 8 or Article 9 hereof, no Member shall have the right to withdraw its Capital Contributions from Group.

Section 5.4           No Other Capital Contributions. No Member shall be obligated to make any cash or non-cash contribution to Group’s capital. Except with the approval of the Board, no Member shall be permitted to make any cash or non-cash contribution to Group’s capital. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distribution and allocations for all Fiscal Years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit and such deficit shall not be considered a debt owed to Group or to any other person for any purpose whatsoever.

Section 5.5           Maintenance of Capital Accounts.

(a)          Group shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with the following provisions:

(i)           to each Member’s Capital Account there shall be credited (x) such Member’s Capital Contributions of cash and the Gross Asset Value of other properties and assets contributed to Group (including any Initial Capital Contributions), (y) such Member’s allocable share of Net Profits and other items of income or gain which are specifically allocated to such Member and (z) the amount of any Group liabilities assumed by such Member or which are secured by any property distributed to such Member, in each case, with such Member’s prior written consent; and

(ii)           to each Member’s Capital Account there shall be debited (x) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (y) such Member’s allocable share of Net Losses and other items of expense or loss which are specifically allocated to such Member and (z) the amount of any liabilities of such Member assumed by Group or which are secured by any property contributed by such Member to Group.

(b)          Any waiver by LUK-FX Holdings, LLC of a distribution payable under Section 6.4(b) that results in an increase of the obligations owed under the Credit Agreement (including a waiver pursuant to the Restructuring Support Agreement or Section 6.8) shall be treated as a distribution for all purposes hereunder including for adjusting Capital Accounts, determining Net Losses and Net Profits, and determining Gross Asset Value.

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(c)           This Section 5.5 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding that a particular adjustment is not set forth in this Section 5.5, the Capital Accounts of the Members shall be adjusted as required by, and in accordance with, the Capital Account maintenance rules of Regulations Section 1.704-1(b).

ARTICLE 6

Profits, Losses and Distributions

Section 6.1            Allocations of Net Profits and Net Losses.

(a)           Allocations to Capital Accounts. Except as provided in Section 6.1(b) hereof or elsewhere in this Agreement, items of Net Profits and Net Losses for any Fiscal Year shall be allocated among the Members for such Fiscal Year in a manner such that the Capital Accounts of each Member, immediately after giving effect to such allocation, are, as nearly as possible, equal (proportionately) to the Distributions that hypothetically would be made to such Member pursuant to Section 6.4(c), if Group were dissolved and terminated, its affairs were wound up and each Group asset (including cash) was sold for cash equal to its Gross Asset Value (except that any Group asset that is realized in such Fiscal Year shall be treated as if sold for an amount of cash equal to the sum of the amount of any net cash proceeds and the Fair Market Value of any property actually received by Group in connection with such disposition), all Group liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of Group were distributed in accordance with Section 6.4(c) hereof to the Members immediately after giving effect to such allocation, minus such Member’s share of Group Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of Group’s assets.

(b)           Construction. If the Board determines in good faith that it is necessary or appropriate to modify or amplify the manner in which the balances of the Capital Accounts are computed or the items of Net Profits and Net Losses are determined in order to comply with Regulations Section 1.704-1(b), the Board may make such modification or amplification. All matters concerning the computation of Capital Accounts, the allocation of items of Group income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Board in good faith. Such determinations shall be final and conclusive as to all the Members.

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(c)           Loss Allocation Limitation. Notwithstanding the foregoing provisions of this Section 6.1, the Net Losses allocated pursuant to Section 6.1(a) shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Losses pursuant to Section 6.1(a), the limitations in this Section 6.1(c) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d). All Net Losses in excess of the limitation set forth in this Section 6.1(c) shall be allocated to other Members in accordance with the positive balances in such Member’s Capital Account so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

Section 6.2           Special Allocations. The following special allocations shall be made in the following order prior to any allocations pursuant to Section 6.1:

(a)           Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f) and notwithstanding any other provision of this Article 6, if there is a net decrease in Group Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Group income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Group Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) and notwithstanding any other provision of this Article 6, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt shall be specially allocated items of Group income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c)           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.2(c) were not applicable.

(d)           Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit, such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 6 have been made as if this Section 6.2(d) were not applicable.

(e)           Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated in accordance with each Member’s share of Net Profits and Net Losses under Section 6.1(a).

(f)           Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

(g)           Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Group asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulation.

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(h)          Other Allocation Rules. If Members are admitted to Group on different dates during any Fiscal Year, or the interests of the Members fluctuate during a Fiscal Year, the Net Profits or Net Losses shall be allocated among the Members for such Fiscal Year in accordance with Code Section 706, using any convention determined by the Board and permitted by applicable law.

(i)           Tax Allocations: Code Section 704(c).

(i)           Except as provided in Section 6.2(i)(ii), all items of income, gain, loss, deduction and credit of Group shall be allocated among the Members, for federal, state and local income tax purposes, in the same manner as such items of income, gain, loss, deduction and credit shall be allocated among such Members pursuant to Sections 6.1 and 6.2, except that if any such allocation for tax purposes is not permitted by the Code, or other applicable law, the subsequent income, gains, losses, deductions and credits shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. The Board shall have the power to make such allocations and to take any and all action necessary under the Code and the Regulations thereunder, or other applicable law, to effect such allocations.

(ii)          In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of Group shall, solely for tax purposes, be allocated among the Members in the manner determined by the Board so as to take account of any variation between the adjusted basis of such property to Group for U.S. federal income tax purposes and its initial Gross Asset Value.

(iii)        Allocations pursuant to this Section 6.2(i) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items or Distributions pursuant to any provision of this Agreement.

Section 6.3           No Right to Distributions. No Member shall have the right to demand or receive Distributions of any amount, except as expressly provided in this Article 6.

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Section 6.4           Distributions.

(a)           After Tax Distributions are made pursuant to Section 6.4(f), following the earlier of (i) January 16, 2019 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive), in the event of a Disposition (other than a Company Sale), Extraordinary Event or Securities Issuance by Group, Holdco or any of their respective Subsidiaries, each of Holdco and Group hereby agrees, jointly and severally, to distribute the Net Asset Sale Proceeds, Net Extraordinary Receipts or Net Securities Proceeds, as applicable, as follows:

(i)           Until the aggregate amount distributed pursuant to this Section 6.4(a)(i) and Sections 6.4(b)(i) and 6.4(c)(i), as applicable, equals the sum of $350,000,000 and the Permitted Payment PIK Interest Amount (the “Maximum First Payment Amount”):

(1)           Members holding Class A Units will receive an aggregate of 99.80% of all distributable amounts under this Section 6.4(a)(i) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(a)(i) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage (the Distributions made pursuant to this Section 6.4(a)(i) and Sections 6.4(b)(i) and 6.4(c)(i), as applicable, being referred to herein as “First Priority Distributions”).

(ii)           After the Maximum First Payment Amount has been distributed and until the aggregate amount distributed pursuant to this Section 6.4(a)(ii) and Sections 6.4(b)(ii) and 6.4(c)(ii), as applicable, equals $600,000,000 (the “Maximum Second Payment Amount”):

(1)           Members holding Class A Units will receive an aggregate of 19.96% of all distributable amounts under this Section 6.4(a)(ii) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(a)(ii) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage (the payments and Distributions made pursuant to this Section 6.4(a)(ii) and Sections 6.4(b)(ii) and 6.4(c)(ii), as applicable, being referred to herein as “Second Priority Distributions”).

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(iii)        After the Maximum First Payment Amount and the Second Maximum Payment Amount have been distributed all remaining distributable amounts shall be distributed as follows:

(1)           Members holding Class A Units will receive 79.84% of all remaining distributable amounts under this Section 6.4(a)(iii) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(a)(iii) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage (the payments and Distributions made pursuant to this Section 6.4(a)(iii) and Sections 6.4(b)(iii) and 6.4(c)(iii), as applicable, together with the First Priority Distributions, the Second Priority Distributions and any Permitted Payments, being referred to herein as the “Distributions”).

(b)          After Tax Distributions are made pursuant to Section 6.4(f), (it being understood that other than certain Permitted Payments and Tax Distributions, no such Distributions are permitted until the earlier of (i) January 16, 2019 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive)), if Group or any of its respective Subsidiaries, directly or indirectly, declares or makes any Restricted Payments (other than Permitted Payments described in clauses (i), (iii) and (iv) of the definition of Permitted Payments), or incurs any obligation (contingent or otherwise) to do so, Group hereby agrees to distribute the amount of such Restricted Payment as follows:

(i)           Until the aggregate amount distributed pursuant to this Section 6.4(b)(i) and Sections 6.4(a)(i) and 6.4(c)(i), as applicable, equals the Maximum First Payment Amount:

(1)           Members holding Class A Units will receive an aggregate of 99.80% of all distributable amounts under this Section 6.4(b)(i) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

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(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(b)(i) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(ii)          After the Maximum First Payment Amount has been distributed and until the aggregate amount distributed pursuant to this Section 6.4(b)(ii) and Sections 6.4(a)(ii) and 6.4(c)(ii), as applicable, equals the Maximum Second Payment Amount:

(1)           Members holding Class A Units will receive an aggregate of 19.96% of all remaining distributable amounts under this Section 6.4(b)(ii) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(b)(ii) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(iii)        After the Maximum First Payment Amount and the Maximum Second Payment Amount have been distributed all remaining distributable amounts shall be distributed as follows:

(1)           Members holding Class A Units will receive 79.84% of all distributable amounts under this Section 6.4(b)(iii) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(b)(iii) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

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(c)          After Tax Distributions are made pursuant to Section 6.4(f), following the earlier of (i) January 16, 2019 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive), in the event of a Company Sale, each of GLBR, Holdco and Group hereby agrees, jointly and severally, to distribute the Net Asset Sale Proceeds from any such Company Sale (treating, for these purposes, such Company Sale as a Disposition) as follows:

(i)           Until the aggregate amount distributed pursuant to this Section 6.4(c)(i) and Sections 6.4(a)(i) and 6.4(b)(i), as applicable, equals the Maximum First Payment Amount:

(1)           Members holding Class A Units will receive an aggregate of 99.80% of all distributable amounts under this Section 6.4(c)(i) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(c)(i) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(ii)          After the Maximum First Payment Amount has been distributed and until the aggregate amount distributed or otherwise paid pursuant to this Section 6.4(c)(ii) and Sections 6.4(a)(ii) and 6.4(b)(ii), as applicable, equals the Maximum Second Payment Amount:

(1)           Members holding Class A Units will receive an aggregate of 19.96% of all distributable amounts under this Section 6.4(c)(ii) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(c)(ii) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(iii)        After the Maximum First Payment Amount and the Maximum Second Payment Amount have been distributed all remaining distributable amounts shall be distributed as follows:

(1)           Members holding Class A Units will receive 79.84% of all distributable amounts under this Section 6.4(c)(iii) to be allocated among such Members in proportion to each such Member’s Aggregate Class A Unit Percentage; and

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(2)           The Leucadia Holders will receive all remaining distributable amounts under this Section 6.4(c)(iii) after the application of the preceding clause (1) to be allocated among the Leucadia Holders in proportion to each such Leucadia Holder’s Aggregate Leucadia Holder Percentage.

(iv)         For the avoidance of doubt, any Distributions paid pursuant to this Section 6.4(c) shall be paid to those Members who are Members immediately prior to the consummation of such Company Sale.

(d)          Any amount owed to the Members under this Section 6.4 shall be paid in cash to the accounts specified from time to time by such Members no later than 11:00 a.m. New York City time on the next Business Day following the closing of the applicable Disposition, Extraordinary Event, Securities Issuance, Restricted Payment or Company Sale, as applicable; provided that, (1) if the aggregate amount required to be paid to the Members on any date pursuant to Section 6.4(a) with respect to a Disposition is less than $500,000, and so long as none of GLBR, Holdco or Group is in default or breach of its obligations hereunder at such time or in default under or breach of any material debt agreement, Holdco and Group may defer any payments required pursuant to Section 6.4(a) until the first date on which the aggregate Net Asset Sale Proceeds from all Dispositions required to be applied pursuant to Section 6.4(a) since the last payment made pursuant to Section 6.4(a) equals or exceeds $500,000 (at which time all theretofore unapplied amounts shall be required to be applied), (2) if the aggregate Net Asset Sale Proceeds received in respect of any Disposition (or series of related Dispositions) permitted does not exceed $100,000, such Net Asset Sale Proceeds received in respect of such Dispositions (or series of related Dispositions) shall be deemed to be $0 for purposes of Section 6.4(a); and (3) for the purposes of calculating “Net Securities Proceeds” with respect to an incurrence of Indebtedness, Holdco, Group and their respective Subsidiaries may create, incur, assume or suffer to exist Indebtedness in the ordinary course of business so long as the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000 and such amount shall not constitute the incurrence of Indebtedness for Section 6.4(a) unless and to the extent that the aggregate amount of all such Indebtedness at any one time outstanding exceeds $5,000,000. In the event Group makes a Distribution in respect of (i) a Permitted Payment pursuant to clause (ii) of the definition thereof or (ii) a Tax Distribution and Group certifies in writing that it does not have sufficient cash or cash equivalents to make the Distributions that would be required under Section 6.4(b) to the other Members in order for the FXCM Holder to receive such Distributions, Group shall make the Distributions required pursuant to Section 6.4(b) to the other Members as promptly thereafter as practicable.

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(e)           Concurrently with any payment to the Members pursuant to this Agreement, Group shall deliver to the Leucadia Holders a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Leucadia, demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Securities Proceeds or Net Extraordinary Receipts, as the case may be, that gave rise to such payment. In the event that the Board shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, Holdco, Group or their respective Subsidiaries, as applicable, shall promptly make an additional Distribution to the other Members in an amount equal to the amount distributable pursuant to Section 6.4(a) in respect of the difference between such actual amount and the amount set forth in such certificate, and Group shall concurrently therewith deliver to the Leucadia Holders a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Leucadia, demonstrating the derivation of the additional amount resulting in such excess.

(f)            Subject to Section 6.7 and any restrictions contained in any agreement to which Group is bound, no later than the tenth (10th) day following the end of each calendar quarter, Group shall, only if Group has sufficient excess regulatory capital in its regulated entities as well as sufficient available cash and borrowings to meet its projected cash obligations for the following 12 months, make a Distribution in cash (each a “Tax Distribution”) to each Member in an amount equal to the excess of (i) the product of (x) the taxable income of Group allocated to such Member attributable to such calendar quarter and all prior calendar quarters in such calendar year (taking into account, without duplication, any losses of Group that were previously allocated to the Members and any losses of Holdco that were incurred prior to the formation of Group and were previously allocated to Holdco’s members, in each case, which were carried forward to such calendar year, subject to applicable tax law limitations, to offset such taxable income), based upon (1) the information returns filed by Group, as amended or adjusted to date, and (2) estimated amounts, in the case of periods for which Group has not yet filed information returns, multiplied by the (y) Tax Rate, less (ii) Tax Distributions made by Group to such Member pursuant to this Section 6.4(f) with respect to such calendar year. Any Tax Distribution paid pursuant to this Section 6.4(f) shall be certified as accurate, prior to Group making such Tax Distribution, by a Responsible Officer of Holdco to the Leucadia Holders in good faith. Notwithstanding anything to the contrary contained herein, Tax Distributions paid pursuant to this Section 6.4(f) shall be treated as a dollar-for-dollar advance of the amounts otherwise distributable to the Members pursuant to Sections 6.4(a), (b), or (c).

(g)           In the event of any merger of Group (whether or not Group is the surviving entity of such merger) in which any Member receives cash or other property (“Merger Consideration”), the aggregate amount of such Merger Consideration payable to the Members upon the consummation of such merger shall be deemed to be a Distribution and shall be allocated and distributed to the Members in accordance with the provisions of this Section 6.4.

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(h)          The parties agree that (1) payments required under the Tax Receivable Agreement, dated as of December 1, 2010, by and among the Special Member (as defined therein), Holdco and the TRA Parties (as defined therein) from time to time party thereto or any similar agreement (the “Tax Receivable Agreement”), and (2) any Restricted Payment by Holdco or any of its Subsidiaries in respect of, or the proceeds of which are used to make, payments required under the Tax Receivable Agreement, except to the extent such payments constitute a Tax Distribution shall not (x) constitute expenses referred to in clause (iii) of the definition of “Permitted Payment”, (y) for the avoidance of doubt, be treated as a Tax Distribution, or (z) be taken into account for purposes of netting of Taxes, Permitted Tax Distributions and/or other tax distributions in the definitions of Net Asset Sale Proceeds, Net Extraordinary Receipts, Net Securities Proceeds or for purposes of any other provision of this Agreement. For the avoidance of doubt, if (A) Group, Holdco or any of their respective Subsidiaries makes any payment required under the Tax Receivable Agreement or any payment in respect of, or the proceeds of which are used to make, payments required under the Tax Receivable Agreement and (B) such payment does not constitute a Tax Distribution, such payment shall be deemed a Restricted Payment made by Holdco and Holdco shall pay to the Members an amount equal to the product of the then applicable percentage of such payment to each Member as set forth in Section 6.4(a), (b), or (c). Any amounts paid to Members pursuant to the immediately preceding sentence shall be treated as a Distribution for purposes of this Agreement.

(i)            For the avoidance of doubt, no amounts shall be distributed to Members pursuant to this Section 6.4 so long as any amount remains outstanding under the Credit Agreement.

(j)            Subject to Section 6.7 and any restrictions contained in any agreement to which Group is bound, Group shall (i) to the extent of available cash and borrowings of Group, at the request in writing of the FXCM Holder, make a Distribution pursuant to Section 6.4(b) in cash to the FXCM Holder in respect of a Permitted Payment in an amount equal to the amount requested by the FXCM Holder and certified by such FXCM Holder to Group and the Leucadia Holders that the Distribution constitutes a valid Permitted Payment and (ii) promptly following the end of each calendar quarter (but not later than the 10th day thereafter), Group shall make a Distribution in accordance with Section 6.4(b) of all Excess Cash (the amount of which shall be calculated as of the last day of such calendar quarter); provided that, the requirement to make a Distribution of Excess Cash pursuant to this Section 6.4(j) shall not be nor shall it be construed as a limitation on the total amount of Distributions that may be made in accordance with Section 6.4. Notwithstanding the foregoing, after conferring with Holdco and Leucadia, (i) the Board may determine to make a Distribution in accordance with Section 6.4(b) greater than Excess Cash and (ii) an amount of Excess Cash shall not be distributed to the extent that three or more members of the Board determine in the good faith exercise of their reasonable business judgment that it is in the best interests of Group and its Members not to make a Distribution of some or all Excess Cash; provided that, in the event the Board determines not to make a distribution of 100% of Excess Cash pursuant to this sentence, Group shall provide written notice of such determination and the reasons for such determination to Holdco promptly following such determination.

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(k)           It is understood that the terms of Sections 6.4(a), (b) and (c) of this Agreement shall be applied in an iterative manner.

Section 6.5            Withholding. Group is hereby authorized and directed to withhold from any Distribution made to a Member the amount of federal, state, local or foreign taxes that the Board determines that Group is required to withhold or pay with respect to any allocations or Distributions to such Member. Subject to the following sentence, any amount so withheld shall be treated as a Distribution under Section 6.4 and shall reduce the amount otherwise distributable to such Member hereunder. In the event that Distributions under Section 6.4 hereof are insufficient to cover the amount of taxes required to be withheld or paid by Group pursuant to this Section 6.5, the excess shall constitute a loan by Group to such Member, which shall be repaid by such Member within fifteen (15) calendar days after notice from Group that such payment is required. Promptly upon request, the Members (and each person treated as a member of Group for U.S. federal income tax purposes) shall provide Group with any information related to such person (including information regarding such person’s direct or indirect owners, if applicable) necessary to (x) allow Group to comply with any tax reporting, tax withholding or tax payment obligations of Group or (y) to establish Group’s legal entitlement to an exemption from, or reduction of, withholding or any other taxes or similar payments.

Section 6.6            Set-Off. The payment of Distributions to a Member pursuant to Section 6.4 shall be subject to any set-off, counterclaim, recoupment, defense or other right that Group or any of its Subsidiaries may have against the Member, including pursuant to Section 6.5.

Section 6.7            Restrictions on Distributions. The foregoing provisions of this Article 6 to the contrary notwithstanding, no Distribution shall be made if, and for so long as, such Distribution would violate any law, rule, regulation, order or directive of any Governmental Authority then applicable to Group.

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Section 6.8            Additional Expenses

(a)           The parties hereto agree that Group shall upon written request by Holdco distribute on one or more occasions amounts not to exceed $6,000,000 in the aggregate (the “Additional Expense Payments”) to Holdco, solely to enable Holdco to pay restructuring expenses in excess of the Restructuring Expenses (as defined in the Restructuring Support Agreement) paid by GLBR with the proceeds of the Restructuring Payments (as defined in the Restructuring Support Agreement) and other expenses (“Additional Expenses”). Pursuant to Section 6.4(b), any Additional Expense Payments distributed by Group to Holdco are Restricted Payments and therefore entitle the Leucadia Holders to receive an amount of cash approximately equal to such distribution pursuant to Section 6.4(b). The parties hereto agree that, in lieu of Group distributing to the Leucadia Holders such amounts pursuant to Section 6.4(b), such cash shall be retained by and loaned to Group and the amount thereof shall increase the principal amount of Loans (as defined in the Credit Agreement) outstanding under the Credit Agreement in an amount equal to the amount of such Additional Expense Payment. The obligations of Group to make distributions pursuant to this Section 6.8(a) are subject to compliance with Section 18-607 of the Act.

(b)           Each of the Members consents to waive, and hereby waives, compliance with Section 6.4(b), solely to the extent necessary to permit the Additional Expense Payments and accompanying Loan increases to be made prior to the earlier of (i) January 31, 2019 and (ii) the payment of all outstanding obligations under the Credit Agreement.

(c)           The Leucadia Holders hereby waive compliance with Section 12.1(d), solely insofar as such Section incorporates Section 7.06 (Restricted Payments) of the Credit Agreement, and solely with respect to making the Additional Expense Payments in accordance with this Section 6.8; provided, however, that prior to Group making any Additional Expense Payment, Holdco shall have provided the Leucadia Holders with a reasonably detailed report setting forth the proposed use of the proceeds of such Additional Expense Payment. This Section 6.8 relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any other rights or remedies of any parties under this Agreement and shall not be considered to create a course of dealing or to otherwise obligate in any respect any party thereto to grant any waivers under the same or similar or other circumstances in the future.

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ARTICLE 7

Accounts

Section 7.1            Books. The Board shall cause to be maintained complete and accurate books of account of Group’s affairs at Group’s principal place of business. Such books shall be kept on such method of accounting as the Board shall select. For purposes of Group’s financial statements, Group’s assets and liabilities and statements of operations and cash flows shall be prepared in conformity with generally accepted accounting principles. Group’s accounting period shall be as determined by the Board. The Board shall make available to the Lead Member Holders all such books and records at any time upon reasonable notice.

Section 7.2            Reports. The books of account of Group shall be closed after the close of each calendar year, and there shall be prepared and sent to each Member a statement of the profits and losses of Group for that period and a statement of such Member’s distributive share of income and expense for income tax reporting purposes.

Section 7.3            Federal Tax Matters.

(a)           Holdco is hereby designated as the “tax matters partner” (within the meaning of Code Section 6231) and its “partnership representative” (within the meaning of Section 6223 of the New Partnership Audit Procedures) (collectively, the “Tax Matters Member”) to manage administrative tax proceedings conducted at Group level by the Internal Revenue Service with respect to Group matters. Each Member expressly consents to such designation and agrees that, upon the request of Holdco, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. Holdco is specifically directed and authorized to take whatever steps Holdco in its discretion deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as Holdco in its discretion determines may from time to time be required or advisable under the Regulations.

(b)           The Tax Matters Member shall keep Leucadia fully informed of any inquiry, examination or proceeding, and the Tax Matters Member shall provide Leucadia with such documentation and information in the Tax Matters Member’s or Group’s possession as Leucadia may reasonably request in connection with the conduct of any tax audit or other tax proceeding with respect to Group.

(c)           It is the intent of Group and the Members that, to the maximum extent permitted under applicable law, no income tax, interest, penalties or additions to tax shall ever be assessed against Group pursuant to Sections 6221 or 6225 of the Code, and Group, each of the Members and any representative thereof shall take all actions (including, but not limited to, executing any election or consent) necessary to implement such intent. In furtherance of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the Tax Matters Member shall (i) cause Group to elect out of the application of Section 6221 of the Code by making an election, where permissible, under Section 6221(b) of the Code, or (ii) in the event of an “imputed underpayment” within the meaning of Section 6225 of the Code, cause Group to make an election, where permissible, under Section 6226 of the Code to treat such underpayment as an adjustment to be taken into account by each Member (or, to the extent applicable, any Person that was a Member during the taxable year or other period to which such adjustment relates, even if such Person is not a Member at the time the adjustment is made or actually paid by Group (such Person, a “Former Member”)) in accordance with Section 6226(b) of the Code. In the event Group is liable for any imputed underpayment with respect to items of Group income, gain, loss, deduction or credit that should have been allocated to a Member or Former Member for the applicable taxable year or other period, such Member or Former Member, as applicable, shall promptly reimburse Group for such amount and such reimbursement shall not be considered a capital contribution to Group by such Member or Former Member.

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(d)           Expenses of administrative proceedings relating to the determination of Group items at Group level undertaken by the Tax Matters Member shall be Group expenses.

Section 7.4            Fiscal Year. The fiscal year of Group (the “Fiscal Year”) for financial statement and U.S. federal income tax purposes shall be determined by the Board from time to time pursuant to Code Section 706 and the Regulations thereunder.

Section 7.5            Tax Returns; Form K-1. After the end of each Fiscal Year, the Board shall, on behalf of Group, cause to be prepared and timely filed all tax returns with appropriate Governmental Authority, which tax returns shall be reviewed in advance of filing by an independent certified public accountant. The Board shall be responsible for, on behalf of Group, timely furnishing a federal income tax Form K-1 and any required similar state income tax form to each Member; provided, however, (i) a final Form K-1 shall be provided no later than June 1 of the Fiscal Year immediately succeeding the relevant Fiscal Year and (ii) on or prior to March 1 of each Fiscal Year, the Board shall furnish to each Member an estimate of the amount of net taxable income or loss that will be allocated to such Member for the immediately prior Fiscal Year and an estimate of how such net taxable income or loss shall be apportioned (or allocated) among (or to) the various states in which Group conducts (or is deemed to conduct) business. Upon the reasonable request of each Member, Group shall furnish any other tax information as may be necessary for such Member to prepare its tax returns.

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ARTICLE 8

Events of Dissolution

Section 8.1             Events of Dissolution. Group shall be dissolved only upon the occurrence of both of the following:

(a)           the occurrence of either (i) the sale or other disposition of all or substantially all of the assets and properties of Group, or (ii) the cessation of operations of Group, in each case, only upon the occurrence of any of the following events (each, an “Event of Dissolution”); and

(b)           either (i) the Members holding a Majority Interest vote for dissolution, or (ii) the Board determines to dissolve Group;

provided, however, that Group shall not be dissolved without the written consent of Leucadia and the FXCM Holder.

Notwithstanding the provisions of this Section 8.1, no other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall result in a dissolution of Group. The Members hereby waive their right to apply to the Court of Chancery of the State of Delaware to obtain a decree of judicial dissolution of Group under Section 18-802 of the Act.

ARTICLE 9

Liquidation

Section 9.1            Liquidation. In the event that an Event of Dissolution shall occur, then Group shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

(a)           to creditors, including Members who are creditors to the extent permitted by applicable law, in satisfaction of Group’s liabilities; and

(b)           then to Members entitled to Distributions in accordance with the priorities set forth in Sections 6.4(a) through (c).

Section 9.2            Final Accounting. In the event of the dissolution of Group, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

Section 9.3            Cancellation of Certificate. Upon the completion of the winding up of Group’s affairs and Distribution of Group’s assets, Group shall be terminated and the Members shall cause Group to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

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ARTICLE 10

Transfer of Interests in Group

Section 10.1          Prohibition.

(a)           Other than in connection with a Company Sale, the FXCM Holder (as well as any transferee of the FXCM Holder’s Class A Units and any subsequent transferees thereof) may not Transfer its Class A Units, or in any way alienate any of such Class A Units or any right or interest therein, without the prior written consent of Leucadia.

(b)           Subject to the conditions in Section 10.2, there are no restrictions on the ability of the Leucadia Holders to Transfer any or all of their Units to any person or entity. For the avoidance of doubt, other than with respect to Transfers that arise as a result of a Company Sale pursuant to Section 12.3, Transfers of Units by any Leucadia Holders do not require the consent of the Board or of any other Members.

(c)           Any attempted Transfer of Units by any Member, other than in strict accordance with this Article 10 or Section 12.3, shall be null and void, and the purported transferee shall have no rights as a Member or Assignee hereunder.

(d)           Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall restrict or prohibit (a) a Pledge of FXCM Holder’s Class A Units pursuant to the Security Documents (as defined in the GLBR Senior Notes Indenture) or (b) a Transfer of all or any portion of the FXCM Holder’s Class A Units as a result of an exercise of remedies under the terms of the GLBR Senior Notes Indenture, in each case subject to the provisions of the Intercreditor Agreement (as defined in the Credit Agreement). Any such Pledge or Transfer shall not be required to comply with any provision of Article 10; provided, however, that any transferee of such Transfer shall be required to comply with Section 10.2 and shall execute instruments (including a counterpart signature to this Agreement) that are in a form reasonably satisfactory to the Leucadia Holders.

Section 10.2           Conditions to Permitted Transfers. A Member shall be entitled to make a Permitted Transfer of all or any portion of its Units, subject to Section 10.1 only upon satisfaction of each of the following conditions, in each case as determined by the Board in good faith, either (a) such Transfer would not cause Group to be taxable as a corporation for U.S. federal income tax purposes (and any attempt to effect such Transfer shall be null and void), or (b) the transferring Member notifies in writing GLBR, Holdco and Group of such Transfer and none of GLBR, Holdco or Group objects to such Transfer on the grounds that such Transfer would cause Group to be taxable as a corporation for U.S. federal income tax purposes within ten (10) Business Days; provided, however, that the limitation set forth in this Section 10.2(a) shall not apply to Transfers in connection with a Company Sale.

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Section 10.3          Effect of Transfers. Upon the completion of any Permitted Transfer, the Assignee of the Units transferred shall be entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which the transferring Member would be entitled with respect to such Units, and shall not be entitled to exercise any of the other rights of a Member with respect to the transferring Member’s Units, including the right to vote (if any), unless and until such Assignee is admitted to Group as a Substitute Member pursuant to Section 10.5.

Section 10.4          Admission of Additional Members. A Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:

(a)           the Board consents in writing to such admission, which consent may be given or withheld in its sole and absolute discretion;

(b)           the Board, in its sole and absolute discretion, determines the nature and amount of the contributions of cash or property, the provision of services or such other consideration (collectively, “Unit Consideration”), if any, to be paid by such Person;

(c)           the Board has received, on behalf of Group, such Person’s Unit Consideration as so determined;

(d)           the Board receives executed instruments (including a counterpart signature to this Agreement) that are in a form satisfactory to the Board, as determined in its sole and absolute discretion; and

(e)           Leucadia consents in writing to such admission, which consent will not be unreasonably conditioned, withheld or delayed.

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Section 10.5          Admission of Assignees of Units as Substitute Members. An Assignee of all or any portion of the Units of a Member shall become a Substitute Member of Group only if and when all of the following conditions are satisfied:

(a)           the Board receives written instruments (including such Assignee’s counterpart signature to this Agreement) that are in a form satisfactory to the Board, as determined in its sole and absolute discretion; and

(b)           the Assignee has satisfied the conditions in Section 10.2 as of the date of admission as a Substitute Member, as determined by the Board.

Section 10.6          Cessation of Member.

(a)           Any Member shall cease to be a Member of Group upon the earliest to occur of any of the following events:

(i)            such Member’s withdrawal from Group pursuant to Section 10.7(a); or

(ii)           as to any Member that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Member.

(b)           Upon any Member ceasing to be a Member pursuant to Section 10.6(a), such Member or its successor in interest shall become an Assignee of its Units, entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which such Member would have been entitled as a Member with respect to such Units and shall not be entitled to exercise any of the other rights of a Member in, or have any duties or other obligations of a Member with respect to, such Units (other than under the provisions of Articles 6, 8, 11, 14 and this Article 10). No such Member shall have a right to a return of its Capital Contribution.

Section 10.7         Withdrawal of Members Upon Transfer.

(a)           If a Member has transferred all of its Units in one or more Permitted Transfers, then such Member shall withdraw from Group on the date, if any, upon which each Assignee of such Units has been admitted as a Substitute Member in accordance with Section 10.5, and such Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement.

(b)          No Member shall have the right to withdraw from Group other than pursuant to Section 10.7(a).

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ARTICLE 11

Exculpation, Indemnification and Fiduciary Insurance

Section 11.1          Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Members, nor any officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives or agents of any Member, nor any Director, officer, employee, representative or agent of Group (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to Group or any other person for any act or omission (in relation to Group, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith in the reasonable belief that such act or omission is or is not contrary to the best interests of Group and is within the scope of authority granted to such Covered Person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct, gross negligence, a breach of any fiduciary duty such Covered Person may owe to Group or the Members or a bad faith violation of the implied contractual covenant of good faith and fair dealing.

Section 11.2          Indemnification. To the fullest extent permitted by the Act, Group shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of Group or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 11.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, gross negligence, breach of any fiduciary duty such Covered Person may owe to Group or the Members or any bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred in defending any Claim by (x) any Member or any officer, director, stockholder, partner, member, manager, or Affiliate of any Member shall be paid by Group and (y) any other Covered Person may be paid by Group, but only upon the prior written approval of the Board in its sole and absolute discretion, upon such terms and conditions, if any, as the Board deems appropriate, in each case, in advance of the final disposition of such Claim upon receipt by Group of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by Group as authorized by this Section 11.2.

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Section 11.3          Fiduciary Insurance. Unless otherwise agreed by the Board, Group shall maintain, at its expense, insurance (a) to indemnify Group for any obligations which it incurs as a result of the indemnification of Covered Persons and (b) to indemnify Covered Persons in instances in which they may not otherwise be indemnified by Group under the provisions of this Article 11.

Section 11.4         Amendments. Any repeal or modification of this Article 11 shall not adversely affect any rights of such Covered Person pursuant to this Article 11, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 12

Covenants

Section 12.1          Negative Covenants.

(a)           Notwithstanding any other provisions of this Agreement, Group hereby covenants and agrees that without the prior written consent of each of the Lead Member Holders:

(i)            Group shall not agree to or otherwise cause any amendment, restatement, supplement or other modification to, or waiver of or consent under, this Agreement or any other organizational documents (including, to the extent applicable, any shareholders or similar agreement) of Group;

(ii)           Group will not, and will not permit any of its Subsidiaries to, issue any Preferred Interests to any Person other than Group or its wholly owned Subsidiaries;

(iii)         Group shall not, and Group shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Disposition unless (x) Group or such Subsidiary receives consideration at the time of such Disposition at least equal to the fair market value of the property, Equity Interests or Indebtedness (as defined in the Credit Agreement) involved and (y) all of the consideration therefrom received by Group or such Subsidiary is in the form of cash and Cash Equivalents. The prohibition contained in this Section 12.1(a)(iii) shall not apply to (A) issuances of Equity Interests of a Subsidiary of Group to Group or any wholly owned Subsidiary of Group, or (B) contributions by Holdco to Group or by Group or a Subsidiary of Group to any wholly owned Subsidiary of Group;

(iv)         neither Group nor any of its Subsidiaries shall, directly or indirectly, make any Investment in GLBR, Holdco or any of GLBR’s, Holdco’s or Group’s Affiliates (other than Group’s Subsidiaries);

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(v)          Group will not effect a Company Sale prior to January 16, 2018 (other than in the event of a Change of Control of GLBR or Holdco); and

(vi)         Group will not, and Holdco, including in its capacity as the Tax Matters member, will not cause Group to (i) make, cause to be made, or refrain from making any tax related elections, (ii) settle, cause to be settled, or refrain from settling any tax audit matters in relation to tax audits (including for the avoidance of doubt any audits conducted by the U.S. Internal Revenue Service, any state or local taxing authority, or any non-U.S. taxing authority), or (iii) take, cause to be taken, or refrain from taking any other actions related to tax that will be binding on Group or Leucadia.

(b)          Each of GLBR, Holdco and Group hereby jointly and severally covenants and agrees that it shall not take, nor shall it permit any of its Subsidiaries to take, any action that would reasonably be expected to impede any Company Sale or the Members’ rights under Section 6.4(c).

(c)          Notwithstanding any other provision of this Agreement, each of GLBR, Holdco and Group hereby jointly and severally covenants and agrees that without the prior written consent of Leucadia:

(i)            GLBR shall not engage in any business or activity, directly or indirectly through any other entities, other than owning equity interests of Holdco and Holdco shall not engage in any business or activity other than owning equity interests of Group.

(ii)           neither Holdco nor any of its Subsidiaries shall, directly or indirectly, make any Investment in GLBR or any of GLBR’s, Holdco’s or Group’s Affiliates (other than Group and its Subsidiaries).

(iii)          GLBR will not issue any Equity Interests to any Person, other than (A) issuances of equity awards to employees or directors pursuant to a management equity plan in existence on September 1, 2016 and issued in the ordinary course of business and consistent with past practice and (B) the issuance of Class A Common Stock pursuant to the purchase and sale agreement for the June 18, 2012 acquisition of Lucid Markets Trading Limited upon the achievement of certain profit-based targets, to the extent such Class A Common Stock was not outstanding on September 1, 2016.

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(iv)         GLBR and Holdco shall not (x) agree to or otherwise cause any amendment, restatement, supplement or other modification to, or waiver of or consent under, Holdco’s Limited Liability Company Agreement or any other organizational documents (including, to the extent applicable, any shareholders or similar agreement) of Holdco, or (y) enter into any partnership, joint venture, profit-sharing or royalty agreement or similar arrangement whereby GLBR’s or Holdco’s income or profits are, or might be, shared with any Person.

(v)          Holdco will not, and will not permit any of its Subsidiaries to, issue any Preferred Interests to any Person other than to Holdco or its wholly owned Subsidiaries.

(vi)         Holdco shall not, and Holdco shall not to permit any of its Subsidiaries to, directly or indirectly, consummate any Disposition unless (x) Holdco or such Subsidiary receives consideration at the time of such Disposition at least equal to the fair market value of the property, Equity Interests or Indebtedness involved and (y) all of the consideration therefrom received by Holdco or such Subsidiary is in the form of cash and Cash Equivalents.

(d)          Each of the covenants set forth in Sections 6.01, 6.05 – 6.10, 6.14 and 7.01 – 7.15 of the Credit Agreement are hereby incorporated by reference mutatis mutandis as if fully set forth herein (provided that, unless the context requires otherwise, references to the Administrative Agent (as defined in the Credit Agreement) or a Lender (as defined in the Credit Agreement) shall refer to the Lead Member Holders) and each of Holdco and Group jointly and severally covenants and agrees to such effect with Leucadia; provided that:

(i)            in addition to the exceptions provided for in Section 7.01 of the Credit Agreement, Holdco, Group and their respective Subsidiaries shall be permitted to create, incur, assume or suffer to exist Liens (as defined in the Credit Agreement) securing Indebtedness; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement;

(ii)           in addition to the exceptions provided for in Section 7.02 of the Credit Agreement, Holdco, Group and their respective Subsidiaries shall be permitted to make Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement, including paragraphs (a)(iv) and (c)(ii) above;

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(iii)          in addition to the exceptions provided for in Section 7.03 of the Credit Agreement, Holdco, Group and their respective Subsidiaries shall be permitted to create, incur, assume or suffer to exist any Indebtedness; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement; and

(iv)          in addition to the exceptions provided for in Section 7.04 of the Credit Agreement, Holdco, Group and their respective Subsidiaries shall be permitted to consummate any transaction that results in a Change of Control if Holdco, Group and their respective Subsidiaries comply with all their obligations under Section 12.2 with respect to such transaction, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement.

(e)           The covenants referenced in Section 12.1(d) above shall remain in effect regardless of whether the Credit Agreement is still in effect. Any waiver, amendment or modification of such covenants shall require the consent of each of the Lead Member Holders.

(f)            For the avoidance of doubt, each covenant incorporated by reference herein pursuant to Section 12.1(d), shall be deemed to expressly permit any payments made in accordance with this Agreement.

Section 12.2          Other Remedies.

(a)           If a Change of Control occurs with respect to Holdco, at the election of the Majority Leucadia Holders no later than thirty (30) days following the Majority Leucadia Holders’ knowledge of such Change of Control, Holdco and Group, jointly and severally, agree to pay to the Leucadia Holders an amount in cash equal to the fair market value of the Leucadia Holders’ economic rights under this Agreement as determined in accordance with the Appraisal Procedure; provided that Group and Holdco shall have no such obligation to make such payment to the extent that the Change of Control occurs as a result of holders of GLBR Senior Notes becoming equity owners of GLBR or Holdco following an event of default and exercise of remedies under the GLBR Senior Notes Indenture.

(b)           Any amount owed to the Leucadia Holders under this Section 12.2 shall be paid in cash to the accounts specified from time to time by such Members no later than 11:00 a.m. New York City time on the next Business Day following the determination of the final Valuation Amount.

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Section 12.3          Company Sale Rights. At any time and from time to time following January 16, 2018 or, if earlier, at any time following a Change of Control of GLBR or Holdco, each of the Lead Member Holders shall have the right to request, and GLBR, Holdco and Group will cause, Holdco, Group and/or any of their respective Subsidiaries or assets to be sold for cash (by merger, stock purchase, sale of all, or substantially all, of Holdco’s, Group’s and/or any of their respective Subsidiaries’ assets or equity interests, or otherwise in a manner that is in accordance with applicable law) (any such transaction and/or combination thereof, a “Company Sale”) at the highest reasonably available price. GLBR, Holdco and Group shall cause Holdco or Group, as applicable, and their respective Subsidiaries, as applicable, to proceed with any such Company Sale in a manner that is in accordance with applicable law, unless the highest reasonable available price shall not be reasonably acceptable to each of the Lead Member Holders. GLBR, Holdco and Group shall use their reasonable best efforts to obtain all required consents and approvals to consummate such transaction in accordance with applicable law.

ARTICLE 13

Amendments

Section 13.1          Amendments to Certificate of Formation and this Agreement.

(a)          Except as otherwise expressly provided herein, either this Agreement or the Certificate of Formation (or both) may be modified or amended with and by (but only with and by) the written consent of each of the FXCM Holder and Leucadia, including any such modification or amendment that would modify or alter the amounts (or the percentage allocations of such amounts) to be distributed to Holdco or Leucadia pursuant to Section 6.4 of this Agreement.

(b)          Notwithstanding the foregoing, the Board or a duly authorized committee thereof may amend this Agreement without the approval of any Members (i) to implement the admission of Substitute Members or Additional Members; (ii) to satisfy any law; (iii) to change the name of Group; and (iv) to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained in this Agreement.

(c)          The Board shall cause to be prepared and filed any amendment or restatement to the Certificate of Formation that may be approved in accordance with this Agreement.

(d)          Any modification or amendment to the Certificate of Formation or this Agreement pursuant to this Article 13 shall be binding on all Members and Assignees. Each Member and Assignee shall be bound by this Agreement whether or not such Member or Assignee has executed this Agreement.

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ARTICLE 14

Miscellaneous

Section 14.1         Notices.

(a)          Whenever written notice is required by applicable law or this Agreement, to be given to any Director, member of a committee or Member, such notice may be given by writing (including electronic mail, facsimile or similar writing), addressed, in the case of such director or member of a committee, at such person’s address, electronic mail or facsimile number set forth in the records of Group, and in the case of such Member, at its address, electronic mail or facsimile number set forth in Schedule A or such other address, electronic mail or facsimile number as such Member may hereafter specify for the purpose by notice, in each case with postage thereon prepaid, and such notice shall be deemed to be given (i) if given by mail, at the time when the same shall be deposited in the United States mail, (ii) if given by facsimile, when transmitted to the number specified pursuant to this Section 14.1(a) and the appropriate confirmation is received, or (c) if given by electronic or any other means, when delivered to the electronic mail or address specified pursuant to this Section 14.1(a).

(b)          Whenever any notice is required by applicable law or this Agreement to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Members, the directors or the members of a committee of directors need be specified in any written waiver of notice unless so required by applicable law or this Agreement.

Section 14.2          Successors; Counterparts; Facsimile. This Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. This Agreement or any counterpart may be executed via facsimile or other electronic (e.g., PDF) transmission, and any such executed facsimile or other electronic copy shall be treated as an original.

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Section 14.3          Entire Agreement. This Agreement, together with the Credit Agreement, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by a duly authorized officer. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

Section 14.4          Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and Article and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement. The word “including” shall be construed as “including without limitation”.

Section 14.5          Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Members and GLBR.

Section 14.6          Additional Documentation and Acts. Each of the Members and GLBR agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

Section 14.7          No Third-Party Beneficiary. Other than pursuant to Article 11, this Agreement is made solely for the benefit of the parties hereto and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

Section 14.8          Jurisdiction; Service of Process. Except as otherwise expressly provided in Section 14.12(c), any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Each of the parties waives and agrees not to plead or claim in any such courts that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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Section 14.9          Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of Group’s property.

Section 14.10        Tax Treatment. Unless otherwise determined by the Board, Group shall be a partnership for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Members and Group shall timely make any and all necessary elections and filings for Group to be treated as such for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes). Each Member and Group shall file all Tax returns, and otherwise take all Tax positions, in a manner consistent with such treatment. Neither the Members nor Group shall make any election under Regulations Section 301.7701-3, or any comparable provisions of state or local law, to treat Group as an association taxable as a corporation for U.S. federal income tax purposes (or any analogous state or local tax purposes).

Section 14.11        Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Members regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Members or GLBR, as the case may be, with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 14.12        Governing Law; Arbitration; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

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(b)           EACH OF THE MEMBERS HERETO AND GLBR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(c)           Except as otherwise expressly provided in this Agreement, any dispute regarding computation of amounts owing to the Members or GLBR pursuant to this Agreement (“Calculation Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be New York, New York. This agreement to arbitrate shall not apply to any other disputes regarding the interpretation, breach, termination or validity hereof.

(d)          There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney, in each case with no less than fifteen (15) years of experience with corporate and finance matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the State of Delaware.

(e)          The award shall be in writing and shall briefly state the findings of the arbitrator. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any Calculation Dispute. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(f)           All Calculation Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

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(g)           The determination as to whether matters are or are not within or without the scope of the arbitrator’s powers pursuant to this Section 14.12 shall be determined by the arbitrator and such determination shall be final and binding upon the parties.

(h)           This Section 14.12 survives termination of this Agreement.

Section 14.13        Limited Liability Company. The Members intend that Group be a limited liability company and not a partnership under the laws of the State of Delaware or any other laws.

Section 14.14        No Assignment. Under no circumstances shall GLBR, Holdco or Group be permitted to assign this Agreement or any of its rights or obligations under this Agreement and any purported assignment by GLBR, Holdco or Group in violation of this sentence shall be null and void.

Section 14.15        Publicity. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby, without prior notice and, if practicable, consultation with the other parties as to the timing and contents of any such announcement or communications, it being understood that each party shall remain exclusively responsible for their own public announcements or other communications notwithstanding the requirement to consult with the other parties hereto.

Section 14.16        Credit Agreement.

(a)           This Agreement shall continue in effect, and the obligations to make the various payments and perform other covenants pursuant to the terms of this Agreement shall continue, whether or not the obligations under the Credit Agreement are satisfied and paid in full and whether or not the Credit Agreement is terminated, refinanced or replaced. Any agreement by any Member to any amendment, supplement, waiver, consent or other modification to the Credit Agreement or any other Loan Document in such Holder’s capacity as the Administrative Agent or a Lender shall not, unless otherwise expressly agreed to in writing by such Member, constitute (a) an amendment, supplement, waiver, consent or other modification of this Agreement or (b) an agreement by such Member that the references herein to the Credit Agreement shall give effect to such amendment, supplement, waiver, consent or other modification.

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(b)           Commencing no later than [NTD: DATE TO BE SET AT 14 DAYS FROM THE PLAN EFFECTIVE DATE], 2018, Group will actively explore options to refinance its obligations under the Credit Agreement. Group will provide the Lead Member Holders with updates at reasonable intervals with respect to its progress on refinancing its obligations under the Credit Agreement. If the efforts to refinance the obligations under the Credit Agreement have not been successful on or before [NTD: DATE TO BE SET AT 60 DAYS FROM THE PLAN EFFECTIVE DATE], Group will retain an investment banker acceptable to the Lead Member Holders on or before [NTD: DATE TO BE SET AT 75 DAYS FROM THE PLAN EFFECTIVE DATE] to advise it with respect to such refinancing.

Section 14.17        Costs and Expenses. Each of Holdco and Group agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Leucadia Holders and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Leucadia Holders), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Member (including the fees, charges and disbursements of any counsel for any Member), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 14.17. This Section 14.17 survives termination of this Agreement.

Section 14.18        Termination of the Letter Agreement. The parties hereby agree that the Letter Agreement as amended and supplemented September 1, 2016 was terminated on such date. The parties hereby acknowledge that the Letter Agreement shall be of no further force or effect, and that all rights and obligations of the parties thereunder have been terminated.

Section 14.19       Reinstatement. If for any reason this Agreement is held to be illegal, invalid or unenforceable in whole or in part, the Letter Agreement shall be automatically reinstated if and to the extent necessary to provide the parties hereto, as well as any of their successors, assigns and permitted transferees, with such rights and obligations applicable to such parties prior to the execution of this Agreement and this Agreement shall in no way impair the claims of any of such parties with respect to such reinstated rights and obligations.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

GLOBAL BROKERAGE HOLDINGS, LLC

By: Global Brokerage, Inc., its sole managing member

By
Name:
Title:

LUK-FX HOLDINGS, LLC

By: Leucadia National Corporation, its sole member

By:
Name:
Title:

GLOBAL BROKERAGE, INC.

By:
Name:
Title:

FXCM GROUP, LLC

By:
Name:
Title:

[Signature page for LLC Agreement]

Schedule A

MEMBERSHIP TABLE

Name & Address (including fax number) of Member	Capital Contributions	Number of Class A Units and Aggregate Class A Unit Percentage
Global Brokerage Holdings, LLC 55 Water Street, 50th Floor, New York, NY 10041 (F) (646) 432-2997 Attn: David Sassoon E-mail: dsassoon@fxcm.com	$ 448,071,037	50,100 / 50.1%
LUK-FX Holdings, LLC 520 Madison Avenue, New York, NY 10022 (F) (212) 598-3245 Attn: Michael Sharp E-mail: msharp@jefferies.com	$ 10,000,000	49,900 / 49.9%

Sch. A-1

Exhibit B

Holdings LLC Agreement

GLOBAL BROKERAGE HOLDINGS, LLC

A Delaware Limited Liability Company

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [____], 2018

THE LIMITED LIABILITY COMPANY INTERESTS IN GLOBAL BROKERAGE HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

ii

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GLOBAL BROKERAGE HOLDINGS, LLC

A Delaware Limited Liability Company

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Global Brokerage Holdings, LLC (the “Company”), dated and effective as of [____], 2018 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and among the Members (as defined below) and the Special Member (as defined below).

WHEREAS, the Certificate of Formation of the Company (the “Certificate”) was filed with the Office of the Secretary of State of Delaware on November 17, 2005;

WHEREAS, the Limited Liability Company Agreement of the Company, dated as of January 10, 2007, was executed by the original members of the Company, setting forth certain agreements as to the organization, management and operation of the Company and the Members’ respective rights and obligations with respect thereto (the “Original Agreement”);

WHEREAS, as of January 17, 2008, the Original Agreement was amended and restated in accordance with its terms (as amended by Amendment No. 1 thereto effective as of December 31, 2009, the “First Amended and Restated Agreement”);

WHEREAS, as of October 1, 2010, the First Amended and Restated Agreement was amended and restated in accordance with its terms (the “Second Amended and Restated Agreement”);

WHEREAS, as of December 1, 2010, the Second Amended and Restated Agreement was amended and restated in accordance with its terms (the “Third Amended and Restated Agreement”);

WHEREAS, as of August 6, 2013, the Third Amended and Restated Agreement was amended in accordance with its terms by Amendment No. 1 thereto;

WHEREAS, as of January 29, 2015, the Third Amended and Restated Agreement was amended in accordance with its terms by Amendment No. 2 thereto;

WHEREAS, the requisite Members (as defined in the Third Amended and Restated Agreement) wish to amend and restate the Third Amended and Restated Agreement, as amended, in accordance with its terms and, in connection therewith, to set forth (1) certain requirements related to the Company’s actions with respect to Group and (2) certain rights of the Special Member and Noteholders (as defined herein); and

WHEREAS, the parties hereto desire to enter into this Fourth Amended and Restated Limited Liability Company Agreement of the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree that the Second Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.

Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Sections 18- 101 et seq., as it may be amended from time to time, and any successor to the Act.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.5 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Company held by such Member from and after the date on which such Unit was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 3.3(d)(i) or Section 3.3(d)(ii).

“Affiliate” when used with reference to another Person means any Person (other than the Company), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a Member shall include all its directors, managers, officers and employees in their capacities as such.

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“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Managing Member, without taking into account any liabilities to which such Contributed Property was subject at such time.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not admitted to the Company as a Member.

“Assumed Tax Rate” means, for any taxable year, the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York), taking account of any differences in rates applicable to ordinary income and income items subject to rates other than the ordinary income rate including but not limited to capital gains and dividends and any allowable deductions in respect of such state and local taxes in computing a Member’s liability for federal income tax; provided that the Assumed Tax Rate for ordinary income will be set at 52.46 percent, as adjusted by decision of the Managing Member; and provided further that the Assumed Tax Rate for ordinary income shall be recalculated at any time that the applicable tax rates change.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

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“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.

“Capital Contribution” means any cash, cash equivalents or the Fair Market Value of other property that a Member contributes to the Company with respect to any Unit or other Equity Securities issued by the Company (net of liabilities assumed by the Company or to which such property is subject).

“Carrying Value” means (a) with respect to a Contributed Property, subject to the following sentence, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, subject to the following sentence, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.3(d)(i) and Section 3.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Certificate” has the meaning set forth in the recitals hereto.

“Class” means the classes into which the limited liability company interests in the Company created in accordance with Section 3.1 and Section 3.2(a) may be classified or divided from time to time by the Managing Member in its sole discretion pursuant to the provisions of this Agreement. As of the date of this Agreement the only Class is the Class A Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class or group of limited liability company interests in the Company. For the avoidance of doubt, to the extent that the Managing Member holds limited liability company interests of any Class, the Managing Member shall not be deemed to hold a separate Class of such interests from any other Member because it is the Managing Member.

“Class A Units” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain’ in Treasury Regulations Section 1.704-2(d).

“Control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

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“Contributed Property” means any property contributed to the Company by a Member.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(b)(ix).

“Distributable Assets” means, with respect to any fiscal period, all cash receipts (including from any operating, investing and financing activities) and (if distribution thereof is determined to be necessary or desirable by the Managing Member) other assets of the Company from any and all sources, reduced by operating cash expenses, contributions of capital to Subsidiaries of the Company and payments (if any) required to be made in connection with any loan to the Company and any reserve for contingencies or escrow required, in each case, as is determined by the Managing Member in its sole discretion.

“Economic Risk of Loss” has the meaning set forth in Section 5.1(b)(vi).

“Equity Securities” means, as applicable, (i) any capital stock, limited liability company or membership interests, partnership interests, or other equity interest, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interests, or other equity interest or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company or membership interests, partnership interest, other equity interest or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interest, other equity interests or securities containing any profit participation features, (iv) any equity appreciation rights, phantom equity rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination, recapitalization, merger, consolidation or other reorganization.

“Exchange Agreement” means the Exchange Agreement, dated as of December 1, 2010, among the Managing Member, the Company and the Holdings Unitholders (as defined therein) from time to time party thereto, as it may be amended or supplemented from time to time.

“Fair Market Value” means (i) in reference to a particular Unit or other Equity Security issued by the Company or, as the case may be, all of the outstanding Units or other Equity Securities issued by the Company, the hypothetical amount that would be distributed with respect to such Unit(s) or Equity Security(ies), as determined pursuant to an appraisal, which appraisal shall be subject to the approval of the Managing Member, performed at the expense of the Company by (A) the Company or any of its Subsidiaries or (B) an investment bank, accounting firm or other Person of national standing having particular expertise in the valuation of businesses comparable to that of the Company selected by the Managing Member, and where such appraisal (1) determines the net equity value of the Company, and (2) assumes the distribution to the Members pursuant to Section 4.1 and Article VII of the proceeds that would hypothetically be received with respect to such Unit(s) or other Equity Security(ies) issued by the Company based on such net equity value, and (ii) in reference to assets or securities other than Units or other Equity Securities issued by the Company, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as is determined by the Managing Member in its sole discretion.

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“First Amended and Restated Agreement” has the meaning set forth in the recitals hereto.

“Fiscal Year” means the fiscal year of the Company, which unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 8.3, shall be the calendar year ending on December 31.

“Global Brokerage, Inc.” means Global Brokerage, Inc., a Delaware corporation.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied and maintained throughout the applicable periods.

“Good Faith” shall mean a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Group” means FXCM Group, LLC, a Delaware limited liability company.

“Group LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Group, dated as of January [__], 2018, by and among the Company, Global Brokerage, Inc., Leucadia, Group and the other members party thereto, as specified therein, as amended, supplemented and restated from time to time.

“HSR Act” has the meaning set forth in Section 7.3(f).

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Leucadia” means LUK-FX Holdings, LLC, a Delaware limited liability company.

“Leucadia Term Loan” means the Second Amended and Restated Credit Agreement, dated as of January [_], 2018, by and among the Company and Group as borrowers, Leucadia, as lender, and Leucadia National Corporation, as administrative agent, as amended, supplemented and restated from time to time.

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“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Managing Member” means Global Brokerage, Inc., and any assignee to which the managing member of the Company Transfers all Units and other Equity Securities held by such managing member of the Company that is admitted to the Company as the managing member of the Company, in its capacity as the managing member of the Company.

“Member” means each Person listed on the Schedule of Members on the date hereof (including the Managing Member) and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement or the Act; provided, however, that the term “Member” shall not include the Special Member. The Members and the Special Member shall constitute the “members” (as such term is defined in the Act) of the Company. Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement. Except as otherwise set forth herein, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” means, with respect to each Member, such Member’s economic interests and rights as a Member.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 3.3(d)(ii)) at the time such property is distributed, reduced by any liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain for such taxable year over the Company’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 3.3(b) and shall not include any items specially allocated under Section 5.1(b).

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction for such taxable year over the Company’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.3(b) and shall not include any items specially allocated under Section 5.1(b).

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“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Noteholders” means holders of the 7.00% Senior Notes due 2023 issued by Global Brokerage, Inc.

“Noteholder Protections” has the meaning set forth in Section 9.3.

“Notes Documents” means the Indenture governing 7.00% Senior Notes due 2023 issued by Global Brokerage, Inc., the 7.00% Senior Notes issued pursuant to the Indenture, and any other documents evidencing or securing the obligations under the 7.00% Senior Notes.

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.3, subject to any resolution of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Original Agreement” has the meaning set forth in the recitals hereof.

“Partnership Representative” has the meaning set forth in Section 8.4(e).

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pledge” means pledge, grant a security interest in, create a lien on, assign the right to receive distributions or proceeds from, or otherwise encumber, directly or indirectly, or any act of the foregoing.

“Proceeding” has the meaning set forth in Section 6.5.

“Quarterly Estimated Tax Periods” means the two, three, and four calendar month periods with respect to which Federal quarterly estimated tax payments are made. The first such period begins on January 1 and ends on March 31. The second such period begins on April 1 and ends on May 31. The third such period begins on June 1 and ends on August 31. The fourth such period begins on September 1 and ends on December 31.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses under Section 5.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iii), 5.1(b)(vi) or 5.1(b)(viii).

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“Requisite Noteholders” means the holders of more than 50% of the aggregate principal amount of the outstanding 7.00% Senior Notes due 2023 issued by Global Brokerage, Inc.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of November 10, 2017 (as amended, supplemented or otherwise modified in accordance therewith), including the exhibits and term sheet attached thereto, by and among each of (a) Global Brokerage, Inc., (b) the Company, (c) Group, (d) the Consenting Noteholders (as defined in the Restructuring Support Agreement), and (e) Leucadia.

“Schedule of Members” has the meaning set forth in Section 3.1(b).

“Second Amended and Restated Agreement” has the meaning set forth in the recitals hereto.

“Special Member” means the Person designated from time to time by the Requisite Noteholders as described in Section 6.2 in such Person’s capacity as a Special Member, and shall include any Temporary Designated Member designated from time to time in accordance with Section 6.2 so long as such Temporary Designated Member is serving as the Special Member. The Special Member shall have only the rights and obligations expressly set forth in this Agreement.

“Special Member Interest” means the non-economic interest held by the Special Member.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

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“Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.5 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or an Assignee and not from the Company.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (iv) other executor, administrator, committee, legal representative or other successor or assign of, any Member, whether by operation of law or otherwise.

“Tax Distribution” has the meaning set forth in Section 4.4.

“Tax Matters Member” has the meaning set forth in Section 8.4(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated on or about the date hereof, among the Managing Member and the Holdings Unitholders (as defined in the Exchange Agreement) from time to time party thereto, as it may be amended or supplemented from time to time.

“Transfer” means sell, assign, convey, contribute, give, or otherwise transfer, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or any act of the foregoing, but excludes Pledge or any act of Pledging. The terms “Transferee,” “Transferor,” “Transferred,” “Transferring Member,” “Transferor Member” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and any other Class of limited liability company interests in the Company denominated as “Units” that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement. For the avoidance of doubt, the Special Member Interest shall not constitute a Unit.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 3.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(d) as of such date).

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“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 3.3(d)).

Section 1.2          Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)       the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)       words importing any gender shall include other genders:

(c)       words importing the singular only shall include the plural and vice versa;

(d)       the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)       the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)        references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g)       references to any Person include the successors and permitted assigns of such Person;

(h)       the use of the words “or,” “either” and “any” shall not be exclusive;

(i)       wherever a conflict exists between this Agreement and any other agreement among parties hereto, this Agreement shall control but solely to the extent of such conflict;

(j)       references to “$” or “dollars” means the lawful currency of the United States of America;

(k)       references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l)       the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

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ARTICLE II

GENERAL PROVISIONS

Section 2.1     Formation. The Company was formed as a Delaware limited liability company by the execution and filing of the Certificate by an authorized person of the Company under and pursuant to the Act and the execution of the Original Agreement. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Members.

Section 2.2     Name. The name of the Company is “Global Brokerage Holdings, LLC,” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member may select from time to time. Subject to the Act, the Managing Member may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

Section 2.3     Section Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence perpetually until termination in accordance with the provisions of Section 7.3(d) and the Act.

Section 2.4     Purpose; Powers.

(a)       General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company formed under the laws of the State of Delaware.

(b)       Company Action. Subject to the provisions of this Agreement and except as prohibited by the Act, (i) the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

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Section 2.5     Existence and Good Standing; Foreign Qualification. The Managing Member may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions. The Managing Member may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction other than the State of Delaware.

Section 2.6     Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may have such other offices as the Managing Member may designate from time to time.

Section 2.7     No State Law Partnership. (a) The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer by virtue of this Agreement, for any purposes other than as is set forth in the last sentence of this Section 2.7(a), and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Member, Assignee and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

(b)       So long as the Company is treated as a partnership for federal income tax purposes, to ensure that Units are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained herein,

   (i)            the Company shall not participate in the establishment of any such market or the inclusion of its Units thereon, and

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(ii)          the Company shall not recognize any Transfer made on any such market by:

(A)       redeeming the Transferor Member (in the case of a redemption or repurchase by the Company); or

(B)       admitting the Transferee as a Member or otherwise recognizing any rights of the Transferee, such as a right of the Transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

Section 2.8           Admission. The Managing Member and the initial Special Member are each hereby admitted as a member of the Company upon its execution of a counterpart signature page to this Agreement and each member of the Company immediately prior to the effectiveness of this Agreement shall continue as a Member and member, respectively, hereunder.

ARTICLE III

CAPITALIZATION

Section 3.1             Units; Initial Capitalization; Schedules.

(a)           Limited Liability Company Interests. Interests in the Company shall be represented by Units, or such other Equity Securities in the Company, or such other Company securities, in each case as the Managing Member may establish in its sole discretion in accordance with the terms hereof. As of the date hereof, the Units are comprised of one Class: “Class A Units”.

(b)           Schedule of Units; Schedule of Members. The aggregate number of outstanding Units and the aggregate amount of cash Capital Contributions that have been made by the Members and the Fair Market Value of any property other than cash contributed by the Members with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which Contributed Property is subject) shall be set forth on a schedule maintained by the Company. The Company shall also maintain a schedule setting forth the name and address of each Member, the number of Units owned by such Member and the aggregate Capital Contributions that have been made by such Member with respect to such Member’s Units (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit or other Equity Security in the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units or other Equity Securities in the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units or other Equity Securities in the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

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(c)           For the avoidance of doubt, the Special Member has not made on or prior to the date hereof, and shall have no obligation to make from and after the date hereof, any Capital Contributions to the Company.

Section 3.2             Authorization and Issuance of Additional Units.

(a)           The Managing Member may issue additional Class A Units and/or establish and issue other Classes of Units, other Equity Securities in the Company or other Company securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be different from, including senior to, any then existing or future Classes of Units, other Equity Securities in the Company or other Company securities, as the Managing Member shall determine from time to time, in its sole discretion, without the vote or consent of any other Member or any other Person, including (i) the right of such Units, other Equity Securities in the Company or other Company securities to share in Net Income and Net Loss or items thereof (ii) the right of such Units, other Equity Securities in the Company or other Company securities to share in Company distributions; (iii) the rights of such Units, other Equity Securities or other Company securities upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units, other Equity Securities in the Company or other Company securities (including sinking fund provisions); (v) whether such Units, other Equity Securities in the Company or other Company securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units, other Equity Securities in the Company or other Company securities will be issued, evidenced by certificates or assigned or transferred; (vii) the terms and conditions of the issuance of such Units, other Equity Securities in the Company or other Company securities (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue Units, other Equity Securities in the Company or other Company securities for less than Fair Market Value); and (viii) the right, if any, of the holder of such Units, other Equity Securities in the Company or other Company securities to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units, other Equity Securities in the Company or other Company securities. The Managing Member, without the vote or consent of any other Member or any other Person, is authorized (i) to issue any Units, other Equity Securities in the Company or other Company securities of any such newly established Class or any existing Class and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units, other Equity Securities in the Company or other Company securities of such Class, and the admission of any Person as a Member which has received Units or other Equity Securities of any such Class, in accordance with Sections 3.2, 7.4 and 9.4. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units and any other Classes of Units that may be established in accordance with this Agreement.

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Section 3.3             Capital Accounts.

(a)           The Managing Member shall maintain for each Member owning Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Units pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Units pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto (including, without limitation, adjustments relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Treasury Regulations, the Managing Member, without the consent of any other Person, may make such modification, notwithstanding the terms of this Agreement, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article VII hereof upon the dissolution of the Company. The Managing Member, without the consent of any other Person, also shall (i) make any adjustments, notwithstanding the terms of this Agreement, that are necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications, notwithstanding the terms of this Agreement, in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b)           For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article V and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)        Solely for purposes of this Section 3.3, the Company shall be treated as owning directly its proportionate share (as determined by the Managing Member) of all property owned by any partnership, limited liability company, unincorporated business or other entity or arrangement that is classified as a partnership for federal income tax purposes, of which the Company is, directly or indirectly, a partner.

(ii)       Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

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(iii)     Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv)     In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined in the manner described in Treasury Regulations Section 1.7041(b)(2)(iv)(g)(3) as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 3.3(d) to the Carrying Value of any Adjusted Property that is subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined in the manner described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(a)(6)(i) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the Managing Member may adopt.

(c)           A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so transferred.

(d)           (i) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property and the issuance of Units as consideration for the provision of services, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the Managing Member using such method of valuation as it may adopt; provided, however, that the Managing Member, in arriving at such valuation, must take fully into account the fair market value of the Units of all Members at such time. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

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(ii)        In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Unit), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Article VII or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 3.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Article VII, be determined and allocated by the Person winding up the Company pursuant to Section 7.3(b) using such method of valuation as it may adopt.

(iii)        The Managing Member may make the adjustments described in clause (i) above in the manner set forth therein if the Managing Member determines that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Members, including Members who received Units in connection with the performance of services to or for the benefit of the Company.

(e)           Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Managing Member shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Managing Member may make such modification, notwithstanding any other provision hereof, without the consent of any other Person.

Section 3.4         No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 3.5          Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.6          No Right of Partition. To the fullest extent permitted by law, no Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

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Section 3.7          Non-Certification of Units; Legend; Units are Securities.

(a)           Units shall be issued in non-certificated form; provided that the Managing Member may cause the Company to issue certificates to a Member representing the Units held by such Member.

(b)           If the Managing Member determines that the Company shall issue certificates representing Units to any Member, the following provisions of this Section 3.7 shall apply:

(i)          The Company shall issue one or more certificates in the name of such Person in such form as it may approve, subject to Section 3.7(b)(ii) (a “Membership Interest Certificate”), which shall evidence the ownership of the Units represented thereby. Each such Membership Interest Certificate shall be denominated in terms of the number of Units evidenced by such Membership Interest Certificate and shall be signed by the Managing Member or an Officer on behalf of the Company.

(ii)         Each Membership Interest Certificate shall bear a legend substantially in the following form:

This certificate evidences a Class A Unit representing an interest in Global Brokerage Holdings, LLC and shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

The interests in Global Brokerage Holdings, LLC represented by this certificate are subject to restrictions on transfer set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Global Brokerage Holdings, LLC, dated as of January [_] 2018, by and among each of the members from time to time party thereto, as the same may be amended from time to time.

(iii)       Each Unit shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

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(iv)          The Company shall issue a new Membership Interest Certificate in place of any Membership Interest Certificate previously issued if the holder of the Units represented by such Membership Interest Certificate, as reflected on the books and records of the Company:

(A)       makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Membership Interest Certificate has been lost, stolen or destroyed;

(B)       requests the issuance of a new Membership Interest Certificate before the Company has notice that such previously issued Membership Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(C)       if requested by the Company, delivers to the Company such security, in form and substance satisfactory to the Company, as the Managing Member may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Membership Interest Certificate; and

(D)       satisfies any other reasonable requirements imposed by the Company.

(v)          Upon a Member’s Transfer in accordance with the provisions of this Agreement of any or all Units represented by a Membership Interest Certificate, the Transferee of such Units shall deliver such Membership Interest Certificate, duly endorsed for Transfer by the Transferee, to the Company for cancellation, and the Company shall thereupon issue a new Membership Interest Certificate to such Transferee for the number of Units being Transferred and, if applicable, cause to be issued to such Transferring Member a new Membership Interest Certificate for the number of Units that were represented by the canceled Membership Interest Certificate and that are not being Transferred.

Section 3.8           Series A Junior Participating Preferred Units. As soon as practicable following the occurrence of any event that causes the preferred stock purchase rights attached to shares of Class A common stock of the Managing Member to become exercisable pursuant to the Stockholder Rights Agreement, the Managing Member shall pursuant to its authority under Section 3.2 establish in accordance with this Agreement a Class of Units (“Series A Junior Participating Preferred Units”) that has substantially the same rights and preferences with respect to distributions of the Company in relation to Class A Units as shares of Series A Junior Participating Preferred Stock of the Managing Member are entitled with respect to dividends and distributions of the Managing Member in relation to shares of Class A common stock of the Managing Member.

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Each Class A Unit (including, for the avoidance of doubt, Class A Units held by the Managing Member) has attached to it a right (each a “Preferred Unit Purchase Right”) that entitles the holder of such Class A Unit to purchase Series A Junior Participating Preferred Units of the Company as provided in this Section 3.8. Such Preferred Unit Purchase Rights will become exercisable, if at all, at such time and to the same extent as the preferred stock purchase rights attached to shares of Class A common stock of the Managing Member shall become exercisable pursuant to the Stockholder Rights Agreement; provided that no Preferred Unit Purchase Right shall be exercisable by any holder of Class A Units to the extent such holder is an “Acquiring Person” as such term is defined in the Stockholder Rights Agreement and the Managing Member shall take such action as it may determine in its sole discretion to be necessary or advisable to give effect to this proviso. Each Preferred Unit Purchase Right will entitle its holder to purchase at an exercise price per Preferred Unit equal to the exercise price per share of Series A Junior Participating Preferred Stock of the Managing Member determined in accordance with the Stockholder Rights Agreement (1) Series A Junior Participating Preferred Units, or (2) in lieu of such Series A Junior Participating Preferred Units, a number of Class A Units equal to the number of shares of Class A common stock of the Managing Member that a holder of a preferred stock purchase right attached to a share of Class A common stock of the Managing Member would be entitled to purchase pursuant to the Stockholder Rights Agreement. In the event that holders of Class A common stock of the Managing Member exercise or exchange the preferred stock purchase rights attached thereto for shares of Series A Junior Participating Preferred Stock of the Managing Member, the Managing Member shall exercise or exchange Preferred Unit Purchase Rights attached to Class A Units held by the Managing Member for a corresponding number of Series A Junior Participating Preferred Units. In the event that holders of Class A common stock of the Managing Member exercise or exchange the preferred stock purchase rights attached thereto for additional shares of Class A common stock of the Managing Member, the Managing Member shall exercise or exchange Preferred Unit Purchase Rights for a corresponding number of additional Class A Units of the Company. If at any time the ratio at which Class A Units are exchangeable for shares of Class A common stock of the Managing Member pursuant to the Exchange Agreement changes from one-for-one, the Managing Member shall make corresponding adjustments to the number of Series A Junior Participating Preferred Units or Class A Units, as the case may be, that a holder of Class A Units is entitled to receive upon exercise of or in exchange for a Preferred Unit Purchase Right as the Managing Member shall determine in its sole discretion.

ARTICLE IV

DISTRIBUTIONS

Section 4.1     Distributions. Distributions shall be made to the Members, after Tax Distributions are made pursuant to Section 4.4 hereof, as and when determined by the Managing Member, in accordance with their respective Units and pro rata as to Units of each Class. For the avoidance of doubt, the Special Member will not be entitled to any distributions under this Agreement.

Section 4.2     Limitation. Notwithstanding any other provision of this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution to any Member or Assignee if such distribution would violate the Act or other applicable law.

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Section 4.3     Successors. For purposes of determining the amount of distributions under Section 4.1, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

Section 4.4     Tax Distributions. Subject to Section 4.2 and to any restrictions contained in any agreement to which the Company is bound, no later than the tenth day following the end of each Quarterly Estimated Tax Period of each calendar year, the Company shall, to the extent of available cash and borrowings of the Company, make a distribution in cash (each, a “Tax Distribution”), pro rata as to Units of each Class, with respect to such Quarterly Estimated Tax Period, in an amount equal to the excess of (i) the product of (x) the taxable income of the Company attributable to such Quarterly Estimated Tax Period and all prior Quarterly Estimated Tax Periods in such calendar year, based upon (I) the information returns filed by the Company, as amended or adjusted to date, and (II) estimated amounts, in the case of periods for which the Company has not yet filed information returns, multiplied by (y) the Assumed Tax Rate, over (ii) distributions made by the Company pursuant to this Section 4.4 with respect to such calendar year. The Managing Member shall use conventions similar to those adopted pursuant to Section 5.2(d) of this Agreement to determine the interests of the Members in respect of each Class of Units with respect to a Quarterly Estimated Tax Period. For the avoidance of doubt, Tax Distributions shall be made only with respect to taxable income earned by the Company (as opposed to income recognized by any Member with respect to the vesting of such Member’s Units). For purposes of clause (i)(x) above, the taxable income of the Company shall be determined by disregarding any adjustment to the taxable income of any Member that arises under Section 743(b) of the Code and is attributable to the acquisition by such Member of an interest in the Company in a transaction described in Section 743(a) of the Code.

Section 4.5     Tax Advances; Security Interest and Right of Set Off; Indemnification. (a) To the extent that the Company (or any entity in which the Company holds an interest) is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., withholding taxes), the Managing Member may withhold or escrow such amounts and make such tax payments as so required. All taxes paid by or withheld from receipts of the Company that are attributable to a Member (as reasonably determined by the Managing Member), including taxes described in the preceding sentence, may be repaid in the sole discretion of the Managing Member by reducing the amount of the current or future distribution or distributions, including distributions during a winding up of the Company, which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation of the Company otherwise payable to such Member. For all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or during the winding up of the Company) unreduced by the amount of such taxes.

(b)       If the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes, to the extent such taxes have not reduced amounts actually paid to a Member pursuant to Section 4.5(a)), then such Member shall indemnify the Company or its successor in interest in full for the entire amount paid (including interest, penalties and reasonable related expenses). A Member’s obligation to indemnify the Company or its successor in interest under this Section 4.5(b) shall survive the dissolution, winding up and termination of the Company. The Company and its successor in interest may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5(b), including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 10 percent (but not in excess of the highest rate per annum permitted by law). As security for any such indemnification obligation or any other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the interest of any Member in the Company, the Company shall have (and each Member hereby grants to the Company) a security interest in all Distributable Assets distributable to such Member to the extent of the amount of such liability or obligation. Whenever the Company is to pay any sum to any Member or any Affiliate or related Person thereof pursuant to the terms of this Agreement, any amounts that such Member or such Affiliate or related Person owes to the Company, whether pursuant to this Section 4.5 or under any promissory note issued to the Company as partial payment for any Units of the Company may be deducted from that sum before payment.

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ARTICLE V

ALLOCATIONS

Section 5.1         Allocations for Capital Account Purposes. (a) Except as otherwise provided in this Agreement, Net Income and Net Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the Special Allocations set forth in Section 5.1(b) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 7.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)           Special Allocations. Notwithstanding any other provision of this Section 5.1 the following special allocations shall be made for such taxable period:

(i)         Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Section 5.1(b)(iii) and Section 5.1(b)(vi)). This Section 5.1(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

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(ii)         Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Section 5.1(b)(i)(v) and (b)(i)(vi), with respect to such taxable period. This Section 5.1 (b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)       Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.1(b)(i) or (ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)       Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) were not in this Agreement.

(v)        Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members pro rata as to Units of each Class. If the Managing Member determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

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(vi)       Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the “Economic Risk of Loss” (as defined in the Treasury Regulations) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)      Nonrecourse Liabilities. Nonrecourse Liabilities of the Company described in Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Members in the manner chosen by the Managing Member and consistent with such Section of the Treasury Regulations.

(viii)     Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix)        Curative Allocation.

  (1)       The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(b)(ix)(1). Therefore, notwithstanding any other provision of this Article V (other than the Required Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members.

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(2)       The Managing Member shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(b)(ix)(1) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(b)(ix)(1) among the Members in a manner that is likely to minimize such economic distortions.

(x)        Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 5.2         Allocations for Tax Purposes.

(a)           The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)          In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i)          (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(ii)         (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.3(d)(i) or Section 3.3(d)(ii) and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(iii)        In order to eliminate Book-Tax Disparities, the Managing Member may cause the Company to use any method described in Treasury Regulations Section 1.704-3; provided that the Managing Member shall cause the Company to use the “traditional method” with respect to any Book-Tax Disparities that exist as of the date hereof.

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(c)       For the proper administration of the Company, the Managing Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) without the consent of any other Person being required, amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code; and (iv) adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law. The Managing Member may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any Class or Classes of Units issued and outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)       For purposes of determining the items of Company income, gain, loss, deduction, or credit allocable to any Member with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

(e)       Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(f)       Allocations pursuant to this Section 5.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, distributions or other Company items pursuant to any provision of this Agreement.

Section 5.3       Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

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Section 5.4         Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without suggesting any limitation of any kind, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of the Managing Member.

ARTICLE VI

MANAGEMENT

Section 6.1         Managing Member; Delegation of Authority and Duties.

(a)           Authority of Managing Member. The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company, provided in each case, that the Company may not take or agree to take any of the actions with respect to Group as set forth in Section 6.2 without the prior written affirmative vote of the Special Member. Without limiting the foregoing provisions of this Section 6.1(a), and subject to Section 6.2, the Managing Member shall have the sole power to manage or cause the management of the Company, including, without limitation, the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

(b)           Other Members. Subject in each case to the requirements set forth in Section 6.2, no Member who is not also a Managing Member, in his or her or its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units, other Equity Securities in the Company, or the fact of a Member’s admission as a member of the Company do not confer any rights upon the Members to participate in the management of the affairs of the Company. Except as expressly provided herein, including Section 6.2, no Member who is not also a Managing Member shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member, subject to Section 6.2. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required law, or expressly provided in Section 6.1(c), Section 6.2 or by separate agreement with the Company, no Member who is not also a Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also a Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or her or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member.

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(c)           Delegation by Managing Member. The Company may employ one or more Members from time to time, and such Members, in their capacity as employees or agents of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member. To the fullest extent permitted by law, the Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company. For the avoidance of doubt in this Section 6.1(c), the Company shall take no such action described in this Section 6.1(c) unless in accordance with Section 6.2 and any such employment or delegation shall be subject to Section 6.2.

Section 6.2         Special Member.

(a)           Matters Relating to Group. Notwithstanding any contrary provision in this Agreement, the following actions relating to Group or the Group LLC Agreement shall not be undertaken or agreed to be undertaken by or on behalf of the Company, and no such action shall bind the Company, without the prior written affirmative vote of the Special Member, which vote shall be required as a condition for the Company agreeing to or undertaking the following:

(i)         A Company Sale (as defined in the Group LLC Agreement) pursuant to Section 12.3 of the Group LLC Agreement; but solely to the extent that the Company’s consent or agreement is required under the Group LLC Agreement for such Company Sale.

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(ii)        Any amendment, modification or waiver of the Group LLC Agreement that results in an amendment, modification or waiver of the following provisions of the Group LLC Agreement, but solely to the extent that the Company’s consent or agreement is required under the Group LLC Agreement for such modification or waiver:

(A)       The distribution provisions contained in Section 6.4 of the Group LLC Agreement;

(B)       The definitions of “Permitted Payment,” “Excess Cash,” “Permitted GLBR Senior Notes Payment,” and “Permitted Payment PIK Interest;”

(C)       Sections 3.6(d), 4.2, 4.3, 4.6, 4.7, 4.8, 4.9, 4.11, 12.1(a), 12.1(b), 12.1(c), 12.1(d), 12.1(e) and 12.2(a) of the Group LLC Agreement;

(D)       Any provision of the Group LLC Agreement which, if modified, amended or waived, would directly or indirectly diminish the right of the Company to appoint at all times 50% of the directors of Group; and

(E)       Any provision of the Group LLC Agreement (including by way of the creation of an incentive plan, program or arrangement (or awards thereunder) for the employees, officers or directors of Group or its Affiliates) which, if modified, amended or waived, would directly or indirectly diminish the Company’s Aggregate Class A Unit Percentage (as defined in the Group LLC Agreement on the date hereof) below 50.1% (including, without limitation, the Company’s consent rights under Section 5.1(a) of the Group LLC Agreement) or would materially impair the rights and powers of the Class A Units (as defined in the Group LLC Agreement) held by the Company.

Notwithstanding the foregoing, the Company shall be permitted to agree to amend the Group LLC Agreement without the vote or consent of the Special Member to provide for a management incentive benefit of up to 10% of the aggregate waterfall distributions referred to in Section 6.4(c) of the Group LLC Agreement solely to the extent that such amendment reflects the following conditions: (1) any distributions allocated to such employees, officers and directors will only be made upon a Company Sale (as defined in the Group LLC Agreement) pursuant to Section 6.4(c) of the Group LLC Agreement (as amended pursuant to this paragraph and subject to the limitations set forth in this paragraph); (2) in no circumstances shall the Company’s allocation of any distributions to be made pursuant to Section 6.4(c) of the Group LLC Agreement be less than 45.0%, 8.8% and 34.4% of the aggregate distributions to be made pursuant to Section 6.4(c)(i), Section 6.4(c)(ii) and Section 6.4(c)(iii), respectively, of the Group LLC Agreement; (3) in the event that the Company’s allocation of distributions to be made pursuant to Section 6.4(c) of the Group LLC Agreement is reduced as a result of such amendment (subject to the limitations set forth in this paragraph), the Maximum First Payout Amount (as defined in the Group LLC Agreement) will increase by $7.14 million for every 1 percentage point reduction in the Company’s allocation of such distributions (and such increase will be applied proportionately with respect to any fraction of a percentage point included in such reduction after taking into account (and applying such increase with respect to) each full percentage point included in such reduction); and (4) the minimum modifications to the Group LLC Agreement set forth on Exhibit A hereto (which shall not be considered exhaustive) shall be included in such amendment.

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(iii)       The Company providing its consent pursuant to, or waiving compliance with, any of Sections 5.1(a), 12.1(a), 12.1(b), 12.1(c), 12.1(d), or 12.1(e) of the Group LLC Agreement (including permitting any increases in the $50 million secured debt basket contemplated by Section 12.1(d)(i) and 12.1(d)(iii) of the Group LLC Agreement);

(iv)       Other than as set forth in Section 1.4 of the Restructuring Support Agreement and Section 6.8 of the Group LLC Agreement, the Company agreeing to any increases in the Leucadia Term Loan principal balance, with such consent not to be unreasonably withheld.

(v)       The Company agreeing to a dissolution of Group pursuant to Section 8.1 of the Group LLC Agreement or consenting to any amendment, modification or waiver of the Group LLC Agreement that would reasonably be expected to have an adverse effect on the Company’s rights as a Class A Member (as defined in the Group LLC Agreement), as the FXCM Holder (as defined in the Group LLC Agreement) or as a Lead Member Holder (as defined in the Group LLC Agreement); but solely to the extent that the Company’s consent or agreement is required under the Group LLC Agreement for such action.

The Managing Member shall provide reasonable advance notice to the Special Member of the Company’s intention to take any of the foregoing actions with respect to Group. For the avoidance of doubt, the cross-reference to the Group LLC Agreement contained in this Agreement shall be deemed to include any amended, supplemented or modified successor provision in the Group LLC Agreement.

(b)           Information Rights; Notices. The Managing Member shall keep the Special Member reasonably informed of all material facts that would be reasonably expected to enable the Special Member to exercise its rights pursuant to this Agreement and shall make itself and the Company’s books and records reasonably available to the Special Member for such purpose. The Managing Member shall promptly deliver to the Special Member copies of all information received by the Company, the Managing Member or the board of directors of the Managing Member from Group in connection with any matter relating to Group or its Subsidiaries that requires the consent or approval of the Company pursuant to the Group LLC Agreement and is a Noteholder Protection. For purposes of this Agreement, any notice to be provided to the Special Member shall be provided at the address specified by the Special Member and in the manner set forth in Section 9.5. The Company shall promptly provide to the Special Member any information obtained from Group pursuant to Section [14.16(b)] of the Group LLC Agreement.

(c)           Right to Consultation. The Special Member shall be included in any consultation with the Company pursuant to Section 6.4(j)(ii) of the Group LLC Agreement, and such consultation shall include access to projections and other non-priority materials in the possession of the Company relevant to a determination by the board of directors of Group with respect to distribution of Group Excess Cash.

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(d)           Designation and Appointment. The Special Member shall be designated by the Requisite Noteholders from time to time and shall exercise the Special Member’s rights and carry out the Special Member’s obligations expressly described in this Agreement, represent the interests of the Noteholders and otherwise benefit on behalf of the Noteholders from the Noteholder Protections under this Agreement. The Special Member, other than the Temporary Designated Member, as the case may be, shall not have authority to act in such capacity unless such designation has been confirmed in writing by the Requisite Noteholders. In the absence of a Special Member for any reason (e.g., resignation or incapacity), and after the Requisite Noteholders have had a reasonable opportunity to designate a replacement Special Member (including taking into account any time period for a consent solicitation), but in no event later than [45] days from the Requisite Noteholders’ receiving written notice from the Company of such absence, Global Brokerage, Inc., will have the right to designate an independent person (satisfying standards of independence under the New York Stock Exchange and Delaware state law including with respect to Leucadia and any affiliate of Global Brokerage, Inc.) to serve as the interim Special Member (the “Temporary Designated Member”) until such time, if any, as the Temporary Designated Member is replaced by a designee of the Requisite Noteholders; provided, however, that any Temporary Designated Member shall exercise the Special Member’s rights and carry out the Special Member’s obligations expressly described in this Agreement, represent only the interests of the Noteholders and otherwise benefit on behalf of the Noteholders from the other Noteholder Protections described in this Agreement. The initial Special Member is [____]. The Requisite Noteholders shall provide written notice to the Company of any change in the identity of the Person designated as the Special Member.

(e)           Resignation and Removal. The Special Member may resign as such at any time. Such resignation shall be made in writing and delivered to the Requisite Noteholders and, unless otherwise specified in such writing, shall take effect immediately. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. The Special Member designated by the Requisite Noteholders may be removed or replaced at any time, and for any reason, by the Requisite Noteholders with any such removal or replacement to take effect upon written confirmation of the Requisite Noteholders. The Temporary Designated Member shall resign immediately upon the designation of a Special Member by the Requisite Noteholders (and the Requisite Noteholders shall have the right to remove any Temporary Designated Member in such event).

(f)            Limitations on Liability.

(i)         No Personal Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, the Special Member shall not have any personal liability whatsoever in such Person’s capacity as a Special Member, whether to the Company, to any of the Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

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(ii)        No Duties; Disclaimer of Duties. Any duties (including fiduciary duties) of a Member, member, or a manager that would otherwise apply at law or in equity (including the duty of loyalty and the duty of care) are hereby waived and eliminated to the fullest extent permitted under Delaware law and any other applicable law with respect to the Special Member (in its capacity as such), the Special Member’s Affiliates and each of their respective employees, agents, directors, managers, partners, investors, representatives or officers (collectively, the “Noteholder Covered Persons”); provided, however, that the foregoing shall not eliminate (i) the obligations of the Special Member to act in compliance with the express terms of this Agreement and (ii) the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing (but subject to the proviso in the foregoing), when any Special Member gives or withholds its consent or approval or takes any other action under this Agreement, such Special Member shall have no duty (fiduciary or other), and no standard of care or other legal restriction shall impose any duty, to consider the interests of the Company, its Subsidiaries or the Members, and may act exclusively in the interests of the Noteholders as their designated representative.

(iii)       Exculpation. To the fullest extent permitted under the Act and applicable law, neither the Special Member nor any of the Noteholder Covered Persons will be liable to the Company or any Member (or any of their respective Affiliates, representatives, agents, managers, partners, investors, employees, officers or directors) for any loss or damage sustained by the Company or any Member by reason of any act or omission taken or omitted by the Special Member (acting in such capacity) in connection with this Agreement or the matters contemplated hereby, except to the extent of a final, non-appealable judgment from a court of competent jurisdiction that such Special Member committed a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(iv)       Other Claims. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2(f) shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse of the Company, any Member or any other Person may have against any Member, director or Officer for a breach of contract claim relating to this Agreement.

(v)        The Company and each of the Members hereby acknowledges that the Noteholder Covered Persons have certain rights to indemnification, advancement of expenses or insurance provided by the Noteholders or certain of their respective Affiliates or otherwise (collectively, the “Noteholder Covered Person Indemnitors”). The Company agrees, and the Members acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Company and a Noteholder Covered Person), (A) the Company is the indemnitor of first resort (i.e., its obligations to each Noteholder Covered Person are primary and any obligation of the Noteholder Covered Person Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Noteholder Covered Person are secondary) and (B) the Company shall be required to advance the full amount of expenses incurred by a Noteholder Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement without regard to any rights that a Noteholder Covered Person may have against the Noteholder Covered Person Indemnitors; and (ii) the Company irrevocably waives, relinquishes and releases the Noteholder Covered Person Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Noteholder Covered Person has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Noteholder Covered Person Indemnitors on behalf of any Noteholder Covered Person with respect to any claim for which a Noteholder Covered Person has sought indemnification from the Company shall affect the foregoing and that the Noteholder Covered Person Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Noteholder Covered Person against the Company. The Company and each Member agree that the Noteholder Covered Person Indemnitors are express third party beneficiaries of the terms of this Section 6.2(f)(iv).

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(vi)       The Company shall maintain at all times the Special Member as an insured on its directors’ and officers’ insurance policies.

Section 6.3         Officers.

(a)           Designation and Appointment. The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business, including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with such titles as and to the extent authorized by the Managing Member. Any number of offices may be held by the same Person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members.

(b)           Any Officers so designated shall have such authority and perform such duties as the Managing Member may from time to time delegate to them. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member. Designation of an Officer shall not of itself create any employment or, except as provided in Section 6.5, contractual rights.

(c)           Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. All employees, agents and Officers shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or Officer of the Company may be suspended or altered by the Managing Member from time to time, in each case in the sole discretion of the Managing Member.

(d)           Duties of Officers. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by officers of a Delaware corporation pursuant to the laws of the state of Delaware.

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Section 6.4     Liability of Members.

(a)          No Personal Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Except as otherwise required by the Act, each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b)          Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c)          Restriction or Elimination of Duties. To the extent that, at law or in equity, any Member or member (including without limitation, the Managing Member and the Special Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members and members (including without limitation, the Managing Member and the Special Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member or member (including without limitation, the Managing Member and the Special Member) otherwise existing at law, in equity or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members and members (including without limitation, the Managing Member and the Special Member) relating thereto. The Managing Member may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

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Section 6.5          Indemnification by the Company. Subject to the limitations and conditions provided in this Section 6.5, each Person (including, without limitation, the Special Member) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding-, by reason of the fact that he, she or it, or a Person of which he, she or it is the legal representative, is or was a Member or a member (including without limitation, the Managing Member and any Special Member) or an Officer or relating to the Company (each, an “Indemnified Person”), in each case, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Indemnified Person in connection with such Proceeding, appeal, inquiry or investigation, if such Indemnified Person acted in Good Faith or, in the case of the Special Member, such Indemnified Person did not commit a violation of the implied contractual covenant of good faith and fair dealing as determined by a final, non-appealable judgment from a court of competent jurisdiction. Reasonable expenses incurred by an Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 6.5 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.5 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.5 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 6.5 could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, no Indemnified Person shall be entitled to any indemnity or advancement of expenses in connection with any Proceeding brought (i) by such Indemnified Person against the Company (other than to enforce the rights of such Indemnified Person pursuant to this Section 6.5), any Member, Special Member or Officer, or (ii) by or in the right of the Company, without the prior written consent of the Managing Member.

Section 6.6          Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

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ARTICLE VII

WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS

Section 7.1          Member Withdrawal. No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement.

Section 7.2          Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 7.3          Dissolution.

(a)          Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the determination of the Managing Member, (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act or (iii) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by the Act. In the event of a dissolution pursuant to clause (i) of the immediately preceding sentence, the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 7.3(c) below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

(b)          Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member or if the Managing Member shall so determine, such Member or other liquidating trustee as shall be named by the Managing Member.

(c)          Priority. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this Section 7.3 to minimize any losses otherwise attendant upon such winding up. Upon dissolution of the Company, the assets of the Company shall be applied in the following manner and order of priority: (i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof; and (ii) the balance shall be distributed to the Members in accordance with their respective Units pro rata as to Units of each Class.

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(d)          Cancellation of Certificate. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

(e)          Return of Capital. The liquidators of the Company shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

(f)           Hart Scott Rodino. Notwithstanding any other provision in this Agreement, in the event the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is applicable to any Member by reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the distribution of any assets of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 7.4          Transfer by Members. No Member may Transfer or Pledge all or any portion of its Units or other interests or rights in the Company except to another Member or with the written consent of the Managing Member, which consent may be provided or withheld, or subject to conditions, in the sole discretion of the Managing Member; provided, however, that, subject to the provisions of Section 7.5(c) (other than the provisions of Section 7.5(c)(v) to the extent that such provisions relate to the delivery of legal and/or tax opinions), without the consent of the Managing Member, a Member may, at any time, Transfer any of such Member’s Units pursuant to the Exchange Agreement. In addition, to the extent that the Managing Member determines in Good Faith that a proposed Transfer would not violate Section 7.5(c) below, then the Managing Member will not unreasonably withhold its consent to a Transfer (i) in the case of any Member who is a natural Person, (A) upon the death of such Member pursuant to applicable laws of descent and distribution or (B) to or among such Person’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established solely for the benefit of (or the sole members or partners of which are) such Person, such Person’s spouse and/or descendants, or (ii) to and among wholly owned Subsidiaries of any Member, provided, however, that if any such wholly owned Subsidiary will subsequently cease to be wholly owned by such Member, the Units so Transferred must first be Transferred back to the original Member or another permitted Transferee of such original Member. For the avoidance of doubt, it shall not be unreasonable for the Managing Member to impose reasonable restrictions on the number of Persons to whom a Member may make Transfers pursuant to clauses (i) and (ii) of the preceding sentence, which restrictions need not be uniform among holders of interests in the Company. Any purported Transfer or Pledge of all or a portion of a Member’s Units or other interests in the Company not complying with this Section 7.4 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that Transfer or Pledge or to deal with the Person to which the Transfer or Pledge purportedly was made. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall restrict or prohibit (a) a Pledge by the Managing Member of its Units pursuant to the Notes Documents or (b) a Transfer of all or any portion of the Managing Member’s Units as a result of an exercise of remedies under the terms of the Notes Documents. Any such Pledge or Transfer shall not be required to comply with any provision of Section 7.4 or Section 7.5 (other than Section 7.5(b)).

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Section 7.5          Admission or Substitution of New Members.

(a)          Admission. Without the consent of any other Person, the Managing Member shall have the right to admit as a Substituted Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or an Assignee or from the Company. Concurrently with the admission of a Substituted Member or an Additional Member, the Managing Member shall forthwith (i) amend the Schedule of Members to reflect the name and address of such Substituted Member or Additional Member and to eliminate or modify, as applicable, the name and address of the Transferring Member with regard to the Transferred Units and (ii) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a Substituted Member in place of the Transferring Member, or the admission of an Additional Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Substituted Member or Additional Member; provided that such expenses shall not be payable with respect to a Substituted Member or Additional Member that is or is to become an employee of the Company or any of its Subsidiaries, where the issuance or Transfer of an interest in the Company to such Person is in connection with their provision of services to the Company or any of its Subsidiaries.

(b)          Conditions and Limitations. The admission of any Person as a Substituted Member or an Additional Member shall be conditioned upon (i) such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (A) execution and delivery of a counterpart signature page to this Agreement countersigned by the Managing Member on behalf of the Company or (B) any other writing evidencing the intent of such Person to become a Substituted Member or an Additional Member and such writing is accepted by the Managing Member on behalf of the Company.

(c)          Prohibited Transfers. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit or other interest in the Company be made by any Member or Assignee if:

(i)          such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit or other interest in the Company;

(ii)         such Transfer would pose a material risk that the Company would be a “publicly traded partnership” as defined in Section 7704 of the Code;

(iii)        such Transfer would require the registration of such transferred Unit or other interest in the Company or of any Class of Unit or other interest in the Company pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Securities Exchange Act of 1934, as amended) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

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(iv)        such Transfer would cause any portion of the assets of the Company to become “plan assets” of any “benefit plan investor” within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended from time to time; or

(v)         to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall determine that interests in the Company do not meet the requirements of Treasury Regulation section 1.7704-1(h), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may determine to be necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Any Transfer in violation of Section 7.4 or this Section 7.5(c) shall be null and void ab initio and of no effect.

(d)          Effect of Transfer to Substituted Member. Following the Transfer of any Unit or other interest in the Company that is permitted under Sections 7.4 and 7.5, the Transferee of such Unit or other interest in the Company shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Unit or other interest in the Company, shall succeed to the Capital Account balance associated with such Unit or other interest in the Company, shall receive allocations and distributions under Article IV and Article V in respect of such Unit or other interest in the Company and, if admitted as such in accordance with Section 7.5, otherwise shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit or other interest in the Company.

(e)          Notwithstanding anything to the contrary in this Agreement, the Special Member Interest shall be non-Transferrable except to another Special Member. The Special Member Interest shall be deemed to be Transferred by a Special Member to its successor Special Member upon the designation of such successor Special Member in accordance with Section 6.2 and such successor Special Member shall automatically be admitted as member of the Company. Any such Transfer shall not be required to comply with any other provision of Section 7.4 or Section 7.5 (other than Section 7.5(b)).

Section 7.6          Additional Requirements. Notwithstanding any contrary provision in this Agreement, for the avoidance of doubt, the Managing Member may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any interests in the Company that are outstanding as of the date of this Agreement or are created hereafter, with the written consent of the holder of such interests in the Company. Such requirements, provisions and restrictions need not be uniform among holders of interests in the Company and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the interests in the Company owned by any one or more Members or Assignees at any time and from time to time, and such actions or omissions by the Managing Member shall not constitute the breach of this Agreement or of any duty hereunder or otherwise existing at law, in equity or otherwise.

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Section 7.7          Mandatory Exchange. The Managing Member may, with the consent of those Members (other than the Managing Member) holding not less than 75% of the Holdings Units (as such term is defined in the Exchange Agreement) (excluding any Holdings Units held by the Managing Member) require all Members holding Holdings Units to exchange all such units held by them pursuant to the Exchange Agreement.

ARTICLE VIII

BOOKS AND RECORDS; FINANCIAL STATEMENTS AND OTHER INFORMATION; TAX MATTERS

Section 8.1          Books and Records. The Company shall keep at its principal executive office (i) correct and complete books and records of account (which, in the case of financial records, shall be kept in accordance with GAAP), (ii) minutes of the proceedings of meetings of the Members, (iii) a current list of the directors and officers of the Company and its Subsidiaries and their respective residence addresses, and (iv) a record containing the names and addresses of all Members, the total number of Units held by each Member, and the dates when they respectively became the owners of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. Except as expressly set forth in this Agreement, notwithstanding the rights set forth in Section 18-305 of the Act, no Member shall have the right to obtain information from the Company.

Section 8.2          Information.

(a)          The Members shall be supplied with all other Company information necessary to enable each Member to prepare its federal, state, and local income tax returns.

(b)          All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes under this Agreement shall be made by the Managing Member and shall be conclusive and binding on all Members, their Successors in Interest and any other Person who is a party to or otherwise bound by this Agreement, and to the fullest extent permitted by law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 8.3          Fiscal Year. The Fiscal Year of the Company shall be the calendar year ending on December 31, unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 706 of the Code.

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Section 8.4     Certain Tax Matters.

(a)          Preparation of Returns. The Managing Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States of America, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Except as specifically provided otherwise in this Agreement, the Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. As promptly as practicable after the end of each Fiscal Year, the Managing Member shall cause the Company to provide to each Member a Schedule K-1 for such Fiscal Year. Additionally, the Managing Member shall cause the Company to provide to each Member, to the extent commercially reasonable and available to the Company without undue cost, any information reasonably required by the Member to prepare, or in connection with an audit of, such Member’s income tax returns.

(b)          Consistent Treatment. Each Member agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

(c)          Duties of the Tax Matters Member. In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, in each case for any taxable year of the Company ending on or before December 31, 2017, (A) the Managing Member shall direct the Tax Matters Member to act for, and such action shall be final and binding upon, the Company and all Members except to the extent a Member shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Tax Matters Member in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company, (C) no Member shall have the right to (1) participate in the audit of any Company tax return, (2) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Code Section 6231(a)(4) or which cease to be partnership items under Code Section 6231(b)) reflected on any tax return of the Company, (3) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (4) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member and (D) the Tax Matters Member shall keep the Members reasonably apprised of the status of any such proceeding. Notwithstanding the previous sentence, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a District Court or the Court of Claims and the IRS has elected to assess income tax against a Member with respect to that final partnership administrative adjustment (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Member shall be permitted to file a claim for refund within such period of time as to avoid application of any statute of limitations which would otherwise prevent the Member from having any claim based on the final outcome of that review.

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(d)          Tax Matters Member. The Company and each Member hereby designate the Managing Member as the “tax matters partner” for purposes of Code Section 6231(a)(7) (the “Tax Matters Member”).

(e)          Partnership Representative. For all taxable years beginning on or after January 1, 2018, the Managing Member (or any other Person designated by the Managing Member) shall be designated as the “partnership representative” (the “Partnership Representative”), as defined in Code Section 6223 (as in effect following the effective date of its amendment by Section 1101 of H.R. 1314, the “Bipartisan Budget Act of 2015”) and the Company and the Members shall complete any necessary actions (including executing any required certificates or other documents) to effect such designation. The Company shall pay and be responsible for all third-party costs incurred by the Partnership Representative in performing its duties and any costs and expenses incurred by the Partnership Representative in connection with any audit of a Company income tax return. The Partnership Representative shall make, if available, the election described in Code Section 6226(a)(1) (as in effect following the effective date of its amendment by Section 1101 of the Bipartisan Budget Act of 2015). If the Company becomes liable for any taxes, interest or penalties under Code Section 6225 (as in effect following the effective date of its amendment by Section 1101 of the Bipartisan Budget Act of 2015), (i) each Person that was a Member of the Company for the taxable year to which such liability relates shall indemnify, defend and hold harmless the Company for such Person’s allocable share of the amount of such tax liability, including any interest and penalties associated therewith, (ii) the Company may cause the Members (including any former Member) to whom such liability relates to pay, and each such Member hereby agrees to pay, such amount to the Company, and such amount shall not be treated as a Capital Contribution, and (iii) without limiting a Member’s (or former Member’s) obligations under this Section 8.4(e), any amount paid by the Company that is attributable to a Member and that is not paid by such Member pursuant to clause (ii) above, shall be subject to the provisions of Section 4.5. The provisions contained in this Section 8.4(e) shall survive the dissolution of the Company and the withdrawal of any Member or the assignment of any Member’s interest in the Company.

(f)           Certain Filings. Upon the Transfer of an interest in the Company (within the meaning of the Code), a sale of Company assets or a liquidation of the Company, the Members shall provide the Managing Member with information and shall make tax filings as reasonably requested by the Managing Member and required under applicable law.

(g)          Section 754 Election. The Managing Member shall cause the Company to make and to maintain and keep in effect at all times, in accordance with Sections 734, 743 and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, an election to adjust basis in the event (i) any Class A Unit is Transferred in accordance with this Agreement or the Exchange Agreement or (ii) any Company property is distributed to any Member.

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ARTICLE IX
MISCELLANEOUS

Section 9.1          Separate Agreements; Schedules. The Managing Member may, or may cause the Company to, without the approval of any other Member or other Person, enter into separate agreements with individual Members with respect to any matter, which have the effect of establishing rights for such individual Members under this Agreement or any subscription agreement, or altering, supplementing or amending the terms of this Agreement or any such subscription agreement applicable to such individual Members; provided, however, that except as permitted pursuant to Section 9.4, neither the Company nor the Managing Member will enter into any such separate agreement that substantively adversely affects the rights of another Member not a party thereto. The Managing Member may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 9.2          Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Section 9.3          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof). Notwithstanding the foregoing, the Noteholders and the Noteholder Covered Persons are third-party beneficiaries of the rights of the Special Member and the other Noteholder Covered Persons (as applicable) expressly set forth in this Agreement including, without limitation, Section 6.2, Section 6.5, and the final two sentences of Section 7.4 (collectively, the “Noteholder Protections”) and will have the right to directly enforce their respective rights under the Noteholder Protections.

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Section 9.4          Amendments and Waivers. This Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion without the approval of any other Member or other Person; provided that except as otherwise provided herein (including, without limitation, in Section 3.2(a)), no amendment may materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units), provided further, however, that notwithstanding the foregoing, the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Managing Member determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Units or other Equity Securities in the Company or other Company securities in accordance with this Agreement; (1) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (2) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (3) any amendment, supplement, waiver or modification that the Managing Member determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; or (4) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company, including a change in the dates on which distributions are to be made by the Company; provided further, that the books and records of the Company shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member, the adjustment of the Units or other interests in the Company resulting from any issuance, Transfer or other disposition of Units or other interests in the Company, in each case that is made in accordance with the provisions hereof. If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Members. Notwithstanding the foregoing, no amendments, modifications, supplements or waivers (including by operation of law) with respect to the Noteholder Protections, to which the Noteholders are expressly made third-party beneficiaries pursuant to Section 9.3, will be permitted in a manner materially adverse to the Noteholders without the prior written consent of the Special Member. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

The Managing Member may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(1) (or any similar provision) under which the fair market value of a partnership interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

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No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.5          Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at such Member’s address or facsimile number shown in the Company’s books and records, or, if given to the Company, at the following address:

Global Brokerage Holdings, LLC

55 Water Street

50th Floor

New York, New York 10041

Attention: Chief Financial Officer

with a copy (which shall not constitute notice to the Company) to:

King & Spalding LLP

1180 Peachtree Street NE
Atlanta, Georgia 30309

Attention: Keith Townsend

Facsimile: (404) 572-5131

Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when sent by facsimile to the recipient (with confirmation of receipt), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three Business Days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.6          Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 9.7          Power of Attorney. Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful representative and attorney in fact, in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the death, disability, incapacity, bankruptcy or dissolution of such Member. No power of attorney granted in this Agreement shall revoke any previously granted power of attorney.

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Section 9.8          Entire Agreement. This Agreement, the Exchange Agreement, the Tax Receivable Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Original Agreement, the First Amended and Restated Agreement, the Second Amended and Restated Agreement and the Third Amended and Restated Agreement.

Section 9.9          Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 9.10        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.11        Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured or unsecured creditor in accordance with applicable law.

Section 9.12        Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 9.13        Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

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Section 9.14          Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Limited Liability Company Agreement.

MANAGING MEMBER

GLOBAL BROKERAGE, INC.

By:
Name: David S. Sassoon Title: Secretary and General Counsel

OTHER MEMBERS

Each Other Member set forth on Annex A hereto

By: Global Brokerage Inc., exercising power of attorney

By:
Name: David S. Sassoon Title: Secretary and General Counsel

SPECIAL MEMBER

By:
Name: [ ]
Address: [ ]

[Signature Page - Amended and Restated LLC Agreement]

Annex A

William Ahdout

EY Siblings Trust

EY Family Trust

Eric Legoff

Dror Niv

David K Sakhai

WA Family Share

Eduard Yusupov

Exhibit A

Minimum Modifications to Group LLC Agreement

1.	The following definitions shall be added to the Group LLC Agreement:

a.	“Management Allocation” means the allocation of [•<10.00]% of the aggregate Distributions to be made pursuant to Section 6.4(c) to employees, officers, or directors of Group in connection with a Company Sale made in accordance with this Agreement.

b.	“Management Allocation Increase” means an increase in the Maximum First Payout Amount resulting from the Management Allocation, which increase shall be in an amount equal to $7.14 million for every 1 percentage point reduction of Holdco’s allocation of distributable amounts under Section 6.4(c) (and such increase will be applied proportionately with respect to any fraction of a percentage point included in such reduction after taking into account (and applying such increase with respect to) each full percentage point included in such reduction).

2.	The definition of “Permitted GLBR Senior Notes Payment” shall be replaced in its entirety with:

a.	“Permitted GLBR Senior Notes Payment” means any Restricted Payment by Group and its Subsidiaries to Holdco or GLBR made prior to the date the aggregate amount received by Members pursuant to Section 6.4 plus the amount of Tax Distributions to Members pursuant to Section 6.4 totals less than $350,000,000 plus the Permitted Payment PIK Interest Amount, if any, and the Management Allocation Increase, so long as such Restricted Payments are used to pay amounts payable under the GLBR Senior Notes

3.	Section 6.4(a)(i) shall be replaced in its entirety with:

a.	Until the aggregate amount distributed pursuant to this Section 6.4(a)(i) and Sections 6.4(b)(i) and 6.4(c)(i), as applicable, equals the sum of $350,000,000 and the Permitted Payment PIK Interest Amount, if any, and the Management Allocation Increase (the “Maximum First Payment Amount”):

Exhibit C

Intercreditor Agreement

INTERCREDITOR AGREEMENT

dated as of

[_________], 2018

between

LEUCADIA NATIONAL CORPORATION,

as Senior Priority Agent

and

[U.S. BANK],

as Junior Priority Agent

Section 1.	Definitions	2
1.2	Terms Generally	12

Section 2.	Priorities of Liens and other Obligations.	13
2.1	Subordination of Liens	13
2.2	Prohibition on Contesting Liens	13
2.3	No New Liens	14
2.4	Perfection of Liens	14
2.5	Nature of Obligations	15
2.6	Subordination of Holdings’ Junior Priority Obligations	15

Section 3.	Enforcement.	16
3.1	Exercise of Remedies	16
3.2	Cooperation	18

Section 4.	Payments.	18
4.1	Application of Proceeds	18
4.2	Payments Over	19
4.3	Payment Restrictions on Junior Priority Obligations	19

Section 5.	Other Agreements.	20
5.1	Releases	20
5.2	Insurance	21
5.3	Amendments to Junior Priority Collateral Documents	21
5.4	Rights As Unsecured Creditors	22
5.5	Senior Priority Agent as Gratuitous Bailee for Perfection	22
5.6	Junior Priority Designated Agent as Gratuitous Bailee for Perfection	24
5.7	Refinancings; New Agents	25

Section 6.	Insolvency or Liquidation Proceedings.	26
6.1	Financing Issues	26
6.2	Collateral Dispositions	26
6.3	Relief from the Automatic Stay	26
6.4	Adequate Protection	27
6.5	Preference and Avoidance Issues	27
6.6	Filing of Motions	28
6.7	Post-Petition Interest	28
6.8	Application	28
6.9	Waivers	28
6.10	Separate Grants of Security and Separate Classification	29
6.11	No Waiver	29

Section 7.	Reliance; Waivers; etc.	29
7.1	Reliance	29
7.2	No Warranties or Liability	30
7.3	Obligations Unconditional	30

i

Section 8.	Miscellaneous.	31
8.1	Conflicts	31
8.2	Continuing Nature of this Agreement; Survival; Severability	31
8.3	Amendments; Waivers	31
8.4	Information Concerning Financial Condition of GLBR, the Company and the Subsidiaries	32
8.5	Subrogation	32
8.6	Application of Payments	32
8.7	Notices	33
8.8	Further Assurances	33
8.9	Governing Law; Jurisdiction; Etc	33
8.10	Waiver of Jury Trial	34
8.11	Specific Performance	35
8.12	Headings	35
8.13	Counterparts	35
8.14	Authorization	35
8.15	No Third Party Beneficiaries; Successors and Assigns	36
8.16	Effectiveness	36
8.17	Senior Priority Agents and Junior Priority Agents	36
8.18	Relative Rights	36
8.19	References	37
8.20	Additional Intercreditor Agreements	37
8.21	Additional Grantors	37

ii

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT dated as of [_____], 2018, among LEUCADIA NATIONAL CORPORATION (“Leucadia”), as the Senior Priority Agent, [U.S. BANK], as the Junior Priority Agent, and acknowledged by GLOBAL BROKERAGE HOLDINGS, LLC (f/k/a FXCM Holdings, LLC), a Delaware limited liability company (the “Company” or “Holdings”), FXCM Group, LLC, a Delaware limited liability company (“FXCM Group”), the respective Subsidiaries of the Company or FXCM Group party to the Existing Credit Agreement (as defined below) on the date hereof, the Additional Grantors described herein, and GLOBAL BROKERAGE, INC., a Delaware corporation (“GLBR”).

WHEREAS, the Company, FXCM Group, certain of their respective Subsidiaries, Leucadia, as the administrative agent, and the lenders party thereto from time to time have entered into the Existing Credit Agreement described in Section 1 hereof, pursuant to which the Company and the other borrowers named therein have borrowed and may hereafter borrow loans and other advances for the purposes set forth therein;

WHEREAS, GLBR, the Company, and [U.S. Bank], as trustee and collateral agent, are party to the Existing Junior Priority Indenture described in Section 1 hereof, pursuant to which the notes of GLBR called the “7.00% Secured PIK Toggle Notes Due 202[_]” are governed;

WHEREAS, the Company has granted to the Senior Priority Agent security interests in the Collateral as security for payment and performance of the Senior Priority Obligations and, pursuant to the Senior Priority Documents, the Senior Priority Agent has agreed to hold and administer the Liens granted pursuant to the Senior Priority Documents for the benefit of the Senior Secured Parties; and

WHEREAS, the Company has granted to the Junior Priority Agent security interests in the Collateral as security for payment and performance of the Junior Priority Obligations and, pursuant to the Junior Priority Documents, the Junior Priority Agent has agreed to hold and administer the Liens granted pursuant to the Junior Priority Documents for the benefit of the Junior Priority Secured Parties;

WHEREAS, the parties hereto wish to set forth herein their agreement regarding, among other things, the priority of Liens granted by the Company under the Senior Priority Documents and the Junior Priority Documents, other agreements regarding the Collateral and related matters;

1

Accordingly, in consideration of the foregoing, the mutual agreements and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Senior Priority Agent (for itself and on behalf of the Senior Secured Parties) and the Junior Priority Agent (for itself and on behalf of the Junior Priority Secured Parties), intending to be legally bound, hereby agree as follows:

Section 1.          Definitions.

(a)       Terms Defined in UCC. As used herein, each of the following terms shall have the meaning specified in the UCC: Deposit Account and Securities Account.

(b)       Additional Definitions. Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement have the following meanings:

“Additional Grantor” has the meaning set forth in Section 8.21.

“Agreement” shall mean this Intercreditor Agreement, as amended, amended and restated, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.

“Collateral” shall mean, collectively, all Junior Priority Collateral and all Senior Priority Collateral.

“Common Collateral” shall mean all of the Company’s rights, title and interest in, to or under any assets, whether real, personal or mixed, whether now existing or hereafter acquired, now or at any time hereafter constituting (or required to constitute) both Senior Priority Collateral and Junior Priority Collateral.

“Company” shall have the meaning set forth in the preamble.

“Comparable Junior Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any Senior Priority Collateral Document, those Junior Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Copyright License” shall mean any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue with respect to any Copyright (whether such Grantor is licensee or licensor thereunder).

2

“Copyrights” shall mean all United States, and foreign copyrights (including community designs), including but not limited to copyrights in software and all rights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered and whether or not the underlying works of authorship have been published, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, (ii) all extensions and renewals thereof, (iii) all rights to sue or otherwise recover for past, present and future infringements thereof, and (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Deposit Account Collateral” shall mean that part of the Common Collateral comprised of or contained in Deposit Accounts or Securities Accounts.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“Discharge of Senior Priority Obligations” shall mean, subject to Sections 5.7 and 6.5, (i) the termination of all commitments to extend credit under the Senior Priority Documents and (ii) the payment in full in cash of the Senior Priority Obligations (in each case excluding contingent indemnity obligations in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made and no notice for indemnification has been issued by the indemnitee at such time) or, with respect to any Senior Hedging Obligations and/or Senior Cash Management Obligations secured by any Senior Priority Collateral Documents or in respect of which the Company is an obligor or guarantor, such Senior Hedging Obligations and Senior Cash Management Obligations (x) have been paid in full in cash, (y) have been cash collateralized on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) are no longer secured by the Common Collateral pursuant to the terms of the applicable Senior Priority Collateral Documents and the Company is not an obligor or guarantor thereof.

“Distribution” means, with respect to any indebtedness, obligation or security, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person or (c) the granting of any Lien to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property of any Person.

“Dollars” or “$” shall mean the lawful currency of the United States.

“Excluded Property” shall mean any of the Company’s rights, title and interest in, to or under any assets, whether real, personal or mixed, whether now existing or hereafter acquired, that do not constitute Common Collateral now or at any time hereafter.

“Existing Junior Priority Indenture” shall mean the Indenture dated as of the date hereof among GLBR, the Company and [U.S. Bank], as trustee and collateral agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of this Agreement.

3

“Existing Senior Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of the date hereof among the Company and FXCM Group, as borrowers, certain of their respective Subsidiaries, as guarantors, the lenders party thereto, and Leucadia, as administrative agent, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” shall mean the Company, FXCM Group and each of their respective Subsidiaries that has executed and delivered a Junior Priority Collateral Document or a Senior Priority Collateral Document.

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the Junior Priority Indenture or the Senior Credit Agreements as in effect at any time.

“Insolvency or Liquidation Proceeding” shall mean, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to such Person, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person or (e) any other event, proceeding or occurrence of the type described in Section 8.01(f) or 8.01(g) of the Senior Credit Agreement. Unless otherwise expressly noted herein, the term “Insolvency or Liquidation Proceeding” means an Insolvency or Liquidation Proceeding with respect to a Grantor.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses, and all rights to sue or otherwise recover for past, present and future infringement, misappropriation, dilution or other impairment or violation thereof, including all rights to receive all Proceeds therefrom, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

4

“Junior Priority Agents” shall mean (i) [U.S. Bank], in its capacity as trustee and collateral agent for the Junior Priority Secured Parties under the Existing Junior Priority Indenture and the other Junior Priority Documents entered into pursuant thereto, (ii) the administrative agent, collateral agent, trustee and/or collateral trustee, as applicable, under any Junior Priority Documents as may be entered into pursuant to any Refinancing of the foregoing permitted hereunder (or such other Person designated in such Senior Priority Documents as administrative agent, collateral agent, trustee and/or collateral trustee for purposes of this Agreement), and (iii) with respect to each of (i) and (ii), its successors and permitted assigns.

“Junior Priority Collateral Documents” shall mean the Junior Priority Security

Agreement and any other agreement, document or instrument pursuant to which a Lien is now or hereafter granted (or purported to be granted) to secure any Junior Priority Obligations or under which rights or remedies with respect to any such Liens at any time are governed.

“Junior Priority Collateral” shall mean each Grantor’s rights, title and interest in, to or under any assets, whether real, personal or mixed, with respect to which a Lien is now or hereafter granted (or purported or required to be granted) as security for any Junior Priority Obligations.

“Junior Priority Designated Agent” shall mean such agent or trustee as is designated “Junior Priority Designated Agent” by Junior Priority Secured Parties holding a majority in principal amount of the Junior Priority Obligations then outstanding; it being understood that as of the date of this agreement, the Junior Priority Agent referred to in clause (i) of the definition thereof shall be so designated Junior Priority Designated Agent.

“Junior Priority Documents” shall mean (a) the Junior Priority Indenture, the Junior Priority Notes, the Junior Priority Collateral Documents and the other Note Documents (as defined in the Existing Junior Priority Indenture, or any equivalent term under any future Junior Priority Indenture entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Junior Priority Indenture (or then existing extensions, replacements, Refinancings or refundings thereof)), and (b) and each of the other agreements, documents and instruments providing for, evidencing or securing any Junior Priority Obligation, and any other document or instrument executed or delivered at any time in connection with any Junior Priority Obligations under the Junior Priority Indenture, the Junior Priority Notes and the other Note Documents (as defined in the Existing Junior Priority Indenture, or any equivalent term under any future Junior Priority Indenture entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Junior Priority Indenture (or then existing extensions, replacements, Refinancings or refundings thereof)), including any intercreditor or joinder agreement among holders of Junior Priority Obligations, in each case to the extent such are effective at the relevant time and as each may be amended, supplemented, modified or Refinanced from time to time in accordance with the provisions of this Agreement.

“Junior Priority Indenture” shall mean the collective reference to (a) the Existing Junior Priority Indenture, (b) a supplemental indenture thereto and (c) any other note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation incurred or provided to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Junior Priority Indenture or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a Junior Priority Indenture hereunder. Any reference to the Junior Priority Indenture hereunder shall be deemed a reference to any Junior Priority Indenture then extant.

5

“Junior Priority Lien” shall mean any Lien on any assets of the Company or any other Grantor securing any Junior Priority Obligations.

“Junior Priority Notes” shall mean (a) the initial $[insert amount equal to $172,500,000.00 plus the amount of accrued but unpaid interest on the Existing Notes as of the Petition Date (each as defined in the Plan of Reorganization)] in aggregate principal amount of the notes of GLBR called the “7.00% Secured PIK Toggle Notes Due 202[_]”, issued on the date hereof pursuant to the Existing Junior Priority Indenture, and (b) any additional issuances of notes under the Junior Priority Indenture by GLBR, including, in each case, any PIK Interest Notes (as defined in the Existing Junior Priority Indenture, or such other defined term in any other Junior Priority Indenture relating to such notes providing for the issuance of additional notes thereunder as payment of accrued interest) or increase in principal amount of such notes, in either case, as payment of PIK Interest (as defined in the Existing Junior Priority Indenture, or such other defined term in any other Junior Priority Indenture relating to such notes providing for payment in kind interest) in respect of any of the foregoing issuances of notes.

“Junior Priority Obligations” shall mean (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all Notes Obligations (as defined in the Junior Priority Indenture, or any equivalent term under any future Junior Priority Indenture entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Junior Priority Indenture (or then existing extensions, replacements, Refinancings or refundings thereof)), and (ii) all guarantee obligations, indemnities, fees, expenses, other debts, obligations, costs, expenses, liabilities and other Obligations of any kind owing by Grantors pursuant to the Junior Priority Documents (including without limitation any Post-Petition Interest), in any such case, whether now existing or hereafter arising, whether evidenced by a note or other writing whether allowed or allowable in any Insolvency or Liquidation Proceeding, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several. To the extent any payment with respect to any Junior Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Senior Secured Parties and the Junior Priority Secured Parties be deemed to be reinstated and outstanding as if such payment had not occurred.

“Junior Priority Secured Parties” shall mean the Junior Priority Agents, all other Persons holding the Junior Priority Obligations and all other “Secured Parties” (or any equivalent term referring to the holder of a secured claim under any future Junior Priority Indenture entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Junior Priority Indenture (or then existing extensions, replacements, Refinancings or refundings thereof)) as defined in the Junior Priority Indenture.

“Junior Priority Security Agreement” shall mean the [Second Lien Security Agreement], dated as of the date hereof, between the Company and the Junior Priority Agent in respect of the Junior Priority Indenture.

6

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Maximum Senior Priority Amount” shall mean, on any date of determination, a principal amount not to exceed the sum of (a) all outstanding amounts under the Existing Senior Credit Agreement on the date hereof (which, for the avoidance of doubt, cannot be redrawn once repaid or prepaid, other than payments and prepayments as a result of a Refinancing thereof not prohibited hereby with an equal amount of Senior Priority Obligations under a Senior Credit Agreement pursuant to clause (b) of the definition thereof), plus (b) the amount of all other Loans (as defined in the Existing Senior Credit Agreement) made from time to time on or after the date hereof pursuant to the Existing Senior Credit Agreement (as in effect on the date hereof), plus (c) additional Indebtedness (if any) under the Senior Credit Agreement incurred after the date hereof that the Special Member (as defined in the Existing Junior Priority Indenture) has consented to prior to the incurrence thereof pursuant to Section 4.10(b) of the Existing Junior Priority Indenture, plus (d) any payment-in-kind interest at any time outstanding constituting Senior Priority Obligations, plus (e) in the case of any Refinancing of any Senior Priority Obligations, an additional amount sufficient to pay accrued interest thereon and the amount of all fees and expenses, including premiums, incurred in connection therewith.

“New Junior Priority Agent” shall have the meaning set forth in Section 5.7.

“New Senior Priority Agent” shall have the meaning set forth in Section 5.7.

“Obligations” shall mean, with respect to any Indebtedness, any and all obligations, whether now owing or hereafter arising, with respect to the payment of (a) any principal of or interest (including without limitation any Post-Petition Interest) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit or letter of credit guaranty, (b) any fees, indemnification obligations, expense reimbursement obligations or other liabilities payable under the documentation governing such Indebtedness, (c) any obligation to post cash collateral in respect of letters of credit or letter of credit guaranties and any other obligations and (d) with respect to any Indebtedness constituting Senior Priority Obligations, any Senior Hedging Obligations or any Senior Cash Management Obligations owing to any of the Senior Secured Parties holding such Senior Priority Obligations or any affiliates thereof.

“Patent License” shall mean all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue with respect to any Patent (whether such Grantor is licensee or licensor thereunder).

7

“Patents” shall mean all United States and foreign patents and certificates of invention, inventions or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application, (ii) all reissues, divisions, continuations, continuations in part, extensions, renewals, and reexaminations thereof, (iii) all improvements thereto, (iv) all rights to sue or otherwise recover for past, present and future infringements thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Payment” has the meaning assigned to such term in the Existing Junior Priority Indenture, or such other comparable defined term in any other Junior Priority Indenture relating to such notes providing for payment in kind interest.

“Pledged Collateral” shall mean the Common Collateral in the possession or under the control of a Senior Priority Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the UCC.

“Post-Petition Interest” shall mean any interest, fees, costs, expenses or other charges or entitlement with respect to any of the foregoing that accrues after the commencement of any Insolvency or Liquidation Proceeding (or would accrue but for the commencement of a Insolvency or Liquidation Proceeding), whether or not allowed or allowable under the Bankruptcy Code or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall mean all “proceeds” (as defined in Section 9 102 of the UCC) and including, in any event, all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Common Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Common Collateral, and any condemnation or requisition payments with respect to any Common Collateral.

“Recovery” shall have the meaning set forth in Section 6.5.

“Refinance” shall mean, in respect of any indebtedness or other obligation or any commitment to extend credit (and the documents governing such indebtedness or other obligation or commitment), to refinance, extend, renew, defease, amend, restate, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness or commit to extend credit, in exchange or replacement for, such indebtedness, other obligation or commitment to extend credit, in each case, in whole or in part, and/or with the same or different lenders, agents, arrangers, holders or other secured parties and including any increase in the principal amount of the loans and commitments provided thereunder. “Refinanced” and “Refinancing” shall have correlative meanings.

8

“Required Lenders” shall mean, with respect to any Senior Credit Agreement, those lenders or administrative agents or collateral agents the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from such Senior Credit Agreement (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of such Senior Credit Agreement).

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Company or any direct or indirect member thereof that governs the management of the Company pursuant to the organizational documents of the Company.

“Secured Parties” shall mean the Senior Secured Parties and the Junior Priority Secured Parties.

“Senior Cash Management Obligations” shall mean any obligations under a “Secured Cash Management Agreement” (as defined in the Senior Credit Agreement, or any equivalent term under any future Senior Credit Agreement entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement (or then existing extensions, replacements, Refinancings or refundings thereof)) that are owed to an “Cash Management Bank” (as defined in the Senior Credit Agreement, or any equivalent term under any future Senior Credit Agreement entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement (or then existing extensions, replacements, Refinancings or refundings thereof)).

“Senior Credit Agreements” shall mean the collective reference to (a) the Existing Senior Credit Agreement; and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation incurred or provided to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement or any other agreement or instrument referred to in this clause (b), unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Credit Agreement hereunder. Any reference to the Senior Credit Agreement hereunder shall be deemed a reference to any Senior Credit Agreement then extant.

“Senior Hedging Obligations” shall mean any obligations pursuant to a “Secured Hedge Agreement” (as defined in the Senior Credit Agreement, or any equivalent term under any future Senior Credit Agreement entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement (or then existing extensions, replacements, Refinancings or refundings thereof)) that are owed to a “Hedge Bank” (as defined in the Senior Credit Agreement, or any equivalent term under any future Senior Credit Agreement entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement (or then existing extensions, replacements, Refinancings or refundings thereof)).

9

“Senior Priority Agents” shall mean (i) Leucadia, in its capacity as administrative agent for the lenders and the other Senior Secured Parties under the Existing Senior Credit Agreement and the other Senior Priority Documents entered into pursuant thereto, (ii) the administrative agent, collateral agent, trustee and/or collateral trustee, as applicable, under any Senior Priority Documents as may be entered into pursuant to any Refinancing of the foregoing permitted hereunder (or such other Person designated in such Senior Priority Documents as administrative agent, collateral agent, trustee and/or collateral trustee, as applicable, for purposes of this Agreement), and (iii) with respect to each of (i) and (ii), its successors and permitted assigns.

“Senior Priority Collateral Documents” shall mean any agreement, document or instrument pursuant to which a Lien is now or hereafter granted (or purported to be granted) to secure any Senior Priority Obligations or under which rights or remedies with respect to any such Liens are at any time governed.

“Senior Priority Collateral” shall mean all each Grantor’s rights, title and interest in, to or under any assets, whether real, personal or mixed, with respect to which a Lien is now or hereafter granted (or purported or required to be granted) as security for any Senior Priority Obligation.

“Senior Priority Documents” shall mean the Senior Credit Agreements, the Senior Priority Collateral Documents, the other Loan Documents (as defined in the Senior Credit Agreement, or any equivalent term under any future Senior Credit Agreement entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement (or then existing extensions, replacements, Refinancings or refundings thereof)) and each of the other agreements, documents and instruments (including each agreement, document or instrument providing for or evidencing a Senior Hedging Obligation or a Senior Cash Management Obligation) providing for, evidencing or securing any Senior Priority Obligation, and any other document or instrument executed or delivered at any time in connection with any Senior Priority Obligations under the Senior Credit Agreement and the Loan Documents (as defined in the Senior Credit Agreement, or any equivalent term under any future Senior Credit Agreement entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement (or then existing extensions, replacements, Refinancings or refundings thereof)), including any intercreditor or joinder agreement among holders of Senior Priority Obligations, in each case to the extent such are effective at the relevant time and as each may be amended, supplemented, modified or Refinanced from time to time in accordance with the provisions of this Agreement.

“Senior Priority Obligations” shall mean (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all Obligations (as defined in the Senior Credit Agreement, or any equivalent term under any future Senior Credit Agreement entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement (or then existing extensions, replacements, Refinancings or refundings thereof)), (ii) all Senior Hedging Obligations, (iii) all Senior Cash Management Obligations, and (iv) all guarantee obligations, indemnities, fees, expenses, other debts, obligations, costs, expenses, liabilities and other Obligations of any kind owing by Grantors pursuant to the Senior Priority Documents (including without limitation any Post-Petition Interest), in any such case, whether now existing or hereafter arising, whether evidenced by a note or other writing whether allowed or allowable in any Insolvency or Liquidation Proceeding, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several. To the extent any payment with respect to any Senior Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Senior Secured Parties and the Junior Priority Secured Parties be deemed to be reinstated and outstanding as if such payment had not occurred; provided, however, that in no event will the aggregate outstanding principal amount of the Senior Priority Obligations exceed the Maximum Senior Priority Amount.

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“Senior Secured Parties” shall mean the Senior Priority Agents, the other Persons holding the Senior Priority Obligations and all other “Secured Parties” (or any equivalent term referring to the holder of a secured claim (including the holder of Senior Cash Management Obligations or Senior Hedging Obligations) under any future Senior Credit Agreement entered into to extend, replace, Refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Senior Credit Agreement (or then existing extensions, replacements, Refinancings or refundings thereof)) as defined in the Senior Credit Agreement.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified or the context otherwise requires, (a) all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party and shall include a reference to FXCM Group and (b) for purposes of the Loan Documents, FXCM Group and its Subsidiaries shall be deemed to be Subsidiaries of GLBR and Holdings.

“Trade Secret Licenses” shall mean any and all agreements (whether or not in writing) providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information, and know how and processes, data and databases, designs, inventions, technology and software and any other intangible rights, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) all rights to sue or otherwise recover for past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark Licenses” shall mean any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue or permitting co existence with respect to any Trademark (whether such Grantor is licensee or licensor thereunder).

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“Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications for any of the foregoing, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) all rights to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill of the foregoing, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the Lien in or enforcement with respect to any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, priority or enforcement.

“United States” and “U.S.” mean the United States of America.

1.2       Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Exhibits shall be construed to refer to Sections and Exhibits of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. No provision of this Agreement, any Senior Priority Documents or any Junior Priority Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. All references to amounts herein shall be denominated in Dollars, unless expressly provided otherwise. All references to laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions. Each agreement herein of any Senior Priority Agent shall bind the Senior Secured Parties represented by such Senior Priority Agent, each agreement herein of any Junior Priority Agent shall bind the Junior Priority Secured Parties represented by such Junior Priority Agent and any reference herein to the parties hereto shall also bind all the Secured Parties.

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Section 2.          Priorities of Liens and other Obligations.

2.1       Subordination of Liens. Notwithstanding the date, time, manner, order or method of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Agent or the Junior Priority Secured Parties on the Common Collateral or of any Liens granted to any Senior Priority Agent or the Senior Secured Parties on the Common Collateral and notwithstanding any provision of the UCC, Bankruptcy Law or any applicable law or the Junior Priority Documents or the Senior Priority Documents or any other circumstance, agreement or instrument whatsoever and irrespective of the subordination of any Lien securing any Senior Priority Obligations to any other Liens, each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any Senior Priority Obligations now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and are expressly senior in right, priority, operation, effect and all other respects and prior to any Lien on the Common Collateral securing any Junior Priority Obligations, regardless of whether any such Lien purported to be granted is found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner and (b) any Lien on the Common Collateral securing any Junior Priority Obligations now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior and subordinate in right, priority, operation, effect and all other respects to all Liens on the Common Collateral securing any Senior Priority Obligations. All Liens on the Common Collateral securing any Senior Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Junior Priority Obligations for all purposes, whether or not such Liens securing any Senior Priority Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

2.2       Prohibition on Contesting Liens.

(a)       Each Junior Priority Agent, for itself and on behalf of each applicable Junior Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest, challenge or question or support any other Person in contesting, challenging or questioning in any proceeding (including any Insolvency or Liquidation Proceeding commenced by or against the Company, any other Grantor or GLBR), (a) the validity, perfection, priority, attachment, validity or enforceability of any Lien securing any Senior Priority Obligations held (or purported to be held) by or on behalf of any Senior Priority Agent or any of the Senior Secured Parties, (b) the validity or enforceability of any Senior Priority Obligations or Senior Priority Document, or (c) the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

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(b)       Each Senior Priority Agent, for itself and on behalf of each applicable Senior Secured Party, agrees that it shall not (and hereby waives any right to) contest, challenge or question or support any other Person in contesting, challenging or questioning in any proceeding (including any Insolvency or Liquidation Proceeding commenced by or against the Company, any other Grantor or GLBR), (a) the validity, perfection, priority, attachment, validity or enforceability of any Lien on any assets of the Company securing any Junior Priority Obligations held (or purported to be held) by or on behalf of any Junior Priority Agent or any of the Junior Priority Secured Parties, (b) the validity or enforceability of any Junior Priority Obligations owed by the Company, or (c) the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any Senior Secured Party to enforce the terms of this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Senior Priority Obligations and the Junior Priority Obligations and the subordination of the Company’s Junior Priority Obligations.

2.3       No New Liens. So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that, after the date hereof, if any Junior Priority Agent shall hold any Lien on any assets of the Company securing any Junior Priority Obligations that are not also subject to the first priority Lien in respect of the Senior Priority Obligations under the Senior Priority Documents, such Junior Priority Agent shall (a) without the need for any further consent of any party and notwithstanding anything to the contrary in any other document be deemed to hold and have held such Lien for the benefit of the Senior Secured Parties (subject to the Lien priorities and other terms hereof), and (b) in the case of any Lien acquired after the date hereof, (i) notify each Senior Priority Agent promptly upon becoming aware thereof; provided that the failure to give such notice shall not affect the validity of such additional Lien or the rights hereunder of each Senior Priority Agent receiving such additional Lien (subject to the Lien priorities and other terms hereof) and (ii) enter into, execute and/or deliver any agreements, filings, instruments or other documents reasonably requested by any Senior Priority Agent in order to evidence the Lien priorities set forth herein. Any such Liens securing any Junior Priority Obligations shall be subject to the terms and provisions of this Agreement and subordinated to the Liens securing any Senior Priority Obligations as provided in this Agreement. Each Junior Priority Agent agrees that, after the date hereof, if it shall hold any Lien on any assets of the Company or any other Grantor securing any Junior Priority Obligations that are not also subject to the Lien in favor of each other Junior Priority Agent such Junior Priority Agent shall notify any other Junior Priority Agent promptly upon becoming aware thereof.

2.4       Perfection of Liens. Neither any Senior Priority Agent nor the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Junior Priority Agents and the Junior Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Secured Parties and shall not impose on any Senior Priority Agent, the Junior Priority Agents, the Junior Priority Secured Parties or the Senior Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

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2.5          Nature of Obligations. Each Junior Priority Agent on behalf of itself and the Junior Priority Secured Parties acknowledges that (a) a portion of the Senior Priority Obligations may represent debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the Senior Priority Obligations may be extended, renewed, replaced, restructured, Refinanced or otherwise amended, restated, amended and restated, supplemented or modified, or secured with additional collateral or guaranteed by additional guarantors or co-obligors from time to time, and (c) the aggregate amount of the Senior Priority Obligations may be increased, replaced or Refinanced, in each event, without notice to or consent by the Junior Priority Secured Parties and without affecting the subordination hereunder of the Liens securing the Junior Priority Obligations granted on the Common Collateral or any of the other provisions hereof. The Lien priorities and the subordination of the Junior Priority Obligations provided in this Section 2 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, modification, supplement, extension, increase, restructuring, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of either the Junior Priority Obligations or the Senior Priority Obligations (or any portion thereof), by the securing of any Senior Priority Obligations with any additional collateral or guarantees, by the release of any Collateral or guarantees, by the failure of any Person to comply with any provision of this Agreement or any agreement evidencing, governing or securing any Junior Priority Obligations or Senior Priority Obligations, or by any action that any party hereto or other Secured Party may take or fail to take in respect of any Collateral or guarantees. Without limiting the foregoing, all existing and any future Senior Priority Obligations of any class are intended to be secured by the Common Collateral, and the Liens on the Common Collateral securing such Senior Priority Obligations will constitute first priority Liens entitled to the benefit of this Agreement.

2.6          Subordination of Holdings’ Junior Priority Obligations.

(a)       All of Holdings’ Junior Priority Obligations, and all other amounts payable to any Junior Priority Secured Party under any Junior Priority Document by or on behalf of Holdings or otherwise on account of any of Holdings’ Junior Priority Obligations (including, for all purposes hereof, any payment in respect of redemption or purchase or other acquisition hereof or thereof) (collectively, the “Subordinated Debt”) shall, to the extent hereinafter set forth, be subordinate and junior to all Senior Priority Obligations.

(b)       Unless and until the Discharge of Senior Priority Obligations has occurred:

     (i)       none of the Grantors nor any of their respective Subsidiaries or Affiliates shall make any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of any amount payable on or with respect to the Subordinated Debt (including any payment in respect of redemption or purchase or other acquisition) or any interest therein, in any such case, except (x) to the extent such payment is expressly permitted pursuant to the terms and conditions of the Senior Priority Documents and (y) PIK Payments; and

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   (ii)       no Junior Priority Secured Party shall demand (except to the extent such payment is expressly permitted pursuant to the terms and conditions of the Senior Priority Documents), accept or receive, or attempt to collect or commence any legal proceedings to collect, any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of any amount payable on or with respect to the Subordinated Debt (including any payment in respect of redemption or purchase or other acquisition) or any interest therein, in each case except for PIK Payments.

(c)       In the event of any Insolvency or Liquidation Proceeding, then:

    (i)       the Senior Secured Parties shall first be entitled to receive payment in full in cash of all Senior Priority Obligations owed by Holdings before any Junior Priority Secured Party is entitled to receive and to retain any payment or distribution on account or in respect of Subordinated Debt; and

    (ii)       any payment or Distribution of assets of any Grantor or any of its Subsidiaries of any kind or character, whether in cash, property or securities to which any Junior Priority Secured Party would be entitled, but for the terms of this Agreement, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Senior Priority Agent on behalf of the holders of Senior Priority Obligations to the extent necessary to make payment in full in cash of all amounts of Senior Priority Obligations remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Priority Obligations.

Section 3.        Enforcement.

3.1       Exercise of Remedies.

    (a)       So long as the Discharge of Senior Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company, any other Grantor or GLBR, (i) no Junior Priority Agent or any Junior Priority Secured Party will (and each such Person waives rights to) (x) exercise or seek to exercise any rights or remedies pursuant to the Junior Priority Documents (including setoff) against the Grantors with respect to any Common Collateral in respect of any applicable Junior Priority Obligations or otherwise against Holdings or any of its assets in respect of any applicable Junior Priority Obligations, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest, object to or hinder or delay in any manner any foreclosure proceeding or action brought with respect to the Common Collateral or to otherwise enforce any Senior Priority Obligations by any Senior Priority Agent or any Senior Secured Party, the exercise of any right by any Senior Priority Agent or any Senior Secured Party (or any agent or sub agent on their behalf) with respect to Common Collateral or otherwise against any Grantor under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Junior Priority Agent or any Junior Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the Senior Priority Documents or otherwise in respect of Senior Priority Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies with respect to the Common Collateral or to otherwise in respect of any Senior Priority Obligations and (ii) except as otherwise provided herein, any Senior Priority Agent and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Junior Priority Agent or any Junior Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, each Junior Priority Agent may file a claim or statement of interest with respect to the applicable Junior Priority Obligations and (B) each Junior Priority Agent may take any action (not adverse to the prior Liens on the Common Collateral securing the Senior Priority Obligations, or the rights of any Senior Priority Agent or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral. In exercising rights and remedies with respect to the Senior Priority Collateral, any Senior Priority Agent and the Senior Secured Parties may enforce the provisions of the Senior Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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    (b)       So long as the Discharge of Senior Priority Obligations has not occurred, each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, agrees that it will not, in the context of its role as secured creditor, take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral in respect of the applicable Junior Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), the sole right of the Junior Priority Agents and the Junior Priority Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the applicable Junior Priority Obligations pursuant to the Junior Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Priority Obligations has occurred.

    (c)       Subject to the proviso in clause (ii) of Section 3.1(a), (i) each Junior Priority Agent, for itself and on behalf of each applicable Junior Priority Secured Party, agrees that no Junior Priority Agent or Junior Priority Secured Party will take any action pursuant to the Junior Priority Documents against any of the Grantors or their respective assets that would hinder any exercise of remedies undertaken by any Senior Priority Agent or the Senior Secured Parties with respect to the Common Collateral under the Senior Priority Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and (ii) each Junior Priority Agent, for itself and on behalf of each applicable Junior Priority Secured Party, hereby waives any and all rights it or any Junior Priority Secured Party may have as a junior lien creditor or otherwise pursuant to the Junior Priority Documents to object to the manner in which any Senior Priority Agent or the Senior Secured Parties seek to enforce or collect the Senior Priority Obligations or the Liens granted in any of the Senior Priority Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Priority Agent or Senior Secured Parties is adverse to the interests of the Junior Priority Secured Parties.

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(d)       Each Junior Priority Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Junior Priority Document shall be deemed to restrict in any way the rights and remedies of any Senior Priority Agent or the Senior Secured Parties with respect to the Senior Priority Collateral as set forth in this Agreement and the Senior Priority Documents. It is agreed that the Senior Secured Parties will have no obligations to exercise any remedies available to them as a condition to obtaining the benefits of this Agreement.

3.2         Cooperation. Subject to the proviso in clause (ii) of Section 3.1(a), each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, agrees that, unless and until the Discharge of Senior Priority Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and any Senior Priority Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Junior Priority Documents or otherwise in respect of the applicable Junior Priority Obligations. Except as provided in the next sentence, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, none of the Grantors or GLBR shall be entitled to (i) use such violation as a defense to any action by any Secured Party, or (ii) assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party. If any Junior Priority Agent or any Junior Priority Secured Party, contrary to this Agreement, commences or participates, whether directly or indirectly, in any action or proceeding against any Grantor or the Common Collateral, such Grantor, with the prior written consent of the applicable Senior Priority Agent, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

Section 4.        Payments.

4.1         Application of Proceeds. So long as the Discharge of Senior Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral or any other collection on any of Holdings’ Junior Priority Obligations, in any such case, upon the exercise of remedies or otherwise, shall be applied by the Senior Priority Agents to the Senior Priority Obligations in such order as specified in the relevant Senior Priority Documents until the Discharge of Senior Priority Obligations has occurred. Upon the Discharge of Senior Priority Obligations, the Senior Priority Agents shall deliver promptly to the Junior Priority Designated Agent any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Junior Priority Designated Agent ratably to the Junior Priority Obligations and, with respect to each class of Junior Priority Obligations, in such order as specified in the relevant Junior Priority Documents.

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4.2       Payments Over. Any Common Collateral or proceeds thereof, any other payments or Distributions (other than PIK Payments) made by or on behalf of Holdings or otherwise on account of any of Holdings’ Junior Priority Obligations or any other assets of Holdings or proceeds thereof, in any such case, received by any Junior Priority Agent or any Junior Priority Secured Party at any time, whether pursuant to any Junior Priority Document, in connection with any Junior Priority Secured Party taking any actions permitted by this Agreement, or by the exercise of any rights available to any Junior Priority Secured Party under any applicable law or in any Insolvency or Liquidation Proceeding or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the applicable Senior Priority Agents for the benefit of the applicable Senior Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Senior Priority Agents are hereby authorized to make any such endorsements referred to in the preceding sentence as agent for any Junior Priority Agent or any such Junior Priority Secured Party. This authorization is coupled with an interest and is irrevocable until the Discharge of Senior Priority Obligations has occurred

4.3       Application of Proceeds of Excluded Property. In the event that Proceeds of Excluded Property are received by any Junior Priority Secured Party in connection with a sale, transfer or other disposition of Excluded Property or otherwise, such Proceeds shall be segregated and held in trust for the benefit of the Senior Secured Parties and forthwith paid over to any Senior Priority Agent. Such Senior Priority Agent shall notify the other Senior Priority Agents of the receipt of such Proceeds and the Senior Priority Agents shall apply such Proceeds to the payment of the Senior Priority Obligations in the aggregate in accordance with the Senior Priority Documents.

4.4       Payment Restrictions on Junior Priority Obligations. Until the Discharge of Senior Priority Obligations has occurred, notwithstanding the terms of the Junior Priority Documents, each of the Company and the other Grantors hereby agrees that it may not make, directly or indirectly, and the Junior Priority Secured Parties hereby agrees that it will not accept, any Distribution with respect to the Junior Priority Obligations other than an expressly permitted by the Senior Priority Documents.

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Section 5.       Other Agreements.

5.1       Releases.

    (a)       If, at any time any Grantor, any Senior Priority Agent or any Senior Secured Party delivers notice to each Junior Priority Agent that any specified Common Collateral (including all or substantially all of the equity interests held by a Grantor in any other Grantor or any of its Subsidiaries) is sold, transferred or otherwise disposed of:

(i)       by the owner of such Common Collateral in a transaction permitted under the Senior Priority Documents and the Junior Priority Documents (if any); provided that the net cash proceeds of any such sale, if any, are applied in accordance with the Senior Priority Documents and the Junior Priority Documents (if any); or

(ii)       (A) in connection with any exercise of remedies as a secured creditor by a Senior Priority Agent or (B) during the existence of any Event of Default under (and as defined in) the Senior Credit Agreements to the extent any Senior Priority Agent has consented to such sale, transfer or disposition; provided that the net cash proceeds of any such sale, if any, are applied in accordance with this Agreement;

then (whether or not any Insolvency or Liquidation Proceeding commenced by or against any Grantor or GLBR is pending at the time) the Liens in favor of the Junior Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing Senior Priority Obligations are released and discharged. Upon delivery to each Junior Priority Agent of a notice from any Senior Priority Agent stating that any release of Liens securing or supporting the Senior Priority Obligations has become effective (or shall become effective upon each Junior Priority Agent’s release), each Junior Priority Agent will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms. In the case of the sale of all or substantially all of the equity interests of a Grantor, the guarantee in favor of the Junior Priority Secured Parties, if any, made by such Grantor will automatically be released and discharged as and when, but only to the extent, the guarantee by such Grantor of Senior Priority Obligations, if any, is released and discharged.

   (b)       Each Junior Priority Agent, for itself and on behalf of each applicable Junior Priority Secured Party, hereby irrevocably constitutes and appoints each Senior Priority Agent and any officer or agent of such Senior Priority Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of each Junior Priority Agent or such holder or in the Senior Priority Agent’s own name, from time to time in the Senior Priority Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release

   (c)       Unless and until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Agent, for itself and on behalf of each applicable Junior Priority Secured Party, hereby consents to the application, whether prior to or after a default, of Common Collateral or any proceeds thereof to the repayment of Senior Priority Obligations pursuant to the Senior Credit Agreements; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Junior Priority Agents or the Junior Priority Secured Parties to receive proceeds in connection with the Junior Priority Obligations not otherwise in contravention of this Agreement.

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5.2       Insurance. Proceeds of Common Collateral include insurance proceeds, and therefore the Lien priorities set forth in Section 2 shall govern the ultimate disposition of casualty insurance proceeds. Unless and until the Discharge of Senior Priority Obligations has occurred, the Senior Priority Agents and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Priority Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of Senior Priority Obligations has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid (a) first, prior to the occurrence of the Discharge of Senior Priority Obligations, to any Senior Priority Agent for the benefit of the applicable Senior Secured Parties pursuant to the terms of the Senior Priority Documents, (b) second, after the occurrence of the Discharge of Senior Priority Obligations, to the Junior Priority Agents for the benefit of the Junior Priority Secured Parties pursuant to the terms of the applicable Junior Priority Documents and (c) third, if no Junior Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Priority Agent or any Junior Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to any Senior Priority Agent in accordance with the terms of Section 4.2.

5.3       Amendments to Junior Priority Documents.

(a)       Without the prior written consent of any Senior Priority Agent and the Required Lenders, no Junior Priority Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would (i) be prohibited by or contravene the terms of this Agreement, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (iii) change or add any covenant or default which restricts one or more Grantors from making payments under the Senior Priority Documents; provided that this clause (iii) shall not apply to any restriction on the incurrence of Indebtedness unless such change reduces the capacity to incur Indebtedness constituting Senior Priority Obligations to an amount less than the Maximum Senior Priority Amount; or (iv) change or add any covenant or default that prohibits the granting of Liens by any Grantor to the Senior Secured Parties. Each Junior Priority Agent agrees that each applicable Junior Priority Document shall include the provisions set forth in Annex I hereto (or language to similar effect approved by any Senior Priority Agent).

(b)       In the event that the Senior Priority Agents or the Senior Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the Senior Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document or changing in any manner the rights of the Senior Priority Agents, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Junior Priority Collateral Document without the consent of any Junior Priority Agent or any Junior Priority Secured Party and without any action by any Junior Priority Agent, Junior Priority Secured Party, the Company or any other Grantor; provided, however, that (A) such amendment, waiver or consent does not materially adversely affect the rights of the Junior Priority Secured Parties or the interests of the Junior Priority Secured Parties in the Junior Priority Collateral and not the Senior Secured Parties in a like or similar manner, (B) such amendment, waiver or consent shall not release assets from the Junior Priority Lien or release any such Junior Priority Lien, except to the extent such release is permitted or required by Section 5.1 of this Agreement and (C) written notice of such amendment, waiver or consent shall have been given to each Junior Priority Agent.

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5.4       Rights As Unsecured Creditors. Except to the extent in contravention of the express terms of this Agreement, the Junior Priority Agents and the Junior Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Company or any Subsidiary of the Company that has guaranteed the Junior Priority Obligations in accordance with, and to the extent permitted by, the terms of the applicable Junior Priority Documents and applicable law. Nothing in this Agreement shall prohibit the receipt (subject to Sections 4.1 and 4.2, as applicable) by any Junior Priority Agent or any Junior Priority Secured Party of the required payments of interest, principal, premium, if any, fees and other amounts so long as such receipt is not the direct or indirect result of the exercise by any Junior Priority Agent or any Junior Priority Secured Party of rights or remedies as a secured creditor against Common Collateral or enforcement in contravention of this Agreement of any Lien against Common Collateral in respect of Junior Priority Obligations held by any of them. In the event any Junior Priority Agent or any Junior Priority Secured Party becomes a judgment lien creditor or other secured creditor against Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Obligations or otherwise, such judgment Lien shall be subordinated to the Liens securing Senior Priority Obligations on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to such Liens securing Senior Priority Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Priority Agents or the Senior Secured Parties may have with respect to the Senior Priority Collateral. For the avoidance of doubt, but without limiting Section 6.11 or 8.18, nothing in this Agreement shall restrict the right of any Junior Priority Secured Party to enforce any of its rights against GLBR or any assets of GLBR.

5.5       Senior Priority Agent as Gratuitous Bailee for Perfection.

(a)       Each Senior Priority Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for each Junior Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Junior Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

(b)      Each Senior Priority Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by such Senior Priority Agent as gratuitous bailee for each Junior Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Junior Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

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(c)       In the event that any Senior Priority Agent (or its agent or bailees) has Lien filings against Intellectual Property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, such Senior Priority Agent agrees to hold such Liens as gratuitous bailee for each Junior Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Junior Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

(d)       Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of Senior Priority Obligations has occurred, any Senior Priority Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Senior Priority Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Agents and the Junior Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(e)       Any Senior Priority Agent shall have no obligation whatsoever to any Junior Priority Agent or any Junior Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of any Senior Priority Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee for each Junior Priority Agent for purposes of perfecting the Lien held by the Junior Priority Secured Parties.

(f)       Any Senior Priority Agent shall not have by reason of the Junior Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Junior Priority Agent or any Junior Priority Secured Party and the Junior Priority Agents and the Junior Priority Secured Parties hereby waive and release any Senior Priority Agent from all claims and liabilities arising pursuant to any Senior Priority Agent’s role under this Section 5.5, as agent and gratuitous bailee with respect to the Common Collateral.

(g)       Upon the Discharge of Senior Priority Obligations, any Senior Priority Agent shall deliver to the Junior Priority Designated Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) and the Deposit Account Collateral (if any) together with any necessary endorsements (or otherwise allow the Junior Priority Designated Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct. The Company shall take such further action as is required to effectuate the transfer contemplated hereby. Any Senior Priority Agent has no obligation to follow instructions from any Junior Priority Agent in contravention of this Agreement.

(h)       Neither any Senior Priority Agent nor the Senior Secured Parties shall be required to marshal any present or future collateral security for any Grantor’s or its Subsidiaries’ obligations to any Senior Priority Agent or the Senior Secured Parties under the Senior Credit Agreements or the Senior Priority Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

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5.6       Junior Priority Designated Agent as Gratuitous Bailee for Perfection.

(a)       Upon the Discharge of Senior Priority Obligations, to the extent that any Junior Priority Obligations remain outstanding, the Junior Priority Designated Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the other Junior Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Junior Priority Collateral Document, subject to the terms and conditions of Sections 5.6 and 5.7.

(b)       Upon the Discharge of Senior Priority Obligations, to the extent that any Junior Priority Obligations remain outstanding, the Junior Priority Designated Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the Junior Priority Designated Agent as gratuitous bailee for the other Junior Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the applicable Junior Priority Collateral Document, subject to the terms and conditions of Sections 5.6 and 5.7.

(c)       In the event that the Junior Priority Designated Agent (or its agent or bailees) has Lien filings against Intellectual Property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of Senior Priority Obligations, the Junior Priority Designated Agent agrees to hold such Liens as gratuitous bailee for the other Junior Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Junior Priority Collateral Document, subject to the terms and conditions of Sections 5.6 and 5.7.

(d)       The Junior Priority Designated Agent, in its capacity as gratuitous bailee, shall have no obligation whatsoever to the other Junior Priority Agents to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.6. The duties or responsibilities of the Junior Priority Designated Agent under this Section 5.6 upon the Discharge of Senior Priority Obligations shall be limited solely to holding the Pledged Collateral as gratuitous bailee for the other Junior Priority Agents for purposes of perfecting the Lien held by the applicable Junior Priority Secured Parties.

(e)       The Junior Priority Designated Agent shall not have by reason of the Junior Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Junior Priority Agents (or the Junior Priority Secured Parties for which such other Junior Priority Agents is agent) and the other Junior Priority Agents hereby waive and release the Junior Priority Designated Agent from all claims and liabilities arising pursuant to the Junior Priority Designated Agent’s role under this Section 5.6, as agent and gratuitous bailee with respect to the Common Collateral.

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(f)       In the event that the Junior Priority Designated Agent shall cease to be so designated the Junior Priority Designated Agent pursuant to the definition of such term, the then Junior Priority Designated Agent shall deliver to the successor Junior Priority Designated Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) and the Deposit Account Collateral (if any) together with any necessary endorsements (or otherwise allow the successor Junior Priority Designated Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Junior Priority Designated Agent shall perform all duties of the Junior Priority Designated Agent as set forth herein. The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Junior Priority Designated Agent for loss or damage suffered by the Junior Priority Designated Agent as a result of such transfer except for loss or damage suffered by the Junior Priority Designated Agent as a result of its own willful misconduct, gross negligence or bad faith. The Junior Priority Designated Agent has no obligation to follow instructions from the successor Junior Priority Designated Agent in contravention of this Agreement.

5.7       Refinancings; New Agents. Upon a Refinancing of any Senior Priority Documents (to the extent not expressly prohibited by this Agreement), no Discharge of Senior Priority Obligations shall be deemed to occur, and the obligations under such Refinancing of such Senior Priority Documents shall automatically be treated as Senior Priority Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein (with any obligations under such new Senior Priority Documents secured by Common Collateral being treated as Senior Priority Obligations for all purposes hereunder); provided that (i) the Company shall deliver a notice to each Junior Priority Agent stating that the Company has entered into new Senior Priority Documents and identifying each agent under such Senior Priority Documents (each, a “New Senior Priority Agent”), and each New Senior Priority Agent shall deliver a joinder to this Agreement, substantially in the form of Exhibit A to each Junior Priority Agent and (ii) without the prior written consent of the Junior Priority Agents, no Senior Priority Document may be amended, supplemented or modified or entered into to the extent such amendment, supplement or modification, would cause the aggregate outstanding principal amount of the Senior Priority Obligations to exceed the Maximum Senior Priority Amount. Upon a Refinancing of any Junior Priority Documents, the obligations under such Refinancing of such Junior Priority Documents shall automatically be treated as Junior Priority Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein (with any obligations under such new Junior Priority Documents secured by Common Collateral being treated as Junior Priority Obligations for all purposes hereunder); provided that the Company shall deliver a notice to each Senior Priority Agent stating that the Company has entered into new Junior Priority Documents and identifying each agent under such Junior Priority Documents (each, a “New Junior Priority Agent”), and each New Junior Priority Agent shall deliver a joinder to this Agreement, substantially in the form of Exhibit A to each Senior Priority Agent.

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Section 6.          Insolvency or Liquidation Proceedings.

6.1       Financing Issues. If the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Priority Agent shall desire to permit the use of cash collateral (as defined in Section 363(a) of the Bankruptcy Code or any other applicable provision of any other applicable Bankruptcy Law) or to permit the Company or any other Grantor to obtain or guarantee financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any Bankruptcy Law (“DIP Financing”), then each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, agrees that it will raise no objection to (and will not otherwise contest or support any party objecting to) such use of cash collateral or DIP Financing or the terms thereof, including but not limited to, any “carve out” with respect to the Senior Priority Collateral for professional and United States Trustee fees agreed to by any Senior Priority Agent or any other Senior Secured Parties, and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the proviso in clause (ii) of Section 3.1(a) and by Section 6.4) and, to the extent the Liens securing the Senior Priority Obligations under the Senior Priority Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to Liens securing Senior Priority Obligations under this Agreement; provided, that the amount of any DIP Financing shall not exceed an aggregate principal amount equal to 10% of the Maximum Senior Priority Amount (excluding any payment-in-kind interest at any time outstanding).

6.2       Collateral Dispositions. Each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, agrees that it will raise no objection to (and will not otherwise contest or support any party objecting to) (a) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Priority Obligations made by any Senior Priority Agent or any Senior Secured Party, (b) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Priority Obligations at any sale of Senior Priority Collateral, (c) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Priority Collateral or (d) any order relating to a sale of assets of any Grantor for which any Senior Priority Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Priority Obligations and the Junior Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing the Senior Priority Collateral rank to the Liens securing the Junior Priority Collateral in accordance with this Agreement.

6.3       Relief from the Automatic Stay. Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral or otherwise with respect to any Junior Priority Obligations owed by any Grantor, without the prior written consent of the Senior Priority Agents and the Required Lenders.

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6.4       Adequate Protection. Each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, agrees that none of them shall contest (or support any other Person contesting) (a) any request by any Senior Priority Agent or the Senior Secured Parties for adequate protection or (b) any objection by any Senior Priority Agent or the Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Priority Agent’s or the Senior Secured Parties’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, then each Junior Priority Agent, on behalf of itself and any applicable Junior Priority Secured Party, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to the Liens securing Senior Priority Obligations under this Agreement and (ii) in the event any Junior Priority Agent, on behalf of itself or any applicable Junior Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Junior Priority Agent, on behalf of itself or each such Junior Priority Secured Party, agrees that the Senior Priority Agents shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Junior Priority Obligations shall be subordinated to the Liens on such collateral securing the Senior Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to such Liens securing Senior Priority Obligations under this Agreement.

6.5       Preference and Avoidance Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and no Discharge of Senior Priority Obligations will be deemed to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Junior Priority Secured Parties agree that none of them shall be entitled to benefit from any avoidance action in respect of any Grantor affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

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6.6       Filing of Motions. Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Agent agrees, on behalf of itself and each applicable Junior Priority Secured Party, that no Junior Priority Secured Party shall, in or in connection with any Insolvency or Liquidation Proceeding commenced by or against any Grantor or GLBR, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case that violates, or is prohibited by or in contravention of, this Section 6 (or, in the absence of any Insolvency or Liquidation Proceeding commenced by or against any Grantor or GLBR, otherwise would violate, or be prohibited by or in contravention of this Agreement), including, without limitation, with respect to the determination of any Liens or claims held by any Senior Priority Agent (including the validity and enforceability thereof) or any other Senior Secured Party in respect of any Senior Priority Collateral or Senior Priority Obligations; provided that, notwithstanding this Section 6.6 to the contrary, each Junior Priority Agent or the Junior Priority Secured Parties may (i) file a proof of claim or statement of interest with respect to the Junior Priority Obligations; (ii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, filing, application, claim, adversary proceeding, proposal, plan of reorganization, arrangement or composition or other pleading made by any Person objecting to or otherwise seeking the disallowance, subordination or recharacterization of the claims of the Junior Priority Secured Parties, including any claims secured by the Common Collateral; (iii) vote on any plan of reorganization, plan of arrangement or composition or liquidation and make any arguments and motions in connection therewith that do not, in any case, contravene the terms of this Agreement; or (iv) bid for the Common Collateral at any public or private sale thereof, including credit bidding with respect to the Junior Priority Collateral; provided that any such bid for the Junior Priority Collateral by the Junior Priority Secured Parties must provide for payment in cash of the full amount necessary to cause the Senior Priority Obligations to be paid in full.

6.7       Post-Petition Interest. Each Junior Priority Agent shall not, on behalf of itself and each applicable Junior Priority Secured Party, oppose or seek to challenge any claim by any Senior Priority Agent or any Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Priority Obligations consisting of Post-Petition Interest to the extent of the value of the Lien on the Senior Priority Collateral securing the Senior Secured Party’s claim.

6.8       Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding commenced by or against any Grantor, GLBR or any other Person. All references herein to any Grantor or GLBR shall apply to any trustee for such Person and such Person as debtor in possession. This Agreement is intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law). The relative rights as to the Common Collateral and other collateral and Proceeds thereof, including without limitation any reorganization securities or other distributions upon or with respect to any Junior Priority Obligations, shall continue after the filing thereof on the same basis as prior to the date of the petition.

6.9       Waivers. Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the Senior Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral. The Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, waives any claim it may hereafter have against any Senior Secured Party arising out of the election of any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law and agrees that in the case of any such election it shall have no claim or right to payment with respect to the Senior Priority Collateral in such Insolvency or Liquidation Proceeding.

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6.10       Separate Grants of Security and Separate Classification. Each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, and each Senior Priority Agent, on behalf of itself and each applicable Senior Secured Party, acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and should be separately classified in any plan of reorganization proposed or adopted in a Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Secured Parties and the Junior Priority Secured Parties in respect of the Common Collateral constitute claims in the same class (rather than separate classes of senior and junior secured claims), then the Senior Secured Parties and the Junior Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligations and Junior Priority Obligations against the Grantors (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Common Collateral for the Senior Secured Parties before any distribution is made in respect of the claims held by the other Secured Parties), with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

6.11       No Waiver. Nothing contained herein shall prohibit or in any way limit any Senior Priority Agent or any Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding commenced by or against any Grantor or GLBR or otherwise to any action taken by any Junior Priority Agent or any Junior Priority Secured Party, including the asserting by any Junior Priority Agent or any Junior Priority Secured Party of any of its rights and remedies under the Junior Priority Documents or otherwise.

Section 7.          Reliance; Waivers; etc.

7.1       Reliance. The consent by the Senior Secured Parties to the execution and delivery by the Company of the Junior Priority Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to any of the Grantors or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, acknowledges that it and the applicable Junior Priority Secured Parties have, independently and without reliance on any Senior Priority Agent or any Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Junior Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Junior Priority Documents or this Agreement.

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7.2       No Warranties or Liability. Each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, acknowledges and agrees that neither any Senior Priority Agent nor any Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Priority Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Junior Priority Agent or any of the Junior Priority Secured Parties have in the Common Collateral, any Junior Priority Obligations or otherwise, except as otherwise provided in this Agreement. Neither any Senior Priority Agent nor any Senior Secured Party shall have any duty to any Junior Priority Agent or any Junior Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with GLBR, any Grantor or any Subsidiary thereof (including the Junior Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Priority Agents, the Senior Secured Parties, the Junior Priority Agents and the Junior Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Junior Priority Obligations, the Senior Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Company’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

7.3       Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Priority Agents and the Senior Secured Parties, and the Junior Priority Agents and the Junior Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a)       any lack of validity or enforceability of any Senior Priority Documents or any Junior Priority Documents;

(b)      any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Priority Obligations or Junior Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreements or any other Senior Priority Document or of the terms of the Junior Priority Indenture or any other Junior Priority Document;

(c)       any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Priority Obligations or Junior Priority Obligations or any guarantee thereof;

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(d)       the commencement of any Insolvency or Liquidation Proceeding in respect of the Company, any other Grantor or GLBR; or

(e)       any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the Senior Priority Obligations, or of any Junior Priority Agent or any Junior Priority Secured Party in respect of this Agreement.

Section 8.         Miscellaneous.

8.1       Conflicts. Subject to Section 8.18, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Senior Priority Document or any Junior Priority Document with respect to the subject matter hereof, the terms of this Agreement shall govern and control.

8.2       Continuing Nature of this Agreement; Survival; Severability. Subject to Section 5.7 and Section 6.4, this Agreement shall continue to be effective until the Discharge of Senior Priority Obligations shall have occurred or such later time as all the Obligations in respect of the Junior Priority Obligations shall have been paid in full. This is a continuing agreement of Lien subordination and payment subordination with respect to Junior Priority Obligations against, or otherwise owed by, the Company, and the Senior Secured Parties may continue, at any time and without notice to any Junior Priority Agent or any Junior Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting Senior Priority Obligations in reliance hereon. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding commenced by or against any Grantor or GLBR. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.3       Amendments; Waivers.

(a)       No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 8.3(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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(b)       Except as expressly contemplated by the joinders described in Section 5.7 and Section 8.21, no amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Junior Priority Agent (or its authorized agent), each Senior Priority Agent (or its authorized agent), acting at the direction of the relevant Required Lenders, and, in the case of any amendment, modification or waiver that could reasonably be expected to materially and adversely affect any Grantor, the Company, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

8.4       Information Concerning Financial Condition of GLBR, the Grantors and the Subsidiaries. None of the Senior Priority Agent, the Senior Secured Parties, each Junior Priority Agent and the Junior Priority Secured Parties shall be responsible for keeping any other party informed of (a) the financial condition of GLBR, any of the Grantors, any of their respective Subsidiaries or any other endorsers and/or guarantors of the Junior Priority Obligations or the Senior Priority Obligations or (b) any other circumstances bearing upon the risk of nonpayment of the Junior Priority Obligations or the Senior Priority Obligations. None of the Senior Priority Agent, the Senior Secured Parties, each Junior Priority Agent and the Junior Priority Secured Parties shall rely on any other party for keeping themselves informed of such information. Any Senior Priority Agent, the Senior Secured Parties, each Junior Priority Agent and the Junior Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Priority Agent, any Senior Secured Party, any Junior Priority Agent or any Junior Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and any Senior Priority Agent, the Senior Secured Parties, the Junior Priority Agents and the Junior Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5       Subrogation. Each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Priority Obligations has occurred.

8.6       Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Priority Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Priority Documents. Except as otherwise expressly provided herein, each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, assents to any such extension or postponement of the time of payment of the Senior Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

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8.7       Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, as follows:

(a)       if to the Senior Priority Agent, to the address set forth on its signature page hereto;

(b)      if to the Junior Priority Agent, to the address set forth on its signature page hereto; and

(c)       if to any Grantor or GLBR, to the address set forth on its executed acknowledge of this Agreement.

Any party hereto may change its address, or fax number or e-mail address for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to GLBR or the Company shall be deemed to be a notice to each Grantor). All such notices and other communications shall be deemed to be given on the date of receipt if delivered by hand or overnight courier service or mailed by certified or registered mail, and all such notices and other communications sent by fax or e-mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.7 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.7.

8.8       Further Assurances. Each of the Junior Priority Agents, on behalf of itself and each applicable Junior Priority Secured Party, and any Senior Priority Agent, on behalf of itself and each Senior Secured Party, agrees that each of them shall take such further action and shall execute and deliver to any Senior Priority Agent and the Senior Secured Parties such additional documents and instruments (in recordable form, if requested) as any Senior Priority Agent or the Senior Secured Parties may reasonably request to effectuate the terms of this Agreement, including, without limitation, the Lien priorities contemplated hereby and the subordination of any Junior Priority Obligations of the Company.

8.9       Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW. THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b)       SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY JUNIOR PRIORITY SECURED PARTY OR THE RESPECTIVE PROPERTIES OF THE FOREGOING IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE AS OF THE DATE HEREOF OR HEREAFTER TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8.09(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)      SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.10     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

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8.11     Specific Performance. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or any other action contravention of this Agreement, or fail to perform its obligations hereunder or otherwise fail to take any action required by this Agreement, any Senior Secured Party (in its or their own name or in the name of the Company) may demand specific performance and obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief. Each Junior Priority Agent, on behalf of itself and each applicable Junior Priority Secured Party, (a) understands and agrees that the Senior Secured Parties’ damages from its actions may by that time be difficult to ascertain any may be irreparable and (b) hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance or other equitable relief in any action that may be brought by any Senior Secured Party.

8.12     Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

8.13     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Senior Priority Agent and the Junior Priority Agent and when the Senior Priority Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties and acknowledgors hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

8.14     Authorization. Each party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement and that it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the applicable Senior Secured Parties represented by it (in the case of each Senior Priority Agent) and the applicable Junior Priority Secured Parties represented by it (in the case of each Junior Priority Agent). Each Senior Priority Agent represents and warrants that this Agreement is binding upon the applicable Senior Secured Parties. Each Junior Priority Agent represents and warrants that this Agreement is binding upon the applicable Junior Priority Secured Parties.

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8.15     No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, each of the Senior Secured Parties and the Junior Priority Secured Parties. No other Person may rely on the terms hereof or shall have or be entitled to assert rights or benefits hereunder.

8.16     Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding commenced by or against any Grantor or GLBR. All references to GLBR or any Grantor shall include GLBR or such Grantor (as the case may be) as debtor and debtor in possession and any receiver or trustee for GLBR or such Grantor (as the case may be) in any Insolvency or Liquidation Proceeding commenced by or against GLBR or any Grantor.

8.17     Senior Priority Agents and Junior Priority Agents. It is understood and agreed that (a) Leucadia is entering into this Agreement in its capacity as administrative agent under the Existing Credit Agreement and the provisions of the Existing Credit Agreement applicable to the Senior Priority Agent as administrative agent thereunder shall also apply to the Senior Priority Agent as Senior Priority Agent hereunder, and (b) [U.S. Bank] is entering into this Agreement in its capacity as trustee and collateral agent under the Existing Junior Priority Indenture and the provisions of the Existing Junior Priority Indenture applicable to the collateral agent thereunder shall also apply to the collateral agent as Junior Priority Agent hereunder.

8.18     Relative Rights. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) except to the extent expressly contemplated by Section 5.3(b), amend, waive or otherwise modify the provisions of any Senior Priority Document or Junior Priority Document or permit GLBR, any Grantor or any Subsidiary to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, any Senior Priority Document or Junior Priority Document, (b) change the relative priorities of the Senior Priority Obligations or the Liens granted under the Senior Priority Documents on the Common Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Common Collateral as among such Senior Secured Parties, (d) impair, as between the Grantors and the Senior Secured Parties, the obligations of the Grantors, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the Senior Priority Documents or (e) prevent or impair the rights of any Senior Priority Agent or any Senior Secured Party to enforce this Agreement (including the priority of the Liens securing the Senior Priority Obligations as provided in Section 2.1) or any of the Senior Priority Documents. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand.

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8.19     References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of the Junior Priority Indenture (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the Junior Priority Indenture, as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been (a) made in accordance with the Junior Priority Indenture, and (b) approved in writing by, or on behalf of, the requisite Senior Secured Parties as are needed under the terms of the Senior Credit Agreements to approve such amendment or modification.

8.20     Additional Intercreditor Agreements. Each party hereto agrees that the Senior Secured Parties (as among themselves) and the Junior Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) governing the rights, benefits and privileges as among the Senior Secured Parties or the Junior Priority Secured Parties, as the case may be, in respect of the Common Collateral, this Agreement and the other Senior Priority Collateral Documents or Junior Priority Collateral Documents, as the case may be, including as to application of proceeds of the Common Collateral, voting rights, control of the Common Collateral and waivers with respect to the Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the Senior Priority Documents. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other Senior Priority Collateral Document or Junior Priority Collateral Document, and the provisions of this Agreement and the other Senior Priority Collateral Documents and Junior Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

8.21     Additional Grantors. Each direct or indirect Subsidiary of any Grantor that hereafter becomes a party to any Senior Priority Document or Junior Priority Document shall acknowledge this Agreement (each an “Additional Grantor”) and shall be bound by the provisions hereof to the same extent as the Company and each other Grantor are so bound.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written

LEUCADIA NATIONAL CORPORATION, as Senior Priority Agent

By:
Name: Title:

Address:

[Signature Page to Intercreditor Agreement]

[U.S. BANK], as Junior Priority Agent

By:
Name: Title:

Address:

[Signature Page to Intercreditor Agreement]

The foregoing Agreement is hereby ACKNOWLEDGED by:

GRANTORS:

GLOBAL BROKERAGE HOLDINGS, LLC

By: Global Brokerage, Inc., its Managing Member

By:
Name:
Title:

FXCM GROUP, LLC

By: GLOBAL BROKERAGE HOLDINGS, LLC, its Managing Member

By: Global Brokerage, Inc., its Managing Member

By:
Name:
Title:

[OTHER SIGNATURE BLOCKS]

GLBR:

GLOBAL BROKERAGE, INC.

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

Annex I

Provision for Junior Priority Notes Indenture

By acceptance of the benefits hereunder and under the other Note Documents, the Company, each Guarantor, the Trustee and each Holder of Notes, whether upon original issue or upon transfer, assignment or exchange thereof, (a) acknowledges that it has received a copy of the Intercreditor Agreement and (b) accepts and agrees that the obligations of Holdings in respect of its Guarantee and the Liens securing the obligations of Holdings in respect of its Guarantee are subject and subordinate to the obligations of Holdings in respect of the Credit Agreement and the other Senior Priority Obligations (as defined in the Intercreditor Agreement), on the terms set forth in the Intercreditor Agreement. This Article and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. By acceptance of the benefits hereunder and under the other Note Documents, each Holder of Notes (a) consents to the subordination of Guarantees and the Liens on any assets of Holdings securing the Notes Obligations on the terms set forth in the Intercreditor Agreement on the terms set forth in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and Collateral Agent on behalf of each Holder of Notes to enter into the Intercreditor Agreement as the Junior Priority Agent (as defined in the Intercreditor Agreement) on behalf of such Holder of Notes as Junior Priority Secured Parties (as defined in the Intercreditor Agreement). In addition, each Holder of Notes authorizes and instructs the Trustee and Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreement and, to the extent contemplated or required by the Intercreditor Agreement, Holdings’ Guarantee and any Security Document to which Holdings is a party, in any such case, without the consent of any Holder. The foregoing provisions are intended as an inducement to the Senior Secured Parties (as defined in the Intercreditor Agreement) under the Senior Priority Documents (as defined in the Intercreditor Agreement) to extend credit to certain Affiliates of the Company and such Senior Secured Parties are intended third party beneficiaries of such provisions. Notwithstanding anything herein or in any other Note Document to the contrary, in the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and the terms of this Indenture or any other Note Document with respect to the priority of any Liens granted by Holdings to the Collateral Agent, any Notes Obligations of Holdings (including Holdings’ Guarantee of the Notes Obligations), the exercise of any right or remedy by the Trustee, the Collateral Agent, any Holder or any other Secured Party or any other subject matter of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

Provision for Junior Priority Collateral Documents

Notwithstanding anything herein or in any other Note Document to the contrary, (a) priority of the Liens granted to the Trustee, the Collateral Agent, any Holder or any other Secured Party under this Agreement and the exercise of any right or remedy by the Trustee, the Collateral Agent, any Holder or any other Secured Party hereunder or under any other Security Document are subject in all respects to the provisions of, the Intercreditor Agreement dated as of [________], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among LEUCADIA NATIONAL CORPORATION, as Senior Priority Agent (as defined therein), and [U.S. BANK], as Trustee and Collateral Agent, and acknowledged by GLOBAL BROKERAGE HOLDINGS, LLC (f/k/a FXCM Holdings, LLC), a Delaware limited liability company (the “Company”), the other grantors signatory thereto and Global Brokerage, Inc., a Delaware corporation (“GLBR”), and (b) in the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and the terms of this Agreement or any other Note Document with respect to the priority of any Liens granted by Holdings to the Collateral Agent, any Notes Obligations of Holdings (including Holdings’ Guarantee of the Notes Obligations), the exercise of any right or remedy by the Trustee, the Collateral Agent, any Holder or any other Secured Party or any other subject matter of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

Exhibit D

New Notes Indenture

GLOBAL BROKERAGE, INC.

AND THE GUARANTOR PARTY HERETO

7.00% SECURED PIK TOGGLE NOTES DUE [202_]1

INDENTURE

Dated as of [_______], 2018

[US Bank]

Trustee and Collateral Agent

Reference is made to the Intercreditor Agreement, dated as of [_______], 2018, among Leucadia National Corporation, [__________] and the other parties thereto, and acknowledged and agreed by Global Brokerage Holdings, LLC (the “Intercreditor Agreement”). Each holder of Junior Priority Obligations (as defined therein) (i) consents to the subordination of Liens and Guarantees provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Junior Priority Agent (as defined therein) on behalf of the Holders (as defined herein) to enter into the Intercreditor Agreement as Trustee and Collateral Agent on behalf of the Holders. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement (as defined herein) and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

[1]	NTD: Five (5) years after the Issue Date.

2

3

INDENTURE, dated as of [______________], 2018, among Global Brokerage, Inc., a Delaware corporation (the “Company”), the Guarantor (as defined) and [US Bank], as trustee and collateral agent.

The Company, the Guarantor (as defined) and the Trustee (as defined) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 7.00% Secured PIK Toggle Notes due [202_] (collectively with any PIK Interest Notes that may be issued as a result of a PIK Payment (as defined), the “Notes”):

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of the Notes, initially in an aggregate principal amount not to exceed $[insert amount equal to $172,500,000.00 plus the amount of accrued but unpaid interest on the Existing Notes as of the Petition Date (each as defined in the Plan of Reorganization)], and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture;

WHEREAS, the Form of Note and the certificate of authentication to be borne by each Note are to be substantially in the forms hereinafter provided; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Company, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

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NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01     Definitions.

“Adjusted Principal Amount” mean the lesser of (i) $172,500,000 and (ii) the original aggregate principal amount of Notes less the principal amount of all Notes redeemed, repurchased, acquired or retired pursuant to a Sinking Fund Offer or otherwise without giving effect to the issuance of any PIK Interest Notes (for the purposes of the foregoing, all redemptions, repurchases, acquisitions or retirements of the Notes shall be deemed to reduce the original $172,500,000 aggregate principal amount of Notes before the principal amount of any PIK Interest Notes is deemed reduced).

“Administrative Agent” means Leucadia National Corporation, in its capacity as Administrative Agent under the Credit Agreement and its successors in such capacity.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means the Collateral Agent, Custodian, any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note at any redemption date, the excess of (1) the present value at such time of (a) redemption price of such Note as of the Maturity Date (without regard to accrued and unpaid interest) plus (b) all required interest payments due on such Note through the Maturity Date (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the principal amount of such Note. The Applicable Premium will be calculated by the Company in good faith and the Trustee shall have no obligation to calculate or verify the calculation of the Applicable Premium. For clarity, interest paid as PIK Interest shall not be deemed unpaid for purposes of the calculation of Applicable Premium, and Notes issued as PIK Interest Notes will be treated in the same manner as other Notes for purposes of calculation of the Applicable Premium.

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“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means

(1) the sale, lease, conveyance or other disposition of any assets (including by way of a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 hereof and/or Section 5.01 and not by the provisions of Section 4.11; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(2) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(3) the disposition of products, services, inventory or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(4) the sale or other disposition of cash or Cash Equivalents;

(5) a Restricted Payment that does not violate Section 4.08;

(6) Permitted Investments;

(7) the creation or perfection of a Lien (but not the sale or other disposition of the properties or assets subject to such Lien); and

(8) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

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“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

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“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within nine months after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Cash Interest” means any interest on the Notes payable in cash.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all property of any kind which is subject to a Lien in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders or which under the terms of any Security Document, is purported to be subject to such a Lien, subject, however, to Sections 13.01(c) and 13.05.

“Collateral Agent” means [______________].

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

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“Company” has the meaning assigned to it in the preamble to this Indenture.

“Company Security Agreement” means [______________].

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 16, 2015, as amended and restated as of [_____], 2018, and as further amended, supplemented and restated as of the Issue Date, by and among Holdings and FXCM Group, on a joint and several basis as borrowers, Leucadia National Corporation, as administrative agent, and the lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith and all other “Obligations” (as defined thereunder), and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), supplemented or refinanced (including by means of sales of debt securities to investors issued pursuant to indentures) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account Control Agreement” means a control agreement satisfactory to the Collateral Agent executed by an institution maintaining any Deposit Account (as defined in accordance with the Uniform Commercial Code as in effect in the State of New York) for any Person, to perfect Collateral Agent’s Lien on such account.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, or is so redeemable at the option of the holder thereof prior to such date, will be deemed to be Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

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“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless the value is less than $5.0 million, in which case it may be determined by an officer of the Company), which determination will be conclusive for all purposes under this Indenture.

“FASB” means Financial Accounting Standards Board.

“Foreign Subsidiaries” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fundamental Change” will be deemed to have occurred at such time after the Notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and the employee benefit plans of the Company and its Subsidiaries, has become the direct or indirect Beneficial Owner of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity;

(2) the consummation of any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Restricted Subsidiaries; or

(3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

“FXCM Group” means FXCM Group, LLC, a Delaware limited liability company.

“FXCM Group Distribution” means any distribution or other payment received by any Restricted Subsidiary on account of such Restricted Subsidiary’s Equity Interest in FXCM Group.

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“FXCM Group LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of FXCM Group, as in effect on the Issue Date.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(c)(1) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Notes with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or Section 2.06 hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a) of the Securities Act), as custodian, with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

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“Guarantors” means:

(1) Holdings; and

(2) any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and other arrangements or agreements designed to protect the Person entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means Global Brokerage Holdings, LLC, a Delaware limited liability company.

“Holdings LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Holdings, dated as of [____________], 2018 as in effect on the Issue Date.

“Holdings Notes” means the 7.00% Secured PIK Toggle Notes due [202_] issued by Holdings to the Company, as amended and restated as of the Issue Date.

“Holdings Security Agreement” means the Second Lien Security Agreement, dated as of the Issue Date, between Holdings and the Collateral Agent.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

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(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property due more than nine months after such property is acquired; and

(6) representing any Hedging Obligations,

if, and to the extent that, any of the items described in clauses (1), (2), (4) and (5) above would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes (1) all Indebtedness described in the preceding paragraph of another Person secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person, and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness described in the preceding paragraph of any other Person.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a Joint Venture that is not a Restricted Subsidiary;

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets by such Person or a Restricted Subsidiary of such Person;

and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

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“Initial Notes” means the first $[insert amount equal to $172,500,000.00 plus the amount of accrued but unpaid interest on the Existing Notes as of the Petition Date (each as defined in the Plan of Reorganization)] aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among Leucadia National Corporation, as the senior priority agent, and the Collateral Agent and the Trustee, as the junior priority agent, and the other parties thereto from time to time, and acknowledged and agreed by Holdings, the Company and the Affiliates of Holdings signatory thereto (as amended, restated or modified in accordance with the terms hereof and thereof from time to time, or replaced, whether upon or after termination or otherwise).

“Interest Payment Date” has the meaning specified in Exhibit A hereto.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations) advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.08(b). The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.08(b). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

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“Issue Date” means the date of this Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries directly or indirectly makes any Investment.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a scheduled payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means [_________]2, [202_].

“Minimum Cash Reserve Amount” means the sum of (i) the amount of Cash Interest due on the Notes on the next Interest Payment Date (without giving effect to any election to pay PIK Interest on such date), (ii) the aggregate amount of specifically identified reasonable corporate expenses that are reasonably expected to be paid over the following 6 months (in each case as estimated by the Company in good faith) that are not expected to be paid with the proceeds of either (x) Permitted Payments pursuant to clause (iii) of the definition thereof set forth in the FXCM Group LLC Agreement or (y) distributions on account of Additional Expenses (as defined in FXCM Group LLC Agreement), (iii) any amounts received as Permitted Payments pursuant to clause (iii) of the definition thereof set forth in the FXCM Group LLC Agreement to the extent such amounts are being held for the use specified therein, (iv) distributions on account of Additional Expenses (as defined in FXCM Group LLC Agreement) to the extent such amounts are being held for the payment of such specific expenses and (v) $250,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Note Documents” means this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and the Security Documents (other than any Security Documents that do not secure the Notes Obligations).

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s Obligations under this Indenture and the Notes.

[2]	NTD: Five (5) years after the Issue Date.

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“Noteholder Protections” has the meaning assigned to it in the Holdings LLC Agreement.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and any PIK Interest Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any increase in principal amount as a result of a PIK Payment and any PIK Interest Notes in respect thereof.

“Obligations” means all indebtedness, liabilities and obligations, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP from time to time, including, without limitation, any principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including any interest, fees and expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Indenture, whether or not such interest, fees or expenses is an allowed claim under any such proceeding or under applicable state, federal or foreign law) payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 12.03 hereof.

“OID Note Legend” means the legend set forth in Section 2.06(c)(2) hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.03 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Investments” means

(1) any Investment in the Company or in a Restricted Subsidiary of the Company, other than any Investment by the Company in Holdings or a Restricted Subsidiary of Holdings made from the proceeds of any payments received by the Company in connection with the Holdings Notes;

(2) purchases of Notes pursuant to Section 4.17;

(3) any Investment in Cash Equivalents or Investment Grade Securities;

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(4) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Guarantees of Indebtedness of the Company or a Guarantor permitted under Section 4.10;

(8) any Investments outstanding on the Issue Date;

(9) any Investments in FXCM Group and any Subsidiary of FXCM Group; provided, however, that no additional capital contributions, loan or advances may be made after the Issue Date; and

(10) time deposits, demand deposits, certificates of deposit, or bankers’ acceptances, in each case, maturing within one year from the date of acquisition thereof or (y) overnight bank deposits, in each case under this clause, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $100,000,000.

“Permitted Liens” means:

(1) Liens on assets of Holdings securing the Credit Agreement and all obligations thereunder to the extent such Indebtedness is permitted to be incurred under Section 4.10(b)(1) or Section 4.10(b)(4);

(2) Liens in favor of the Collateral Agent securing (i) the Notes Obligations, including the Notes, any increase in principal amount as the result of a PIK Payment and any PIK Interest Notes in respect thereof and the related Note Guarantees and (ii) any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture;

(3) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(4) any attachment or judgment Lien that does not constitute an Event of Default;

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(5) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution;

(6) Liens arising under this Indenture in favor of the Trustee and the Collateral Agent for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(7) Liens imposed by law such as Liens of landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and for which adequate reserves have been established in accordance with GAAP (if so required);

(8) Liens arising from deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of benefits; and

(9) Liens arising from precautionary filings of financing statements in connection with assets that are not owned by Company or any Restricted Subsidiary (including in connection with operating leases entered into in the ordinary course of business).

“Permitted Payment” has the meaning assigned to it in the FXCM Group LLC Agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any Guarantor (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness being extended, renewed, refunded, discharged, refinanced, replaced or defeased;

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(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by any Guarantor who is an obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided, however, that a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Guarantor was an obligor or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Tax Distributions” means, with respect to any Restricted Subsidiary, any tax distributions to its equityholders in amounts not to exceed (i) amounts received as tax distributions pursuant to Section 6.4(f) of the FXCM Group LLC Agreement, reduced by (ii) the product of (A) the amount of any deductions or losses of Holdings with respect to a calendar year other than any deductions or losses allocated from FXCM Group to Holdings with respect to such calendar year and (B) the Tax Rate (as defined in the FXCM Group LLC Agreement).

“Permitted TRA Payments” means payments pursuant to the Tax Receivable Agreement not in excess of the amounts that would be due under the Tax Receivable Agreement assuming that no Change of Control (as defined in the Tax Receivable Agreement) or event that would require payment of the Early Termination Payment (as defined in the Tax Receivable Agreement) has occurred.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Responsible Officer” when used with respect to the Trustee, means any officer within the corporate trust group of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

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“Secured Notes Refinancing Indebtedness” shall mean Permitted Refinancing Indebtedness incurred by the Company or any Guarantor in respect of the Notes or any other Secured Notes Refinancing Indebtedness as to which the Company has notified the Trustee and the Collateral Agent in writing, shall constitute “Secured Notes Refinancing Indebtedness”.

“Secured Notes Refinancing Transfer Date” shall mean the date on which the Company certifies in writing to the Trustee and Collateral Agent that Secured Notes Refinancing Indebtedness constitutes a majority of the sum of the outstanding principal amount of the Notes and Secured Notes Refinancing Indebtedness.

“Secured Parties” means, collectively, the Trustee, the Collateral Agent, the Holders of the Notes and any other holders of any Notes Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Company Security Agreement and the Holdings Security Agreement, each required joinder agreement, the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sinking Fund Account” means [_____________________].

“Special Member” has the meaning assigned to it in the Holdings LLC Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement or any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to such Guarantor’s Note Guarantee pursuant to a written agreement, as the case may be.

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“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax Receivable Agreement” means the tax receivable agreement, dated as of December 1, 2010, by and among the Company and the other Persons from time to time a party hereto, as in effect on the Issue Date.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means with respect to the Notes as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to the Maturity Date; provided, however, that if the period from the redemption date to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the final maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) on or prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means [US Bank], in its capacity as Trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

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“Unrestricted Subsidiary” means FXCM Group and any Subsidiary of FXCM Group.

Section 1.02     Other Definitions.

Term	Defined in
Section
“Auction Payment Date”	Section 4.17
“Affiliate Transaction”	4.12
“Authentication Order”	2.02
“Bid Price”	Section 4.17
“Clearing Price”	Section 4.17
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Expiration Date”	Section 4.17
“Fundamental Change Offer”	4.14
“Fundamental Change Payment”	4.14
“Fundamental Change Payment Date”	4.14
1.01 under
“General Partner”	“Indebtedness”
“incur”	4.10
“Legal Defeasance”	8.02
“Notes Obligations”	13.01
“Offered Proceeds”	Section 4.17
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.10
“PIK Interest”	Exhibit A
“PIK Interest Notes”	2.13
“PIK Payment”	2.13
“Registrar”	2.03
“Restricted Payments”	4.08
“Sinking Fund Balance”	Section 4.17
“Sinking Fund Offer”	Section 4.17

Section 1.03     Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

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(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(8) this Indenture shall be governed by the provisions of the TIA, including the requirements to deliver annual opinions with respect to perfection of security interests and opinions with respect to release of Collateral in accordance with this Indenture or the Intercreditor Agreement.

ARTICLE 2
THE NOTES

Section 2.01      Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $1,000 and integral multiples thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and PIK Payments. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02      Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

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If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by at least one Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any PIK Interest Notes as a result of a PIK Payment in accordance with Section 2.13 hereof. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03      Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes. The place of payment with respect to the Notes, in addition to the Corporate Trust Office of the Trustee, shall be an office maintained by the Company in New York, New York, and at such time, if ever, as the Notes are no longer represented by one or more Global Notes, the Company shall appoint and maintain a Paying Agent in the Borough of Manhattan, the City of New York, the intention of the Company being that, after giving effect to the procedures of the Depositary respecting payments on Global Notes, the Notes shall at all times be payable in New York, New York.

The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to each Agent, and the Company’s obligations under Section 7.06 to compensate and indemnify the Trustee shall extend likewise to each Agent.

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Section 2.04      Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or Cash Interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05      Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06      Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

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(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

(c) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

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(2) OID Note Legend. Any Note issued with original issue discount will also bear the following additional legend:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE GENERAL COUNSEL OF THE COMPANY AT [_________________].

(d) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(e) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.14 or 4.17 and 9.04 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

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(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, the Company and the Guarantors may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Company and the Guarantors shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07      Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee and the Company receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee, and the Company to protect the Company, the Guarantors, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

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Section 2.08      Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interests in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Company and the Trustee receives proof satisfactory to each of them that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company or a Subsidiary thereof) holds, by 11:00 a.m. Eastern Time on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09      Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10      Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11      Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act and the Trustee’s customary procedures). Certification of the destruction of all canceled Notes will be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

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Section 2.12      Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company delivered at least 5 Business Days before such notice is to be sent, the Trustee in the name and at the expense of the Company) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13     Issuance of PIK Interest Notes.

(a) In connection with the payment of PIK Interest in respect of the Notes the Company is entitled to, without the consent of the Holders of the Notes (and without regard to any restrictions or limitations set forth in Section 4.10 of this Indenture), issue new Notes (such Notes, the “PIK Interest Notes”) under this Indenture on the same terms and conditions as the Initial Notes (whether by increase of the principal amount of the Global Notes or by issuance of new Definitive Notes to Holders of Definitive Notes) (in each case, a “PIK Payment”). The Initial Notes and any PIK Interest Notes shall be treated as a single class for all purposes under this Indenture, including directions, waivers, amendments, consents, redemptions and offers to purchase, and none of the Holders of any Initial Notes or any PIK Interest Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b) With respect to any issuance of PIK Interest Notes in connection with a PIK Payment, the Company shall set forth in an Officers' Certificate, a copy of which shall be delivered to the Trustee at or prior to original issuance thereof, the following information:

(1) the aggregate principal amount of such PIK Interest Notes to be authenticated and delivered pursuant to this Indenture in respect of such PIK Payment;

(2) the issue date (and the corresponding date from which interest shall accrue thereon and the first Interest Payment Date therefor) and the CUSIP and/or ISIN number and the issue price of such PIK Interest Notes; and

(3) in the case of PIK Interest Notes issued in connection with a PIK Payment, (a) the principal amount of such PIK Interest Notes to be issued by increasing the principal amount of the outstanding Global Notes held in book-entry form and (b) the principal amount of such PIK Interest Notes to be issued by issuing new Definitive Notes.

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Section 2.14      Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest paid as PIK Interest shall be rounded to the nearest $1.00.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01      Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the paragraph of Section 3.07 hereof pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price (if then determined and otherwise the basis for its determination).

Section 3.02     Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis (except that any Notes represented by a Global Note will be redeemed by such method as DTC may require), unless otherwise required by law or applicable stock exchange requirements.

In the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03      Notice of Redemption.

Subject to the provisions of Section 4.17 hereof, at least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or send electronically in the case of Global Notes), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 11 hereof.

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The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price (if then determined and otherwise the basis for its determination);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph in Section 3.07 of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least five Business Days prior to the giving of such notice of redemption, an Officers’ Certificate requesting that the Trustee give such notice and a copy of the notice of redemption that sets forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04       Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, unless the condition described in the notice of redemption, to the extent one exists, does not occur. A notice of redemption may not be conditional.

Section 3.05      Deposit of Redemption.

By 11:00 a.m. Eastern Time on the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest (which amount, for the avoidance of doubt, shall be deposited in cash) on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

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If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date (which amount, for the avoidance of doubt, shall be deposited in cash). If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06      Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07      Optional Redemption.

(a) At any time prior to the Maturity Date, the Company may redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a cash redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01      Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and Cash Interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Any PIK Payment shall be considered paid on the date it is due (a) if PIK Interest Notes (including PIK Interest Notes that are Global Notes) have been issued therefor, such PIK Interest Notes have been executed by the Company and authenticated by the Trustee on or prior to the date the payment is due in accordance with the terms of this Indenture or (b) if the PIK Payment is made by increasing the principal amount of Global Notes then authenticated, the Company has delivered the written request required by Section 2.13 and the Trustee has increased the principal amount of Global Notes then authenticated by the relevant amount on or prior to the date the payment is due.

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On each Interest Payment Date, the Company will pay or cause to be paid Cash Interest in a minimum amount equal to the greater of (x) a portion of the interest then due on the Adjusted Principal Amount of the Notes accrued at a rate of 2.25% per annum and (y) the excess of (i) all cash and Cash Equivalents held by the Company and its Restricted Subsidiaries, including any amount on deposit in the Sinking Fund Account over (ii) the Minimum Cash Reserve Amount less the amount of Cash Interest due on the Notes on the next Interest Payment Date (without giving effect to any election to pay PIK Interest on such date). Any additional interest payable on such Interest Payment Date may be paid as Cash Interest or PIK Interest at the Company’s option. Cash Interest shall be paid to all Holders pro rata in accordance with the respective principal amounts of Notes held by them.

Pursuant to Section 6.4(j) of the FXCM Group LLC Agreement, Holdings will make or cause to be made quarterly requests in writing to FXCM Group for the maximum possible Permitted Payment allowed under the FXCM Group LLC Agreement.

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes pursuant to Section 3.07 or repurchase of Notes pursuant to Section 4.14 or Section 4.17 will be made solely in cash.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02       Maintenance of Office or Agency.

The Company will maintain in the continental United States, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Company for the purpose of service of legal process against the Company or any Guarantor.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation under Section 2.03 to maintain an office or agency in the Borough of Manhattan, the City of New York where any Definitive Notes may be presented or surrendered for any payment. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

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The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof. In case the Company shall fail to maintain any such office or agency or shall fail to give such notice of the location or of any change in the location thereof, such surrenders, presentations, notices and demands may be made at the designated Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee its agent to receive at the aforesaid office all such surrenders, presentations, notices and demands; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Company for the purpose of service of legal process against the Company or any Guarantor.

Section 4.03       Reports.

(a) So long as any Notes are outstanding, the Company shall furnish, to the Trustee, the following financial statements:

(1) as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, commencing with the fiscal quarter ending on or about [__________], an unaudited consolidated balance sheet of the Company as of the end of such fiscal quarter and unaudited consolidated statements of operations and comprehensive income and cash flows of the Company for such fiscal quarter and for the fiscal year-to-date period then ended (in the case of the second and third fiscal quarters of each fiscal year); and

(2) as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, commencing with the fiscal year ending on or about [__________], an audited consolidated balance sheet of the Company as of the end of such fiscal year and audited consolidated statements of operations and comprehensive income, changes in members’ equity and cash flows of the Company for such fiscal year, setting forth in comparative form (where appropriate) the comparable amounts for the previous fiscal year, prepared in accordance with GAAP and accompanied by an opinion thereon of the audit report thereon by a nationally recognized firm of independent public accountants stating that such audited consolidated financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and cash flows in accordance with GAAP, together with a customary “Management’s Discussion and Analysis” provision.

(b) The Company will conduct a conference call for the Holders of the Notes, any prospective investor and any securities analyst to discuss the information furnished pursuant to the previous paragraph no later than three business days after furnishing any information pursuant to Section 4.03(a).

(c) To the extent available to Holdings or the Company, Holdings or the Company shall provide to the Trustee copies of quarterly and annual financial information delivered to the Administrative Agent pursuant to the Credit Agreement promptly following the delivery thereof.

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(d) In the event Holdings receives a written notice pursuant to Section 6.4(j) of the FXCM Group LLC Agreement that the Board of Directors of FXCM Group has determined not to make a distribution of 100% of Excess Cash (as defined in the FXCM Group LLC Agreement), Holdings shall promptly provide such written notice of such determination and the reasons for such determination to the Trustee.

(e) The Company will post the reports specified above on a website accessible to Holders of the Notes, any prospective investor and any securities analyst within 30 days of having been delivered to the Trustee.

(f) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s and the Guarantors’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). The Trustee shall have no duty or responsibility to review such reports, information or documents.

Section 4.04       Compliance Certificate.

(a) The Company and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the other Note Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within five days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05      Taxes.

The Company and each Guarantor will pay prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings.

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Section 4.06      Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07       Corporate Existence.

So long as any of the Notes shall remain outstanding, the Company and Holdings will at all times do or cause to be done all things necessary to preserve and keep in full force and effect their corporate existence.

Section 4.08      Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any dividend payment or distribution made by the Company or any of its Restricted Subsidiaries in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company); provided, that (A) any Restricted Subsidiary may make Permitted Tax Distributions to its equityholders, and (B) any Restricted Subsidiary may be permitted to make distributions to the extent required to enable the Company to make any Permitted TRA Payments, and the Company may make Permitted TRA Payments;

(2) purchase, redeem or otherwise acquire or retire for value (including without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or Holdings or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value prior to the Stated Maturity thereof, any Subordinated Obligation (excluding the purchase or other acquisition of any Subordinated Obligation in anticipation of satisfying a sinking fund obligation, principal installment or final maturity payment, in each case due within 90 days of the date of purchase or other acquisition); or

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(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

(b) The provisions of Section 4.08(a) hereof will not prohibit payments with respect to the Holdings Notes, or repurchases of Holdings Notes by Holdings in connection with repurchases of the Notes by the Company pursuant to Section 4.14 and Section 4.17 or, if Holdings is the Offeror under Section 4.17, set-off of the Holdings Notes as required by Section 4.17.

Section 4.09       Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, permit or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in this Section 4.09 will not apply to encumbrances or restrictions existing under or by reason of:

(1) the Credit Agreement as in effect on the Issue Date or any refinancing of such Indebtedness; provided, that such refinancing does not contain provisions as to dividends or distributions or other provisions that are more restrictive than those contained in the Credit Agreement in effect on the Issue Date;

(2) this Indenture, the Notes, the Note Guarantees and the other Note Documents;

(3) applicable law, rule, regulation, order, approval, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business consistent with past practice, which limitations are applicable only to the assets or property that are the subject of such agreements;

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(6) supermajority voting requirements existing under corporate charters, bylaws, stockholders’ agreements and similar documents and agreements; and

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.10      Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock.

(b) The provisions of Section 4.10(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Holdings of Indebtedness (including letters of credit) under the Credit Agreement consisting of (a) such amounts issued and outstanding on the Issue Date (which, for the avoidance of doubt, cannot be redrawn once repaid or prepaid), plus (b) Indebtedness under the Credit Agreement incurred after the Issue Date in an amount not to exceed $6 million in the aggregate unless, prior to the incurrence of such additional Indebtedness under this Section 4.10(b), the Special Member provides a written notice to the Trustee of its consent to such incurrence;

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Notes to be issued on the Issue Date and the related Note Guarantees (including any increase in principal amount as a result of a PIK Payment and any PIK Interest Notes in respect thereof) and (b) the Holdings Notes outstanding on the Issue Date and the related guarantees thereof (including any increase in principal amount and any PIK interest notes in respect thereof, in each case as a result of a PIK payment);

(3) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under clauses (1) and (2) of this Section 4.10(b) or this clause (4);

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the Tax Receivable Agreement; and

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(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Indebtedness in respect of bid, performance or surety bonds, appeal bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Company or a Restricted Subsidiary in the ordinary course of business (including those incurred to secure health, safety and environmental obligations in the ordinary course of business);

(8) Indebtedness in the ordinary course of business owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Loan Parties, pursuant to reimbursement or indemnification obligations to such person; and

(9) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business.

(c) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such asset at such date of determination; and

(B) the amount of the Indebtedness of the other Person.

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Section 4.11     Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sales; provided, that nothing in this Indenture shall prohibit or limit any sale, lease, conveyance or other disposition resulting from the enforcement by any Senior Secured Party (as defined in the Intercreditor Agreement) of such Senior Secured Party’s rights pursuant to the terms of the Senior Priority Documents (as defined in the Intercreditor Agreement) or the Intercreditor Agreement.

Section 4.12      Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.12(a);

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.12 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(C) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a written opinion as to the fairness of such Affiliate Transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.12(a) hereof:

(1) any employment agreement or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto, including, without limitation, pursuant to the Company’s long-term incentive compensation plan, as amended;

(2) transactions between or among the Company and/or its Restricted Subsidiaries; provided, that in a transaction including the Company the transaction is on terms that are no less favorable to the Company than those that would have been obtained in a comparable transaction by the Company with an unrelated Person;

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(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) reasonable fees and expenses and compensation paid to, and indemnity or insurance provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiaries as determined in good faith by the Board of Directors;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt by the Company of a capital contribution from, Affiliates (or a Person that becomes an Affiliate) of the Company;

(6) Restricted Payments that do not violate Section 4.08 hereof;

(7) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(8) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any written agreement to which the Company or any of its Restricted Subsidiaries is a party on the Issue Date and which is listed on Schedule 4.12 to this Indenture, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not materially and adversely affect the rights of any Holders of the Notes (as determined in good faith by the Board of Directors of the Company) as compared to the terms of the agreements in effect on the Issue Date; 3

(9) the Tax Receivable Agreement and any payments or distributions related thereto;

(10) the Credit Agreement as in effect on the Issue Date and performance of obligations thereunder and in connection therewith; and

(11) that certain [Shared Services Agreement, by and between the Company and [FXCM Group], dated as of ________, 201[_]] as in effect on the Issue Date.

Section 4.13     Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (whether now owned or hereafter acquired), securing any Indebtedness of the Company or any Guarantor.

3 NTD: Any Affiliate Transactions in place as of the Issue Date may be listed on Schedule 4.12.

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Section 4.14     Offer to Repurchase Upon Fundamental Change.

(a) Upon the occurrence of a Fundamental Change, each Holder of the Notes will have the right to require the Company to make an offer (a “Fundamental Change Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on an record date to receive interest due on the relevant Interest Payment Date (the “Fundamental Change Payment”). Within thirty days following any Fundamental Change, the Company will send a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Fundamental Change and stating:

(1) that the Fundamental Change Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered prior to the expiration of the Fundamental Change Offer will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Fundamental Change Payment Date”);

(3) that any Note not repurchased will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Fundamental Change Payment, all Notes accepted for payment pursuant to the Fundamental Change Offer will cease to accrue interest after the Fundamental Change Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Fundamental Change Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Fundamental Change Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Fundamental Change Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 4.17 hereof or this Section 4.14 by virtue of such compliance.

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(c) Promptly following the expiration of the Fundamental Change Offer, the Company will, to the extent lawful, accept for payment all Notes or portions thereof properly tendered pursuant to the Fundamental Change Offer, and the Company will:

(1) on the Fundamental Change Payment Date, deposit with the Paying Agent an amount equal to the Fundamental Change Payment in respect of all Notes or portions of Notes properly tendered; and

(2) on the Fundamental Change Payment Date, deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Fundamental Change Payment Date, the Paying Agent will send to each Holder of Notes properly tendered the Fundamental Change Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof (or $1.00 or an integral multiple thereof in the case of any PIK Interest Notes). Any Note so accepted for payment will cease to accrue interest on and after the Fundamental Change Payment Date unless the Company defaults in making the Fundamental Change Payment. The Company will publicly announce the results of the Fundamental Change Offer on or as soon as practicable after the Fundamental Change Payment Date.

(d) Notwithstanding anything to the contrary in this Section 4.14, the Company will not be required to make a Fundamental Change Offer upon a Fundamental Change if (1) a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Fundamental Change Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(e) A Fundamental Change Offer may be made in advance of a Fundamental Change, and conditioned upon the occurrence of such Fundamental Change, if a definitive agreement is in place for the Fundamental Change at the time of making the Fundamental Change Offer.

(f) Notes repurchased by the Company pursuant to a Fundamental Change Offer will have the status of Notes issued but not outstanding or will be retired and canceled, at the Company’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

(g) The provisions described above that require the Company to make a Fundamental Change Offer following a Fundamental Change will be applicable regardless of whether or not any other provisions of this Indenture are applicable.

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Section 4.15     Additional Note Guarantees and Collateral.

(a) If, after the Issue Date, the Company or Holdings forms or acquires any Domestic Subsidiary, then such Domestic Subsidiary will (i) become a Guarantor by executing and delivering a supplemental indenture in the form attached hereto as Exhibit B and (ii) execute and deliver to the Collateral Agent and the Trustee an amendment, supplement or other instrument in respect of the other Security Documents in form reasonably satisfactory to the Collateral Agent necessary to cause such Domestic Subsidiary to become a grantor thereunder and take all action required thereunder to perfect the Liens created thereunder, as well as to execute and deliver to the Collateral Agent and the Trustee a joinder in the form attached to the Company Security Agreement, in each case within 10 days of the date on which it was formed or acquired. Notwithstanding the foregoing, the Company and Holdings are not permitted to create or acquire new direct or indirect Foreign Subsidiaries other than Unrestricted Subsidiaries.

(b) The Company and each of the Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Holders, duly created and enforceable and perfected Liens upon the Collateral (including any acquired Property or other Property required by any Security Document to become, Collateral after the Issue Date), in each case, as contemplated by, and with the Lien priority required under, the Security Documents, and in connection with any merger, consolidation or sale of assets of the Company or any Guarantor, the property and assets of the Person which is consolidated or merged with or into the Company or any Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Company or such Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Liens, in the manner and to the extent required under the Security Documents.

(c) Upon the reasonable request of the Collateral Agent at any time and from time to time, the Company and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, financing statements, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Security Documents for the benefit of the holders of Obligations.

(d) In addition to the Collateral, from and after the Issue Date, if the Company or any Guarantor acquires any Property that constitutes Collateral for the Indebtedness under the Notes if and to the extent that any Security Document, as applicable, requires any supplemental security document for such Collateral or other actions to achieve a perfected Lien on such Collateral, the Company shall, or shall cause the applicable Guarantor to, promptly (but not in any event no later than the date that is 10 Business Days after such transaction), to the extent permitted by applicable law, execute and deliver to the Collateral Agent appropriate Security Documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Agent a valid and enforceable perfected Lien on such Collateral or take such other actions in favor of the Collateral Agent as shall be reasonably necessary to grant a valid and enforceable perfected Lien on such Collateral to the Collateral Agent, for the benefit of Holders of the Notes and the holders of any other Obligations, subject to the terms of this Indenture and the other Note Documents.

(e) The parties hereto agree that, after the date hereof, if the Administrative Agent shall hold or acquire any Lien securing the Credit Agreement on any assets of Holdings or any other Guarantor that are not also subject to a Lien in favor of the Collateral Agent securing the Notes Obligations, then, within 20 Business Days, Holdings or such other Guarantor, as applicable, shall execute and deliver any agreements, filings, instruments or other documents necessary to grant a Lien (subject to the Lien priorities set forth in the Intercreditor Agreement and subject to Section 13.04) on such assets to the Collateral Agent. In no event shall any terms of such agreements, filings, instruments or other documents be required to be more favorable to the Collateral Agent than the relevant terms of the agreements, filings, instruments and/or other documents that created or perfected a Lien on such assets in favor of the Administrative Agent.

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Section 4.16     Sinking Fund Account

Upon the receipt by any Restricted Subsidiary of an FXCM Group Distribution, Holdings will deposit (and such Restricted Subsidiary shall transfer such FXCM Group Distribution to Holdings to enable Holdings to deposit) into the Sinking Fund Account an amount equal to the excess of (i) the amount of all cash and Cash Equivalents of the Company and its Restricted Subsidiaries, after giving effect to the receipt of such FXCM Group Distribution (excluding amounts on deposit in the Sinking Fund Account) over (ii) the Minimum Cash Reserve Amount. Funds on deposit in the Sinking Fund Account may be used solely (x) to repurchase Holdings Notes in connection with the repurchase of Notes by the Company pursuant to Section 4.14 and Section 4.17 or, if Holdings is the Offeror under Section 4.17, to purchase Notes pursuant to Section 4.17 and (y) to pay interest on the Holdings Notes to the extent Holdings and its Restricted Subsidiaries do not have cash on hand in excess of the Minimum Cash Reserve Amount less the amount of Cash Interest due on the Notes on the next Interest Payment Date (without giving effect to any election to pay PIK Interest on such date) that is sufficient to pay in full in cash all of the interest due on the applicable Interest Payment Date.

Section 4.17     Sinking Fund Offer.

(a) If the amount on deposit in the Sinking Fund Account at the end of any fiscal quarter (the “Sinking Fund Balance”) is equal to or greater than $2,500,000, then the Company or Holdings (the “Offeror”) shall make an offer to purchase from all Holders the maximum amount of Notes that can be purchased using an amount equal to (i) 100% of the Sinking Fund Balance pursuant to a modified Dutch auction tender offer (a “Sinking Fund Offer”) less (ii) the expenses estimated by the Issuer to be reasonably necessary to conduct such Sinking Fund Offer (the “Offered Proceeds”), at a cash price not to exceed 100% of the principal amount thereof plus accrued or unpaid interest to the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b) In connection with a Sinking Fund Offer and within 20 Business Days following the end of the relevant fiscal quarter, the Offeror will deliver electronically or mail a notice to each Holder and beneficial owner of Notes (with a copy to the Trustee and the Paying Agent) including the amount of the Offered Proceeds and offering to repurchase Notes on the payment date specified in the notice (the “Auction Payment Date”), which date will be no earlier than 20 Business Days and no later than 25 Business Days from the date such notice is delivered electronically or mailed, other than as may be required by applicable law. The Sinking Fund Offer shall include customary procedures to enable Holders and beneficial owners of Notes to tender Notes pursuant to the Sinking Fund Offer, including providing for bid increments of no less than $2.50 or more than $5.00 per $1,000 principal amount of Notes, and providing that Holders will be entitled to withdraw their tenders if the Paying Agent receives, not later than the close of business on the Business Day prior to the Auction Payment Date (the “Expiration Date”), a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have its Notes purchased.

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(c) The Sinking Fund Offer will provide that no later than the close of business on the Expiration Date, each Holder may provide notice to the Offeror of the maximum aggregate principal amount of its Notes which it is willing to tender and the minimum bid price per $1,000 principal amount of Notes (the “Bid Price”), together with accrued and unpaid interest, that it is willing to accept in connection with the Sinking Fund Offer. On the Expiration Date, the Offeror will determine the clearing price, which shall be the lowest Bid Price at which the Offeror would be able to repurchase Notes from Holders tendering with a Bid Price at or below such price for an amount, including accrued and unpaid interest, equal to or greater than the Offered Proceeds (the “Clearing Price”); provided, that appropriate adjustments will be made to avoid purchases of Notes in principal amounts other than in integral multiples of $1,000 (or $1.00 in the case of PIK Interest Notes). An amount equal to the excess of the Offered Proceeds over the amount expended to purchase Notes in the Sinking Fund Offer shall remain on deposit in the Sinking Fund Account for use in repurchases in subsequent Sinking Fund Offers.

(d) The Offeror will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes. To the extent that the provisions of any securities laws or regulations conflict with the Sinking Fund Offer provisions of this Indenture, the Offeror will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Sinking Fund Offer provisions of this Indenture by virtue of such compliance.

(e) On the Auction Payment Date, the Offeror shall, to the extent lawful:

(1) accept for payment the Notes that are validly tendered in the Sinking Fund Offer at a Bid Price that is equal to or lower than the Clearing Price; provided, that if the aggregate purchase price, including accrued and unpaid interest, with respect to Notes tendered in the Sinking Fund Offer exceeds the Offered Proceeds, then (i) all Notes tendered with a Bid Price less than the Clearing Price will be accepted, (ii) all Notes tendered with a Bid Price equal to the Clearing Price will be accepted for purchase on a pro rata basis based on the principal amount of such Notes tendered, and (iii) no Notes tendered with a Bid Price higher than the Clearing Price will be accepted;

(2) deposit with the Paying Agent an amount equal to (x) the Clearing Price multiplied by (y) the aggregate principal amount of each such Holder’s Notes accepted for payment in the Sinking Fund Offer divided by $1000, plus accrued and unpaid interest to the Auction Payment Date; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Offeror.

(f) The Paying Agent shall promptly mail or pay by wire transfer to each Holder of Notes properly tendered the payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in an integral multiple of $1,000 (or $1.00 in the case of PIK Interest Notes).

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(g) The Offeror shall inform the Holders, the Trustee and the Paying Agent of the results of the Sinking Fund Offer on or as soon as reasonably practicable after the Auction Payment Date.

(h) To the extent that Holdings is the Offeror, any Notes purchased or acquired in the Sinking Fund Offer shall be automatically and immediately cancelled by being set-off against an equal principal amount of the Holdings Notes.

Section 4.18     Line of Business; FXCM Group Distributions.

So long as any of the Notes shall remain outstanding, the Company and its Restricted Subsidiaries shall not at any time (i) engage in any activity or line of business other than the business of holding Equity Interests in FXCM Group, as well as any activities that are ancillary or complimentary to or necessary or appropriate in connection therewith and (ii) use any FXCM Group Distribution for any purpose other than (x) deposits into the Sinking Fund Account pursuant to Section 4.16, (y) payments on account of the Holdings Notes, the proceeds of which will be used by the Company to make payments on account of the Notes and (z) payment of reasonable expenses of the Company and its Restricted Subsidiaries.

ARTICLE 5

SUCCESSORS

Section 5.01     Merger, Consolidation, or Sale of Assets.

Neither the Company nor Holdings shall, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Company or Holdings, as applicable, is the surviving corporation); or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to another Person; provided, that as long as the Company complies with Section 4.14 hereof, this Section 5.01 shall not prohibit any Fundamental Change; provided, further, that nothing in this Indenture shall prohibit or limit any sale, lease, conveyance or other disposition resulting from the enforcement by any Senior Secured Party (as defined in the Intercreditor Agreement) of such Senior Secured Party’s rights pursuant to the terms of the Senior Priority Documents (as defined in the Intercreditor Agreement) or the Intercreditor Agreement.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01     Events of Default.

Each of the following will be an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

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(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 4.11, Section 4.14, Section 4.17 or 5.01 hereof;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company, any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) failure by the Company, any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (net of any amount covered by insurance provided by a reputable and solvent insurance company), which judgments are not paid, discharged, stayed or fully bonded for a period of 60 days (or, if later, the date when payment is due pursuant to such judgment);

(7) the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

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(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days;

(9) (A) any amendment, restatement, modification, waiver or breach of the Noteholder Protections or (B) the removal or replacement of the Special Member (except as provided in the Holdings LLC Agreement), in each case, without the approval of Holders of not less than a majority in aggregate principal amount of the then outstanding Notes; and

(10) the occurrence of any of the following:

(A) except as permitted by the Note Documents, any Security Document ceases for any reason to be enforceable; provided, that it will not be an Event of Default under this clause (10)(A) if the sole result of the failure of one or more Security Documents to be fully enforceable is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $1.0 million, ceases to be enforceable; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 45 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(B) except as permitted by the Note Documents, any Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $1.0 million, ceases to be an enforceable and perfected Lien, subject only to Permitted Liens; provided, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 45 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(C) the Company or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Guarantor set forth in or arising under any Note Document establishing the Liens or any amendment is made to the Holdings LLC Agreement or FXCM Group LLC Agreement that results in the Collateral Agent’s Lien on Collateral constituting the Capital Stock of Holdings or FXCM Group, as applicable, no longer being permitted thereunder or enforceable;

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(D) except as permitted by any Note Document, (i) any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (ii) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(E) except as otherwise permitted by agreements governing the Holdings Notes, any Holdings Note is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or ceases to constitute a Subordinated Obligation; and

(F) (i) the Company and the Guarantors no longer directly owning in excess of 50% of the outstanding Capital Stock of FXCM Group designated as “Class A Units” and (ii) the Company no longer directly owning in excess of 74% of the outstanding Capital Stock of Holdings designated as “Class A Units”.

Section 6.02     Acceleration.

In the case of an Event of Default specified in clause (7) or (8) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately by notice in writing to the Company and, in the case of notice by Holders, also to the Trustee specifying the applicable Events of Default and that it is a notice of acceleration.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03     Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

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Section 6.04      Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05     Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06      Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07     Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to bring suit for the enforcement of payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), shall not be impaired or affected without the consent of such Holder.

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Section 6.08     Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09     Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10     Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order, subject to compliance with the Intercreditor Agreement:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

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Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11     Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12     The Collateral Agent.

Whenever in the exercise of any remedy available to the Trustee or the exercise of any trust or power conferred on it with respect to the Notes, the Trustee, may also direct the Collateral Agent in the exercise of any of the rights and remedies available to the Collateral Agent pursuant to the Security Documents, and the Collateral Agent shall (subject to Section 13.05) comply with any such direction.

ARTICLE 7

TRUSTEE

Section 7.01     Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

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(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be deemed to have notice, nor shall it be charged with knowledge, of any Default or Event of Default unless a Responsible Officer has actual knowledge thereof or unless written notice of such Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

Section 7.02     Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

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(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including, without limitation, as Collateral Agent), and each Agent.

(i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j) The Trustee shall not be bound to make any investigation into (i) the performance of or compliance with any of the covenants or agreements set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document.

(k) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(l) The permissive rights of the Trustee under this Indenture shall not be construed as duties.

Section 7.03     Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

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Section 7.04     Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05     Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will send to Holders of Notes a notice of the Default or Event of Default within 90 days after it is actually known to the Trustee. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06     Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors will jointly and severally indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

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(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or 6.01(8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07     Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Article 7, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

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Section 7.08     Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09     Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01     Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02     Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

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(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03     Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03(b), 4.05, 4.07, 4.08, 4.09, 4.10, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18 hereof and Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(3) through 6.01(6) hereof will not constitute Events of Default.

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Section 8.04     Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date (in each case assuming the payment of interest as Cash Interest through such date), as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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All of the Collateral will be released from the Lien securing the Notes, as provided under Section 13.05 hereof, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Section 8.05     Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06     Repayment to Company.

Subject to applicable abandoned property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

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Section 8.07      Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01     Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, the Trustee and the Collateral Agent (if applicable with respect to the Security Documents) may amend or supplement this Indenture, the Notes, the Note Guarantees or the other Note Documents without the consent of any Holder of Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

(5) to provide for the issuance of PIK Interest Notes or to increase the outstanding principal amount of the Notes, in each case in accordance with the limitations set forth in this Indenture as of the date hereof;

(6) to release or subordinate Liens on Collateral in accordance with the Note Documents;

(7) to confirm and evidence the release, termination or discharge of any Lien with respect to or securing the Notes or the Note Guarantees when such release, termination or discharge is provided for in accordance with this Indenture and the other Note Documents;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or release the Note Guarantees pursuant to the terms of this Indenture;

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(9) to add any Collateral or to evidence the release of any Liens, in each case as provided in this Indenture or the other Note Documents, as applicable;

(10) with respect to the Security Documents, as provided in the Intercreditor Agreement;

(11) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents; or

(12) to evidence and provide for the acceptance under this Indenture of a successor Trustee.

Each Holder of Notes hereunder (x) consents to the amendment of any Note Document in the manner and for the purposes set forth in this Section 9.01, (y) agrees that it will be bound by and will take no actions contrary to the provisions of any amendment to any Note Document pursuant to Section 9.01 and (z) authorizes and instructs the Trustee and the Collateral Agent (and the Trustee to direct the Collateral Agent, if necessary) to enter into any amendment to any Note Document pursuant to this Section 9.01 on behalf of such Holder of Notes.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02     With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent (if applicable with respect to the Security Documents) may amend or supplement this Indenture, the Notes, the Note Guarantees and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, the PIK Interest Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Section 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees and the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, PIK Interest Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture and will direct the Collateral Agent to execute any amendment or supplement to the Security Documents unless such amended or supplemental indenture or such Security Document amendment or supplement affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture and may but shall not be obligated to direct the Collateral Agent to enter into such amendment or supplement to the Security Documents.

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It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to bring suit for the enforcement of payments of principal of, or interest or premium, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note;

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture or the Note Documents; or

(9) make any change in the preceding amendment and waiver provisions.

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In addition, any amendment or supplement to, or waiver of, the provisions of this Indenture or any Note Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Section 9.03     Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04     Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee and Collateral Agent to Sign Amendments, etc.

The Trustee and the Collateral Agent will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and/or the Collateral Agent. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee and the Collateral Agent will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

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ARTICLE 10
NOTE GUARANTEES

Section 10.01     Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, redemption or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

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Section 10.02     Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03     Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or a supplemental indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the Issue Date, if required by Section 4.15 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04     Guarantors May Consolidate, etc., on Certain Terms.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor.

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Section 10.05     Releases.

Upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

Section 10.06     Guarantee Subordination; Intercreditor Agreement.

By acceptance of the benefits hereunder and under the other Note Documents, the Company, each Guarantor, the Trustee and each Holder of Notes, whether upon original issue or upon transfer, assignment or exchange thereof, (a) acknowledges that it has received a copy of the Intercreditor Agreement and (b) accepts and agrees that the obligations of Holdings in respect of its Guarantee are subject and subordinate to the obligations of Holdings in respect of the Credit Agreement and the other Senior Priority Obligations (as defined in the Intercreditor Agreement), on the terms set forth in the Intercreditor Agreement. This Article is subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. By acceptance of the benefits hereunder and under the other Note Documents, each Holder of Notes (a) consents to the subordination of Guarantees on the terms set forth in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, and (c) authorizes and instructs the Trustee and the Collateral Agent on behalf of each Holder of Notes to enter into the Intercreditor Agreement as the Junior Priority Agent (as defined in the Intercreditor Agreement) on behalf of such Holders of Notes as Junior Priority Secured Parties (as defined in the Intercreditor Agreement). In addition, each Holder of Notes authorizes and instructs the Trustee and Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreement and, to the extent contemplated or required by the Intercreditor Agreement, Holdings’ Guarantee, in any such case, without the consent of any Holder. The foregoing provisions are intended as an inducement to the Senior Secured Parties (as defined in the Intercreditor Agreement) under the Senior Priority Documents (as defined in the Intercreditor Agreement) to extend credit to certain Affiliates of the Company and such Senior Secured Parties are intended third party beneficiaries of such provisions. Notwithstanding anything herein or in any other Note Document to the contrary, in the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and the terms of this Indenture or any other Note Document with respect to any Notes Obligations of Holdings (including Holdings’ Guarantee of the Notes Obligations), the exercise of any right or remedy by the Trustee, any Holder or any other Secured Party or any other subject matter of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

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ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01     Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption (assuming the payment of interest as Cash Interest through such date);

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Section 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture or to relieve the Company from its obligations with respect to the Notes under Article 2 and Section 4.02 hereof.

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Section 11.02     Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money or Government Securities deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01    Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing in the English language and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Global Brokerage, Inc.

55 Water Street, FL 50

New York, New York 10041

Attention: Chief Executive Officer

With a copy to:

King & Spalding LLP

1180 Peachtree Street, NE, 34th Floor

Atlanta, Georgia 30309

Attention: Sarah R. Borders

   Thaddeus D. Wilson

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If to the Trustee:

[US Bank]

[_________________________]

[_________________________]

Attention: [________________]

If to the Collateral Agent:

[US Bank]

[_________________________]

[_________________________]

Attention: [________________]

The Company, any Guarantor, the Collateral Agent or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that notices to the Trustee shall only be effective upon actual receipt.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or otherwise sent in accordance with the applicable procedures of the Depositary. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

Notwithstanding anything herein to the contrary, where this Indenture provides for notice in any manner, such notice may be sent or transmitted to Holders of Global Notes in any manner that is in accordance with the procedures of the Depositary and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time.

Section 12.02    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

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(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.04     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05     No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.06     Governing Law.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

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Section 12.07     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.08     Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.09     Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.10     Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.11     Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

ARTICLE 13

COLLATERAL AND SECURITY

Section 13.01     Security Interest.

(a) The due and punctual payment of the Obligations on the Notes and the Obligations of the Guarantors under the Note Guarantees, when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), on the Notes, the Note Guarantees and performance and payment of all other obligations of the Company and the Guarantors to the Holders of the Notes or the Trustee and/or the Collateral Agent under the Note Documents, according to the terms hereunder or thereunder (collectively, the “Notes Obligations”), are secured, as provided in the Security Documents. The Company and each of the Guarantors consent and agree to be bound by the terms of the Security Documents to which they are parties, as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders and the other holders of Secured Notes Refinancing Indebtedness. The Company and the Guarantors shall deliver to the Trustee copies of all Security Documents and all notices and other documents delivered to the Collateral Agent pursuant to this Indenture and the Security Documents.

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(b) Each Holder of the Notes, by its acceptance thereof and of the Note Guarantees, consents and agrees to the terms of the Intercreditor Agreement and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Security Documents) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints (and direct the Trustee to authorize and appoint) [US Bank], as the Collateral Agent. Each Holder of the Notes further directs the Collateral Agent to enter into the Security Documents (including any amendments thereto and any security documents to secure additional Indebtedness in accordance with this Article 13, and to perform its obligations and exercise its rights hereunder in accordance herewith. The Trustee, the Collateral Agent and each Holder of the Notes, by accepting the Notes and the Note Guarantees of the Guarantors (with respect to the Holders) and the benefits of the Note Documents, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of the Holders and all the holders of Secured Notes Refinancing Indebtedness, subject to the Intercreditor Agreement, the Collateral Agent and the Trustee, and the Lien of this Indenture and the Security Documents is subject to and qualified and limited in all respects by the Intercreditor Agreement, the Security Documents and actions that may be taken thereunder.

Section 13.02     Concerning the Trustee.

(a) The Trustee shall not be obligated to take any action (or to direct the Collateral Agent to take any action) under any Security Document without the written direction of the Holders in accordance with this Indenture.

(b) Neither the Trustee nor any of its officers, directors, employees, attorneys or agents shall be responsible or liable (i) for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency, maintenance, renewal or protection of any Lien, or for any defect or deficiency as to any such matters, or (ii) for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so, or (iii) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c) The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in this Indenture are extended to the Trustee when acting under the Note Documents.

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(d) The Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral.

Section 13.03     Authorization of Actions to be Taken.

(a) Subject to the provisions of Section 7.01, Section 7.02 and Section 13.08 hereof and the Security Documents, the Trustee, upon the written direction of the Holders holding a majority of the aggregate outstanding principal amount of the Notes shall direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Liens on the Collateral;

(2) enforce any of the terms of the Security Documents to which the Collateral Agent is a party; or

(3) collect and receive payment of any and all Obligations.

(b) At the Company’s sole cost and expense and subject to the Trustee and the Collateral Agent having been indemnified by the Holders and/or the Company, the Trustee is authorized and empowered (but is not obligated, subject to Section 13.08) to direct the Collateral Agent to institute and maintain, such suits and proceedings as may be reasonably expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders or the Trustee.

Section 13.04     Lien Subordination; Intercreditor Agreement.

By acceptance of the benefits hereunder and under the other Note Documents, the Company, each Guarantor, the Trustee, the Collateral Agent and each Holder of Notes, whether upon original issue or upon transfer, assignment or exchange thereof, (a) accepts and agrees that it has received a copy of the Intercreditor Agreement and (b) accepts and agrees that the Liens securing the obligations of Holdings in respect of its Guarantee are subject and subordinate to the Liens securing the obligations of Holdings in respect of the Credit Agreement and the other Senior Priority Obligations (as defined in the Intercreditor Agreement), on the terms set forth in the Intercreditor Agreement. This Article 13 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. By acceptance of the benefits hereunder and under the other Note Documents, each Holder of Notes (a) consents to the subordination of the Liens on any assets of Holdings securing the Notes Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and the Collateral Agent on behalf of each Holder of Notes and each holder of Secured Notes Refinancing Indebtedness to enter into the Intercreditor Agreement as the Junior Priority Agent (as defined in the Intercreditor Agreement) on behalf of such Holders of Notes and holders of Secured Notes Refinancing Indebtedness as Junior Priority Secured Parties (as defined in the Intercreditor Agreement). In addition, each Holder of Notes authorizes and instructs the Trustee and the Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreement and, to the extent contemplated or required by the Intercreditor Agreement, any Security Document to which Holdings is a party, without the consent of any Holder. The foregoing provisions are intended as an inducement to the Senior Secured Parties (as defined in the Intercreditor Agreement) under the Senior Priority Documents (as defined in the Intercreditor Agreement) to extend credit to certain Affiliates of the Company and such Senior Secured Parties are intended third party beneficiaries of such provisions. Notwithstanding anything herein or in any other Note Document to the contrary, in the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and the terms of this Indenture or any other Note Document with respect to the priority of any Liens granted by Holdings to the Collateral Agent, any Notes Obligations of Holdings (including Holdings’ Guarantee of the Notes Obligations), the exercise of any right or remedy by the Trustee, the Collateral Agent, any Holder or any other Secured Party or any other subject matter of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

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Section 13.05     Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby acknowledge the Company’s appointment of the Collateral Agent as the Trustee’s and the Holders’ collateral agent under this Indenture and the Security Documents, and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorize the Collateral Agent to take such action on their behalf under the provisions of this Indenture and the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Security Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such on the express conditions contained in this Section 13.05. The provisions of this Section 13.05 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders, the Company or any of the other Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company or any other Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent shall not be construed to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may execute any of its duties under this Indenture and the Security Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and the written advice of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects as long as such selection was made without negligence or willful misconduct.

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(c) None of the Collateral Agent or any of its agents or employees shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence, bad faith or willful misconduct) or under or in connection with any Security Documents or the transactions contemplated thereby (except for its own gross negligence, bad faith or willful misconduct), or (ii) be responsible in any manner to the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Guarantor contained in this Indenture or any of the Security Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture or any of the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or any of the Security Documents, or for any failure of the Company or any other Guarantor or any other party to this Indenture or any of the Security Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its agents or employees shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or any of the Security Documents or to inspect the properties, books or records of the Company or any other Guarantor.

(d) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee acting in accordance with Article 6 (subject to this Section 13.05 and Section 13.08); provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(e) The Collateral Agent may resign at any time by so notifying the Company and the Trustee in writing at least thirty (30) days prior to the proposed date of resignation, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor Collateral Agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor Collateral Agent, which may be the same Person as the Trustee. If no successor Collateral Agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation), the Collateral Agent, the Company or the Holders of at least 10% in principal amount of the then outstanding principal amount of the Notes shall be entitled to petition at the expense of the Company a court of competent jurisdiction to appoint a successor Collateral Agent. A successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Company. Thereupon, the resignation of the retiring Collateral Agent shall become effective, and the successor Collateral Agent shall have all the rights, powers and the duties of the Collateral Agent under this Indenture and the Security Documents. The successor Collateral Agent shall mail a notice of its succession to the Trustee. The retiring Collateral Agent shall promptly transfer all property held by it as Collateral Agent to the successor Collateral Agent, provided that all sums owing to the retiring Collateral Agent hereunder have been paid. Notwithstanding the replacement of the Collateral Agent pursuant to this Section 13.05(e), the Company’s obligations under this Section 13.05 and Section 7.06 shall continue for the benefit of the retiring Collateral Agent.

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(f) Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.

(g) The Trustee is authorized and directed by the Holders and the Holders by acquiring the Notes are deemed to have authorized the Trustee, as applicable, to (i) enter into the Security Documents to which it is a party, (ii) bind the Holders on the terms as set forth in such Security Documents, (iii) perform and observe its obligations and exercise its rights and powers under such Security Documents, including entering into amendments permitted by the terms of this Indenture or the Security Documents and (iv) cause the Collateral Agent to enter into and perform its obligations under the Security Documents. The Collateral Agent is authorized and directed by the Trustee and the Holders and the Holders by acquiring the Notes are deemed to have authorized the Collateral Agent, to (i) enter into the Security Documents to which it is a party, (ii) bind the Trustee and the Holders on the terms as set forth in such Security Documents and (iii) perform and observe its obligations and exercise its rights and powers under such Security Documents, including entering into amendments permitted by the terms of this Indenture or the Security Documents. Each Holder, by its acceptance of a Note, is deemed to have consented and agreed to the terms of each Security Document, as originally in effect and as amended, restated, replaced, supplemented or modified from time to time in accordance with its terms or the terms of this Indenture.

(h) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any of the other Guarantors or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto.

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(i) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by an authorized officer, unless it is proved that the Collateral Agent was negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), and (iii) may consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act. For the avoidance of doubt, nothing herein shall require the Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created by the Security Documents (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it under this Indenture or any Security Document) and such responsibility shall be solely that of the Company.

Notwithstanding anything else to the contrary herein, the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except, subject to Section 13.08, discretionary rights and powers required in writing by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (or such other number or percentage of the aggregate principal amount of Notes as shall be necessary under the circumstances as provided in the Indenture). Whenever reference is made in any Security Documents to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall have no duty and shall be fully justified in failing or refusing to take any such action under the Security Documents unless, subject to Section 13.08, it shall have received written instructions from the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (or such other number or percentage of the aggregate principal amount of Notes as shall be necessary under the circumstances as provided in the Indenture).

The Collateral Agent may refuse to act if in the Collateral Agent’s opinion such action (i) is contrary to law or the provisions of any Security Documents; (ii) may expose the Collateral Agent to financial or personal liability (unless the Collateral Agent shall have received indemnity and security to its satisfaction for such liability); or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

80

Section 13.06     Release of Liens in Respect of Notes.

The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Notes Obligations, and the right of the Holders to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will terminate and be discharged:

(a) in whole, upon satisfaction and discharge of this Indenture in accordance with Article 11 hereof;

(b) in whole, upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8 hereof;

(c) in part, upon payment in full in cash and discharge of all Notes outstanding under this Indenture and all other Notes Obligations that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Notes are paid in full in cash and discharged (other than contingent indemnity obligations for which no claim has been made);

(d) in whole or in part, with the consent of the Holders of the requisite aggregate principal amount of Notes in accordance with Article 9 hereof; or

(e) if and to the extent required by the Intercreditor Agreement.

Section 13.07 Compensation and Indemnification. The Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.06 (with the references to the Trustee therein being deemed to refer to the Collateral Agent). In addition to and not withstanding any other obligation contained in this Indenture or any Security Documents, the Company and the Guarantors agree to jointly and severally indemnify the Trustee and the Collateral Agent from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages.

Section 13.08     Secured Notes Refinancing Indebtedness.

(a) Notwithstanding anything to the contrary herein, at any time after the Secured Notes Refinancing Transfer Date, any direction of the Collateral Agent otherwise referred to herein as being made by the Trustee, shall only be considered as having been made to the extent: (i) the Collateral Agent receives the same written direction from the Trustee and each other Trustee or Agent for each tranche of Secured Notes Refinancing Indebtedness or (ii) the Collateral Agent shall receive written direction from the holders of at least a majority in aggregate principal amount of the sum of the Notes and the Secured Notes Refinancing Indebtedness then outstanding.

(b) Notwithstanding anything to the contrary herein, at any time after the Secured Notes Refinancing Transfer Date, any direction of the Collateral Agent otherwise referred to herein as being made by the Holders of the Notes, shall only be considered as having been made to the extent the Collateral Agent shall receive written direction from the holders of at least a majority in aggregate principal amount of the sum of the Notes and the Secured Notes Refinancing Indebtedness then outstanding.

81

[Signatures on following page]

82

SIGNATURES

Dated as of [____________]

GLOBAL BROKERAGE, INC.

By:
Name: Title:

GLOBAL BROKERAGE HOLDINGS, LLC

By:
Name: Title:

[US BANK], as Trustee

By:
Name: Title:

Schedule 4.12

Affiliate Transactions

[__________]

EXHIBIT A

[Face of Note]

CUSIP: [                ]

ISIN: [                ]

7.00% Secured PIK Toggle Notes due [202_]

No. —	$[____]

GLOBAL BROKERAGE, INC.

promises to pay to [___] or registered assigns, the principal sum of _____ DOLLARS on [___________, 202_]4.

Interest Payment Dates: [________] and [________]

Record Dates: [________] and [________]

Dated: [●]

[Signature pages to follow]

4 NTD: Five (5) years from the Issue Date.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

GLOBAL BROKERAGE, INC.

By:
Name: Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the 7.00% Secured PIK Toggle Notes due [202_] referred to in the within- mentioned Indenture:

[US BANK], as Trustee

By:
Name: Title:

Dated:

[Back of Note]

7.00% Secured PIK Toggle Notes due [202_]

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. [Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]]

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE GENERAL COUNSEL OF THE COMPANY AT [______________________].

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Global Brokerage, Inc., a Delaware corporation (the “Company”), promises to pay cause to be paid interest on the principal amount of this Note at a rate of 7.00% per annum with respect to both Cash Interest and PIK Interest (as defined below). The Company will pay interest semi-annually in arrears on [_______] and [_______] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”); provided that the first Interest Payment Date shall be [_______], 2018. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum higher than the then applicable interest rate on the Notes to the extent lawful; the Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), from time to time on demand at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the Company pays a portion of the interest on the Notes as Cash Interest and as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders pro rata in accordance with the respective principal amounts of Notes held by them. “PIK Interest” means interest paid on any Notes by, if such Note is a Global Note, increasing the principal amount of such Global Note or, if such Note is a Definitive Note, issuing a new Definitive Note, in each case in a principal amount equal to such interest. PIK Interest on the Notes will be payable [by increasing the principal amount of this Global Note by an amount equal to the amount of PIK Interest on this Note for the applicable Interest Period (rounded up to the nearest whole dollar) as provided in writing by the Company to the Trustee]5 [by issuing a new Definitive Note in certificated form in an aggregate principal amount equal to the amount of PIK Interest on this Note for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, at the written order of the Company, authenticate and deliver such Definitive Note in certificated form for original issuance to the Holder of this Note on the relevant Record Date, as shown on the register of Notes maintained by the Registrar]6. [Following an increase in the principal amount of this Global Note as a result of a PIK Payment, interest on such increased principal amount will accrue from and after the date of such PIK Payment.]7 [Any PIK Interest Note issued as a new Definitive Note in certificated form will be dated as of the applicable Interest Payment Date and interest thereon will accrue from and after such date.]8 All Notes issued pursuant to a PIK Payment will mature on [ ______, 202_]9 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and will have the same rights and benefits as the Notes issued on the date of the Indenture.

5 For Global Notes.

6 For Definitive Notes.

7 For Global Notes.

8 For Definitive Notes.

9 NTD: Five (5) years from the Issue Date.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the [_______] and [_______] next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

On each Interest Payment Date, the Company will pay or cause to be paid Cash Interest in a minimum amount equal to the greater of (x) a portion of the interest then due on the Adjusted Principal Amount of the Notes accrued at a rate of 2.25% per annum and (y) the excess of (i) all cash and Cash Equivalents held by the Company and its Restricted Subsidiaries, including any amount on deposit in the Sinking Fund Account over (ii) the Minimum Cash Reserve Amount less the amount of Cash Interest due on the Notes on the next Interest Payment Date (without giving effect to any election to pay PIK Interest on such date). Any additional interest payable on such Interest Payment Date may be paid as Cash Interest or PIK Interest at the Company’s option. Cash Interest shall be paid to all Holders pro rata in accordance with the respective principal amounts of Notes held by them.

Pursuant to Section 6.4(j) of the FXCM Group LLC Agreement, Holdings will make or cause to be made quarterly requests in writing to FXCM Group for the maximum possible Permitted Payment allowed under the FXCM Group LLC Agreement.

Notwithstanding the foregoing, in connection with the payment of PIK Interest in respect of the Notes the Company is entitled to, without the consent of the Holders of the Notes (and without regard to any restrictions or limitations set forth in Section 4.10 of this Indenture), make PIK Payments.

Following a defeasance of the Notes or the satisfaction and discharge of the Indenture pursuant to Article 8 or 11 thereof, the Company will no longer have any right to pay PIK Interest in lieu of Cash Interest.

(3) PAYING AGENT AND REGISTRAR. Initially, [US Bank], the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of [_______] (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder. The Notes and the Guarantees are secured by Liens on the Collateral pursuant to the Security Documents. The rights of the Holders in the Collateral are subject to the terms of the Intercreditor Agreement and the [______________].

(5) OPTIONAL REDEMPTION. At any time prior to the Maturity Date, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a cash redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date.

(6) SINKING FUND ACCOUNT. Upon the receipt by any Restricted Subsidiary of an FXCM Group Distribution, Holdings will deposit (and such Restricted Subsidiary shall transfer such FXCM Group Distribution to Holdings to enable Holdings to deposit) into the Sinking Fund Account an amount equal to the excess of (i) the amount of all cash and Cash Equivalents of the Company and its Restricted Subsidiaries, after giving effect to the receipt of such FXCM Group Distribution (excluding amounts on deposit in the Sinking Fund Account) over (ii) the Minimum Cash Reserve Amount. Funds on deposit in the Sinking Fund Account may be used solely (x) to repurchase Holdings Notes in connection with the repurchase of Notes by the Company pursuant to Section 4.14 and Section 4.17 or, if Holdings is the Offeror under Section 4.17, to purchase Notes pursuant to Section 4.17 and (y) to pay interest on the Holdings Notes to the extent Holdings and its Restricted Subsidiaries do not have cash on hand in excess of the Minimum Cash Reserve Amount less the amount of Cash Interest due on the Notes on the next Interest Payment Date (without giving effect to any election to pay PIK Interest on such date) that is sufficient to pay the interest due on the applicable Interest Payment Date.

(7) SINKING FUND OFFER. If the amount on deposit in the Sinking Fund Account at the end of any fiscal quarter (the “Sinking Fund Balance”) is equal to or greater than $2,500,000, then the Company or Holdings shall make an offer to purchase from all Holders the maximum amount of Notes that can be purchased using an amount equal to (i) 100% of the Sinking Fund Balance pursuant to a modified Dutch auction tender offer (a “Sinking Fund Offer”) less (ii) the expenses estimated by the Issuer to be reasonably necessary to conduct such Sinking Fund Offer (the “Offered Proceeds”), at a cash price not to exceed 100% of the principal amount thereof plus accrued or unpaid interest to the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date). In connection with a Sinking Fund Offer and within 20 Business Days following the end of the relevant fiscal quarter, the Company will deliver electronically or mail a notice to each Holder and beneficial owner of Notes (with a copy to the Trustee and the Paying Agent) offering to repurchase Notes and will conduct a Sinking Fund Offer according to the procedures required by the Indenture.

(8) REPURCHASE AT THE OPTION OF HOLDER. If there is a Fundamental Change, the Company will be required to make an offer (a “Fundamental Change Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Fundamental Change Payment”). Within 20 days following any Fundamental Change, the Company will mail a notice to each Holder setting forth the procedures governing the Fundamental Change Offer as required by the Indenture.

(9) NOTICE OF REDEMPTION. Notice of redemption will be sent at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in minimum denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. Subject to the issuance of PIK Interest Notes as described herein, the Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, if any, voting as a single class, and any existing Default or Event or Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented as provided in the Indenture.

(13) DEFAULTS AND REMEDIES. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator, member, partner or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Global Brokerage, Inc.

55 Water Street, FL 50

New York, New York 10041

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

 (Print or type assignee’s name, address and zip code)

and irrevocably appoint __________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	PIK Increase	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of _______, 20__, among ________ (the “Guaranteeing Subsidiary”), a subsidiary of ________ (or its permitted successor), a [Delaware] corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and [US Bank], as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [________] providing for the issuance of 7.00% Secured PIK Toggle Notes due [202_] (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

8. RATIFICATION OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ______, 20__

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[US BANK] as Trustee

By:
Name:
Title:

Exhibit E

Second Amended & Restated Leucadia Credit Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

originally dated as of January 16, 2015

as amended and restated as of January 24, 2015

as further amended on each of September 1, 2016, February 22, 2017 and May 8, 2017

and as further amended and restated as of [           ], 2018

among

GLOBAL BROKERAGE HOLDINGS, LLC (f/k/a FXCM Holdings, LLC) and FXCM GROUP, LLC
(f/k/a FXCM Newco, LLC),

as Borrower,

LUK-FX HOLDINGS, LLC,

as the initial Lender,

The other Lenders party hereto from time to time

and

LEUCADIA NATIONAL CORPORATION,

as Administrative Agent

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	22
1.03	Accounting Terms	22
1.04	Rounding	23
1.05	Times of Day	23
1.06	Effect of Restatement; No Novation	23

ARTICLE II.

LOANS; ETC.
2.01	Loans	23
2.02	Borrowing Mechanics	24
2.03	Optional Prepayments	24
2.04	Mandatory Prepayments	24
2.05	Repayment of Loans	27
2.06	Interest	27
2.07	Fees	27
2.08	Computation of Interest and Fees	27
2.09	Evidence of Debt	27
2.10	Payments Generally; Administrative Agent’s Clawback	28
2.11	Sharing of Payments by Lenders	29
2.12	Restructuring Expenses	30

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	30
3.02	[Reserved]	34
3.03	[Reserved]	34
3.04	Increased Costs; Reserves	34
3.05	Compensation for Losses	35
3.06	Mitigation Obligations; Replacement of Lenders	35
3.07	Survival	35

ARTICLE IV.
CONDITIONS PRECEDENT TO EFFECTIVENESS

4.01	Conditions to Closing Date	36
4.02	Conditions to Borrowing	38
4.03	Conditions to Restatement Effective Date	38

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	40
5.02	Authorization; No Contravention	40
5.03	Governmental Authorization; Other Consents	41
5.04	Binding Effect	41
5.05	Financial Statements; No Material Adverse Effect	41
5.06	Litigation	42
5.07	No Default	42
5.08	Ownership of Property; Liens	42
5.09	Insurance	42
5.10	Taxes	42
5.11	ERISA Compliance	43
5.12	Subsidiaries; Equity Interests	43
5.13	Federal Regulations; Investment Company Act	44
5.14	Disclosure	44
5.15	Compliance with Laws	45
5.16	Solvency	45
5.17	Collateral Documents	45
5.18	Employee Matters	45
5.19	OFAC, Anti-Corruption, Etc.	45
5.20	Assignment Agreement and Letter Agreement Representations	46
5.21	Certain Documents	46
5.22	Restatement Effective Date Representations and Warranties	46

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	46
6.02	Certificates; Other Information	47
6.03	Notices	49
6.04	Payment of Obligations	49
6.05	Preservation of Existence, Etc.	50
6.06	Maintenance of Properties	50
6.07	Maintenance of Insurance	50
6.08	Compliance with Laws	50
6.09	Books and Records	51
6.10	Inspection Rights	51
6.11	Use of Proceeds	51
6.12	Covenant to Guarantee and Give Security	51
6.13	Further Assurances	54
6.14	Consolidated Net Losses	54
6.15	Lender Meetings and Weekly Management Update Calls	54
6.16	Post-Closing Matters	54
6.17	Monthly Gross Receipts Reporting and Prepayment	55
6.18	Cash Management	55

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6.19	Non-Consolidation	55

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Liens	55
7.02	Investments	56
7.03	Indebtedness	57
7.04	Fundamental Changes	58
7.05	Dispositions	58
7.06	Restricted Payments	59
7.07	Change in Nature of Business	61
7.08	Transactions with Affiliates	61
7.09	Burdensome Agreements	61
7.10	Use of Proceeds	61
7.11	Holdco	61
7.12	Sanctions	62
7.13	Anti-Corruption Laws	62
7.14	Amendments or Waivers of Organization Documents or Certain Other Documents	62
7.15	Dissolution, Etc. of Certain Subsidiaries	62

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	63
8.02	Remedies Upon Event of Default	65
8.03	Application of Funds	65

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	66
9.02	Rights as a Lender	67
9.03	Exculpatory Provisions	67
9.04	Reliance by Administrative Agent	68
9.05	Delegation of Duties	68
9.06	Resignation of Administrative Agent	68
9.07	Non-Reliance on Administrative Agent and Other Lenders	69
9.08	No Other Duties, Etc.	69
9.09	Administrative Agent May File Proofs of Claim	69
9.10	Collateral and Guaranty Matters	70
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	70

ARTICLE X.
MISCELLANEOUS

10.01	Amendments, Etc.	71
10.02	Notices; Effectiveness; Electronic Communication	72

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10.03	No Waiver; Cumulative Remedies; Enforcement	74
10.04	Expenses; Indemnity; Damage Waiver	74
10.05	Payments Set Aside	76
10.06	Successors and Assigns	76
10.07	Treatment of Certain Information; Confidentiality	79
10.08	Right of Setoff	79
10.09	Interest Rate Limitation	80
10.10	Counterparts; Integration; Effectiveness	80
10.11	Survival of Representations and Warranties	80
10.12	Severability	80
10.13	Replacement of Lenders	81
10.14	Governing Law; Jurisdiction; Etc.	81
10.15	Waiver of Jury Trial	82
10.16	No Advisory or Fiduciary Responsibility	83
10.17	Electronic Execution of Assignments and Certain Other Documents	83
10.18	USA PATRIOT Act	83
10.19	ENTIRE AGREEMENT	83
10.20	Judgment Currency	84
10.21	Electronic Execution of Assignments and Certain Other Documents	84

INDEX OF EXHIBITS AND SCHEDULES:

Exhibit A	Intercreditor Agreement
Schedule 1.01(a)	Regulated Subsidiaries
Schedule 1.01(b)	Permitted Investors
Schedule 2.01	Commitments as of the Closing Date
Schedule 5.10	Certain Tax Matters
Schedule 5.11	ERISA Obligations
Schedule 5.12(a)	Equity Interests; Equity Investments
Schedule 5.12(b)	Permitted Foreign Subsidiaries as of Closing Date
Schedule 7.01	Liens
Schedule 7.02	Investments
Schedule 7.03	Indebtedness
Schedule 10.02	Notice Information

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AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of [       ], 2018, among GLOBAL BROKERAGE HOLDINGS, LLC, a Delaware limited liability company (f/k/a FXCM Holdings, LLC) (“Holdco”), FXCM GROUP, LLC, a Delaware limited liability company (f/k/a FXCM Newco, LLC) (“Group” and together with Holdco, on a joint and several basis as borrowers, shall, unless the context otherwise requires, be referred to herein as the “Borrower”), each lender from time to time party hereto (collectively with their respective successors and permitted assigns, the “Lenders” and individually, a “Lender”), and LEUCADIA NATIONAL CORPORATION, as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower is party to that certain Credit Agreement, dated as of January 16, 2015, as amended and restated as of January 24, 2015, and as further amended on each of September 1, 2016, February 22, 2017 and May 8, 2017 (the “Original Credit Agreement”), among the Borrower and Leucadia National Corporation, as the initial Lender and as the Administrative Agent, under which the initial Lender made Loans to the Borrower in an initial aggregate principal amount of $300,000,000, on the terms and conditions set forth therein.

The parties hereto have agreed to amend and restate the Original Credit Agreement on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Original Credit Agreement shall be and, subject to the satisfaction or waiver of the conditions set forth in Section 4.03, hereby is amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Expense Payments” has the meaning specified in Section 6.8 of the Group LLC Agreement.

“Additional Expenses” has the meaning specified in Section 6.8 of the Group LLC Agreement.

“Administrative Agent” means Leucadia National Corporation in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form provided by the Administrative Agent or any other form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, claims, disputes, hearing (in each case, whether administrative, judicial or otherwise), governmental or regulatory investigation or arbitration (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any claims for Environmental Liabilities), whether pending or, to the knowledge of any Loan Party or any of its Subsidiaries, threatened by or against or affecting any Loan Party or any Subsidiary or any property or revenues of any of the foregoing.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to any Loan Party, “Affiliate” shall also include (a) any members of the board of directors or board of managers (or other equivalent governing body) of GLBR or any Loan Party, (b) any executive or senior officer of GLBR or any Loan Party and (c) any other Affiliates of any of the foregoing. For the purposes of this Agreement, GLBR, Holdco and Group shall be deemed to be Affiliates of each other.

“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments in effect immediately prior to the making of the Loans on the Closing Date was $300,000,000. The amount of the Aggregate Commitments in effect as of the Second Restatement Effective Date is $0.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (as amended) and other anti-corruption or anti-bribery laws and regulations applicable to any Loan Party or Subsidiary from time to time.

“Anti-Money Laundering Laws” means the Bank Secrecy Act (as amended) and other anti-money laundering laws and regulations applicable to any Loan Party or Subsidiary and administered by The United States Department of the Treasury’s Financial Crimes Enforcement Network or any other applicable Governmental Authority.

“Applicable Rate” means, initially, 10.00% per annum; provided that the Applicable Rate shall be increased by 1.50% immediately after each Interest Payment Date; provided, further, that in no event shall the Applicable Rate exceed 20.50% per annum (without giving event to any applicable Default Rate).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means (a) two or more Eligible Assignees that are Affiliates of one another or (b) two or more Approved Funds managed by the same investment advisor.

“Assignment Agreement” means that certain assignment agreement, dated as of January 16, 2015, and entered into prior to the effectiveness of this Agreement by Holdco and Group.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in such form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease.

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“Audited Financial Statements of GLBR” means the audited consolidated balance sheet of GLBR and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Audited Financial Statements of Holdco” means the audited consolidated balance sheet of Holdco and its Subsidiaries for the fiscal year ending December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or in any other state where the Administrative Agent’s Office is located.

“Capital Leases” means all leases that have been or should be recorded, in accordance with GAAP, as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Loan Party or any of its Subsidiaries free and clear of all Liens (other than any Permitted Lien):

(a)        readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)        demand money market or time deposits (including sweep accounts) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender, or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition, and (iii) has combined capital and surplus of at least $300,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)        commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)        Investments, classified in accordance with GAAP as current assets of any Loan Party or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

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“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“CFTC” means the Commodities Futures Trading Commission or any other regulatory body that succeeds to the functions of the Commodities Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of GLBR entitled to vote for members of the board of directors or equivalent governing body of GLBR on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)        GLBR and the Permitted Investors, collectively, shall cease to beneficially own and Control, directly or indirectly, 90% of the issued and outstanding Equity Interests of Holdco entitled to vote for members of the board of directors or equivalent governing body of Holdco on a fully-diluted basis; or

(c)        GLBR shall cease to Control or cease to be the sole managing member of Holdco; or

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(d)        Holdco shall cease to hold a Class A Unit Percentage (as defined in the Group LLC Agreement) of at least 50.1%; or

(e)        during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of any of GLBR, Holdco or Group cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means January 16, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in any of the Collateral Documents and all of the other property that is or is intended under the terms of any Collateral Document to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intercreditor Agreement, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent on the Closing Date or thereafter, pursuant to Section 6.12 or otherwise, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower under the Original Credit Agreement on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.

“Committed Loan Notice” means a notice of borrowing of a Loan, which shall be in such form as may be acceptable to the Administrative Agent.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in form and substance reasonably acceptable to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power (i) with respect to GLBR, any Loan Party or any of their respective Subsidiaries, to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) with respect to GLBR, any Loan Party or any of their respective Subsidiaries or any other Person, to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Debit Accounts Receivable” means the rights to payment of Holdco or any Subsidiary arising in connection with a negative balance in a customer account after the closing of trades and positions in such account or in connection with any liquidation of any or all of a customer’s positions and related margin and any and all proceeds thereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Applicable Rate then in effect plus (b) 2% per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or sub-lease, other disposition (including any sale and leaseback transaction), conveyance of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any exclusive license, exchange of property, sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in one transaction or a series of related transactions.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdco or Group within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Holdco, Group or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdco, Group or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdco, Group or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

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“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Holdco or Group hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) other than in the case of an assignee pursuant to a request by the Borrower under Section 10.13, any United States withholding Tax that is required to be imposed on amounts payable to such recipient pursuant to the Laws in force at the time such recipient becomes a party hereto (or designates a new Lending Office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Holdco or Group with respect to such withholding Tax pursuant to Section 3.01(a)(ii) or Section 3.01(c), (c) Taxes attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(ii), and (d) any Taxes imposed under FATCA or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreement (as defined in Temporary Treasury Regulation Section 1.1471-1T(b)(67)).

“FCA” means the Financial Conduct Authority of the United Kingdom.

“FCM” means a Person that is registered as a “futures commission merchant” pursuant to the Commodity Exchange Act (7 U.S.C. 1 et seq.).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on the applicable Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement relating to certain financing fees, dated January 16, 2015, among Holdco, Group and the Administrative Agent, as amended and restated pursuant to that certain letter agreement relating to certain financing fees entered into on the First Restatement Effective Date by Holdco, Group, the Administrative Agent and the Lenders party thereto from time to time.

“First Restatement Effective Date” means January 24, 2015.

“First-Tier Foreign Subsidiary” means (a) a Foreign Subsidiary all or any portion of whose Equity Interests are owned directly by Holdco, Group or any Guarantor that is a Domestic Subsidiary, (b) a Domestic Subsidiary which owns Equity Interests in one or more Foreign Subsidiaries but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in a Foreign Subsidiary), and (c) a Domestic Subsidiary which is disregarded as separate from its owner for United States federal income tax purposes and which owns Equity Interests in one or more Foreign Subsidiaries.

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“Foreign-Controlled Domestic Subsidiary” means any Domestic Subsidiary all of whose Equity Interests are owned (directly or indirectly) by a Foreign Subsidiary.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Forex Capital Markets” means Forex Capital Markets L.L.C., a Delaware limited liability company.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSA” means the Financial Services Authority of the United Kingdom, or any other regulatory body that succeeds to the functions of the Financial Services Authority, including the FCA.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GLBR” means Global Brokerage, Inc., a Delaware corporation.

“GLBR Notes” means the secured notes issued by GLBR on the Second Restatement Effective Date pursuant to the GLBR Notes Indenture, as in effect on the Second Restatement Effective Date, without giving effect to any amendment or supplement thereto or waiver thereunder (except to the extent expressly permitted by Section 7.14).

“GLBR Notes Documents” means the GLBR Notes Indenture, the Intercreditor Agreement, the GLBR Notes Security Agreement (GLBR), the GLBR Notes Security Agreement (Holdco) and all other agreements, instruments and other documents governing the terms of such GLBR Notes, as in effect on the Second Restatement Effective Date, without giving effect to any amendment or supplement thereto or waiver thereunder (except to the extent expressly permitted by Section 7.14).

“GLBR Notes Indenture” means the indenture, dated as of the date hereof, among GLBR, Holdco, as guarantor, and the Indenture Notes Trustee, as trustee, as in effect on the Second Restatement Effective Date, without giving effect to any amendment or supplement thereto or waiver thereunder (except to the extent expressly permitted by Section 7.14).

“GLBR Notes Security Agreement (GLBR)” means that certain security agreement, dated the date hereof, by and between GLBR and the Indenture Trustee, as collateral agent, as in effect on the Second Restatement Effective Date, without giving effect to any amendment or supplement thereto or waiver thereunder (except to the extent expressly permitted by Section 7.14).

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“GLBR Notes Security Agreement (Holdco)” means that certain second lien security agreement, dated the Second Restatement Effective Date, by and between Holdco and the Indenture Trustee, as collateral agent, as in effect on the Second Restatement Effective Date, without giving effect to any amendment or supplement thereto or waiver thereunder (except to the extent expressly permitted by Section 7.14).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” has the meaning specified in the introductory paragraph hereto.

“Group LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Group, dated as of the date hereof, by and among GLBR, Holdco, Group, LUK-FX Holdings, LLC, and the other members from time to time party thereto in accordance with the terms thereof.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each Subsidiary (other than Group) that is a party to the Guaranty, and shall include (a) all direct and indirect wholly-owned Subsidiaries of Holdco or Group in existence on the Closing Date other than any Foreign Subsidiary to the extent that the Guaranty of such Foreign Subsidiary would have, or (as a result of growth and generation of earnings after the date of measurement) is reasonably expected to have, adverse tax consequences for GLBR, Holdco or any other Loan Party or result in a violation of applicable Laws, (b) each other wholly-owned Subsidiary of Holdco or Group that shall be required to become a party to the Guaranty or execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (c) each other Subsidiary of Holdco that from time to time becomes a party to the Guaranty. Notwithstanding anything contained in this Agreement to the contrary, no Regulated Subsidiary shall be required to be a Guarantor.

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“Guaranty” means that certain Guaranty contained in the Security Agreement, made by Holdco, Group and each of the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties, together with each other guaranty and guaranty supplement or joinder thereto delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, (a) at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract permitted under Article VII, in each case, in its capacity as a party to such Swap Contract.

“Holdco” has the meaning specified in the introductory paragraph hereto.

“Holdco LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Holdco, dated as of the date hereof, without giving effect to any amendment or supplement thereto or waiver thereunder (except to the extent expressly permitted by Section 7.14).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)         the Swap Termination Value under any Swap Contract of such Person;

(d)        all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)        indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)         all Attributable Indebtedness of such Person;

(g)        all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

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(h)        all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or any other Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indenture Trustee” means the trustee under the GLBR Notes Indenture.

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Second Restatement Effective Date, among LUK-FX Holdings, LLC, the Indenture Trustee and Holdco, substantially in the form of Exhibit A hereto, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” means the last Business Day of each March, June, September and December occurring after the Closing Date and the Maturity Date.

“Interim Financial Statements of GLBR” means the unaudited consolidated financial statements of GLBR and its Subsidiaries for the fiscal quarter ended September 30, 2014, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Interim Financial Statements of Holdco” means the unaudited consolidated balance sheet and statement of income or operations of Holdco and its Subsidiaries for the fiscal quarter ended September 30, 2014.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter Agreement” means that certain letter agreement, dated as of the Closing Date, as amended and restated as of the First Restatement Effective Date, by and among GLBR, Holdco, Group, Leucadia National Corporation, as a holder, and the other holders from time to time party thereto in accordance with the terms thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Guaranty, the Fee Letter and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of the Administrative Agent or any Lender in connection with the Original Credit Agreement or any amendments or other modification thereto on or after the Closing Date and prior to the Second Restatement Effective Date or in connection with this Agreement or any amendment or other modification hereto on or after the Second Restatement Effective Date.

“Loan Parties” means, collectively, Holdco, Group and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of either (i) GLBR and its Subsidiaries, taken as a whole, or (ii) the Loan Parties, taken as a whole, other than any material adverse change or material adverse effect resulting from the Swiss Currency Event, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, at any date of determination, each of Holdco’s Subsidiaries (a) whose total assets (on a consolidated basis with its subsidiaries) at the last day of the relevant fiscal period for which financial statements have been delivered pursuant to Section 6.01 (individually or in the aggregate) were greater than 10.0% of the consolidated total assets of Holdco and the Subsidiaries at such date or (b) whose operating income for the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 6.01 (individually or in the aggregate) was greater than 10.0% of the consolidated operating income of Holdco and its Subsidiaries for the twelve-month period then ended.

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“Maturity Date” means January 16, 2019, or, if such date is not a Business Day, the next preceding Business Day.

“Monthly Gross Receipts” means, with respect to any calendar month, the aggregate gross amount of all payments received by Holdco and its Subsidiaries in respect of their respective Debit Accounts Receivable during such calendar month.

“Monthly Gross Receipts Certificate” means an accounting of Monthly Gross Receipts for the applicable calendar month, in form and detail reasonably satisfactory to the Administrative Agent, together with a reconciliation of such receipts against the Monthly Gross Receipts Projection delivered for the same calendar month, which shall be certified by a Responsible Officer of Holdco and Group as fairly presenting the financial information set forth therein.

“Monthly Gross Receipts Projection” means (a) an accounting of all accounts receivable of Holdco and its Subsidiaries as at the first day of the applicable calendar month, and (b) a projection of Monthly Gross Receipts expected to be received during the applicable calendar month, each in form and detail reasonably satisfactory to the Administrative Agent, which shall be certified by a Responsible Officer of Holdco and Group, that the accounting described in clause (a) above fairly presents the financial information set forth therein, and that the projections described in clause (b) were prepared in good faith based upon assumptions believed to be reasonable at the time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdco, Group or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Holdco, Group or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Disposition (other than Dispositions of the type described clause (i) or (ii) of the definition of Net Extraordinary Receipts), means cash payments (including Cash Equivalents and any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Loan Party or Subsidiary from such Disposition, net of (i) any actual third party costs and expenses (including reasonable legal fees and expenses) incurred by any Loan Party or Subsidiary in connection with such Disposition, (ii) any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary within one year of the date of such Disposition in connection with such Disposition (and, in the case of a Disposition by a Foreign Subsidiary, any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary as of the result of the proceeds of such Disposition being, in the most tax efficient manner (as determined by the Borrower in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (A) distributed as a dividend or (B) loaned to any Loan Party or Subsidiary), in each case, as determined by the Borrower and certified as accurate by a Responsible Officer of Holdco to the Administrative Agent in good faith after taking into account any losses of GLBR, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans) that is (a) secured by a Permitted Lien on the stock or assets in question, (b) required to be repaid under the terms thereof or under applicable law as a result of such Disposition and (c) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party.

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“Net Extraordinary Receipts” means any payments or proceeds received in cash or Cash Equivalents by any Loan Party or any Subsidiary (i) under any insurance policy in respect of a covered loss thereunder (including proceeds of business interruption insurance), but excluding proceeds of or payments under (x) directors’ and officer’s insurance or errors and omissions insurance that are applied to an insured loss or liability and (y) other insurance to the extent not applied or reserved in good faith to be applied by such Loan Party or Subsidiary to repay a liability owed by such Loan Party or Subsidiary in respect of which such proceeds were received, (ii) as a result of the taking of any assets of any Loan Party or any Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, (iii) arising from tax refunds or rebates not in the ordinary course of business, (iv) arising from indemnity payments not in the ordinary course of business to the extent not utilized in connection with the cause of action for which such indemnity was granted, (v) arising from purchase price adjustments (other than a working capital adjustment) in connection with any purchase agreements and not in the ordinary course of business, and (vi) consisting of proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any claim or cause of action in respect of or relating to losses on customer accounts or any other claim or cause of action not in the ordinary course of business, in any such case, to the extent such proceeds are not applied to make payments on any indemnification obligations owed by any Loan Party or Subsidiary in connection with such cause of action (including any indemnification of Affiliates pursuant to Section 7.08), in each case net of (a) any actual third party costs and expenses (including reasonable legal fees and expenses) incurred by any Loan Party or any Subsidiary in connection with the foregoing, (b) any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary within one year of the date of the receipt of such payments or proceeds (and, in the case of any such receipt by a Foreign Subsidiary, any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary as of the result of such proceeds being, in the most tax efficient manner (as determined by the Borrower in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (A) distributed as a dividend or (B) loaned to any Loan Party or Subsidiary), in each case, as determined by the Borrower and certified as accurate by a Responsible Officer of Holdco to the Administrative Agent in good faith after taking into account any losses of GLBR, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations, (c) with respect to any proceeds under clause (i) or (ii) above, payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans) that is (x) secured by a Permitted Lien on the assets subject to such loss or other Disposition described in such clauses, (y) required to be repaid under the terms thereof or under applicable law as a result of such loss or other Disposition and (z) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party, (d) amounts immediately payable and actually paid to a Person that is not an Affiliate of any Loan Party, (e) amounts that are received by any Loan Party as reimbursement for any cash payment previously made by such Loan Party.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses but excluding any fees, commissions or discounts paid to any Affiliate of a Loan Party) from the (i) issuance of Equity Interests of or incurrence of Indebtedness by any Loan Party or any Subsidiary and (ii) capital contributions made by a holder of Equity Interests of Holdco (in the case of a Foreign Subsidiary, net of any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary as of the result of such proceeds being, in the most tax efficient manner (as determined by the Borrower in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (a) distributed as a dividend or (b) loaned to any Loan Party or Subsidiary), in each case, as determined by the Borrower and certified as accurate by a Responsible Officer of Holdco to the Administrative Agent in good faith after taking into account any losses of GLBR, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations).

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“New Mirror Notes” means the promissory note, dated as of the date hereof, issued by Holdco payable to GLBR with a principal amount of [insert amount equal to $172,500,000.00 plus the amount of accrued but unpaid interest on the Existing Notes as of the Petition Date (each as defined in the Plan of Reorganization)], as in effect on the Second Restatement Effective Date, without giving effect to any amendment or supplement thereto or waiver thereunder (except to the extent expressly permitted by Section 7.14).

“NFA” means the National Futures Association or any other regulatory body that succeeds to the functions of the National Futures Association.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, in a form reasonably acceptable to the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, existing as of the Closing Date or thereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. Notwithstanding the foregoing, Organization Documents shall include, to the extent applicable, any shareholders or similar agreement.

“Original Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Original Security Agreement” means that certain security and guaranty agreement, dated as of January 16, 2015, among Holdco, Group the Guarantors party thereto and the Administrative Agent, under which each of Holdco, Group and such Guarantors (i) granted Liens to the Administrative Agent on substantially all of their respective assets to secure all of the Obligations under the Original Credit Agreement and the other Loan Documents and (ii) guaranteed all of each other Loan Party’s Obligations under the Original Credit Agreement and the other Loan Documents.

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“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Holdco, Group or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Holdco Tax Distribution” means tax distributions made by Holdco to GLBR and the other holders of Equity Interests in Holdco in an amount consistent with past practice and not to exceed the tax distribution amounts required to be paid in cash pursuant to Section 4.4 of the Holdco LLC Agreement; provided, however, that the payments required under the Tax Receivable Agreement shall not be taken into account for purposes of calculating the Permitted Holdco Tax Distribution. Notwithstanding anything to the contrary in the Agreement, (a) “Permitted Holdco Tax Distributions” shall include distributions to GLBR to fund amounts required to be paid in cash under the Tax Receivable Agreement from time to time, to the extent consented to in writing by the Required Lenders, (b) any reference to the netting of Taxes, Permitted Tax Distributions and/or any other tax distributions in the definitions of Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts or for purposes of any other provision of this Agreement shall only permit netting of any payments required under the Tax Receivable Agreement to the extent such amounts would constitute a Permitted Holdco Tax Distribution pursuant to clause (a) of this definition, and (c) the calculation of Permitted Holdco Tax Distribution shall take into account any losses of GLBR, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations.

“Permitted Foreign Subsidiary” has the meaning specified in Section 6.12.

“Permitted Investors” means (a) those Persons set forth on Schedule 1.01(b), (b) with respect to each Person set forth on Schedule 1.01(b) that is not a natural person, such Person’s successors arising solely as a result of the distribution of the assets of such Person to the holders of its Equity Interests in connection with a voluntary or involuntary dissolution of such Person and (c) with respect to each such Person set forth on Schedule 1.01(b) that is a natural person, his or her spouse and lineal descendants (whether natural or adopted) and any trust established for the benefit of any such individuals.

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“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to Section 7.01.

“Permitted Group Tax Distribution” means Tax Distributions (as defined in the Group LLC Agreement) made by Group to each Holder (as defined in the Group LLC Agreement) pursuant to Section 6.4(f) of the Group LLC Agreement.

“Permitted Tax Distribution” means any Permitted Holdco Tax Distribution and/or Permitted Group Tax Distribution.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Holdco, Group or any ERISA Affiliate or any such Plan to which Holdco, Group or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Regulated Subsidiary” means any Subsidiary to the extent that, and for so long as, it is registered as a FCM, RFED or other regulated entity pursuant to the Commodity Exchange Act (7 U.S.C. 1 et seq.) or the equivalent under any foreign securities Law. The Regulated Subsidiaries as of the Closing Date are identified on Schedule 1.01(a). In no event shall Group constitute a Regulated Subsidiary for purposes of the Loan Documents.

“Regulatory Event” means (i) any violation by Holdco or any Regulated Subsidiary of any “adjusted net capital” requirements, other capital requirements or any margin requirements, in each case, applicable to Holdco or such Regulated Subsidiary pursuant to applicable Law, (ii) any violation of any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Regulated Subsidiary or its property is subject and (iii) any Regulated Subsidiary not being able to continue its operations in the ordinary course of business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination Lenders having more than 50% of the Loans then outstanding.

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“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party or any direct or indirect member thereof that governs the management of such Loan Party pursuant to the Organization Documents of such Loan Party; provided that solely for purposes of the delivery of certificates pursuant to Section 4.01(b), the Responsible Officers of a Loan Party shall include the secretary or any assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Subsidiary Loan Party or any other Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Subsidiary Loan Party or any other Subsidiary’s stockholders, partners or members (or the equivalent Person thereof).

“Restructuring Expenses” has the meaning specified in Section 1.4 of the Restructuring Support Agreement.

“Restructuring Payment” has the meaning specified in Section 1.4 of the Restructuring Support Agreement.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of November 10, 2017, by and among GLBR, Holdco, Group, the Consenting Noteholders identified therein, LUK-FX Holdings, LLC and Leucadia National Corporation.

“RFED” means a Person that is registered as a “retail foreign exchange dealer” pursuant to the Commodity Exchange Act (7 U.S.C. 1 et seq.).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Restatement Effective Date” means the first date all the conditions precedent in Section 4.03 are satisfied or waived in accordance with Section 10.01(which day shall be a Business Day).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank; provided that for a Cash Management Agreement to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a written notice thereof to the Administrative Agent prior to such date of determination.

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“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank; provided that for a Swap Contract to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a written notice thereof to the Administrative Agent prior to such date of determination.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Original Security Agreement, as amended and restated pursuant to that certain Amended and Restated Security and Guaranty Agreement, entered into on the First Restatement Effective Date by Holdco, Group, certain Subsidiaries identified on the signature pages thereto and each additional Person that becomes a “Debtor” thereunder, in favor of the Administrative Agent, for the benefit of the Secured Parties, together with each other security agreement or security supplement or joinder thereto delivered pursuant to Section 6.12, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“SFC” means the Securities and Futures Commission of Hong Kong.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Junior Debt” has the meaning specified in Section 7.16.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified or the context otherwise requires, (a) all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party and shall include a reference to Group and (b) for purposes of the Loan Documents, Group and its Subsidiaries shall be deemed to be Subsidiaries of GLBR and Holdco. All references to a Subsidiary of the Borrower or to Subsidiaries of the Borrower shall refer to a Subsidiary or Subsidiaries of Holdco and/or Group.

“Subsidiary Loan Party” means each Loan Party other than Holdco.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swiss Currency Event” means the Swiss National Bank’s announcement on January 15, 2015 that it would no longer hold the Swiss franc at a fixed exchange rate with the euro.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of December 1, 2010, by and among GLBR, Holdco and the TRA Parties (as defined therein) from time to time party thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 6.01(c) or Section 6.01(d), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 6.01(d), “Test Period” means the period of four consecutive fiscal quarters most recently ended for which the consolidated financial statements of Holdco are available.

“Threshold Amount” means $15,000,000.

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“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Regulated Entities” means, individually or collectively as the context may indicate, each of Forex Capital Markets Limited, a Person organized under the laws of England and Wales, FXCM Securities Limited, a Person organized under the laws of England and Wales, and ODL Group Limited, a Person organized under the laws of England and Wales.

“United States” and “U.S.” mean the United States of America.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

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(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Effect of Restatement; No Novation. On the Second Restatement Effective Date, the Original Credit Agreement will be amended and restated as set forth in this Agreement. The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under and as defined in the Original Credit Agreement or under the other Loan Documents as in effect prior to the Second Restatement Effective Date, (b) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents, (c) the Guaranty is in all respects continuing and remain in full force and effect with respect to all Obligations, (d) the Liens and security interests in favor of the Administrative Agent for the benefit of the Secured Parties securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (e) all references in the other Loan Documents to the “Credit Agreement” or other reference originally applicable to the Original Credit Agreement shall be deemed to refer without further amendment to this Agreement, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

ARTICLE II.

LOANS; ETC.

2.01         Loans. On the Closing Date, each Lender severally agreed to make loans to the Borrower in an aggregate amount not to exceed the amount of such Lender’s Commitment (each, a “Closing Date Loan”), and the Commitments of the Lenders terminated in full on the Closing Date. Additional loans were made following the Closing Date and prior to the Second Restatement Effective Date in accordance with amendments to the Original Credit Agreement and in accordance with the Restructuring Support Agreement in order to allow Group to make certain Restricted Payments that were otherwise prohibited by the terms of the Original Credit Agreement. The Closing Date Loans, together with such additional loans made by the Lenders to the Borrower prior to the Second Restatement Effective Date and any additional loans made by the Lenders to the Borrower subsequent to the Second Restatement Effective Date pursuant to Section 1.4 of the Restructuring Support Agreement or Section 6.8 of the Group LLC Agreement, are each referred to individually as a “Loan” and collectively as the “Loans.” As of the Second Restatement Effective Date, the aggregate outstanding principal amount of all Loans equals $[ ]. Amounts borrowed (or deemed borrowed) hereunder and subsequently repaid or prepaid may not be reborrowed.

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2.02         Borrowing Mechanics.

(a)           Borrower shall deliver to the Administrative Agent a fully executed Committed Loan Notice no later than the Closing Date.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the conditions set forth in Sections 4.01 and 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

2.03         Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to any date of prepayment; and (2) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

2.04         Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in Section 2.10(b)(ii):

(a)           Prepayments From Net Asset Sale Proceeds. No later than three (3) Business Days following the receipt by any Loan Party or any Subsidiary of any Net Asset Sale Proceeds in respect of any Disposition (other than (x) Dispositions of the type described in clause (i) or (ii) the definition of Net Extraordinary Receipts, or (y) Dispositions pursuant to Section 7.05(d)), the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds. Notwithstanding the foregoing, (i) if the aggregate amount required to be paid on any date pursuant to this Section 2.04(a) is less than $,500,000, and so long as no Default exists, the Borrower may defer any payments required pursuant to this Section 2.04(a) until the first date on which the aggregate Net Asset Sale Proceeds from all Dispositions required to be applied pursuant to this Section 2.04(a) since the last payment made pursuant to this Section 2.04(a) equals or exceeds $500,000 (at which time all theretofore unapplied amounts shall be required to be applied) and (ii) if the aggregate Net Asset Sale Proceeds received in respect of any Disposition (or series of related Dispositions) that is subject to this Section 2.04(a) does not exceed $100,000, such Net Asset Sale Proceeds received in respect of such Dispositions (or series of related Dispositions) shall be deemed to be $0 for purposes of this Section 2.04(a).

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(b)           Prepayments from Net Extraordinary Receipts. No later than three (3) Business Days following the date of receipt by Administrative Agent or by any Loan Party or any Subsidiary of any Net Extraordinary Receipts, the Borrower shall prepay the Loans in an aggregate amount equal to the amount of such Net Extraordinary Receipts; provided that, so long as no Default exists, to the extent applicable, the Borrower shall have the option upon notice to the Administrative Agent prior to the time such prepayment is required, to apply any such Net Extraordinary Receipts, directly or through one or more of its Subsidiaries, to any repair, rebuilding, restoration or replacement of the assets in respect of which such proceeds were received, to the extent being diligently pursued by the Borrower and/or any applicable Subsidiary; provided, further, that any such Net Extraordinary Receipts not so applied by the earlier of (x) 180 days after receipt thereof and (y) such time when the Borrower and/or applicable Subsidiary ceases to diligently pursue such repair, rebuilding, restoration or replacement shall be promptly applied to prepay the Loans. Notwithstanding the foregoing, (i) if the aggregate amount required to be paid on any date pursuant to this Section 2.04(b) is less than $500,000, and so long as no Default exists, the Borrower may defer any payments required pursuant to this Section 2.04(b) until the first date on which the aggregate Net Extraordinary Receipts required to be applied pursuant to this Section 2.04(b) since the last payment made pursuant to this Section 2.04(b) equals or exceeds $500,000 (at which time all theretofore unapplied amounts shall be required to be applied) and (ii) if the aggregate Net Extraordinary Receipts received in respect of any event or transaction (or series of related events or transactions) does not exceed $100,000, such Net Extraordinary Receipts received in respect of such event or transaction (or series of related events or transactions) shall be deemed to be $0 for purposes of this Section 2.04(b).

(c)            Prepayments Due to Issuance of Equity Interests. No later than the first Business Day following the receipt of the Net Securities Proceeds from the issuance of any Equity Interests of any Loan Party or any Subsidiary after the Closing Date (excluding issuances of Equity Interests of (i) Group to Holdco, (ii) a Guarantor to another Loan Party or (iii) a Subsidiary that is not a Loan Party to any Loan Party or any other Subsidiary (or, to the extent such Subsidiary is not wholly-owned, directly or indirectly, by Holdco and/or Group, ratably to the holders of its Equity Interests)) the Borrower shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds. For purposes of the foregoing, any contribution of capital in respect of Equity Interests of a Person shall be deemed to be an Issuance of Equity Interests of such Person.

(d)            Prepayments Due to Issuance of Indebtedness. No later than the first Business Day following the receipt of the Net Securities Proceeds from the issuance of any Indebtedness of any Loan Party or any Subsidiary after the Closing Date, other than Indebtedness permitted pursuant to Section 7.03, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(e)            Prepayments Due to Monthly Gross Receipts. The Borrower shall prepay the Loans as and when required pursuant to Section 6.17.

(f)             Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to this Section 2.04, the Borrower shall deliver to Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Securities Proceeds, Net Extraordinary Receipts, as the case may be, that gave rise to such prepayment and/or reduction. In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating the derivation of the additional amount resulting in such excess.

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(g)           Notwithstanding any other provisions in this Section 2.04 to the contrary:

(i)             the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.04(a), (b) or (e) above to the extent that any amount constituting Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, are received by any Foreign Subsidiary or Regulated Subsidiary for so long as and to the extent that the repatriation or distribution to the Borrower of such amount would be prohibited under any applicable requirement of Law, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary or Regulated Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary or Regulated Subsidiary, as applicable, to promptly take all commercially reasonable actions required by applicable requirements of Law or other impediment to permit such repatriation or distribution); it being understood that if the repatriation or distribution of the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, is permitted under the applicable requirement of Law and, to the extent applicable, would no longer result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable month or the event giving rise to the relevant Net Asset Sale Proceeds or Net Extraordinary Receipts, as applicable, the relevant Foreign Subsidiary or Regulated Subsidiary will promptly repatriate and/or distribute the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, and the repatriated and/or distributed Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation or distribution) applied to the repayment of the Loans pursuant to this Section 2.04 to the extent required herein;

(ii)            the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.04(a), (b) or (e) above to the extent that any amount constituting Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, are received by any joint venture permitted by Section 7.02, in each case, for so long as the distribution to the Borrower or a wholly-owned Subsidiary of Group of such amount of Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, would be prohibited pursuant to customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business that are applicable to such joint venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable month or the event giving rise to the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, the relevant joint venture will promptly distribute the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, and the Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Loans pursuant to this Section 2.04 to the extent required herein; and

(iii)           if the Borrower determines in good faith that the distribution or dividend to the Borrower of any amounts constituting Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts required to mandatorily prepay the Loans pursuant to Section 2.04(a), (b) or (e) above would result in a Regulatory Event (the amount thereof that would cause such Regulatory Event to occur if so distributed, a “Restricted Amount”), then the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.04(a), (b) or (e) above, as applicable, shall be reduced by the Restricted Amount; provided that, to the extent that the distribution or dividend of the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts from the relevant Regulated Subsidiary would no longer result in a Regulatory Event within the 365-day period following the end of the applicable month or the event giving rise to the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, an amount equal to the Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as applicable and to the extent available, not previously applied pursuant to this proviso to Section 2.04(g)(iii), shall be promptly applied to the repayment of the Loans pursuant to Section 2.04 as otherwise required above.

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2.05         Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.06         Interest.

(a)            Subject to the provisions of Section 2.06(b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate in effect from time to time.

(b)           (i)         While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations (including past due interest) hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Notwithstanding anything to the contrary herein, on no more than three Interest Payment Dates occurring after September 1, 2016, the Borrower may elect, upon prior written notice to the Administrative Agent at least 3 Business Days prior to the applicable Interest Payment Date, to pay all or a portion of the accrued interest due on such Interest Payment date in kind by adding it to the principal balance of the Loans in lieu of paying such interest in cash.

2.07         Fees. The Borrower shall pay to the Administrative Agent and the Lenders, as applicable, for their own respective accounts, fees in the amounts and at the times specified pursuant to the Fee Letter and any other written agreement from time to time between the Borrower and such Persons. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08         Computation of Interest and Fees. All computations of interest for Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09         Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

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2.10         Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the Applicable Rate then in effect. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loans. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)         Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Sections 4.01 and 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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2.12         Restructuring Expenses and Additional Expenses.

(a)            The Lenders hereby waive compliance with Section 7.06, solely to the extent necessary to permit Group to make the Restructuring Payments in accordance with Section 1.4 of the Restructuring Support Agreement and the Additional Expense Payments in accordance with Section 6.8 of the Group LLC Agreement, solely with respect to making the Restructuring Payments in accordance with Section 1.4 of the Restructuring Support Agreement and the Additional Expense Payments in accordance with this Section 6.8 of the Group LLC Agreement; provided, however, that prior to Group making any Restructuring Payment or Additional Expense Payment, Holdco shall have provided the Lenders with a reasonably detailed report setting forth the proposed use of the proceeds of such Restructuring Payments or Additional Expense Payments. This Section 2.12(a) relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any other rights or remedies of any parties under this Agreement and shall not be considered to create a course of dealing or to otherwise obligate in any respect any party thereto to grant any waivers under the same or similar or other circumstances in the future.

(b)           Each party to this Agreement acknowledges that, absent the waivers provided in Section 1.4 of the Restructuring Support Agreement and in this Section 2.12, payment of such Restructuring Expenses and Additional Expenses in an aggregate amount exceeding $1.0 million in any fiscal year (together with any other payments made in such period pursuant to Section 7.06(e)(u)) would constitute an Event of Default under and as defined in this Agreement.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)         Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted by the Administrative Agent in accordance with such Laws as determined by the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e) below (unless the Administrative Agent has knowledge or has reason to know that such information and documentation is incorrect).

(ii)        If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e) below (unless the Administrative Agent has knowledge or has reason to know that such information and documentation is incorrect), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(b)            Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.01(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)            Tax Indemnifications.

(i)          Without limiting the provisions of Section 3.01(a) or 3.01(b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 3.01(c)(ii). A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)         Without limiting the provisions of Section 3.01(a) or 3.01(b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to Section 3.01(e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under Section 3.01(c)(ii). The agreements in this Section 3.01(c)(ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

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(e)         Status of Lenders; Tax Documentation.

(i)          Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A) and (ii)(B) and Section 3.01(e)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)          each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

a)          executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

b)          executed originals of Internal Revenue Service Form W-8ECI,

c)          executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

d)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E,

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e)          executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(iv)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)          Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

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3.02        [Reserved].

3.03        [Reserved].

3.04        Increased Costs; Reserves.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)          subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Indemnified Taxes or Other Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes payable by such Lender and (C) Connection Income Taxes); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts, and calculations thereof, necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or 3.04(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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(d)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05       Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06       Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07       Survival. All of Holdco’s and Group’s obligations under this Article III shall be joint and several and shall survive termination of the Aggregate Commitments, repayment, satisfaction or discharge of all other Obligations hereunder, resignation and/or replacement of the Administrative Agent, and any assignment of the rights by, or the replacement of, a Lender.

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ARTICLE IV.

CONDITIONS PRECEDENT TO EFFECTIVENESS

4.01       Conditions to Closing Date. The effectiveness of the Original Credit Agreement (as referred to in this Section 4.01, as such agreement was in effect on the Closing Date), and the obligation of each Lender to fund Loans on the Closing Date, was subject to satisfaction of the following conditions precedent on or before the Closing Date, except to the extent any such condition was expressly waived pursuant to Section 6.16 below:

(a)          Documentation. Receipt by the Administrative Agent of executed counterparts of the Original Credit Agreement, the Guaranty, the Original Security Agreement, Notes in favor of each Lender requesting a Note, any other applicable Loan Documents, the Assignment Agreement and the Letter Agreement, each of which shall be (i) originals or telecopies (followed promptly by originals) unless otherwise specified, (ii) properly executed by a Responsible Officer of the signing Loan Party, dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date reasonably satisfactory to the Administrative Agent) and (iii) in form and substance satisfactory to the Administrative Agent and each of the Lenders;

(b)          Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of certificates from a Responsible Officer of each Loan Party (each of which shall be originals or telecopies (followed promptly by originals), in form and substance satisfactory to the Administrative Agent) certifying (i) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Original Credit Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (ii) that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party (including all amendments thereto), which in the case of the certificate or articles of incorporation or organization (as the case may be) shall be certified as of a recent date by the appropriate Governmental Authority in such Loan Party’s jurisdiction of incorporation or formation, (B) resolutions duly adopted by the board of directors or board of managers (or appropriate governing body) of such Loan Party authorizing the transactions contemplated under the Original Credit Agreement and the execution, delivery and performance of the Original Credit Agreement and the other Loan Documents to which it is a party or is to be a party and (C) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in such Loan Party’s jurisdiction of incorporation or formation, certified as of a recent date by the appropriate Governmental Authority in such Loan Party’s jurisdiction of incorporation or formation;

(c)          Officer’s Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of each Loan Party, in form and substance satisfactory to the Administrative Agent and each of the Lenders (i) certifying that no consents, licenses and approvals are required but have not been obtained in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents, and certifying that any and all such required consents, licenses and approvals are in full force and effect, (ii) certifying that (A) the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) there has been no event or circumstance since December 31, 2013 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(d)          Legal Opinions. Receipt by the Administrative Agent of favorable opinions of counsel to the Loan Parties (which shall provide for all assignees of the Administrative Agent and each Lender to rely on such opinion after the Closing Date), addressed to and in form and substance satisfactory to the Administrative Agent and each of the Lenders, as to certain matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

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(e)          Collateral. The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to it:

(i)          Lien Searches. The results of searches for Liens against the Loan Parties under the UCC as in effect in each jurisdiction in which filings or recordations under the UCC would need to be made to evidence or perfect security interests in the Collateral, indicating among other things that the Collateral is free and clear of any Lien (except for Liens permitted under the Loan Documents);

(ii)          Filings and Recordings. All financing statements, in proper form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Original Security Agreement, covering the Collateral described in the Original Security Agreement and other filings and recordations that are necessary to perfect the security interests of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral together with evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations, such security interests constitute valid and perfected first priority Liens thereon (subject only to Permitted Liens);

(iii)          Pledged Collateral. Each original stock certificate or other original certificate evidencing the Equity Interests pledged pursuant to the Collateral Documents, together with original, undated stock powers for such certificates duly executed in blank by the registered owner thereof; and

(iv)          Other Actions. Evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Original Security Agreement have been taken, including the payment of all Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents;

(f)           Insurance. The Administrative Agent shall have received (in form and substance reasonably satisfactory to it) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(g)          Monthly Gross Receipts Projection. The Administrative Agent shall have received (in form and substance satisfactory to it) a Monthly Gross Receipts Projection with respect to the month of January, 2015;

(h)          Fees and Expenses. The Borrower shall have paid:

(i)          to the Lenders all fees required to be paid to them on or before the Closing Date; and

(ii)          all other fees, costs and expenses required to be paid by the Borrower on or before the Closing Date, including all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent;

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(i)           Patriot Act. All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been reasonably requested by any Lender;

(j)           Payoff Letter. The Administrative Agent shall have received a customary payoff letter, in form and substance satisfactory to the Administrative Agent, confirming the payoff of all obligations under Holdco’s existing Credit Agreement dated December 19, 2011, among Holdco, Bank of America, N.A., as Administrative Agent and as a Lender, and the other parties thereto (the “Existing Credit Agreement”), which payoff letter shall confirm the release of all Liens securing such facility; and

(k)          Other Documents. Copies of all other documents, opinions, certificates and instruments in connection with the transactions contemplated by the Original Credit Agreement, all of which shall be in form and substance satisfactory to the Administrative Agent.

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed the Original Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to Borrowing. The obligation of each Lender to honor any Committed Loan Notice is subject to the following conditions precedent:

(a)          The representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such borrowing with the same effect as if made on and as of such date (except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, and (ii) for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a), (b), (c) and (d) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b), (c) and (d), respectively).

(b)          No Default shall exist, or would result from such proposed borrowing of Loans or from the application of the proceeds thereof.

(c)          The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable borrowing.

4.03    Conditions to Second Restatement Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)          Documentation. Receipt by the Administrative Agent of executed counterparts of (x) this Agreement, (y) the Intercreditor Agreement and (z) an amendment and restatement of the Group LLC Agreement, each of which shall be (i) originals or telecopies (followed promptly by originals) unless otherwise specified, (ii) properly executed by a Responsible Officer of the signing Loan Party (and, in the case of the Intercreditor Agreement, the Indenture Trustee), dated as of the Second Restatement Effective Date and (iii) in form and substance satisfactory to the Administrative Agent and each of the Lenders;

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(b)          Legal Opinions. Subject to Section 6.16, receipt by the Administrative Agent of favorable opinions of counsel to the Loan Parties (which shall provide for all assignees of the Administrative Agent and each Lender to rely on such opinion after the Closing Date), addressed to and in form and substance satisfactory to the Administrative Agent and each of the Lenders, as to (i) due authorization by the Loan Parties of the Original Credit Agreement, the Security Agreement and certain other documents delivered pursuant to Section 4.01(a) and other matters concerning the Loan Parties and such documents as the Administrative Agent may reasonably request and (ii) due authorization by the Loan Parties of this Agreement, the Security Agreement and certain other documents delivered pursuant to Section 4.03(a) and other matters concerning the Loan Parties and such documents as the Administrative Agent may reasonably request;

(c)          Representations and Warranties. The representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Second Restatement Effective Date with the same effect as if made on and as of such date (except that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date);

(d)          Absence of a Default. No Default shall exist as of the Second Restatement Effective Date or after giving effect to this Agreement;

(e)          Officer’s Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of Holdco and Group, in form and substance satisfactory to the Administrative Agent and each of the Lenders (i) certifying that no consents, licenses and approvals are required but have not been obtained in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of this Agreement and the other Loan Documents, and certifying that any and all such required consents, licenses and approvals are in full force and effect, (ii) certifying that the conditions specified in Sections 4.03(c) and (d) have been satisfied and (iii) attaching and certifying as true and correct copies of the New Mirror Notes and the GLBR Notes Documents;

(f)          Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of certificates from a Responsible Officer of each Loan Party (each of which shall be originals or telecopies (followed promptly by originals), in form and substance satisfactory to the Administrative Agent) certifying (i) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (ii) that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party (including all amendments thereto), which in the case of the certificate or articles of incorporation or organization (as the case may be) shall be certified as of a recent date by the appropriate Governmental Authority in such Loan Party’s jurisdiction of incorporation or formation, (B) resolutions duly adopted by the board of directors or board of managers (or appropriate governing body) of such Loan Party authorizing the transactions contemplated under this Agreement and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or is to be a party and (C) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in such Loan Party’s jurisdiction of incorporation or formation, certified as of a recent date by the appropriate Governmental Authority in such Loan Party’s jurisdiction of incorporation or formation; and

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(g)           Fees and Expenses. The Borrower shall have paid:

(i)          to the Lenders all fees required to be paid to them on or before the Second Restatement Effective Date; and

(ii)         all other fees, costs and expenses required to be paid by the Borrower on or before the Second Restatement Effective Date, including all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Second Restatement Effective Date, [plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent].

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make any Loans to be made hereby, each of Holdco and Group represents and warrants, on behalf of itself and its Subsidiaries, to the Administrative Agent and the Lenders that the following statements were true and correct as of the First Restatement Effective Date (other than as set forth in Section 5.22, which shall be true and correct as of the Second Restatement Effective Date):

5.01        Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing (or the equivalent) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own, operate or lease its assets and carry on its business as conducted on the Closing Date and as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents, the Letter Agreement and the Assignment Agreement, in each case, to which it is a party and carry out the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing (or the equivalent) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license or status; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document, the Letter Agreement and the Assignment Agreement, in each case, to which such Person is party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate or other organizational action and approvals (including, as applicable, requisite shareholder, member or partner action) (which approvals remain in full force and effect), and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of or constitute a default under (with due notice or lapse of time or both), or result in the creation or imposition of any Lien under or pursuant to, or require any payment to be made under or pursuant to (other than repayment of the Existing Credit Agreement as contemplated by Section 4.01(j)) (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

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5.03       Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document, the Letter Agreement or the Assignment Agreement, in each case, to which it is a party, (b) subject to Section 6.16, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) subject to Section 6.16, the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens) other than the UCC financing statements required pursuant to Section 4.01 or Section 6.12, as applicable, in each case, except as has been obtained or made on or prior to the Closing Date and which remains in full force and effect.

5.04       Binding Effect. This Agreement has been, and each other Loan Document, the Letter Agreement and the Assignment Agreement, in each case, when delivered pursuant hereto, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document, the Letter Agreement and the Assignment Agreement when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.

5.05        Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements of GLBR (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of GLBR and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)          The Interim Financial Statements of GLBR (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of GLBR and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)          The Audited Financial Statements of Holdco (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdco and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(d)          The Interim Financial Statements of Holdco (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdco and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(e)          Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f)          Any forecasted statements of income or operations of GLBR, Holdco and/or any of their respective Subsidiaries delivered pursuant to Section 4.01 or Section 6.01, as applicable, or otherwise delivered to the Administrative Agent in writing (whether prior to the Closing Date or thereafter) in connection with the transactions contemplated hereby were prepared in good faith on the basis of the assumptions and estimates stated therein, which assumptions and estimates (i) were (or will be) reasonable in light of the conditions existing at the time of delivery of such forecasts, and (ii) represented (or will represent), at the time of delivery, GLBR’s and/or Holdco’s, as applicable, best estimate of its future financial condition and performance.

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(g)          As of the Closing Date, none of GLBR, any Loan Party or any Subsidiary has any liability (contingent or otherwise) for Taxes, long term lease or unusual forward, indebtedness or long term commitment that is not reflected in the financial statements of GLBR or Holdco that were included in the most recent Form 10-K and Form 10-Q filed by GLBR with the SEC prior to the Closing Date or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of (i) any Loan Party or (ii) GLBR and its Subsidiaries, taken as a whole.

5.06        Litigation. There are no Adverse Proceedings that (a) purport to affect or pertain to any Loan Document, the Letter Agreement or the Assignment Agreement or any of the transactions contemplated thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default. After giving effect to the repayment of the Existing Credit Agreement as contemplated by Section 4.01(j), neither any Loan Party nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08       Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property) in all property necessary or used in the ordinary conduct of its business, except for immaterial defects in title, Permitted Liens and Dispositions permitted by Article VII. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09       Insurance. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Subsidiary operates and in accordance with any applicable requirements of the Collateral Documents.

5.10       Taxes. Each Loan Party and its Subsidiaries have timely filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no material proposed tax assessment against any Loan Party or any Subsidiary, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement other than those listed on Schedule 5.10.

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5.11        ERISA Compliance.

(a)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income Tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)          There are no pending or, to the best knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred, and none of Holdco, Group or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Holdco, Group and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of Holdco, Group or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) none of Holdco, Group or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) none of Holdco, Group or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)          None of Holdco, Group or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.11 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.12        Subsidiaries; Equity Interests.

(a)          No Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12(a) (including the legal name, jurisdiction of incorporation or formation, as applicable, principal place of business and U.S. taxpayer identification number of each Loan Party), and all of the outstanding Equity Interests in each Loan Party and such other Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons and in the amounts specified on Schedule 5.12(a) free and clear of all Liens other than Liens pursuant to the Collateral Documents and non-consensual Permitted Liens. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed (including the percentage ownership interest of any such equity investment in such corporation or entity) in Schedule 5.12(a). Except as disclosed in GLBR’s publicly available filings with the SEC, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which GLBR or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of GLBR or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by GLBR or any of its Subsidiaries of any additional membership interests or other Equity Interests of GLBR or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of GLBR or any of its Subsidiaries. As of the Closing Date, to the knowledge of each Loan Party, no Foreign Subsidiary is a Permitted Foreign Subsidiary except as set forth on Schedule 5.12(b).

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(b)          Neither Online Courses, LLC nor FX EDU, LLC owns any material assets or engages in any material business operations, other than business operations required to comply with Section 6.05(d) and other activities reasonably related or incidental thereto. As of the First Restatement Effective Date, neither Online Courses, LLC nor FX EDU, LLC has assets with an aggregate fair market value that exceeds $100,000.

5.13        Federal Regulations; Investment Company Act.

(a)          Each Loan Parties is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Loans, not more than 25% of the value of the assets (either of Holdco only, of Group only or of Holdco and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Holdco and/or Group, on one hand, and any Lender and/or any Affiliate of any Lender, on the other hand, relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock. No portion of the proceeds of the Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, the Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the FRB or any other regulation thereof or to violate the Securities Exchange Act of 1934.

(b)          Each Regulated Subsidiary (i) is a member in good standing of the NFA and/or the equivalent foreign self-regulatory body, (ii) if a Domestic Subsidiary, is duly registered as an FCM or RFED with the CFTC, and in each state where the conduct of its business requires such registration and (ii) if a Foreign Subsidiary, is duly registered as the equivalent of an FCM or RFED with the equivalent foreign regulatory body, in each case where the conduct of its business requires such registration.

(c)          No Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as or subject to regulation as an “investment company” under the Investment Company Act of 1940. None of the Loan Parties is subject to any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. None of the Loan Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.14       Disclosure. The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any of its Subsidiaries is subject, and all other facts, conditions or matters known to any Loan Party (or which should upon the reasonable exercise of diligence be known) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 5.14, any and all information and materials (i) publicly filed by GLBR with the SEC on or prior to the Closing Date, (ii) deemed delivered pursuant to the penultimate paragraph of Section 6.02 or (iii) publicly filed by GLBR with the SEC pertaining to the matters described in Section 5.05(g), the last sentence of Section 5.12 or Section 7.03(b), in each case, shall be deemed to be disclosed to the Administrative Agent and the Lenders. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any of its advisors, counsel and other representatives to the Administrative Agent or any Lender (or their respective agents, advisors, counsel and other representatives) in connection with the transactions contemplated hereby and the negotiation of the Loan Documents, the Letter Agreement or the Assignment Agreement or delivered under any Loan Document, the Letter Agreement or the Assignment Agreement (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of Holdco and Group represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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5.15     Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws (including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.)) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16      Solvency. Holdco and its Subsidiaries, on a consolidated basis, are Solvent.

5.17      Collateral Documents. The provisions of the Collateral Documents are effective to create a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties. Subject to Section 6.16, except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.18      Employee Matters. Neither any Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Loan Party or any of its Subsidiaries, or to the best knowledge of any Loan Party, threatened against any of them before the National Labor Relations Board (or comparable foreign Governmental Authority) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of its Subsidiaries or to the best knowledge of any Loan Party, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Loan Party or any of its Subsidiaries, and (c) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and, to the best knowledge of any Loan Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

5.19      OFAC, Anti-Corruption, Etc. Neither any of the Loan Parties, nor any of its Subsidiaries, nor, to the knowledge of each Loan Party and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction. Each Loan Party and its Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

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5.20        Assignment Agreement and Letter Agreement Representations. Each of the representations and warranties of GLBR, Holdco and Group, as applicable, in the Assignment Agreement and the Letter Agreement are true and correct and are hereby incorporated by reference mutatis mutandis as if fully set forth herein and made by Holdco and Group to the Administrative Agent and the Lenders.

5.21        Certain Documents. Holdco and its Subsidiaries delivered to the Administrative Agent on or prior to the First Restatement Effective Date complete and correct copies of (a) the Assignment Agreement, the Letter Agreement, any Derivatives Linked to GLBR Common Stock, the Convertible Notes, the Convertible Notes Hedges, the Convertible Notes Documents, the GLBR Warrants, the Convertible Mirror Notes, the Convertible Mirror Notes Documents, the Convertible Mirror Notes Hedges, the Holdco Warrants (each as defined in the Original Credit Agreement) and the Tax Receivable Agreement and of exhibits and schedules to the foregoing and (b) copies of any material amendment, restatement, supplement or other modification to or waiver or termination of each of the foregoing.

5.22        Second Restatement Effective Date Representations and Warranties. As of the Second Restatement Effective Date, each Loan Party represents and warrants that:

(a)          such Loan Party has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement;

(b)          the execution, delivery and performance by such Loan Party of this Agreement, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate or other organizational action and approvals (including, as applicable, requisite shareholder, member or partner action) (which approvals remain in full force and effect);

(c)          this Agreement has been duly executed and delivered by such Loan Party;

(d)          this Agreement constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms; and

(e)          no Default or Event of Default has occurred and is continuing.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied, the each Loan Party shall and shall cause each Subsidiary to (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03, which shall be with respect to the Borrower):

6.01        Financial Statements. Deliver to the Administrative Agent (for delivery to each Lender), in form and detail satisfactory to the Administrative Agent:

(a)          [Reserved];

(b)          [Reserved];

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(c)          as soon as available, but in any event within 90 days after the end of each fiscal year of Holdco, commencing with the fiscal year ending December 31, 2017, a consolidated statement of financial condition of Holdco and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and comprehensive income, stockholders’/members’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(d)          as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdco, commencing with the fiscal quarter ending March 31, 2018, a consolidated balance sheet of Holdco and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and for the portion of Holdco’s fiscal year then ended, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdco as fairly presenting the financial condition and results of operations of Holdco and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(e)          as soon as available, but in any event within 60 days after the end of the prior fiscal year of Holdco, an annual forecast prepared by management of Holdco, in form satisfactory to the Administrative Agent and the Required Lenders, of certain elements of the statements of income or operations of Holdco and its Subsidiaries substantially similar in form to the forecasts provided under the Existing Credit Agreement; and

(f)          as soon as available, and in any event within 30 days after the end of each month ending after the Closing Date, commencing with the month ending January 31, 2018, a consolidated balance sheet of Holdco and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month and for the portion of Holdco’s fiscal year then ended, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdco as fairly presenting the financial condition and results of operations of Holdco and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02       Certificates; Other Information. Deliver to the Administrative Agent (for delivery to each Lender), in form and detail satisfactory to the Administrative Agent:

(a)         (x) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (c) and (d), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdco and Group (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), (ii) a copy of the Form 1-FR-FCM (or any successor form serving the same or substantially similar function), duly completed by FXCM Capital Markets, required to have been filed with the CFTC for the fiscal period covered by such financial statements (without giving effect to any extension permitted by the CFTC) and (iii) a copy of the Form FSA003-Capital Adequacy (or any successor form serving the same or substantially similar function), duly completed by each UK Regulated Entity, required to have been filed with the FCA for the fiscal period covered by such financial statements (without giving effect to any extension permitted by the FCA), it being understood that such form is only required to be delivered with respect to ODL Group Limited when and to the extent required by applicable regulations and (y) as soon as available, but in any event within five Business Days after the date required to be delivered to or filed with the CFTC or FCA, as applicable, copies (certified as being true and complete by the chief executive officer, chief financial officer, treasurer or controller of Holdco and Group, which may be by electronic communication, including fax or email, unless the Administrative Agent requests otherwise, at the time of and in connection with delivery of such copies) of (i) any Form 1-FR-FCM (or any successor form serving the same or substantially similar function), duly completed by FXCM Capital Markets, filed with the CFTC and (ii) any Form FSA003-Capital Adequacy (or any successor form serving the same or substantially similar function), duly completed by each applicable UK Regulated Entity, filed with the FCA, it being understood that such form is only required to be delivered with respect to ODL Group Limited when and to the extent required by applicable regulations;

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(b)          promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Holdco or any Loan Party by independent accountants in connection with the accounts or books of Holdco or any of its Subsidiaries, or any audit of any of them;

(c)          [Reserved];

(d)          promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)          promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC, CFTC or NFA (or comparable agency in any applicable non-U.S. jurisdiction) concerning any Adverse Proceeding or investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f)          promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Each Loan Party hereby acknowledges that (a) the Administrative Agent may make available to the Lenders information provided by or on behalf of any Loan Party hereunder (the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

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6.03       Notices. Promptly notify the Administrative Agent and each Lender:

(a)          of the occurrence of any Default;

(b)          of (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any Adverse Proceeding or other dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority or material development in the foregoing; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws; (iv) any Change in Law (including, without limitation, any change in or implementation or imposition of any regulation applicable to the business of any Loan Party or any of its Subsidiaries); or (v) any other matter, in any such case, that (x) has resulted or could reasonably be expected to result in a Material Adverse Effect or (y) individually or in the aggregate, could reasonably be expected to give rise to liabilities in excess of the Threshold Amount owed by any Loan Party;

(c)          of the occurrence of any ERISA Event;

(d)          any liability (contingent or otherwise) for long term lease or unusual forward, indebtedness or long term commitment that is not reflected in the financial statements of Holdco that were included in the most recent Form 10-K and Form 10-Q filed by GLBR with the SEC prior to the Closing Date or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of (i) any Loan Party or (ii) Holdco and its Subsidiaries, taken as a whole;

(e)          written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number; provided that each of Holdco and Group agrees not to effect or permit, and to cause their respective Subsidiaries not to effect or permit, any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(f)          if any material portion of the Collateral is damaged or destroyed; and

(g)         any breach, non-performance or other default by GLBR or any Loan Party under any GLBR Notes Document or the New Mirror Notes.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Holdco and Group setting forth details of the occurrence referred to therein and stating what action Holdco and/or its applicable Subsidiaries have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim) and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party or Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon any of its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate safeguards (including reserves being maintained in accordance with GAAP) have been put in place to ensure the satisfaction of any such Lien upon an adverse determination in such proceedings; and (c) all Indebtedness, as and when due and payable, but subject to the terms hereof and any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

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6.05        Preservation of Existence, Etc.

(a)          Preserve, renew and maintain in full force and effect its legal existence and good standing (or the equivalent) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b)          Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises material in the normal conduct of its business.

(c)          Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(d)          [Cause the dissolution, winding-up or liquidation of each of Online Courses, LLC and FX EDU, LLC to be commenced as promptly as practicable after the Second Restatement Effective Date, and thereafter use commercially reasonable efforts to complete such dissolution, winding-up or liquidation as expeditiously as is reasonably practicable.]

6.06       Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07       Maintenance of Insurance. Maintain with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Subject to Section 6.16, with respect to any such insurance of any Loan Party, each policy of such insurance shall (i) name Administrative Agent as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent as the loss payee thereunder and (iii) provide for at least thirty days’ prior written notice to Administrative Agent of any modification or cancellation of such policy (or 10 days in the case of non-payment) (or such shorter notice period obtained by the Loan Parties to the extent the foregoing is not provided after the Loan Parties’ use of commercially reasonable efforts).

6.08        Compliance with Laws.

(a)          Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and

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(b)          Cause each Regulated Subsidiary to comply in all material respects with all rules and regulations of the SEC, the CFTC, the NFA and any equivalent or applicable U.S. or foreign regulatory body, in each case, applicable to it (including such rules and regulations dealing with net capital requirements).

6.09        Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10       Inspection Rights. Permit the Administrative Agent and each Lender (and representatives and independent contractors thereof) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and without undue interruption to the Borrower’s business operations; provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11       Use of Proceeds. Use the proceeds of the Loans for working capital and other general corporate purposes (including capital management activities and the Restructuring Payments) not in contravention of any Law or of any Loan Document.

6.12       Covenant to Guarantee and Give Security.

(a)          Subject to the proviso set forth below and subject to Section 6.16, promptly after (x) any Person becomes a direct or indirect Subsidiary of Holdco (whether by formation, acquisition or otherwise), (y) any Subsidiary that was a Regulated Subsidiary ceases to constitute a Regulated Subsidiary (whether as a result of a change in applicable Law or otherwise), or (z) any Loan Party has knowledge that the entering into of the Guaranty by any Foreign Subsidiary or any Foreign-Controlled Domestic Subsidiary would no longer have adverse tax consequences for any Loan Party or result in a violation of applicable Laws (any such Foreign Subsidiary or Foreign-Controlled Domestic Subsidiary, a “Permitted Foreign Subsidiary”), then in any such case notify the Administrative Agent thereof in writing (including the legal name and jurisdiction of formation of such Subsidiary) and in each case within 30 days thereafter (unless extended by the Administrative Agent in its reasonable discretion) and at the Borrower’s sole cost and expense:

(i)          to the extent such Subsidiary is a Domestic Subsidiary that is wholly-owned, directly or indirectly, by Holdco and/or Group and is not a Regulated Subsidiary or a Foreign-Controlled Domestic Subsidiary, cause such Domestic Subsidiary and each direct parent of such Domestic Subsidiary (if it has not already done so) (A) to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty, a guaranty supplement, joinder or such other document as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent); (B) to duly execute and deliver to the Administrative Agent a counterpart, supplement or joinder to the Security Agreement and such other Collateral Documents as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent) to grant a Lien on substantially all of its assets to secure the Obligations; (C) to deliver to the Administrative Agent items and instruments reasonably requested by the Administrative Agent (including original certificates evidencing Equity Interests, transfer powers, UCC filings and entries on the books of such Domestic Subsidiary and/or each Person pledged by such Domestic Subsidiary), securing payment of all Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents; and (D) to the extent not previously delivered, to deliver documents of the types referred to in Section 4.01 or Section 6.16 to the Administrative Agent;

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(ii)          without duplication of Section 6.12(a)(i) above, to the extent such Subsidiary is a First-Tier Foreign Subsidiary or a Domestic Subsidiary (other than a Foreign-Controlled Domestic Subsidiary) that is a Regulated Subsidiary, cause each direct parent of such Subsidiary (if it has not already done so) (A) to become a party to the Security Agreement (or reflect the pledge of such Subsidiary under the Security Agreement) by executing and delivering to the Administrative Agent a counterpart, supplement or joinder to the Security Agreement and such other Collateral Documents as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent); (B) to deliver to the Administrative Agent those items and instruments of the type reasonably requested by the Administrative Agent (including original certificates evidencing Equity Interests, transfer powers, UCC filings and entries on the books of such Subsidiary), securing payment of all Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and (C) to deliver documents of the types referred to in Section 4.01 or Section 6.16 to the Administrative Agent;

(iii)          to the extent such Subsidiary is a Permitted Foreign Subsidiary and is not a Regulated Subsidiary, cause such Permitted Foreign Subsidiary (A) to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty, a guaranty supplement, joinder or such other document as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent); (B) to duly execute and deliver to the Administrative Agent a counterpart, supplement or joinder to the Security Agreement and such other Collateral Documents as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent) and grant a Lien on substantially all of its assets to secure the Obligations; (C) to deliver to the Administrative Agent those items and instruments of the type reasonably requested by the Administrative Agent (including original certificates evidencing Equity Interests, transfer powers, UCC filings or similar filings, and entries on the books of the issuer or Guarantor), securing payment of all Obligations of such Permitted Foreign Subsidiary under the Loan Documents; and (D) to the extent not previously delivered, to deliver documents of the types referred to in Section 4.01 or Section 6.16 to the Administrative Agent; and

(iv)          upon the request of the Administrative Agent (in its sole discretion), deliver to the Administrative Agent a signed copy of a favorable opinion of counsel for the relevant Loan Parties, which shall be addressed to the Administrative Agent and the Lenders and be reasonably acceptable to the Administrative Agent as to the matters contained in clauses (a)(i), (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request;

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provided that (x) the provisions of this Section 6.12(a) shall not apply if the Borrower and the Administrative Agent reasonably determine that the taking of the actions hereunder, in the case of a Foreign Subsidiary or a Foreign-Controlled Domestic Subsidiary, would have adverse tax consequences for any Loan Party or would result in a violation of applicable Laws, (y) no Loan Party shall be required to pledge any Equity Interests in a Subsidiary that is not a Loan Party (1) to the extent such Subsidiary to be pledged is a Regulated Subsidiary and such a pledge is prohibited by applicable Law, (2) to the extent such Subsidiary to be pledged is not a Subsidiary that is wholly-owned, directly or indirectly, by Holdco and/or Group and the Organization Documents or any applicable shareholder or similar agreement either prohibits the pledge of the Subsidiary to be pledged or requires the consent of any Person (other than GLBR or any of its Affiliates) as a condition to the pledge of Equity Interests in the Subsidiary to be pledged and, after using commercially reasonable efforts (in the determination of the Administrative Agent), such Subsidiary is unable to obtain such consent (unless such prohibitions or restrictions are overridden by applicable provisions of the UCC) or (3) if, in the judgment of the Administrative Agent after request by the Borrower, the value of a pledge of the Equity Interests in such Subsidiary would be exceeded by the cost of obtaining such pledge and (z) no Loan Party shall be required to pledge more than 65% of the voting Equity Interests in a First-Tier Foreign Subsidiary to the extent pledging a greater percentage would have adverse tax consequences for any Loan Party. All of the Equity Interests owned directly or indirectly by Holdco or any other Loan Party in Group shall be pledged to the Administrative Agent.

(b)          [Reserved].

(c)          Notwithstanding anything to the contrary contained in this Agreement, any Loan Document or any other document executed in connection herewith, if the Borrower delivers a written notice to the Administrative Agent certifying in a manner reasonably satisfactory to the Administrative Agent that (i) a Guarantor has become a Regulated Subsidiary that is prohibited from being a Guarantor, and (ii) no Default or Event of Default shall have then occurred and be continuing, and the Administrative Agent confirms that it does not object to or dispute any of the facts or conclusions set forth therein, then such Guarantor shall be released from the Guaranty and (if applicable and required by applicable Law) from the Security Agreement, and the Administrative Agent shall, at the Borrower’s request and at the Borrower’s sole expense, promptly execute and file in the appropriate location and deliver to the Borrower such termination and release statements or confirmation thereof, as applicable, return all original possessory collateral that was pledged by such Guarantor and held by the Administrative Agent for the benefit of the Secured Parties (if applicable and to the extent required), and do such other things as are reasonably necessary to release such Regulated Subsidiary as a Guarantor and (if applicable and to the extent required) as a “Debtor” under the Security Agreement, and to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release, and each of the Lenders hereby authorizes the Administrative Agent to take such actions upon the satisfaction of the provisions of this Section 6.12(c).

(d)          Notwithstanding anything to the contrary contained in this Agreement, any Loan Document or any other document executed in connection herewith, if the Borrower delivers a written notice to the Administrative Agent certifying in a manner reasonably satisfactory to the Administrative Agent that (i) a Foreign Subsidiary or a Foreign-Controlled Domestic Subsidiary that is a Guarantor can no longer continue to be a Guarantor without resulting in adverse tax consequences for any Loan Party or in a violation of applicable Laws, and (ii) no Default or Event of Default shall have then occurred and be continuing, and the Administrative Agent confirms that it does not object to or dispute any of the facts or conclusions set forth therein, then such Guarantor shall be released from the Guaranty and (if applicable and required by applicable Law) from the Security Agreement or similar Collateral Document to which it is a party, and the Administrative Agent shall, at the Borrower’s request and at the Borrower’s sole expense, promptly execute and file in the appropriate location and deliver to the Borrower such termination and release statements or confirmation thereof, as applicable, return all original possessory collateral pledged by such Guarantor and held by the Administrative Agent for the benefit of the Secured Parties (if applicable and to the extent required), and do such other things as are reasonably necessary to release such Foreign Subsidiary or Foreign-Controlled Domestic Subsidiary as a Guarantor and (if applicable and to the extent required) as a “Debtor” under the Security Agreement or any other Collateral Document, and to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release, and each of the Lenders hereby authorizes the Administrative Agent to take such actions upon the satisfaction of the provisions of this Section 6.12(d).

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6.13       Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents, (A) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens intended to be covered by any of the Collateral Documents as of the Closing Date or thereafter, (B) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, (C) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or intended to be granted as of the Closing Date or thereafter to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so and (D) to vest in Group good and marketable title to the Specified Equity Interests (as such term is defined in the Assignment Agreement) (including execution and delivery of transfer powers, certificates, documents of title and other instruments of conveyance in connection therewith).

6.14      Consolidated Net Losses. In the event Holdco and its Subsidiaries, on a consolidated basis, incur or suffer any net loss (including unrealized losses) either (x) on any single Business Day in an aggregate amount in excess of $5,000,000, or (y) during any period of three consecutive Business Days in an aggregate amount in excess of $10,000,000, then in either such case (and each time either such case occurs) (a) within two Business Days of the incurrence of any such loss, notify the Administrative Agent and each Lender thereof, and (b) within three Business Days of the incurrence of any such loss, directly hedge any position, contract, or activity of Holdco or any of its Subsidiaries that gave rise to such loss with one or more offsetting Swap Contracts permitted under Article VII in the ordinary course of business and consistent with past practice of Holdco and its Subsidiaries.

6.15     Lender Meetings and Weekly Management Update Calls. Holdco will, upon the request of Administrative Agent or Required Lenders, participate in a meeting with the Administrative Agent and Lenders to be held at Holdco’s corporate offices (or at such other location as may be agreed to by Holdco and Administrative Agent, including by teleconference) at such time as may be agreed to by Holdco and Administrative Agent or requested by Required Lenders. Holdco will, within three Business Days after the last Business Day of each week, conduct a weekly management update call with the Administrative Agent and Holdco and their respective advisors regarding the business, operations, condition and outlook of Holdco and its Subsidiaries.

6.16      Post-Closing Matters. To the extent not satisfied (a) on the Closing Date and agreed to by the Administrative Agent to be provided on a post-closing basis, the requirements of Sections 4.01(a) (with respect to any Note and certain Collateral Documents), (b), (d), (e), (f), (g), (h), (j) and (k) shall be deemed waived as conditions precedent to the effectiveness of the Original Credit Agreement (as in effect on the Closing Date) and (b) on the First Restatement Effective Date and agreed to by the Administrative Agent to be provided on a post-closing basis, certain requirements of Sections 4.03(b)(ii) shall be deemed waived as conditions precedent to the effectiveness of this Agreement. However, the Borrower agrees to satisfy, or cause to be satisfied, all such requirements under Article IV as soon as practicable and in any event (i) except as specified in clause (ii) below, within 30 days after the Closing Date (or such later date as the Administrative Agent may specify, in its discretion, with respect to one or more of such items), and (ii) with respect to Sections 4.01(d) and 4.03(b), by Monday, January 26, 2015. To the extent not satisfied on the Closing Date, the Borrower agrees to satisfy, and cause to be satisfied, all requirements of Section 6.18 as soon as practicable and in any event within 45 days after the Closing Date (or such later date as the Administrative Agent may specify, in its discretion).

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6.17      Monthly Gross Receipts Reporting and Prepayment. On the last Business Day of each calendar month, the Borrower shall (a) deliver to the Administrative Agent a Monthly Gross Receipts Certificate with respect to immediately preceding calendar month and a Monthly Gross Receipts Projections for the current month and (b) subject to Section 2.04(g), prepay the Loans in an aggregate amount equal to the Monthly Gross Receipts for the immediately preceding calendar month.

6.18       Cash Management. Subject to Section 6.16, maintain or cause to be maintained at all times a cash management system that is reasonably acceptable to the Administrative Agent and provide the Administrative Agent with information reasonably requested from time to relating thereto.

6.19      Non-Consolidation. Each Loan Party shall and shall cause each of its Subsidiaries to: (a) other than with respect to any Subsidiary with no assets or operations, maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (other than such funds that may be commingled with each other in the ordinary course of their cash management system); and (c) provide that its Board of Directors (or similar governing body) will hold all appropriate meetings to authorize and approve such entity's actions, which meetings will be separate from those of other entities.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied:

7.01      Liens. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether owned as of the Closing Date or thereafter acquired, other than the following:

(a)        Liens pursuant to any Loan Document;

(b)        Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the nature of the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)        Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

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(e)       pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)       deposits not to exceed in the aggregate more than $10,000,000 unless consented to by the Administrative Agent to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)       easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)        Liens securing Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets incurred in the ordinary course of business; provided that (i) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)       Liens created by the GLBR Notes Security Agreement (Holdco) on assets of Holdco and Subsidiaries of Holdco formed or acquired after the Second Restatement Effective Date that constitute Collateral, securing the subordinated Guarantee by Holdco and Subsidiaries of Holdco formed or acquired after the Second Restatement Effective Date set forth in Section 4.15 and 10.01 of the GLBR Notes Indenture; provided, however, that such Liens shall at all times be subordinate on the terms, and subject to the Lien priority and other provisions, set forth in the Intercreditor Agreement;

provided that in no event shall any Liens (other than Liens permitted under Section 7.01(a), Section 7.01(j) and non-consensual Permitted Liens) attach to any assets that constitute, or are required to constitute, Pledged Equity (as defined in the Security Agreement) at such time, whether pursuant to the Security Agreement, Section 6.12 or otherwise.

7.02       Investments. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Investments, except:

(a)         subject to the proviso to Section 7.03(f), Investments in Subsidiaries and other Investments held by any Loan Party and its Subsidiaries, in each case, existing as of the Closing Date and listed on Schedule 7.02;

(b)         Investments held by any Loan Party or any Subsidiary in the form of Cash Equivalents;

(c)         advances to officers, directors and employees of any Loan Party and its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

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(d)      subject to the proviso to Section 7.03(f), Investments in any Subsidiary; provided that any such Investment is in the ordinary course of business consistent with past practice unless such Investment is in a Subsidiary Loan Party;

(e)      Investments (other than intercompany Investments) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)       Guarantees and Swap Contracts permitted by Section 7.03; and

(g)      Investments by Holdco in the New Mirror Notes pursuant to Section 4.17 of the GLBR Notes Indenture.

7.03    Indebtedness. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)      Indebtedness under the Loan Documents;

(b)      Indebtedness and Guarantees thereof outstanding on the Closing Date and, to the extent exceeding $1,000,000 individually or $5,000,000 in the aggregate, either listed on Schedule 7.03 or disclosed prior to the Closing Date in GLBR’s publicly available filings with the SEC; provided that any such Indebtedness or Guarantee owed by any Loan Party or Subsidiary to GLBR, any other Loan Party or Subsidiary shall be set forth on Schedule 7.03;

(c)      Guarantees in the ordinary course of business in respect of Indebtedness otherwise permitted hereunder owed by any Subsidiary (other than Guarantees of Indebtedness permitted by Section 7.03(b)), so long as such Loan Party or Subsidiary could have otherwise incurred such Indebtedness;

(d)      obligations (contingent or otherwise) of any Subsidiary that is not a Loan Party existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of either (A) executing the agency trading operations of Holdco and its Subsidiaries through “clearing agreements” or similar contracts, or (B) directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and in either case not for purposes of speculation or taking a “market view”; and (ii) in any such case, such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)      Indebtedness of any Subsidiary in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i);

(f)       Indebtedness (other than Indebtedness owed to Holdco or GLBR) constituting an Investment permitted under Section 7.02; provided that any Indebtedness owed by a Loan Party to any Subsidiary that is not a Loan Party must be subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent;

(g)      the subordinated Guarantee by Holdco and Subsidiaries of Holdco formed or acquired after the Second Restatement Effective Date set forth in Sections 4.15 and 10.01 of the GLBR Notes Indenture; provided, however, that the obligations of Holdco and Subsidiaries of Holdco formed or acquired after the Second Restatement Effective Date in respect of such subordinated Guarantee shall at all times be subordinate on the terms, and subject to the provisions, set forth in the Intercreditor Agreement and in Section 10.06 of the GLBR Notes Indenture, including the subordination provisions thereof; and

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(h)      Holdco’s obligations under the New Mirror Notes; provided, however, that the obligations of Holdco in respect of the New Mirror Notes shall at all times be subordinate on the terms, and subject to the provisions, set forth in Section [      ] of the New Mirror Notes.

7.04    Fundamental Changes. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether owned or as of the Closing Date or thereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)       any Subsidiary (other than Group) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Group, any Guarantor or any wholly-owned Subsidiary of Group; provided that (i) if the transferor in any such Disposition is a Guarantor, then the transferee and surviving entity must be Group or another Guarantor (or become a Guarantor that is a wholly-owned Subsidiary of Group upon consummation of such transfer) and (ii) if Group is party to such transaction, then Group must be a surviving party in such transaction;

(b)      any Subsidiary (other than Group) may be dissolved so long as, at such time, such Subsidiary has no assets or operations; and

(c)      Online Courses, LLC, a Delaware limited liability company, may be dissolved or liquidated, and the assets and proceeds distributed to the owners of the Equity Interests therein as agreed among them, so long as the aggregate amount of such assets and proceeds does not exceed $1,000,000.

7.05    Dispositions. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)      Dispositions of obsolete or worn out property, whether owned as of the Closing Date or thereafter acquired, in the ordinary course of business;

(b)      Dispositions of inventory in the ordinary course of business;

(c)      Dispositions of equipment or real property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)      Dispositions of property to any Subsidiary; provided that any such Disposition is in the ordinary course of business consistent with past practice unless such Disposition is to a Subsidiary Loan Party (or a Person that becomes a Guarantor that is a wholly-owned Subsidiary of Group upon consummation of such Disposition);

(e)      Dispositions permitted by Section 7.04;

(f)       Dispositions of Equity Interests of any Subsidiary (other than Group) if, at the time of such Disposition, such Subsidiary has no assets or operations;

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(g)      Dispositions (other than (x) a Disposition of any Equity Interests of Group or (y) a Disposition to Holdco or GLBR) by any Loan Party or any Subsidiary not otherwise permitted under this Section 7.05 so long as at the time of such Disposition, no Default shall exist or would result therefrom; provided that (i) any such potential Disposition of any Equity Interests of, or all or substantially all of the assets of, any Guarantor or any Material Subsidiary shall be in consultation with the Administrative Agent and Required Lenders, (ii) any such potential Disposition (or series of related Dispositions) with respect to assets having a fair market value or book value in excess of $25,000,000 shall be in consultation with the Administrative Agent and Required Lenders and (iii) any such Disposition, when combined with all other property Disposed of in reliance on this Section 7.05(g), does not represent or constitute assets or entities (or portions thereof) that contributed revenues (such contribution as reasonably determined by management of Holdco) of more than 5% of the consolidated revenue of GLBR and its Subsidiaries, for the four-quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b);

(h)      the consummation of the transactions contemplated by the Assignment Agreement in accordance with the terms thereof; provided that the assets subject thereto shall continue to be subject to the Liens granted to the Administrative Agent to secure the Obligations;

(i)       the sale, transfer, disposition or discount, in each case without recourse, of overdue accounts (including any claims in respect of liquidated or suspended accounts), but only in connection with the compromise, settlement collection thereof and not as part of a financing transaction; provided that (i) to the extent any such account is overdue in an amount less than $500,000 individually, such Disposition is in the ordinary course of business, or (ii) to the extent any such account is overdue in an amount equal to or in excess of $500,000 individually, such Disposition shall be in consultation with the Administrative Agent and the Required Lenders unless the consideration received in respect thereof exceeds 50% of the overdue amount;

(j)       Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary; and

(k)      [Holdco may forgive and cancel (i) the notes identified on Schedule 7.02 evidencing an aggregate principal amount of $3,940,488 owed by Cirali LLC to Holdco and (ii) the notes identified on Schedule 7.02 evidencing an aggregate principal amount of $3,940,488 owed by Meigsfield LLC to Holdco, in each case relating to the interests of certain Loan Parties and Subsidiaries in V3 Markets, LLC and Lucid Markets Trading Limited;]

provided that (x) any Disposition pursuant to clauses (a) through (i) shall be for fair market value and (y) 100% of the consideration received in respect of any Disposition pursuant to clause (b), (g) and (i) shall be cash and Cash Equivalents.

7.06    Restricted Payments. Each Subsidiary Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)       each Subsidiary may make Restricted Payments to a Subsidiary Loan Party and to any other Person (other than Holdco) that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

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(b)       so long as each of Holdco and Group is a pass-through entity for U.S. federal income tax purposes, Group may declare and make Restricted Payments to Holdco in an amount not to exceed the Permitted Holdco Tax Distribution, the proceeds of which shall be used by Holdco to make the Permitted Holdco Tax Distribution; provided, however, that the Permitted Holdco Tax Distribution shall be certified as accurate, prior to Group making such Restricted Payment, by a Responsible Officer of Holdco to the Administrative Agent in good faith;

(c)       Group may make Permitted Group Tax Distributions;

(d)       Group and its Subsidiaries may make Restricted Payments to Holdco or to GLBR, the proceeds of which (i) shall not exceed the amount sufficient to pay cash interest payments on the next interest payment date for the GLBR Notes immediately following the date of such Restricted Payment on GLBR Notes at a rate of 2.25% per annum on the lesser of (1) $172,500,000 aggregate principal amount of GLBR Notes, and (2) the original aggregate principal amount of GLBR Notes that remains outstanding as of such time, after giving effect to any redemptions, repurchases, acquisitions or retirements (in connection with any Sinking Fund Offers or otherwise), and without giving effect to the issuance of any PIK Interest Notes (each as defined in the GLBR Notes Indenture) (for the purposes of the foregoing, all redemptions, repurchases, acquisitions or retirements of GLBR Notes shall be deemed to reduce the original $172,500,000 aggregate principal amount of GLBR Notes before the principal amount of any PIK Interest Notes is deemed reduced) and (ii) shall be used by Holdco to pay interest payments on the New Mirror Notes issued by Holdco as and when such interest becomes due and payable (with such amounts then being applied by GLBR to pay interest payments on GLBR Notes as and when such interest becomes due and payable);

(e)       Group and its Subsidiaries may make Restricted Payments to Holdco or to GLBR, the proceeds of which shall be used by Holdco or GLBR to pay (u) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including director’s fees and administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $1.0 million in any fiscal year, plus (v) any reasonable and customary indemnification claims made by directors or officers of GLBR directly attributable to the ownership or operations of Holdco and its Subsidiaries, plus (w) out-of-pocket transaction costs and expenses (including fees and disbursements of legal and financial advisors, but excluding interest charges) directly incurred during such period in connection with the Loan Documents and the transactions contemplated thereby, plus (x) out-of-pocket costs and expenses (including fees and disbursements of legal and financial advisors) incurred during such period in connection with the Swiss Currency Event (excluding, for the avoidance of doubt, any awards, fines, penalties, settlements or other charges relating to any investigations, claims, causes of actions, suits or proceedings), plus (y) the aggregate amount of salary and benefits of the chief executive officer of GLBR in accordance with the agreement, dated May 15, 2017, between GLBR and Kenneth Grossman, without giving effect to any amendment or supplement thereto or waiver thereunder, if and to the extent that such amounts are not paid by Group to GLBR’s chief executive officer directly, plus (z) Restricted Payments for Additional Restructuring Payments (as defined in the Restructuring Support Agreement) in accordance with the terms of Section 1.4 of the Restructuring Support Agreement;

(f)       Group and its Subsidiaries may make Restricted Payments to Holdco or GLBR, the proceeds of which shall be used by GLBR to pay, and shall not exceed the amount necessary to pay, franchise taxes and other fees, taxes and expenses to the extent required to maintain GLBR’s corporate existence;

(g)       Group and its Subsidiaries may make Restricted Payments to Holdco pursuant to Section 6.4(j)(ii) of the Group LLC Agreement; and

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(h)       Holdco may make Restricted Payments to GLBR in amounts equal to any Restricted Payments made by Group and its Subsidiaries to Holdco pursuant to Section 6.06(g).

7.07       Change in Nature of Business. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted or as expressly contemplated (pursuant to disclosure in GLBR’s 2016 10-K filed with the SEC) by Holdco and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto, but in any event not to include the engagement in any proprietary trading or other non-agency trading activities.

7.08       Transactions with Affiliates. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) advances to directors or employees pursuant to Section 7.02(c), (c) payroll and similar advances in the ordinary course of business and consistent with past practices, (d) the payment of reasonable and customary fees to directors of Holdco or any Subsidiary, (e) customary and reasonable compensation and employee benefit arrangements paid to, and customary indemnities provided for the benefit of, directors, officers or employees of Holdco or any Subsidiary in the ordinary course of business, (f) employment and severance arrangements entered into in the ordinary course of business between Holdco or any Subsidiary and any employee thereof, (g) Restricted Payments permitted under Section 7.06 and (h) the New Mirror Notes and any payments thereon or repurchases thereof to the extent such payments or repurchases are otherwise permitted pursuant to the terms of this Agreement; provided that the foregoing restriction shall not apply to transactions solely between or among any Loan Parties to the extent permitted by this Agreement.

7.09       Burdensome Agreements. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the GLBR Notes Documents or the Group LLC Agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, except for any agreement in effect as of the Closing Date, (ii) of any Subsidiary to Guarantee the Indebtedness of Holdco or Group or (iii) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10      Use of Proceeds. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11      Holdco. Except as set forth on Schedule 7.11, Holdco shall not (i) own any assets (including any intercompany receivables or intercompany Indebtedness) other than the Investments of Holdco listed on Schedule 7.02, Equity Interests of Group, insurance policies, cash and Cash Equivalents, deposits and securities accounts and other assets with an aggregate fair market value of less than $500,000 reasonably appropriate or necessary in connection with any of the foregoing; (ii) after giving effect to the repayment of the Existing Credit Agreement as contemplated by Section 4.01(j), have or otherwise become liable with respect to any Indebtedness or obligations under any Guarantee in excess of $500,000 in the aggregate, other than Indebtedness under the Loan Documents, the New Mirror Notes, the subordinated Guarantee set forth in the GLBR Notes Indenture and the Indebtedness owed by Holdco listed on Schedule 7.03; or (iii) conduct any material operations other than as reasonably necessary or appropriate in connection with the ownership of assets described in (i) above or the incurrence and maintenance of Indebtedness described in (ii) above.

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7.12       Sanctions. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, the Administrative Agent, or otherwise) of Sanctions.

7.13       Anti-Corruption Laws. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly use the proceeds of any Loans for any purpose which would breach any Anti-Corruption Laws.

7.14      Amendments or Waivers of Organization Documents or Certain Other Documents. No Loan Party shall nor shall it permit any of its Subsidiaries to, directly or indirectly, on or after the Second Restatement Effective Date agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organization Documents, the Assignment Agreement, the GLBR Notes, the GLBR Notes Documents, the New Mirror Notes or the Tax Receivable Agreement without in each case obtaining the prior written consent of Administrative Agent to such amendment, restatement, supplement or other modification or waiver; provided, however, that the prior written consent of the Administrative Agent shall not be required for any amendment, restatement, supplement or other modification to, or waiver of the GLBR Notes or the GLBR Notes Documents that does not adversely affect the Administrative Agent, or materially and adversely affect the Lenders or the Loan Parties. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, on or after the Second Restatement Effective Date agree to any amendment, restatement, supplement or other modification to, or waiver of, the GLBR Notes or the GLBR Notes Documents that is prohibited by the terms of the Intercreditor Agreement.

7.15      Dissolution, Etc. of Certain Subsidiaries. None of the Loan Parties or the Subsidiaries shall permit, directly or indirectly, Online Courses, LLC or FX EDU, LLC to own any material assets in addition to the assets owned by such Subsidiary as of the Closing Date or to engage in any material activity other than proceeding with its liquidation, winding-up or dissolution contemplated by Section 6.05(d) and other activities reasonably related or incidental thereto.

7.16     Prepayments of Certain Indebtedness. Holdco shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, on or after the Second Restatement Effective Date (i) make any payment in violation of the terms of the Intercreditor Agreement or any subordination terms applicable to any Indebtedness permitted by Section 7.03(g) or 7.03(h), Liens permitted by Section 7.01(j) or any other Indebtedness or obligations under the GLBR Notes Documents (the Indebtedness and other obligations referred to in this clause (i) collectively, the “Specified Junior Debt”) or (ii) make any payments of principal, interest or other amounts or prepay, redeem, purchase, defease, or otherwise satisfy in any manner any Specified Junior Debt, except to the extent made with proceeds of Restricted Payments expressly permitted by Section 7.06.

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ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01     Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)       Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any amount payable pursuant to the Fee Letter, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee or other amount (not specified in clause (i) above) due hereunder or under any other Loan Document; or

(b)       Specific Covenants. If any Loan Party or any of its Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a), 6.03(a), 6.05(a), 6.10, 6.11, 6.14, 6.16 or 6.17 or Article VII, or any Loan Party fails to perform or observe any term, covenant or agreement contained in the Guaranty, or any other Collateral Document to which it is a party; or

(c)       Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document, the Group LLC Agreement, the Assignment Agreement or any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)       Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders thereof or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by any Loan Party or any Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)       Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

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(g)       Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)       Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)        Invalidity of Loan Documents. Either (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or (iv) for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, any Collateral Document shall for any reason fail or cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby; or

(k)       Change of Control. There occurs any Change of Control; or

(l)        [Reserved];

(m)      [Reserved];

(n)       The Group LLC Agreement. Either (i) any provision of the Group LLC Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of the Group LLC Agreement; (iii) any Loan Party denies that it has any or further liability or obligation under the Group LLC Agreement, or purports to revoke, terminate or rescind any provision of the Group LLC Agreement; or (iv) any of Holdco or Group is in default under, or otherwise breaches its obligations under, the Group LLC Agreement; or

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(o)       Specified Junior Debt. So long as any portion of the Specified Junior Debt remains outstanding, (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any documentation governing or evidencing Specified Junior Debt, (ii) any subordination provisions with respect to Specified Junior Debt that are required pursuant to the terms of the Loan Documents shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Specified Junior Debt, if applicable, or (iii) the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any holder of any Specified Junior Debt or any other Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder.

8.02     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)       declare the commitment (if any) of each Lender to make any further extension of credit hereunder to be terminated, whereupon such commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; and

(c)       exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the earlier of (i) the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States and (ii) the occurrence of any Event of Default with respect to a Loan Party under Section 8.01(f) or 8.01(g), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03     Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

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Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, (i) in accordance with the Intercreditor Agreement or (ii) to the extent not required to be applied as set forth in clause (i) pursuant to the Intercreditor Agreement to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto; provided that Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01     Appointment and Authority.

(a)       Each of the Lenders hereby irrevocably appoints Leucadia National Corporation to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and none of the Loan Parties or their Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

(b)       The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

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(c)       Each of the Lenders hereby irrevocably (i) authorize the Administrative Agent to enter into the Intercreditor Agreement or other intercreditor agreement or arrangement described in this Agreement and any such intercreditor agreement is binding upon such Lenders (and the Administrative Agent shall have the sole and exclusive right and authority to enter into the Intercreditor Agreement or such other intercreditor agreement or arrangement), (ii) agree that, upon the execution and delivery of the Intercreditor Agreement, each Lender will be bound by the provisions thereof as if it were a signatory thereto and will take no actions contrary to the provisions thereof and (iii) agree that none of the Lenders or any other Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this paragraph or in accordance with the terms of the Intercreditor Agreement.

9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)       shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 or 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

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(e)       shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Original Credit Agreement (as in effect on the Closing Date or any amendment, restatement or other modification thereto prior to the Second Restatement Effective Date), this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of the Original Credit Agreement (as in effect on the Closing Date or any amendment, restatement or other modification thereto prior to the Second Restatement Effective Date), this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (vi) the value or the sufficiency of any Collateral or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06     Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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9.07     Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08      No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the joint book managers, the arranger, the syndication agent or any other agent, if any, engaged in connection herewith shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

9.09      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10    Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)       to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document; (iii) in connection with any release of Liens permitted by Section 6.12(c) or 6.12(d); and (iv) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)       to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)       to release any Guarantor from its obligations under the Guaranty if (i) in the case of a Subsidiary, such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) in connection with any release of Guarantors permitted by Section 6.12(c) or 6.12(d); provided that neither Holdco nor Group shall be released from their respective obligations under the Guaranty.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11      Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in the Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements.

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ARTICLE X.

MISCELLANEOUS

10.01  Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)       waive any condition set forth in Article IV, without the written consent of each Lender;

(b)       extend or increase any commitment of any Lender to extend credit (or reinstate any such commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)       postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d)       reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)       change Section 8.03 in a manner that would alter the order or the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)       change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)       release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 6.12 or Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(h)       release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 6.12 or Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

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(i)       impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; and; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13 so long as such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 10.13 (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02  Notices; Effectiveness; Electronic Communication.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)       if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Loan Party or its Affiliates, or the respective securities of any of the foregoing).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) below, shall be effective as provided in such Section 10.02(b).

(b)         Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(c)       The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)      Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)       Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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10.03         No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. In addition, the execution and delivery of this Agreement will not be deemed to be a waiver of any Default or Event of Default that arose prior to the Second Restatement Effective Date under the terms of the Original Credit Agreement (as in effect from time to time prior to the Second Restatement Effective Date). The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04         Expenses; Indemnity; Damage Waiver.

(a)             Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, including special or local counsel to the Lenders retained by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Original Credit Agreement, this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)       Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of the Original Credit Agreement (as in effect on the Closing Date or any amendment, restatement or other modification thereto prior to the Second Restatement Effective Date), this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to each Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)       Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.10(d).

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Loan Parties shall assert, and the Borrower, on behalf of itself and each of its Subsidiaries, hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Original Credit Agreement (as in effect on the Closing Date or any amendment, restatement or other modification thereto prior to the Second Restatement Effective Date), this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with the Original Credit Agreement (as in effect on the Closing Date or any amendment, restatement or other modification thereto prior to the Second Restatement Effective Date), this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

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(e)       Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)       Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.

10.05  Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06   Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (1) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (2) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void (other than any assignment by the Administrative Agent of its rights and obligations in accordance with the applicable provisions of Article IX)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)       in the case of an assignment of all the assigning Lender’s Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

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(B)       in any case not described in Section 10.06(b)(i)(A), the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or such lesser amount as represents the remaining outstanding amount of the Loans of such assigning Lender), in the case of any assignment unless the Administrative Agent otherwise consents; provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii)        Required Consents. No consent shall be required for any assignment except (A) to the extent required by Section 10.06(b)(i)(B), and (B) the consent of the Administrative Agent shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender with a Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons. No such assignment shall be made (A) to GLBR, any Loan Party or any Loan Party’s Subsidiaries or Affiliates, or (B) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)         Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d)       Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, GLBR, any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

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(f)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07  Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to the Original Credit Agreement, this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of Holdco or Group or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 10.07, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary; provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party existing as of the Closing Date or thereafter under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.03, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties. All representations and warranties made under the Original Credit Agreement (as in effect on the Closing Date or any amendment, restatement or other modification thereto prior to the Second Restatement Effective Date), this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of the Original Credit Agreement (as in effect on the Closing Date or any amendment, restatement or other modification thereto prior to the Second Restatement Effective Date), this Agreement or such other document, as applicable, and the making of the Loans under the Original Credit Agreement. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any borrowing of Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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10.13      Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has received the consent of the Required Lenders but requires the consent of such Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)       the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)       such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)       in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)       in the case of any assignment resulting from a Lender not consenting to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender, such replacement, when combined with all other replacements effectuated by this Section 10.13 for such purpose, will allow the action or event giving rise to such right of replacement to be successfully consummated; and

(e)       such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14   Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW. THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b)       SUBMISSION TO JURISDICTION. EACH OF HOLDCO AND GROUP IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY, ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE RESPECTIVE PROPERTIES OF THE FOREGOING IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. EACH OF HOLDCO AND GROUP, ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE AS OF THE CLOSING DATE OR THEREAFTER TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.14(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

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10.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding the Original Credit Agreement (as in effect on the Closing Date or any amendment, restatement or other modification thereto prior to the Second Restatement Effective Date), this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17       Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18       USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdco, Group and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19     ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

83

10.20      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the applicable Loan Party in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.

10.21      Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumptions, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[Signature Pages Follow]

84

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GLOBAL BROKERAGE HOLDINGS, LLC

By: Global Brokerage, Inc., its Managing Member

By:
Name:
Title:

FXCM GROUP, LLC

By: GLOBAL BROKERAGE HOLDINGS, LLC, its Managing Member

By: Global Brokerage, Inc., its Managing Member

By:
Name:
Title:

[Signature Page – Amended and Restated Credit Agreement]

LEUCADIA NATIONAL CORPORATION,
as Administrative Agent

By:
Name: Michael J. Sharp
Title: EVP and General Counsel

LUK-FX HOLDINGS, LLC,
as Lender

By: Leucadia National Corporation, its sole member

By:
Name: Michael J. Sharp
Title: EVP and General Counsel

[Signature Page – Amended and Restated Credit Agreement]

SCHEDULE 1.01(a)

REGULATED SUBSIDIARIES1

FXCM Asia Limited is a registered investment firm authorized by the Hong Kong Securities and Futures Commission.

FXCM Australia Limited is a registered investment firm authorized by the Australia Securities & Investments Commission.

Forex Capital Markets L.L.C.

Registered with the Commodity Futures Trading Commission and member of the National Futures Association, NFA ID: 0308179

Forex Dealer Member Approved

Forex Firm Approved

Retail Foreign Exchange Dealer Registered

Futures Commission Merchant Registered

NFA Member Approved

Forex Capital Markets Limited is a registered investment firm authorized by the Financial Conduct Authority.

FXCM Securities Limited is a registered investment firm authorized by the Financial Conduct Authority.

ODL Group Limited is a registered investment firm authorized by the Financial Conduct Authority.

FXCM Japan Securities Co,. Ltd. is registered with the Financial Services Agency in Japan

1 Update list of regulated subs, if necessary.

SCHEDULE 1.01(b)

PERMITTED INVESTORS

David K. Sakhai
Dror Niv
Eduard R. Yusupov
James Brown
James F. Fitzsimmons
Kenneth A. Grossman
MFP Partners, L.P.
Michael Romersa
Ornit Niv
Eric Legoff
Gantcher Family Limited Partnership (C/o Nathan Gantcher)
James Brown Dynasty Trust, Ruth Brown - Trustee
JR Brown Associates LLC
The Silver Trust
Boden William Harris
Jaedon P. Sankey
William Ahdout
William Ahdout 2012 Family Trust
Matthew Navie
Aaron Sakhai
EY Siblings Trust
EY Family Trust
DS Desc FBO JS

DS Desc FBO SS
DS Desc FBO RS
DS Desc FBO ES
DS Trust FBO MN
DS Trust FBO AS
WA Family Share
WA Vanson Share
KG Family Trust
DN Family Trust
The Silvero Trust
Sakhai Family Remainder Trust

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment	Applicable Percentage
Leucadia National Corporation	$300,000,000	100.00%
Total:	$300,000,000	100.00%

SCHEDULE 5.10

CERTAIN TAX MATTERS

●	Section 4.4 of the Holdco LLC Agreement as in effect on the Second Restatement Effective Date without giving effect to any amendments thereto after the Second Restatement Effective Date

●	The Group LLC Agreement as in effect on the Second Restatement Effective Date without giving effect to any amendments thereto after the Second Restatement Effective Date

●	Tax Receivable Agreement

●	Certain subsidiaries located in the UK jointly share losses for the benefit of the overall group

●	Global Brokerage Holdings, LLC or its subsidiaries also assume responsibility for taxes under certain of their lease obligations

SCHEDULE 5.11

ERISA

None.

SCHEDULE 5.12

SUBSIDIARIES

Loan Party	Jurisdiction of Incorporation/ Formation	Principal Place of Business	U.S. Taxpayer Identification Number	Subsidiary (% Ownership by Loan Party)
Global Brokerage Holdings, LLC (100% owned by Global Brokerage, Inc.)	Delaware	55 Water Street, 50th Floor New York, NY 10041	74-3080957	FXCM Group, LLC (100%)
FXCM Group, LLC (100% owned by Global Brokerage Holdings, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	N/A2	Faros Trading, LLC (50.1%)
Yozma LLC (100%)
Technementals Technologies (Bulgaria) EAD (100%)
Online Courses, LLC (100%)
Financial Horizons Capital, LLC (100%)
FXCM Japan Securities Co., Ltd. (100%)
FXCM Markets Limited (100%)
Forex Trading LLC (100%)
FXCM Partners, LLC (100%)
ODL Group Limited (100%)
FXCM UK Merger Limited (100%)
V3 Markets, LLC (50.1%)
Forex Capital Markets LLC (100%)
FXCM Systems, LLC (100%)
Yozma LLC (100% owned by FXCM Group, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	26-2683519	Tradency Inc. (25%)
Financial Horizons Capital, LLC (100% owned by FXCM Group,LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	27-0350654	Horizons Funding, LLC (100%)

2  To be provided on a post-closing basis.

Loan Party	Jurisdiction of Incorporation/ Formation	Principal Place of Business	U.S. Taxpayer Identification Number	Subsidiary (% Ownership by Loan Party)
Horizons Funding, LLC (100% owned by Financial Horizons Capital, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	27-0350809	None
Forex Trading L.L.C. (100% owned by FXCM Group, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	01-0550896	FXCM Asia Limited (100%)
Forex Capital Markets Limited (100%)
FXCM Asia Pacific Pty Ltd (100%)
FXCM Australia Limited (100%)
FXCM Bullion Limited (100%)
FXCM DMCC (100%)
FXCM UK Holdings Limited (100%)
Orchid Hill Consulting Limited (100%)
FXCM Partners, LLC (100% owned by FXCM Group,	Delaware	55 Water Street, 50th Floor New York, NY 10041	46-5446582	None
FXCM Systems, LLC (100% owned by FXCM Group, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	74-3080957	FXCM Seoul, LLC (100%)

ALL OTHER EQUITY INVESTMENTS

Non-Loan Party Subsidiary (Equity Holder)	Subsidiary (% Ownership by Non-Loan Party Subsidiary)

FXCM UK Merger Limited	Lucid Markets Trading Limited (50.1%)
Lucid Markets Trading Limited	Lucid Markets LLP (100%)
Lucid Markets LLP	Lucid Markets US LLC (100%)
Online Courses, LLC	FX EDU LLC (100%)
FXCM Markets Limited	FXCM Consulting Limited (100%)

Non-Loan Party Subsidiary (Equity Holder)	Subsidiary (% Ownership by Non-Loan Party Subsidiary)

ODL Group Limited	FXCM Securities Limited (100%)
FXCM Securities Limited	FXCM Nominees Limited (100%)
Forex Capital Markets LLC	Fastmatch Inc. (34.461%)
FXCM Asia Limited	Famous Group International Limited (100%)
Famous Group International Limited	Technementals Technology Co., Ltd. (100%)
Forex Capital Markets Limited	Salex Holding SRL (33%)
FXCM UK Holdings Limited	FXCM Group UK Limited (100%)

PERMITTED FOREIGN SUBSIDIARIES

None.

SCHEDULE 7.01

PERMITTED LIENS

None.

SCHEDULE 7.02

INVESTMENTS3

1. The equity Investments in Subsidiaries listed on Schedule 5.12(a); and

2. The Investments listed below:

Investments by Global Brokerage Holdings, LLC

Debtor	Current Principal
Global Brokerage, Inc.	$6,558,045
Cirali LLC	$3,940,488
Meigsfield LLC	$3,940,488

Investments by FXCM Group, LLC

Debtor	Current Principal
FXCM Australia Limited	$1,500,000
FXCM UK Merger Limited	$32,706,307
V3 Markets, LLC	$14,971,044
AxiCorp Financial Services Pty Ltd	$1,500,000

Investments by Horizons Funding LLC

Debtor	Principal
Compuforex	$ 6,249.97
Triad Financial	$22,222.22
Xu Hanning Henry	$200,000.00

Investments by Forex Capital Markets LLC

Debtor	Principal
Global Brokerage Holdings, LLC	$1,921,000

3 Investments to be updated.

Investments by FXCM Securities Limited

Debtor	Principal
Global Brokerage Holdings, LLC	$8,300,000

Investments by Orchid Hill Consulting Limited

Debtor	Principal
Global Brokerage Holdings, LLC	$3,000,000

Investments by Japan Securities Co., Ltd.

Debtor	Principal
Global Brokerage Holdings, LLC	$15,000,000

Investments by FXCM Markets Limited

Debtor	Principal
Global Brokerage Holdings, LLC	$9,659,028

SCHEDULE 7.03

INDEBTEDNESS4

Current Amounts Due to FXCM Group, LLC

Entity	Current Principal
FXCM Australia Limited	$1,500,000
FXCM UK Merger Limited	$32,706,307
V3 Markets, LLC	$14,971,044

Current Amounts Payable by Global Brokerage Holdings, LLC

Owed to:	Current Principal
Forex Capital Markets LLC	$1,921,000
FXCM Securities Limited	$8,300,000
Orchid Hill Consulting Limited	$3,000,000
FXCM Japan Securities Co., Ltd.	$15,000,000
FXCM Markets Limited	$9,659,028

4 Indebtedness to be updated.

SCHEDULE 10.02

Notice Information

Borrower and other Loan Parties:

c/o Global Brokerage Holdings, LLC

55 Water Street, Floor 50

New York, New York, 10041

Attention: Robert Lande

Fax:	(212) 901-2142
Email:	rlande@fxcm.com

and

David S. Sassoon

General Counsel

FXM Group, LLC

55 Water Street, NY, NY

Direct (646) 432-2241

Mobile (646) 512-4284

dsassoon@fxcm.com

With a copy to:

[ ]

Administrative Agent:

Leucadia National Corporation

520 Madison Avenue

New York, New York 10022

Attention:	Michael Sharp
Executive Vice President and Secretary
Fax:	(646) 619-4974
Email:	MSharp@jefferies.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Gregory A. Fernicola
Fax:	(917) 777-2918
Email:	gregory.ferniocla@skadden.com

LUK-FX Holdings, LLC, as a Lender:

LUK-FX Holdings, LLC

c/o Leucadia National Corporation

520 Madison Avenue

New York, New York 10022
Attention:	Michael Sharp
Executive Vice President and Secretary
Fax:	(646) 619-4974
Email:	MSharp@jefferies.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Gregory A. Fernicola
Fax:	(917) 777-2918
Email:	gregory.ferniocla@skadden.com

EXHIBIT 2

Restructuring Support Agreement

[The Restructuring Support Agreement has not been attached to this version as it is an exhibit to the Disclosure Statement.]

EXHIBIT 3

Prepetition Organizational Chart

FXCM GROUP CORPORATE STRUCTURE CHART

Notes: (1) this structure chart is current as of 15 August 2017; (2) unless otherwise noted, each entity is 100% wholly-owned by its direct parent.

EXHIBIT 4

Audited Consolidated Financial Statements for GLBR and Its Non-debtor Affiliates for the Fiscal Year Ended December 31, 2016

Please see GLBR’s latest 10-K, filed March 20, 2017, which can be downloaded at http://ir.globalbrokerage.info/financials.cfm

EXHIBIT 5

Liquidation Analysis

Liquidation Analysis

Overview:

Section 1129(a)(7) of the Bankruptcy Code1, often called the “best interests test,” requires that, as a condition to confirmation of the Plan, that each holder of a Claim or Interest in each Impaired Class: (a) has accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.

To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Liquidation Proceeds”) that a chapter 7 trustee (the “Trustee”) would generate if the Debtor’s chapter 11 case was converted to chapter 7 cases on the Effective Date and the assets of the Debtor’s estate were liquidated; (b) determine the distribution (the “Liquidation Distribution”) that each holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each holder’s Liquidation Distribution to the distribution under the Plan that such holder would receive if the Plan were confirmed and consummated.

Because of the significant differences between a liquidation and the Plan, asset values discussed herein may be different than amounts referred to in the Plan. This analysis (the “Liquidation Analysis”) is based on certain assumptions discussed herein and in the Disclosure Statement.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtor’s assets in a chapter 7 case is an uncertain process involving the extensive use of significant estimates and assumptions that, although considered reasonable by the Debtor based upon its business judgment and input from its advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtor, management, and advisors.

Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtor’s assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose.

The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants. NEITHER THE DEBTOR NOR ITS ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS ACHIEVED IN A CHAPTER 7 LIQUIDATION WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

THE LIQUIDATION ANALYSIS DOES NOT CONTEMPLATE A SALE OR SALES OF THE DEBTOR’S ASSETS ON A GOING CONCERN BASIS. ALTHOUGH THE DEBTOR MAKES NO ASSURANCES, IT IS POSSIBLE THAT (I) PROCEEDS RECEIVED FROM SUCH A GOING CONCERN SALE OR SALES WOULD BE MORE THAN PROCEEDS FROM A HYPOTHETICAL LIQUIDATION, (II) THE COSTS ASSOCIATED WITH THE SALE OR SALES WOULD BE LESS, (III) FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATE, OR (IV) CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYERS OF SUCH BUSINESS UNITS.

1       All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Disclosure Statement for the Debtor’s Joint Chapter 11 Plan, to which this exhibit is attached.

In preparing the Liquidation Analysis, the Debtor estimated Allowed Claims based upon a review of its books and records and the Debtor’s financial statements to account for other known liabilities, as necessary. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the chapter 11 cases, but which could be asserted and allowed in a chapter 7 liquidation, including unpaid chapter 11 administrative claims, and chapter 7 administrative claims such as wind down costs, trustee fees, and tax liabilities. To date, the Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtor’s estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining distributions under the Plan.

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTOR. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Basis of Presentation:

Upon completion of its solicitation of votes to accept or reject the Plan, the Debtor anticipates filing a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

The Liquidation Analysis assumes that the Debtor would be liquidated on a standalone basis, but also assumes that the liquidation of Global Brokerage Holdings, LLC would occur contemporaneously. The Liquidation Analysis further assumes, absent the consummation of the transaction contemplated in the Plan, a foreclosure of the Leucadia Credit Agreement, which contains a pledge on Holdings’ membership interests in FXCM.

The Liquidation Analysis has been prepared assuming that the Debtor converted the case from chapter 11 to chapter 7 or filed a chapter 7 case on or about December 31, 2017 (the “Conversion Date”). Except as otherwise noted, the Debtor’s pro forma December 31, 2017 balance sheet is forecasted from actual book values of the Debtor’s assets and liabilities as of September 30, 2017.

The Liquidation Analysis was prepared on the basis of Global Brokerage Inc.’s financial statements.

It is assumed that, on the Conversion Date, the Bankruptcy Court would appoint the Trustee who would sell the Debtor’s assets and distribute the cash proceeds, net of liquidation related costs, to creditors in accordance with relevant bankruptcy law.

The Liquidation Analysis represents an estimate of recovery values and percentages based upon a hypothetical liquidation if the Trustee were appointed by the Bankruptcy Court to convert assets into cash. The determination of the hypothetical proceeds from the liquidation of assets is a highly uncertain process involving the extensive use of estimates and assumptions which, although considered reasonable by the Debtor’s advisors and management, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtor and its management.

The cessation of business in a liquidation is likely to trigger certain claims that otherwise would not exist under a Plan absent a liquidation. Some of these claims could be significant and will be entitled to priority in payment over general unsecured claims. Those priority claims would be paid before any liquidation proceeds would be made available to pay general unsecured claims.

As discussed herein, the claim amounts reflected in the Liquidation Analysis are estimates primarily based on the Debtor’s best estimates and are subject to material revision.

No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preferences or fraudulent transfer actions due to, among other issues, the cost of such litigation, the uncertainty of the outcome and anticipated disputes regarding these matters, and the availability of defenses to such claims.

The Debtor has assumed that the liquidation would occur over an approximately four-month time period to sell substantially all of the Debtor’s assets, monetize and collect receivables and other assets on the pro forma balance sheet, and administer and wind-down the estate. During the four-month period, assets would be sold over a three-month period and administration of proceeds and claims would require an additional month.

In an actual liquidation, the process and length of wind-down could be materially longer and more expensive than the amounts assumed herein and thereby significantly reduce the actual recoveries relative to the estimated amounts shown herein. For example, the potential for priority, contingent, and other claims; litigation; rejection costs; and the final determination of allowed claims could substantially impact both the timing and amount of the distribution of the asset proceeds to the creditors. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtor was in fact, to undergo such a liquidation and the actual amounts received could be materially different (including materially less) than the amounts shown herein.

Professional fees, trustee fees, chapter 11 administrative expenses, priority claims and other such claims that may arise in a liquidation scenario would have to be paid in full from the liquidation proceeds before proceeds being made available to the Existing Notes. Under the absolute priority rule, no junior creditor would receive any distributions until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

The Liquidation Analysis does not include estimates for the tax consequences, either federal or state, that may be triggered upon the liquidation and sale of assets in the manner described above. Such tax consequences could be material.

Liquidation Process

The Debtor’s liquidation would be conducted in chapter 7 cases with the Trustee managing the bankruptcy estate to maximize recovery in an expedited process. The Trustee’s initial step would be to develop a liquidation plan to generate proceeds from the sale of assets for distribution to creditors. The three major components of the liquidation are as follows:

–	Generation of cash proceeds from the sale of GLBR’s assets, including cash, investments in affiliates, and the intercompany note receivable from Holdings[2]
–	Costs related to the liquidation process, such as estate wind-down costs including payroll and professional fees, trustee, and other administrative fees; and

8

–	Distribution of net proceeds from sales of unencumbered assets to claimants in accordance with the absolute priority rule under chapter 7 of the Bankruptcy Code

The Liquidation Analysis assumes that absent the transaction contemplated in the Plan, the maturity date under the Leucadia Credit Agreement will not be extended, and the loan will mature on January 16, 2018. FXCM does not have cash on hand to pay down the amount due under the Leucadia Credit Agreement at maturity, and it is assumed that absent the transaction contemplated in the Plan, FXCM will not be able to refinance the Leucadia Credit Agreement.

As a result, it is assumed that Leucadia will exercise its available remedies and foreclose on Holdings’ membership interests in FXCM, which is currently pledged in favor of Leucadia pursuant to the Leucadia Credit Agreement and related loan documents. As a result of the foreclosure by Leucadia on Holdings’ membership interests in FXCM, the net liquidation proceeds from the liquidation of Holdings is expected to primarily include the cash at Holdings, if any, plus recoverable amount under the intercompany receivables net of liquidation costs.

Distribution of Net Proceeds to Claimants

Any available net proceeds (after payment of chapter 7 expenses) would be allocated to the applicable creditors and equity holders in strict priority in accordance with section 726 of the Bankruptcy Code:

–	Administrative Claims: Fees and expenses of professionals retained in the Debtor’s chapter 11 cases, fees payable to the United States Trustee for Region 2 pursuant to section 1920 of title 28 of the United States Code, and the Trustee’s fees.
–	Priority Claims: any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code
–	Unsecured Claims: any Claim arising under or in connection with Existing Notes Claims, or any Claim other than: (a) an Administrative Claim; (b) a Priority Claim
–	Equity Interests: means any and all equity securities (as defined in section 101(16) of the Bankruptcy Code) in the Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in the Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

Conclusion

As summarized in the below analysis, the Debtor has determined that upon the Effective Date the Plan will provide all creditors and equity security holders with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtor under chapter 7 of the Bankruptcy Code, and therefore believe that the Plan satisfies the requirement of section 1129(a)(7) of the Bankruptcy Code.

($ in Thousands)		Dec-17	Recovery Estimate (%)			Recovery Estimate ($)
	Note	Value	Low	Mid	High	Low	Mid	High
Gross Liquidation Proceeds:
Cash and Equivalents	[A]	$30	100%	100%	100%	$30	$30	$30
Prepaid Expenses	[B]	725	—	—	—	—	—	—
Investment in Affiliates	[C] [D]	(78,836)	—	—	—	—	—	—
Intercompany Note Receivable from Holdings	[C] [E]	160,547	2%	2%	2%	2,799	2,924	3,048
Total Gross Liquidation Proceeds		$82,466	3%	4%	4%	$2,829	$2,954	$3,078
(-) Less Total Liquidation Costs	[F]					(335)	(339)	(342)
Total Net Liquidation Proceeds						$2,494	$2,615	$2,736

Class 1 (Administrative Claims)	[G]	$2,540	98%	100%	100%	$2,494	$2,540	$2,540
Class 2 (Priority Claims)	[H]	100	—	75%	100%	—	75	100
Class 3 (Unsecured Claims)	[I]	174,652	—	—	0%	—	—	96
Class 4 (Equity Interests in GLBR)	[J]	—	—	—	—	—	—	—
Total Estimated Recovery :		$177,292				$2,494	$2,615	$2,736

Specific Notes to the Liquidation Analysis

Gross Liquidation Proceeds

A.	Cash and Equivalents
–	Cash consists of cash in bank accounts and highly liquid investment securities that have original maturities of three months or less
–	The pro forma balance as of December 31, 2017 is based on the latest pro forma business plan projections prepared by the Debtor and its advisors
–	All post-Conversion Date receipts and disbursements are included in the “Assets” or “Total Liquidation Costs” line items, as applicable

B.	Prepaid Expenses
–	The “Prepaid Expenses” line item consists of prepaid insurance premiums, prepaid fees to legal and accounting professionals, prepaid fees to transfer agents and administrators, and other prepayments to vendors.
–	The pro forma balance as of December 31, 2017 is based on the latest pro forma business plan projections prepared by the Debtor and its advisors.
–	For purposes of the Liquidation Analysis, the ultimate recovery percentage on “Prepaid Expenses” assets is estimated to be 0%.

C.	Liquidation of Holdings
–	The liquidation analysis assumes that, absent the transaction contemplated in the Plan, that Leucadia would foreclose on the Leucadia Credit Agreement, which contains a pledge on Holdings’ membership interests in FXCM; this foreclosure would forestall any further distributions through the waterfall

–	The analysis further assumes that there would be a concurrent liquidation of Holdings
–	Holdings’ assets include Cash and Equivalents of $0.7 million, Net Intercompany Receivables in the amount of $2.5 million, prepaid expenses in the amount of $0.2 million and the membership interest in FXCM
–	Recovery on Cash and Equivalents was estimated at 100%, recovery on the Net Intercompany Receivables was estimated between 90% and 100%
–	The main sources of value at Holdings is its membership interest in FXCM, which is shown as “Investment in FXCM” and based on the estimated book value as of the Conversion Date
–	The liquidation value of Holdings’ membership interest was estimated at 0%, based on the foreclosure of the Leucadia Credit Facility described above
–	The liquidation of Holdings resulted in a liquidation value of $2.1 million to $2.4 million net of U.S. Trustee Fee and $100,000 additional professional and legal expenses associated with the wind-down of Holdings
–	Given that Holdings’ net liquidation value is less than $172.5 million, which is the principal amount outstanding on the Mirror Notes, for purposes of the Liquidation Analysis it is estimated that there will be no distributions on the membership interest of Holdings

Global Brokerage Holdings, LLC
($ in Thousands)	Dec-17	Recovery Estimate (%)			Value ($)
	Value	Low	Mid	High	Low	Mid	High
Cash and Equivalents	$682	100%	100%	100%	$682	$682	$682
Investment in FXCM	116,080	0%	0%	0%	—	—	—
Accounts Receivable	3	70%	75%	80%	2	2	2
Prepaid Expenses	203	0%	0%	0%	—	—	—
Net Intercompany Receivables	2,561	90%	95%	100%	2,305	2,433	2,561
Deferred Financing Fees	813	0%	0%	0%	—	—	—
Intangible Assets and Goodwill	872	0%	0%	0%	—	—	—
Total Gross Liquidation Proceeds					$2,989	$3,117	$3,245
(-) Less Total Liquidation Costs					(190)	(194)	(197)
Total Net Liquidation Proceeds					$2,799	$2,924	$3,048

D.	Investments in Affiliates
–	The “Investments in Affiliates” line item consists of Equity-method investments in Holdings
–	The book values of these investments are negative, due to accumulated losses incurred at Holdings
–	For purposes of the Liquidation Analysis, the ultimate recovery percentage on “Investments in Affiliates” assets is estimated to be 0% given that the liquidation value of Holdings does not exceed the amount due under the Mirror Notes

E.	Intercompany Note Receivable from Holdings
–	The “Intercompany Note Receivable from Holdings” line item consists of the Debtor’s Mirror Notes at Holdings
–	The Mirror Notes are an intercompany note issued by Holdings to GLBR
–	For the purposes of this analysis, and as described in greater detail in Section D above, it is assumed that Holdings will also be liquidated, and that any net proceeds from this liquidation will go to satisfy claims on the Mirror Notes
–	The primary asset of Holdings is its membership interest in FXCM

–	As described in Section D, the value of this membership interest was estimated at zero based on the assumption of a foreclosure of the Leucadia Credit Agreement, which contains a pledge on Holdings’ membership interests in FXCM
–	The liquidation value of Holdings also includes $2.6 million of net intercompany receivables due from FXCM
–	For purposes of this Liquidation Analysis, the ultimate recovery percentage on the Intercompany Note Receivable is estimated to be 1% of the book value of the Mirror Notes

Gross Liquidation Proceeds

F.	Liquidation Costs

–	The “Total Liquidation Costs” line item consists of chapter 7 Trustee fees (assumed to be 3% of gross liquidation proceeds) as well as an additional $0.3 million in wind-down costs (primarily consisting of required corporate fees and professional payments).

Claims

G.	Administrative Claims
–	Chapter 11 administrative expenses include amounts necessary for the preservation of the Debtor’s estate, incurred after the Petition Date but unpaid at the Conversion Date. The Debtor estimates there will be approximately $2.5 million in chapter 11 administrative expenses as of the Conversion Date.
–	The Liquidation Analysis projects that all allowed and undisputed Administrative Expenses will be paid in full

H.	Priority Claims
–	The Liquidation Analysis assumes that, based upon a review of the Debtor’s books and records and the Debtor’s financial statements, there are $0.1 million of Priority Claims.
–	The Liquidation Analysis projects that Priority Claims will be paid 0-100% pursuant to the liquidation distribution

I.	Unsecured Claims
–	The Liquidation Analysis assumes that there will be $174.6 million of Unsecured Claims consisting of the following:
–	Existing Note Claims, consisting of the principal amount of approximately $172.5 million, accrued and unpaid pre- and post-Conversion Date interest of approximately $1.9 million
–	$0.1 million in Claims primarily consisting of accrued corporate expenses at GLBR
–	$0.2 million in intercompany Claims, including $0.1 million of claims owed to FXCM Global Services and $0.1 million of claims owed to Holdings
–	The Liquidation Analysis projects that Unsecured Claims will receive no recovery pursuant to the Liquidation Distribution

J.	Equity Interests in GLBR
–	The Liquidation Analysis projects that Equity Interests in GLBR will receive no recovery pursuant to the Liquidation Distribution

EXHIBIT 6

Reorganized Debtor’s Projected Financial Statements

Financial Projections

For purposes of demonstrating feasibility of the Plan, the Debtor has prepared the forecasted consolidated financial projections (the “Financial Projections”) for the Reorganized Debtor for the periods ending December 31, 2018 through December 31, 2021 (the “Projection Period”).

The Financial Projections were prepared based on assumptions made by the Debtor’s management as to the future performance of the Reorganized Debtor and reflect management’s judgment and expectations regarding future operations and financial position. The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond management’s control, related to the buying and selling of foreign currencies, commodities, and contracts for difference. Factors that may cause actual results to differ from expected results include:

1.	Overall levels of volatility in equity, foreign exchange, and commodity markets;
2.	The future trajectory of interest rates, and the interest rate differential between the US Dollar and the Euro;
3.	The number and size of active customer accounts;
4.	The timing and amount of future customer trading volumes;
5.	The availability and cost of borrowing from prime brokers;
6.	The capital that national securities regulators and trading counterparties require the company to hold in reserve;
7.	The efficacy of advertisements in attracting new customers and retaining existing customers
8.	The timing and amount of asset sales and divestitures;

9.	The effects of existing and future laws and governmental regulations, both domestic and foreign, relating to the purchase and sale of derivatives and other similar securities;

10.	The future distributions by FXCM Group, LLC to its members including Holdings; and

11.	The timing and costs of refinancing FXCM Group, LLC Leucadia Credit Agreement.

If one or more of the risks or uncertainties referenced above occur, or if underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in the Financial Projections. Further, new factors could cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in the Financial Projections. The Financial Projections herein are not, and must not be viewed as, a representation of fact, prediction, or guaranty of the Reorganized Debtor’s future performance.

The Financial Projections have not been audited or reviewed by a registered independent accounting firm, and were not prepared with a view toward compliance with the guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants, or the Financial Accounting Standards Board (“FASB”), particularly for reorganization accounting.

The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THE DEBTOR PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF ITS ADVISERS. EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTOR DOES NOT PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE FINANCIAL PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH WILL BE BEYOND THE CONTROL OF THE REORGANIZED DEBTOR, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, THE FUTURE DISTRIBUTIONS BY FXCM GROUP, LLC TO ITS MEMBERS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTOR AND REORGANIZED DEBTOR UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTOR, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTOR’S CONTROL.

THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTOR’S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING AFTER THE DATE ON WHICH THE DEBTOR PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE DISCLOSURE STATEMENT, THE DEBTOR AND REORGANIZED DEBTOR, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISERS.

I.	OVERVIEW

The Debtor is a holding company that indirectly owns membership interest in FXCM. FXCM is an online provider of foreign exchange trading and related services. Through its subsidiary, Holdings, the Debtor owns membership interests in FXCM. The financial projections include summary financials for FXCM, as well as a more detailed breakdown of the Debtor’s projected cash flow.

II.	ACCOUNTING AND PRESENTATION POLICIES

The Financial Projections for FXCM (“FXCM Financial Projections”) have been prepared using accounting policies that are generally consistent with those applied in the Debtor’s historical financial statements (GAAP consolidated basis). The Financial Projections have not been prepared under the intention of compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, or any other standard-setting body. The Financial Projections do not include adjustments or write-downs related to the extinguishment of debt or other liabilities. The projected financial information does not reflect the impact of fresh start accounting, which could result in material changes to the projected values.

The Debtor’s Financial Projections (“Debtor’s Financial Projections”) have been prepared based on a cash flow statement that illustrates the projected distributions from FXCM, the Debtor’s corporate expenses and interest paid on the New Notes.

The Financial Projections do not reflect the formal implementation of reorganization accounting pursuant to FASB Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”). Overall, the implementation of ASC 852 may or may not have a material impact on the underlying economics of the Plan.

EBITDA is a non-GAAP financial measure intended to provide useful information to evaluate the operations of the Debtor’s business excluding certain items. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with US GAAP. FXCM’s projected EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA in the same manner.

III.	METHODOLOGY

FXCM’s Financial Projections were prepared using a bottom-up approach incorporating multiple sources of detailed information including product mix, customer trading volumes, and macro drivers that impact trading volumes and pricing.

The Debtor’s Financial Projections were based on assumed distributions from FXCM based on FXCM’s Financial Projections, and assumed corporate and financial expenses of the Debtor.

The projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

IV.	ASSUMPTIONS

The Financial Projections include projected financial statements for 2018–2021 assuming that the Effective Date of the Plan occurs on or before February 9, 2018 (the “Emergence Date”). The Financial Projections include consolidated financial statements inclusive of certain non-debtor subsidiaries of the Debtor.

V.	GENERAL ASSUMPTIONS

A. Restructuring

The Financial Projections include assumptions related to the Debtor’s restructuring initiatives, including the attainment of certain cost savings that are contingent upon consummation of the Plan.

B. Financing

The Financial Projections assume a post-emergence capital structure consisting of the following:

FXCM:

• Leucadia Credit Agreement will be extended for one year; however, the FXCM Financial Projections assume refinancing of the Leucadia Credit Agreement by Q2 2018 at 10.00%1

Debtor:

• $174.4 million of New Notes bearing interest of 7.00%2. Assumes that FXCM pays 2.25% cash interest on $172.5 million principal of New Notes, and Holdings pays the remaining cash interest on the New Notes. The New Notes have a PIK option if cash at Holdings is insufficient to pay the interest payments in full in cash.

Required cash at GLBR as of the Emergence Date is $0.03 million (net of amounts reserved for restructuring expenses). FXCM has also provided a commitment to fund up to $6.0 million of post-emergence GLBR corporate expenses, if necessary.3

VI.	FXCM ASSUMPTIONS

A. Total Net Revenue

Total revenue consists of trading revenue, roll revenue and other revenue.

Trading revenue consists of trading revenue earned from customer accounts including accounts that trade on an agency and dealing desk basis, as well as accounts that trade contracts for difference. Revenue is largely driven by volume, which is a function of average daily volume per active account and active accounts, both of which are expected to grow by 3.0% from 2018-2021.

B. Operating Expenditures

Operating expenditures consist of costs directly related to: compensating employees of FXCM (including performance-related bonus payments), payments related to brokers who lack online FX trading capabilities and who (in exchange for a small fee) refer their clients to FXCM to use its services, e-advertising and the acquisition of new customers, fees paid to brokers to clear and consummate customer trades, the operation and maintenance of FXCM’s online trading platform, and FXCM corporate expenses including rent, insurance, and other overhead costs. Operating expenditures also include permitted payments, namely $1 million in annual payments to GLBR for permitted corporate expenses, as well 2.25% interest payments on the principal balance of the New Notes. $1 million of 2018 permitted corporate payments are presumed to be paid in 2017 due to prepayment of D&O insurance at GLBR.

1 The projections assume that the existing Leucadia Credit Agreement will be refinanced during Q2 of 2018 and that the new Term Loan will not contain cash-sweep provisions, allowing for distributions through the waterfall of cash in excess of margin requirements and minimum liquidity buffers.

2 Under the terms of the Plan, interest on the New Notes up to a 2.25% annual rate is considered a “Permitted Payment” and will be paid by FXCM. The remaining interest payments are envisioned to be paid by GLBR through distributions received through the waterfall or through the issuance of PIK interest notes.

3 Amount to be reduced by 2018 corporate expenses that are prepaid prior to emergence in excess of the $1 million Permitted Payment for corporate expenses

C. Working Capital and Capital Expenditures

Changes in net working capital accounts (including the payment of accrued payables and other cash expenses related to previous dispositions and asset sales), as well as capital expenditures related to the ongoing improvement of FXCM’s online trading platform.

D. Asset Sale Proceeds and Net Borrowings

Proceeds from sales of various non-core assets that are contemplated to take place over the next two years, net principal payments on the existing Leucadia Credit Agreement (including accretion to the Leucadia Credit Agreement due to restructuring expenses and non-permitted GLBR corporate expenses), and net proceeds received from FXCM’s new Term Loan, which is assumed to re-finance the existing Leucadia Credit Agreement in Q2, 2018.

E. Other FXCM Expenses and Non-Permitted Payments to GLBR

Other professional expenses incurred directly by FXCM (including payment of FXCM legal advisors), as well as non-permitted Payments to GLBR to pay professional fees and non-permitted corporate expenses.

E. Interest Payments

Payment of interest on the Leucadia Credit Facility and, after refinancing is complete, FXCM’s new Term Loan.

F. Capital and Margin Constraint

FXCM faces a complex and interrelated set of regulatory capital requirements set by various national securities regulators, as well as margin requirements established by its various trading counterparties. This Capital Constraint is inclusive of both requirements and is forecasted to grow in line with the overall level of customer trading activity.

G. Supplemental Liquidity Cushion

The nature of FXCM’s business necessitates that the company have extra cash on hand in case additional margin is demanded by either regulators or trading counterparties. For the purposes of this analysis, it is estimated that the minimum level of additional required liquidity required by FXCM is $15 million.

H. Waterfall Distributions

This analysis assumes that all cash generated by FXCM in excess of required and discretionary margin requirements will be distributed through the waterfall pursuant to the modified thresholds envisioned in the Plan.

FXCM Group, LLC		Projected
Financial Projections	Notes	Q4 2017	FY 2018	FY 2019	FY 2020	FY 2021
($ in millions)
Total Net Revenues	[A]	$45.4	$222.9	$245.5	$268.0	$292.0
Operating Expenditures	[B]	(40.8)	(168.8)	(177.4)	(184.5)	(191.8)
EBITDA		$4.5	$54.0	$68.0	$83.5	$100.2
Working Capital and Capital Expenditures	[C]	(4.1)	(19.9)	(17.5)	(16.4)	(16.8)
Asset Sale Proceeds and Net Borrowings	[D]	(22.8)	36.7	—	—	—
Other FXCM Expenses and Non-Permitted Payments to GLBR	[E]	(3.5)	(5.1)	—	—	—
Interest Payments	[V. B, F]	(3.5)	(7.8)	(6.0)	(6.0)	(6.0)
Levered Free Cash Flow		($29.3)	$58.0	$44.5	$61.1	$77.4

Beginning Cash		$119.3	$90.0	$115.5	$120.1	$124.9
Levered Free Cash Flow		(29.3)	58.0	44.5	61.1	77.4
Cash Before Distributions		$90.0	$148.0	$160.1	$181.2	$202.3
Capital and Margin Constraint	[F]	(90.0)	(100.5)	(105.1)	(109.9)	(114.9)
Supplemental Liquidity Cushion	[G]	(15.0)	(15.0)	(15.0)	(15.0)	(15.0)
Cash Available for Waterfall Distribution		$0.0	$32.5	$39.9	$56.3	$72.4

Cash before Distributions		$90.0	$148.0	$160.1	$181.2	$202.3
Waterfall Distributions	[H]	0.0	(32.5)	(39.9)	(56.3)	(72.4)
Ending Cash		$90.0	$115.5	$120.1	$124.9	$129.9

VII.        GLBR ASSUMPTIONS

A. Distribution from FXCM to Cover Restructuring Expenses

Money distributed from FXCM to GLBR in order to fund expenses related to the consummation of the Plan, as well as ongoing GLBR corporate expenses payable during Q4 ’17.

B. Distribution from FXCM to Cover Non-Permitted Corporate Expenses

Money distributed from FXCM to GLBR in order to fund non-permitted corporate expenses, primarily payment of GLBR’s share of D&O insurance in Q4 ’17.

C. Corporate Expenses

The full amount of ordinary-course corporate expenses incurred at GLBR, based on management’s most recent budget forecast. Any amounts in excess of the $1 million annual cap will be paid through waterfall distributions

D. Restructuring Expenses

Fees paid to legal and professional advisors associated with confirmation of the Plan. Based upon an emergence date on or around February 9, 2017.

E. Cash Buffer at GLBR

It is assumed that GLBR will maintain a cash buffer equal to one semi-annual interest payment on the outstanding balance of the New Notes plus $250K.

F. Cash Paid to Sinking Fund

It is assumed that all cash at GLBR in excess of the minimum cash buffer will be used to redeem the New Notes. For the purposes of this analysis, all redemptions of the New Notes are assumed to occur at par.

Global Brokerage, Inc.		Projected
Financial Projections		Q4 2017	FY 2018	FY 2019	FY 2020	FY 2021
($ in millions)
Waterfall Distributions - Holdings' Share	[VI. H]	$0.0	$16.2	$20.0	$28.2	$36.2
Distribution from FXCM to Cover Restructuring Expenses	[A]	1.7	4.2	—	—	—
Distribution from FXCM to Cover Non-Permitted Corporate Expenses	[B]	1.7	0.5	—	—	—
Permitted Payments for Corporate Expenses	[VI. B]	1.7	—	1.0	1.0	1.0
Permitted Payments for Interest Expenses	[VI. B]	—	1.9	3.8	3.5	3.1
Total Distributions Received		$5.2	$22.9	$24.8	$32.7	$40.3
Corporate Expenses Payable by GLBR	[C]	(3.5)	(2.0)	(1.9)	(1.9)	(1.9)
Restructuring Expenses Payable by GLBR	[D]	(1.7)	(4.2)	—	—	—
Cash Interest Payment on New Notes	[V. B]	0.0	(6.1)	(11.9)	(11.1)	(9.7)
Cash Flow Before Repurchase of New Notes		$0.0	$10.5	$11.0	$19.7	$28.7
Cash Buffer at GLBR	[E]	—	(6.4)	(6.2)	(5.8)	(5.1)
Beginning Cash Balance		0.0	0.0	6.4	6.2	5.8
Cash Available for Sinking Fund		$0.0	$4.2	$11.2	$20.1	$29.4

Beginning Cash Balance		$0.0	$0.0	$6.4	$6.2	$5.8
Cash Flow Before Sinking Fund Contribution		—	10.5	11.0	19.7	28.7
Cash Available for Sinking Fund	[F]	—	(4.2)	(11.2)	(20.1)	(29.4)
Ending Cash Balance		$0.0	$6.4	$6.2	$5.8	$5.1

Beginning New Note Balance		$0.0	$174.4	$170.2	$159.1	$139.0
Payment to Sinking Fund	[G]	—	(4.2)	(11.2)	(20.1)	(29.4)
Ending New Note Balance		$174.4	$170.2	$159.1	$139.0	$109.5

EXHIBIT D

JOINDER

This Joinder to the Restructuring Support Agreement, dated as of [__________] [●], 2017 by and among each of the Company Parties, the Consenting Noteholder signatory thereto, Leucadia and the Group Lender signatory thereto (as amended, supplemented or otherwise modified, the “Support Agreement), is executed and delivered by __________________ (the “Joining Party”) as of _________ __, 2017. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Support Agreement.

1.        Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a [“Consenting Noteholder”]/[“Group Lender”] and a Party for all purposes under the Support Agreement.

2.        Representations and Warranties. With respect to the aggregate principal amount of Holdings held by the Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdings, listed on the signature page hereto, the Joining Party hereby makes the representations and warranties, as applicable, to the Company Parties set forth in Section 5 of the Support Agreement.

3.        Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Institution:

By:
Name:
Title:

[Principal amount of Existing GLBR Notes: $__________________]

[Principal amount of Obligations (as defined in the Leucadia Credit Agreement):

$_________________]

Notice Address:

Attn:
Fax:
Email:

ANNEX I

Restructuring Support Agreement